As filed with the Securities and Exchange Commission on October 25, 2022.
Registration No. 333-267005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

JATT ACQUISITION CORP
(Exact name of Registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)
c/o Maples Corporate Services Limited,
PO Box 309, Ugland House,
Grand Cayman, KY1-1104, Cayman Islands
Tel: +44 7706 732212
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Dr. Someit Sidhu
Chief Executive Officer
c/o Maples Fiduciary Services (Cayman Islands) Inc.,
4001 Kennett Pike, Suite 302,
Wilmington, DE, 19807
Tel: (302) 731-1612
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:
Mitchell S. Nussbaum, Esq. Giovanni Caruso, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Tel: (212) 407-4000 Fax: (212) 407-4990	Ari Edelman, Esq. Eric S. Klee, Esq. McDermott Will & Emery LLP One Vanderbilt Avenue New York, NY 10017 Tel: (212) 547-5400 Fax: (212) 547-5444

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Business Combination Agreement are satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)
☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION, DATED OCTOBER 25, 2022
PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF
JATT ACQUISITION CORP
(A CAYMAN ISLANDS EXEMPTED COMPANY)
PROSPECTUS FOR 16,057,000 ORDINARY SHARES OF
JATT ACQUISITION CORP, WHICH WILL BE RENAMED “ZURA BIO LIMITED” IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN
Dear Shareholders:
You are cordially invited to attend the extraordinary general meeting of the shareholders (the “Meeting”) of JATT Acquisition Corp (“JATT,” “we,” “us” or “our”), which will be held at           , Eastern time, on           , 2022 at the offices of                 at                 , and virtually via live webcast at           , or at such other time, on such other date and at such other place to which the meeting may be adjourned. Although the Meeting will also be held virtually over the Internet, for the purposes of Cayman Islands law and the amended and restated memorandum and articles of association of JATT (the “Existing MAA”), the physical location of the Meeting will remain at the location specified above.
JATT is a Cayman Islands exempted company established for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business transaction with one or more businesses or entities, which we refer to as a “target business.” On June 16, 2022, JATT entered into a Business Combination Agreement, as amended on September 20, 2022 (as it may be amended, supplemented or otherwise modified from time to time) (the “Business Combination Agreement” or “BCA”), by and among JATT, JATT Merger Sub, a Cayman Islands exempted company and wholly owned subsidiary of JATT (“Merger Sub”), JATT Merger Sub 2, a Cayman Islands exempted company and wholly owned subsidiary of JATT (“Merger Sub 2”), Zura Bio Holdings Ltd, a Cayman Islands exempted company (“Holdco”) (to become a party before Closing, as described below) and Zura Bio Limited, a limited company incorporated under the laws of England and Wales (“Zura”).
Pursuant to the Business Combination Agreement, (a) before the closing of the Business Combination (as defined below) (the “Closing” and the date on which the Closing actually occurs, the “Closing Date”), (a) Holdco will be established as a new holding company of Zura and will become a party to the Business Combination Agreement; and (b) on the Closing, in sequential order: (i) Merger Sub will merge with and into Holdco, with Holdco continuing as the surviving company and a wholly owned subsidiary of JATT (the “Merger”); (ii) immediately following the Merger, Holdco will merge with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving company and a wholly owned subsidiary of JATT (the “Subsequent Merger”); and (iii) JATT will change its name to “Zura Bio Limited”.
Pursuant to the Business Combination Agreement, all outstanding Holdco shares as of immediately prior to the Effective Time of the Business Combination will be cancelled in exchange for the right to receive a number of newly issued ordinary shares of JATT, par value $0.0001 per share (“New JATT Class A Ordinary Shares”), equal to the Exchange Ratio (as defined in the Business Combination Agreement) and all outstanding options to purchase shares of capital in Zura will be exchanged for a number of options exercisable for newly issued New JATT Class A Ordinary Shares based upon the Exchange Ratio. The total consideration to be received by securityholders of Holdco at the Closing will be newly issued New JATT Class A Ordinary Shares (or options to purchase such shares) with an aggregate value equal to $165 million (the “Merger Consideration”).
Subject to, and in accordance with, the terms and conditions of the Business Combination Agreement, in connection with the Merger and the Subsequent Merger, at the Closing,
(i) each JATT unit will (to the extent not already separated) be automatically separated and the holder thereof will be deemed to hold one JATT Class A ordinary share (the “JATT Class A Ordinary Shares”) and one-half of a JATT warrant;
(ii) in consideration for the Merger, JATT will issue to holders of Holdco’s issued and outstanding shares immediately prior to the Effective Time (as defined in the Business Combination Agreement) an aggregate of 16,057,000 JATT Class A Ordinary Shares plus 443,000 options to acquire JATT Class A Ordinary Shares (the “New JATT Options”) for which outstanding options to acquire Holdco ordinary shares (the “Holdco Options”) will be exchanged on Closing; and
(iii) pursuant to the terms and conditions of JATT’s existing amended and restated memorandum and articles of association, all then-outstanding Class B ordinary shares (the “JATT Class B Ordinary Shares”), par value $0.0001 per share, will be automatically converted into JATT Class A Ordinary Shares on a one-for-one basis.
On June 16, 2022, concurrently with the execution of the Business Combination Agreement, JATT entered into a subscription agreement (the “Subscription Agreement”) with an unaffiliated institutional accredited investor, Ewon Comfortech Co., Ltd. (the “PIPE Investor”) pursuant to, and on the terms and subject to the conditions of which, the PIPE Investor has subscribed for 2,000,000 JATT Class A Ordinary Shares at a price of $10.00 per share, for an aggregate purchase price of $20,000,000 (the “PIPE Financing”). Additionally, on January 27, 2022, JATT entered into an Amended Forward Purchase Agreement (the “Forward Purchase Agreement”) with Athanor Master Fund, LP, and Athanor International Master Fund, LP (the “FPA Investors”), each of which is an unaffiliated institutional investor, providing that at the Closing of the Business Combination: (i) the purchasers will purchase an aggregate of 3,000,000 JATT Class A Ordinary Shares at $10 per share for $30,000,000; and (ii) the purchasers will purchase in a binding redemption backstop

(the “Redemption Backstop”) an additional $15 million of JATT Class A Ordinary Shares in the event that public Class A Ordinary Share redemptions are greater than 90% in connection with the Business Combination (the “Excess Redemptions”).
Contemporaneously with the execution of the Business Combination Agreement, the Sponsor entered into a sponsor forfeiture agreement (the “Sponsor Forfeiture Agreement”) with JATT and Zura, pursuant to which, contingent upon the percentage of public shareholders who elect to redeem their shares at Closing, the Sponsor agreed to forfeit up to 4,137,000 of its private placement warrants (the “Private Placement Warrants”) ranging from 1% to 70% of all Private Placement Warrants held by the Sponsor immediately prior to Closing as shown in the Exhibit A attached to the Sponsor Forfeiture Agreement attached as Exhibit 10.18 to the Registration Statement, to purchase JATT Class A Ordinary Shares, exercisable at $11.50 per share (the “Forfeited Private Placement Warrants”), acquired by the Sponsor in July 2021, upon the JATT initial public offering. At the Closing, the Forfeited Private Placement Warrants shall be transferred from the Sponsor to the FPA Investors and the PIPE Investor on a pro rata basis in accordance with such FPA Investors’ and PIPE Investor’s total invested capital.
It is anticipated that upon completion of the Business Combination, if none of the 13,800,000 public JATT Class A Ordinary Shares are redeemed, JATT’s public shareholders would retain an ownership interest of approximately 36.0% in New JATT, the JATT Sponsor, officers, directors and other holders of founder shares will retain an ownership interest of approximately 9.0%, the PIPE Investor will own approximately 5.2%, the FPA Investors will own approximately 7.9% and the Zura shareholders will own approximately 41.9% of New JATT. If no public JATT Class A Ordinary Shares are redeemed and the 6,900,000 Public Warrants, 5,910,000 Private Placement Warrants, 443,000 New JATT Options and up to 300,000 Working Capital Notes converted into lender warrants are exercised in full, JATT’s public shareholders would retain an ownership interest of approximately 26.6% in New JATT, the JATT Sponsor, officers, directors will retain an ownership interest of approximately 21%, the PIPE Investor will own approximately 3.9%, the FPA Investors will own approximately 5.9% and the Zura shareholders will own approximately 31.0% of New JATT. The ownership percentage with respect to New JATT does not take into account (i) the redemption of any shares by JATT’s public shareholders or (ii) the issuance of any additional JATT Class A Ordinary Shares upon the closing of the Business Combination under the Equity Incentive Plan. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the JATT shareholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.” When you consider the JATT Board’s recommendation of these proposals, you should keep in mind that the directors and officers of JATT have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “The Business Combination Proposal — Interests of the Sponsor and JATT’s Officers and Directors in the Business Combination” in the accompanying proxy statement/prospectus.
On    , 2022, the record date for the Meeting of shareholders, the last sale price of JATT Class A Ordinary Shares was $     .
JATT’s units, public shares and public warrants are currently listed on New York Stock Exchange (the “NYSE”) under the symbols “JATT.U,” “JATT” and “JATT WS,” respectively. JATT will apply for listing, to be effective at the time of the Business Combination, of New JATT Class A Ordinary Shares and warrants on the Nasdaq Capital Market (“Nasdaq”) under the proposed symbols “ZURA” and “ZURA WS,” respectively. It is a condition of the consummation of the Business Combination that JATT receive confirmation from Nasdaq that New JATT has been conditionally approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that JATT will obtain such confirmation from Nasdaq. If such listing condition is not met or if such confirmation is not obtained, the Business Combination will not be consummated unless the stock exchange condition set forth in the Business Combination Agreement is waived by the applicable parties.
Each shareholder’s vote is very important. Whether or not you plan to participate at the Meeting, please submit your proxy card without delay. Proxy cards must be submitted no later than the time appointed for the commencement of the Meeting or adjourned or postponed Meeting. Shareholders may revoke proxies at any time before they are voted at the Meeting. Voting by proxy will not prevent a shareholder from voting virtually at the Meeting if such shareholder subsequently chooses to participate in the Meeting.
We encourage you to read this proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 43.
The JATT Board recommends that JATT’s shareholders vote “FOR” the approval of each of the proposals described in this proxy statement/prospectus. The existence of financial and personal interests of JATT’s directors may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of JATT and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of JATT Directors and Officers in the Business Combination” in the proxy statement/prospectus for a further discussion.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy or accuracy of this proxy statement. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated     , 2022, and is first being mailed to shareholders of JATT on or about     , 2022.
/s/ Someit Sidhu Chief Executive Officer JATT Acquisition Corp , 2022

JATT ACQUISITION CORP
c/o Maples Corporate Services Limited,
PO Box 309, Ugland House,
Grand Cayman, KY1-1104, Cayman Islands
NOTICE OF EXTRAORDINARY GENERAL MEETING OF
JATT ACQUISITION CORP SHAREHOLDERS
To Be Held on           , 2022
Dear JATT Acquisition Corp Shareholders:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting of the shareholders (the “Meeting”) of JATT Acquisition Corp (“JATT,” “we,” “our,” or “us”), will be held at        , Eastern time, on           , 2022, at the offices of       at       , and virtually via live webcast at           . You are cordially invited to attend the Meeting for the purpose of considering and, if thought fit, passing with or without amendments, the following resolutions:
•
Proposal 1 — The Business Combination Proposal — “RESOLVED, AS AN ORDINARY RESOLUTION THAT the transactions contemplated under the Business Combination Agreement, dated as of June 16, 2022, as amended on September 20, 2022 (as may be amended or restated from time to time, the “Business Combination Agreement”), by and among JATT, JATT Merger Sub, a Cayman Islands exempted company and wholly owned subsidiary of JATT (“Merger Sub”), JATT Merger Sub 2, a Cayman Islands exempted company and wholly owned subsidiary of JATT (“Merger Sub 2”), Zura Bio Holdings Ltd, a Cayman Islands exempted company (“Holdco”) (to become a party before Closing) and Zura, including: (a) Holdco will be established as a new holding company of Zura and will become a party to the Business Combination Agreement; and (b) on the Closing, in sequential order: (i) Merger Sub will merge with and into Holdco, with Holdco continuing as the surviving company and a wholly owned subsidiary of JATT (the “Merger”); (ii) immediately following the Merger, Holdco will merge with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving company and a wholly owned subsidiary of JATT (the “Subsequent Merger”); a copy of which is attached to this proxy statement/prospectus as Annex A, be and are hereby approved and adopted (such proposal, the “Business Combination Proposal”). The Business Combination Proposal is conditioned on the approval of the other Condition Precedent Proposals (defined below).

•
Proposal 2 — The Binding Organizational Documents Proposals  — Proposal Nos. 2(A)-(C):   “RESOLVED, AS A SPECIAL RESOLUTION THAT, in connection with the Business Combination, the following proposals, each of which, if approved, would take effect upon the Closing (we refer to these proposals as the “Binding Organizational Documents Proposals”), be authorized, approved and confirmed in all respects:

Binding Organizational Documents Proposal A:   a proposal to approve the change in authorized share capital of JATT, from 221,000,000 million shares of authorized capital, divided into 200,000,000 Class A Ordinary Shares, 20,000,000 Class B Ordinary Shares, and 1,000,000 preference shares, to         divided into [•] Class A Ordinary Shares, [•] Class B Ordinary Shares, and [•] preference shares;
Binding Organizational Documents Proposal B:   a proposal to change the post-Business Combination corporate name from “JATT Acquisition Corp” to “Zura Bio Limited,” to make the post-Business Combination company’s corporate existence perpetual and to eliminate provisions specific to its status as a blank check company; and
Binding Organizational Documents Proposal C:   a proposal to adopt the second amended and restated memorandum and articles of association of the Company (the “Proposed MAA”), a copy of which is attached to the accompanying proxy statement as Annex [•].
The Binding Organizational Documents Proposals are each conditioned on the approval of the other Condition Precedent Proposals (as defined below).”

•
Proposal 3 — The Advisory Governance Proposals — “RESOLVED, AS AN ORDINARY RESOLUTION THAT on a non-binding advisory basis, certain governance provisions contained in the Proposed MAA, being presented in accordance with the requirements of the U.S. Securities and Exchange Commission as four separate sub-proposals, be and are hereby approved and adopted (collectively, as the “Advisory Governance Proposals”), none of which are conditioned on any Condition Precedent Proposals:

•
Advisory Proposal A —  to provide that subject to the rights of any holders of preferred shares to appoint directors, the number of directors that shall constitute the New JATT board shall be as determined from time to time exclusively by the New JATT board;

•
Advisory Proposal B —  to require the removal of any director for cause or by the affirmative vote of at least two-thirds (66 2∕3%) of the voting power of all then-outstanding shares of New JATT entitled to vote thereon, voting together as a single class;

•
Advisory Proposal C —  to provide that the alteration, amendment or repeal of the Proposed MAA will require the affirmative vote of the holders of at least two-thirds (66 2∕3%) of the voting power of the then-outstanding shares entitled to vote thereon, voting together as a single class; and

•
Advisory Proposal D —  to provide that shareholders will not be permitted to act by written resolution in lieu of holding a meeting of shareholders; and to eliminate provisions specific to its status as a blank check company.

•
Proposal 4 — The Director Appointment Proposal —  “RESOLVED, AS AN ORDINARY RESOLUTION THAT, effective as of the consummation of the Business Combination, Someit Sidhu, Oliver Levy, Sandeep Kulkarni, Arnout Ploos van Amstel, [•] and [•], be and are hereby appointed as directors and serve on the New JATT Board until the expiration of their respective terms and until their respective successors are duly appointed and qualified (such proposal, the “Director Appointment Proposal”). The Director Appointment Proposal is conditioned on the approval of the other Condition Precedent Proposals.”

•
Proposal 5 — The Equity Plan Proposal — “RESOLVED, AS AN ORDINARY RESOLUTION THAT the Zura Bio Limited 2022 Equity Incentive Plan (the “Equity Incentive Plan”), a copy of which is attached to this proxy statement/prospectus as Annex D, to be effective upon the consummation of the Business Combination, be and is hereby approved and adopted (such proposal, the “Equity Plan Proposal”). The Equity Plan Proposal is conditioned on the approval of the other Condition Precedent Proposals.”

•
Proposal 6 — The NYSE Proposal — “RESOLVED, AS AN ORDINARY RESOLUTION THAT, for purposes of complying with NYSE Listing Rules, the issuance of more than 20% of the issued and outstanding JATT Ordinary Shares and the resulting change in control in connection with the Business Combination, be and is hereby approved and adopted (such proposal, the “NYSE Proposal”). The NYSE Proposal is conditioned on the approval of the other Condition Precedent Proposals.”

•
Proposal 7 — The ESPP Proposal — “RESOLVED, AS AN ORDINARY RESOLUTION THAT the Zura Bio Limited 2022 Employee Share Purchase Plan (the “ESPP”), a copy of which is attached to this proxy statement/prospectus as Annex E, to be effective upon consummation of the Business Combination, be and is hereby approved and adopted (such proposal, the “ESPP Proposal”).”

•
Proposal 8 — The Adjournment Proposal — “RESOLVED, AS AN ORDINARY RESOLUTION THAT the adjournment of the Meeting by the chairman thereof to a later date, if necessary, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the Business Combination Proposal, the Binding Organizational Documents Proposals, the Advisory Governance Proposals, the Director Appointment Proposal, the Equity Plan Proposal and the NYSE Proposal (together the “Condition Precedent Proposals”), in the event JATT does not receive the requisite shareholder vote to approve the foregoing proposals, be and is hereby approved (such proposal, the “Adjournment Proposal”). The Adjournment Proposal is not conditioned on the approval of any of the Condition Precedent Proposals.”

Under the Business Combination Agreement, the approval of each of the Business Combination Proposal, the Binding Organizational Documents Proposals, the Director Appointment Proposal, the

Equity Plan Proposal and the NYSE Proposal is a condition to the consummation of the Business Combination. The approval of each Condition Precedent Proposal is conditioned on the approval of all of the other Condition Precedent Proposals. It is important for you to note that if our shareholders do not approve of the Condition Precedent Proposals, the Business Combination may not be consummated. If JATT does not consummate the Business Combination by November 15, 2022 and fails to complete an initial business combination by January 16, 2023, JATT will be required to liquidate and dissolve, unless we seek shareholder approval to amend our amended and restated memorandum and articles of association to extend the date by which the initial business combination may be consummated.
Approval of the Business Combination Proposal, Binding Organizational Documents Proposal A, each of the Advisory Governance Proposals, the NYSE Proposal, the Equity Plan Proposal and the Adjournment Proposal require approval of an ordinary resolution under Cayman Islands law, which requires the affirmative vote of the holders of a majority of the JATT Ordinary Shares (being the votes cast by the holders of Class A Ordinary Shares and Class B Ordinary Shares, voting as a single class), who, being present in person (which would include presence at the virtual extraordinary general meeting) or by proxy and entitled to vote at the extraordinary general meeting, actually vote at the extraordinary general meeting.
Approval of Binding Organizational Documents Proposals B and C require approval of a special resolution under Cayman Islands law, which requires the affirmative vote of at least two-thirds of the votes cast by the holders of the outstanding JATT Ordinary Shares (being the votes cast by the holders of Class A Ordinary Shares and Class B Ordinary Shares, voting as a single class), who, being present in person (which would include presence at the virtual extraordinary general meeting) or by proxy and entitled to vote at the extraordinary general meeting, actually vote at the extraordinary general meeting.
As of           , 2022, there were 13,800,000 JATT Class A Ordinary Shares and 3,450,000 JATT Class B Ordinary Shares issued and outstanding and entitled to vote. Only JATT’s shareholders who hold JATT Class A Ordinary Shares or JATT Class B Ordinary Shares of record as of the close of business on           , 2022 are entitled to vote at the Meeting or any adjournment or postponement of the Meeting. This proxy statement/prospectus is first being mailed to JATT’s shareholders on or about           , 2022.
Investing in JATT’s securities involves a high degree of risk. See “Risk Factors” beginning on page 43 for a discussion of information that should be considered in connection with an investment in JATT’s securities.

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.
Pursuant to JATT’s Existing MAA, a holder of JATT Class A Ordinary Shares issued as part of the units sold in JATT’s initial public offering (the “public shares,” and holders of such public shares, the “public shareholders”), other than the Sponsor or the officers and directors of JATT that held Class B Ordinary Shares prior to JATT’s initial public offering (the “Initial Shareholders”), may request that JATT redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public Class A Ordinary Shares, you will be entitled to receive cash for any public JATT Class A Ordinary Shares to be redeemed only if you:
(a)   hold public shares, or if you hold public shares through JATT units sold in JATT’s initial public offering (the “JATT Units”), you elect to separate your JATT Units into the underlying public shares and warrants prior to exercising your redemption rights with respect to the public shares;
(b)   submit a written request to Continental Stock Transfer & Trust Company, JATT’s transfer agent, in which you (i) request that JATT redeem all or a portion of your public shares for cash and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number, and address; and
(c)   deliver your share certificates (if any) and other redemption forms to Continental Stock Transfer & Trust Company, JATT’s transfer agent, physically or electronically through The Depository Trust Company.
Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern time, on            , 2022 (two business days before the extraordinary general meeting) in order for their public shares to be redeemed.
Holders of JATT Units must elect to separate the JATT Units into the underlying JATT Class A Ordinary Shares and Public Warrants prior to exercising redemption rights with respect to the public shares. If public shareholders hold their JATT Units in an account at a brokerage firm or bank, such public shareholders must notify their broker or bank that they elect to separate the JATT Units into the underlying public shares and warrants, or if a holder holds JATT Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company, JATT’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder must identify itself to JATT in order to validly redeem its shares. Public shareholders (other than the initial shareholders) may elect to exercise their redemption rights with respect to their public shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the share certificates (if any) will be returned to the respective holder, broker, or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its redemption right with respect to all or a portion of the public shares that it holds and timely delivers its share certificates (if any) to Continental Stock Transfer & Trust Company, JATT will redeem such public shares for a per-share price, payable in cash, equal to the pro-rata portion of the trust account established at the consummation of JATT’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of June 30, 2022, this would have amounted to approximately $10.12 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will not own public shares or New JATT Ordinary Shares following the redemption and will not participate in the future growth of New JATT, if any, except to the extent that it continues to hold Public Warrants. See the subsection entitled “Extraordinary General Meeting — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to exercise your redemption rights with respect to your public shares.
Whether or not you plan to participate at the Meeting, please complete, date, sign and return the enclosed proxy card without delay, or submit your proxy through the internet or vote by telephone as promptly as possible in order to ensure your representation at the Meeting. Proxy cards must be received no later than the time appointed for the commencement of the Meeting or adjourned or postponed meeting. Telephone and Internet voting facilities for JATT’s shareholders of record will be available 24 hours a day until 11:59 p.m. Eastern Time on           , 2022. After that, telephone and Internet voting will be closed and if you want to vote your JATT Class A Ordinary Shares, you will either need to ensure that your proxy card is received no later than the time appointed for the commencement of the Meeting or attend the virtual Meeting to vote your shares online. Voting by proxy will not prevent you from voting your JATT Class A Ordinary Shares online if you subsequently choose to participate at the Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Meeting, you must obtain a proxy issued in your name from that broker, bank or other agent. Only shareholders of record at the close of business on the record date may vote at the Meeting or any adjournment or postponement thereof. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not participate at the Meeting, your shares will not be counted for purposes of determining whether a quorum is present at, and the number of votes voted at, the Meeting.
You may revoke a proxy at any time before it is voted at the Meeting by executing and returning a proxy card dated later than the previous one, by participating at the Meeting and casting your vote by hand or by ballot (as applicable) or by submitting a written revocation to           , that is received by the proxy solicitor before we take the vote at the Meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.
The JATT Board recommends that JATT’s shareholders vote “FOR” approval of each of the Proposals. When you consider the recommendation of the JATT Board regarding these Proposals, you should keep in mind that JATT’s directors and officers have financial and business interests in the Business Combination that may conflict with or differ from your interests as a shareholder. See the section titled “Proposals to be Considered by JATT’s Shareholders: The Business Combination — Interests of Certain Persons in the Business Combination.”
On behalf of the JATT Board, I thank you for your support and we look forward to the successful consummation of the Business Combination.
By Order of the Board of Directors,
/s/ Someit Sidhu

Someit Sidhu
Chief Executive Officer
JATT Acquisition Corp
      , 2022
IF YOU RETURN YOUR PROXY CARD SIGNED BUT WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (I) IF YOU: (A) HOLD PUBLIC JATT CLASS A ORDINARY SHARES, OR (B) HOLD PUBLIC JATT CLASS A ORDINARY SHARES THROUGH PUBLIC JATT UNITS AND YOU ELECT TO SEPARATE YOUR PUBLIC JATT UNITS INTO THE UNDERLYING PUBLIC JATT CLASS A ORDINARY SHARES PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC JATT CLASS A ORDINARY SHARES AND (II) PRIOR TO       , EASTERN TIME, ON            , 2022, (A) SUBMIT A WRITTEN REQUEST TO CONTINENTAL THAT JATT REDEEM YOUR PUBLIC JATT CLASS A ORDINARY SHARES FOR CASH AND (B) DELIVER YOUR SHARE CERTIFICATES (IF ANY) TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC JATT CLASS A ORDINARY SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE MEETING — REDEMPTION RIGHTS” IN THIS PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

HOW TO OBTAIN ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about JATT that is not included in or delivered with this proxy statement/prospectus. If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by JATT with the U.S. Securities and Exchange Commission (the “SEC”), such information is available for you to review on the website of the SEC at http://www.sec.gov. You can also obtain the documents incorporated by reference into this proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following address and telephone number:
Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Telephone: (800) 662-5200
(bank and brokers call collect at (203) 658-9400)
Email: JATT.info@investor.morrowsodali.com
If you would like to request documents, please do so no later than five business days prior to the Meeting, or by           , 2022, to receive them before the Meeting. Please be sure to include your complete name and address in your request.
For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you can obtain it, please see the section entitled “Where You Can Find More Information.”

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed with the SEC by JATT, constitutes a prospectus of JATT under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the JATT Class A Ordinary Shares to be issued to Zura’s shareholders under the Business Combination Agreement. This document also constitutes a proxy statement of JATT under Section 14(a) of the Exchange Act.
You should rely only on the information contained in this proxy statement/prospectus in deciding how to vote on the Business Combination. Neither JATT nor Zura has authorized anyone to give any information or to make any representations other than those contained in this proxy statement/prospectus. Do not rely upon any information or representations made outside of this proxy statement/prospectus. The information contained in this proxy statement/prospectus may change after the date of this proxy statement/prospectus. Do not assume after the date of this proxy statement/prospectus that the information contained in this proxy statement/prospectus is still correct.
Information contained in this proxy statement/prospectus regarding JATT and its business, operations, management and other matters has been provided by JATT and information contained in this proxy statement/prospectus regarding Zura and its business, operations, management and other matters has been provided by Zura.
This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
MARKET AND INDUSTRY DATA
Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and JATT’s and Zura’s own internal estimates and research. While we believe these third-party sources to be reliable as of the date of this proxy statement/prospectus, we have not independently verified the market and industry data contained in this proxy statement/prospectus or the underlying assumptions relied on therein. Finally, while we believe our own internal research is reliable, such research has not been verified by any independent source. Notwithstanding the foregoing, we are liable for the information provided in this proxy statement/prospectus.
TRADEMARKS
This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable owner or licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or Sponsorship of us by, any other companies.

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FREQUENTLY USED TERMS
Unless otherwise stated in this proxy statement/prospectus, the terms “we,” “us,” “our” or “JATT” refer to JATT Acquisition Corp, a Cayman Islands exempted company and the terms “New JATT,” “combined company” and “post-Business Combination company” refer to Zura Bio Limited and its subsidiaries following the consummation of the Business Combination.
Further, in this document:
•
“Adjournment Proposal” means the proposal to approve the adjournment of the extraordinary general meeting to a later date or dates (A) to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to JATT’s shareholders; (B) if, as of the time for which the extraordinary general meeting is originally scheduled, there are insufficient ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the extraordinary general meeting; (C) to seek withdrawals of redemption requests from public shareholders; or (D) to solicit additional proxies from JATT shareholders in favor of one or more of the proposals at the extraordinary general meeting.

•
“Advisory Governance Proposals” means the four sub-proposals to take effect upon the Closing Date if the Binding Organizational Documents Proposals are approved, consisting of Advisory Organizational Documents Proposals A through D.

•
“Binding Organizational Documents Proposals” means the proposals to approve the increase in JATT’s authorized share capital, JATT’s name change and the Proposed MAA, consisting of Binding Organizational Documents Proposals A, B and C.

•
“Business Combination” means the mergers and other transactions contemplated by the Business Combination Agreement.

•
“Business Combination Agreement” means that certain Business Combination Agreement, dated as of June 16, 2022, as amended on September 20, 2022, by and among JATT, Merger Sub, Merger Sub 2, Holdco and Zura, as may be amended or restated from time to time.

•
“Cayman Islands Companies Act” means the Companies Act (as amended) of the Cayman Islands.

•
“Closing” means the closing of the Business Combination.

•
“Closing Date” means date of the Closing.

•
“Code” means the Internal Revenue Code of 1986, as amended.

•
“Company Capital Restructuring” means the restructuring of Zura to be effectuated before the Closing pursuant to which all the Zura ordinary shares will be contributed by their holders to Holdco in exchange for an equivalent number of shares of the equivalent class in Holdco

•
“Condition Precedent Proposals” means the Business Combination Proposal, the Binding Organizational Documents Proposals, the Director Appointment Proposal, the Equity Plan Proposal and the NYSE Proposal.

•
“Continental” means Continental Stock Transfer & Trust Company, JATT’s trustee and transfer agent.

•
“Effective Time” means the time at which the Business Combination becomes effective.

•
“Equity Incentive Plan” means the Zura Bio Limited 2022 Equity Incentive Plan.

•
“Exchange Ratio” means the quotient obtained by dividing the Per Share Merger Consideration by $10.00.

•
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

•
“Existing MAA” means JATT’s Amended and Restated Memorandum and Articles of Association, dated July 12, 2021.

•
“Forward Purchase Agreements” means those certain Amended and Restated Forward Purchase Agreements, by and between two accredited investors and JATT, dated August 5, 2021 and as amended on January 27, 2022.

•
“Founder shares” means the 3,450,000 outstanding JATT Class B Ordinary Shares held by the Sponsor and current directors and officers of JATT.

•
“Fully Diluted Holdco Shares” means, without duplication, the aggregate number of Holdco Shares that (i) are issued and outstanding immediately prior to the Closing or (ii) would be issuable upon the exercise of Holdco Options.

•
“FPA Investors” means those two accredited investors that are parties to the Forward Purchase Agreements.

•
“GAAP” means accounting principles generally accepted in the United States of America.

•
“HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

•
“Holdco” or “Zura Holdco” means Zura Bio Holdings Ltd., a Cayman Islands exempted company.

•
“Holdco Options” means the outstanding options to purchase Holdco ordinary shares, which shall be exchanged for New JATT Options upon Closing.

•
“Holdco ordinary shares” or “Holdco shares” means ordinary shares of Holdco, par value $0.001 per share.

•
“Initial Shareholders” means the Sponsor and the holders of founder shares.

•
“Holdco SSA” has the meaning given in “The Business Combination Agreement — Company Capital Restructuring.”

•
“IPO” refers to the initial public offering of 13,800,000 Units of JATT consummated on July 13, 2021 and in the over-allotment closing on July 19, 2021.

•
“IRS” means the United States Internal Revenue Service.

•
“JATT” means JATT Acquisition Corp, a Cayman Islands exempted company.

•
“JATT Board” means the board of directors of JATT.

•
“JATT Class A Ordinary Share” means a Class A ordinary share, par value $0.0001 per share, of JATT.

•
“JATT Class B Ordinary Share” means a Class B ordinary share, par value $0.0001 per share, of JATT.

•
“JATT Ordinary Shares” means the JATT Class A Ordinary Shares and the JATT Class B Ordinary Shares.

•
“JATT Units” means JATT’s units sold in the IPO, each of which consists of one JATT Class A Ordinary Share and one-half of one Public Warrant.

•
“Merger Consideration” means One Hundred Sixty-Five Million Dollars ($165,000,000).

•
“Merger Sub” means JATT Merger Sub, a Cayman Islands exempted company and wholly-owned subsidiary of JATT.

•
“Merger Sub 2” means JATT Merger Sub 2, a Cayman Islands exempted company and wholly-owned subsidiary of JATT.

•
“Minimum Cash Condition” means Available Closing Date Cash of at least $65 million.

•
“Nasdaq” are to The Nasdaq Capital Market.

•
“NYSE” means The New York Stock Exchange.

•
“NYSE Listing Rules” means the rules and listing standards of NYSE.

•
“New JATT Board” means the board of directors of New JATT.

•
“New JATT Class A Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of New JATT, following the effectiveness of the Proposed MAA in connection with the Closing.

•
“New JATT Warrants” means the redeemable warrants that entitle the holder thereof to purchase one-half share of one New JATT Class A Ordinary Share, following the effectiveness of the Proposed MAA in connection with the Closing.

•
“New JATT Options” means the options issued at Closing upon the exchange of Holdco Options.

•
“Ordinary Shares” means the JATT Class A Ordinary Shares and JATT Class B Ordinary Shares, collectively, there being no other type of shares outstanding;

•
“Per Share Merger Consideration” means the quotient obtained by dividing the Merger Consideration by the Fully Diluted Holdco Shares.

•
“PFIC” means Passive Foreign Investment Company;

•
“Pfizer Agreement” or “Pfizer License” means that certain License Agreement, effective as of March 22, 2022, by and between Zura and Pfizer Inc. and attached as Exhibit 10.14 to the Registration Statement.

•
“PIPE Financing” means the issuance and sale of New JATT Class A Ordinary Shares pursuant to the Subscription Agreement.

•
“PIPE Investor” means the investor participating in the PIPE Financing pursuant to the Subscription Agreement.

•
“Private Placement Warrants” means the 5,910,000 warrants sold in a private placement to the Sponsor, consummated upon JATT’s initial public offering on July 13, 2021 and in the over-allotment exercise on July 19, 2021.

•
“Proposed MAA” means the Second Amended and Restated Memorandum and Articles of Association of Zura Bio Limited.

•
“public shareholders” means the holders of the JATT public shares.

•
“public shares” means the JATT Class A Ordinary Shares which were sold as part of the IPO, whether they were purchased in the IPO or in the aftermarket.

•
“Public Warrants” means the redeemable warrants that were included in the JATT Units that entitle the holder thereof to purchase one-half of one JATT Class A Ordinary Share, with each whole warrant exercisable at a price of $11.50 per share.

•
“Raymond James” means Raymond James & Associates, Inc., the representative of the underwriters in the IPO, together with Raymond James Financial International Limited.

•
“SEC” means the U.S. Securities and Exchange Commission.

•
“Securities Act” means the Securities Act of 1933, as amended.

•
“Sponsor” means JATT Ventures, L.P., a Cayman Islands exempted limited partnership.

•
“Sponsor Forfeiture Agreement” means the agreement between the Sponsor and JATT and Zura, pursuant to which, contingent upon the percentage of public shareholders who elect to redeem their shares at Closing, the Sponsor will forfeit up to 4,137,000 of its Private Placement Warrants ranging from 1% to 70% of all Private Placement Warrants held by the Sponsor immediately prior to Closing as shown in the Exhibit A attached to the Sponsor Forfeiture Agreement which is attached as Exhibit 10.18 to the Registration Statement. Such forfeited Private Placement Warrants will be transferred to the FPA Investors and PIPE Investor.

•
“Subscription Agreement” means that certain subscription agreement, in the form attached as Annex [•], between JATT, on the one hand, and PIPE Investor, on the other hand, whereby New JATT will sell and issue to the PIPE Investor New JATT Class A Ordinary Shares, in such aggregate amount equal to a minimum of $20 million at $10.00 per share, substantially concurrent with the consummation of the Business Combination plus depending upon the level of redemptions by the holders of the JATT public shares, up to 1,654,800 Forfeited Private Placement Warrants shall be transferred by the Sponsor to the PIPE Investor.

•
“Trust Account” means the Trust Account of JATT at Continental Stock Transfer & Trust Company that holds the proceeds from JATT’s IPO and a portion of the private placement of the Private Placement Warrants.

•
“Trustee” means Continental Stock Transfer & Trust Company.

•
“Units” means the units of JATT, each consisting of one JATT Class A Ordinary Share and one-half of one redeemable warrant, which must be separated upon the consummation of an initial business combination.

•
“Vantage Point” means Vantage Point Advisors, Inc., an independent business valuation firm.

•
“Warrant Agent” means Continental Stock Transfer & Trust Company.

•
“Warrant Agreement” means that certain warrant agreement, dated July 16, 2021, between JATT and the Warrant Agent.

•
“Working Capital Warrants or Lender Warrants” shall mean any warrants issued in payment for Working Capital Loans from the Sponsor or other insiders to JATT, which will be identical to the Private Placement Warrants issued simultaneously with the IPO.

•
“Zura” means Zura Bio Limited, a company incorporated under the laws of England and Wales.

•
“Zura Board” means the board of directors of Zura.

•
“Zura ordinary shares” means ordinary shares of Zura, par value £0.001 per share, prior to the Closing.

Unless specified otherwise, amounts in this proxy statement/prospectus are presented in United States (“U.S.”) dollars.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains forward-looking statements, including statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, and the financial condition, results of operations, earnings outlook and prospects of JATT and/or Zura and may include statements for the period following the consummation of the Business Combination. Forward-looking statements appear in a number of places in this proxy statement/prospectus including, without limitation, in the sections titled “Business of Zura” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Zura.” In addition, any statements that refer to forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.
These forward-looking statements are based on information available as of the date of this proxy statement/prospectus and JATT’s and Zura’s managements’ current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of JATT, Zura and their respective directors, officers and affiliates. There can be no assurance that future developments will be those that have been anticipated. Accordingly, forward-looking statements should not be relied upon as representing JATT’s views as of any subsequent date. JATT does not undertake any obligation to update, add or to otherwise correct any forward-looking statements contained herein to reflect events or circumstances after the date they were made, whether as a result of new information, future events, inaccuracies that become apparent after the date hereof or otherwise, except as may be required under applicable securities laws.
You should not place undue reliance on these forward-looking statements in deciding how your vote should be cast or in voting your JATT Class A Ordinary Shares on the Proposals. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by JATT and the following:
•
our ability to complete the Business Combination with Zura or, if we do not consummate such Business Combination, any other initial business combination;

•
satisfaction or waiver (if applicable) of the conditions to the Business Combination including, among others: (i) approval by JATT’s and Zura Holdco’s respective shareholders, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the obtaining of any consents required under antitrust laws in the jurisdictions specified on a schedule, (iii) no law or order enjoining or prohibiting the consummation of the Business Combination being in force, (iv) JATT having at least $5,000,001 of net tangible assets as of the Closing, (v) receipt of approval for listing on Nasdaq of the shares of New JATT to be issued in connection with the Business Combination, (vi) the completion by Zura Holdco of a corporate restructuring, (vii) the effectiveness of this registration statement on Form S-4, (viii) the accuracy of the parties’ respective representations and warranties (subject to specified materiality thresholds) and the material performance of the parties’ respective covenants and other obligations, (ix) no material adverse effect on Zura having occurred since signing that is continuing at Closing and (x) solely as relates to Zura Holdco’s obligation to consummate the Business Combination, JATT having at least $65,000,000 of available cash at the Closing;

•
the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•
the market opportunity of New JATT;

•
the ability to obtain and/or maintain the listing of New JATT Class A Ordinary Shares and warrants on Nasdaq following the Business Combination;

•
New JATT’s public securities’ potential liquidity and trading;

•
New JATT’s ability to raise financing in the future;

•
the ability to realize the anticipated benefits of the Business Combination;

•
costs related to the Business Combination;

•
the outcome of any legal proceedings that may be instituted against JATT or Zura related to the Business Combination;

•
the attraction and retention of qualified directors, officers, employees and key personnel of JATT and Zura prior to the Business Combination, and New JATT following the Business Combination;

•
the ability of Zura to compete effectively in a highly competitive market;

•
the competition from larger pharmaceutical and biotechnology companies that have greater resources, technology, relationships and/or expertise;

•
the ability to protect and enhance Zura’s corporate reputation and brand;

•
the impact from future regulatory, judicial, and legislative changes in Zura’s industry;

•
Zura’s and New JATT’s ability to obtain and maintain regulatory approval of any of its product candidates;

•
Zura’s and New JATT’s ability to research, discover and develop additional product candidates;

•
Zura’s and New JATT’s ability to grow and manage growth profitably;

•
Zura’s and New JATT’s ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•
Zura’s ability to execute its business plans and strategy;

•
JATT’s officers and directors allocating their time to other businesses and potentially having conflicts of interest with JATT’s business or in approving the Business Combination;

•
the impact of the COVID-19 pandemic and other similar disruptions in the future;

•
those factors set forth in documents of JATT filed, or to be filed, with SEC; and

•
other factors detailed under the section entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of JATT and Zura prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.
All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus and attributable to JATT, Zura or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, JATT and Zura undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE MEETING
The following are answers to some questions that you, as a shareholder of JATT, may have regarding the Business Combination and the Meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Proposals and the other matters being considered at the Meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference into this proxy statement/prospectus.
QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION
Q:
What will happen in the Business Combination?

A:
On June 16, 2022, JATT entered into a Business Combination Agreement, as amended on September 20, 2022 (as it may be amended, supplemented or otherwise modified from time to time) (the “Business Combination Agreement”), by and among JATT, JATT Merger Sub, JATT Merger Sub 2, Holdco (as defined below) (to become a party before Closing, as described below) and Zura.

Pursuant to the Business Combination Agreement, (a) before the closing of the Business Combination (as defined below) (the “Closing” and the date on which the Closing actually occurs, the “Closing Date”), (a) Zura Bio Holdings Ltd, a Cayman Islands exempted company (“Holdco”) will be established as a new holding company of Zura and will become a party to the Business Combination Agreement; and (b) on the Closing, in sequential order: (i) Merger Sub will merge with and into Holdco, with Holdco continuing as the surviving company and a wholly owned subsidiary of JATT (the “Merger”); (ii) immediately following the Merger, Holdco will merge with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving company and a wholly owned subsidiary of JATT (the “Subsequent Merger”); and (iii) JATT will change its name to “Zura Bio Limited”.
In connection with the Business Combination, the cash held in the Trust Account after giving effect to any redemption of shares by JATT’s public shareholders will be used to pay certain fees and expenses in connection with the Business Combination, and for working capital and general corporate purposes.
Q:
Why am I receiving this proxy statement/prospectus?

A:
JATT’s shareholders are being asked to consider and vote upon a proposal to approve and adopt the Business Combination Agreement, and the other Proposals described in this proxy statement/prospectus. You are receiving this proxy statement/prospectus because you were a shareholder of record of JATT Class A Ordinary Shares at the close of business on [•], 2022, the “Record Date” for the Meeting, and are therefore entitled to vote at the Meeting. This proxy statement/prospectus summarizes the information that you need to know in order to cast your vote. JATT urges its shareholders to read the Business Combination Agreement in its entirety, which is attached to this proxy statement/prospectus as Annex A.

YOUR VOTE IS IMPORTANT. YOU ARE ENCOURAGED TO SUBMIT YOUR PROXY AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND ITS ANNEXES AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE MEETING.
Q:
What is the consideration being paid to Zura securityholders?

A:
If the Business Combination is completed: (i) each outstanding ordinary share of Holdco, which will own 100% of the ordinary shares of Zura, as of immediately prior to the Effective Time, will be cancelled in exchange for the right to receive a number of New JATT Class A Ordinary Shares equal to the Exchange Ratio (as defined below) and (ii) each Holdco Option to purchase Holdco ordinary shares that is then outstanding shall be converted into an option relating to the New JATT Class A Ordinary Shares upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the Effective Time (each, a “New JATT Option”) except that (y) such New JATT Options shall be exercisable for that whole number of shares of New JATT Class A Ordinary Shares (rounded to the nearest whole share) equal to the number of shares of Holdco ordinary shares subject to such option, multiplied by the Exchange Ratio, and (z) the exercise price per share for each such New JATT Class A Ordinary Share shall be equal to the exercise price per share of Holdco of such option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (rounded to the nearest full cent).
The total consideration to be received by securityholders of Holdco at the Closing will be the issue of (or grant of options to purchase) New JATT Class A Ordinary Shares with an aggregate value equal to $165 million (the “Merger Consideration”).
Q:
What conditions must be satisfied to complete the Business Combination?

A:
The consummation of the Business Combination is conditioned upon, among other things, (i) approval by JATT’s and Zura Holdco’s respective shareholders, (ii) the expiration or termination of the waiting period under the HSR Act and the obtaining of any consents required under antitrust laws or foreign direct investment laws in the jurisdictions specified on a schedule, (iii) no law or order enjoining or prohibiting the consummation of the Transactions being in force, (iv) JATT having at least $5,000,001 of net tangible assets as of the Closing, (v) receipt of approval for listing on Nasdaq of the shares of New JATT Class A Ordinary Shares and warrants to be issued in connection with the Business Combination, (vi) completion by Zura Holdco of a corporate restructuring, (vii) the effectiveness of this registration statement on Form S-4, (viii) the accuracy of the parties’ respective representations and warranties (subject to specified materiality thresholds) and the material performance of the parties’ respective covenants and other obligations, (ix) no material adverse effect on Zura having occurred since signing that is continuing at Closing and (x) solely as relates to Zura Holdco’s obligation to consummate the Business Combination, JATT having at least $65,000,000 of available cash at the Closing. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.

For more information about conditions to the consummation of the Business Combination, see “Business Combination Proposal — Conditions to Closing of the Business Combination.”
Q:
When is the Business Combination expected to occur?

A:
The Closing is expected to take place no later than (i) the third (3rd) business day following the satisfaction or waiver of the conditions described below under the section titled “The Business Combination Agreement — Closing Conditions,” or (ii) such other date as agreed to by JATT and Zura in writing. The Business Combination Agreement may be terminated by either JATT or Zura if the Closing has not occurred by November 15, 2022, subject to certain exceptions.

For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Agreement — Closing Conditions.”
Q:
What happens if a business combination is not consummated?

A:
If JATT does not consummate a business combination by January 16, 2023, it will trigger its automatic winding up, dissolution and liquidation of JATT pursuant to the terms of the Existing MAA. As a result, this has the same effect as if JATT had formally gone through a voluntary liquidation procedure under the laws of the Cayman Islands. Accordingly, no vote would be required from JATT’s shareholders to commence such a voluntary winding up, dissolution and liquidation. If JATT is unable to consummate its initial business combination by January 16, 2023, it will, as promptly as possible but not more than ten business days thereafter, redeem 100% of outstanding JATT Class A Ordinary Shares for a pro rata portion of the funds held in the Trust Account, including a pro rata portion of any interest earned on the funds held in the Trust Account and not necessary to pay its taxes, and then seek to liquidate and dissolve. Public Warrant holders will also forfeit any Public Warrants owned (including any Public Warrants included in any Unit that has not previously been separated). The estimated consideration that each JATT Class A Ordinary Share would be paid at liquidation would be approximately $10.12 per share for the public shareholders based on amounts on deposit in the Trust Account as of June 30, 2022, which was $139.6 million. The Initial Shareholders waived the right to any liquidation distribution with respect to any Founder Shares held by them.

Q.
Did the JATT Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.
Yes. Although the Existing MAA does not require the JATT Board to seek a third-party valuation or fairness opinion in connection with its initial business combination unless the target business is affiliated with JATT’s initial shareholders, officers, directors or their affiliates, the JATT Board received an opinion from Vantage Point Advisors, Inc. (“Vantage Point”) to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered, and limitations and qualifications set forth therein, the consideration to be paid by JATT pursuant to the terms of the Business Combination Agreement is fair, from a financial point of view, to JATT. For a description of the opinion issued by Vantage Point to the JATT Board, please see “Proposal 1: The Business Combination Proposal — Opinion of Vantage Point.”

Q:
What happens to the funds deposited in the Trust Account following the Business Combination?

A:
Following the Closing, holders of JATT Class A Ordinary Shares exercising redemption rights will receive their per share redemption price out of the funds in the Trust Account. The balance of the funds will be released to Zura to fund working capital needs of New JATT. As of June 30, 2022, there was approximately $139.4 million in the Trust Account (including $[•] of accrued interest which JATT can withdraw to pay taxes). JATT estimates that approximately $10.12 per outstanding Class A Ordinary Share will be paid to the public shareholders exercising their redemption rights.

Q:
What happens if a substantial number of public shareholders vote in favor of the business combination proposal and exercise their redemption rights?

A:
JATT’s public shareholders may vote in favor of the business combination and still exercise their redemption rights. Accordingly, the business combination may be consummated even though the funds available from the trust account and the number of public shareholders are substantially reduced as a result of redemptions by public shareholders.

A Public Shareholder may exercise his redemption rights, which will not result in the loss of any Warrants that the Public Shareholders may hold. Accordingly, under all scenarios, including the maximum redemption scenario, there would still be 6,900,000 Public Warrants and 5,910,000 Private Placement Warrants outstanding. Further, if the New JATT Ordinary Shares are trading above the exercise price of $11.50 per warrant, the warrants are considered to be “in the money” and are therefore more likely to be exercised by the holders thereof (when they become exercisable). This in turn increases the risk to non-redeeming shareholders that the warrants will be exercised, which would result in immediate dilution to the non-redeeming shareholders.
With fewer public shares and public shareholders, the trading market for New JATT Ordinary Shares may be less liquid than the market for JATT’s public shares was prior to the Business Combination and New JATT may not be able to meet the listing standards for NYSE. If New JATT’s securities are not listed on NYSE and certain other conditions are not met, the PIPE Financing and Forward Purchase Agreements will not close and any monies paid by the applicable subscriber to JATT pursuant to the agreement shall promptly (but not later than two business days after termination) be returned to the subscriber without any deduction for or on account of any tax, withholding, charges, or set-off. In addition, with fewer funds available from the trust account, the working capital infusion from the trust account into Zura’s business will be reduced. See “Risk Factors” for more details.
The Business Combination may be consummated even though the funds available from the trust account and the number of Public Shareholders are substantially reduced as a result of redemption by Public Shareholders, subject to the requirements that (i) JATT has a minimum of $65,000,000 of cash on hand after distribution of the Trust Account and (ii) JATT has at least $5,000,001 of net tangible assets immediately prior to or upon the consummation of the Business Combination.
The potential impact on New JATT Ordinary Share ownership of different redemption levels is illustrated below through a comparison of a no redemption, illustrative 50% redemption, and maximum redemption scenarios (as described below). In the sensitivity table below, the residual equity value owned by non-redeeming shareholders, taking into account the respective redemption amounts, is assumed to be the value of $10.10 per share. As a result of such redemption amounts and the assumed $10.10 per share value, the implied total equity value of New JATT after the Business Combination, assuming no dilution from any of the 6,900,000 Public Warrants, 5,910,000 Private Placement Warrants, the 443,000 New JATT Options or the up to 300,000 Lender Warrants, would be (a) $386,900,700 in the no redemption scenario, (b) $317,210,700 in the illustrative 50% redemption scenario, and (c) $262,670,700, in the maximum redemption scenario. Additionally, the second sensitivity table below sets forth the potential additional dilutive impact of each of the Additional Dilution Sources in each redemption scenario. Increasing levels of redemption will increase the dilutive effects of these issuances on non-redeeming shareholders.
	No Redemption Scenario		50% Redemption Scenario		Maximum Redemption Scenario
	Shares	%	Shares	%	Shares	%
JATT Public Shareholders(1)	13,800,000	36.0%	6,900,000	22.0%	—	—
JATT Initial Shareholders(2)	3,450,000	9.0%	3,450,000	11.0%	3,450,000	13.3%
PIPE Investor(3)	2,000,000	5.2%	2,000,000	6.4%	2,000,000	7.7%
FPA Investors(4)	3,000,000	7.9%	3,000,000	9.5%	4,500,000	17.3%
Zura Holdco Shareholders(5)	16,057,000	41.9%	16,057,000	51.1%	16,057,000	61.7%
Total Shares at the Closing(6)	38,307,000	100%	31,407,000	100%	26,007,000	100%
Total Equity Value Post-Redemption(7)	$386,900,700		$317,210,700		$262,670,700
Assumed Per Share Value	$10.10		$10.10		$10.10

(1)
Under the interim redemption scenario, assumes redemptions of fifty percent (50%) of the JATT Class A Ordinary Shares, or 6,900,000 shares, for aggregate redemption payments of approximately $69,690,000.

(2)
Represent Class B Ordinary Shares owned by the Sponsor and Initial Shareholders who have waived any redemption rights, which Class B Ordinary Shares will be converted and exchanged on a one-for-one basis for New JATT Class A Ordinary Shares upon consummation of the proposed Business Combination.

(3)
The PIPE Investor will purchase 2,000,000 JATT Class A Ordinary Shares at $10 per share for $20,000,000 at the Closing of the Business Combination.

(4)
The FPA Investors will purchase an aggregate of 3,000,000 JATT Class A Ordinary Shares at $10 per share for $30,000,000 at the Closing of the Business Combination; and (ii) purchase an additional 1,500,000 JATT Class A Ordinary Shares at $10 per share for $15,000,000 in the event that public share redemptions are greater than 90% in connection with a Business Combination.

(5)
The 16,057,000 shares shown issuable to Zura Holdco shareholders does not include 443,000 options to acquire JATT Class A Ordinary Shares for which outstanding options to acquire Holdco ordinary shares (“Holdco Options”) will be exchanged on Closing. The New JATT Options will be exercisable for $0.72 per share, or $319,000 in the aggregate, and vest over the period to April 2026.

(6)
Under all scenarios, including the maximum redemption scenario, there will be 6,900,000 Public Warrants, 5,910,000 Private Placement Warrants, 300,000 Lender Warrants and 443,000 New JATT Options outstanding. If the New JATT Ordinary Shares are trading above the exercise price of $11.50 per warrant, the Public, Private Placement and Lender Warrants are more likely to be exercised by the holders thereof (when they become exercisable). This in turn increases the risk to non-redeeming shareholders that the warrants will be exercised, which would result in immediate dilution to the non-redeeming shareholders. If all of the Warrants are exercised an additional 13,553,000 Class A Ordinary Shares would be issued, which would represent 26.1% of all shares under the no redemption scenario, 30.1% of all shares under the 50% redemption scenario, and 34.3% of all shares outstanding under the 100% redemption scenario.

(7)
Value shown is derived by multiplying the Total Shares at Closing by Assumed Per Share Value of $10.10.

The ownership percentage with respect to New JATT does not take into account the issuance of any additional shares upon the closing of the Business Combination under the Equity Incentive Plan. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the JATT shareholders will be different.
The JATT Sponsor has agreed, subject to and contingent upon the Closing, in the event that public shareholders of more than 65% ranging to 100%, of the issued and outstanding JATT Class A Ordinary Shares exercise redemption rights in conjunction with the shareholder vote on the Proposals, then such Sponsor will forfeit a number of its Private Placement Warrants ranging from 1% to 70% of all Private Placement Warrants held by the Sponsor immediately prior to Closing as shown in the Exhibit A attached to the Sponsor Forfeiture Agreement attached hereto as Exhibit 10.18 to the Registration Statement. Such forfeited Private Placement Warrants will be transferred to the FPA Investors and PIPE Investor, and continue to be outstanding. See “Unaudited Pro Forma Condensed Combined Financial Information.”
Additional Dilution Sources
In addition, the following table illustrates varying ownership levels in New JATT ordinary shares immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders on a fully diluted basis, assuming full exercise of (i) public warrants, (ii) private placement warrants, (iii) lender warrants upon conversion of the working capital notes, and (iv) Holdco Options outstanding as of October 25, 2022.
	No redemptions(1)		50% Redemptions(2)		100% Redemptions(3)
	Shares	%(4)	Shares	%(4)	Shares	%(4)
JATT Public Shareholders	13,800,000	26.6%	6,900,000	15.3%	—	0
JATT Initial Shareholders	3,450,000	6.7%	3,450,000	7.7%	3,450,000	8.7%
PIPE Investor	2,000,000	3.9%	2,000,000	4.4%	2,000,000	5.1%
FPA Investors	3,000,000	5.9%	3,000,000	6.7%	4,500,000	11.4%
Zura Holdco Shareholders	16,057,000	31.1%	16,057,000	35.7%	16,057,000	40.6%
Exercising redeemable Public Warrants(5)	6,900,000	13.3%	6,900,000	15.3%	6,900,000	17.4%
Exercising JATT Private Placement Warrants(6)	5,910,000	11.4%	5,910,000	13.1%	5,910,000	14.9%
Exercising Lender Warrants(7)	300,000	0.6%	300,000	0.7%	300,000	0.8%
Exercising Holdco Options(8)	443,000	0.8%	443,000	1.0%	443,000	1.1%
Total Additional Dilution Sources	13,553,000	26.1%	13,553,000	30.1%	13,553,000	34.2%
Total Fully-Diluted Shares	51,860,000	100%	44,960,000	100%	39,560,000	100%

(1)
Assumes that none of the 13,800,000 Public Shares outstanding as of the record date are redeemed by JATT’s public shareholders.

(2)
Assumes that JATT’s public shareholders redeem 50%, or 6,900,000 shares of JATT’s Ordinary Shares (based on an assumed redemption price per share of approximately $10.10).

(3)
Assumes that JATT’s public shareholders redeem 13,800,000 shares of JATT’s Ordinary Shares (based on an assumed redemption price per share of approximately $10.10).

(4)
Represents the post-closing percentage share ownership assuming various levels of redemption by JATT Public Shareholders, and the JATT Founder Shares held by the JATT initial shareholders, the issuance of New JATT shares to the Zura Holdco shareholders, the PIPE Investor and the FPA Investors shares.

(5)
Represents the full exercise of the 6,900,000 Public Warrants, which are exercisable at $11.50 per Warrant under the No Redemption, 50% Redemption, and 100% Redemption scenarios, respectively.

(6)
Represents the full exercise of the 5,910,000 JATT Private Placement Warrants at $11.50 per Warrant under the No Redemption, 50% Redemption, and 100% Redemption scenarios, respectively.

(7)
Represents the full exercise of the 300,000 Lender Warrants (assumes that the full $300,000 is advanced under the Working Capital Note and the lender elects to convert the Note into Warrants) under the No Redemption, 50% Redemption, and 100% Redemption scenarios, respectively.
(8)
Represents the full exercise of the Holdco Options, which shall become 443,000 New JATT Options upon the Closing, under the No Redemption, 50% Redemption, and 100% Redemption scenarios, respectively.

Deferred Underwriting Commissions as a Percentage of Post-Redemption Shares
The following table illustrates effective deferred underwriting commissions per ordinary share payable upon the completion of the Business Combination (including shares issuable to PIPE and FPA Investors), assuming the no redemption, 50% redemption, and maximum redemption scenarios (and excludes any shares issuable upon the exercise of Public Warrants, Private Placement Warrants, New JATT Options and Lender Warrants in the amount of shares):
	No Redemptions	50% Redemptions	100% Redemptions
Public Ordinary Shares plus PIPE Investor and FPA Investors Shares	18,800,000(1)	11,900,000(2)	6,500,000(3)
Deferred underwriting commission	$4,010,000	$4,010,000	$4,010,000
Deferred underwriting commission at $10 per share	401,000	401,000	401,00
Deferred underwriting commissions as a percentage of post-redemption shares	2.1%	3.4%	6.2%

(1)
Includes 13,800,000 JATT public shares, 2,000,000 shares issued to PIPE Investor, and 3,000,000 shares issued to FPA Investors.

(2)
Includes 6,900,000 JATT public shares, 2,000,000 shares issued to PIPE Investor and 3,000,000 shares issued to FPA Investors.

(3)
Includes 0 JATT public shares, 2,000,000 shares issued to PIPE Investor and 4,500,000 shares issued to FPA Investors.

Additionally, as a result of redemptions, the trading market for the New JATT Class A Ordinary Shares may be less liquid than the market for the public shares was prior to consummation of the Business Combination and we may not be able to meet the listing standards for Nasdaq or another national securities exchange.
Q:
Do any of JATT’s directors or officers have interests that may conflict with my interests with respect to the Business Combination?

A:
In considering the recommendation of the JATT Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, our Sponsor and our directors and officers have interests in the Business Combination that are different from, or in addition to, those of our other shareholders generally. Additionally, the post-closing slate of directors listed in this proxy statement have interests in the Business Combination that are different from those of our shareholders. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our shareholders that they approve the Business Combination. However, the JATT Board concluded that the potentially disparate interests of our Sponsor, officers, and directors would be mitigated because (i) these interests were disclosed in the initial public offering prospectus, (ii) these disparate interests would exist or may be even greater with respect to a business combination with another target company and (iii) the Private Placement Warrants held by our Sponsor will be subject to a 30-day lockup following Closing and the Class B Ordinary Shares, or founder shares, will be subject to a six-month, twelve-month and twenty-four-month lock-up, as applicable, following Closing (subject to earlier release in certain cases as described in more detail elsewhere in this proxy statement). Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•
the fact that the Sponsor and JATT’s officers and directors have agreed not to redeem any shares in connection with a shareholder vote to approve a proposed initial business combination;

•
the beneficial ownership by the Sponsor of an aggregate of 3,450,000 of JATT’s Class B Ordinary Shares (the “Founder Shares”) and 5,910,000 warrants to purchase JATT’s Class A Ordinary Shares (the “Private Placement Warrants”), which shares and warrants would become worthless if JATT does not complete a business combination by January 16, 2023, as the Sponsor has waived any right to redemption with respect to these shares.

The Sponsor paid an aggregate of $25,000 for the Founder Shares and $5,910,000 for the Private Placement Warrants. The 3,450,000 Founder Shares have an aggregate market value of approximately $34,500,000, based on the closing price of JATT’s publicly traded Class A Ordinary Shares of [$•] on the NYSE on                 , 2022. The JATT public warrants to purchase one-half of one JATT Class A Ordinary Share (the “Public Warrants”) had a price of $      on the NYSE on                 , 2022. The Private Placement Warrants, which are exercisable for one whole Class A Ordinary Share (twice the Public Warrant price), have an aggregate market value of approximately $      , based on the closing price of the Public Warrants of $      on the NYSE on                 , 2022, resulting in a theoretical gain of $      ;
•
Someit Sidhu, JATT’s Chief Executive Officer and Chairman, is the director of JATT Ventures, Ltd., the sole general partner of the Sponsor. Consequently, he may be deemed the beneficial owner of the 3,450,000 Founder Shares and 5,910,000 Private Placement Warrants and to have voting and dispositive control over such securities. Dr. Sidhu disclaims beneficial ownership of any securities other than to the extent he may have a pecuniary interest therein, directly or indirectly;

•
the fact that each of JATT’s other officers and directors are non-managing members of the Sponsor and has an indirect pecuniary interest in JATT’s Class A ordinary shares and Class B ordinary shares through his or her interests in the Sponsor;

•
the Sponsor agreed to loan JATT an aggregate of up to $300,000 in a working capital loan to cover expenses related to the Business Combination pursuant to a promissory note, dated May 11, 2022 (the “Note”). This loan is non-interest bearing. At June 30, 2022, $179,000 was outstanding under the Note. At Lender’s option, upon the Closing such Note may be repaid out of the proceeds of the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the Private Placement Warrants (the “Trust Account”) released to JATT or converted into warrants of the post-Business Combination entity at a price of $1.00 per warrant, such warrants to be identical to the Private Placement Warrants. If an initial business combination is not completed by January 16, 2023, we will repay such amounts only from funds held outside of the Trust Account. Such warrants have an aggregate market value of approximately $      based on the closing price of the Public Warrants of $      on the NYSE on                 , 2022;

•
unless a business combination is consummated, the Sponsor and JATT’s directors and officers and their respective affiliates will not receive reimbursement for any out-of-pocket expenses incurred by them on JATT’s behalf incident to identifying, investigating and completing a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account. As of                  , 2022, the Sponsor and JATT’s directors and officers and their respective affiliates had incurred approximately $      of such reimbursable out-of-pocket expenses;

•
the anticipated continuation of Dr. Someit Sidhu, JATT’s Chairman and Chief Executive Officer, as Chief Executive Officer and a director of the post-Business Combination company, and Javier Cote-Sierra, a JATT director, as an officer, and Arnout Ploos van Amstel, a JATT director, as a director of the post-Business Combination company following the Closing;

•
on July 13, 2021, JATT commenced paying the Company’s Sponsor and Chief Financial Officer to provide office space, utilities, secretarial and administrative support services the amount of $10,000 per month for 18 months. Upon the Closing, any portion of the $180,000 that has not yet been paid, will accelerate and become due and payable.

•
the continued indemnification of current directors and officers of JATT and the continuation of directors’ and officers’ liability insurance after the Business Combination; and

•
the fact that the Sponsor and its affiliates can earn a positive return on their investment, even if the holders of JATT’s Class A Ordinary Shares have a negative return on their investment in Zura.

These financial interests of the Sponsor, JATT’s officers and directors, and their respective affiliates and associates may have influenced their motivation in identifying and selecting Zura as a business combination target, and their decision to approve the Business Combination. In considering the recommendations of the JATT Board to vote for the Proposals, JATT public shareholders should consider these interests. You should also read the sections entitled “Summary of the Proxy Statement/Prospectus — The Business Combination — Interests of JATT’s Directors and Officers in the Business Combination” for more information.
QUESTIONS AND ANSWERS ABOUT THE MEETING AND REDEMPTION RIGHTS
Q:
When and where is the Meeting?

A:
The Meeting will be held at the offices of           and virtually via live webcast at           , Eastern Time, on           , 2022. JATT’s shareholders are strongly requested to attend the Meeting virtually.

Q:
How may I participate in the virtual Meeting?

A.
If you are a JATT shareholder of record as of the Record Date for the Meeting, you should receive a proxy card from Continental, containing instructions on how to attend the virtual Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at (212) 509-4000 or email proxy@continentalstock.com.

You can pre-register to attend the virtual Meeting starting on           , 2022. Go to http://      , enter the control number found on your proxy card you previously received, as well as your name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the Meeting you will need to re-log into http://           using your control number.
If your JATT Class A Ordinary Shares are held in street name, and you would like to join and not vote, Continental will issue you a guest control number. Either way, you must contact Continental for specific instructions on how to receive the control number. Please allow up to           hours prior to the meeting for processing your control number.
Q:
What is being voted on at the Meeting?

A:
Below are the Proposals that the JATT shareholders are being asked to vote on at the Meeting:

•
Proposal 1 — The Business Combination Proposal — to approve and adopt the Business Combination Agreement and the Business Combination.

•
Proposal 2 — The Binding Organizational Documents Proposals — to authorize, approve and confirm in all respects the following proposals, each of which, if approved, would take effect upon the Closing (we refer to these proposals as the “Binding Organizational Documents Proposals”):

Binding Organizational Documents Proposal A:   a proposal to approve the change in authorized share capital of JATT, from 221,000,000 million shares of authorized capital, divided into 200,000,000 Class A Ordinary Shares, 20,000,000 Class B Ordinary Shares, and 1,000,000 preference shares, to                   divided into [•] Class A Ordinary Shares, [•] Class B Ordinary Shares, and [•] preference shares;
Binding Organizational Documents Proposal B:   a proposal to change the post-Business Combination corporate name from “JATT Acquisition Corp” to “Zura Bio Limited,” to make the post-Business Combination company’s corporate existence perpetual and to eliminate provisions specific to its status as a blank check company; and
Binding Organizational Documents Proposal C:   a proposal to adopt the second amended and restated memorandum and articles of association of the Company (the “Proposed MAA”).
The Binding Organizational Documents Proposals are each conditioned on the approval of the other Condition Precedent Proposals (as defined below).”

•
Proposals 3A-3D — The Advisory Governance Proposals — to approve and adopt, on a non-binding advisory basis, a proposal to approve certain governance provisions contained in the Proposed MAA, being presented in accordance with the requirements of the U.S. Securities and Exchange Commission as four separate sub-proposals, (collectively, the “Advisory Governance Proposals”), none of which are conditioned on any Condition Precedent Proposals:

Advisory Proposal A — to provide that subject to the rights of any holders of preferred shares to appoint directors, the number of directors that shall constitute the New JATT Board shall be as determined from time to time exclusively by the New JATT Board;
Advisory Proposal B —  to require the removal of any director be only for cause or by the affirmative vote of at least two-thirds (66 2∕3%) of the voting power of all then-outstanding shares of New JATT entitled to vote thereon, voting together as a single class;
Advisory Proposal C — to provide that the alteration, amendment or repeal of the Proposed MAA will require the affirmative vote of the holders of at least two-thirds (66 2∕3%) of the voting power of the then-outstanding shares entitled to vote thereon, voting together as a single class; and
•
Advisory Proposal D — to provide that shareholders will not be permitted to act by written resolution in lieu of holding a meeting of shareholders; and to eliminate provisions specific to its status as a blank check company.

•
Proposal 4 — The Director Appointment Proposal — to elect, effective as of the consummation of the Business Combination, Someit Sidhu, Oliver Levy, Sandeep Kulkarni, Arnout Ploos van Amstel, [•] and [•] to serve on the New JATT Board until their respective successors are duly appointed and qualified.

•
Proposal 5 — The Equity Plan Proposal — to approve and adopt the Equity Incentive Plan attached to this proxy statement/prospectus as Annex D.

•
Proposal 6 — The NYSE Proposal — to approve and adopt the issuance of more than 20% of the issued and outstanding JATT Ordinary Shares in connection with the terms of the Business Combination Agreement, the Subscription Agreements and the Forward Purchase Agreements which will result in a change of control, as required by NYSE listing rules.

•
Proposal 7 — The ESPP Proposal — to approve and adopt the ESPP attached to this proxy statement/prospectus as Annex E.

•
Proposal 8 — The Adjournment Proposal — to approve the adjournment of the Meeting.

Q:
What is the quorum requirement for the Meeting?

A:
Shareholders representing a majority of the issued and outstanding JATT Class A Ordinary Shares and Class B Ordinary Shares as of the Record Date and entitled to vote at the Meeting must be present in person, including by virtual attendance, or represented by proxy in order to hold the Meeting and conduct business. This is called a quorum. JATT Class A Ordinary Shares will be counted for purposes of determining if there is a quorum if the shareholder (i) is present in person, including by virtual attendance, and entitled to vote at the meeting, or (ii) has properly submitted a proxy card or voting instructions through a broker, bank or custodian. In the absence of a quorum, within half an hour from the time appointed for the Meeting to commence or if during the Meeting a quorum ceases to be present, the Meeting will stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the JATT Board may determine. If at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the shareholders present shall be a quorum. As of the Record Date for the extraordinary general meeting, 8,625,001 Class A Ordinary Shares and Class B Ordinary Shares, in the aggregate, would be required to achieve a quorum. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum with respect to each Proposal.

Q:
What vote is required to approve the Proposals?

A:
Proposal 1 — The Business Combination Proposal requires the affirmative vote of the majority of the JATT Ordinary Shares present in person, including by virtual attendance, or represented by proxy and entitled to vote thereon and who vote at the Meeting or any adjournment or postponement thereof. An abstention will count towards the quorum for the Meeting but will not otherwise be counted. Broker non-votes will have no effect on the vote for the Business Combination Proposal.

Proposal 2 — The Binding Organizational Documents Proposals B and C require the affirmative vote of two-thirds (2/3) of the JATT Ordinary Shares present in person, including by virtual attendance, or represented by proxy and entitled to vote thereon and who vote at the Meeting or any adjournment or postponement thereof. An abstention will count towards the quorum for the Meeting but will not otherwise be counted. Broker non-votes will have no effect on the vote for The Binding Organizational Documents Proposals. The Binding Organizational Documents Proposal A requires the affirmative vote of the majority of the JATT Ordinary Shares.
Proposals 3A-3D — The Advisory Governance Proposals require the affirmative vote of the majority of the issued and outstanding JATT Ordinary Shares present in person, including by virtual attendance, or represented by proxy and entitled to vote thereon and who vote at the Meeting or any adjournment or postponement thereof. An abstention will count towards the quorum for the Meeting but will not otherwise be counted. Broker non-votes will have no effect on the vote for the Advisory Governance Proposals.
Proposal 4 — The Director Appointment Proposal requires the affirmative vote of the majority of the JATT Ordinary Shares present in person, including by virtual attendance, or represented by proxy and entitled to vote thereon and who vote at the Meeting or any adjournment or postponement thereof. An abstention will count towards the quorum for the Meeting but will not otherwise be counted. Broker non-votes will have no effect on the vote for the Director Appointment Proposal.
Proposal 5 — The Equity Plan Proposal requires the affirmative vote of the majority of the JATT Ordinary Shares present in person, including by virtual attendance, or represented by proxy and entitled to vote thereon and who vote at the Meeting or any adjournment or postponement thereof. An abstention will count towards the quorum for the Meeting but will not otherwise be counted. Broker non-votes will have no effect on the vote for the Equity Plan Proposal.
Proposal 6 — The NYSE Proposal requires the affirmative vote of the majority of the JATT Ordinary Shares present in person, including by virtual attendance, or represented by proxy and entitled to vote thereon and who vote at the Meeting or any adjournment or postponement thereof. An abstention will count towards the quorum for the Meeting but will not otherwise be counted. Broker non-votes will have no effect on the vote for the NYSE Proposal.
Proposal 7 — The ESPP Proposal requires the affirmative vote of the majority of the JATT Ordinary Shares present in person, including by virtual attendance, or represented by proxy and entitled to vote thereon and who vote at the Meeting or any adjournment or postponement thereof. An abstention will count towards the quorum for the Meeting but will not otherwise be counted. Broker non-votes will have no effect on the vote for the ESPP Proposal.
Proposal 8 — The Adjournment Proposal requires the affirmative vote of the majority of the JATT Ordinary Shares present in person, including by virtual attendance, or represented by proxy and entitled to vote thereon and who vote at the Meeting or any adjournment or postponement thereof. An abstention will count towards the quorum for the Meeting but will not otherwise be counted. Broker-non-votes have no effect on the vote for the Adjournment Proposal.
Q:
Are any of the Proposals conditioned on one another?

A:
Yes. Each of the Proposals other than the Advisory Governance Proposals and the Adjournment Proposal are contingent upon each other. It is important for you to note that in the event that the Business Combination Proposal is not approved, JATT will not consummate the Business Combination. If JATT does not consummate the Business Combination by November 15, 2022 and an initial business combination by January 16, 2023, JATT will be required to liquidate and dissolve, unless JATT seeks further shareholder approval to amend its Existing MAA to extend the date by which a business combination may be consummated.
Q:
How will the Initial Shareholders vote?

A:
With respect to the Business Combination, pursuant to the Letter Agreement and the Support Agreement, the Initial Shareholders holding an aggregate of 3,450,000 shares (or 20.0% of the outstanding JATT Ordinary Shares) have agreed to attend the meeting and vote their respective shares in favor of each of the Proposals. As a result, only 5,175,001 JATT Class A Ordinary Shares held by the public shareholders will need to be present in person, including by virtual attendance, or by proxy to satisfy the quorum requirement for the Meeting. In addition, in connection with the execution of the Business Combination Agreement, the Initial Shareholders entered into the Sponsor Support Agreement with Zura, dated June 16, 2022, pursuant to which they agreed to vote all JATT Class B Ordinary Shares beneficially owned by them in favor of the Proposals. As of June 16, 2022, a total of 3,450,000 JATT Class B Ordinary Shares, or approximately 20% of the outstanding JATT Ordinary Shares, were subject to the Letter Agreement and the Sponsor Support Agreement.

A quorum of JATT’s shareholders is necessary to hold the Meeting. The presence, in person, including by virtual attendance, or by proxy, of JATT’s shareholders representing a majority of the JATT Ordinary Shares as of the Record Date, which is 8,625,001 shares, and entitled to vote at the Meeting will constitute a quorum for the Meeting.
Proposals Requiring Majority Vote — As the vote to approve the Proposals requiring the affirmative vote of the majority of the JATT Ordinary Shares present in person, including by virtual attendance, or represented by proxy and entitled to vote thereon and who vote at the Meeting or any adjournment or postponement thereof at which a quorum is present, then assuming only the minimum number of JATT Ordinary Shares to constitute a quorum is present, only 862,501 JATT Class A Ordinary Shares, or approximately 6.3% of the outstanding shares held by the public shareholders, must vote in favor of the proposals requiring a majority vote for them to be approved.
Proposal Requiring Two-Thirds Vote — As the vote to approve the Proposal requiring the affirmative vote of at least two-thirds (66 2∕3%) of the JATT Ordinary Shares present in person, including by virtual attendance, or represented by proxy and entitled to vote thereon and who vote at the Meeting or any adjournment or postponement thereof at which a quorum is present, then assuming only the minimum number of JATT Ordinary Shares to constitute a quorum is present, only 2,302,876 JATT Class A Ordinary Shares, or approximately 16.69% of the outstanding shares held by the public shareholders, must vote in favor of the proposal requiring a two-thirds vote for it to be approved.
Q:
How many votes do I have at the Meeting?

A:
You are entitled to one vote for each JATT Class A Ordinary Share that you held as of           , 2022, the Record Date.

Q:
Who may vote at the Meeting?

A:
Only holders of record of JATT Ordinary Shares as of the close of business on           , 2022 may vote at the Meeting. As of           , 2022, there were 17,250,000 JATT Ordinary Shares outstanding and entitled to vote, of which 13,800,000 are public shares and 3,450,000 are founder shares held by the Initial Shareholders. Please see “The Meeting — Record Date; Who is Entitled to Vote” for further information.

Q:
Am I required to vote against the Business Combination Proposal in order to have my public shares redeemed?

A:
No. You are not required to vote against the Business Combination Proposal in order to have the right to demand that JATT redeem your public shares for cash equal to your pro rata share of the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the Trust Account, net of taxes payable). These rights to demand redemption of public shares for cash are sometimes referred to herein as

“redemption rights.” If the Business Combination is not completed, holders of public shares electing to exercise their redemption rights will not be entitled to receive such payments and their share certificates (if any) will be returned to them.
Q:
How do I exercise my redemption rights?

A:
If you are a public JATT shareholder and you seek to have your public shares redeemed, you must (i) demand, no later than           , Eastern Time on           , 2022 (at least two business days before the Meeting), that JATT redeem your public shares into cash; and (ii) submit your request in writing to Continental, at the address listed at the end of this section and deliver your share certificates (if any) and other redemption forms to Continental physically or electronically using The Depository Trust Company’s (“DTC”) DWAC (Deposit/Withdrawal at Custodian) System, in each case, at least two business days before the Meeting.

Any corrected or changed written demand of redemption rights must be received by Continental at least two business days before the Meeting. No demand for redemption will be honored unless the holder’s public share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to Continental at least two business days prior to the vote before the Meeting.
JATT public shareholders may seek to have their public shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of public shares as of the Record Date. Any public shareholder who holds public shares on or before           , 2022 (at least two business days before the Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.
The actual per share redemption price will be equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net taxes payable), divided by the number of then-outstanding public shares. Please see the section titled “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.
Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with JATT’s consent, until the closing of the Business Combination. If JATT receives valid redemption requests from holders of public shares prior to the redemption deadline, JATT may, at its sole discretion, following the redemption deadline and until the date of Closing, seek and permit withdrawals by one or more of such holders of their redemption requests. JATT may select which holders to seek such withdrawals of redemption requests from based on any factors we may deem relevant, and the purpose of seeking such withdrawals may be to increase the funds held in the Trust Account, including where JATT otherwise would not satisfy the closing condition that the amount in the Trust Account, less amounts required to satisfy any redemptions, plus the aggregate proceeds actually received by JATT from the PIPE Investor and the FPA Investors equal or exceed $65 million. If you delivered your share certificates (if any) for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting JATT’s transfer agent at the email address or address listed under the question “Who can help answer any other questions I might have about the Meeting?” below.
If the Business Combination is not approved or completed for any reason, then JATT’s public shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, JATT will promptly return any share certificates previously delivered by public holders.
Q:
If I am a Unit holder, can I exercise redemption rights with respect to my Units?

A:
No. Holders of outstanding Units must separate any Units into underlying public Class A Ordinary Shares and Warrants prior to exercising redemption rights with respect to the public Class A Ordinary Shares.

Q:
If I am a Warrant holder, can I exercise redemption rights with respect to my Warrants?

A:
No. Holders of outstanding Warrants have no redemption rights with respect to their Warrants.

Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
In the event that a U.S. Holder elects to redeem its JATT Class A Ordinary Shares for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale or exchange of the JATT Class A Ordinary Shares under Section 302 of the Internal Revenue Code (the “Code”) or is treated as a distribution under Section 301 of the Code and whether JATT would be characterized as a passive foreign investment company (“PFIC”). Whether the redemption qualifies as a sale or exchange or is treated as a distribution will depend on the facts and circumstances of each particular U.S. Holder at the time such holder exercises his, her, or its redemption rights. If the redemption qualifies as a sale or exchange of the JATT Class A Ordinary Shares, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the JATT Class A Ordinary Shares surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the JATT Class A Ordinary Shares redeemed exceeds one year.

Subject to the PFIC rules, long-term capital gains recognized by non-corporate U.S. Holders (as defined below) will be eligible to be taxed at reduced rates. However, it is unclear whether the redemption rights with respect to the JATT Class A Ordinary Shares may prevent a U.S. Holder from satisfying the applicable holding period requirements. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. See the section titled “Material U.S. Federal Income Tax Consequences — Certain U.S. Federal Income Tax Consequences of Exercising Redemption Rights.” for a more detailed discussion of the U.S. federal income tax consequences of a U.S. Holder electing to redeem its JATT Class A Ordinary Shares for cash, including with respect to JATT’s potential PFIC status and certain tax implications thereof. All holders of JATT Class A Ordinary Shares considering exercising their redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.
Q:
What do I need to do now?

A:
You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:
How can I vote?

A:
If you are a shareholder of record, you may vote at the Meeting, online at the virtual Meeting or vote by proxy using the enclosed proxy card, the Internet or telephone. Whether or not you plan to participate at the Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have already voted by proxy, you may still attend the virtual Meeting and vote online, if you choose.

•
To vote online at the virtual Meeting, follow the instructions below under “How may I participate in the virtual Meeting?”

•
To vote using the proxy card, please complete, sign and date the proxy card and return it in the prepaid envelope. If you return your signed proxy card before the time appointed for the commencement of the Meeting, we will vote your shares as you direct.

•
To vote via the telephone, you can vote by calling the telephone number on your proxy card. Please have your proxy card handy when you call. Easy-to-follow voice prompts will allow you to vote your JATT Class A Ordinary Shares and confirm that your instructions have been properly recorded.

•
To vote via the Internet, please go to           and follow the instructions. Please have your proxy card handy when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded.

Telephone and Internet voting facilities for JATT’s shareholders of record will be available 24 hours a day until 11:59 p.m. Eastern Time on           , 2022. After that, telephone and Internet voting will be closed, and if you want to vote your JATT Class A Ordinary Shares, you will either need to ensure that your proxy card is received before the time appointed for the commencement of the Meeting or attend the virtual Meeting to vote your shares online.
If your JATT Class A Ordinary Shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those JATT Class A Ordinary Shares and those JATT Class A Ordinary Shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card so as to be received no later than the time appointed for the commencement of the Meeting to ensure that your vote is counted. You may be eligible to vote your JATT Class A Ordinary Shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.
If you plan to vote at the virtual Meeting, you will need to contact Continental at the phone number or email below to receive a control number and you must obtain a legal proxy from your broker, bank or other nominee reflecting the number of JATT Class A Ordinary Shares you held as of the Record Date, your name and email address. You must contact Continental for specific instructions on how to receive the control number. Please allow up to           hours prior to the meeting for processing your control number.
After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Continental. Requests for registration should be directed to (212) 509-4000 or email proxy@continentalstock.com. Requests for registration must be received no later than           , Eastern Time, on           , 2022.
You will receive a confirmation of your registration by email after we receive your registration materials. We encourage you to access the Meeting prior to the start time leaving ample time for the check in.
Q:
Who can help answer any other questions I might have about the Meeting?

A.
If you have any questions concerning the Meeting (including accessing the meeting by virtual means) or need help voting your ordinary shares, please contact Continental Stock Transfer & Trust Company at (212) 509-4000 or email proxy@continentalstock.com.

The Notice of Meeting, proxy statement/prospectus and form of proxy card are available at: [                 ].           .
Q:
If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:
No. If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any Proposal for which your broker does not have discretionary authority to vote. If a Proposal is determined to be discretionary, your broker, bank or other holder of record is permitted to vote on the Proposal without receiving voting instructions from you. If a Proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted to vote on the Proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary proposal because the holder of record has not received voting instructions from the beneficial owner.

Each of the Proposals to be presented at the Meeting is a non-discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any of the Proposals. Broker non-votes will have no effect on the vote for the any of the Proposals.
Q:
What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:
JATT will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for the purposes of determining whether a quorum is present at the Meeting but it will not otherwise be counted. Broker non-votes will have no effect on the vote for the Proposals.

Q:
If I am not going to attend the Meeting, should I return my proxy card instead?

A.
Yes. Whether you plan to attend the Meeting virtually or not, please read the enclosed proxy statement/prospectus carefully, and vote your JATT Class A Ordinary Shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided so as to be received no later than the time appointed for the commencement of the Meeting.

Q:
How can I submit a proxy?

A.
You may submit a proxy by (a) visiting           and following the on screen instructions (have your proxy card available when you access the webpage), or (b) calling toll-free           in the U.S. or           from foreign countries from any touch-tone phone and follow the instructions (have your proxy card available when you call), or (c) submitting your proxy card by mail by using the previously provided self-addressed, stamped envelope.

Q:
Can I change my vote after I have mailed my proxy card?

A:
Yes. You may change your vote at any time before your proxy is voted at the Meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one as long as it is received no later than the time appointed for the commencement of the Meeting, or by attending the Meeting in person and casting your vote or by voting again by the telephone or Internet voting options described below, or by submitting a written revocation stating that you would like to revoke your proxy that our proxy solicitor received prior to the Meeting. If you hold your JATT Class A Ordinary Shares through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to:

Unless revoked, a proxy will be voted at the Meeting in accordance with the shareholder’s indicated instructions. In the absence of instructions, proxies will be voted FOR each of the Proposals.
Q:
What will happen if I return my proxy card without indicating how to vote?

A:
If you sign and return your proxy card without indicating how to vote on any particular Proposal, the JATT Class A Ordinary Shares represented by your proxy will be voted in favor of each Proposal. Proxy cards that are returned without a signature will not be counted as present at the Meeting and cannot be voted.

Q:
Should I send in my share certificates now to have my JATT Class A Ordinary Shares redeemed?

A:
JATT public shareholders who intend to have their JATT Class A Ordinary Shares redeemed should send their certificates to Continental at least two business days before the Meeting. Please see “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.

Q:
Who will solicit the proxies and pay the cost of soliciting proxies for the Meeting?

A:
JATT will pay the cost of soliciting proxies for the Meeting. JATT has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the Meeting. JATT has agreed to pay           a fee of approximately $      and will reimburse           for its reasonable out-of-pocket expenses and indemnify           and its affiliates against certain claims, liabilities, losses, damages, and expenses.

JATT will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of JATT Class A Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of the JATT Class A Ordinary Shares and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Q:
What happens if I sell my shares before the Meeting?

A:
The Record Date for the Meeting is earlier than the date of the Meeting, as well as the date that the Business Combination is expected to be consummated. If you transfer your JATT Class A Ordinary Shares after the Record Date, but before the Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote at the Meeting, but will transfer ownership of the shares and will not hold an interest in JATT after the Business Combination is consummated.

Q:
Are Zura’s shareholders required to approve the Business Combination?

A:
Yes. The Zura shareholders are required to approve the Business Combination.

The Zura shareholders entered into a Company Shareholder Support Agreement dated June 16, 2022, with JATT and Zura, pursuant to which Zura shareholders agreed to vote all Zura ordinary shares beneficially owned by them, including any additional shares of Zura they acquire ownership of or the power to vote, in favor of the Business Combination and related transactions. As of           , 2022, Zura shareholders own    % of the issued and outstanding Zura ordinary shares.
Q:
Are there risks associated with the Business Combination that I should consider in deciding how to vote?

A:
Yes. There are a number of risks related to the Business Combination and other transactions contemplated by the Business Combination Agreement that are discussed in this proxy statement/prospectus. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 43 of this proxy statement/prospectus.

Q:
May I seek statutory appraisal rights or dissenter rights with respect to my shares?

A:
No. Appraisal rights are not available to holders of JATT Class A Ordinary Shares in connection with the Business Combination or the Business Combination Proposal. For additional information, see the section titled “The Meeting — Appraisal Rights.”

Q:
Who will manage New JATT after the Business Combination?

A:
As a condition to the closing of the Business Combination, all of the officers and directors of JATT except:

•
JATT chairman and chief executive officer, Someit Sidhu, who will become the Chief Executive Officer and a director of New JATT,

•
a JATT director Javier Cote-Sierra, who will become the Chief Science Officer of New JATT, and

•
a JATT director Arnout Ploos van Amstel, will become a director of New JATT,

will resign, so that effective at the Closing, the New JATT Board will consist of six individuals, a majority of whom will be independent directors in accordance with the requirements of NYSE. For information on the anticipated management of New JATT, see the section titled “Directors and Executive Officers of New JATT after the Business Combination” in this proxy statement/prospectus.

Q:
Who can help answer my questions about the Proposals and related matters?

A:
If you have questions about the Proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact JATT’s proxy solicitor at:

Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Telephone: (800) 662-5200
(bank and brokers call collect at (203) 658-9400)
Email: JATT.info@investor.morrowsodali.com
You may also obtain additional information about JATT from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

SUMMARY OF THE PROXY STATEMENT
This summary highlights selected information from this proxy statement/prospectus but may not contain all of the information that may be important to you. You should read this entire proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully in their entirety. Please read these documents carefully as they are the legal documents that govern the Business Combination and your rights in the Business Combination.
Unless otherwise specified, all share calculations (1) assume no exercise of the redemption rights by JATT’s shareholders in connection with the Business Combination and (2) do not include any shares issuable upon the exercise of the warrants.
The Parties to the Business Combination
JATT Acquisition Corp
JATT is a blank check company incorporated as a Cayman Islands exempted company on March 10, 2021. JATT was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.
On July 16, 2021, JATT consummated its initial public offering of 12,000,000 units (the “JATT Units” and, with respect to the Class A Ordinary Shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $120.0 million. On July 19, 2021, the underwriters fully exercised their option and purchased 1,800,000 additional Units, generating gross proceeds of $18.0 million (the “Over-Allotment”), resulting in total gross proceeds of $138 million.
Simultaneously with the closing of the IPO, JATT consummated the sale of 5,370,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $5.4 million. Concurrent with the consummation of the Over-Allotment on July 19, 2021, the Sponsor purchased 540,000 additional Private Placement Warrants, generating proceeds of $540,000 in the Second Private Placement, resulting in total gross proceeds of $5,910,000.
The amounts held in the Trust Account may only be used by JATT upon the consummation of a business combination, except that there can be released to JATT, from time to time, any interest earned on the funds in the Trust Account that it may need to pay its income or other tax obligations. The remaining interest earned on the funds in the Trust Account will not be released until the earlier of the completion of a business combination and JATT’s liquidation. JATT executed the Business Combination Agreement on June 16, 2022, as amended on September 20, 2022. Under its Existing MAA, JATT must complete an initial business combination by January 16, 2023. If JATT does not complete an initial business combination by January 16, 2023, it must liquidate.
After deducting the underwriting discounts, offering expenses, and commissions from the IPO and the sale of the Private Placement Warrants, a total of $139,380,000 ($10.10 per Unit) was deposited into the Trust Account, and the remaining $2,250,000 of the net proceeds were held outside of the Trust Account and made available to be used for the payment of offering costs and for working capital purposes.
On May 11, 2022, an affiliate of the Sponsor agreed to loan JATT up to an additional aggregate principal amount of $300,000 for working capital purposes evidenced by a promissory note. At June 30, 2022, $179,000 was outstanding under the promissory note.
As of June 30, 2022, JATT had cash outside the Trust Account of approximately $221,000 in its operating bank account and a working capital deficit of approximately $604,000. As of December 31, 2021, JATT had approximately $729,000 in its operating bank account and working capital of approximately $880,000. As of June 30, 2022, and December 31, 2021, JATT had marketable securities held in the Trust Account of $139,596,566 and $139,399,054, respectively. We may withdraw interest from the Trust Account to pay taxes, if any. JATT intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete the Business Combination.

The JATT Units, JATT Class A Ordinary Shares and Public Warrants are currently listed on the NYSE, under the symbols “JATT.U,” “JATT,” and “JATT.WS,” respectively. The Units commenced trading on July 16, 2021 and the JATT Class A Ordinary Shares and Public Warrants commenced separate public trading on September 3, 2021. Application will be made for the shares of New JATT Class A Ordinary Shares and New JATT Warrants to be approved for listing on the NYSE under the symbols “ZURA” and “ZURA.WS,” respectively.
JATT’s principal executive offices are located at: c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, and its telephone number is : +44 7706 732212.
Zura
Overview
Zura is a clinical-stage biotechnology company focused on developing novel medicines for immune disorders. Zura was recently formed on January 18, 2022. Zura does not yet have any product candidates approved for sale, and has not generated any revenue from product sales to date.
Zura’s lead drug candidate, ZB-168 is a fully human, high affinity monoclonal antibody that binds to and neutralizes the Interleukin (“IL”) 7 receptor alpha chain (“IL7Rα”). IL7Rα sits at the nexus of two key immune pathways, IL7 and thymic stromal lymphopoietin (“TSLP”), thus inhibiting IL7Rα has the potential to block signaling through either of these important immunological pathways. As a result, Zura believes ZB-168 could be therapeutically relevant in a broad set of indications where activation of the IL7 or TSLP pathways may be involved.
Zura is among the leaders in exploring the therapeutic potential of this mechanism. To date, ZB-168 is the only anti-IL7Rα antibody that has publicly reported clinical data in patients with an autoimmune disease. Based on the biologic activity seen in an earlier phase 1b trial, including clear and consistent impacts on key immune effector cell types, Zura intends to develop ZB-168 in a range of immune disorders. Zura estimates that over 100 million people globally suffer from diseases where the IL7 or TSLP pathways have been implicated, presenting a large total addressable market for ZB-168.
Zura’s lead indication, alopecia areata (“AA”), is an autoimmune disease, characterized by T-cell mediated inflammation that results in disfiguring hair loss. It should be noted that the clinical data that has been publicly reported so far regarding ZB-168 in patients with an autoimmune disease was not conducted in patients suffering from AA. While Zura has not yet conducted any clinical trials or submitted an investigational new drug application to the FDA, Zura plans to start a randomized phase 2 study in AA by the end of the year 2023. Beyond AA, Zura continues to explore the possibility of pursuing additional indications (although the specific additional indications are yet to be determined), and looks to start these phase 2 trials in late 2023 and beyond.
Zura’s principal executive offices are located at 3rd Floor, 1 Ashley Road, Altrincham, Cheshire, WA14 2DT, United Kingdom.
Merger Sub
Merger Sub is Cayman Islands exempted company and a wholly-owned subsidiary of JATT formed for the purpose of consummating the Business Combination. Following the consummation of the Business Combination, Merger Sub will have merged with and into Holdco, with Holdco surviving the Merger as a wholly-owned subsidiary of JATT. Merger Sub owns no material assets and does not operate any business.
Merger Sub’s principal executive office is located at JATT’s principal executive offices at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
Merger Sub 2
Merger Sub 2 is Cayman Islands exempted company and a wholly-owned subsidiary of JATT formed for the purpose of consummating the Business Combination. Following the consummation of the Business

Combination, Merger Sub 2 will have merged with and into Holdco, with Merger Sub 2 surviving as a wholly-owned subsidiary of JATT. Merger Sub 2 owns no material assets and does not operate any business.
Merger Sub 2’s principal executive office is located at JATT’s principal executive offices at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
The Business Combination Agreement
On June 16, 2022, JATT entered into a Business Combination Agreement, as amended on September 20, 2022 (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among JATT, Merger Sub, Merger Sub 2, Holdco (to become a party before Closing, as described below) and Zura.
Pursuant to the Business Combination Agreement, (a) before the closing of the Business Combination (as defined below) (the “Closing” and the date on which the Closing actually occurs, the “Closing Date”), (a) Holdco will be established as a new holding company of Zura and will become a party to the Business Combination Agreement; and (b) on the Closing, in sequential order: (i) Merger Sub will merge with and into Holdco, with Holdco continuing as the surviving company and a wholly owned subsidiary of JATT (the “Merger”); (ii) immediately following the Merger, Holdco will merge with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving company and a wholly owned subsidiary of JATT (the “Subsequent Merger”); and (iii) JATT will change its name to “Zura Bio Limited”.
Merger Consideration
If the Business Combination is completed: (i) each outstanding Holdco ordinary share as of immediately prior to the Effective Time will be cancelled in exchange for the right to receive a number of New JATT Class A Ordinary Shares equal to the Exchange Ratio (as defined below) and (ii) each option to purchase Holdco ordinary shares that is then outstanding shall be converted into the right to receive an option relating to the New JATT Class A Ordinary Shares upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the Effective Time (each, a “New JATT Option”) except that (y) such New JATT Option shall relate to that whole number of shares of New JATT Class A Ordinary Shares (rounded to the nearest whole share) equal to the number of Holdco ordinary shares subject to such option, multiplied by the Exchange Ratio, and (z) the exercise price per share for each such New JATT Class A Ordinary Share shall be equal to the exercise price per share of Holdco of such option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (rounded to the nearest full cent).
The total consideration to be received by securityholders of Holdco at the Closing will be the issue of (or grant of options to purchase) New JATT Class A Ordinary Shares with an aggregate value equal to $165 million (the “Merger Consideration”).
Closing
In accordance with the terms and subject to the conditions of the Business Combination Agreement, the Closing will take place on the date that is no later than the third business day after the satisfaction or waiver of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is mutually agreed to in writing by the parties. The date on which the Closing actually occurs is referred to as the “Closing Date.”
Representations and Warranties
The Business Combination Agreement contains representations and warranties of Zura relating to, among other things, corporate existence and power, corporate authorization, non-contravention, consents, capital structure, organizational documents, assumed names, subsidiaries, financial statements, absence of certain changes, properties, title to Zura’s assets, litigation, contracts, licenses and permits, compliance with laws, intellectual property, customers and suppliers, employees and employee benefit plans, withholding, real property, tax matters, environmental laws, finder’s fees, directors and officers, certain business practices, international trade matters, anti-bribery compliance, compliance with health care laws and certain contracts, insurance, related party transactions and data privacy matters.
The Business Combination Agreement contains representations and warranties of JATT and Merger Sub relating to, among other things, corporate existence and power, corporate authorization, governmental authorization, non-contravention, finder’s fees, issuance of shares, capitalization, information supplied, trust fund, listing, no market manipulation, board approval, JATT’s SEC filings and financial statements, absence of changes, litigation, compliance with laws, money laundering laws and Office of Foreign Assets Control (“OFAC”) compliance, tax matters, contracts and investment company status.
None of the representations, warranties or covenants, including any rights upon breach of such representations, warranties or covenants will survive the Closing except for such covenants and agreements that by their terms expressly apply post-Closing.
Covenants
The Business Combination Agreement includes customary covenants of the parties with respect to operation of their respective businesses prior to consummation of the Business Combination and efforts to satisfy conditions to consummation of the Business Combination. The Business Combination Agreement also contains additional covenants of the parties, including, among others, those with respect to access to certain information, notification of the occurrence of certain facts and circumstances, and cooperation in the preparation of this proxy statement/prospectus.
Non-solicitation Provision
Zura has agreed that from the date of the Business Combination Agreement to Closing or, if earlier, the valid termination of the Business Combination Agreement in accordance with its terms, it and its officers, directors, employees, agents or representatives will not initiate any negotiations with any party, or provide information concerning it or its business or assets to any Competing SPAC Party relating to a Competing Transaction (as such terms are defined in the Business Combination Agreement) or enter into any agreement relating to such a proposal.
Conditions to the Obligations of all of the Parties
The obligations of each party to the Business Combination Agreement to consummate the Business Combination are subject to the satisfaction of the following conditions:
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there will not be any applicable Law in effect that makes the consummation of the transactions contemplated by the Business Combination Agreement illegal or any order in effect enjoining or prohibiting the consummation of the transactions contemplated by the Business Combination Agreement;

•
neither JATT or Zura or its applicable directors, officers, employees, contractors, representatives or affiliates shall have been the subject of any actual, pending or threatened enquiry or proceeding by any governmental entity regarding any violation of any Law.

•
this proxy statement/prospectus shall have been declared effective under the Securities Act and remain effective as of the Closing and no stop order suspending the effectiveness of the registration statement shall have been issued or proceedings for that purpose initiated by the SEC;

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After giving effect to the transactions contemplated hereby, JATT shall have at least $5,000,001 in net tangible assets immediately prior to the Merger.

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All required filings under the HSR Act shall have been made and the waiting period or periods under the HSR Act applicable to the transactions contemplated by the Business Combination Agreement will have expired or been terminated.

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JATT’s shareholders shall have approved the Proposals at the Meeting by the requisite vote required under law and the governing documents of JATT;

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Zura shareholders shall have approved the Merger by written resolution of the requisite number of votes required under law and the governing documents of Zura;

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Closing of the Company Capital Restructuring (as described in the Holdco SSA) shall have occurred in accordance with the Holdco SSA and

•
any required filings under the HSR Act shall have been made and the waiting period or periods under the HSR Act applicable to the transactions contemplated by the Business Combination Agreement will have expired or been terminated.

Conditions to the Obligations of JATT and Merger Sub
The obligations of JATT and Merger Sub to consummate the Business Combination are subject to the satisfaction, or the waiver at JATT’s and Merger Sub’s sole and absolute discretion, of all the following conditions:
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Zura shall have duly performed all of its obligations under the Business Combination Agreement required to be performed by it at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

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All of the representations and warranties of Zura contained in Article V of the Business Combination Agreement , shall be true and correct at and as of the date of the Business Combination Agreement, and be true and correct as of the Closing Date (other than, in each case, if the representations and warranties that speak as of a specific date, then such representations and warranties need only to be true and correct as of such date), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect with respect to Zura.

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Since the date the Business Combination Agreement was signed, no Material Adverse Effect has occurred.

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The receipt by JATT and Merger Sub of a certificate signed by an authorized Person of Zura certifying the satisfaction of the conditions described in the preceding three bullet points.

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JATT and Merger Sub shall have received a copy of financial statements as described in the Business Combination Agreement and each of the Ancillary Agreements to which Zura is a party, duly executed by Zura and by all other parties thereto, and each such Ancillary Agreement shall be in full force and effect.

Conditions to the Obligations of Zura
The obligation of Zura to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following conditions any one or more of which may be waived in writing by Zura:
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JATT and Merger Sub shall have duly performed all of their obligations hereunder required to be performed by them at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

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All of the representations and warranties of JATT and Merger Sub contained in Article VI of the Business Combination Agreement shall be true and correct at and as of the date of the Business Combination Agreement and be true and correct as of the Closing Date (other than in each case except for representation and warranties that speak as of a specific date, in which case such representations and warranties need only to be true and correct as of such), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect with respect to JATT.

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Since the date of the Business Combination Agreement, no Material Adverse Effect with respect to JATT has occurred.

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Zura shall have received a certificate signed by an authorized officer of JATT and Merger Sub certifying the satisfaction of the conditions described in the preceding three bullet points.

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From the date hereof until the Closing, the JATT and Merger Sub shall have been in material compliance with the reporting requirements under the Securities Act and the Exchange Act applicable to JATT and Merger Sub, respectively.

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Each of JATT and Merger Sub shall have executed and delivered to Zura each ancillary agreement to be executed in connection with the Business Combination to which it is a party.

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Available Closing Date Cash shall not be less than sixty five million dollars ($65,000,000).

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JATT shall remain listed on NYSE and the additional listing application for the New JATT Class A Ordinary Shares issued in connection with the Business Combination and the initial listing application in connection with the transactions contemplated by the Business Combination Agreement shall have been approved by NYSE. As of the Closing Date, JATT shall not have received any written notice from NYSE that it has failed, or would reasonably be expected to fail to meet the NYSE initial or continued listing requirements as of the Closing Date for any reason, where such notice has not been subsequently withdrawn by NYSE or the underlying failure appropriately remedied or satisfied.

Company Capital Restructuring
Before the Closing, Zura will consummate a restructuring pursuant to which all the Zura ordinary shares will be contributed by their holders to Holdco, a Cayman Islands exempted company formed for the purpose of the Business Combination, in exchange for an equivalent number of shares of the equivalent class in Holdco. Holdco, Zura and the holders of Zura’s shares will enter into a subscription and shareholders’ agreement pursuant to which the restructuring will be implemented and which will govern the affairs of Holdco until Closing. As part of this restructuring, Holdco adopted the existing option plan for US holders operated by Zura as a Holdco Option Plan and accordingly the outstanding options to purchase Zura ordinary shares held by Zura service providers converted into options to acquire the same number of Holdco ordinary shares.
Termination; Effectiveness
The Business Combination Agreement may be terminated and the transactions contemplated thereby abandoned:
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by the mutual written resolution of Zura and JATT;

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by JATT, if any of the representations or warranties of Zura set forth in the Business Combination Agreement shall not be true and correct, or if Zura has failed to perform any covenant or agreement on the part of the Zura set forth in the Business Combination Agreement (including an obligation to consummate the Closing), in each case such that the conditions to JATT’s obligations to consummate the Business Combination with respect to the accuracy of Zura’s representations and warranties or compliance with its covenants and agreements, in each as set forth in the Business Combination Agreement, would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by JATT) by the earlier of (i) November 15, 2022 (the “Outside Date”) or (ii) 30 days after written notice thereof is delivered to Zura; provided, however, that JATT shall not have the right to terminate the Business Combination Agreement if JATT or Merger Sub is then in material breach of any representation, warranty, covenant, or obligation under the Business Combination Agreement, which breach has not been cured;

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by Zura, if any of the representations or warranties of JATT or Merger Sub set forth in the Business Combination Agreement shall not be true and correct, or if JATT or Merger Sub has failed to perform any covenant or agreement on its part set forth in the Business Combination Agreement (including an obligation to consummate the Closing), in each case such that the conditions to Zura’s obligations to consummate the Business Combination with respect to the accuracy of JATT’s and Merger Sub’s representations and warranties or compliance with their covenants and agreements, in each case, as set forth in the Business Combination Agreement, would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by Zura) by the earlier of (i) the Outside Date or (ii) 30 days after written notice thereof is delivered to JATT; provided, however, that Zura shall not have the right to terminate the Business Combination Agreement pursuant to this provision if Zura is then in material breach of any representation, warranty, covenant, or obligation under the Business Combination Agreement, which breach has not been cured;

•
by either Zura or JATT:

(i)
on or after the Outside Date, if the Business Combination shall not have been consummated prior to the Outside Date; provided, however, that the right to terminate will not be available to any party that has breached the Business Combination Agreement and such breach was the primary cause or has resulted in the failure of the transactions contemplated in the Business Combination Agreement; or

(ii)
if any order prohibiting the consummation of the Business Combination (provided, that the governmental authority issuing such order has jurisdiction over JATT and Zura with respect to the transactions contemplated by the Business Combination Agreement) is in effect and shall have become final and non-appealable; provided, however, that this right to terminate will not be available to any party whose breach of any representation, warranty and covenant in the Business Combination Agreement resulted in or caused such final, non-appealable order or action;

•
by Zura if any of the Condition Precedent Proposals fail to receive the requisite approval of JATT’s public shareholders at the Meeting (unless the Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof); or

•
by written notice of JATT to Zura if the adoption of the Business Combination Agreement by Zura shareholders is not obtained.

In the event of the termination of the Business Combination Agreement, written notice thereof will be given by the party desiring to terminate to the other party or parties, specifying the provision of the Business Combination Agreement pursuant to which such termination is made, and the Business Combination Agreement shall following such delivery will become null and void (other than such termination provisions and certain miscellaneous provisions of the Business Combination Agreement), and there shall be no liability on the part of JATT or Zura or their respective directors, officers and Affiliates; provided, however, that nothing in the Business Combination Agreement will relieve any party from liability for any fraud or willful breach.
Certain Related Agreements and Arrangements
Sponsor Support Agreement.   Concurrently with the execution of the Business Combination Agreement, JATT, Zura, the Sponsor and certain directors and officers of JATT entered into a Sponsor Support Agreement dated June 16, 2022, pursuant to which, among other things, the Sponsor and directors and officers of JATT agreed to (i) vote all of the JATT Class A Ordinary Shares beneficially owned by them, including any additional shares to which they acquire ownership of or the power to vote, in favor of the Proposals, (ii) not to redeem any of their JATT Class A Ordinary Shares in conjunction with shareholder approval of the Business Combination and (iii) be bound by certain transfer restrictions with respect to their JATT Class A Ordinary Shares.
Company Shareholder Support Agreement.   Concurrently with the execution of the Business Combination Agreement, JATT, Zura and the shareholders of Zura entered into a Company Shareholder Support Agreement dated June 16, 2022, pursuant to which the Zura shareholders agreed to vote all Zura ordinary shares beneficially owned by them, including any additional shares of Zura they acquire ownership of or the power to vote, in favor of the Business Combination and related transactions.
Sponsor Forfeiture Agreement.   Contemporaneously with the execution of the Business Combination Agreement, the Sponsor entered into a sponsor forfeiture agreement (the “Sponsor Forfeiture Agreement”) with JATT and Zura, pursuant to which, contingent upon the percentage of public shareholders who elect to redeem their shares at Closing, the Sponsor agreed to forfeit up to 4,137,000 of its private placement warrants to purchase JATT Class A Ordinary Shares, exercisable at $11.50 per share (the “Forfeited Private Placement Warrants”), acquired by the Sponsor in July 2021, upon the JATT initial public offering. At the Closing, the Forfeited Private Placement Warrants shall be transferred from the Sponsor to the FPA Investors and the PIPE Investor on a pro rata basis in accordance with such FPA Investors’ and PIPE Investor’s total invested capital.
Amended and Restated Registration Rights Agreement.   In connection with the Closing, Zura, JATT and certain securityholders of each of Zura and JATT who will receive JATT Class A Ordinary Shares pursuant to the Business Combination Agreement, will enter into an amended and restated registration and shareholders rights agreement (the “Registration Rights Agreement”) in a form agreed to by JATT and Zura, which will become effective upon the consummation of the Merger. The Registration Rights Agreement will govern the registration of certain New JATT Class A Ordinary Shares for resale and be effective as of the Closing, and includes certain customary demand and “piggy-back” registration rights with respect to the New JATT Class A Ordinary Shares held by the parties thereto.
Lock-up Agreement.   Contemporaneously with the execution of the Business Combination Agreement, JATT, the Sponsor, certain affiliates of the Sponsor and the Zura shareholders and optionholders, entered into a lock-up agreement (the “Lock-Up Agreement”), to take effect at Closing, containing restrictions on transfer with respect to New JATT Class A Ordinary Shares held by each such holder (subject to certain exceptions, the “Lock-Up Shares”) for a period as follows: one-third (1/3) of the Lock-Up Shares will be restricted until 6 months after the Closing, one-third (1/3) of the Lock-Up Shares will be restricted until 12 months after the Closing, and one-third (1/3) of the Lock-Up Shares shall be restricted until 24 months after the Closing; provided, that each portion of the Lock-Up Shares will be freely tradable on the earlier of (i) the date on which the closing price of the JATT Class A Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period on a VWAP (as defined below) basis during the relevant lock-up period; and (ii) the date on which JATT consummates a liquidation, merger, capital share exchange, reorganization, or other similar transaction that results in all of JATT’s shareholders having the right to exchange their JATT Class A Ordinary Shares for cash, securities or other property. For purposes of the Lock-Up Agreement, “VWAP” means, for any date, the daily volume weighted average price of the JATT Class A Ordinary Shares for such date (or the nearest preceding date) on the trading market on which the JATT Class A Ordinary Shares are then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)).
Amendment to the Insider Letter Agreement.   In connection with the execution of the Business Combination Agreement, JATT, the Sponsor, members of JATT’s board of directors and certain other individuals (collectively, the “Insiders”) who hold JATT Class B Shares (the “Founder Shares”) entered into an Amendment to the Insider Letter Agreement (the “Amended Insider Letter Agreement”), which provides, among other things, that certain Founder Shares (and any JATT Class A Ordinary Shares issuable upon conversion thereof) shall be subject to certain time and share-performance-based vesting provisions described below. The Sponsor and the Insiders agreed that they shall not transfer any Founder Shares until the earlier of (A) six months after the completion of the initial business combination and (B) the date following the completion of an initial business combination on which JATT completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the public shareholders having the right to exchange their JATT Class A Ordinary Shares for cash, securities or other property. Notwithstanding the foregoing, if, subsequent to the Business Combination, the closing price of the JATT Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30- trading day period commencing at least 150 days after the Business Combination, the Founder Shares shall be released from the lock-up restrictions. The Amended Insider Letter Agreement also provides that neither the Sponsor nor the Insiders will redeem any JATT Class A Shares owned by such persons in connection with the Business Combination.
Interests of Certain Persons in the Business Combination
When you consider the recommendation of the JATT Board in favor of the approval of the Business Combination Proposal and other Proposals, you should keep in mind that JATT’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder, including:
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If an initial business combination, such as the Business Combination, is not completed by January 16, 2023, JATT will be required to liquidate and dissolve. If JATT is unable to consummate its initial business combination by January 16, 2023 and JATT must liquidate, the 3,450,000 founder shares currently held by the Initial Shareholders (including the founder shares beneficially owned each by the Sponsor, Someit Sidhu, Verender S. Badial, Arnout Ploos van Amstel, Tauhid Ali, Javier Cote-Sierra, and Graeme Sloan, respectively), which were acquired prior to the IPO, will be worthless because such holders have agreed to waive their rights to any liquidation distributions. The founder shares were purchased for an aggregate purchase price of $25,000.
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In addition, if JATT is unable to consummate its initial business combination by January 16, 2023 and must liquidate, the 5,910,000 Private Placement Warrants purchased by the Sponsor for a total purchase price of $5,910,000, will be worthless. The Sponsor has agreed, subject to and contingent upon the Closing, in the event that holders of more than 65% of the issued and outstanding JATT Class A Ordinary Shares exercise redemption rights in conjunction with the shareholder vote on the Proposals, then the Sponsor will forfeit a number of its private placement warrants (the “Private Placement Warrants”) on a sliding scale ranging from 1% to 70% of all Private Placement Warrants held by the Sponsor immediately prior to Closing. The exercise of JATT’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our shareholders’ best interest.

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If the Business Combination is completed, Zura will designate all members of New JATT’s Board of Directors, however two (2) of the designees of Zura that constitute independent directors will be agreed to by us prior to the Closing. Our shareholders are expected to elect such designees to serve as members of New JATT’s Board of Directors after the Closing. As such, in the future such designees may receive cash fees, share options or share awards that the New JATT Board of Directors determines to pay to its executive and non-executive directors.

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On May 11, 2022, an affiliate of the Sponsor agreed to loan us an aggregate principal amount of up to $300,000 for working capital purposes (the “Working Capital Loan”) evidenced by the Note. At June 30, 2022, $179,000 was outstanding under the Note. If we complete an initial business combination, we will, at the option of the lender, repay the amounts evidenced by the promissory notes or convert up to $300,000 of the total amount of such loan into Lender Warrants at a price of $1.00 per Warrant, which Warrants will be identical to the Private Placement Warrants issued simultaneously with the IPO, and repay the remaining amount in cash. If an initial business combination is not completed by January 16, 2023, JATT will repay such amounts only from funds held outside of the Trust Account.

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Following the consummation of the Business Combination, New JATT will look to maintain a directors’ and officers’ liability insurance policy in favor of JATT’s current directors and officers on terms not less favorable than the terms of the current directors’ and officers’ liability insurance policies under which each such directors and officers are currently covered, or otherwise cause coverage to be extended under the applicable existing JATT insurance policy by obtaining a “tail” insurance policy that provides coverage for up to a six-year period from the Closing Date, for the benefit of such directors and officers that is substantially equivalent to and in any event not less favorable in the aggregate than the applicable existing insurance policy covering such directors and officers.

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Our Initial Shareholders, members of our management team or their respective affiliates, may receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities conducted on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices or similar locations of prospective target businesses, including Zura, to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us in this regard.

In reaching its decision to authorize the Business Combination Agreement, the JATT Board was aware of these potential conflicts of interest and considered these interests, among other matters, when approving and declaring advisable the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement on the terms and subject to the conditions set forth in the Business Combination Agreement and recommended that our shareholders adopt and approve the Business Combination Agreement and approve the other Proposals.
The Meeting
Date, Time and Place of the Meeting
The Meeting will be held at the offices of           and virtually via live webcast at           , Eastern Time, on           , or such other date, time and place to which the Meeting may be adjourned or postponed, for the purposes set forth in the accompanying notice. JATT’s shareholders are strongly requested to attend the Meeting virtually.
Record Date; Outstanding Shares; Shareholders Entitled to Vote
JATT has fixed the close of business on           , 2022, as the record date for determining those JATT shareholders entitled to notice of and to vote at the Meeting. As of the close of business on the Record Date, there were 17,250,000 JATT Ordinary Shares issued and outstanding and entitled to vote, of which 13,800,000 are public Class A Ordinary Shares and 3,450,000 are Class B Ordinary Shares held by the Initial Shareholders. Each holder of JATT Class A Ordinary Shares is entitled to one vote per share on each Proposal.
Quorum and Required Vote
A quorum of JATT’s shareholders is necessary to hold the Meeting. The presence, in person, including by virtual attendance, or by proxy, of JATT’s shareholders representing a majority of the JATT Ordinary Shares as of the Record Date, which is 8,625,001 shares, and entitled to vote at the Meeting will constitute a quorum for the Meeting.
Approval of the Business Combination Proposal, Binding Organizational Documents Proposal A, the Advisory Governance Proposals, the Director Appointment Proposal, the Equity Plan Proposal, the NYSE Proposal, the ESPP Proposal and the Adjournment Proposal will each require an ordinary resolution under Cayman Islands law, being the affirmative vote of the majority of the JATT Ordinary Shares present in person, including by virtual attendance, or represented by proxy and entitled to vote thereon and who vote at the Meeting or any adjournment or postponement thereof.
Approval of the Binding Organizational Documents Proposals B (Approval of Name Change) and C (Approval of the Proposed MAA) will each require a special resolution under Cayman Islands law, being the affirmative vote of two-thirds of the JATT Ordinary Shares present in person, including by virtual attendance, or represented by proxy and entitled to vote thereon and who vote at the Meeting or any adjournment or postponement thereof.
With respect to the Business Combination, pursuant to the Letter Agreement and the Support Agreement, the Initial Shareholders holding an aggregate of 3,450,000 shares (or 20.0% of the outstanding JATT Ordinary Shares) have agreed to attend the meeting and vote their respective shares in favor of each of the Proposals. As a result, only 5,175,001 JATT Class A Ordinary Shares held by the public shareholders will need to be present in person, including by virtual attendance, or by proxy to satisfy the quorum requirement for the Meeting.
Proposals Requiring Majority Vote — As the vote to approve the Proposals requiring the affirmative vote of the majority of the JATT Ordinary Shares present in person , including by virtual attendance, or represented by proxy and entitled to vote thereon and who vote at the Meeting or any adjournment or postponement thereof at which a quorum is present, then assuming only the minimum number of JATT Class A Ordinary Shares to constitute a quorum is present, only 862,501 JATT Class A Ordinary Shares, or approximately 6.3% of the outstanding shares held by the public shareholders, must vote in favor of items requiring a majority vote for them to be approved.
Proposals Requiring Two-Thirds Vote — as the vote to approve the Proposals requiring the affirmative vote of at least two-thirds (66 2∕3%) of the JATT Ordinary Shares present in person , including by virtual attendance, or represented by proxy and entitled to vote thereon and who vote at the Meeting or any adjournment or postponement thereof at which a quorum is present, then assuming only the minimum number of JATT Class A Ordinary Shares to constitute a quorum is present, only 2,302,876 JATT Class A Ordinary Shares, or approximately 16.69% of the outstanding shares held by the public shareholders, must vote in favor of the proposal requiring a two-thirds vote for it to be approved.
Recommendations of the JATT Board and Reasons for the Business Combination
After careful consideration of the terms and conditions of the Business Combination Agreement, the JATT Board has determined that Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, JATT and its shareholders. In reaching its decision with respect to the Business Combination and the transactions contemplated thereby, the JATT Board reviewed various industry and financial data and the evaluation of materials provided by Zura. The JATT Board also obtained a fairness opinion on which to base its assessment. The JATT Board recommends that JATT’s shareholders vote:
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FOR the Business Combination Proposal;

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FOR The Binding Organizational Documents Proposals;

•
FOR the Advisory Governance Proposals;

•
FOR the Director Appointment Proposal;

•
FOR the Equity Plan Proposal;

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FOR the NYSE Proposal;

•
FOR the ESPP Proposal; and

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FOR the Adjournment Proposal.

Regulatory Approvals
The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional regulatory requirement or approval, except for (i) filings with the Cayman Islands Registrar of Companies necessary to effectuate the Merger, the Subsequent Merger and the Business Combination, (ii) filings under the HSR Act and the expiration of any applicable waiting period thereunder and (iii) filings required with the SEC pursuant to the reporting requirements applicable to JATT, and the requirements of the Securities Act, and the Exchange Act, including the requirement to file the registration statement of which this proxy statement/prospectus forms a part and to disseminate it to its shareholders.
Appraisal Rights
There are no appraisal rights available to holders of JATT Class A Ordinary Shares, Private Placement Warrants, Public Warrants or Units in connection with the Business Combination or the Merger.
Total Ordinary Shares Outstanding Upon Consummation of the Business Combination
JATT’s public shareholders may vote in favor of the business combination and still exercise their redemption rights. Accordingly, the business combination may be consummated even though the funds available from the trust account and the number of public shareholders are substantially reduced as a result of redemptions by public shareholders.
A Public Shareholder may exercise his redemption rights, which will not result in the loss of any Warrants that the Public Shareholders may hold. Accordingly, under all scenarios, including the maximum redemption scenario, there will still be 6,900,000 Public Warrants and 5,910,000 Private Placement Warrants outstanding. Further, if the New JATT Ordinary Shares are trading above the exercise price of $11.50 per warrant, the warrants are considered to be “in the money” and are therefore more likely to be exercised by the holders thereof (when they become exercisable). This in turn increases the risk to non-redeeming shareholders that the warrants will be exercised, which would result in immediate dilution to the non-redeeming shareholders.
With fewer public shares and public shareholders, the trading market for New JATT Ordinary Shares may be less liquid than the market for JATT’s public shares was prior to the Business Combination and New JATT may not be able to meet the listing standards for NYSE. If New JATT’s securities are not listed on NYSE and certain other conditions are not met, the PIPE Financing will not close and any monies paid by the applicable subscriber to JATT pursuant to the subscription agreement shall promptly (but not later than two business days after termination) be returned to the subscriber without any deduction for or on account of any tax, withholding, charges, or set-off. In addition, with fewer funds available from the trust account, the working capital infusion from the trust account into Zura’s business will be reduced. See “Risk Factors” for more details.

The Business Combination may be consummated even though the funds available from the trust account and the number of Public Shareholders are substantially reduced as a result of redemption by Public Shareholders, subject to the requirements that (i) JATT has a minimum of $65,000,000 of cash on hand after distribution of the Trust Account and (ii) JATT have at least $5,000,001 of net tangible assets immediately prior to or upon the consummation of the Business Combination.
The potential impact on New JATT Ordinary Share ownership of different redemption levels is illustrated below through a comparison of a no redemption, illustrative 50% redemption, and maximum redemption scenarios (as described below). In the sensitivity table below, the residual equity value owned by non-redeeming shareholders, taking into account the respective redemption amounts, is assumed to be the value of $10.10 per share. As a result of such redemption amounts and the assumed $10.10 per share value, the implied total equity value of New JATT after the Business Combination, assuming no dilution from any of the 6,900,000 Public Warrants, 5,910,000 Private Placement Warrants, 443,000 New JATT Options or up to 300,000 Lender Warrants, would be (a) $386,900,700 in the no redemption scenario, (b) $317,210,700 in the illustrative 50% redemption scenario, and (c) $262,670,700, in the maximum redemption scenario. Additionally, the second sensitivity table below sets forth the potential additional dilutive impact of each of the Additional Dilution Sources in each redemption scenario. Increasing levels of redemption will increase the dilutive effects of these issuances on non-redeeming shareholders.
	No Redemption Scenario		50% Redemption Scenario		Maximum Redemption Scenario
	Shares	%	Shares	%	Shares	%
JATT Public Shareholders(1)	13,800,000	36.0%	6,900,000	22.0%	—	—
JATT Initial Shareholders(2)	3,450,000	9.0%	3,450,000	11.0%	3,450,000	13.3%
PIPE Investor(3)	2,000,000	5.2%	2,000,000	6.4%	2,000,000	7.7%
FPA Investors(4)	3,000,000	7.9%	3,000,000	9.5%	4,500,000	17.3%
Zura Holdco Shareholders(5)	16,057,000	41.9%	16,057,000	51.1%	16,057,000	61.7%
Total Shares at the Closing(6)	38,307,000	100%	31,407,000	100%	26,007,000	100%
Total Equity Value Post-Redemption(7)	$386,900,700		$317,210,700		$262,670,700
Assumed Per Share Value	$10.10		$10.10		$10.10

(1)
Under the interim redemption scenario, assumes redemptions of fifty percent (50%) of the JATT Class A Ordinary Shares, or 6,900,000 shares, for aggregate redemption payments of approximately $69,690,000.

(2)
Represent Class B Ordinary Shares owned by the Sponsor and Initial Shareholders who have waived any redemption rights, which Class B Ordinary Shares will be converted and exchanged on a one-for-one basis for New JATT Class A Ordinary Shares upon consummation of the proposed Business Combination.

(3)
The PIPE Investor will purchase 2,000,000 JATT Class A Ordinary Shares at $10 per share for $20,000,000 at the Closing of the Business Combination.

(4)
The FPA Investors will purchase an aggregate of 3,000,000 JATT Class A Ordinary Shares at $10 per share for $30,000,000 at the Closing of the Business Combination; and (ii) purchase an additional 1,500,000 JATT Class A Ordinary Shares at $10 per share for $15,000,000 in the event that public share redemptions are greater than 90% in connection with a Business Combination.

(5)
The 16,057,000 shares shown issuable to Zura Holdco shareholders does not include 443,000 options to acquire JATT Class A Ordinary Shares for which outstanding options to acquire Holdco ordinary shares (“Holdco Options”) will be exchanged on Closing. The New JATT Options will be exercisable for $0.72 per share, or $319,000 in the aggregate, and vest over the period to April 2026.

(6)
Under all scenarios, including the maximum scenario, there will still be 6,900,000 Public Warrants, 5,910,000 Private Placement Warrants, up to 300,000 Lender Warrants and 443,000 New JATT Options at the Closing, outstanding. If the New JATT Ordinary Shares are trading above the exercise price of $11.50 per warrant, the Public, Private Placement and Lender Warrants are more likely to be exercised by the holders thereof (when they become exercisable). This in turn increases the risk to non-redeeming shareholders that the warrants will be exercised, which would result in immediate dilution to the non-redeeming shareholders. If all of the Warrants are exercised an additional 13,553,000 Class A Ordinary Shares would be issued, which would represent 26.1% of all shares under the no redemption scenario, 30.1% of all shares under the 50% redemption scenario, and 34.3% of all shares outstanding under the 100% redemption scenario.
(7)
Value shown is derived by multiplying the Total Shares at Closing by Assumed Per Share Value of $10.10.

The ownership percentage with respect to New JATT does not take into account the issuance of any additional shares upon the closing of the Business Combination under the Equity Incentive Plan. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the JATT shareholders will be different.
The JATT Sponsor has agreed, subject to and contingent upon the Closing, in the event that public shareholders of more than 65% ranging to 100%, of the issued and outstanding JATT Class A Ordinary Shares exercise redemption rights in conjunction with the shareholder vote on the Proposals, then such Sponsor will forfeit a number of its Private Placement Warrants ranging from 1% to 70% of all Private Placement Warrants held by the Sponsor immediately prior to Closing as shown in the Exhibit A attached to the Sponsor Forfeiture Agreement which is attached as Exhibit 10.18 to the Registration Statement. Such forfeited Private Placement Warrants will be transferred to the FPA Investors and PIPE Investor, and continue to be outstanding. See “Unaudited Pro Forma Condensed Combined Financial Information.”
Additional Dilution Sources
In addition, the following table illustrates varying ownership levels in New JATT ordinary shares immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders on a fully diluted basis, assuming full exercise of (i) public warrants, (ii) private placement warrants, (iii) lender warrants upon conversion of the working capital notes , and (iv) Holdco Options outstanding as of October 25, 2022.
	No redemptions(1)		50% Redemptions(2)		100% Redemptions(3)
	Shares	%(4)	Shares	%(4)	Shares	%(4)
JATT Public Shareholders	13,800,000	26.6%	6,900,000	15.3%	—	0
JATT Initial Shareholders	3,450,000	6.7%	3,450,000	7.7%	3,450,000	8.7%
PIPE Investor	2,000,000	3.9%	2,000,000	4.4%	2,000,000	5.1%
FPA Investors	3,000,000	5.9%	3,000,000	6.7%	4,500,000	11.4%
Zura Holdco Shareholders	16,057,000	31.1%	16,057,000	35.7%	16,057,000	40.6%
Exercising redeemable Public Warrants(5)	6,900,000	13.3%	6,900,000	15.3%	6,900,000	17.4%
Exercising JATT Private Placement Warrants(6)	5,910,000	11.4%	5,910,000	13.1%	5,910,000	14.9%
Exercising Lender Warrants(7)	300,000	0.6%	300,000	0.7%	300,000	0.8%
Exercising Holdco Options(8)	443,000	0.8%	443,000	1.0%	443,000	1.1%
Total Additional Dilution Sources	13,553,000	26.1%	13,553,000	30.1%	13,553,000	34.2%
Total Fully-Diluted Shares	51,860,000	100%	44,960,000	100%	39,560,000	100%

(1)
Assumes that none of the 13,800,000 Public Shares outstanding as of the record date are redeemed by JATT’s public shareholders.

(2)
Assumes that JATT’s public shareholders redeem 50%, or 6,900,000 shares of JATT’s Ordinary Shares (based on an assumed redemption price per share of approximately $10.10).

(3)
Assumes that JATT’s public shareholders redeem 13,800,000 shares of JATT’s Ordinary Shares (based on an assumed redemption price per share of approximately $10.10).

(4)
Represents the post-closing percentage share ownership assuming various levels of redemption by

JATT Public Shareholders, and the JATT Founder Shares held by the JATT initial shareholders, the issuance of New JATT shares to the Zura Holdco shareholders, the PIPE Investor and the FPA Investors shares.
(5)
Represents the full exercise of the 6,900,000 Public Warrants, which are exercisable at $11.50 per Warrant under the No Redemption, 50% Redemption, and 100% Redemption scenarios, respectively.

(6)
Represents the full exercise of the 5,910,000 JATT Private Placement Warrants at $11.50 per Warrant under the No Redemption, 50% Redemption, and 100% Redemption scenarios, respectively.

(7)
Represents the full exercise of the 300,000 Lender Warrants (assuming that the full $300,000 is advanced under the Working Capital Note and all converted into Lender Warrants) under the No Redemption, 50% Redemption, and 100% Redemption scenarios, respectively.

(8)
Represents the full exercise of the Holdco Options, to be exchanged for 443,000 New JATT Options at the Closing, under the No Redemption, 50% Redemption, and 100% Redemption scenarios, respectively.

The ownership percentage with respect to New JATT does not take into account (i) the issuance of any additional shares after the closing of the Business Combination under the Equity Incentive Plan, or (ii) the reduction in the aggregate merger consideration due to certain specified indebtedness at the Closing. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the JATT shareholders will be different.
The JATT Sponsor has agreed, subject to and contingent upon the Closing, in the event that public shareholders of more than 65% ranging to 100%, of the issued and outstanding JATT Class A Ordinary Shares exercise redemption rights in conjunction with the shareholder vote on the Proposals, then such Sponsor will forfeit a number of its Private Placement Warrants ranging from 1% to 70% of all Private Placement Warrants held by the Sponsor immediately prior to Closing as shown in the Exhibit A attached to the Sponsor Forfeiture Agreement which is attached as Exhibit 10.18 to the Registration Statement. Such forfeited Private Placement Warrants will be transferred to the FPA Investors and PIPE Investor and continue to be outstanding. See “Unaudited Pro Forma Condensed Combined Financial Information.”
Deferred Underwriting Commissions as a Percentage of Post-Redemption Shares
The following table illustrates effective deferred underwriting fee per ordinary share payable upon the completion of the Business Combination (including shares issuable to PIPE and FPA Investors), assuming the no redemption, 50% redemption, and maximum redemption scenarios (and excludes any shares issuable upon the exercise of Public Warrants, Private Placement Warrants and New JATT Options in the amount of shares):
	No Redemptions	50% Redemptions	100% Redemptions
Public Ordinary Shares plus PIPE Investor and FPA Investors Shares	18,800,000(1)	11,900,000(2)	6,500,000(3)
Deferred underwriting commission	$4,010,000	$4,010,000	$4,010,000
Deferred underwriting commission in shares (at $10 per share)	401,000	401,000	401,000
Deferred underwriting commissions as a percentage of post-redemption shares	2.1%	3.4%	6.2%

(1)
Includes 13,800,000 JATT Public Shares, 2,000,000 shares issued to PIPE Investor and 3,000,000 shares issued to FPA Investors.

(2)
Includes 6,900,000 JATT Public Shares, 2,000,000 shares issued to PIPE Investor and 3,000,000 shares issued to FPA Investors.

(3)
Includes 0 JATT Public Shares, 2,000,000 shares issued to PIPE Investor and 4,500,000 shares issued to FPA Investors.

Material U.S. Federal Tax Considerations
For a detailed description of the material U.S. federal income tax consequences of the Business Combination, including considerations for public shareholders with respect to the exercise of their redemption rights, see “U.S. Federal Income Tax Considerations.”
Anticipated Accounting Treatment
The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, JATT is treated as the “acquired” company for financial reporting purposes based upon the terms of the Business Combination which will result in the following: (i) Zura shareholders as a group hold the largest share of the combined company with approximately 41.9% or 61.7% of the voting interest following the closing of the Business Combination in a no redemption or maximum redemption scenario, respectively, (ii) Zura will nominate 4 out of 6 Directors of the Board, (iii) all of Zura’s existing management will continue in their key positions in the management team of the combined company and (iv) Zura is the largest of the combining entities based on historical operating activity and has the larger employee base. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of Zura issuing shares for the net assets of JATT, accompanied by a recapitalization. The net assets of JATT are stated at historical cost, with no goodwill or other intangible assets recorded.
Redemption Rights
Pursuant to the Existing MAA, a public JATT shareholder may elect to have their JATT Class A Ordinary Shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding public shares. As of June 30, 2022, this would have amounted to approximately $10.12 per public share.
You will be entitled to receive cash for any public shares to be redeemed only if you:
(i)   (a)
hold public shares, or

(b)
hold public shares through Units and you elect to separate your Units into the underlying public shares and Public Warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)
prior to           , Eastern Time, on           , 2022, (a) submit a written request to Continental that JATT redeem your public shares for cash and (b) deliver your share certificates (if any) to Continental, physically or electronically through DTC.

Holders of outstanding Units must separate the underlying public shares and Public Warrants prior to exercising redemption rights with respect to the public shares. If the Units are registered in a holder’s own name, the holder must deliver the certificate for its Units to Continental, with written instructions to separate the Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the public shares and Public Warrants from the Units.
If a holder exercises its redemption rights, then such holder will be exchanging its redeemed public shares for cash and will no longer own securities of JATT. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its share certificates (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.
Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with JATT’s consent, until the closing of the Business Combination. If JATT receives valid redemption requests from holders of public shares prior to the redemption deadline, JATT may, at its sole discretion, following the redemption deadline and until the date of Closing, seek and permit withdrawals by one or more of such holders of their redemption requests. JATT may select which holders to seek such withdrawals of redemption requests from based on any factors we may deem relevant, and the purpose of seeking such withdrawals may be to increase the funds held in the Trust Account, including where JATT otherwise would not satisfy the closing condition that the amount in the Trust Account, less amounts required to satisfy any redemptions, plus the aggregate proceeds actually received by JATT from the PIPE Investor and the FPA Investors equal or exceed $65 million. If you delivered your share certificates and other redemption forms for redemption to the transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the share certificates (physically or electronically). You may make such request by contacting JATT’s transfer agent at the email address or address listed under the question “Who can help answer any other questions I might have about the Meeting?” above. If the Business Combination is not approved or completed for any reason, then JATT’s public shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, JATT will promptly return any share certificates previously delivered by public holders.
Emerging Growth Company
JATT is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in JATT’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable.
New JATT will qualify and will remain as an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO, (b) in which New JATT has total annual gross revenue of at least $1.07 billion, or (c) in which New JATT is deemed to be a large accelerated filer, which means the market value of the common equity of New JATT that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which New JATT has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Smaller Reporting Company
Additionally, JATT is currently a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements.
Summary Risk Factors
In evaluating the Business Combination and the Proposals to be considered and voted on at the Meeting, you should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” beginning on page 35 of this proxy statement/prospectus. Some of these risks are summarized below. References in the summary under the subheadings “— Risks Related to Zura’s Limited Operating History, Financial Condition and Capital Requirements”, “— Risks Related to Zura’s Product Development”,

“— Risks Related to Zura’s Commercial Operations”, “— Risks Related to Zura’s Business and Operations”, “— Risks Related to Zura’s Intellectual Property” and “— Risks Related to Government Regulations and Other Legal Compliance Matters” to “we,” “us,” “our,” and “the Company” generally refer to Zura in the present tense or New JATT from and after the Business Combination.
Risks Related to Zura’s Limited Operating History, Financial Condition and Capital Requirements
•
We have a limited operating history, have not initiated, conducted or completed any clinical trials, and have not taken a product through to commercialization.

•
We have incurred losses since inception, and we expect to incur significant losses for the foreseeable future and may not be able to achieve or sustain profitability in the future. We have not generated any revenue from ZB-168 and may never generate revenue or become profitable.

•
Our recurring losses from operations and financial condition could raise substantial doubt about our ability to continue as a going concern.

•
If we are unable to raise capital when needed, or on acceptable terms, we may be forced to delay, reduce and/or eliminate one or more of our development programs or future commercialization efforts.

•
Our business relies on certain intellectual property rights related to ZB-168 licensed from Pfizer that can be terminated in certain circumstances. If we breach the agreement, or if we are unable to satisfy our obligations under which we license rights to ZB-168 from Pfizer, we could lose the ability to develop and commercialize ZB-168.

•
Due to the significant resources required for the development of ZB-168, we must prioritize the pursuit of treatments for certain indications. We may expend our limited resources to pursue a particular indication and fail to capitalize on indications that may be more profitable or for which there is a greater likelihood of success.

Risks Related to Zura’s Product Development
•
We have never successfully completed the regulatory approval process for any product candidates and we may be unable to do so for any product candidates we acquire or develop.

•
We are substantially dependent on the success of ZB-168, and our anticipated clinical trials of ZB-168 may not be successful.

•
The results of preclinical testing and early clinical trials may not be predictive of the success of our later clinical trials, and the results of our clinical trials may not satisfy the requirements of the FDA, EMA, or other comparable foreign regulatory authorities.

•
We may develop ZB-168 in combination with other therapies, which exposes us to additional risks related to other agents or active pharmaceutical or biological ingredients used in combination with our product candidates.

•
ZB-168 may have a safety profile that could prevent regulatory approval, marketing approval or market acceptance, or limit its commercial potential.

Risks Related to Zura’s Commercial Operations
•
We face substantial competition, which may result in others discovering, developing, licensing or commercializing products before or more successfully than we do, such as the recent approval by the FDA in June 2022, of JAK inhibitor baricitinib (brand name Olumiant) for the treatment of alopecia areata which product was developed by Eli Lilly Inc..

•
Public health crises such as pandemics or similar outbreaks have affected and could continue to seriously and adversely affect Zura’s preclinical studies and anticipated clinical trials, business, financial condition and results of operations.

•
Our business, operations, financial position and clinical development plans and timelines, and our ability to consummate the Business Combination, could be materially adversely affected by the continuing military action in Ukraine.

Risks Related to Zura’s Business and Operations
•
We are dependent on our key personnel and anticipate hiring new key personnel. If we are not successful in attracting and retaining qualified personnel, including consultants, we may not be able to successfully implement our business strategy.

•
We rely on third parties, including consultants, independent clinical investigators and CROs to conduct and sponsor some of the clinical trials of our product candidate. Any failure by a third party to meet its obligations with respect to the clinical development of our product candidate may delay or impair our ability to obtain regulatory approval for our product candidate.

•
In order to successfully implement our plans and strategies, we will need to grow the size of our organization and we may experience difficulties in managing this growth.

•
We may, in the future, form or seek collaborations or strategic alliances or enter into licensing arrangements, and we may not realize the benefits of such collaborations, alliances or licensing arrangements.

•
We may identify material weaknesses in our internal control over financial reporting in the future or fail to maintain an effective system of internal control over financial reporting, which may result in material misstatements of Zura’s consolidated financial statements or cause Zura to fail to meet its periodic reporting obligations.

Risks Related to Zura’s Intellectual Property
•
We depend on license agreement with Pfizer to permit us to use certain patents, know-how and technology. Termination of these rights or the failure to comply with obligations under these agreements could materially harm our business and prevent us from developing or commercializing ZB-168.

•
Our ability to protect our patents and other proprietary rights is uncertain, exposing us to the possible loss of competitive advantage.

•
We enjoy only limited geographical protection with respect to certain patents and may not be able to protect our intellectual property rights throughout the world.

•
If we do not obtain a patent term extension in the United States under the Hatch-Waxman Act and in foreign countries under similar legislation, thereby potentially extending the term of our marketing exclusivity for ZB-168, our business may be materially harmed.

•
Other companies or organizations may challenge our intellectual property rights or may assert intellectual property rights that prevent us from developing and commercializing ZB-168 which could result in substantial costs and liability.

•
We license intellectual property rights, including patent rights, technology and know-how from Pfizer and a wholly owned subsidiary of Pfizer. If we, or our licensors are unable to obtain, maintain, protect, defend or enforce patent protection with respect to our product candidates and other intellectual property and any product candidates and intellectual property we develop, our business, financial condition, results of operations and prospects could be materially harmed.

•
Our license from Pfizer may be subject to retained rights.

Risks Related to Government Regulations and Other Legal Compliance Matters
•
The regulatory approval processes of the FDA, EMA, and other comparable foreign regulatory authorities are complex, time-consuming and inherently unpredictable. If we are not able to obtain, or if there are delays in obtaining, required regulatory approvals for ZB-168, we may not be able to commercialize, or may be delayed in commercializing, ZB-168, and our ability to generate revenue will be materially impaired.

•
We will be subject to extensive ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with ZB-168.

•
Our business operations and current and future arrangements with investigators, healthcare professionals, consultants, third-party payors, patient organizations and customers will be subject to applicable healthcare regulatory laws, which could expose us to penalties.

•
Healthcare legislative reform discourse and potential or enacted measures may have a material adverse impact on our business and results of operations and legislative or political discussions surrounding the desire for and implementation of pricing reforms may adversely impact our business.

•
We are subject to laws and regulations related to privacy, data protection, information security and consumer protection across different markets where we conduct our business. Our actual or perceived failure to comply with such obligations could harm our business.

Risks Related to Ownership of New JATT’s ordinary shares
•
If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of JATT’s securities or, following the Business Combination, New JATT’s securities, may decline.

•
New JATT will be an emerging growth company, and it cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make its ordinary shares less attractive to investors.

Risks Related to JATT and the Business Combination
•
JATT will be forced to liquidate the Trust Account if it cannot consummate a business combination by January 16, 2023. In the event of a liquidation, JATT’s public shareholders will receive $10.11 per share and the Public Warrants will expire worthless.

•
There is no guarantee that a shareholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

•
JATT’s Sponsor, directors and officers may have certain conflicts in determining to recommend the acquisition of Zura, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to (and which may conflict with), your interests as a shareholder.

RISK FACTORS
You should consider carefully the following risk factors, as well as the other information set forth in this proxy statement/prospectus, including matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements,” before making a decision on how to vote your JATT Class A Ordinary Shares. These risk factors are not exhaustive. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial. The following discussions should be read in conjunction with our financial statements and the notes to the financial statements included therein.
Unless the context otherwise requires, references in the subsection “— Risks Related to Zura’s Limited Operating History, Financial Condition and Capital Requirements”, “— Risks Related to Zura’s Product Development”, “— Risks Related to Zura’s Commercial Operations”, “— Risks Related to Zura’s Business and Operations”, “— Risks Related to Zura’s Intellectual Property” and “— Risks Related to Government Regulations and Other Legal Compliance Matters” to “we,” “us,” “our,” and “the Company” generally refer to Zura in the present tense or New JATT from and after the Business Combination.
ZURA BIO LIMITED RISK FACTORS
Risks Related to Zura’s Limited Operating History, Financial Condition and Capital Requirements
We have a limited operating history, have not initiated, conducted or completed any clinical trials, and have not taken a product through to commercialization.
We are a clinical-stage company with limited operating history and a single product which we have in-licensed. To become and remain cash flow positive and viable, we must develop (alone or in partnership(s)) and eventually commercialize (alone or in partnership(s)) a product or products with significant market potential. This will require us to be successful in a range of challenging activities, including establishing our business model and key third-party relationships, completing preclinical studies and clinical trials of our product candidate, obtaining marketing approval for this product candidate, manufacturing, marketing and selling those products for which we (either alone or in partnership) may obtain marketing approval, satisfying any post-marketing requirements and otherwise monetizing the product, for example by selling or licensing the asset or the company.
Our product is not approved for commercial sale and since our inception in January 2022, we have incurred significant operating losses and have utilized substantially all of our resources to date in-licensing and planning development of our single product candidate, ZB-168, organizing and staffing our company and providing other general and administrative support for our initial operations. We have no significant experience as a company in initiating, conducting or completing preclinical or clinical trials, including global late-stage clinical trials. As is widespread practice in the life sciences industry, we would be unlikely to physically conduct those trials ourselves, rather we would engage a third-party clinical trials organization. We cannot be certain that our planned preclinical and clinical trials will begin or be completed on time or at all. Furthermore, we cannot be certain whether our planned preclinical and clinical trials will be on budget or have significant cost overruns. We cannot predict whether the product will have the desired activity in the clinical trials or whether any side effects will be tolerable. In addition, we have not yet demonstrated an ability to obtain marketing approvals, manufacture a product to commercial scale or arrange for a third party to do so on our behalf, or conduct sales, marketing and distribution activities necessary for successful product commercialization. Our ability to generate revenue depends on a number of factors, including, but not limited to, our ability to, or arrange for our third-party contractors to:
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timely file and gain acceptance of investigational new drug applications for our programs in order to commence planned clinical trials or future clinical trials;

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successfully enroll subjects in, and complete, our planned clinical trials;

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successfully start and complete our planned preclinical and clinical studies for the ZB-168 program;

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initiate and successfully complete all safety and efficacy studies required to obtain U.S. and foreign regulatory approval for our product candidate, and additional clinical trials or other studies beyond those planned to support the approval and commercialization of ZB-168;

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identify the proper human dose;

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successfully manage the prevalence, duration and severity of potential side effects or other safety issues experienced with our product candidate, if any;

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obtain a positive readout from the clinical trials regarding therapeutic activity;

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obtain data and review any comments to our development plan for ZB-168, which may delay our ability to perform diligence, development and commercialization;

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successfully demonstrate to the satisfaction of the FDA, EMA, or similar foreign regulatory authorities the safety and efficacy and acceptable risk to benefit profile of ZB-168;

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obtain the timely receipt of necessary marketing approvals from the FDA, EMA and similar foreign regulatory authorities;

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establish commercial manufacturing capabilities or make arrangements with third-party manufacturers for clinical supply and commercial manufacturing;

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launch commercial sales of our products, if and when approved, whether alone or in collaboration with others;

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obtain and maintain acceptance of the products, if and when approved, by patients, the medical community and third-party payors;

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position our product to effectively compete with other therapies;

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obtain and maintain healthcare coverage and adequate reimbursement for our product;

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maintain a continued acceptable safety profile of ZB-168 following approval;

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enforce and defend our intellectual property rights and claims; and

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obtain and maintain patent and trade secret protection or regulatory exclusivity for our product candidate.

Furthermore, third parties may have or allege that they have intellectual property rights that block our commercial activities and we may need to seek a license, which may not be available or may not be available at a reasonable price. We may also have a contractual dispute, which may take significant resources, including the management team’s time, to resolve.
Due to the uncertainties and risks associated with these activities, we are unable to accurately and precisely predict the timing and amount of revenues, if any, the extent of any further losses or if or when we might achieve profitability. Consequently, any predictions we make about our future success or viability may not be as accurate as they could be if we had a longer operating history or track record of relative success. We may never succeed in these activities and, even if we succeed in commercializing ZB-168, we may never generate revenue that is significant enough to justify the investment in its development, achieve profitability or otherwise successfully monetize the product. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis and we may continue to incur substantial research and development and other expenditures to develop and market additional product candidates. Our failure to become and remain profitable or otherwise successfully monetize the product could decrease the value of our shares and impair our ability to raise capital, reduce or eliminate our research and development efforts, expand our business or continue our operations. Further, we may encounter unexpected expenses, challenges and complications from known and unknown factors such as a global pandemic.
We have incurred losses since inception, and we expect to incur significant losses for the foreseeable future and may not be able to achieve or sustain profitability in the future. We have not generated any revenue from ZB-168 and may never generate revenue or become profitable.
Investment in biopharmaceutical product development is a highly speculative undertaking and entails substantial upfront costs and capital expenditures over a multi-year timeframe, and ultimately a risk that any product candidate will fail to demonstrate adequate efficacy or an acceptable safety profile, gain regulatory approval and become commercially viable. Such factors can be binary in effect, with development halted should any such factor arise. We have no products approved for commercial sale, we have not generated any revenue to date, and we continue to incur research and development and other expenses related to our ongoing operations. We do not expect to generate product revenue unless or until we successfully complete clinical development and obtain regulatory approval from the FDA, EMA and similar foreign regulatory authorities of, and then successfully commercialize, ZB-168 in one or more indications in one or more territories. We may never succeed in these activities and, even if we do, may never generate revenues that are significant or large enough to achieve profitability. If we are unable to raise further capital in the near-term, or partner with third parties that fund all or the vast majority of our costs and capital expenditures, then we may be unable to continue operations. We do not expect to generate sufficient revenue through any means to fund our operations in the near-term. We cannot assure you that any additional financing that we are able to raise would not have a dilutive impact on your ownership interest in the post-Business Combination company.
We have incurred net losses in each period since our incorporation on January 18, 2022. Our net losses were $7.8 million for the period from January 18, 2022 to March 31, 2022 and $0.9 million for the three months ended June 30, 2022. We expect to continue to incur significant losses for the foreseeable future. Even after finding a means to fund the foreseeable, and unforeseeable, costs to develop our product, thereafter, the progress of our development, and the clinical results achieved, will affect, positively or negatively, the value of our company and accordingly our ability to raise capital. We will continue to not be profitable even if those results are favorable. Favorable results may increase the value of the company, increasing our ability to raise capital. Unfavorable results are likely to decrease the value of the company and could impair our ability to raise more capital, which is necessary to maintain our research and development efforts, expand our business and/or continue our operations. A decline in the value of our company could also cause you to lose all or part of your investment.
Our recurring losses from operations and financial condition could raise substantial doubt about our ability to continue as a going concern.
Without giving effect to the anticipated net proceeds from the Business Combination and PIPE Financing and FPA Agreements, we do not believe our existing cash and cash equivalents will be sufficient to fund all of our anticipated operating expenses, including clinical trial expenses, and capital expenditure requirements. Until such time, if ever, as we are able to successfully develop and commercialize ZB-168, we expect to fund our operations through the sale of equity, debt, borrowing under credit facilities or through potential collaborations with other companies or other strategic transactions.
We will need to raise additional capital to finance our operations, which we may not be able to do on acceptable terms or at all. If we are unable to raise additional capital, we could be forced to delay, reduce, suspend or cease our research and development programs or any future commercialization efforts, which would have a negative impact on our business, prospects, operating results and financial condition. After the consummation of the Business Combination, in our own required quarterly assessments, we may continue to conclude that there is substantial doubt about our ability to continue as a going concern, and future reports from our independent registered public accounting firm may also contain statements expressing substantial doubt about our ability to continue as a going concern. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding on commercially reasonable terms or at all.
If we are unable to raise capital when needed, or on acceptable terms, we may be forced to delay, reduce and/or eliminate one or more of our development programs or future commercialization efforts.
Developing biopharmaceutical products is a very long, time-consuming, expensive and uncertain process that takes years to complete. We expect our expenses to increase in connection with our ongoing activities, particularly as we conduct clinical trials of, and seek marketing approval from the FDA, EMA, and similar foreign regulatory authorities for, ZB-168. Even if ZB-168 is approved for commercial sale, we anticipate incurring costs associated with sales, marketing, manufacturing and distribution activities to launch ZB-168. Our expenses could increase beyond expectations if we are required by the FDA, EMA or other regulatory agencies to perform preclinical studies or clinical trials in addition to those that we currently anticipate. Because the design and outcome of our planned and anticipated clinical trials are highly uncertain, we cannot reasonably estimate the actual amount of funding that will be necessary to successfully complete the development and commercialization of ZB-168. Our future capital requirements depend on many factors, including factors that are not within our control. Based on our current operating plan, we believe our existing cash, cash equivalents and short-term marketable securities, will be sufficient to fund our operations through 2024, after giving effect to the anticipated net proceeds from the Business Combination and PIPE Financing. This estimate is based on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect.
We do not have any committed external sources of funds and adequate additional financing may not be available to us on acceptable terms, or at all. We may be required to seek additional funds sooner than planned through public or private equity offerings, debt financings, collaborations and licensing arrangements or other sources. Such financing may dilute our shareholders or the failure to obtain such financing may restrict our operating activities. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences and anti-dilution protections that adversely affect your rights as a shareholder. Debt financing may result in the imposition of debt covenants, increased fixed payment obligations or other restrictions that may affect our business. If we raise additional funds through upfront payments or milestone payments pursuant to future collaborations with third parties, we may have to relinquish valuable rights to ZB-168, or grant licenses on terms that are not favorable to us. Our ability to raise additional capital may be adversely impacted by potential worsening global economic and political conditions and volatility in the credit and financial markets in the United States and worldwide, which could be exacerbated by, among other factors, the COVID-19 pandemic and/or the ongoing war between Russia and Ukraine. Our failure to raise capital as and when needed or on acceptable terms would have a negative impact on our financial condition and our ability to pursue our business strategy, and we may have to delay, reduce the scope of, suspend or eliminate one or more of our research-stage programs, clinical trials or future commercialization efforts.
Our business relies on certain licensing rights from Pfizer that can be terminated in certain circumstances. If we breach the agreement, or if we are unable to satisfy our obligations under which we license rights to ZB-168 from Pfizer, we could lose the ability to develop and commercialize ZB-168.
Our ability to continue to develop and commercialize ZB-168 is dependent on the use of certain intellectual property that is licensed to us from Pfizer. The license sets forth certain terms and condition for maintaining the license. In the event that the terms and conditions are not met or we become insolvent or bankrupt, the license may be terminated and we will no longer be able to develop and commercialize ZB-168. A wholly owned Pfizer subsidiary is the owner of certain intellectual property licensed to us from Pfizer. The confirmatory three-way license agreement provides Pfizer the necessary rights to give effect to the Pfizer License. See “Business of Zura — License Agreements — Pfizer License.”
We entered into the Pfizer License on March 22, 2022. Pursuant to the license, we are granted a worldwide exclusive license, which includes the right to use, develop, manufacture, commercialize and otherwise exploit the anti IL7R antibody, ZB-168, and other licensed technology. Our license is limited to the Field, which is defined as the treatment, diagnosis or prevention of diseases in humans.
If there is any dispute with Pfizer regarding our rights under the Pfizer License, including if we are unable to meet our milestone obligations or become insolvent or bankrupt, our ability to develop and commercialize ZB-168 may be adversely affected. Any uncured, material breach by us under the Pfizer License could result in our loss of exclusive rights to ZB-168 and may lead to a complete termination of our product development efforts for ZB-168.
Due to the significant resources required for the development of ZB-168, we must prioritize the pursuit of treatments for certain indications. We may expend our limited resources to pursue a particular indication and fail to capitalize on indications that may be more profitable or for which there is a greater likelihood of success.
We intend to develop therapies for patients with serious immune system disorders. In particular, we are developing a portfolio of therapeutic indications for ZB-168, and are initially focused on the development of ZB-168 in alopecia areata where we plan to initiate a Phase 2 trial. If holders of JATT’s public shares exercise their redemption rights in whole or in part, such that following the Business Combination we have fewer capital resources than we would have under the No Redemptions Scenario, then we may be required to limit the scope of our development plan for ZB-168. In the event that we are required to limit our development plan for ZB-168, we may be unable to initiate clinical trials with the same scope that we otherwise intended to pursue, or the geographies in which we initiate such trials.
Our decisions concerning the allocation of research, development, collaboration, management and financial resources toward particular indications may not lead to the development of any viable commercial product and may divert resources away from opportunities for other indications that later prove to have greater commercial potential or a greater likelihood of success. The primary endpoints for the Phase 2 trial for the therapeutic indication of alopecia areata is expected to be in early 2025. Even if the primary endpoints of such trials are met and ZB-168 demonstrates meaningful increases in such therapeutic scores, there is no guarantee that such increases will lead to the market acceptance or commercial success of ZB-168, if approved. Even if ZB-168 successfully concludes Phase 3 and other necessary clinical trials, and thereafter receives marketing approval, it may not achieve commercial success. If we do not accurately evaluate the commercial potential or target market for ZB-168, we may relinquish valuable rights to ZB-168 through future collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights. We may make incorrect determinations regarding the viability or market potential of ZB-168 or misread trends in our industry. Finally, our contractual obligation to make milestone payments to Pfizer may impact our ability to fund the development of ZB-168.
We may in the future license additional assets, which may require us to expend additional resources and raise additional capital.
We are actively engaged in evaluating additional assets for in-licensing or partnership and may execute additional transactions to add to our pipeline. We have not yet entered into any agreements for any such in-licensing or partnership transactions. Furthermore, there is no guarantee that we will successfully enter into any such agreements. In the event that we do enter into any additional license or partnership agreements, it is likely that we will need to expend additional resources and raise additional capital after the closing of the Business Combination. The ability to do so, to some extent, is subject to market, economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. There can be no assurance that our business will generate cash flow from operations, or that additional capital will be available to us, in amounts sufficient to enable us to fund our liquidity needs.
Risks Related to Zura’s Product Development
Statements included in this Registration Statement concerning clinical trials of ZB-168 have not been reviewed, furnished or endorsed by Pfizer, and Pfizer has not certified and does not certify any information included herein.
We have never successfully completed the regulatory approval process for any product candidates and we may be unable to do so for any product candidates we acquire or develop.
We have not yet demonstrated our ability to successfully complete clinical trials, obtain regulatory approvals, manufacture a commercial scale product, or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful commercialization. If we are required to conduct additional preclinical studies or clinical trials of ZB-168 beyond those that we currently contemplate, if we are unable to successfully complete clinical trials of ZB-168 or other testing, or if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, we may:
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be delayed in obtaining regulatory approval from the FDA, EMA or other regulatory authorities for our product candidate;

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not obtain regulatory approval at all and lose our right and ability under our license from Pfizer to further develop and commercialize ZB-168;

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obtain regulatory approval for indications or patient populations that are not as broad as intended or desired;

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continue to be subject to post-marketing testing requirements from the FDA, EMA or other regulatory authorities; or

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experience having the product removed from the market after obtaining regulatory approval.

We are substantially dependent on the success of ZB-168, and our anticipated clinical trials of ZB-168 may not be successful.
Our future success is substantially dependent on our ability to successfully develop ZB-168 for future marketing approval, and then successful commercialization. We are investing a majority of our efforts and financial resources into the research and development of ZB-168. We plan to commence a Phase 2 trial for alopecia areata in 2023. We expect to have primary-end point readouts in early 2025.
On September 16, 2015, ZB-168 was placed on clinical hold (an order issued by the United States FDA to the sponsor of an investigational new drug application to delay or to suspend a clinical investigation) due to concern regarding IL7Rα expression on certain cell types within the lung and “insufficient information to address the potential risk that RN168 treatment poses to the respiratory system in humans.” The clinical hold was not the result of any adverse events or safety findings emerging from the ongoing clinical studies. Pfizer’s response to the clinical hold included conducting additional non-clinical experiments, a review of IL7Rα expression in the lung, and proposed pulmonary monitoring plans for future clinical trials, and a detailed assessment of adverse events in the clinical trials conducted to date. The clinical hold was lifted on April 13, 2016 with the following conditions/requirements: before enrolling children in studies with ZB-168, data should be submitted supporting that the potential benefits justify the potential risks. FDA strongly encouraged the Sponsor to continue to explore ways in which non clinical models can be used to further understand the potential significance of IL7/TSLP signaling and of antagonism of pneumocyte IL7 and TSLP receptors in pneumocyte function.
ZB-168 will require additional clinical development, evaluation of clinical, preclinical and manufacturing activities, marketing approval in multiple jurisdictions, substantial investment and significant marketing efforts before we generate any revenues from product sales. We are not permitted to market or promote ZB-168 before we receive marketing approval from the FDA, EMA and comparable foreign regulatory authorities, and we may never receive such marketing approvals.
The success of ZB-168 will depend on a variety of factors. We do not have complete control over many of these factors, including certain aspects of clinical development and the regulatory submission process, potential threats to our intellectual property rights and the manufacturing, marketing, distribution and sales efforts of any third parties with whom we choose to collaborate in the future. Accordingly, we cannot assure you that we will ever be able to generate revenue through the sale of ZB-168, even if approved. If we are not successful in commercializing ZB-168, or are significantly delayed in doing so, our business will be materially harmed.
We may find it difficult to enroll patients in our clinical trials. If we experience delays or difficulties in the enrollment of patients in clinical trials, our successful completion of clinical trials or receipt of marketing approvals could be delayed or prevented.
We may not be able to initiate or continue clinical trials for ZB-168 if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials. Patient enrollment may be affected by various factors, including if our competitors have ongoing clinical trials for product candidates that are under development for the same indications as ZB-168, and patients instead enroll in such clinical trials. Our inability to enroll a sufficient number of patients would result in significant delays in completing clinical trials or receipt of marketing approvals and increased development costs or may require us to abandon one or more clinical trials altogether. In addition, disruptions caused by the COVID-19 pandemic may increase the likelihood that we encounter such difficulties or delays in initiating, enrolling, conducting or completing our planned and ongoing clinical trials.

The results of preclinical testing and early clinical trials may not be predictive of the success of our later clinical trials, and the results of our clinical trials may not satisfy the requirements of the FDA, EMA, or other comparable foreign regulatory authorities.
We will be required to demonstrate with substantial evidence through well-controlled clinical trials that ZB-168 is safe and effective before we can seek marketing approvals for commercial sale. Demonstrations of efficacy or an acceptable safety profile in prior preclinical studies of ZB-168 does not mean that future clinical trials will yield the same results, and the translational work that we need to conduct may fail. For instance, we do not know whether ZB-168 will perform in future preclinical or clinical trials as ZB-168 has performed in preclinical studies and early clinical trials conducted by Pfizer. ZB-168 may fail to demonstrate in later-stage clinical trials sufficient safety and efficacy to the satisfaction of the FDA, EMA, and other comparable foreign regulatory authorities despite having progressed through preclinical studies and earlier stage clinical trials. Regulatory authorities may also limit the scope of later-stage trials until we have demonstrated satisfactory safety or efficacy results in preclinical studies or earlier-stage trials, which could prevent us from conducting the clinical trials we currently anticipate. There is no guarantee that the FDA, EMA, and other comparable foreign regulatory authorities will consider the data obtained from prior ZB-168 trials sufficient to allow us to initiate the planned Phase 2 trial within the timelines we anticipate, or at all. Even if we are able to initiate our planned clinical trial on schedule, there is no guarantee that we will be able to complete such trial on the timelines we anticipate or that such trial will produce positive results. Any limitation on our ability to conduct clinical trials could delay or prevent regulatory approval or limit the size of the patient population that can be treated by ZB-168, if approved.
Preclinical and clinical development involves a lengthy and expensive process with uncertain outcomes, and results of earlier studies and trials may not be predictive of future clinical trial results.
Before obtaining marketing approval from regulatory authorities for commercialization of ZB-168, we must complete clinical trials to demonstrate the safety and efficacy of ZB-168 in humans and in selected diseases. Our clinical trials may not be conducted as planned or completed on schedule, if at all, and a failure of one or more clinical trials can occur at any stage. The outcome of preclinical studies and early-stage clinical trials may not be predictive of the success of later clinical trials, and the outcome of preclinical studies and early-stage clinical trials for a product candidate for a particular indication may not be predictive of the success of preclinical studies and early-stage clinical trials for the same product candidate for a different indication. In particular, we plan to initiate a Phase 2 trial evaluating ZB-168 in patients with alopecia areata. If these Phase 2 trials are successful, we could potentially conduct Phase 3 trials for ZB-168 for alopecia areata. This is likely to require additional funding beyond the terms of the current Business Combination Agreement. Although data from the Phase 1b trial for ZB-168 in patients with type 1 diabetes (“T1D”) showed clear evidence of an impact on key T-cell compartments, trials of ZB-168 in patients with alopecia areata may not yield similar results. If a Phase 3 study is conducted for ZB-168 in patients with alopecia areata the outcome may be different than the Phase 2 trials. Unexpectedly favorable results of the standard of care in any Phase 2 or Phase 3 trial could lead to unfavorable comparisons to ZB-168. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their product candidates.
We cannot guarantee that any clinical trials will be initiated or conducted as planned or completed on schedule, if at all. We also cannot be sure that submission of an investigational new drug application (“IND”) or similar application will result in the FDA, EMA, or other regulatory authority, as applicable, allowing clinical trials to begin in a timely manner, if at all. Moreover, even if these trials begin, issues may arise that could cause regulatory authorities to suspend or terminate such clinical trials. Events that may prevent successful or timely initiation or completion of clinical trials include: inability to generate sufficient preclinical, toxicology or other in vivo or in vitro data to support the initiation or continuation of clinical trials; delays in reaching a consensus with regulatory authorities on study design or implementation of the clinical trials; delays or failure in obtaining regulatory authorization to commence a trial; delays in reaching agreement on acceptable terms with prospective contract research organizations (“CROs”) and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and clinical trial sites; delays in identifying, recruiting and training suitable clinical investigators; delays in obtaining required institutional review board (“IRB”) approval at each clinical trial site; delays in manufacturing, testing, releasing, validating or importing/exporting sufficient stable quantities of ZB-168 for use in clinical trials or the inability to do any of the foregoing; failure by our CROs, other third parties or us to adhere to clinical trial protocols; failure to perform in accordance with the FDA’s or any other regulatory authority’s good clinical practice requirements (“GCPs”) or applicable regulatory guidelines in other countries; changes to the clinical trial protocols; clinical sites deviating from trial protocol or dropping out of a trial; changes in regulatory requirements and guidance that require amending or submitting new clinical protocols; selection of clinical endpoints that require prolonged periods of observation or analyses of resulting data; transfer of manufacturing processes to larger-scale facilities operated by a contract manufacturing organization (“CMO”) and delays or failure by our CMOs or us to make any necessary changes to such manufacturing process; and third parties being unwilling or unable to satisfy their contractual obligations to us. In addition, disruptions caused by the COVID-19 pandemic may increase the likelihood that we encounter such difficulties or delays in initiating, enrolling, conducting or completing our planned and ongoing clinical trials.
We could also encounter delays if a clinical trial is suspended or terminated by us, by the IRBs of the institutions in which such clinical trials are being conducted, by the Data Safety Monitoring Board, if any, for such clinical trial or by the FDA or other regulatory authorities. Such authorities may suspend or terminate a clinical trial due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical trial protocols, inspection of the clinical trial operations or trial site by the FDA, EMA, or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from ZB-168, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. If we are required to conduct additional clinical trials or other testing of ZB-168 beyond those that we currently contemplate, if we are unable to successfully complete clinical trials of ZB-168, if the results of these trials are not positive or are only moderately positive or if there are safety concerns, our business and results of operations may be adversely affected and we may incur significant additional costs.
Preliminary, interim data from our clinical trials that we announce or publish may change as more patient data become available and are subject to audit and verification procedures.
From time to time, we may publicly disclose preliminary data from our preclinical studies and clinical trials, which are based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data. We might also make assumptions, estimations, calculations and conclusions as part of our analyses of these data without the opportunity to fully and carefully evaluate complete data. As a result, the preliminary results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated or subsequently made subject to audit and verification procedures.
From time to time, we may also disclose interim data from our preclinical studies and clinical trials. Interim data are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available or as patients from our clinical trials continue other treatments. Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of ZB-168 and our company in general. In addition, the information we choose to publicly disclose regarding a particular preclinical study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine is material or otherwise appropriate information to include in our disclosure. If the preliminary, or interim data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, ZB-168 may be harmed, which could harm our business, operating results, prospects or financial condition.
We may develop ZB-168 in combination with other therapies, which exposes us to additional risks related to other agents or active pharmaceutical or biological ingredients used in combination with our product candidates.
In the future, we may develop ZB-168 to be used with one or more currently approved other therapies. Even if any product candidate we develop were to receive marketing approval or be commercialized for use in combination with other existing therapies, we would continue to be subject to the risks that the FDA or other regulatory authorities could revoke approval of the therapy used in combination with our product candidate or that safety, efficacy, manufacturing or supply issues could arise with these existing therapies. This could result in our own products being removed from the market or being less successful commercially.
If the FDA or other regulatory authorities revoke their approval of these other drugs or revoke their approval of, or if safety, efficacy, manufacturing or supply issues arise with, the drugs we choose to evaluate in combination with any product candidate we develop, we may be unable to obtain approval.
We may also evaluate our future product candidates in combination with one or more other therapies that have not yet been approved for marketing by the FDA or other regulatory authorities. We will not be able to market any product candidate we develop in combination with any such unapproved therapies that do not ultimately obtain marketing approval. In addition, unapproved therapies face the same risks described with respect to our product candidate currently in development and clinical trials, including the potential for serious adverse effects, delays in their clinical trials and lack of FDA approval.
ZB-168 may have a safety profile that could prevent regulatory approval, marketing approval or market acceptance, or limit its commercial potential.
Patients in previous ZB-168 trials have experienced adverse events, including headache, hypoglycemia, fatigue, lymphocytes decreased, nasopharyngitis and nausea. See the section titled “Business of Zura — Clinical Development of ZB-168.” If ZB-168 is associated with undesirable side effects or has unexpected characteristics in preclinical studies or clinical trials when used alone or in combination with other approved products or INDs, we may need to interrupt, delay or abandon ZB-168’s development or limit development to more narrow uses or subpopulations in which such potential undesirable side effects or other characteristics may be less prevalent, less severe or more acceptable from a risk-benefit perspective. Treatment-related side effects could also affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may prevent us from achieving or maintaining market acceptance of ZB-168 and may adversely affect our business, financial condition and prospects significantly. For details of the current understanding of the ZB-168 safety profile, see “Business of Zura — Clinical Development of ZB-168.”
Additionally, after ZB-168 may receive marketing approval, we or others may later identify undesirable side effects or adverse events caused by ZB-168. In such cases, regulatory authorities may suspend, limit or withdraw approvals of ZB-168 or seek an injunction against its manufacture or distribution, require additional warnings on the label, including “boxed” warnings, or issue safety alerts, require press releases or other communications containing warnings or other safety information about ZB-168, require us to change the way ZB-168 is administered or conduct additional clinical trials or post-approval studies, require us to create a risk evaluation and mitigation strategy (“REMS”) which could include a medication guide outlining the risks of such side effects for distribution to patients or impose fines, injunctions or criminal penalties. We could also be sued and held liable for harm caused to patients, and our reputation may suffer. Any of these events could prevent us from achieving or maintaining market acceptance of ZB-168, if approved, and could seriously harm our business.
ZB-168 is a protein therapeutic and thus carries the risk of provoking immune responses directed against ZB-168. We have observed formation of anti-drug antibodies (“ADA”) in the majority of patients who were dosed with ZB-168 in a phase 1b trial in T1D mellitus, including 54.5% of patients who developed neutralizing ADA. Although these ADA did not appear to affect drug concentrations based on visual inspection, there can be no assurance that ADAs will not develop in future studies that may reduce exposure or lead to adverse safety events. The development of ADA could also trigger hypersensitivity reactions that manifest as serious adverse events, including but not limited to anaphylaxis. If patients experience adverse events, including anaphylaxis, our trials could be delayed or stopped and our development programs may be halted entirely if this is observed during clinical development. Even if ADA are not detected in the early clinical trials, they may be detected after product launch and may significantly reduce the commercial potential or even result in the product being pulled from the market.

Risks Related to Zura’s Commercial Operations
We face substantial competition, which may result in others discovering, developing, licensing or commercializing products before or more successfully than we do.
We face substantial competition from major pharmaceutical companies and biotechnology companies worldwide. Many of our competitors have significantly greater financial, technical and human resources. Smaller and early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. As a result, our competitors may discover, develop, license or commercialize products before or more successfully than we do.
In June 2022, the FDA approved JAK inhibitor baricitinib (brand name Olumiant) for the treatment of alopecia areata; Eli Lilly Inc. is a pharmaceutical company with far larger resources than Zura. As such, it is possible that Olumiant will represent substantial competition if ZB-168 were to be approved by the FDA for alopecia areata.
Furthermore, pharmaceutical companies that develop and/or market products for the indications we are pursuing are likely to represent substantial competition. These include companies actively developing and/or marketing IL7R inhibitors (such as Q32 Bio Inc. and OSE Immunotherapeutics SA); as well as TSLPR inhibitors (such as Upstream Bio, Inc.). While ZB-168 represents a novel mechanism of action, all of the above mechanisms are also of potential therapeutic use in one or more of the indications we plan to pursue in the Phase 2 program. If ZB-168 does not offer sustainable advantages over competing products, we may otherwise not be able to successfully compete against current and future competitors.
Our competitors may obtain regulatory approval of their products more rapidly than we may or may obtain patent protection or other intellectual property rights that limit our ability to develop or commercialize ZB-168. Our competitors may also develop drugs that are more effective, more convenient, more widely used and less costly or have a better safety profile than ZB-168 and these competitors may also be more successful than us in manufacturing and marketing their products.
Furthermore, we also face competition more broadly across the market for existing cost-effective and reimbursable treatments for T-cell mediated diseases and atopic diseases. ZB-168, if approved, may compete with these existing drug and other therapies but may not be competitive with them in price. We expect that if ZB-168 is approved, it will be priced at a significant premium over generic, including branded generic, products. As a result, obtaining market acceptance of, and gaining significant share of the market for, ZB-168 will pose challenges.
The ongoing COVID-19 pandemic may adversely affect JATT’s and Zura’s ability to consummate the Business Combination.
The COVID-19 pandemic has resulted in governmental authorities worldwide implementing numerous measures to contain the virus, including travel restrictions, quarantines, shelter-in-place orders, and business limitations and shutdowns. More generally, the pandemic raises the possibility of an extended global economic downturn and has caused volatility in financial markets. The pandemic may also amplify many of the other risks described in this revised proxy statement/prospectus.
JATT and Zura may be unable to complete the Business Combination if continued concerns relating to COVID-19 restrict travel and limit the ability to have meetings with potential investors or the Zura personnel. The extent to which COVID-19 impacts JATT’s and Zura’s ability to consummate the Business Combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extended period of time, JATT’s and Zura’s ability to consummate the Business Combination may be materially adversely affected.
Public health crises such as pandemics or similar outbreaks have affected and could continue to seriously and adversely affect Zura’s preclinical studies and anticipated clinical trials, business, financial condition and results of operations.
In March 2020, the World Health Organization (“WHO”) declared COVID-19 a global pandemic. In response to the COVID-19 pandemic, “shelter in place” orders and other public health guidance measures were implemented across much of Europe, including in the locations of Zura’s offices, clinical trial sites, key vendors and partners As a result of the COVID-19 pandemic, or similar pandemics, and related “shelter in place” orders and other public health guidance measures, Zura may in the future experience disruptions that could seriously harm its business. Potential disruptions include but are not limited to: delays or difficulties in enrolling patients in, initiating or expanding our clinical trials, including delays or difficulties with clinical site initiation and recruiting clinical site investigators and clinical site staff; increased rates of patients withdrawing from Zura’s clinical trials following enrollment as a result of contracting COVID-19 or other health conditions or being forced to quarantine; interruption of key clinical trial activities, such as clinical trial site data monitoring and efficacy, safety and translational data collection, processing and analyses, due to limitations on travel imposed; recommendations by federal, state or local governments, employers and others or interruptions of clinical trial subject visits, which may impact the collection and integrity of subject data and clinical trial endpoints; diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals serving as our clinical trial sites and hospital staff supporting the conduct of our clinical trials; delays or disruptions in preclinical experiments and IND-enabling studies due to restrictions of on-site staff and unforeseen circumstances at CROs and vendors; interruption or delays in the operations of the FDA, EMA, and comparable foreign regulatory authorities including delays in receiving approval from local regulatory authorities to initiate our planned clinical trials; interruption of, or delays in receiving, supplies of ZB-168 due to staffing shortages, raw materials shortages, production slowdowns or stoppages and disruptions in delivery systems; and limitations on employee or other resources that would otherwise be focused on the conduct of Zura’s clinical trials and preclinical work, including because of sickness of employees or their families, the desire of employees to avoid travel or contact with large groups of people, an increased reliance on working from home, school closures or mass transit disruptions.
The COVID-19 pandemic may also affect the ability of the FDA, EMA, and other regulatory authorities to perform routine functions. If global health concerns prevent the FDA, EMA, or other regulatory authorities from conducting their regular inspections, reviews or other regulatory activities, it could significantly impact the ability of the FDA, EMA, or other regulatory authorities to timely review and process Zura’s regulatory submissions, which could have a material adverse effect on Zura’s business.
The COVID-19 pandemic continues to rapidly evolve. The extent to which the COVID-19 pandemic may affect Zura’s clinical trials, business, financial condition and results of operations will depend on future developments, which are highly uncertain and cannot be predicted at this time, such as the duration of the pandemic, new or continued travel restrictions and actions to contain the outbreak or treat its impact, such as social distancing and quarantines or lock-downs in the United Kingdom, the United States and other countries, business closures or business disruptions and the effectiveness of actions taken in the United Kingdom, the United States and other countries to contain and treat the disease. Future developments in these and other areas present material uncertainty and risk with respect to Zura’s clinical trials, business, financial condition and results of operations.
The COVID-19 pandemic may also have the effect of heightening many of the other risks described in this “Risk Factors” section.
Our business, operations, financial position and clinical development plans and timelines, and our ability to consummate the Business Combination, could be materially adversely affected by the continuing military action in Ukraine.
As a result of the military action commenced in February 2022 by the Russian Federation in Ukraine, and related economic sanctions imposed by certain governments, our ability to consummate the Business Combination, and our financial position and operations following the Business Combination, may be materially and adversely affected. As our ability to continue to operate following the Business Combination will be dependent on raising debt and equity finance, any adverse impact to those markets as a result of this military action, including due to increased market volatility, decreased availability in third-party financing and/or a deterioration in the terms on which it is available (if at all), could negatively impact our business, operations or financial position. The extent of any potential impact is not yet determinable, however.

Risks Related to Zura’s Business and Operations
We are dependent on our key personnel and anticipate hiring new key personnel. If we are not successful in attracting and retaining qualified personnel, including consultants, we may not be able to successfully implement our business strategy.
Our ability to compete in the highly competitive biotechnology and pharmaceutical industries depends upon our ability to attract and retain qualified managerial, scientific and medical personnel. We are dependent on our managerial, scientific and medical personnel, including our Chief Executive Officer, Chief Financial Officer and Chief Scientific Officer. If we do not succeed in attracting and retaining qualified personnel, it could materially adversely affect our business, financial condition and results of operations. We could in the future have difficulty attracting and retaining experienced personnel and may be required to expend significant financial resources in our employee recruitment and retention efforts. We have relied upon and plan to continue to rely upon third parties, including consultants, to act in management roles for the Company. While we have agreements with such third parties, we do not have the same ability to influence their time commitment to the Company as we would if they were employees. Furthermore, we are dependent on our ability to attract, hire, relocate and retain qualified managerial, scientific and medical personnel from various jurisdictions. Therefore, immigration requirements may have a significant influence on our human resources planning. Immigration applications can take several months or more to be finalized. If we are unable to complete the requisite visa applications, either as a result of changing requirements or otherwise, our ability to successfully implement our business strategy could suffer, which could have a material adverse effect on our business, financial condition, results of operations and prospects.
We rely on third parties, including consultants, independent clinical investigators and CROs to conduct and sponsor some of the clinical trials of our product candidate. Any failure by a third party to meet its obligations with respect to the clinical development of our product candidate may delay or impair our ability to obtain regulatory approval for our product candidate.
We have relied upon and plan to continue to rely upon third parties, including independent clinical investigators, academic partners, medical institutions, regulatory affairs consultants and third-party CROs, to conduct our preclinical studies and clinical trials, including in some instances sponsoring such clinical trials, and to engage with regulatory authorities and monitor and manage data for our ongoing preclinical and clinical programs. While we have, or will have, agreements governing the activities of such third parties, we will control only certain aspects of their activities and have limited influence over their actual performance.
Any of these third parties may terminate their engagements with us under certain circumstances. We may not be able to enter into alternative arrangements or do so on commercially reasonable terms. In addition, there is a natural transition period when a new contract research organization begins work. As a result, delays would likely occur, which could negatively impact our ability to meet our expected clinical development timelines and harm our business, financial condition and prospects.
We remain responsible for ensuring that each of our preclinical studies and clinical trials is conducted in accordance with the applicable protocol and legal, regulatory and scientific standards, and our reliance on these third parties does not relieve us of our regulatory responsibilities. We and our third-party contractors and CROs are required to comply with GCP requirements, which are regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the EEA and other regulatory authorities for all of our products in clinical development. Regulatory authorities enforce these GCP requirements through periodic inspections of trial sponsors, principal investigators and trial sites. If we fail to exercise adequate oversight over any of our academic partners or CROs or if we or any of our academic partners or CROs do not successfully carry out their contractual duties or obligations, fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements, or for any other reasons, the clinical data generated in our clinical trials may be deemed unreliable and the FDA, the EMA or other regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that upon a regulatory inspection of us, our academic partners or our CROs or other third parties performing services in connection with our clinical trials, such regulatory authority will determine that any of our clinical trials complies with GCP regulations. In addition, our clinical trials must be conducted with product produced under applicable cGMP regulations. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process.
Furthermore, the third parties conducting clinical trials on our behalf are not our employees, and except for remedies available to us under our agreements with such contractors, we cannot control whether or not they devote sufficient time, skill and resources to our ongoing development programs. These contractors may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials or other drug development activities, which could impede their ability to devote appropriate time to our clinical programs. If these third parties, including clinical investigators, do not successfully carry out their contractual duties, meet expected deadlines or conduct our clinical trials in accordance with regulatory requirements or our stated protocols, we may not be able to obtain, or may be delayed in obtaining, marketing approvals for our product candidate. If that occurs, we will not be able to, or may be delayed in our efforts to, successfully commercialize our product candidate.
In addition, with respect to investigator-sponsored trials that may be conducted, we do not control the design or conduct of these trials, and it is possible that the FDA or EMA will not view these investigator-sponsored trials as providing adequate support for future clinical trials or market approval, whether controlled by us or third parties, for any one or more reasons, including elements of the design or execution of the trials or safety concerns or other trial results. We expect that such arrangements will provide us certain information rights with respect to the investigator-sponsored trials, including the ability to obtain a license to obtain access to use and reference the data, including for our own regulatory submissions, resulting from the investigator-sponsored trials. However, we do not have control over the timing and reporting of the data from investigator-sponsored trials, nor do we own the data from the investigator-sponsored trials. If we are unable to confirm or replicate the results from the investigator-sponsored trials or if negative results are obtained, we would likely be further delayed or prevented from advancing further clinical development. Further, if investigators or institutions breach their obligations with respect to the clinical development of our product candidate, or if the data proves to be inadequate compared to the firsthand knowledge we might have gained had the investigator-sponsored trials been sponsored and conducted by us, then our ability to design and conduct any future clinical trials ourselves may be adversely affected. Additionally, the FDA or EMA may disagree with the sufficiency of our right of reference to the preclinical, manufacturing or clinical data generated by these investigator-sponsored trials, or our interpretation of preclinical, manufacturing or clinical data from these investigator-sponsored trials. If so, the FDA or EMA may require us to obtain and submit additional preclinical, manufacturing, or clinical data.
In order to successfully implement our plans and strategies, we will need to grow the size of our organization and we may experience difficulties in managing this growth.
We expect to experience significant growth in the number of our employees and/or number of consultants as well as the scope of our operations, particularly in the areas of drug development, clinical operations, regulatory affairs and, potentially, others. To manage our anticipated future growth, we must continue to implement and develop our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Due to our limited financial resources and the limited experience of our management team in managing a company with such anticipated growth, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel.
Our internal computer systems, or those of any of our CROs, manufacturers, other contractors or consultants or potential future collaborators, may fail or suffer security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of our proprietary or confidential data, employee data or personal data, which could result in additional costs, loss of revenue, significant liabilities, harm to our brand and material disruption of our operations.
Despite the implementation of security measures in an effort to protect systems that store our information, given their size and complexity and the increasing amounts of information maintained on our internal information technology systems and those of our third-party CROs, other contractors (including sites performing our clinical trials) and consultants, these systems are potentially vulnerable to breakdown or other damage or interruption from service interruptions, system malfunction, natural disasters, terrorism, war and telecommunication and electrical failures, as well as security breaches from inadvertent or intentional actions by our employees, contractors, consultants, business partners and/or other third parties, or from cyber-attacks by malicious third parties, which may compromise our system infrastructure or lead to the loss, destruction, alteration or dissemination of, or damage to, our data. To the extent that any disruption or security breach were to result in a loss, destruction, unavailability, alteration or dissemination of, or damage to, our data or applications, or for it to be believed or reported that any of these occurred, we could incur liability and reputational damage and the development and commercialization of ZB-168 could be delayed. Further, our insurance policies may not be adequate to compensate us for the potential losses arising from any such disruption in, or failure or security breach of, our systems or third-party systems where information important to our business operations or commercial development is stored.
We currently rely, and plan to rely in the future, on third parties to conduct and support our preclinical studies and clinical trials. If these third parties do not properly and successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval of or commercialize ZB-168.
We plan to utilize and depend upon independent investigators and collaborators, such as medical institutions, CROs, CMOs and strategic partners, to conduct and support our preclinical studies and clinical trials under agreements with us. We will rely heavily on these third parties over the course of our preclinical studies and clinical trials, and we control only certain aspects of their activities. As a result, we will have less direct control over the conduct, timing and completion of these preclinical studies and clinical trials and the management of data developed through preclinical studies and clinical trials than would be the case if we were relying entirely upon our own staff. Nevertheless, we are responsible for ensuring that each of our studies and trials is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and our reliance on these third parties does not relieve us of our regulatory responsibilities. We and our third-party contractors and CROs are required to comply with GCP regulations, which are regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities for product candidates in clinical development. If we or any of these third parties fail to comply with applicable GCP regulations, the clinical data generated in our clinical trials may be deemed unreliable and the FDA, EMA, or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with GCP regulations, even if responsibilities have been outlined in agreements with external partners, such as CROs. In addition, our clinical trials must be conducted with product produced under cGMP regulations. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process. Moreover, our business may be implicated if any of these third parties violates federal or state fraud and abuse or false claims laws and regulations or healthcare privacy and security laws.
Any third parties conducting our clinical trials will not be our employees and, except for remedies available to us under our agreements with such third parties, we cannot control whether they devote sufficient time and resources to ZB-168. These third parties may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials or other product development activities, which could affect their performance on our behalf. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to complete development of, obtain regulatory approval of or successfully commercialize ZB-168.
We intend to rely on third parties to produce and process ZB-168. There can be no assurance that we will successfully negotiate agreements with third-party manufacturers to produce ZB-168 on acceptable terms or at all; and furthermore, we may fail to successfully transfer the manufacturing technology to these third-parties. Our business could be adversely affected if the third-party manufacturers are unable to produce ZB-168, fail to provide us with sufficient quantities of ZB-168 or fail to do so at acceptable quality levels or prices.
We do not currently own or operate any facility that may be used to produce ZB-168 (including any drug substance or finished drug product) and must rely on CMOs to produce them for us. We have not yet caused ZB-168 to be manufactured on a commercial scale and it may not be able to do so for ZB-168, if approved. We do not currently own any cGMP compliant ZB-168 and will not be able to conduct any clinical trials until we do. There can be no assurance that we will successfully negotiate agreements with CMOs to produce ZB-168 on acceptable terms or at all; and furthermore, we may fail to successfully transfer the manufacturing technology to these third parties from Pfizer.
We have not participated in the manufacturing process of, and are completely dependent on, our contract manufacturing partners for manufacture of ZB-168, and for compliance with cGMP requirements and any other regulatory requirements of the FDA or other regulatory authorities for the manufacture of ZB-168. If our partners do not successfully carry out their contractual duties, meet expected deadlines, or manufacture ZB-168 in accordance with regulatory requirements, or if there are disagreements between us and our CMO, we will not be able to complete, or may be delayed in completing, the clinical trials required to support approval of our product candidate or the FDA, EMA or other regulatory agencies may refuse to accept our clinical or preclinical data. If the FDA, EMA, or a comparable foreign regulatory authority does not approve these facilities for the manufacture of ZB-168 or if it withdraws any approval in the future, we may need to find alternative manufacturing facilities, which would require the incurrence of significant additional costs and materially and adversely affect our ability to develop, obtain regulatory approval for or market ZB-168, if approved. Similarly, our failure, or the failure of our CMOs, to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of ZB-168, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of ZB-168 and harm our business and results of operations.
Moreover, if any CMOs on which we will rely are unable to produce ZB-168 at all, or fail to manufacture quantities of ZB-168 at quality levels necessary to meet our clinical requirements, or regulatory requirements at a scale sufficient to meet anticipated demand, and at a cost that allows us to continue development and to achieve profitability, our business, financial condition and prospects could be materially and adversely affected — including delaying the start of our alopecia areata phase 2 study, which we expect to start by the end of the year 2023. Our business could be similarly affected by business disruptions to our third-party providers with potential impacts on our future revenue and financial condition and our costs and expenses. If any CMOs we contract with are unable to meet our timelines or cost and quantity demands, we may need to find additional CMOs and negotiate new manufacturing agreements. We may also incur substantial fees if we contract with a CMO to access a cell-line and then ultimately decide not to use that cell-line or that CMO for the manufacturing of ZB-168. Each of these risks could delay or prevent the commencement as well as the completion of our clinical trials or the approval of ZB-168 by the FDA, including by causing us to have to redo Phase 1 clinical studies, which would result in higher costs and could adversely impact the commercialization of ZB-168.
In addition, some third party CMOs have intellectual property, such as patents and/or know-how with an annual fee and royalty bearing license to its customers that forms part of the manufacturing agreement. This obligation to pay a royalty for manufacturing increases the overall cost of goods and can reduce profitability or reduce the valuation of the product; and we intend to have such an agreement in place.
We may, in the future, form or seek collaborations or strategic alliances or enter into licensing arrangements, and we may not realize the benefits of such collaborations, alliances or licensing arrangements.
We may, in the future, form or seek strategic alliances, create joint ventures or collaborations, or enter into licensing arrangements with third parties that we believe will complement or augment our development and commercialization efforts with respect to ZB-168 and/or the Company more broadly. Any of these relationships may require us to increase our near and long-term expenditures, issue securities that dilute our existing shareholders or disrupt our management and business.
In addition, we face significant competition in seeking appropriate strategic partners and the negotiation process is time-consuming and complex. Moreover, we may not be successful in our efforts to establish a strategic partnership or other alternative arrangements for our product candidate because they may be deemed to be at too early of a stage of development for collaborative effort and third parties may not view our product candidate as having the requisite potential to demonstrate safety and efficacy and obtain marketing approval. Further, collaborations involving our product candidate are subject to numerous risks, which may include the following:

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collaborators have significant discretion in determining the efforts and resources that they will apply to a collaboration;

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collaborators may not pursue development and commercialization of our product candidate or may elect not to continue or renew development or commercialization of our product candidate based on clinical trial results, changes in their strategic focus due to the acquisition of competitive products, availability of funding or other external factors, such as a business combination that diverts resources or creates competing priorities;

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collaborators may delay clinical trials, provide insufficient funding for a clinical trial, stop a clinical trial, abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

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collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our product candidate;

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a collaborator with marketing and distribution rights to one or more products may not commit sufficient resources to their marketing and distribution;

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collaborators may not properly protect our intellectual property or proprietary information or may use our intellectual property or proprietary information in a way that gives rise to actual or threatened litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential liability;

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disputes may arise between us and a collaborator that cause the delay or termination of the research, development or commercialization of our product candidate, or that result in costly litigation or arbitration that diverts management attention and resources;

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collaborations may be terminated and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable product candidate; and

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collaborators may own or co-own intellectual property covering our product candidate that results from our collaborating with them, and in such cases, we would not have the exclusive right to commercialize such intellectual property or may require a license from the collaborator for such intellectual property wholly owned by them in order to commercialize the product candidate.

As a result, if we enter into future collaboration agreements and strategic partnerships or license our product candidate, we may not be able to realize the benefit of such transactions if we are unable to successfully integrate them with our existing operations and company culture, which could delay our timelines or otherwise adversely affect our business. We also cannot be certain that, following a strategic transaction or license, we will achieve the revenue or specific net income that justifies such transaction. Furthermore, if conflicts arise between our future corporate or academic collaborators or strategic partners and us, the other party may act in a manner adverse to us and could limit our ability to implement our strategies. Any delays in entering into future collaborations or strategic partnership agreements related to our product candidate could delay the development and commercialization of our product candidate in certain geographies for certain indications, which would harm our business prospects, financial condition and results of operations.
The increasing use of social media platforms presents new risks and challenges.
Social media is increasingly being used to communicate about our clinical development programs and the diseases our therapeutics are being developed to treat, and we intend to utilize appropriate social media in connection with our commercialization efforts following approval of our product candidate, if any. Social media practices in the biotechnology and biopharmaceutical industry continue to evolve and regulations and regulatory guidance relating to such use are evolving and not always clear. This evolution creates uncertainty and risk of noncompliance with regulations applicable to our business, resulting in potential regulatory actions against us, along with the potential for litigation related to off-label marketing or other prohibited activities and heightened scrutiny by the FDA, the SEC and other regulators. For example, patients may use social media channels to comment on their experience in an ongoing blinded clinical trial or to report an alleged adverse event. If such disclosures occur, there is a risk that trial enrollment may be adversely impacted, that we may fail to monitor and comply with applicable adverse event reporting obligations or that we may not be able to defend our business or the public’s legitimate interests in the face of the political and market pressures generated by social media due to restrictions on what we may say about our product candidate. There is also a risk of inappropriate disclosure of sensitive information or negative or inaccurate posts or comments about us on any social networking website. In addition, we may encounter attacks on social media regarding our company, management, product candidate or products. If any of these events were to occur or we otherwise fail to comply with applicable regulations, we could incur liability, face regulatory actions or incur other harm to our business.
Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.
Upon completion of the Business Combination, we will become subject to the periodic reporting requirements of the Exchange Act. We designed our disclosure controls and procedures to reasonably assure that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. For example, our directors or executive officers could inadvertently fail to disclose a new relationship or arrangement causing us to fail to make a required related party transaction disclosure. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.
We may identify material weaknesses in our internal control over financial reporting in the future or fail to maintain an effective system of internal control over financial reporting, which may result in material misstatements of Zura’s consolidated financial statements or cause Zura to fail to meet its periodic reporting obligations.
As a public company, Zura will be required to comply with SEC rules that implement Section 404 of the Sarbanes-Oxley Act and make a formal assessment of the effectiveness of Zura’s internal controls over financial reporting.
We cannot assure you that the measures we have taken to date, and actions we may take in the future, will prevent or avoid control deficiencies that could lead to material weaknesses in our internal control over financial reporting in the future. Our current controls, and any new controls that we develop, may become inadequate because of changes in conditions in our business. Further, deficiencies in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods.
Zura has not performed a formal evaluation of its internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, nor has it engaged an independent registered public accounting firm to perform an audit of its internal control over financial reporting as of any balance sheet date or for any period reported in its financial statements. Once Zura is no longer an “emerging growth company”, Zura’s independent registered public accounting firm will first be required to attest to the effectiveness of Zura’s internal control over financial reporting for its Annual Report on Form 10-K for the first year Zura is no longer an “emerging growth company” or a “smaller reporting company”. Zura will be required to evaluate and disclose changes made in its internal controls and procedures on a quarterly basis. Failure to comply with the Sarbanes-Oxley Act could potentially subject Zura to sanctions or investigations by the SEC, the applicable stock exchange or other regulatory authorities, which would require additional financial and management resources. Zura has begun the process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404 in the future, but may not be able to complete its evaluation, testing and any required remediation in a timely fashion.

If Zura fails to maintain an effective system of disclosure controls and internal control over financial reporting, Zura’s ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired, which may adversely affect investor confidence in Zura and, as a result, the market price of Zura’s ordinary shares.
As a public company, Zura will be required to comply with the requirements of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, including, among other things, that Zura maintain effective disclosure controls and procedures and internal control over financial reporting. Zura continues to develop and refine its disclosure controls and other procedures that are designed to ensure that information Zura is required to disclose in the reports that Zura will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Securities Exchange Act of 1934, as amended, or the Exchange Act, is accumulated and communicated to Zura’s management, including Zura’s principal executive and financial officers.
Zura must continue to improve its internal control over financial reporting. Zura will be required to make a formal assessment of the effectiveness of its internal control over financial reporting and once Zura ceases to be an emerging growth company, Zura will be required to include an attestation report on internal control over financial reporting issued by Zura’s independent registered public accounting firm. To achieve compliance with these requirements within the prescribed time period, Zura will be engaging in a process to document and evaluate Zura’s internal control over financial reporting, which is both costly and challenging. In this regard, Zura will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of Zura’s internal control over financial reporting, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. There is a risk that Zura will not be able to conclude, within the prescribed time period or at all, that Zura’s internal control over financial reporting is effective as required by Section 404 of the Sarbanes-Oxley Act. Moreover, Zura’s testing, or the subsequent testing by Zura’s independent registered public accounting firm, may reveal additional deficiencies in Zura’s internal control over financial reporting that are deemed to be material weaknesses.
Any failure to implement and maintain effective disclosure controls and procedures and internal control over financial reporting, including the identification of one or more material weaknesses, could cause investors to lose confidence in the accuracy and completeness of Zura’s financial statements and reports, which would likely adversely affect the market price of Zura’s ordinary shares. In addition, Zura could be subject to sanctions or investigations by the stock exchange on which Zura’s ordinary shares are listed, the SEC and other regulatory authorities.
Risks Related to Zura’s Intellectual Property
We depend on license agreement with Pfizer to permit us to use certain patents, know-how and technology. Termination of these rights or the failure to comply with obligations under these agreements could materially harm our business and prevent us from developing or commercializing ZB-168.
We are party to a license agreement with Pfizer under which we were granted rights to certain patents, technology and know-how that are important and necessary to our business, including our ZB-168 product candidate. Our rights to use these patents and employ the inventions claimed in these licensed patents, as well as the exploitation of licensed technology and know-how, are subject to the continuation of, and our compliance with, the terms of our license agreement.
Our license agreement with Pfizer imposes upon us various diligence, payment and other obligations, including the following:
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our obligation to pay Pfizer 12 development and regulatory milestone payments aggregating up to $70.0 million.

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our obligation to pay Pfizer sales milestone payments up to an aggregate of $525.0 million based on respective thresholds of net sales of products (developed from the licensed compound).

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our obligation to pay Pfizer an annual earned royalty at a marginal royalty rate in the mid-single digits to low double digits (less than 20%), with increasing rates depending on Net Sales (as defined in the license) in the respective calendar year, based on a percentage of sales within varying thresholds for a certain period of years, or upon the later expiration of regulatory (or license/patent right) exclusivity for the commercial product in such country. Royalty rates will be reduced by a) 50% in any country where generic competition exists; and b) by a percentage of the royalties paid to third parties that are necessary for commercialization of the commercial product.

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our obligation to pay a multi-million dollar transaction completion payment if, within a certain period after the effective date of the Pfizer Agreement, (a) we have certain changes in control, (excluding an initial public offering or any business combination where our securities are listed on a stock exchange, which we expect to occur as a result of the Business Combination); or (b) we sublicense or divest our rights related to ZB-168.

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our obligation to pay ongoing fees associated with the prosecution, maintenance, or filing of the patents we have licensed.

If we fail to comply with any of our obligations under the Pfizer License, or we are subject to a bankruptcy or dissolution, Pfizer may have the right to terminate the license agreement, in which event we would not be able to market any ZB-168 product.
We do not currently own any patents, and we are heavily reliant upon the license from Pfizer to certain patent rights that are important or necessary to the development of our product candidate, including the patents relating to ZB-168. Our license is exclusive only to a specific field of use, namely the treatment, diagnosis or prevention of diseases in humans (“Field”). Pfizer retains all rights not expressly granted by the license as well as retaining rights to make, have made, use and import ZB-168 or any products containing ZB-168 for all internal research, development and regulatory purposes, except that Pfizer does not have the right to conduct clinical trials to develop the ZB-168 or any products containing ZB-168 in the Field.
We do not currently control the prosecution, maintenance, or filing of the patents and patent applications that are licensed to us under the Pfizer License. Pfizer will continue to file, prosecute (including in connection with any reexaminations, oppositions and the like) and maintain the licensed patent rights at our expense for a period of time. Thereafter, we will be responsible for filing, prosecuting (including in connection with any reexaminations, oppositions and the like) and maintaining the licensed patent rights and to provide Pfizer a reasonable opportunity to review and comment on proposed submissions to any patent office and reasonably consider any comments provided by Pfizer. We must notify Pfizer prior to permitting any patent right to go abandoned. Pfizer may then choose at its option to continue prosecution or maintenance of said patent right and the license granted to us will become nonexclusive as to that right.These patents and patent applications were not drafted by us or our attorneys, and we have not controlled or had any input into the prosecution of these patents and patent applications. We cannot be certain that drafting or prosecution of the patents and patent applications licensed to us has been conducted in compliance with applicable laws and regulations or will result in valid and enforceable patents.
Pursuant to our license, we are required to prepare a development plan and use Commercially Reasonable Efforts (as that term is defined in the Pfizer License) to develop and seek regulatory approval for ZB-168 in several countries and then to commercialize each product where regulatory approval is obtained. If we fail to comply with the obligations under our license agreement, including as a result of COVID-19 impacting our operations or due to lack of funds, or if we use the licensed intellectual property in an unauthorized manner, we may be required to pay damages and Pfizer may have the right to terminate the license. If our license agreement is terminated, we may not be able to develop, manufacture, market or sell the product candidate covered by our agreement and those being tested or approved in combination with such product. Such an occurrence could materially adversely affect the value of the product candidate being developed under any such agreement.
Disputes may arise regarding intellectual property subject to, and any of our rights and obligations under, any license or other strategic agreement, including:
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the scope of rights granted under the license agreement and other interpretation-related issues;

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the extent to which our technology and processes infringe, misappropriate or violate the intellectual property of the licensor that is not subject to the license agreement;

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our diligence obligations under the license agreement and what activities satisfy those diligence obligations;

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the sublicensing of patent and other rights to third parties under any such agreement or collaborative relationships;

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the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners; and

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the priority of invention of patented technology.

In addition, the agreements under which we license intellectual property or technology to or from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations and prospects. Moreover, if disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize the affected product candidate.
Our business also would suffer if any current or future licensors fail to abide by the terms of the license, if the licensors fail to enforce licensed patents against infringing third parties, if the licensed patents or other rights are found to be invalid or unenforceable, or if we are unable to enter into necessary licenses on acceptable terms. Moreover, our licensors may own or control intellectual property that has not been licensed to us and, as a result, we may be subject to claims, regardless of their merit, that we are infringing, misappropriating or otherwise violating the licensor’s rights.
In addition, if we are unable to successfully obtain rights to required third-party intellectual property rights or maintain the existing intellectual property rights we have, we may have to seek alternative options, such as developing new product candidates with design-around technologies, which may require more time and investment, or abandon development of the relevant research programs or product candidates and our business, financial condition, results of operations and prospects could suffer.
Pursuant to the Pfizer License we have the first right, but not the obligation, to enforce the licensed patents at our expense. Without Pfizer’s consent, we may not settle any such initiated litigation that would (i) adversely affect the validity, enforceability or scope of any of the licensed patent rights, (ii) give rise to liability of Pfizer or its Affiliates, (iii) admit non-infringement of any licensed patent rights, or (iv) otherwise impair Pfizer’s rights in any licensed technology or the license agreement. If we decide not to enforce the licensed patents, our licensor has the option to enforce them and may determine not to pursue litigation against other companies that are infringing these patents, or may pursue such litigation less aggressively than is desirable. Without protection for the intellectual property we license, other companies might be able to offer substantially identical products for sale, which could adversely affect our competitive business position and harm our business prospects.
Our ability to protect our patents and other proprietary rights is uncertain, exposing us to the possible loss of competitive advantage.
We rely upon a combination of patents, trade secret protection and confidentiality agreements to protect the intellectual property related to ZB-168 and our technologies and to prevent third parties from infringing on our intellectual property, thus eroding our competitive position in our market. Our success depends in large part on our ability to obtain and maintain patent protection for ZB-168 and its uses, components, formulations, methods of manufacturing and methods of treatment, as well as our ability to operate without infringing on or violating the proprietary rights of others. We have licensed rights to a composition of matter patent family related to the product. Our intellectual property strategy is, where appropriate, to file new patent applications on inventions, including improvements to existing products/

candidates and processes to improve our competitive edge or to improve business opportunities. We continually assess and refine our intellectual property strategy to ensure appropriate protection and rights are secured. Thus, we may be able to file patent applications in the United States and abroad related to our novel discoveries and technologies, for example new uses/methods of treatment, new formulations and improvements to manufacturing methods, that are important to our business, as opportunities arise.
Our strategy requires us to license assets from third parties with suitable protection and to identify and seek patent protection for our inventions, when possible. This process is expensive and time consuming and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost, in a timely manner or in all jurisdictions where protection may be commercially advantageous, or we may financially not be able to protect our proprietary rights at all. Despite our efforts to protect our proprietary rights, unauthorized parties may be able to obtain and use information we regard as proprietary. Where possible, we seek to file for patent protection in commercial jurisdictions relevant to the product or technology; however, this is assessed on a case-by-case basis.
Licensing assets from third parties involves technical and scientific due diligence to assess the opportunity, the strength of the intellectual property protection for the asset and the ability to commercialize the asset. This due diligence is usually conducted over a relatively short period of time. It can be difficult to identify all the issues relevant to the assessment. Failure to identify all the relevant issues can impact negatively on the value of the asset.
The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our future patent applications may not result in patents being issued which protect our technology or drug candidates or which do not effectively prevent others from commercializing competitive technologies and drug candidates. The patent examination process may require us or our licensors to narrow the scope of the claims of our or our licensors’ pending and future patent applications, which may limit the scope of patent protection that may be obtained. We cannot assure you that all of the potentially relevant prior art relating to our patents and patent applications has been found. If such prior art exists, it can invalidate a patent or prevent a patent application from being issued as a patent.
The issuance of a patent does not ensure that it is valid or enforceable. Therefore, even if we are issued a patent, it may not be valid or enforceable against third parties. Issued patents may be challenged, narrowed, invalidated or circumvented. In addition, court decisions may introduce uncertainty in the enforceability or scope of patents owned by pharmaceutical and biotechnology companies. Thus, any of our patents, including patents that we may rely on to protect our market for approved drugs, may be held invalid or unenforceable by a court of final jurisdiction.
Because patent applications in the United States, Europe and many other jurisdictions are typically not published until 18 months after filing, and because publications of discoveries in scientific literature lag behind actual discoveries, we cannot be certain that we were the first to make the inventions claimed in our issued patents or future patent applications, or that we were the first to file for protection of the inventions set forth in our patents or patent applications. As a result, we may not be able to obtain or maintain protection for certain inventions. Therefore, the enforceability and scope of our future patents in the United States, Europe and in many other jurisdictions cannot be predicted with certainty and, as a result, any future patents that we own or license may not provide sufficient protection against competitors. We may not be able to obtain or maintain patent protection from our patent applications that we may file in the future, or from those we may license from third parties. Moreover, even if we are able to obtain patent protection, such patent protection may be of insufficient scope to achieve our business objectives.
In addition, the issuance of a patent does not give us the right to practice the patented invention. Third parties may have blocking patents that prevent marketing of our products or working our own technology. We endeavor to identify early third-party patents and patent applications which may be blocking to a product or technology, to minimize this risk. However, relevant documents may be overlooked or missed, which may in turn impact our ability to commercialize the relevant asset.
The term of a patent depends upon the laws of the country in which it is issued. In most jurisdictions, including the United States, Europe, China and Japan, the basic patent term is 20 years from the earliest filing date of a non-provisional patent application, subject to the payment of renewal fees. Some jurisdictions, including the United States, Europe and Japan, provide for up to an additional five years as a patent term extension for therapeutics products that require marketing approval. The requirements for this supplementary protection are set by the relevant authorities in the given jurisdiction. Products approved before the expiry of the basic patent term may benefit from such a patent term extension. It is our strategy to apply for such supplementary protection, where possible.
In addition to patent protection, statutory provisions in the United States, Europe and other jurisdictions may provide a period of clinical data exclusivity which may be followed by an additional period of market exclusivity to compensate for the time required for regulatory approval of our drug products. Once the relevant criteria are satisfied, the protection applies automatically. The length of protection depends on the jurisdiction and may also depend on the type of therapy.
Third parties may seek to market “similar” versions of our approved products. Alternatively, third parties may seek approval to market their own products, similar or otherwise, competitive with our products. We may not be able to block the commercialization of these products, which may erode our commercial position in the marketplace.
If disputes over intellectual property and other rights that we have licensed, own in the future or co-own in the future prevent or impair our ability to maintain our current licensing or exclusivity arrangements on acceptable terms, we may be unable to successfully develop and commercialize the affected product candidate. In addition, under certain of our collaboration agreements, our licensors may retain the right of a non-exclusive license to the licensed patents and technology for non-clinical research purposes.
We enjoy only limited geographical protection with respect to our licensed patents and may not be able to protect our intellectual property rights throughout the world.
We may not be able to protect our intellectual property rights throughout the world and the legal systems in certain countries may not favor enforcement or protection of patents, trade secrets and other intellectual property. Filing, prosecuting and defending patents worldwide can be prohibitively expensive and our intellectual property rights in some foreign jurisdictions can be less extensive than those in the United States.
The licensed patents relating to the ZB-168 composition of matter are identified below:
Jurisdiction	Status
Canada	Granted (active)*
Europe: France, Germany, Ireland, Italy, Spain, UK	Granted (active)*
Japan	Granted (active)*
Japan	Granted (active)*
US	Granted (active)*
US	Granted (active)*
US	Granted (active)*
US	Granted (active)*
PCT	Phase Ended

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All patents are granted. All renewal fees required to maintain the patent rights are current.

The life of a patent and the protection it affords is limited. For example, in the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest US non-provisional filing date. In Europe (and all jurisdictions noted above), the expiration of an invention patent is 20 years from its filing date. The earliest nonprovisional application filed in the US was February 23, 2011, which is the date used to calculate the expiration date of the US patents. Certain US patents have a longer patent term pursuant to patent term adjustment (35 U.S.C. §154(b)). The PCT application was filed February 24, 2011 and all non-US patents entered the national stage in each respective jurisdiction pursuant to the PCT application and have the filing date of the PCT application. Accordingly, for all non-US applications, the PCT filing date is utilized for purposes of calculating the non-US patent expiration dates.
This list of territories has some notable omissions, particularly manufacturing territories such as China, India and Singapore.
Our competitors may operate in countries where we do not have patent protection and can freely use our technologies and discoveries in such countries to the extent such technologies and discoveries are publicly known or disclosed, for example in countries where we do have patent protection or pending patent applications.
Our future patent applications may not result in patents being issued. Any issued patents may not afford sufficient protection of ZB-168 or its intended uses against competitors, nor can there be any assurance that the patents issued will not be infringed, designed around, invalidated by third parties, or effectively prevent others from commercializing competitive technologies, products or product candidates. Further, even if these patents are granted, they may be difficult to enforce.
In addition, many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. Many countries also limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our licensors is forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business and financial condition may be adversely affected.
Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated if we fail to comply with these requirements.
Periodic maintenance and annuity fees on any issued patent are due to be paid to the United States Patent and Trademark Office (“USPTO”) and foreign patent agencies over the lifetime of a patent. In addition, the USPTO and other foreign patent agencies require compliance with a number of procedural, documentary, fee payment, and other similar provisions during the patent application process. While an inadvertent failure to make payment of such fees or to comply with such provisions can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which such non-compliance will result in the abandonment or lapse of the patent or patent application, and the partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, and non-payment of fees and failure to properly legalize and submit formal documents within prescribed time limits. If we or our licensors fail to maintain the patents and patent applications covering our drug candidates or if we or our licensors otherwise allow our patents or patent applications to be abandoned or lapse, our competitors might be able to enter the market, which would hurt our competitive position and could impair our ability to successfully commercialize our drug candidates in any indication for which they are approved.
Issued patents covering one or more of our drug candidates could be found invalid or unenforceable.
Any issued patents that we may license or own covering ZB-168 could be narrowed or found invalid or unenforceable if challenged in court or before administrative bodies in the United States or abroad, including the USPTO. Patent terms, including any extensions or adjustments that may or may not be available to us, may be inadequate to protect our competitive position with respect to ZB-168 for an adequate amount of time, and we may be subject to claims challenging the inventorship, validity, enforceability of our patents and/or other intellectual property. Finally, changes in US patent law, or laws in other countries, could diminish the value of patents in general, thereby impairing our ability to protect ZB-168. Further, if we encounter delays in our clinical trials or delays in obtaining regulatory approval, the period of time during which we could market ZB-168 under patent protection would be reduced. Thus, the patents that we own and license may not afford us any meaningful competitive advantage.

Moreover, we or our licensors may be subject to a third-party pre-issuance submission of prior art to the USPTO or become involved in opposition, derivation, revocation, reexamination, inter partes review, post-grant review or interference proceedings challenging our patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our technology or ZB-168 and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize drugs without infringing third-party patent rights. If the breadth or strength of protection provided by our patents and patent applications is threatened, regardless of the outcome, it could dissuade companies from collaborating with us to license, develop or commercialize ZB-168. In addition to seeking patents for some of our technology and ZB-168, we may also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. Any disclosure, either intentional or unintentional, by our employees, the employees of third parties with whom we share our facilities or third-party consultants and vendors that we engage to perform research, clinical trials or manufacturing activities, or misappropriation by third parties (such as through a cybersecurity breach) of our trade secrets or proprietary information could enable competitors to duplicate or surpass our technological achievements, thus eroding our competitive position in our market. In order to protect our proprietary technology and processes, we rely in part on confidentiality agreements with our collaborators, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. We may need to share our proprietary information, including trade secrets, with future business partners, collaborators, contractors and others located in countries at heightened risk of theft of trade secrets, including through direct intrusion by private parties or foreign actors and those affiliated with or controlled by state actors. In addition, while the company undertakes efforts to protect its trade secrets and other confidential information from disclosure, others may independently discover trade secrets and proprietary information, and in such cases, we may not be able to assert any trade secret rights against such party. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.
We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed confidential information of our competitors or are in breach of non-competition or non-solicitation agreements with our competitors.
As is common in the biotechnology and pharmaceutical industries, we employ individuals and engage the services of consultants who previously worked for other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers, or that our consultants have used or disclosed trade secrets or other proprietary information of their former or current clients. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and, if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our Class A Ordinary Shares. This type of litigation or proceeding could substantially increase our operating losses and reduce our resources available for development activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can. Uncertainties resulting from the initiation and continuation of patent litigation or other intellectual property related proceedings could adversely affect our ability to compete in the marketplace.
Patent terms may be inadequate to protect our competitive position with respect to ZB-168 for an adequate amount of time.
Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Once patents covering ZB-168, have expired, we may be open to competition from competitive products, including generics or biosimilars. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.
If we do not obtain patent term extension in the United States under the Hatch-Waxman Act and in foreign countries under similar legislation, thereby potentially extending the term of our marketing exclusivity for ZB-168, our business may be materially harmed.
In the United States, the patent term of a patent that covers an FDA-approved drug may be eligible for limited patent term extension, which permits patent term restoration as compensation for the patent term lost during the FDA regulatory review process. The Drug Price Competition and Patent Term Restoration Act of 1984, also known as the Hatch-Waxman Act, permits a patent term extension of up to five years beyond the expiration of the patent. The length of the patent term extension is related to the length of time the drug is under regulatory review. However, a patent extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent applicable to an approved drug may be extended and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. Similar provisions are available in Europe and certain other non-United States jurisdictions to extend the term of a patent that covers an approved drug. While, in the future, if and when ZB-168 receives FDA approval, we expect to apply for patent term extension on patents covering ZB-168, there is no guarantee that the applicable authorities will agree with our assessment of whether such extension should be granted, and even if granted, the length of such extension. We may not be granted patent term extension either in the United States or in any foreign country because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the term of extension, as well as the scope of patent protection during any such extension, afforded by the governmental authority could be less than we request. If we are unable to obtain any patent term extension or the term of any such extension is less than we request, our competitors may obtain approval of competing products following the expiration of our patent rights, and our business, financial condition, results of operations and prospects could be materially harmed.
It is possible that we will not obtain patent term extension under the Hatch-Waxman Act for a U.S. patent covering ZB-168 that we may identify even where that patent is eligible for patent term extension, or if we obtain such an extension, it may be for a shorter period than we had sought.
Also, there are detailed rules and requirements regarding the patents that may be submitted to the FDA for listing in the Licensed Biological Products with Reference Product Exclusivity and Biosimilarity or Interchangeability Evaluations (a/k/a the “Purple Book”), a searchable, online database that contains information about biological products, including biosimilar and interchangeable biological products, licensed (approved) by the FDA under the Public Health Service (PHS) Act). We may be unable to obtain patents covering ZB-168 that contain one or more claims that satisfy the requirements for listing in the Purple Book. Even if we submit a patent for listing in the Purple Book, the FDA may decline to list the patent, or a manufacturer of generic drugs may challenge the listing. If ZB-168 is approved and a patent covering ZB-168 is not listed in the Purple Book, a manufacturer of generic drugs would not have to provide advance notice to us of any abbreviated new drug application filed with the FDA to obtain permission to sell a generic version of ZB-168.
Changes to patent laws in the United States and other jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect ZB-168.
Changes in either the patent laws or interpretation of patent laws in the United States, including patent reform legislation such as the Leahy-Smith America Invents Act (the “Leahy-Smith Act”) could increase the uncertainties and costs surrounding the prosecution of our future owned and in-licensed patent applications and the maintenance, enforcement or defense of our owned and in-licensed issued patents. The Leahy-Smith Act includes a number of significant changes to United States patent law. These changes include provisions that affect the way patent applications are prosecuted, redefine prior art, provide more efficient and cost-effective avenues for competitors to challenge the validity of patents, and enable third-party submission of prior art to the USPTO during patent prosecution and additional procedures to challenge the validity of a patent at USPTO-administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. Assuming that other requirements for patentability are met, prior to March 2013, in the United States, the first to invent the claimed invention was entitled to the patent, while outside the United States, the first to file a patent application was entitled to the patent. After March 2013, under the Leahy-Smith Act, the United States transitioned to a first-to-file system in which, assuming that the other statutory requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. As such, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects.
In addition, the patent positions of companies in the development and commercialization of biologics and pharmaceuticals are particularly uncertain. Recent US Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and altered the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents once obtained. Depending on future legislation by the US Congress, decisions by the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on our patent rights and our ability to protect, defend and enforce our patent rights in the future. For example, in the case Amgen v. Sanofi, the Federal Circuit held broad functional antibody claims invalid for lack of enablement. Similarly, in the case Juno v. Kite, the Federal Circuit held genus claims directed to CAR-T cells invalid for lack of written description for failing to provide disclosure commensurate with the scope of the claims. While we do not believe that any of the patents licensed or owned by us will be found invalid based on these decisions, we cannot predict how future decisions by the courts, Congress or the USPTO may impact the value of our patents. Similarly, changes in the patent laws of other jurisdictions could adversely affect our ability to obtain and effectively enforce our patent rights, which would have a material adverse effect on our business and financial condition.
We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might adversely affect our ability to develop and market ZB-168.
We cannot guarantee that any of our patent searches or analyses, including the identification of relevant third party patents, the scope of said patent claims or the expiration of relevant patents, are complete, accurate or thorough, nor can we be certain that we have identified each and every third-party patent and pending application in the United States and abroad that is relevant to or necessary for the commercialization of ZB-168 in any jurisdiction. The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect. Our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect. Our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market ZB-168.
In addition, because some patent applications in the United States may be maintained in secrecy until the patents are issued, patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, and publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our issued patents or our pending applications, or that we were the first to invent the technology. Our competitors may have filed, and may in the future file, patent applications covering ZB-168 or technology similar to ours. Any such patent application may have priority over our patent applications or patents, which could require us to obtain rights to issued patents covering such technologies.
We may be subject to claims challenging the inventorship of our patents and other intellectual property.
We generally enter into confidentiality and intellectual property assignment agreements with our employees, consultants, and contractors. These agreements generally provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property. However, those agreements may not be honored and may not effectively assign intellectual property rights to us. Moreover, there may be some circumstances, where we are unable to negotiate for such ownership rights.
We may be subject to claims that former employees, collaborators or other third parties have an interest in our patents or other intellectual property as an inventor or co-inventor. The failure to name the proper inventors on a patent application can result in the patents issuing thereon being unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing ZB-168 or as a result of questions regarding co-ownership of potential joint inventions. Litigation may be necessary to resolve these and other claims challenging inventorship and/or ownership. Alternatively, or additionally, we may enter into agreements to clarify the scope of our rights in such intellectual property. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.
We may be subject to patent infringement claims or may need to file claims to protect our intellectual property, which could result in substantial costs and liability and prevent us from commercializing ZB-168.
Because the intellectual property landscape in the biotechnology industry is rapidly evolving and is interdisciplinary, it is difficult to conclusively assess our freedom to operate without infringing on or violating third party rights. If a third party successfully brings a claim against us, we may be required to pay substantial damages, be forced to abandon ZB-168 and/or seek a license from the patent holder. In addition, any intellectual property claims (e.g., patent infringement or trade secret theft) brought against us, whether or not successful, may cause us to incur significant legal expenses and divert the attention of our management and key personnel from other business concerns. We cannot be certain that patents owned or licensed by us will not be challenged by others in the course of litigation. Some of our competitors may be able to sustain the costs of complex intellectual property litigation more effectively than we can. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise funds and on the market price of the post-Business Combination company’s Class A Ordinary Shares.
Competitors may infringe or otherwise violate our patents, trademarks, copyrights or other intellectual property. To counter infringement or other violations, we may be required to file claims, which can be expensive and time-consuming. Any such claims could provoke these parties to assert counterclaims against us, including claims alleging that we infringe their patents or other intellectual property rights. In addition, in a patent infringement proceeding, a court or administrative body may decide that one or more of the patents we assert is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to prevent the other party from using the technology at issue on the grounds that our patents do not cover the technology. Similarly, if we assert trademark infringement claims, a court or administrative body may determine that the marks we have asserted are invalid or unenforceable or that the party against whom we have asserted trademark infringement has superior rights to the marks in question. In such a case, we could ultimately be forced to cease use of such marks. In any intellectual property litigation, even if we are successful, any award of monetary damages or other remedy we receive may not be commercially valuable.
Further, we may be required to protect our patents through procedures created to challenge the validity of a patent at the USPTO. An adverse determination in any such submission or proceeding could reduce the scope or enforceability of, or invalidate, our patent rights, which could adversely affect our competitive position. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action.
In addition, if ZB-168 is found to infringe the intellectual property rights of third parties, these third parties may assert infringement claims against our future licensees and other parties with whom we have business relationships and we may be required to indemnify those parties for any damages they suffer as a result of these claims, which may require us to initiate or defend protracted and costly litigation on behalf of licensees and other parties regardless of the merits of such claims. If any of these claims succeed, we may be forced to pay damages on behalf of those parties or may be required to obtain a license for ZB-168.
Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or other legal proceedings relating to our intellectual property rights, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation or other proceedings.
Our license from Pfizer may be subject to retained rights.
Pfizer retains certain rights under its license agreement with us, including (a) the right to make, have made, use and import the underlying technology for all internal research, development and regulatory purposes; provided, that Pfizer shall not have the right to conduct clinical trials to develop the underlying technology in the treatment, diagnosis or prevention of diseases in humans, (b) the right to use the licensed patent rights and know-how for purposes other than those exclusively license to us under the Pfizer Agreement and (c) the rights that have been provided by Pfizer to (i) a reagent supplier to make or sell the underlying technology or (ii) a non-commercial entity to use the underlying technology, in each case in the form of non-cGMP samples of the underlying technology in milligram quantities solely as a research reagent.
Pfizer may also use for any purpose information in non-tangible form which may be retained by persons who have had access to ZB-168 and the licensed know-how, including ideas, concepts or techniques contained therein.
It is difficult to monitor whether Pfizer limits its use of the technology to these uses, and we could incur substantial expenses to enforce our rights to our licensed technology in the event of misuse.
We may not be able to effectively secure first-tier technologies when competing against other companies or investors.
Our future success may require that we acquire patent rights and know-how to new or complementary technologies. However, we compete with a substantial number of other companies that may also compete for technologies we desire. In addition, many venture capital firms and other institutional investors, as well as other biotechnology companies, invest in companies seeking to commercialize various types of emerging technologies. Many of these companies have greater financial, scientific and commercial resources than us. Therefore, we may not be able to secure the technologies we desire. Furthermore, should any commercial undertaking by us prove to be successful, there can be no assurance competitors with greater financial resources will not offer competitive products and/or technologies.
Numerous factors may limit any potential competitive advantage provided by our intellectual property rights.
The degree of future protection afforded by our intellectual property rights, whether owned or in-licensed, is uncertain because intellectual property rights have limitations, and may not adequately protect our business, provide a barrier to entry against our competitors or potential competitors, or permit us to maintain our competitive advantage. Moreover, if a third party has intellectual property rights that cover the practice of our technology, we may not be able to fully exercise or extract value from our intellectual property rights. The factors that may limit any potential competitive advantage provided by our intellectual property rights include:
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pending patent applications that we may file or license may not lead to issued patents;

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patents, should they issue, that we own or license, may not provide us with any competitive advantages, or may be challenged and held invalid or unenforceable;

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others may be able to develop and/or practice technology that is similar to our technology or aspects of our technology but that is not covered by the claims of any of our owned or in-licensed patents, should any such patents issue;

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third parties may compete with us in jurisdictions where we do not pursue and obtain patent protection;

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we (or our licensor) might not have been the first to make the inventions covered by a pending patent application that we own or license;

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we (or our licensor) might not have been the first to file patent applications covering a particular invention;

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others may independently develop similar or alternative technologies without infringing our intellectual property rights;

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we may not be able to obtain and/or maintain necessary licenses on reasonable terms or at all;

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third parties may assert an ownership interest in our intellectual property and, if successful, such disputes may preclude us from exercising exclusive rights, or any rights at all, over that intellectual property;

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we may not be able to maintain the confidentiality of our trade secrets or other proprietary information;

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we may not develop or in-license additional proprietary technologies that are patentable; and

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the patents of others may have an adverse effect on our business.

Should any of these events occur, they could significantly harm our business and results of operation.
If approved, our product candidates that are regulated as biologics may face competition from biosimilars approved through an abbreviated regulatory pathway.
The Biologics Price Competition and Innovation Act of 2009, or BPCIA, was enacted as part of the ACA to establish an abbreviated pathway for the approval of biosimilar and interchangeable biological products. The regulatory pathway establishes legal authority for the FDA to review and approve biosimilar biologics, including the possible designation of a biosimilar as “interchangeable” based on its similarity to an approved biologic. Under the BPCIA, a reference biological product is granted 12 years of data exclusivity from the time of first licensure of the product, and the FDA will not accept an application for a biosimilar or interchangeable product based on the reference biological product until four years after the date of first licensure of the reference product. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still develop and receive approval of a competing biologic, so long as their biologics license application (“BLA”) does not rely on the reference product, sponsor’s data or submit the application as a biosimilar application. The law is complex and is still being interpreted and implemented by the FDA. As a result, its ultimate impact, implementation, and meaning are subject to uncertainty, and any new policies or processes adopted by the FDA could have a material adverse effect on the future commercial prospects for our biological products.
We believe that if ZB-168 is approved in the United States as a biological product under a BLA it would qualify for the 12-year period of exclusivity. However, there is a risk that this exclusivity could be shortened due to congressional action or otherwise, or that the FDA will not consider the subject product candidate to be a reference product for competing products, potentially creating the opportunity for biosimilar competition sooner than anticipated. Moreover, the extent to which a biosimilar, once approved, will be substituted for any one of the reference products in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing. The approval of a biosimilar of our product candidate could have a material adverse impact on our business due to increased competition and pricing pressure.
Risks Related to Government Regulations and Other Legal Compliance Matters
The regulatory approval processes of the FDA, EMA, and other comparable foreign regulatory authorities are complex, time-consuming and inherently unpredictable. If we are not able to obtain, or if there are delays in obtaining, required regulatory approvals for ZB-168, we may not be able to commercialize, or may be delayed in commercializing, ZB-168, and our ability to generate revenue will be materially impaired.
The process of obtaining regulatory approvals in the United States, European Union (“EU”), and other jurisdictions is complex, expensive and typically takes many years following commencement of clinical trials, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidates involved. We cannot commercialize ZB-168 in the United States without first obtaining regulatory approval from the FDA. Similarly, we cannot commercialize ZB-168 outside of the United States without obtaining regulatory approval from comparable foreign regulatory authorities. Before obtaining regulatory approvals for the commercial sale of ZB-168, we must demonstrate through complex and expensive preclinical studies and clinical trials that ZB-168 is both safe and effective for each targeted indication. Securing regulatory approval also requires the submission of information about the drug manufacturing process to, and inspection of manufacturing facilities by, the relevant regulatory authorities. Further, ZB-168 may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining marketing approval. The FDA, EMA, and comparable foreign regulatory authorities have discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional preclinical, clinical or other data. ZB-168 could be delayed in receiving, or fail to receive, regulatory approval for many reasons, including: the FDA, EMA, or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials; we may be unable to demonstrate to the satisfaction of the FDA, EMA, or comparable foreign regulatory authorities that ZB-168 is safe and effective for its proposed indication; the results of clinical trials may not meet the level of statistical significance required by the FDA, EMA, or comparable foreign regulatory authorities for approval; serious and unexpected drug-related side effects may be experienced by participants in our clinical trials or by individuals using drugs similar to ZB-168; we may be unable to demonstrate that ZB-168’s clinical and other benefits outweigh its safety risks; the FDA, EMA or comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials; the data collected from clinical trials of ZB-168 may not be acceptable or sufficient to support the submission of a BLA or other submission or to obtain regulatory approval in the United States or elsewhere, and we may be required to conduct additional clinical trials; the FDA, EMA, or the applicable foreign regulatory authority may disagree regarding the formulation, labeling and/or the specifications of ZB-168; the FDA, EMA, or comparable foreign regulatory authorities may fail to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and the approval policies or regulations of the FDA, EMA, or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval. Thus, the approval requirements for ZB-168 are likely to vary by jurisdiction such that success in one jurisdiction is not necessarily predicative of success elsewhere.
Of the large number of drugs in development, only a small percentage successfully complete the FDA, EMA, or foreign regulatory approval processes and are commercialized. The lengthy approval process as well as the unpredictability of future clinical trial results may result in our failing to obtain regulatory approval to market ZB-168, which would significantly harm our business, results of operations and prospects.
If we were to obtain approval, regulatory authorities may approve ZB-168 for fewer or more limited indications than we request, including failing to approve the most commercially promising indications, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve ZB-168 with a label that does not include the labeling claims necessary or desirable for the successful commercialization of ZB-168. If we are not able to obtain, or if there are delays in obtaining, required regulatory approvals for ZB-168, we may not be able to commercialize, or may be delayed in commercializing, ZB-168 and our ability to generate revenue could be materially impaired.
We will be subject to extensive ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with ZB-168.
Any regulatory approvals that we may receive for ZB-168 will require the submission of reports to regulatory authorities and surveillance to monitor the safety and efficacy of ZB-168, may contain significant limitations related to use restrictions for specified age groups, warnings, precautions or contraindications, and may include burdensome post-approval study or risk management requirements. In addition, if the FDA, EMA, or comparable foreign regulatory authorities approve ZB-168, ZB-168 and the activities associated with its development and commercialization, including its design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale, distribution, import and export will be subject to comprehensive regulation by the FDA and other regulatory agencies in the United States and by the EMA in the EU and comparable foreign regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as on-going compliance with current good manufacturing practices (“cGMPs”) and GCPs for any clinical trials that we conduct following approval. In addition, manufacturers of drug products and their facilities are subject to continual review and periodic, unannounced inspections by the FDA, EMA, and other regulatory authorities for compliance with cGMPs.
If we or a regulatory authority discover previously unknown problems with ZB-168, such as adverse events of unanticipated severity or frequency, or problems with the facilities where ZB-168 is manufactured, a regulatory authority may impose restrictions on ZB-168, the manufacturing facility or us, including requiring recall or withdrawal of ZB-168 from the market or suspension of manufacturing, restrictions on our ability to conduct clinical trials, including full or partial clinical holds on ongoing or planned trials, restrictions on the manufacturing process, warning or untitled letters, civil and criminal penalties, injunctions, product seizures, detentions or import bans, voluntary or mandatory publicity requirements and imposition of restrictions on operations, including costly new manufacturing requirements. The occurrence of any event or penalty described above may inhibit our ability to commercialize ZB-168 and generate revenue and could require us to expend significant time and resources in response and could generate negative publicity.
The FDA’s, EMA’s and other regulatory comparable authorities’ policies may change and additional government regulations may be enacted that could prevent, limit, delay, increase the cost or risks of obtaining regulatory approval of our product candidate, including if as a result new or more costly or difficult to achieve clinical trial or manufacturing quality requirements are imposed. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any regulatory approval that we may have obtained, which would adversely affect our business, prospects and ability to achieve or sustain profitability.
Due to unfavorable pricing regulations and/or third-party coverage and reimbursement policies, we may not be able to offer ZB-168 at competitive prices which would seriously harm our business.
Our ability to successfully commercialize ZB-168 also will depend in part on the extent to which reimbursement for ZB-168 and related treatments will be available from government health administration authorities, private health insurers and other organizations. Government authorities and other third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels.
The FDA, EMA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses.
If ZB-168 is approved and we are found to have improperly promoted off-label uses of ZB-168, we may become subject to significant liability. If we cannot successfully manage the promotion of ZB-168, if approved, we could become subject to significant liability, which would materially adversely affect our business and financial condition.
Our employees, independent contractors, consultants, commercial collaborators, principal investigators, CROs, suppliers and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.
We are exposed to the risk that our employees, independent contractors, consultants, commercial collaborators, principal investigators, CROs, suppliers and vendors acting for or on our behalf may engage in misconduct or other improper activities. We expect to adopt a code of conduct following the Closing of the Business Combination to more closely reflect our operations, but it is not always possible to identify and deter misconduct by these parties and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations.

Our business operations and current and future arrangements with investigators, healthcare professionals, consultants, third-party payors, patient organizations and customers will be subject to applicable healthcare regulatory laws, which could expose us to penalties.
Our business operations and current and future arrangements with investigators, healthcare professionals, consultants, third-party payors, patient organizations and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations. These laws may constrain the business or financial arrangements and relationships through which we conduct our operations, including how we research, market, sell and distribute ZB-168, if approved. See the section titled “[Business of Zura — Government Regulation]” for a more detailed description of the laws that may affect our ability to operate.
Ensuring that our internal operations and future business arrangements with third parties comply with applicable healthcare laws and regulations will involve substantial costs. Healthcare providers, physicians and third-party payors play a primary role in the recommendation and prescription of any product candidates for which we obtain regulatory approval. Our future arrangements with third-party payors may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute any product candidates for which we obtain regulatory approval.
The size of the potential market for ZB-168 is difficult to estimate and, if any of our assumptions are inaccurate, the actual markets for our product candidate may be smaller than our estimates.
Our current and future target patient populations are based on our beliefs and estimates regarding the incidence or prevalence of certain types of the indications that may be addressable by ZB-168, which is derived from a variety of sources, including scientific literature and surveys of clinics. Our estimations may prove to be incorrect and the number of potential patients may turn out to be lower than expected. The total addressable market opportunity for our product candidate will ultimately depend upon a number of factors including the diagnosis and treatment criteria included in the final label, if approved for sale in specified indications, acceptance by the medical community, patient access, the success of competing therapies and product pricing and reimbursement. Even if we obtain significant market share for our product candidate, because the potential target populations could be small, we may never achieve profitability without obtaining regulatory approval for additional indications.
Healthcare legislative reform discourse and potential or enacted measures may have a material adverse impact on our business and results of operations and legislative or political discussions surrounding the desire for and implementation of pricing reforms may adversely impact our business.
Payors, whether domestic or foreign, or governmental or private, are developing increasingly sophisticated methods of controlling healthcare costs and those methods are not always specifically adapted for new technologies. In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the health care system that could impact our ability to sell our products profitably. In particular, in 2010, the Patient Protection and Affordable Care Act (“ACA”) was enacted, which, among other things, subjected biologic products to potential competition by lower-cost biosimilars; addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected; increased the minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program; extended the Medicaid Drug Rebate program to utilization of prescriptions of individuals enrolled in Medicaid managed care organizations; subjected manufacturers to new annual fees and taxes for certain branded prescription drugs; created a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (increased to 70% pursuant to the Bipartisan Budget Act of 2018, effective as of January 1, 2019) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D; and provided incentives to programs that increase the federal government’s comparative effectiveness research.

Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA. It is unclear how other healthcare reform measures of the Biden administration or other efforts, if any, to amend or challenge the ACA, will impact our business.
Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. Additionally, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs.
At a federal level, President Biden signed an Executive Order on July 9, 2021 affirming the administration’s policy to (i) support legislative reforms that would lower the prices of prescription drug and biologics, including by allowing Medicare to negotiate drug prices, by imposing inflation caps, and, by supporting the development and market entry of lower-cost generic drugs and biosimilars; and (ii) support the enactment of a public health insurance option. Among other things, the Executive Order also directs the U.S. Department of Health and Human Services (“HHS”) to provide a report on actions to combat excessive pricing of prescription drugs, enhance the domestic drug supply chain, reduce the price that the Federal government pays for drugs, and address price gouging in the industry; and directs the FDA to work with states and Indian Tribes that propose to develop section 804 Importation Programs in accordance with the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, and the FDA’s implementing regulations. The FDA released such implementing regulations on September 24, 2020, which went into effect on November 30, 2020, providing guidance for states to build and submit importation plans for drugs from Canada. On September 25, 2020, the HHS’s Centers for Medicare & Medicaid Services (“CMS”) stated that drugs imported by states under this rule will not be eligible for federal rebates under Section 1927 of the Social Security Act and manufacturers would not report these drugs for “best price” or Average Manufacturer Price purposes. Since these drugs are not considered covered outpatient drugs, CMS further stated it will not publish a National Average Drug Acquisition Cost for these drugs. If implemented, importation of drugs from Canada may materially and adversely affect the price we receive for any of our product candidates. Further, on November 20, 2020, CMS issued an Interim Final Rule implementing the Most Favored Nation, or MFN, Model under which Medicare Part B reimbursement rates would have been calculated for certain drugs and biologicals based on the lowest price drug manufacturers receive in Organization for Economic Cooperation and Development (“OECD”) countries with a similar gross domestic product per capita. However, the MFN rule was immediately challenged in federal courts and on August 6, 2021 CMS announced a proposed rule to rescind it. Additionally, on December 2, 2020, HHS published a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers. On November 30, 2020, HHS published a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The rule also creates a new safe harbor for price reductions reflected at the point-of-sale, as well as a safe harbor for certain fixed fee arrangements between pharmacy benefit managers and manufacturers. In response to litigation, the Biden administration agreed to delay the effective date of the rule until January 1, 2023. Further, implementation of these changes and new safe harbors for point-of-sale reductions in price for prescription pharmaceutical products and pharmacy benefit manager service fees are currently under review by the Biden administration and may be amended or repealed. Although a number of these and other proposed measures may require authorization through additional legislation to become effective, and the Biden administration may reverse or otherwise change these measures, both the Biden administration and Congress have indicated that it will continue to seek new legislative measures to control drug costs. The effect of these legislative and executive activities on our business model and operations is currently unclear.
At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.
If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.
We and our external partners are subject to complex environmental, health and safety laws and regulations, including those governing laboratory procedures, the handling, use, storage, treatment and disposal of hazardous materials and wastes, and the rehabilitation of contaminated sites. Our operations, including those performed by our external partners, may involve the use of hazardous and flammable materials, including chemicals and biological and radioactive materials. In addition, we and/or our external partners may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or commercialization efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.
We are subject to laws and regulations related to privacy, data protection, information security and consumer protection across different markets where we conduct our business. Our actual or perceived failure to comply with such obligations could harm our business.
We are subject to laws and regulations related to, among other things, privacy, data protection, information security and consumer protection across different markets where we conduct our business. Such laws and regulations are constantly evolving and changing and are likely to remain uncertain for the foreseeable future. Our actual or perceived failure to comply with such obligations could have an adverse effect on our business, operating results and financial operations. Complying with these numerous, complex, and often changing regulations is expensive and difficult, and failure to comply with any privacy laws or data security laws or any security incident or breach involving the potential or actual misappropriation, loss or other unauthorized processing, use or disclosure of sensitive or confidential patient, consumer or other personal information, whether by us, one of our collaborators or another third party, could adversely affect our business, financial condition, and results of operations, including but not limited to investigation costs, material fines and penalties, compensatory, special, punitive, and statutory damages, litigation, consent orders regarding our privacy and security practices, requirements that we provide notices, credit monitoring services, and/or credit restoration services or other relevant services to impacted individuals, adverse actions against our licenses to do business, reputational damage and injunctive relief.
European data collection is also governed by restrictive regulations governing the use, processing and cross-border transfer of personal information. The collection, use, storage, disclosure, transfer, or other processing of personal data regarding individuals in the EU, including personal health data, is subject to the EU General Data Protection Regulation (“GDPR”), which imposes strict requirements for processing the personal data of individuals within the European Economic Area (the “EEA”), such as Norway, Iceland and Liechtenstein. The GDPR is directly applicable in each EU member state and is extended to the EEA. The GDPR is wide-ranging in scope and imposes numerous requirements on companies that process personal data, including requirements relating to processing health and other sensitive data, obtaining consent of the individuals to whom the personal data relates, providing information to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data, providing notification of data breaches, and taking certain measures when engaging third-party processors. The GDPR implements more stringent operational requirements than its predecessor legislation. Compliance with the GDPR will be a rigorous and time-intensive process that may increase our cost of doing business or require us to change our business practices, and despite those efforts, there is a risk that we may be subject to fines and penalties, litigation, and reputational harm in connection with our European activities. For example, the GDPR applies extraterritorially, requires us to make more detailed disclosures to data subjects, requires disclosure of the legal basis on which we can process personal data, makes it harder for us to obtain valid consent for collecting and processing personal data (including data from clinical trials), requires the appointment of data protection officers, such as when sensitive personal data, such as health data, is processed on a large scale, provides more robust rights for data subjects, including far reaching information rights and the right to erasure, introduces mandatory data breach notification through the EU, imposes additional obligations on us when contracting with service providers and requires us to adopt appropriate privacy governance, including policies, procedures, training, and data audit. The GDPR provides that EU member states and EEA countries may establish their own laws and regulations that go beyond the GDPR in certain areas, such as regarding the mandatory appointment of data protection officers or further limiting the processing of personal data, including genetic, biometric, or health data, which could limit our ability to use and share personal data or could cause our costs to increase. Among other requirements, the GDPR regulates transfers of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the United States, and the efficacy and longevity of current transfer mechanisms between the EU and the United States remains uncertain. For example, in 2016, the EU and the United States agreed to a transfer framework for data transferred from the EU to the United States, called the Privacy Shield, but the Privacy Shield was invalidated in July 2020 by the Court of Justice of the European Union (“CJEU”). While the CJEU upheld the adequacy of the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism, and potential alternative to the Privacy Shield), it made clear that reliance on them alone may not necessarily be sufficient in all circumstances. Use of the standard contractual clauses must now be assessed on a case-by-case basis taking into account the legal regime applicable in the destination country, in particular applicable surveillance laws and rights of individuals and additional measures and/or contractual provisions may need to be put in place, however, the nature of these additional measures is currently uncertain. After Brexit the United Kingdom is also a third country from an EU perspective, but the EU Commission adopted adequacy decisions for the United Kingdom on June 28, 2021 largely permitting the free flow of data from the EU to the United Kingdom. However, for the first time, the adequacy decisions include a so-called “sunset clause” and, therefore, will automatically expire four years after their entry into force.
We cannot assure you that our third-party service providers with access to our or our customers’, suppliers’, trial patients’ and employees’ personally identifiable and other sensitive or confidential information will not breach contractual obligations imposed by us, or that they will not experience data security breaches or attempts thereof, which could have a corresponding effect on our business, including putting us in breach of our obligations under privacy laws and regulations and/or which could in turn adversely affect our business, results of operations, and financial condition. We cannot assure you that our contractual measures and our own privacy and security-related safeguards will protect us from the risks associated with the third-party processing, use, storage, and transmission of such information. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, and prospects.
We do not have a compliance program in place consistent with Federal agencies’ guidances on corporate compliance programs.
We have not established a formal compliance function with the independence and resources that Federal regulators would expect of corporate compliance programs. Accordingly, policies and procedures have yet to be developed and compliance training, auditing, and monitoring activities have not occurred. We have not established a Chief Compliance Officer nor have we created a compliance hotline for employees to report complaints or potential compliance violations. Accordingly, risks associated with the aforementioned regulatory scheme may arise undetected and unmitigated by corporate leadership. Furthermore, any potential enforcement action for regulatory violations might result in compliance obligations in addition to fines, penalties, or administrative actions (e.g., U.S. Department of Justice monitorships or U.S. Department of Health and Human Services, Office of Inspector General Corporate Integrity Agreements).
Risks Related to Ownership of New JATT Class A Ordinary Shares
If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of JATT’s securities or, following the Business Combination, New JATT’s securities, may decline.
If the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysists, the market price of JATT’s securities prior to the Closing may decline. The market values of JATT’s securities at the time of the Business Combination may vary significantly from their prices on the date of the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which JATT’s shareholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of New JATT’s securities could contribute to the loss of all or part of a shareholder’s investment. Prior to the Business Combination, there has not been a public market for Zura ordinary shares. Accordingly, the valuation ascribed to New JATT in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. The market prices for securities of biotechnology and pharmaceutical companies have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. If an active market for New JATT’s securities develops and continues, the market price of its ordinary shares may fluctuate significantly in response to numerous factors, some of which are beyond New JATT’s control, such as:
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New JATT’s ability to commercialize ZB-168 or its product candidates, if approved;

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the status and cost of New JATT’s marketing commitments for ZB-168 and its product candidates;

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announcements regarding results of any clinical trials relating to New JATT’s product candidates;

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unanticipated serious safety concerns related to the use of ZB-168 or any of New JATT’s product candidates;

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adverse regulatory decisions;

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changes in laws or regulations applicable to ZB-168 or New JATT’s product candidates, including but not limited to clinical trial requirements for approvals;

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legal disputes or other developments relating to proprietary rights, including patents, litigation matters and New JATT’s ability to obtain patent protection for ZB-168 or its product candidates, government investigations and the results of any proceedings or lawsuits, including, but not limited to, patent or shareholder litigation;

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New JATT’s decision to initiate a clinical trial, not initiate a clinical trial or to terminate an existing clinical trial;

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New JATT’s dependence on third parties;

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announcements of the introduction of new products by New JATT’s competitors;

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market conditions and trends in the pharmaceutical and biotechnology sectors;

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announcements concerning product development results or intellectual property rights of others;

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future issuances of ordinary shares or other securities;

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the recruitment or departure of key personnel;

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failure to meet or exceed any financial guidance or expectations regarding product development milestones that New JATT may provide to the public;

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actual or anticipated variations in quarterly operating results;

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New JATT’s failure to meet or exceed the estimates and projections of the investment community;

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overall performance of the equity markets and other factors that may be unrelated to New JATT’s operating performance or the operating performance of its competitors, including changes in market valuations of similar companies;

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announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by New JATT or its competitors;

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changes in financial estimates by New JATT or by any securities analysts who might cover its shares;

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fluctuation of the market values of any of New JATT’s potential strategic investments;

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issuances of debt or equity securities;

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compliance with New JATT’s contractual obligations

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sales of New JATT Class A Ordinary Shares by New JATT or its shareholders in the future;

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trading volume of New JATT Class A Ordinary Shares;

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ineffectiveness of New JATT’s internal controls;

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publication of research reports about New JATT or its industry or positive or negative recommendations or withdrawal of research coverage by securities analysts;

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general political and economic conditions;

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effects of natural or man-made catastrophic events;

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effects of public health crises, pandemics and epidemics, such as the COVID-19 pandemic; and

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other events or factors, many of which are beyond New JATT’s control.

Further, the equity markets in general have recently experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of New JATT Class A Ordinary Shares, which could cause a decline in the value of its ordinary shares. Price volatility of New JATT Class A Ordinary Shares might worsen if the trading volume of its ordinary shares is low. In the past, shareholders have initiated class action lawsuits against pharmaceutical and biotechnology companies following periods of volatility in the market prices of these companies’ share. Such litigation, if instituted against New JATT, could cause it to incur substantial costs and divert management’s attention and resources from its business. The realization of any of the above risks or any of a broad range of other risks, including those described in these “Risk Factors”, could have a dramatic and material adverse impact on the market price of New JATT Class A Ordinary Shares.
You may not have the same benefits as an investor in an underwritten public offering.
The combined company will become a publicly listed company upon the completion of the Business Combination. The Business Combination and the transactions described in this proxy statement are not an underwritten initial public offering of New JATT’s or Zura’s securities and differ from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following factors.
Like other business combinations and spin-offs, in connection with the Business Combination, you will not receive the benefits of the diligence performed by underwriters in an underwritten public offering. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Because the underwriters have a “due diligence” defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a due diligence investigation of the issuer. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy and completeness of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer will also deliver a “comfort” letter with respect to the financial information contained in the registration statement. In making their investment decision, investors have the benefit of such diligence in underwritten public offerings. In contrast, JATT has engaged a financial advisor (rather than an underwriter) in connection with the Business Combination. The role of a financial advisor differs from that of an underwriter. For example, financial advisors do not act as intermediaries in the sale of securities.
In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on Nasdaq on the trading day immediately following the Closing, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-Closing trades on Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of New JATT ordinary shares on Nasdaq will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of shares of New JATT ordinary shares or helping to stabilize, maintain or affect the public price of New JATT ordinary shares following the Closing. Moreover, we will not engage in, and have not and will not, directly or indirectly, request the financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with New JATT ordinary shares that will be outstanding immediately following the Closing. All of these differences from an underwritten public offering of New JATT’s securities could result in a more volatile price for New JATT ordinary shares.
Further, we will not conduct a traditional “roadshow” with underwriters prior to the opening of initial post- Closing trading of New JATT ordinary shares on Nasdaq. There can be no guarantee that any information made available in this proxy statement/prospectus and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to New JATT ordinary shares or sufficient demand among potential investors immediately after the Closing, which could result in a more volatile price for New JATT ordinary shares.
In addition, our initial shareholders, including our Sponsor and JATT’s directors, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that may conflict with the interests of our shareholders and that would not be present in an underwritten public offering of New JATT’s securities. For further information, see the section titled “BCA Proposal — Interests of JATT’s Directors and Executive Officers in the Business Combination.”
Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if Zura became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.
Zura has not paid cash dividends in the past and New JATT does not expect to pay cash dividends in the foreseeable future. Any return on investment may be limited to the capital appreciation, if any, of New JATT Class A Ordinary Share.
Zura has not paid cash dividends on its ordinary shares and New JATT does not anticipate paying cash dividends on its ordinary shares in the foreseeable future. The payment of dividends on New JATT’s capital shares will depend on its earnings, financial condition and other business and economic factors affecting New JATT at such time as its board of directors may consider relevant. Since New JATT does not intend to pay dividends, a shareholder’s ability to receive a return on such shareholder’s investment will depend on any future appreciation in the market value of its ordinary shares. There is no guarantee that New JATT Class A Ordinary Shares will appreciate or even maintain the price at which its shareholders have purchased it.
Future sales of a substantial number of shares of New JATT Class A Ordinary Shares may cause the price of its ordinary shares to decline.
If New JATT’s existing shareholders sell, or indicate an intention to sell, substantial amounts of the New JATT Class A Ordinary Shares after the closing of the Business Combination, the trading price of the New JATT Class A Ordinary Shares could decline and it could impair New JATT’s ability to raise capital through the sale of additional equity securities. The Zura shareholders and certain directors and equityholders of JATT, including the Sponsor, are subject to lock-up provisions that restrict their ability to transfer shares of New JATT Class A Ordinary Shares or any security convertible into or exercisable or exchanged for New JATT Class A Ordinary Shares until 6 months, 12 months and 24 months, as applicable, from the Effective Time, subject to certain exceptions.
New JATT’s operating results may fluctuate significantly.
New JATT expects its operating results to be subject to quarterly, and possibly annual, fluctuations. New JATT’s net loss and other operating results will be affected by numerous factors, including:
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variations in the level of expenses related to New JATT’s development programs;

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the addition or termination of clinical trials;

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any intellectual property infringement lawsuit in which New JATT may become involved;

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regulatory developments affecting ZB-168 or New JATT’s product candidates, regulatory approvals of its product candidates, and the level of underlying demand for such products and purchasing patterns; and

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New JATT’s execution of any collaborative, licensing or similar arrangements, and the timing of payments New JATT may make or receive under these arrangements.

If New JATT’s quarterly or annual operating results fall below the expectations of investors or securities analysts, the price of its ordinary shares could decline substantially. Furthermore, any quarterly or annual fluctuations in New JATT’s operating results may, in turn, cause the price of its ordinary shares to fluctuate substantially.
If securities or industry analysts do not publish research or reports about New JATT’s business, or if they issue an adverse opinion regarding its share, its share price and trading volume could decline.
The trading market for New JATT Class A Ordinary Shares will be influenced by the research and reports that industry or securities analysts publish about New JATT or its business. New JATT does not currently have and may never obtain research coverage by securities and industry analysts. Since New JATT will become public through a merger, securities analysts of major brokerage firms may not provide coverage of New JATT since there is no incentive to brokerage firms to recommend the purchase of its ordinary shares. If no or few securities or industry analysts commence coverage of New JATT, the trading price for its share would be negatively impacted. In the event New JATT obtains securities or industry analyst coverage, if any of the analysts who cover it issues an adverse opinion regarding New JATT, its business model, its intellectual property or its share performance, or if its clinical trials and operating results fail to meet the expectations of analysts, its share price would likely decline. If one or more of these analysts cease coverage of New JATT or fail to publish reports on it regularly, New JATT could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.
Raising additional capital may cause dilution to New JATT’s existing shareholders, restrict its operations or require it to relinquish rights to ZB-168 or its product candidates.
New JATT may issue additional equity securities to fund future expansion and pursuant to equity incentive or employee benefit plans. It may also issue additional equity for other purposes. These securities may have the same rights as New JATT Class A Ordinary Shares or, alternatively, may have dividend, liquidation or other preferences to New JATT Class A Ordinary Shares, including New JATT Class A Ordinary Shares issued in connection with the Business Combination. The issuance of additional equity securities will dilute the holdings of existing shareholders and may reduce the share price of New JATT Class A Ordinary Shares.
Pursuant to the Equity Incentive Plan, which will become effective the day prior to the Closing, New JATT will be authorized to grant equity awards to its employees, directors and consultants. In addition, pursuant to the ESPP, which will become effective the day prior to the Closing, New JATT will be authorized to sell shares to its employees. A total of           and           New JATT Class A ordinary shares have been reserved for future issuance under the Equity Incentive Plan and the ESPP, respectively. In addition, the Equity Incentive Plan provides for annual automatic increases in the number of shares reserved thereunder, beginning on January 1, 2023. As a result of such annual increases, New JATT’s shareholders may experience additional dilution, which could cause the price of New JATT Class A Ordinary Shares to fall.
Pursuant to the Registration Rights Agreement to be entered into in connection with the Business Combination, certain shareholders of JATT and Zura can each demand that New JATT register their registrable securities under certain circumstances and will each also have piggyback registration rights for these securities. In addition, following the Closing, New JATT will be required to file and maintain an effective registration statement under the Securities Act covering such securities and certain of its other securities. The registration of these securities will permit the public sale of such securities, subject to certain contractual restrictions imposed by the Lock-Up Agreement and the Business Combination Agreement. The presence of these additional ordinary shares trading in the public market may have an adverse effect on the market price of New JATT’s securities.

If New JATT raises additional funds through collaboration, licensing or other similar arrangements, New JATT may have to relinquish valuable rights to ZB-168 or its product candidates, or grant licenses on terms unfavorable to New JATT. If adequate funds are not available, New JATT’s ability to achieve profitability or to respond to competitive pressures would be significantly limited and New JATT may be required to delay, significantly curtail or eliminate the development of its product candidates.
New JATT’s principal shareholders, directors and executive officers will own a significant percentage of its capital shares, and have significant influence over New JATT’s management.
Following the closing of the Business Combination, New JATT’s directors, executive officers, holders of 5% or more of New JATT’s capital shares and their respective affiliates are expected to beneficially own, in the aggregate, approximately [•]%, [•]% and [•]% of New JATT’s outstanding voting shares assuming no redemptions, 50% redemptions and 100% redemptions, respectively. This concentration of voting power may make it less likely that any other holder of New JATT Class A Ordinary Shares will be able to affect the way New JATT is managed and could delay or prevent an acquisition of New JATT on terms that other shareholders may desire. This could prevent transactions in which shareholders might otherwise recover a premium for their shares over current market prices. See “Risk Factors — We are controlled by Zura, whose interests may differ from those of our public shareholders” above for additional information regarding Zura’s influence and control in New JATT. See “Security Ownership of Certain Beneficial Owners and Management” for information regarding the ownership of New JATT’s outstanding share by its directors, executive officers, and current beneficial owners of 5% or more of New JATT’s voting securities and their respective affiliates.
If New JATT’s estimates or judgments relating to its critical accounting policies are based on assumptions that change or prove to be incorrect, its operating results could fall below its publicly announced guidance or the expectations of securities analysts and investors, resulting in a decline in the market price of its ordinary share.
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in New JATT’s financial statements and accompanying notes. New JATT bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenue and expenses that are not readily apparent from other sources. If New JATT’s assumptions change or if actual circumstances differ from its assumptions, its operating results may be adversely affected and could fall below its publicly announced guidance or the expectations of securities analysts and investors, resulting in a decline in the market price of New JATT Class A Ordinary Shares.
Anti-takeover provisions in the Proposed MAA and under Cayman Islands law could make an acquisition of New JATT, which may be beneficial to its shareholders, more difficult and may prevent attempts by its shareholders to replace or remove New JATT’s current management.
The Proposed MAA, which will be in effect upon completion of the Business Combination, and the Cayman Islands Companies Act contain provisions that could make it more difficult for a third party to acquire New JATT, even if doing so might be beneficial to New JATT’s shareholders. Among other things, these provisions include:
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allow the New JATT Board to authorize the issuance of undesignated preferred shares, the terms of which may be established and the shares of which may be issued without shareholder approval, and which may include supermajority voting, special approval, dividend, or other rights or preferences superior to the rights of other shareholders;

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provide that directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2∕3% in voting power of all the then-outstanding shares of New JATT Class A Ordinary Shares entitled to vote thereon, voting together as a single class;

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prohibit shareholder action by written resolution;

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provide that extraordinary general meetings may only be called by or at the direction of the Chairman of the New JATT Board, the New JATT Board or the Chief Executive Officer;

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provide that any alteration, amendment or repeal, in whole or in part, of any provision of the Proposed MAA by New JATT’s shareholders will require the affirmative vote of the holders of at least 66 2∕3% in voting power of all the then-outstanding shares of the New JATT Class A Ordinary Shares entitled to vote thereon, voting together as a single class; and

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establish advance notice requirements for nominations for elections to the New JATT Board and for proposing matters that can be acted upon by shareholders at shareholder meetings.

These anti-takeover provisions and other provisions in the Proposed MAA, the Proposed MAA and Cayman Islands law could make it more difficult for shareholders or potential acquirors to obtain control of the New JATT Board or initiate actions that are opposed by New JATT’s then-current board of directors and could also delay or impede a merger, tender offer or proxy contest involving New JATT. The existence of these provisions could negatively affect the price of New JATT Class A Ordinary Shares and limit opportunities for a shareholder to realize value in a corporate transaction. For information regarding these and other provisions, see the section titled “Description of New JATT Securities.” In addition, if prospective takeovers are not consummated for any reason, New JATT may experience negative reactions from the financial markets, including negative impacts on the price of New JATT Class A Ordinary Shares.
The Proposed MAA that will be in effect upon the Closing will designate the Cayman Islands as the exclusive forum for certain litigation that may be initiated by New JATT’s shareholders and the federal district courts of the United States as the exclusive forum for litigation arising under the Securities Act, which could limit New JATT’s shareholders’ ability to obtain a favorable judicial forum for disputes with New JATT.
Pursuant to the Proposed MAA, which New JATT will adopt upon the completion of the Business Combination, unless it consents in writing to the selection of an alternative forum, the Courts of the Cayman Islands and any appellate court therefrom, will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on New JATT’s behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of New JATT’s current or former directors, officers, employees or shareholders to New JATT or its shareholders; (iii) any action asserting a claim against New JATT or any of its current or former directors, officers, employees or shareholders arising pursuant to any provision of the Cayman Islands Companies Act, or the Proposed MAA; (iv) any action asserting a claim against New JATT governed by the “internal affairs doctrine,” (as such concept is recognized under the laws of the United States of America); provided that, for the avoidance of doubt, the foregoing forum selection provision will not apply to claims arising under the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
The Proposed MAA will also provide that, unless New JATT consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The Proposed MAA will further provide that any person or entity purchasing or otherwise acquiring any interest in shares of New JATT Class A Ordinary Shares is deemed to have notice of and consented to the provisions of the Proposed MAA described above. See the section titled “Description of New JATT Securities — Anti-Takeover Measures in New JATT’s Governing Documents and Under Cayman Islands Law — Exclusive Forum.”
The forum selection provisions in the Proposed MAA may have the effect of discouraging lawsuits against New JATT’s directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings and there is uncertainty as to whether a court would enforce such provisions. In addition, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. If the enforceability of New JATT’s forum selection provisions were to be challenged, it may incur additional costs associated with resolving such challenge. While New JATT currently has no basis to expect any such challenge would be successful, if a court were to find its forum selection provisions to be inapplicable or unenforceable with respect to one or more of these specified types of actions or proceedings, New JATT may incur additional costs associated with having to litigate in other jurisdictions, which could result in a diversion of the time and resources of New JATT’s employees, management and board of directors, and could have an adverse effect on its business, financial condition and results of operations.

New JATT will be an emerging growth company, and it cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make its ordinary shares less attractive to investors.
New JATT will be an emerging growth company, as defined in the JOBS Act. For as long as New JATT continues to be an emerging growth company, it may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements and exemptions from the requirements of holding nonbinding advisory shareholder votes on executive compensation and shareholder approval of any golden parachute payments not previously approved. New JATT cannot predict if investors will find its ordinary shares less attractive because New JATT may rely on these exemptions. If some investors find New JATT Class A Ordinary Shares less attractive as a result, there may be a less active trading market for New JATT Class A Ordinary Shares and its share price may be more volatile.
New JATT will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO, (b) in which it has total annual gross revenue of at least $1.07 billion, or (c) in which it is deemed to be a large accelerated filer, which requires the market value of its ordinary shares that is held by non-affiliates to exceed $700 million as of the last business day of the second fiscal quarter of such year, and (2) the date on which New JATT has issued more than $1 billion in non-convertible debt during the prior three-year period.
Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. New JATT has irrevocably elected not to avail itself of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, changes in rules of U.S. generally accepted accounting principles or their interpretation, the adoption of new guidance or the application of existing guidance to changes in New JATT’s business could significantly affect New JATT’s business, financial condition and results of operations.
Additionally, JATT is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Following the Business Combination, JATT expects that New JATT will no longer be a smaller reporting company because it will be a majority-owned subsidiary of Zura.
New JATT will incur increased costs as a result of operating as a public company, and its management will devote substantial time to related compliance initiatives.
As a public company, New JATT will incur significant legal, accounting and other expenses that Zura did not incur as a private company, and these expenses may increase even more after it is no longer an “emerging growth company.” New JATT will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), as well as rules and regulations adopted, and to be adopted, by the SEC and Nasdaq. New JATT’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, New JATT expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly, which will increase its operating expenses. For example, New JATT expects these rules and regulations to make it more difficult and more expensive for New JATT to obtain directors’ and officers’ liability insurance and New JATT may be required to incur substantial costs to maintain sufficient coverage. New JATT cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for New JATT to attract and retain qualified persons to serve on the New JATT Board, New JATT’s board committees or as executive officers. Advocacy efforts by shareholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

In addition, New JATT expects that it will need to implement an enterprise resource planning (“ERP”) system. An ERP system is intended to combine and streamline the management of New JATT’s financial, accounting, human resources, sales and marketing and other functions, enabling it to manage operations and track performance more effectively. However, an ERP system would likely require New JATT to complete many processes and procedures for the effective use of the system or to run its business using the system, which may result in substantial costs. Any disruptions or difficulties in implementing or using an ERP system could adversely affect New JATT’s controls and harm its business, financial condition and results of operations, including its ability to forecast or make sales and collect its receivables. Moreover, such disruption or difficulties could result in unanticipated costs and diversion of management attention.
As a public company, New JATT will be required to incur additional costs and obligations in order to comply with SEC rules that implement Section 404 of the Sarbanes-Oxley Act. Under these rules, New JATT will be required to make a formal assessment of the effectiveness of its internal control over financial reporting, and once it ceases to be an emerging growth company, New JATT will be required to include an attestation report on internal control over financial reporting issued by its independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, New JATT will be engaging in a process to document and evaluate its internal control over financial reporting, which is both costly and challenging. In this regard, New JATT will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of its internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are designed and operating effectively, and implement a continuous reporting and improvement process for internal control over financial reporting.
The rules governing the standards that must be met for management to assess New JATT’s internal control over financial reporting are complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. During the course of its testing, New JATT’s management may identify material weaknesses or deficiencies which may not be remedied in time to meet the deadline imposed by the Sarbanes-Oxley Act. See “Risk Factors — We have identified a material weakness in our internal control over financial reporting. Any material weakness may cause us to fail to timely and accurately report our financial results or result in a material misstatement of our financial statements.” above for additional information regarding a previously identified material weakness. These reporting and other obligations place significant demands on New JATT’s management and administrative and operational resources, including accounting resources.
In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. New JATT intends to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of its management’s time and attention from revenue-generating activities to compliance activities. If New JATT’s efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against New JATT and there could be a material adverse effect on New JATT’s business, financial condition and results of operations.
New JATT’s actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what New JATT’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Nasdaq may not list New JATT’s securities on its exchange, which could limit investors’ ability to make transactions in New JATT’s securities and subject New JATTto additional trading restrictions; New JATT’s failure to meet Nasdaq’s continued listing requirements could result in a delisting of its ordinary shares.
In connection with the Business Combination, in order to continue to maintain the listing of our securities on Nasdaq, we will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements. We will apply to have New JATT’s securities listed on Nasdaq upon consummation of the Business Combination. If, after the completion of the Business Combination, New JATT fails to satisfy Nasdaq’s continued listing requirements, such as the minimum number of round-lot shareholders, the minimum dollar value of the public float, the total minimum capital, the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may not list or take steps to delist New JATT Class A Ordinary Shares. We cannot assure you that we will be able to meet all initial listing requirements or continued listing requirements. Even if New JATT’s securities are listed on Nasdaq, New JATT may be unable to maintain the listing of its securities in the future.
If New JATT fails to meet the initial listing requirements and Nasdaq does not list its securities on its exchange, Zura would not be required to consummate the Business Combination. In the event that Zura elected to waive this condition, and the Business Combination was consummated without New JATT’s securities being listed on Nasdaq or on another national securities exchange, New JATT could face significant material adverse consequences, including:
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a limited availability of market quotations for New JATT’s securities;

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reduced liquidity for New JATT’s securities;

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a determination that New JATT ordinary shares are a “penny stock” which will require brokers trading in New JATT ordinary shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New JATT’s securities;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If New JATT’s securities were not listed on Nasdaq, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities.
In the event of a delisting, New JATT can provide no assurance that any action taken by it to restore compliance with listing requirements would allow its ordinary shares to become listed again, stabilize the market price or improve the liquidity of its ordinary shares, prevent its ordinary shares from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements. Additionally, while we expect the Business Combination to fall into the carveout in our License Agreement with Pfizer that will allow us to avoid paying the multimillion-dollar transaction completion payment, this depends on the shares of New JATT being listed on an exchange as a result of the Business Combination. Therefore, an immediate delisting from Nasdaq following the Business Combination could jeopardize our ability to avoid the transaction completion payment.
The JATT Warrants will become exercisable for New JATT Class A Ordinary Shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to its shareholders.
Outstanding JATT Warrants, consisting of 6,900,000 Public Warrants and 5,910,000 Private Placement Warrants, to purchase an aggregate of 12,810,000 shares of New JATT Class A Ordinary Shares will become exercisable in accordance with the terms of the Warrant Agreement governing those securities, commencing on the date that is 30 days after the completion of the Business Combination. The exercise price of these Warrants is $11.50 per share. To the extent such Warrants are exercised, additional shares of New JATT Class A Ordinary Shares will be issued, which will result in dilution to the holders of New JATT Class A Ordinary Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market, or the fact that such Warrants may be exercised, could adversely affect the prevailing market prices of New JATT Class A Ordinary Shares. However, there is no guarantee that the Warrants will ever be in the money prior to their expiration, and as such, the Warrants may expire worthless. See below risk factor, “The Warrants may never be in the money, and they may expire worthless and the terms of the Warrants may be amended in a manner adverse to a holder if holders of a majority of the then-outstanding Warrants approve of such amendment.”
The Warrants may never be in the money, they may expire worthless and the terms of the Warrants may be amended in a manner adverse to a holder if holders of a majority of the then-outstanding Warrants approve of such amendment.
The Warrants were issued in registered form under the Warrant Agreement between Continental, as warrant agent, and JATT. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, but requires the approval by the holders of a majority of the then-outstanding Warrants to make any change that adversely affects the interests of the registered holders of Warrants. Accordingly, New JATT may amend the terms of the Warrants in a manner adverse to a holder if holders of a majority of the then-outstanding Warrants approve of such amendment. Although New JATT’s ability to amend the terms of the Warrants with the consent of majority of the then-outstanding Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, convert the Warrants into cash, shorten the exercise period, or decrease the number of shares of New JATT Class A Ordinary Shares purchasable upon exercise of a Warrant.
New JATT may redeem any unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making the Warrants worthless.
New JATT has the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Warrant, provided that the closing price of New JATT Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) on each of 20 trading days within any 30-trading-day period commencing after the Warrants become exercisable and ending on the third trading day prior to the date on which notice of redemption is given. If and when the Warrants become redeemable by New JATT, New JATT may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force the holders thereof to: (i) exercise such Warrants and pay the exercise price therefor at a time when it may be disadvantageous for a holder to do so; (ii) sell such Warrants at the then-current market price when a holder might otherwise wish to hold such Warrants; or (iii) accept the nominal redemption price that, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of such Warrants.
In addition, New JATT may redeem the Warrants at any time after they become exercisable and prior to their expiration for a number of shares of New JATT Class A Ordinary Shares determined based on the fair market value of New JATT Class A Ordinary Share. The value received upon exercise of the Warrants (1) may be less than the value the holders would have received if they had exercised their Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the Warrants.
JATT has identified a material weakness in its internal control over financial reporting as of September 30, 2021. If JATT is unable to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.
In connection with JATT’s initial public offering, it accounted for a portion of the proceeds received from the offering as shareholders’ equity. Following the SEC’s guidance on this issue, management has identified errors made in its historical financial statements and performed a quantitative assessment under SAB 99, concluding a restatement was required of JATT’s financial statements to classify such amount as Class A Ordinary Shares subject to possible redemption and a material weakness in its internal controls over financial reporting related to the accounting for complex financial instruments.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.
Effective internal controls are necessary to provide reliable financial reports and prevent fraud. JATT continues to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.
If JATT identifies any new material weaknesses in the future, any such newly identified material weakness could limit its ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. In such case, JATT may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in JATT’s financial reporting and JATT’s share price may decline as a result. JATT cannot assure you that the measures it has taken to date, or any measures it may take in the future, will be sufficient to avoid potential future material weaknesses.
Risks Related to JATT and the Business Combination
The Business Combination Agreement may be terminated if the Closing does not occur by November 15, 2022.
If JATT and Zura are not able to complete the Business Combination by November 15, 2022, either party may terminate the Business Combination Agreement. In such event, JATT’s ability to find another company and close its initial business combination on or before January 16, 2023, which is the end of the period when JATT must complete its initial business combination, may be compromised.
JATT will be forced to liquidate the Trust Account if it cannot consummate a business combination by January 16, 2023. In the event of a liquidation, JATT’s public shareholders will receive $10.11 per JATT Class A Ordinary Share and the Warrants will expire worthless.
If JATT is unable to complete a business combination by January 16, 2023, and is forced to liquidate, the per-share liquidation distribution will be $10.10. Furthermore, if JATT is forced to liquidate, all outstanding Warrants will expire worthless.
We may not be able to complete an initial business combination with a U.S. target company since such initial business combination may be subject to U.S. foreign investment regulations and review by a U.S. government entity such as the Committee on Foreign Investment in the United States (CFIUS), or ultimately prohibited.
JATT’s sponsor, JATT Ventures, LP, a Cayman Islands exempted company, is controlled by non-US residents. JATT is therefore likely considered a “foreign person” under the regulations administered by CFIUS and will continue to be considered as such in the future for so long as JATT’s sponsor has the ability to exercise control over us for purposes of CFIUS’s regulations. As such, an initial business combination with a U.S. business may be subject to CFIUS review, the scope of which was expanded by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”), to include certain non-passive, non-controlling investments in sensitive U.S. businesses and certain acquisitions of real estate even with no underlying U.S. business. FIRRMA, and subsequent implementing regulations that are now in force, also subjects certain categories of investments to mandatory filings. If JATT’s potential initial business combination with a U.S. business falls within CFIUS’s jurisdiction, JATT may determine that JATT is required to make a mandatory filing or that it will submit a voluntary notice to CFIUS, or to proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention, before or after closing the initial business combination. CFIUS may decide to block or delay our initial business combination, impose conditions to mitigate national security concerns with respect to such initial business combination or order us to divest all or a portion of a U.S. business of the combined company without first obtaining CFIUS clearance, which may limit the attractiveness of or prevent JATT from pursuing certain initial business combination opportunities that JATT believes would otherwise be beneficial to it and its shareholders. As a result, the pool of potential targets with which JATT could complete an initial business combination may be limited and JATT may be adversely affected in terms of competing with other special purpose acquisition companies which do not have similar foreign ownership issues.

Moreover, the process of government review, whether by the CFIUS or otherwise, could be lengthy and we have limited time to complete our initial business combination. If JATT cannot complete our initial business combination by January 16, 2023 because the review process drags on beyond such timeframe or because our initial business combination is ultimately prohibited by CFIUS or another U.S. government entity, JATT may be required to liquidate. If JATT liquidates, JATT’s public shareholders may only receive approximately $10.10 per share, and its warrants will expire worthless. This will also cause you to lose the investment opportunity in a target company and the chance of realizing future gains on your investment through any price appreciation in the combined company.
If third parties bring claims against JATT, the proceeds held in the Trust Account could be reduced and the per share liquidation price received by JATT’s shareholders may be less than $10.10 per share.
JATT’s placing of funds in the Trust Account may not protect those funds from third party claims against JATT. Although JATT has received from many of the vendors, service providers (other than its independent accountants) and prospective target businesses with which it does business executed agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of JATT’s public shareholders, they may still seek recourse against the Trust Account. Additionally, a court may not uphold the validity of such agreements. Accordingly, the proceeds held in the Trust Account could be subject to claims which could take priority over those of JATT’s public shareholders. If JATT liquidates the Trust Account before the completion of a business combination and distributes the proceeds held therein to its public shareholders, the Sponsor has contractually agreed that they will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by JATT for services rendered or contracted for or products sold to JATT, but only if such a vendor or prospective target business does not execute such a waiver. However, JATT cannot assure you that it will be able to meet such obligation. Therefore, the per-share distribution from the Trust Account for JATT’s shareholders may be less than $10.10 per JATT Class A Ordinary Share due to such claims.
Additionally, if JATT is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in JATT’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by JATT’s shareholders in connection with its liquidation would be reduced.
Any distributions received by JATT’s shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, JATT was unable to pay its debts as they fell due in the ordinary course of business.
JATT’s Existing MAA provides that it will continue in existence only until January 16, 2023. If JATT is unable to consummate a transaction within the required time period, upon notice from JATT, the trustee of the Trust Account will distribute the amount in the Trust Account to JATT’s public shareholders. Concurrently, JATT shall pay, or reserve for payment, from funds not held in trust, its liabilities and obligations, although JATT cannot assure you that there will be sufficient funds for such purpose.
JATT expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $[•] of proceeds held outside the Trust Account, although it cannot assure you that there will be sufficient funds for such purpose. JATT will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations it may owe or for working capital purposes.
However, JATT may not properly assess all claims that may be potentially brought against it. As such, JATT’s shareholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its shareholders may extend well beyond the third anniversary of the date of distribution. Accordingly, third parties may seek to recover from JATT’s shareholders amounts owed to them by JATT.

If, after JATT distributes the proceeds in the Trust Account to its public shareholders, JATT is insolvent or a winding up petition or an involuntary bankruptcy petition is filed against JATT that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential or voidable transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by JATT’s shareholders. Furthermore, because JATT intends to distribute the proceeds held in the Trust Account to its public shareholders promptly after expiration of the time JATT has to complete an initial business combination, this may be viewed or interpreted as giving preferences to the public shareholders over any potential creditors with respect to access to or distributions from JATT’s assets. In addition, the JATT Board may be viewed as having breached its fiduciary duty by failing to appropriately take into account the interests of JATT’s creditors and/or having acted in bad faith, thereby exposing itself and JATT to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors.
If JATT’s due diligence investigation of Zura was inadequate, then shareholders of JATT following the Business Combination could lose some or all of their investment.
Even though JATT conducted a due diligence investigation of Zura, JATT cannot be sure that this diligence uncovered all material issues that may be present inside Zura or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Zura’s and JATT’s control will not later arise. As a result, New JATT may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if JATT’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with JATT’s preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on JATT’s liquidity, the fact that JATT reports charges of this nature could contribute to negative market perceptions about New JATT’s or JATT’s securities. In addition, charges of this nature may cause New JATT to be unable to obtain future financing on favorable terms or at all. Accordingly, any JATT shareholder who chooses to remain a shareholder of New JATT following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by JATT’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.
The opinion of Vantage Point does not reflect changes in circumstances between June 14, 2022, the date Vantage Point issued the opinion, and the closing of the Business Combination.
Vantage Point rendered an opinion, dated June 14, 2022, to the JATT Board that, subject to and based on the considerations referred to in its opinion and as of the date of such opinion, (i) the Transaction, as defined in the opinion of Vantage Point, was fair, from a financial point of view, to JATT and (ii) Zura had a combined fair market value equal to at least 80 percent of the balance of funds in JATT’s trust account (excluding deferred underwriting commissions and taxes). The opinion was based on business, economic, market and other conditions as they existed and could be evaluated by Vantage Point as of the date thereof.
Changes in the operations and prospects of Zura, general business, market and economic conditions and other factors on which Vantage Point’s opinion was based, may significantly alter the value of Zura at the time the Business Combination is completed. The opinion does not speak as of the time the Business Combination will be completed or as of any date other than the date of such opinion. For a description of the opinion issued by Vantage Point to the JATT Board, please see “Proposal 1: The Business Combination Proposal — Engagement of Vantage Point — Opinion of Vantage Point.”
Shareholder litigation and regulatory inquiries and investigations are expensive and could harm JATT’s business, financial condition and operating results and could divert management attention.
In the past, securities class action litigation and/or shareholder derivative litigation and inquiries or investigations by regulatory authorities have often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, such as the Business

Combination. Any shareholder litigation and/or regulatory investigations against JATT, whether or not resolved in JATT’s favor, could result in substantial costs and divert JATT’s management’s attention from other business concerns, which could adversely affect JATT’s business and cash resources and the ultimate value JATT’s shareholders receive as a result of the Business Combination.
The Initial Shareholders who own JATT Class B Ordinary Shares and Private Placement Warrants will not participate in liquidation distributions and, therefore, they may have a conflict of interest in determining whether the Business Combination is appropriate.
As of the Record Date, the Initial Shareholders owned an aggregate of 3,450,000 JATT Class B Ordinary Shares and 5,910,000 Private Placement Warrants. They have waived their right to redeem any JATT Class A Ordinary Shares in connection with a shareholder vote to approve a proposed initial business combination or sell any JATT Class A Ordinary Shares to JATT in a tender offer in connection with a proposed initial business combination, or to receive distributions with respect to any JATT Class A Ordinary Shares upon the liquidation of the Trust Account if JATT is unable to consummate a business combination. Based on a market price of $[•] per JATT Class A Ordinary Share on [•], 2022, the value of the founder shares was approximately $[•] million. The Private Placement Warrants (including underlying securities) and founder shares acquired prior to the IPO will be worthless if JATT does not consummate a business combination. Consequently, JATT’s directors’ discretion in identifying and selecting Zura as a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of the Business Combination are appropriate and in JATT’s public shareholders’ best interest.
JATT is requiring shareholders who wish to redeem their JATT Class A Ordinary Shares in connection with a proposed business combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.
JATT is requiring shareholders who wish to redeem their JATT Class A Ordinary Shares to either tender their certificates (if any) to Continental and to deliver their redemption forms in respect to their JATT Class A Ordinary Shares to Continental electronically using the DTC’s DWAC (Deposit/Withdrawal At Custodian) System at least two business days before the Meeting. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination. In order to obtain a physical certificate, a shareholder’s broker and/or clearing broker, DTC and Continental will need to act to facilitate this request. It is JATT’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from Continental. However, because JATT does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical certificate. While JATT has been advised that it takes a short time to deliver the share certificates in respect of the JATT Class A Ordinary Shares through the DWAC System, it cannot assure shareholders of this fact. Accordingly, if it takes longer than JATT anticipates for shareholders to deliver their share certificates in respect of the JATT Class A Ordinary Shares, shareholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their JATT Class A Ordinary Shares. If, despite JATT’s compliance with the proxy rules, a public shareholder fails to receive JATT’s proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her, or its public shares. In addition, the proxy materials that JATT is furnishing to holders of public shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the public shares. In the event that a public shareholder fails to comply with these procedures, its public shares may not be redeemed.
JATT will require its public shareholders who wish to redeem their JATT Class A Ordinary Shares in connection with the Business Combination to comply with specific requirements for redemption described above, such redeeming shareholders may be unable to sell their securities when they wish to in the event that the Business Combination is not consummated.
If JATT requires public shareholders who wish to redeem their JATT Class A Ordinary Shares in connection with the proposed Business Combination to comply with specific requirements for redemption as described above and the Business Combination is not consummated, JATT will promptly return such certificates to its public shareholders. Accordingly, investors who attempted to redeem their JATT Class A Ordinary Shares in such a circumstance will be unable to sell their securities after the failed acquisition until

JATT has returned their securities to them. The market price of JATT Class A Ordinary Shares may decline during this time and such investors may not be able to sell their securities when they wish to, even while other shareholders that did not seek redemption may be able to sell their securities.
There is no guarantee that a shareholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.
JATT can give no assurance as to the price at which a shareholder may be able to sell its JATT Class A Ordinary Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including this Business Combination, may cause an increase in the JATT Class A Ordinary Share price, and may result in a lower value realized now for a shareholder redeeming their shares than a shareholder of JATT might realize in the future. Similarly, if a shareholder does not redeem their shares, the shareholder will bear the risk of ownership of the JATT Class A Ordinary Shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholders’ own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.
JATT’s Warrants are accounted for as liabilities and the changes in value of JATT’s Warrants could have a material effect on its financial results.
On April 12, 2021, the SEC issued a statement (the “SEC Staff Statement”) discussing the accounting implications of certain terms that are common in warrants issued by special purpose acquisition companies. In light of the SEC Staff Statement and guidance in Accounting Standards Codification (“ASC”) 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity,” JATT’s management evaluated the terms of the Warrant Agreement entered into in connection with the IPO and concluded that the Warrants include provisions that, based on the SEC Staff Statement, preclude the Warrants from being classified as components of equity. As a result, JATT has classified the Warrants as liabilities. Under this accounting treatment, JATT is required to measure the fair value of the Warrants at the end of each reporting period and recognize the non-cash changes in the fair value from the prior period in JATT’s operating results for the current period. As a result of the recurring fair value measurement, JATT’s financial statements and results of operations may fluctuate quarterly based on factors that are outside its control. JATT expects that it will recognize non-cash gains or losses due to the quarterly fair valuation of the Warrants and that such gains or losses could be material.
If JATT’s security holders exercise their registration rights with respect to their securities, it may have an adverse effect on the market price of JATT’s securities.
JATT’s Initial Shareholders are entitled to make a demand that JATT register the resale of their founder shares at any time commencing three months prior to the date on which their shares may be released from escrow. Additionally, the Sponsor, Initial Shareholders, officers, directors, or their affiliates may be issued Working Capital Warrants in payment of Working Capital Loans made to JATT, and they are entitled to demand that JATT register the resale of the Private Placement Warrants (and the underlying securities) commencing at any time after JATT consummates an initial business combination. If such persons exercise their registration rights with respect to all of their securities, then there will be an additional 3,450,000 JATT Class A Ordinary Shares and 5,910,000 Private Placement Warrants (and underlying securities) eligible for trading in the public market and such additional number of Working Capital Warrants into which any Working Capital Loans may be converted. The presence of these additional JATT Class A Ordinary Shares, Public Warrants, Working Capital Warrants and Private Placement Warrants (and underlying securities) trading in the public market may have an adverse effect on the market price of JATT’s securities.
The Sponsor and JATT’s directors and executive officers have agreed to vote in favor of the Business Combination, regardless of how JATT’s public shareholders vote.
The Sponsor and JATT’s directors and executive officers have agreed to vote their shares in favor of the Business Combination. The Sponsor and JATT’s directors own approximately 20.0% of JATT’s outstanding shares prior to the Business Combination. Accordingly, it is more likely that the necessary shareholder approval for the Business Combination will be received than would be the case if the Sponsor and JATT’s directors had agreed to vote their shares in accordance with the majority of the votes cast by JATT’s public shareholders.
JATT’s Sponsor, directors and officers may have certain conflicts in determining to recommend the acquisition of Zura, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to (and which may conflict with), your interests as a shareholder.
JATT’s Sponsor, management and directors and their respective affiliates and associates have interests in and arising from the Business Combination that are different from, or in addition to (and which may conflict with), your interests as a shareholder, which could result in a real or perceived conflict of interest. These interests include the fact that certain of the JATT ordinary shares and Units (including the underlying securities) owned by JATT’s Sponsor, management and directors, or their affiliates and associates, would become worthless if the Business Combination Proposal is not approved and JATT otherwise fails to consummate a business combination prior to January 16, 2023. These financial interests of the Sponsor, management and directors and their respective affiliates and associates may have influenced their motivation in identifying and selecting Zura as a business combination target, and their decision to approve the Business Combination. In considering the recommendations of the JATT Board to vote for the Proposals, the shareholders should consider these interests. See “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for additional information.
Since the Sponsor and JATT’s directors and executive officers, have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, conflicts of interest exist in determining whether the Business Combination with Zura is appropriate as our initial business combination. Such interests include that Sponsor, as well as our executive officers and directors, will lose their entire investment in us if the Business Combination is not completed.
In considering the recommendation of the JATT Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, our Sponsor and our directors and officers have interests in the Business Combination that are different from, or in addition to, those of our other shareholders generally. Additionally, the post-closing slate of directors listed in this proxy statement have interests in the Business Combination that are different from those of our shareholders. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our shareholders that they approve the Business Combination. However, the JATT Board concluded that the potentially disparate interests of our Sponsor, officers, and directors would be mitigated because (i) these interests were disclosed in the initial public offering prospectus, (ii) these disparate interests would exist or may be even greater with respect to a business combination with another target company and (iii) the Private Placement Warrants held by our Sponsor will be subject to a 30-day lockup following Closing and the Class B Ordinary Shares, or founder shares, will be subject to a six-month lock-up following Closing (subject to earlier release in certain cases as described in more detail elsewhere in this proxy statement). Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:
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the fact that the Sponsor and JATT’s officers and directors have agreed not to redeem any shares in connection with a shareholder vote to approve a proposed initial business combination;

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the beneficial ownership by the Sponsor of an aggregate of 3,450,000 of JATT’s Class B ordinary shares (the “Founder Shares”) and 5,910,000 warrants to purchase JATT’s Class A ordinary shares (the “Private Placement Warrants”), which shares and warrants would become worthless if JATT does not complete a business combination by January 13, 2023, as the Sponsor has waived any right to redemption with respect to these shares. The Sponsor paid an aggregate of $25,000 for the Founder Shares and $5,910,000 for the Private Placement Warrants. The Founder Shares have an aggregate market value of approximately $[•], based on the closing price of JATT’s publicly traded Class A ordinary shares of $      on the NYSE on                 , 2022. The JATT public warrants to purchase one-half of one JATT Class A Ordinary Share (the “Public Warrants,”) had a price of of $      on the NYSE on                 , 2022. The Private Placement Warrants, which are exercisable for one whole Class A ordinary share, have an aggregate market value of approximately

$      , based on the closing price of the Public Warrants of $      on the NYSE on                 , 2022, resulting in a theoretical gain of $      ;
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Someit Sidhu, JATT’s Chief Executive Officer and Chairman, is the director of JATT Ventures, Ltd., the sole general partner of the Sponsor. Consequently, he may be deemed the beneficial owner of the 3,450,000 Founder Shares and 5,910,000 Private Placement Warrants and to have voting and dispositive control over such securities. Dr. Sidhu disclaims beneficial ownership of any securities other than to the extent he may have a pecuniary interest therein, directly or indirectly;

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the fact that each of JATT’s other officers and directors are non-managing members of the Sponsor and has an indirect pecuniary interest in JATT’s Class A ordinary shares and Class B ordinary shares through his or her interests in the Sponsor;

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the Sponsor agreed to loan JATT an aggregate of up to $300,000 in working capital loan to cover expenses related to the Business Combination pursuant to a promissory note, dated May 11, 2022 (the “Note”). This Note is non-interest bearing. At June 30, 2022, $179,000 was outstanding under the Note. At the lender’s option, upon Closing of the Business Combination, such Note may be repaid out of the proceeds of the Trust Account that holds a portion of the proceeds of the IPO and the concurrent sale of the Private Placement Warrants released to JATT, or converted into warrants of the post-Business Combination entity at a price of $1.00 per warrant, such warrants to be identical to the Private Placement Warrants. If an initial business combination is not completed by January 16, 2023, we will repay such amounts only from funds held outside of the Trust Account. Such warrants have an aggregate market value of approximately $      based on the closing price of the Public Warrants of $      on the NYSE on                 , 2022;

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unless a business combination is consummated, the Sponsor and JATT’s directors and officers and their respective affiliates will not receive reimbursement for any out-of-pocket expenses incurred by them on JATT’s behalf incident to identifying, investigating and completing a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account. As of                 , 2022, the Sponsor and JATT’s directors and officers and their respective affiliates had incurred approximately $      of such reimbursable out-of-pocket expenses;

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the anticipated continuation of Dr. Someit Sidhu, JATT’s Chairman and Chief Executive Officer, as Chief Executive Officer and a director of the post-Business Combination company, and Javier Cote-Sierra, a JATT director, as an officer of the post-Business Combination company, and Arnout Ploos van Amstel, as a director of the post-Business Combination company following the Closing;

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On July 13, 2021, after its initial public offering JATT commenced paying the Company’s Sponsor and Chief Financial Officer to provide office space, utilities, secretarial and administrative support services the amount of $10,000 per month for 18 months. Upon the Closing, any portion of the $180,000 that has not yet been paid, will accelerate and become due and payable.

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the continued indemnification of current directors and officers of JATT and the continuation of directors’ and officers’ liability insurance after the Business Combination; and

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the fact that the Sponsor and its affiliates can earn a positive return on their investment, even if the holders of JATT’s Class A ordinary shares have a negative return on their investment in Zura.

These interests may influence JATT’s directors in making their recommendation that you vote in favor of the approval of the Business Combination proposal. You should also read the sections entitled “Summary of the Proxy Statement/Prospectus — The Business Combination — Interests of JATT’s Directors and Officers in the Business Combination” for more information.
Activities taken by JATT’s affiliates to purchase, directly or indirectly, JATT Class A Ordinary Shares will increase the likelihood of approval of the Business Combination Proposal and the other Proposals and may affect the market price of JATT’s securities.
JATT’s Sponsor, directors, officers, advisors or their affiliates may purchase shares and/or warrants in privately negotiated transactions from investors or in the open market, or they may enter into transactions with such investors and others to provide them with incentives to acquire JATT Class A Ordinary Shares, vote their JATT Class A Ordinary Shares in favor of the Business Combination Proposal or not redeem their

JATT Class A Ordinary Shares either prior to or following the Closing, although they are under no obligation to do so. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they could include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Sponsor for nominal value. None of JATT’s Sponsor, directors, officers, advisors or their affiliates will make any such purchases when such parties are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase could include a contractual acknowledgement that such shareholder, although still the record holder of such public shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. Such purchased shares will not be voted in favor of the Business Combination. Although none of JATT’s Sponsor, directors, officers, advisors or their affiliates currently anticipate paying any premium purchase price for such public shares, in the event such parties do, the payment of a premium may not be in the best interest of those shareholders not receiving any such additional consideration. There is no limit on the number of shares that could be acquired by JATT’s Sponsor, directors, officers, advisors or their affiliates, or the price such parties may pay, subject to compliance with applicable law and NYSE Listing Rules.
The purpose of any such transactions could be to, among other things, vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination. If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Business Combination Proposal and other Proposals and would likely increase the chances that such Proposals would be approved. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. JATT will file a Current Report on Form 8-K with the SEC to disclose, among other things, private arrangements entered into or significant private purchases made by any of JATT’s Sponsor, directors, officers, advisors or their affiliates that would affect the vote on the Business Combination Proposal or other proposals. If the market does not view the Business Combination positively, purchases of JATT Class A Ordinary Shares may have the effect of counteracting the market’s view, which would otherwise be reflected in a decline in the market price of JATT’s securities. In addition, the termination of the support provided by these purchases may materially adversely affect the market price of JATT’s securities. In addition, if such purchases are made, the public “float” of JATT Class A Ordinary Shares and the number of beneficial holders of JATT Class A Ordinary Shares may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of JATT Class A Ordinary Shares on a national securities exchange.
Other than as expressly stated herein, there are no current commitments, plans or intentions to engage in any such transactions and no terms or conditions for any such transaction have been formulated. None of the funds in the Trust Account will be used to purchase shares in such transactions.
JATT and Zura have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by JATT.
JATT and Zura have incurred and expect to incur significant, non-recurring costs associated with the Business Combination. Zura may also incur additional costs to retain key employees. Whether or not the Business Combination is completed, JATT expects to incur approximately $[•] in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by JATT. If the Business Combination is not consummated, JATT may not have sufficient funds to seek an alternative business combination and may be forced to liquidate and dissolve.
In the event that a significant number of JATT Class A Ordinary Shares are redeemed, the New JATT Class A Ordinary Shares may become less liquid following the Business Combination.
If a significant number of JATT Class A Ordinary Shares are redeemed, JATT may be left with a significantly smaller number of shareholders. As a result, trading in the shares of New JATT Class A Ordinary Shares may be limited and your ability to sell your shares in the market could be adversely affected. New JATT intends to apply to list its shares on Nasdaq, and Nasdaq may not list the ordinary shares on its exchange, which could limit investors’ ability to make transactions in JATT’s securities and subject JATT to additional trading restrictions.
New JATT will be required to meet the initial listing requirements to be listed on Nasdaq. However, New JATT may be unable to maintain the listing of its securities in the future.
Upon the Closing of the Business Combination, the JATT Class A Ordinary Shares and Public Warrants will be listed on Nasdaq. JATT cannot assure you that New JATT’s securities will be approved for listing or, if approved, will continue to be listed on Nasdaq following the Business Combination. If Nasdaq delists New JATT’s securities from trading on its exchange and New JATT is not able to list its securities on another national securities exchange, JATT could face significant material adverse consequences, including:
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a limited availability of market quotations for its securities;

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reduced liquidity for its securities;

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a determination that New JATT Class A Ordinary Shares is a “penny stock”, which will require brokers trading in New JATT Class A Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities;

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a limited amount of news and analyst coverage for New JATT; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.
The completion of the Business Combination is subject to a number of conditions. The completion of the Business Combination is not assured and is subject to risks, including the risk that approval of the Business Combination by JATT’s shareholders is not obtained, or that other closing conditions are not satisfied. If JATT does not complete the Business Combination, it could be subject to several risks, including:
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the parties may be liable for damages to one another under the terms and conditions of the Business Combination Agreement;

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negative reactions from the financial markets, including declines in the price of the JATT Class A Ordinary Shares due to the fact that current prices may reflect a market assumption that the Business Combination will be completed; and

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the attention of JATT’s management will have been diverted to the Business Combination rather than the pursuit of other opportunities in respect of an initial business combination.

For more information about the closing conditions to the Business Combination, see the section titled “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement — Closing Conditions.”
JATT or Zura may waive one or more of the conditions to the Business Combination without resoliciting shareholder approval.
JATT or Zura may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by applicable laws. The JATT Board will evaluate the materiality of any waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies is warranted. In some instances, if the JATT Board determines that a waiver is not sufficiently material to warrant resolicitation of shareholders, JATT has the discretion to complete the Business Combination without seeking further shareholder approval. For example, it is a condition to JATT’s obligations to close the Business Combination that there be no applicable law and no injunction or other order restraining or imposing any condition on the consummation of the Business Combination, however, if the JATT Board determines that any such order or injunction is not material to the business of Zura, then the JATT Board may elect to waive that condition without shareholder approval and close the Business Combination.
For more information about the closing conditions to the Business Combination, see the section titled “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement — Closing Conditions.”

JATT’s ability to successfully effect the Business Combination and to be successful thereafter will be totally dependent upon the efforts of its key personnel, including Zura’s key personnel, all of whom are expected to join New JATT following the Business Combination. While JATT intends to closely scrutinize any individuals it engages after the Business Combination, it cannot assure you that its assessment of these individuals will prove to be correct.
JATT’s ability to successfully effect the Business Combination is dependent upon the efforts of JATT’s key personnel and the key personnel of Zura, particularly its Chief Executive Officer, the members of its executive team, and key scientific and medical personnel employees. Although JATT expects all of such key personnel of Zura to remain with New JATT following the Business Combination, it is possible that New JATT will lose some key personnel, the loss of which could negatively impact the operations and profitability of New JATT. While JATT intends to closely scrutinize any individuals it engages after the Business Combination, it cannot assure you that its assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company, which could cause JATT to have to expend time and resources helping them become familiar with such requirements. This could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect its operations. Additionally, JATT cannot assure you that New JATT will be successful in integrating and retaining such key personnel, or in identifying and recruiting additional key individuals New JATT determines may be necessary following the Business Combination.
JATT’s shareholders will experience immediate dilution as a consequence of, among other transactions, the issuance of New JATT Class A Ordinary Shares as consideration in the Business Combination. Having a minority share position may reduce the influence that JATT’s current shareholders have on the management of JATT.
It is anticipated that upon completion of the Business Combination, if none of the 13,800,000 JATT Class A Ordinary Shares are redeemed, JATT’s public shareholders will retain an ownership interest of approximately 36.0% in New JATT. The Sponsor, officers, directors and other holders of founder shares will retain an ownership interest of approximately 9.0% of New JATT. The PIPE Investor will own approximately 5.2% of New JATT and the FPA Investors will own approximately 7.9% of New JATT. The Zura shareholders will own approximately 41.9% of New JATT. Further, if no public JATT Class A Ordinary Shares are redeemed and all of the 6,900,000 Public Warrants, 5,910,000 Private Placement Warrants, 443,000 New JATT Options and up to 300,000 if the working capital Note is converted into Lender Warrants are exercised in full, JATT’s public shareholders would retain an ownership interest of approximately 26.6% in New JATT, the JATT Sponsor, officers, directors will retain an ownership interest of approximately 21%, the PIPE Investor will own approximately 3.9%, the FPA Investors will own approximately 5.9% and the Zura shareholders will own approximately 31.0% of New JATT.
The ownership percentage with respect to New JATT does not take into account (i) the redemption of any JATT Class A Ordinary Shares by JATT’s public shareholders, or the issuance of any additional shares upon the closing of the Business Combination under the Equity Incentive Plan. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by JATT’s shareholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”
JATT is likely a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders.
JATT believes that it is likely a PFIC, which may have adverse U.S. federal income tax consequences to U.S. Holders of JATT Class A Ordinary Shares or JATT warrants. If JATT is a PFIC or has been a PFIC for any taxable year, or portion thereof, that is included in the holding period of a U.S. Holder of JATT Class A Ordinary Shares or JATT warrants, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. There is no assurance that JATT is not currently or has not been a PFIC during any U.S. Holder’s holding period. Please see “Material U.S. Federal Income Tax Consequences — U.S. Holders — Certain U.S. Federal Income Tax Consequences of Exercising Redemption Rights — Passive Foreign Investment Company Rules” for a more detailed discussion with respect to JATT’s potential PFIC status and certain tax implications thereof. U.S. Holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of the JATT Class A Ordinary Shares and JATT warrants.

THE MEETING
General
JATT is furnishing this proxy statement/prospectus to the JATT shareholders as part of the solicitation of proxies by the JATT Board for use at the Meeting of JATT’s shareholders to be held on            , 2022 and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our shareholders on or about            , 2022 in connection with the vote on the Proposals. This proxy statement/prospectus provides you with the information you need to know to be able to vote or instruct your vote to be cast at the Meeting.
Date, Time and Place
The Meeting will be held at the offices of            and virtually via live webcast at           , Eastern Time, on            , or such other date, time and place to which such meeting may be adjourned or postponed, for the purposes set forth in the accompanying notice. JATT’s shareholders are strongly requested to attend the Meeting virtually. We are pleased to utilize the virtual shareholder meeting technology to provide ready access and cost savings for our shareholders and JATT. The virtual meeting format allows attendance from any location in the world. You will be able to attend, vote your shares, view the list of shareholders entitled to vote at the Meeting and submit questions during the Meeting via a live audio cast available at           .
Virtual Meeting Registration
To register for the virtual meeting, please follow these instructions as applicable to the nature of your ownership of JATT Class A Ordinary Shares.
If your shares are registered in your name with Continental and you wish to attend the online-only virtual meeting, go to           , enter the control number you received on your proxy card and click on the “Click here” to preregister for the online meeting link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to participate in the virtual Meeting.
Beneficial shareholders who wish to participate in the online-only virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and email a copy (a legible photograph is sufficient) of their legal proxy to            . Beneficial shareholders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only meeting. After contacting Continental, a beneficial holder will receive an email prior to the meeting with a link and instructions for entering the virtual Meeting. Beneficial shareholders should contact Continental at least five business days prior to the meeting date.
Accessing the Virtual Meeting Audio Cast
You will need your control number for access. If you do not have your control number, contact Continental at the phone number or email address below. Beneficial investors who hold shares through a bank, broker or other intermediary, will need to contact them and obtain a legal proxy. Once you have your legal proxy, contact Continental to have a control number generated. Continental contact information is as follows: (212) 509-4000 or email proxy@continentalstock.com.
Record Date; Who is Entitled to Vote
JATT has fixed the close of business on           , 2022, as the record date for determining those JATT shareholders entitled to notice of and to vote at the Meeting. As of the close of business on           , 2022, there were 17,250,000 JATT Ordinary Shares and issued and outstanding and entitled to vote, of which 13,800,000 are public shares and 3,450,000 are founder shares held by the Initial Shareholders. Each holder of JATT Ordinary Shares is entitled to one vote per share on each Proposal. If your shares are held in “street name,” you should contact your broker, bank or other nominee to ensure that shares held beneficially by you are voted in accordance with your instructions.

In connection with our IPO, we entered into certain letter agreements pursuant to which the Initial Shareholders agreed to vote any JATT Ordinary Shares owned by them in favor of our initial business combination. The Initial Shareholders also entered into a certain support agreement with JATT, pursuant to which they agreed to, among other things, vote in favor of the Business Combination Proposal and the other Proposals. As of the date of this proxy statement, the Initial Shareholders hold approximately 20.0% of the outstanding JATT Ordinary Shares.
Quorum and Required Vote for Shareholder Proposals
A quorum of JATT’s shareholders is necessary to hold a valid meeting. The presence, in person, including by virtual attendance, or by proxy, of JATT’s shareholders representing a majority of the JATT Ordinary Shares as of the Record Date and entitled to vote at the Meeting will constitute a quorum for the Meeting. A quorum will be present at the Meeting if 8,625,001 JATT Ordinary Shares are present in person, including by virtual attendance, or represented by proxy.
Approval of the Business Combination Proposal, Binding Organizational Documents Proposal A, the Advisory Governance Proposals, the Director Appointment Proposal, the Equity Plan Proposal, the NYSE Proposal, the ESPP Proposal and the Adjournment Proposal will each require an ordinary resolution under Cayman Islands law, being the affirmative vote of the majority of the JATT Ordinary Shares present in person, including by virtual attendance, or represented by proxy and entitled to vote thereon and who vote at the Meeting or any adjournment or postponement thereof.
Approval of the Binding Organizational Documents Proposals B (proposal to Change Name) and C (Proposal to Adopted the Proposed MAA) will each require a special resolution under Cayman Islands law, being the affirmative vote of two-thirds (2/3) of the JATT Ordinary Shares present in person, including by virtual attendance, or represented by proxy and entitled to vote thereon and who vote at the Meeting or any adjournment or postponement thereof.
In addition to the approval of the Business Combination Proposal, each of the Binding Organizational Documents Proposals, the Director Appointment Proposal, the Equity Plan Proposal and the NYSE Proposal are conditions to the consummation of the Business Combination. If the Business Combination Proposal is not approved, the Business Combination will not take place. Approval of the Business Combination Proposal is also a condition to the other Condition Precedent Proposals. If The Binding Organizational Documents Proposals, the Director Appointment Proposal, the Equity Plan Proposal or the NYSE Proposal are not approved, unless waived, this Business Combination Proposal will have no effect (even if approved by the requisite vote of our shareholders at the Meeting of any adjournment or postponement thereof) and the Business Combination will not occur.
Voting Your Shares
Each JATT Class A Ordinary Share that you own in your name entitles you to one vote on each Proposal for the Meeting. Your proxy card shows the number of JATT Class A Ordinary Shares that you own.
There are two ways to ensure that your JATT Class A Ordinary Shares are voted at the Meeting:
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You can vote your shares by signing, dating and returning the enclosed proxy card in the pre-paid postage envelope provided so as to be received no later than the time appointed for the commencement of the Meeting. If you submit your proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by the JATT Board. The JATT Board recommends voting “FOR” each of the Proposals. If you hold your JATT Class A Ordinary Shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or nominee to ensure that the votes related to the shares you beneficially own are properly represented and voted at the Meeting.

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You can participate at the Meeting and vote during the Meeting even if you have previously voted by submitting a proxy as described above. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way JATT can be sure that the broker, bank or nominee has not already voted your shares.
IF YOU RETURN YOUR PROXY CARD SIGNED BUT WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE BUSINESS COMBINATION PROPOSAL (AS WELL AS THE OTHER PROPOSALS).
Revoking Your Proxy
If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
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you may send another proxy card with a later date so that the later proxy card is received no later than the time appointed for the commencement of the Meeting;

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if you are a record holder, you may notify our proxy solicitor,           , in writing before the Meeting that you have revoked your proxy; or

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you may participate at the Meeting, revoke your proxy, and vote during the Meeting, as indicated above.

Who Can Answer Your Questions About Voting Your Shares
If you have any questions about how to vote or direct a vote in respect of your JATT Class A Ordinary Shares, you may contact            , our proxy solicitor as follows:
No Additional Matters May Be Presented at the Meeting
This Meeting has been called only to consider the approval of the Business Combination Proposal, the Binding Organizational Documents Proposals, the Advisory Governance Proposals, the Director Appointment Proposal, the Equity Plan Proposal, the NYSE Proposal, the ESPP Proposal and the Adjournment Proposal. Under our Existing MAA, other than procedural matters incident to the conduct of the Meeting, no other matters may be considered at the Meeting if they are not included in the notice of the Meeting.
Redemption Rights
Pursuant to our Existing MAA, a public shareholder of JATT Class A Ordinary Shares may demand that JATT redeem such public shares for cash in connection with a business combination. You may not elect to redeem your public shares other than in connection with the Meeting.
If you are a public shareholder of Class A Ordinary Shares and you seek to have your shares redeemed, you must submit your request in writing that we redeem your public shares for cash no later than         , Eastern Time on           , 2022 (at least two business days before the Meeting). The request must be signed by the applicable shareholder in order to validly request redemption. A shareholder is not required to submit a proxy card or vote in order to validly exercise redemption rights. The request must identify the holder of the public shares to be redeemed and must be sent to Continental at the following address:
Continental Stock Transfer & Trust Company
1 State Street, 30th floor
New York, NY 10004
Attention:
Email:
Any corrected or changed written demand of redemption rights must be received by Continental at least two business days before the Meeting. No demand for redemption will be honored unless the holder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to Continental at least two business days prior to the vote at the Meeting.

Public shareholders may seek to have their JATT Class A Ordinary Shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of JATT Class A Ordinary Shares as of the Record Date. Any public shareholder who holds JATT Class A Ordinary Shares on or before           , 2022 (at least two business days before the Meeting) will have the right to demand that his, her or its ordinary shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.
In connection with tendering your shares for redemption, you must elect either to physically tender your certificates (if any) to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System at least two business days before the Meeting.
If you wish to tender through the DWAC system, please contact your broker and request delivery of your share certificates in respect of your JATT Class A Ordinary Shares through the DWAC system. Delivering your share certificates in respect of your JATT Class A Ordinary Shares physically may take significantly longer. In order to obtain a physical certificate, a shareholder’s broker and/or clearing broker, DTC, and Continental will need to act together to facilitate this request. It is JATT’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from Continental. JATT does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical certificate. Shareholders who request physical certificates and wish to redeem may be unable to meet the deadline for tendering their JATT Class A Ordinary Shares before exercising their redemption rights and thus will be unable to redeem their JATT Class A Ordinary Shares.
In the event that a shareholder tenders its share certificates in respect of their JATT Class A Ordinary Shares and decides prior to the consummation of the Business Combination that it does not want to redeem its JATT Class A Ordinary Shares, the shareholder may withdraw the tender. In the event that a shareholder tenders its share certificates in respect of their JATT Class A Ordinary Shares and the Business Combination is not completed, these JATT Class A Ordinary Shares will not be redeemed for cash and the physical certificates representing these JATT Class A Ordinary Shares will be returned to the shareholder promptly following the determination that the Business Combination will not be consummated. JATT anticipates that a shareholder who tenders JATT Class A Ordinary Shares for redemption in connection with the vote to approve the Business Combination would receive payment of the redemption price for such JATT Class A Ordinary Shares soon after the completion of the Business Combination.
If properly demanded by JATT’s public shareholders, JATT will redeem each JATT Class A Ordinary Share into a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of June 30, 2022, this would amount to approximately $10.12 per JATT Class A Ordinary Share. If you exercise your redemption rights, you will be exchanging your JATT Class A Ordinary Shares for cash and will no longer own the JATT Class A Ordinary Shares.
Notwithstanding the foregoing, a holder of the JATT Class A Ordinary Shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)-(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 20% of the JATT Class A Ordinary Shares.
Appraisal Rights
There are no appraisal rights available to holders of JATT Class A Ordinary Shares, Public Warrants or Units in connection with the proposed Business Combination or the Merger.
Proxies and Proxy Solicitation Costs
JATT is soliciting proxies on behalf of the JATT Board. This solicitation is being made by mail but also may be made by telephone or in person. JATT and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any solicitation made and information provided in such a solicitation will be consistent with the written proxy statement/prospectus and proxy

card. JATT will bear the cost of solicitation.           , a proxy solicitation firm that JATT has engaged to assist it in soliciting proxies, will be paid a fixed fee of approximately $      and be reimbursed out-of-pocket expenses.
JATT will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. JATT will reimburse them for their reasonable expenses.

PROPOSAL 1 — THE BUSINESS COMBINATION PROPOSAL
Our shareholders are being asked to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. Our shareholders should read carefully this proxy statement/prospectus in its entirety, including the section below titled “The Business Combination Agreement,” for more detailed information concerning the Business Combination and the terms and conditions of the Business Combination Agreement.
All JATT shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this Business Combination Proposal.
JATT may consummate the Business Combination only if all of the Condition Precedent Proposals are approved by the JATT shareholders in person, including by virtual attendance, or represented by proxy and entitled to vote thereon and who vote at the Meeting or any adjournment or postponement thereof.
Structure of the Business Combination
Pursuant to the Business Combination Agreement, (a) before the closing of the Business Combination (the “Closing” and the date on which the Closing actually occurs, the “Closing Date”), (a) Zura Bio Holdings Ltd, a Cayman Islands exempted company (“Holdco”) will be established as a new holding company of Zura and will become a party to the Business Combination Agreement; and (b) on the Closing, in sequential order: (i) Merger Sub will merge with and into Holdco, with Holdco continuing as the surviving company and a wholly owned subsidiary of JATT (the “Merger”); (ii) immediately following the Merger, Holdco will merge with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving company and a wholly owned subsidiary of JATT (the “Subsequent Merger”); and (iii) JATT will change its name to “Zura Bio Limited”.
Pursuant to the Business Combination Agreement, all outstanding Holdco ordinary shares as of immediately prior to the Effective Time of the Business Combination will be cancelled in exchange for the Exchange Ratio (as defined in the Business Combination Agreement) and all outstanding options to purchase Holdco shares will be exchanged for a number of options exercisable for newly issued shares of New JATT Class A Ordinary Shares based upon the Exchange Ratio. The total consideration to be received by securityholders of Holdco at the Closing will be the issue of (or grant of options to purchase) a number of newly issued Class A ordinary shares of New JATT, par value $0.0001 per share (“New JATT Class A Ordinary Shares”) with an aggregate value equal to $165 million (the “Merger Consideration”).
Background of the Business Combination
The terms of the Business Combination Agreement are the result of arm’s-length negotiations between representatives of JATT and Zura. The following is a brief discussion of the background of these negotiations, the Business Combination Agreement and related transactions. It does not purport to catalogue every conversation and correspondence among representatives of JATT, Zura and their respective advisors.
JATT is a Cayman Islands exempted company incorporated on March 10, 2021 for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Business Combination with Zura is the result of an active search for a potential business combination transaction utilizing the network and investing and transaction experience of JATT’s management team. The following is a brief discussion of the background of these negotiations, the Business Combination Agreement and the Business Combination.
On March 22, 2021, the Sponsor purchased 4,312,500 founder shares, which are Class B Ordinary Shares, for an aggregate purchase price of $25,000, or approximately $0.006 per share. On June 14, 2021, the Sponsor effected a surrender of 862,500 founder shares to us for no consideration, resulting in a decrease in the total number of founder shares outstanding from 4,312,500 to 3,450,000. Prior to the investment in JATT of $25,000 by the Sponsor JATT had no assets, tangible or intangible. The per share purchase price of the founder shares was determined by dividing the amount of cash contributed to the company by the aggregate number of founder shares issued. The number of founder shares issued was determined based on the expectation that such founder shares would represent 20% of the outstanding shares upon completion of the IPO offering. JATT’s Initial Shareholders currently own an aggregate of 3,450,000 founder shares, which are all Class B Ordinary Shares.
The registration statement for JATT’s IPO was declared effective on July 13, 2021. On July 16, 2021, JATT consummated the initial public offering, or IPO, of 12,000,000 units (the “JATT Units”). Each Unit consisted of one Class A Ordinary Share and one-half of one redeemable warrant (“Public Warrant”), each whole Warrant entitling the holder thereof to purchase one ordinary share for $11.50 per share. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $120,000,000. As of July 16, 2021, a total of $121,200,000 ($10.10 per Unit) of the net proceeds from the IPO and a portion of the proceeds from the Private Placement (as defined below) were deposited in a trust account established for the benefit of the Company’s public shareholders (the “Trust Account”). Funds held in the Trust Account have been invested in U.S. government securities, within the meaning set forth in Section 2 (a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by us meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by us. Funds will remain in the Trust Account until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account as described below, except that interest earned on the Trust Account can be released to pay our franchise and income tax obligations.
On July 19, 2021, in connection with the underwriters’ exercise of their over-allotment option in full, JATT consummated the sale of an additional 1,800,000 Units, and the sale of an additional 540,000 Private Placement Warrants each at $1.00 per warrant, generating total gross proceeds of $18,540,000. Following the closing, an additional $18,180,000 of the net proceeds ($10.10 per Unit) was placed in the Trust Account, resulting in $139,380,000 ($10.10 per Unit) held in the Trust Account for the benefit of the public shareholders and Raymond James with respect to the deferred portion of its fee.
Simultaneously with the closing of the IPO, JATT consummated a private placement (the “Private Placement”) in which the Sponsor purchased 5,370,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, generating total proceeds of $5,370,000. Each Private Placement Warrant entitles the holder thereof to purchase one ordinary share for $11.50 per share, and is subject to transfer restrictions. Upon the closing of the underwriters’ over-allotment option in full on July 19, 2021, an additional 540,000 Private Placement Warrants were purchased by the Sponsor at a price of $1.00 per warrant for a total of $540,000. As a result, a total of 5,910,000 Private Placement Warrants were purchased by the Sponsor for aggregate consideration of $5,910,000 in connection with the closing of the IPO and the closing of the over-allotment option. The Private Placement Warrants may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders thereof until 30 days after the completion of our initial business combination. The holders of the Private Placement Warrants were granted certain demand and piggyback registration rights in connection with the Private Placement.
Raymond James acted as sole book-running manager for the IPO, and their underwriting fees consisted of $2,280,000 paid at the closing of the IPO and $4,010,000 in deferred underwriting fees to be paid at the closing of the business combination.
Prior to the consummation of the IPO, neither JATT nor anyone on its behalf, contacted any prospective target businesses or had any substantive discussions, formal or otherwise, with respect to a transaction with Zura.
JATT believes its management team has a unique combination of experience as investors, advisors, and incubators of life science companies and a wide and active network of relationships with particular focus on the biotechnology sectors. Because of this combination of strengths, JATT was able to rapidly and efficiently evaluate a wide range of potential business combination candidates, to determine which ones met its transaction criteria, and then to quickly submit proposals for a business combination to final candidates. Transaction criteria established by JATT’s management team included the following:
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Focus on companies developing innovative or transformative biopharmaceutical drugs;

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Strong prospects for regulatory approval;

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Biotech companies actively considering a public listing with a management team prepared for such business decision; and

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The potential to increase value post-Business Combination.

Immediately after the closing of the IPO on July 16, 2021, the officers and directors of JATT began to contact potential candidates for a business combination. Between July 17, 2021 and May 30, 2022, JATT reviewed approximately 80 potential business combination candidates and submitted four preliminary proposals to certain of these potential targets, including its initial proposal to Zura. Of the 80 potential business combination candidates, JATT did not provide a formal proposal to 76 of them primarily due to candidate unresponsiveness, lack of a sufficiently innovative drug in development, or a management team that was not sufficiently experienced with publicly traded markets and companies. The JATT management team held frequent discussions regarding various targets during this period both internally and with a wide range of management teams at potential targets.
Candidate One:   Because of JATT’s extensive network of relationships and expertise in the life sciences space, Candidate One was known to the principals of JATT as a leading private company focused on auto-immune and allergic disease space. After JATT’s IPO, Candidate One emerged as a priority target for a potential business combination. On July 20, 2021, the companies held an initial conference call to introduce JATT to Candidate One and to discuss the potential mutual benefits of pursuing a merger. This introductory call was followed by a series of ongoing conversations via email and calls as part of JATT’s scientific and corporate diligence process. On August 6, 2021, JATT held a conference call with Candidate One’s management to discuss a potential transaction proposal. Following this conference call, conversations with Candidate One diminished for a variety of reasons, primarily as a result of JATT’s concerns about Candidate One’s scientific differentiation from its competitors and valuations. Although JATT continued to have occasional brief interactions with Candidate One in September 2021, no substantive discussions regarding a merger occurred during this time. On Sept 30, 2021, JATT advised Candidate One that JATT is no longer interested in pursuing a transaction with Candidate One. This was JATT’s final communication with Candidate One.
Candidate Two:   Because of JATT’s extensive network of relationships and expertise in the life sciences space, Candidate Two was known to the principals of JATT as a leading private company focused on developing treatments to meet substantial unmet need in the Ocular inflammatory space. On September 27, 2021, JATT and Candidate Two held an introductory conference call to discuss the scientific, clinical, and commercial status of Candidate Two’s business. On October 26, 2021, JATT held a financing call with Candidate’s two Chief Financial Officers to review its budget, financing structure and shareholder support. This call was followed by a series of internal discussions with JATT’s board and management, but no further Candidate Two discussions until March 2022 due to FDA related news flow. Following a series of emails and calls as JATT conducted its diligence on Candidate Two, the parties held a conference call on April 5, 2022 to discuss the clinical progress and the potential structure of a transaction, followed by a draft acquisition proposal presented by JATT on April 28, 2022. On May 10, 2022, the companies held a further conference call to discuss the potential mutual benefits of pursuing a merger. On May 12, 2022, Candidate Two provided a preliminary proposal to the management of JATT that illustrated potential transaction structures and shareholding analysis. However, JATT management subsequently decided to focus their efforts on pursuing a combination with a company in a different therapeutic area and ended substantive discussions with Candidate Two on May 26, 2022.
Candidate Three:   Because of JATT’s extensive network of relationships and expertise in the life sciences space, Candidate Three was known to the principals of JATT as a leading private company focused on developing in the rare disease and immunology space. Candidate Three did not exist at the time, however some of our management were familiar with Candidate Three’s licensing efforts. On Sept 23, 2021, JATT entered into a non-disclosure agreement with Candidate Three that allowed JATT to be able to evaluate certain detailed financial and clinical information. On the same day, JATT and Candidate Three held an introductory conference call to discuss the scientific, clinical, and commercial status of Candidate Three’s business, as well as to discuss the potential benefits that a SPAC merger could provide. Following a series of emails and calls as JATT conducted its diligence on Candidate Three, the parties held regular weekly conference calls to discuss further due diligence presented by third party consultants, the potential structure and valuation of a transaction. On January 27, 2022, JATT agreed to a non-binding Letter of Intent with Candidate Three including a draft acquisition proposal presented by JATT. On February 4, 2022, Candidate Three was invited to present a further update to the JATT Board and additional calls held with Candidate Three, during which Candidate Three reviewed its capitalization, corporate structure and market conditions for raising new capital and the parties discussed in general terms specific issues relating thereto. On March 3, 2022, JATT and Candidate Three engaged in extensive financing discussions regarding Candidate Three’s minimum capital needs with its management and bankers. On March 4, 2022, JATT held a board meeting around the risks involved and difficulties in the market for raising new capital, and, as a result, JATT had no further communications with Candidate Three subsequent to March 11, 2022.
The background of JATT’s interactions with Zura:
Over the course of multiple internal strategy discussions and planning sessions by JATT management in July and August 2021, the rare disease and immunology sectors were identified as areas of emphasis in which JATT intended to search for a potential business combination target. This focus was driven by substantial internal expertise and experience in rare diseases and immunology, as well as the vast number of drug candidates being developed to address substantial unmet need. Zura did not exist at the time. However, Someit Sidhu and Javier Cote-Sierra were familiar with Pfizer, Inc.’s anti-IL7R assets that were marked for disposal a number of years ago.
Hana Immunotherapeutics, which was formed on December 21, 2021, formed Zura on January 18, 2022. Hana was Zura’s sole shareholder. On March 7, 2022, JATT entered into a non-disclosure agreement with Hana that allowed JATT to be able to evaluate certain detailed financial and clinical information. One of Zura’s directors at the time (he subsequently resigned as a director of Zura in April 2022) was affiliated with an investor in JATT, but did not participate in any discussions and negotiations relating to this transaction. Someit Sidhu had known some of Zura’s team for a number of years and provided them with introductions to senior pharmaceutical contacts, including an introduction to contacts at Pfizer that ultimately led to Zura’s license agreement.
On March 1, 2022, David Stubbs, a Managing Director in Raymond James’ European Healthcare team, facilitated a call between JATT and Zura to discuss an update on Zura’s progress regarding an out-licensing transaction with Pfizer.
On March 7, 2022, JATT entered into a non-disclosure agreement with Zura’s main shareholder, Hana Immunotherapeutics, that allowed JATT to be able to evaluate certain detailed financial and clinical information. Also on March 7, 2022, JATT and Zura held an introductory conference call to discuss the scientific, clinical, and commercial status of Zura’s business and proposed acquisition of Pfizer’s IL7R assets. This introductory call was followed by a series of ongoing conversations via email and calls as part of JATT’s scientific and corporate diligence process.
On March 22, 2022, JATT was updated of the successful close of the acquisition of Pfizer anti-IL7R assets. On April 6, 2022, JATT entered into a non-disclosure agreement with Zura.
Between March 22, 2022 and April 21, 2022, a series of emails and conference calls took place between Zura and JATT management, including preliminary conversations regarding valuation, transaction structure, and scientific diligence. During this period, as part of its diligence process, JATT management reviewed the Zura data room, conducted multiple calls with experts and third parties to discuss Zura’s pipeline, lead indications, and management’s background and experience at prior companies, including with Sandeep Kulkarni, a senior board member of Zura. As part of JATT’s diligence process members of the JATT Board were included in some of the 1-on-1 due diligence discussions with Zura.
On May 27, 2022, JATT engaged Raymond James as JATT’s sole and exclusive financial advisor in connection with the potential business combination with Zura, including the private placement of securities by JATT in connection therewith.
JATT Board’s Reasons for Approval of the Business Combination
On April 21, 2022, the JATT Board held a meeting by teleconference. All members of the JATT board were present. Also in attendance were other members of JATT’s management and the Raymond James team.

During this meeting JATT management updated the board on the potential business combination candidates, including Pfizer’s asset disposal program, due diligence updates from the board’s recent 1-on-1 due diligence meetings and materials were presented to the Board on the potential business combination with Zura. Also, the board discussed the possibility and rationale for Someit Sidhu and Javier Cote-Sierra holding management roles at the Closing of any business combination with Zura. After discussion of the information presented, the board instructed JATT management to proceed with further discussion and execution of both Letters of Intent for Zura and Candidate Two and deep dive diligence on these agreed opportunities.
On April 21, 2022, JATT management presented materials to Zura that outlined the potential structure and valuation of a proposed transaction, as well as an initial letter of intent (“LOI”) regarding the Business Combination. The initial LOI provided for the acquisition of all of the outstanding Zura Shares in exchange for JATT Shares (valued at their cash-in-trust value) with an aggregate value equal to $165,000,000. The initial LOI also provided for a rolling 120-day exclusivity period and a commitment from existing Zura’s primary shareholders or contacts to help raise the minimum cash requirement.
Between April 21, 2022 and May 4, 2022, JATT management held several calls with Zura management to discuss various valuation analyses and structures (including potential for a valuation ranging up to $195,000,000, forfeit of JATT Sponsor’s private placement warrants and founder Class B Ordinary Shares and a four-year lock-up on the shares held by JATT’s Sponsor) in order to reach an initial agreement on the valuation and structure of the contemplated Business Combination.
On May 4, 2022, Zura management sent to JATT a revised version of the LOI and term sheet, with the following material terms: valuation of $165,000,000 on a fully diluted basis (including vesting and to be issued management options), an option for a forfeit of JATT Sponsor’s private placement warrants proportionate to redemptions, and a rolling 30 day exclusivity period. The LOI was signed on May 5, 2022.
On May 5, 2022, subsequent to the signing of the LOI from Zura, its Board and management team were invited to present their business plan at JATT’s Board meeting including Raymond James as part of JATT’s ongoing due diligence.
Between May 5, 2022 and Jun 3, 2022, JATT and Zura management held several conference calls and meetings to continue its review of due diligence materials including JATT’s legal counsel at Loeb & Loeb LLP, Raymond James, as well as email correspondence for a variety of purposes, including completion of IP diligence, preparation of marketing materials, establishment of expected transaction timelines, and preparation of the first draft of the Business Combination Agreement.
Between May 11, 2022 and June 15, 2022, JATT started negotiating forfeiture agreements with its Sponsor interests pursuant to which such holders would agree to forfeit JATT Sponsor’s private placement warrants proportionate to redemptions.
On May 21, 2022, representatives of Loeb & Loeb sent an initial draft of the form of Business Combination Agreement to McDermott Will & Emery LLP, counsel for Zura (“MWE”). Subsequently and until the execution of the Business Combination Agreement on June 16, 2022, representatives of Loeb & Loeb and MWE exchanged multiple drafts of the Business Combination Agreement and related ancillary documents (the most significant exchanges of which are summarized in more detail below), in which connection they also engaged in multiple conversations and communications. The principal terms of the Business Combination Agreement and related ancillary documents being negotiated during such time related to, among other things, (i) the structure and terms of the Business Combination Agreement, (ii) the scope of representations, warranties and covenants being made by each of JATT and Zura, and (iii) the closing conditions and approvals required to consummate the transaction.
On May 26, 2022, Zura management was requested to present an updated business plan to JATT’s Board. This call was also attended by Raymond James and JATT’s due diligence consultant, who presented his due diligence findings. After discussion of the information presented, the Board agreed for JATT management to proceed with further discussions with Zura and engage a valuation firm to provide a fairness opinion.
Between May 30, 2022 and June 3, 2022, JATT, Zura management confidentially hosted, and Raymond James participated in, confidential conference calls with Zura’s primary investors to discuss Zura and the proposed Business Combination with JATT to determine the potential level of capital commitment for a transaction between Zura and JATT.
On June 8, 2022, the Board held a meeting by teleconference. All members of the Board were present. Also in attendance were other members of JATT management and Loeb & Loeb LLP. During this meeting Loeb & Loeb LLP updated the Board on the status of the contemplated transaction with Zura. The Board’s fairness opinion provider, Vantage Point Advisors Inc. was also in attendance and presented their draft fairness opinion to the Board on the contemplated transaction with Zura. After discussion of the information presented, JATT created a Special Committee of the Board represented by Arnout van Ploos Amstel, Graeme Sloane, and Tauhid Ali, for the purposes of reviewing the final transaction with Zura.
On June 9, 2022, the Special Committee of the Board held a meeting by teleconference. All members of the Special Committee were present. Also in attendance were other members of JATT management and the Raymond James team. During this meeting Raymond James updated the Special Committee on comparable company and recent transaction valuations, the background and timeline of key interactions to date and the latest structure of the contemplated Business Combination with Zura. After discussion of the information presented, the Board instructed JATT management to proceed with further discussions of the proposed Business Combination and requested for the Definitive Business Combination Agreement and related agreements and exhibits to be circulated to ensure they have sufficient time to review these documents in advance of a proposed Business Combination vote.
Between June 9, 2022 and June 15, 2022, the Board reviewed the relevant transaction documents. Also, during this time the parties discussed the treatment of PIPE Financing terms issued by JATT to new investors including subsequent discussions with Pfizer management and its advisors.
On June 14, 2022, JATT completed the Sponsor Forfeiture Agreement with its Sponsor, pursuant to which the Sponsor agreed to forfeit its private placement warrants proportionate to redemptions as contemplated by the Business Combination Agreement and the Sponsor Forfeiture Agreement.
On June 15, 2022, the Special Committee of the Board held a meeting by teleconference. All members of the Special Committee were present. Also in attendance were other members of JATT management and Loeb & Loeb LLP. During this meeting Loeb & Loeb LLP updated the Special Committee on the final terms of the business combination, including the business combination agreement. After discussion of the information presented, the Special Committee recommended, approved the transaction and authorized JATT to enter into the definitive Business Combination Agreement with Zura to effect the Business Combination, subject to there being no material changes in the business terms of the Business Combination Agreement between that date and the approval of the transaction by Zura Board of Directors. At the meeting, Vantage Point Advisors presented its work and provided the final fairness opinion to the board and addressed questions from directors.
On June 16, 2022, the Business Combination Agreement was signed by JATT, Zura, Merger Sub and Merger Sub 2. In addition, (i) the Sponsor Forfeiture Agreement was signed by JATT, the Sponsor and Zura, (ii) the Subscription Agreement was signed by JATT and the PIPE Investor, (iii) the Sponsor Support Agreement was signed by JATT, Zura and certain shareholders of JATT (including JATT’s Sponsor), and (iv) the Zura Shareholder Support Agreement was signed by JATT, Zura and the shareholders of Zura.
On June 17, 2022, JATT filed a Current Report on Form 8-K, including a press release, a copy of the Business Combination Agreement and a presentation for investors.
In September 2022, JATT and Zura discussed listing of the New JATT Class A Ordinary Shares on Nasdaq instead of the NYSE. On September [   ], 2022, the JATT Board and Zura Board approved, and JATT and Zura entered into, an amendment to the Business Agreement to permit the New JATT Class A Ordinary Shares and Public Warrants to trade on Nasdaq upon Closing of the Business Combination.
The JATT Board’s Discussion of Valuation and Reasons for the Approval of the Business Combination
On June 15, 2022, the JATT Board (i) determined that the Business Combination was advisable to and in the best interests of JATT and its shareholders, (ii) unanimously approved the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination), and

(iii) recommended that JATT’s shareholders approve the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination). On June 16, 2022, the Business Combination Agreement was executed by the parties. The JATT Board, in evaluating the Business Combination, consulted with its legal counsel, and its independent advisors. In reaching its decision with respect to the Business Combination, the Board reviewed various industry and financial data and the evaluation materials provided by Zura and third-party evaluations. The JATT Board also commissioned and received a fairness opinion from Vantage Point.
Before reaching its decision, the JATT Board also considered the results of the due diligence conducted by its management and advisors, which included:
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Size of the Potential Market.   Zura is targeting several key market areas that are underserved by competitive drugs.

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Meetings and Calls with Zura’s Management Team.   JATT had numerous meetings with Zura regarding, among other customary due diligence matters, Zura’s brand, company products, customer base, clinical trials and results, intellectual property, information technology, human resources and public company preparedness, operations, pricing and reimbursement, suppliers, market access and distribution, financials and use of proceeds, competitors, plans and forecasts.

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Industry and Market Research.   JATT’s industry research included interviews with certain industry experts and executives to inform on factors including pricing curves, adoption curves and differentiation against other products.

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Legal and Commercial Review.   This review included a review of Zura’s material contracts and other documentation, including but not limited to those relating to regulatory compliance and communications, human resources and other legal matters, as well as a review of Zura-published online, print and social media content.

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Clinical Data Review.   This review included but was not limited to pharmacokinetics and safety data, preclinical trial data, clinical trial data and study reports.

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Intellectual Property Review.   This included a review of Zura’s intellectual property rights, including but not limited to their in-license agreements, their current patent portfolio status, and their patent strategy.

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FDA Regulatory Process Timeline.   This included a review for Zura’s upcoming products, expedited pathways available to Zura, and consideration of the likelihood of success given Zura’s clinical trial data and alternatives in the market for the target indications, among other considerations.

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Operational Due Diligence.   This included a review of key access and distribution channels, sales team, manufacturing, supply chain, insurance, information technology and corporate services.

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Financial, Tax and Public Company Readiness Due Diligence.   This included a review of Zura’s financial statements and internal reports.

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Review of Comparable Biotech Transactions.   This included a review of other biotech companies in the injectable steroid space and pain management space.

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Fairness Opinion.   The JATT Board received an opinion from Vantage Point that the Business Combination with Zura was fair to JATT.

The JATT Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the JATT Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the JATT Board may have given different weight to different factors. Certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”
In considering the Business Combination, the JATT Board considered the following positive factors, although not weighted or in any order of significance:

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Public Company Readiness.   The JATT Board’s belief that Zura is well positioned to be a public company in terms of scale and size, and a company that public equity market investors will understand and value.

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Experienced Management Team and Major Shareholder.   Following completion of the Business Combination, Zura will continue to be led by the same proven and experienced senior management team as prior to the Business Combination. The executive team has extensive experience in the biopharmaceutical market. In addition, the JATT Board considered that Zura’s existing primary shareholder would continue to be the largest shareholder of Zura after closing of the Business Combination.

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Potential for Increase in Shareholder Value.   The JATT Board’s determination that if Zura is able to meet its operational goals and achieve those near-to-medium term goals, then JATT’s shareholders will have acquired their shares in New JATT at an attractive valuation, which would increase shareholder value.

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The Market Opportunities for Certain Formulations.   JATT’s Board of directors’ determination that Zura’s clinical data for ZB-168 is significant and has a good chance to be approved by the FDA.

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Other Alternatives.   The JATT Board’s belief, after a thorough review of other business combination opportunities reasonably available to JATT, that the Business Combination represents an attractive potential business combination for JATT, and the JATT Board’s belief that such review of other reasonably available business combination opportunities has not presented a better alternative.

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Negotiated Transaction.   The terms and conditions of the Business Combination Agreement and the Business Combination were the product of arm’s-length negotiations between the parties.

In the course of its deliberations, in addition to the various other risks associated with the business of Zura, as described in the section titled “Risk Factors” appearing elsewhere in this proxy statement/prospectus, the JATT Board also considered a variety of uncertainties, risks and other potentially negative factors relevant to the Business Combination, including the following:
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General Economic Conditions.   Macroeconomic uncertainty, including with respect to global and national supply chains, and the effects they could have on Zura’s revenues and financial performance.

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Inability to Achieve Targets.   The risk that Zura may not be able to execute on its business plan and realize its anticipated financial performance.

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Inability to Obtain Regulatory Approvals.   The risks that Zura products in development fail clinical trials or are not approved by the U.S. Food and Drug Administration or other applicable foreign regulatory authorities.

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Industry Risk on Reputation.   Zura’s brand and reputation are critical to its success, and any publicity, regardless of accuracy, that portrays Zura negatively could adversely impact operating results.

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Risks that the Transaction Cannot be Completed.   The risks and costs to JATT if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in JATT being unable to effect a business combination within the completion window, which would require JATT to liquidate.

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Shareholder Approval Risk.   The risk that JATT’s shareholders may object to and challenge the Business Combination and take action that may prevent or delay the Closing, including by voting against the Business Combination Proposal at the Meeting.

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Post-Closing Risk.   The terms of the Business Combination Agreement provide that JATT will not have any surviving remedies against Zura or its equityholders after the Closing to recover for losses as a result of any inaccuracies or breaches of Zura’s representations, warranties or covenants set forth in the Business Combination Agreement. The JATT Board determined that this structure was appropriate and customary in light of the fact that the current primary shareholder of Zura may (depending on the redemption scenario) be the majority shareholder in the post-Business Combination company.

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Combined Company Post-Closing.   The fees and expenses associated with completing the Business Combination for both parties will be significant.

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Non-solicitation Provision.   The Business Combination Agreement includes a non-solicitation provision prohibiting JATT from initiating, discussing, or making certain proposals that could lead to an alternative business combination.

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Ownership Position Post- Closing.   The fact that existing JATT shareholders will hold a minority position in Zura following completion of the Business Combination.

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Litigation Risk.   The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

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Redemption Risk.   The potential that a significant number of JATT’s shareholders elect to redeem their JATT Class A Ordinary Shares prior to the consummation of the Business Combination and pursuant to the Existing MAA, which would potentially make the Business Combination more difficult or impossible to complete, and/or reduce the amount of cash available to New JATT following the Closing.

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Public Company Risk.   As Zura has not previously been a public company, Zura may not have all the different types of employees necessary for it to timely and accurately prepare reports for filing with the SEC. There is a risk that Zura will not be able to hire the right people to fill in these gaps by the time of the Closing or that additional issues could arise after the Closing due to its failure to have hired these people in advance of Closing.

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Listing Risks.   The challenges associated with preparing Zura for the applicable disclosure and Nasdaq listing requirements.

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Required Additional Capital.   Zura will require additional capital to complete the research and development and potential commercialization of its treatments and asset acquisitions. No assurance can be given that such additional capital will be available on terms acceptable to Zura, if at all. If Zura is unable to raise capital when needed or on acceptable terms, Zura could be forced to delay, reduce or eliminate its planned research and development programs or any future commercialization efforts.

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Various other risks described in the “Risk Factors” section of this proxy statement/prospectus.

In addition to considering the factors described above, the JATT Board also considered that certain of the officers and directors of JATT may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of JATT’s shareholders, including the matters described under the sections titled “Risk Factors” above and “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.” However, the JATT Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for the initial public offering and/or would be included in this proxy statement/prospectus, (ii) these disparate interests could exist with respect to a business combination with any target company and (iii) the Business Combination was structured so that the Business Combination may be completed even if public shareholders redeem a substantial portion of the JATT Class A Ordinary Shares.
Based on its review of the forgoing considerations, the JATT Board concluded that these risks could be managed or mitigated by Zura or were unlikely to have a material impact on the Business Combination or the Company, and that, overall, the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects that JATT’s shareholders will receive as a result of the Business Combination. The JATT Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.
Engagement of Vantage Point Advisors
The JATT board retained Vantage Point Advisors, Inc. to render a fairness opinion to the JATT board with respect to the Business Combination. On June 14, 2022, Vantage Point delivered its opinion to the JATT board in writing (the “Opinion”) and also confirmed the Opinion orally on such date, that, as of the date of the Opinion, (i) the Business Combination was fair, from a financial point of view, to JATT and (ii) Zura had a fair market value equal to at least 80 percent of the balance of funds in JATT’s trust account (excluding deferred underwriting commission and taxes payable).
In selecting Vantage, the JATT board considered, among other things, the fact that Vantage Point (i) is an independent business valuation firm; (ii) is a leading provider of valuation services for transactions (fairness opinions); (iii) its principals have extensive fairness opinion experience and have previously held positions at leading global investment banks and financial advisory firms, and (iv) has transaction, operational and financial expertise. The JATT board obtained and considered the fairness opinion for a number of reasons: (i) to determine whether experienced, independent valuation specialists would judge the negotiated purchase price to be fair, from a financial point of view, (ii) to help the JATT board ensure that its own determination as to whether to accept and recommend the negotiated merger transaction was reasonable and in the best interests of JATT’s shareholders, (iii) to help the JATT board ensure that its own determination as to whether to accept and recommend the negotiated merger transaction was the result of a reasonable and thorough examination of the relevant facts and (iv) to provide JATT’s shareholders with additional information to consider when deciding whether to vote in favor of the Business Combination or not, and whether to redeem their shares in JATT or not.
Opinion of Vantage Point
Vantage Point’s Opinion to the JATT board stated, as of June 14, 2022, and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review and qualifications contained in such Opinion, that
(i)   the Transaction is fair, from a financial point of view, to JATT and
(ii)   Zura has a fair market value equal to at least 80 percent of the balance of funds in JATT’s trust account (excluding deferred underwriting commissions and taxes payable).
Vantage Point’s Opinion was furnished to the JATT board (in its capacity as such) and, as stated in such Opinion, as only one input to consider in its process of analyzing the Transaction and it does not constitute a recommendation to any member of the board of Directors, any shareholder of JATT or any other person as to how such person should vote or act with respect to the Transaction. The Opinion is delivered to the board of Directors subject to the conditions, scope of engagement, limitations and understanding set forth in this Opinion and subject to the understanding that the obligations of Vantage Point Advisors, Inc. in the Transaction are solely corporate obligations. Furthermore, the Opinion states that “no officer, director, employee or shareholder of Vantage Point Advisors, Inc. shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.” However, although such language is quoted by Vantage Point, it is not intended by JATT as a statement regarding the rights of its shareholders.
The Opinion did not address or express any other views or opinions including as to (i) any other terms of the Business Combination, (ii) JATT’s underlying business decision to effect the Business Combination, (iii) the basic business decision to proceed with or effect the Business Combination, (iv) the merits of the Business Combination relative to any alternative transaction or business strategy that may be available to JATT, (v) the amount or nature of the compensation to any officer, director or employee, or any class of such persons, relative to the compensation to be received by the holders of any class of securities, creditors or other constituencies of JATT or Zura in the Business Combination, or relative to or in comparison with the Business Combination Consideration, (vi) the fairness of the Transaction to any particular group or class of securities, creditors, or other constituencies of JATT, (vii) the solvency, creditworthiness or fair value of Zura or any other participant in the Business Combination under any applicable laws relating to bankruptcy, insolvency or similar matters or (viii) the independent fair value of Zura or the fairness to JATT independent from the Business Combination, taken as a whole.
Vantage Point’s Opinion was rendered to be utilized by the JATT board as only one input to consider in its process of analyzing the Business Combination and was not intended to be, and does not constitute, advice or a recommendation to the JATT board, any individual member of the JATT board, any security holder of JATT or any other person as to how to act or vote with respect to any matter relating to the Business Combination.

Vantage Point’s Opinion was rendered on the basis of business, economic, market and other conditions as they existed and could be evaluated by Vantage Point as of the date thereof. Although subsequent developments may affect Vantage Point’s Opinion, Vantage Point does not have any obligation to update, revise, or reaffirm its Opinion.
In the course of Vantage Point’s analyses for rendering its Opinion, Vantage Point made reviews, analyses, and inquiries as Vantage Point deemed necessary and appropriate under the circumstances, including, reviewing specific matters undertaking inquiries and analysis set forth specifically in its Opinion, the full text of which is attached to this proxy statement/prospectus as Exhibit [  ].
In the course of its investigation, Vantage Point assumed and relied upon the accuracy and completeness of the financial statements and other information provided to Vantage Point by JATT and Zura. Vantage Point further relied upon the assurances of JATT management that they were unaware of any facts that would make the information provided to Vantage Point incomplete or misleading. Vantage Point has not assumed any responsibility for independent verification of such information or assurances.
In arriving at its Opinion, Vantage Point did not perform any independent appraisal, or physical inspection, of the assets of Zura. Vantage Point’s analysis did not and does not constitute an examination, review of, or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants (“AICPA”). Vantage Point did not and does not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements were presented to it in conformity with AICPA presentation guidelines.
Vantage Point’s Opinion was further predicated on its assumption that the final executed Business Combination Agreement would not differ in any material respect from the draft of the Business Combination Agreement it examined, that the conditions to the Business Combination as set forth in the Business Combination Agreement would be satisfied, and that the Business Combination would be consummated on a timely basis in the manner contemplated by the Business Combination Agreement. Vantage Point further assumed that all other transaction documents listed in its Opinion would be executed with no material changes from the most recent drafts supplied to, and reviewed by, Vantage Point.
The full text of Vantage Point’s written opinion is attached to this proxy statement as Annex [•] and is incorporated into this proxy statement/prospectus by reference. The description of Vantage Point’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. JATT’s shareholders are encouraged to read Vantage Point’s opinion carefully and in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Vantage Point in connection with its opinion. Vantage Point’s opinion was addressed to the Board, was only one of many factors considered by the Board in its evaluation of the Business Combination, and is limited to and addresses only the fairness, from a financial point of view and as of the date of the opinion, to JATT of the Base Purchase Price pursuant to the Business Combination Agreement. Vantage Point’s opinion did not express any view on and did not address any other term or aspect of any other agreements or arrangements contemplated by the Business Combination Agreement or entered into in connection with the Business Combination. Vantage Point’s opinion does not address the relative merits of the Business Combination as compared to other business strategies or transactions that might be available to JATT, nor does it address the underlying business decision of JATT to proceed with the Business Combination or any view on another term or aspect of the Business Combination Agreement. Vantage Point’s opinion was directed to and for the information of the Board only (in its capacity as such) in connection with its evaluation of the Business Combination and did not constitute advice or a recommendation to any shareholder as to how such shareholder should vote with respect to the Business Combination or any other aspect of the Business Combination or how such shareholders should otherwise act on any matter relating to the Business Combination. Vantage Point’s opinion was rendered on the basis of securities, economic, market and monetary conditions prevailing as of June 14, 2022, the date of its opinion, and on the prospects, financial and otherwise, of JATT known to Vantage Point as of such date. Subsequent developments may affect the conclusions expressed in Vantage Point’s opinion if such opinion were rendered as of a later date. Vantage Point assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances or events occurring after the date of the opinion.

Summary of Financial Analyses
In accordance with customary evaluation practice, Vantage Point employed generally accepted valuation methodologies in rendering its opinion to the Company Board on June 14, 2022 and in the financial analysis presented to the Company Board on such date in connection with the rendering of such opinion. The following is a summary of some of the analyses performed by Vantage Point and presented to the JATT. Specific analyses and methodologies utilized by Vantage Point, and descriptions thereof, were not and are not intended to represent an opinion by Vantage Point but to serve as discussion materials for the JATT Board to review. Vantage Point did not attribute any particular weight to any analysis or factor considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Estimates of value contained in the analyses are not performed by or indicative of actual value or predictive of future results/values, which may be significantly more or less favorable.
Valuation Approaches/Methodologies Utilized
The method or methods selected for a valuation analysis ultimately depend on the valuation analyst’s judgment and experience with similar valuations and upon the quantity and quality of available financial, operational and industry data.
For purposes of its analyses, Vantage Point reviewed a number of financial metrics, including:
Market Approach
Guideline Public Company (“GPC”) Method:   Vantage Point conducted a database search for general biotech companies as well as companies similar to Zura that initially received venture capital funding and later had successful initial public offerings (“Initial Public Offerings”).
Guideline Transaction Method (“GTM”) (Return on Invested Capital):   Vantage Point conducted a database search for general biotech companies as well as companies similar to Zura that were acquired in merger and acquisition transactions.
Market Approach: Guideline Public Company Method
Vantage Point considered two multiples derived from data related to Initial Public Offerings.
Pre-Initial Public Offering Equity Value/Invested Capital
Vantage Point first looked at
•
Invested Capital per Clinical Trial Subject

Vantage stated that much of a company’s invested capital supports clinical evaluation of its asset(s). Clinical costs are strongly a function of trial size (enrollment). Vantage Point estimated the Company’s invested capital based on data establishing a relationship between biotech companies’ total clinical trials enrollment and capital invested. Invested capital by total trials enrollment data is listed is summarized below; summary statistics are shown below.

Company	Most Recent Clinical Trial Completion Date	Total Trials Enrollment	Date of Latest Raise	Total Capital Raised to Latest Raise Date	Invested Capital per Trial Subject
Acticor Biotech	Sep-21	220	Sep-21	$36	$0.16
GamaMabs Pharma	Feb-21	143	Sep-21	$31	$0.22
Kymab	Nov-20	177	Apr-21	$258	$1.46
ILiAD Biotechnologies	Jun-20	300	Mar-21	$30	$0.10
LENZ Therapeutics	May-20	78	Nov-20	$12	$0.15
AptaTargets	Mar-20	46	Oct-20	$13	$0.28
Star Therapeutics	Feb-20	97	Feb-22	$100	$1.03
ImaginAb	Aug-18	72	Jun-21	$59	$0.82
Pfenex	May-18	342	Oct-20	$70	$0.21
Reprixys Pharmaceuticals	Mar-16	198	Nov-16	$52	$0.26
NKT Therapeutics	May-15	21	Jun-18	$28	$1.33
Minka Therapeutics	Dec-14	33	May-15	$19	$0.58
Biosceptre	Apr-14	21	Jul-14	$5	$0.22
Avaxia Biologics	Dec-13	33	Jul-15	$24	$0.72
Theraclone Sciences	Mar-13	88	Apr-15	$59	$0.67
Ligocyte Pharmaceuticals	Oct-09	61	May-10	$28	$0.46
Vantage Point obtained the clinical trials data and investment amounts from Pitchbook Data, Inc., Clinicaltrials.gov, and company websites. All data shown are in millions of USD.
The results of Vantage Point’s analysis is summarized below:
Invested Capital per Clinical Trial Subject	Median	Average
Invested Capital per Trial Subject	$0.37	$0.54
Company Total Trials Enrollment	117	117
Estimated Invested Capital	$44	$64
Based on their data analysis, Vantage Point identified an average value per total clinical trial enrollment of $64 per clinical trial subject and a mean value of $44 per clinical trial subject.

Pre-Initial Public Offering Equity Value/Invested Capital
Pre-Initial Public Offering Equity Value/Invested Capital:   Vantage Point next calculated ranges of value based on total trials enrollment and invested capital multiples from the IPO data from the companies listed below; the summary statistics are shown after the companies analyzed.
Target Company	IPO Date	Development-stage at IPO Date	Pre-$ IPO Equity Value	Capital Raised Prior to IPO	Return on IC Pre-$ IPO Equity Value / Capital Raised	Current Market Cap
AN2 Therapeutics (NAS: ANTX)	Mar-22	Clinical Trials – Phase 1	$212	$92	2.31x	$158
Arcellx (NAS: ACLX)	Feb-22	Clinical Trials – Phase 1	$379	$229	1.66x	$639
Vigil Neuro (NAS: VIGL)	Jan-22	Clinical Trials – Phase 1	$298	$140	2.13x	$82
Immix Biopharma (NAS: IMMX)	Dec-21	Clinical Trials – Phase 1	$17	$1	22.51x	$34
Xilio Therapeutics (NAS: XLO)	Oct-21	Clinical Trials – Phase 1	$309	$246	1.26x	$65
Ventyx Biosciences (NAS: VTYX)	Oct-21	Clinical Trials – Phase 2	$631	$275	2.30x	$662
Cognition Therapeutics (NAS: CGTX)	Oct-21	Clinical Trials – Phase 2	$211	$36	5.95x	$46
Theseus (NAS: THRX)	Oct-21	Clinical Trials – General	$440	$122	3.61x	$194
Dermata (NAS: DRMA)	Aug-21	Clinical Trials – Phase 2	$40	$25	1.64x	$5
Eliem Therapeutics (NAS: ELYM)	Aug-21	Clinical Trials – Phase 2	$237	$140	1.69x	$124
Adagio Therapeutics (NAS: ADGI)	Aug-21	Clinical Trials – Phase 1	$1,535	$466	3.30x	$290
IN8bio (NAS: INAB)	Jul-21	Clinical Trials – Phase 1	$148	$35	4.21x	$39
Erasca (NAS: ERAS)	Jul-21	Clinical Trials – Phase 1	$1,558	$420	3.71x	$592
Imago BioSciences (NAS: IMGO)	Jul-21	Clinical Trials – Phase 2	$379	$161	2.36x	$430
TransCode Therapeutics (NAS: RNAZ)	Jul-21	Clinical Trials – General	$23	$1	19.03x	$16
Aerovate Therapeutics (NAS: AVTE)	Jun-21	Clinical Trials – Phase 1	$202	$82	2.48x	$282
Elevation Oncology (NAS: ELEV)	Jun-21	Clinical Trials – Phase 2	$265	$95	2.79x	$33
Lyell (NAS: LYEL)	Jun-21	Clinical Trials – General	$3,703	$851	4.35x	$1,113
Verve Therapeutics (NAS: VERV)	Jun-21	Clinical Trials – Phase 1	$609	$216	2.83x	$570
Janux Therapeutics (NAS: JANX)	Jun-21	Clinical Trials – Phase 1	$485	$201	2.41x	$444
Day One Biopharmaceuticals (NAS: DAWN)	May-21	Clinical Trials – General	$807	$190	4.25x	$980
Singular Genomics (NAS: OMIC)	May-21	Clinical Trials – General	$1,302	$70	18.60x	$202
Vera Therapeutics (NAS: VERA)	May-21	Clinical Trials – General	$177	$131	1.35x	$347

Target Company	IPO Date	Development-stage at IPO Date	Pre-$ IPO Equity Value	Capital Raised Prior to IPO	Return on IC Pre-$ IPO Equity Value / Capital Raised	Current Market Cap
Talaris Therapeutics (NAS: TALS)	May-21	Clinical Trials – Phase 3	$551	$215	2.56x	$323
Werewolf Therapeutics (NAS: HOWL)	Apr-21	Clinical Trials – Phase 1	$321	$128	2.50x	$130
Rain Therapeutics (NAS: RAIN)	Apr-21	Clinical Trials – Phase 2	$316	$92	3.44x	$64
Biomea Fusion (NAS: BMEA)	Apr-21	Clinical Trials – Phase 1	$336	$56	6.00x	$249
VectivBio (NAS: VECT)	Apr-21	Clinical Trials – Phase 3	$451	$145	3.11x	$214
Connect Biopharmaceuticals (NAS: CNTB)	Mar-21	Clinical Trials – Phase 2	$758	$230	3.30x	$40
Finch (NAS: FNCH)	Mar-21	Clinical Trials – Phase 3	$674	$194	3.47x	$127
Longboard Pharmaceuticals (NAS: LBPH)	Mar-21	Clinical Trials – Phase 1	$191	$56	3.40x	$73
NexImmune (NAS: NEXI)	Feb-21	Clinical Trials – Phase 1	$256	$73	3.49x	$47
Terns Pharmaceuticals (NAS: TERN)	Feb-21	Clinical Trials – Phase 2	$280	$197	1.42x	$49
Landos Biopharma (NAS: LABP)	Feb-21	Clinical Trials – Phase 1	$527	$70	7.52x	$32
Sensei Biotherapeutics (NAS: SNSE)	Feb-21	Clinical Trials – Phase 1	$429	$93	4.59x	$60
Silverback Therapeutics (NAS: SBTX)	Dec-20	Clinical Trials – Phase 1	$453	$232	1.95x	$141
Kinnate Biopharma (NAS: KNTE)	Dec-20	Clinical Trials – Phase 1	$591	$195	3.04x	$384
Olema Oncology (NAS: OLMA)	Nov-20	Clinical Trials – Phase 1	$523	$151	3.45x	$134
Atea Pharmaceuticals (NAS: AVIR)	Oct-20	Clinical Trials – Phase 2	$1,638	$283	5.78x	$555
Foghorn Therapeutics (NAS: FHTX)	Oct-20	Clinical Trials – Phase 1	$451	$189	2.39x	$525
Aligos Therapeutics (NAS: ALGS)	Oct-20	Clinical Trials – Phase 1	$403	$225	1.79x	$57
Kiromic (NAS: KRBP)	Oct-20	Clinical Trials – Phase 1	$73	$20	3.72x	$7
Tarsus Pharmaceuticals (NAS: TARS)	Oct-20	Clinical Trials – Phase 3	$220	$64	3.44x	$333
Spruce Biosciences (NAS: SPRB)	Oct-20	Clinical Trials – Phase 2	$244	$116	2.10x	$37
Immunome (NAS: IMNM)	Oct-20	Clinical Trials – Phase 1	$81	$43	1.90x	$36
Graybug Vision (NAS: GRAY)	Sep-20	Clinical Trials – Phase 2	$231	$159	1.45x	$17
Prelude Therapeutics (NAS: PRLD)	Sep-20	Clinical Trials – Phase 1	$648	$145	4.47x	$204

Target Company	IPO Date	Development-stage at IPO Date	Pre-$ IPO Equity Value	Capital Raised Prior to IPO	Return on IC Pre-$ IPO Equity Value / Capital Raised	Current Market Cap
Athira Pharma (NAS: ATHA)	Sep-20	Clinical Trials – Phase 2	$274	$113	2.43x	$302
Metacrine (NAS: MTCR)	Sep-20	Clinical Trials – Phase 1	$252	$135	1.87x	$19
Inhibrx (NAS: INBX)	Aug-20	Clinical Trials – Phase 1	$504	$55	9.24x	$333
Checkmate Pharmaceuticals	Aug-20	Clinical Trials – Phase 2	$247	$175	1.41x	$231
Annexon Biosciences (NAS: ANNX)	Jul-20	Clinical Trials – Phase 1	$361	$254	1.42x	$121
Inozyme Pharma (NAS: INZY)	Jul-20	Clinical Trials – General	$245	$150	1.64x	$181
Nurix (NAS: NRIX)	Jul-20	Clinical Trials – Phase 1	$495	$223	2.21x	$434
Relay Therapeutics (NAS: RLAY)	Jul-20	Clinical Trials – Phase 1	$1,338	$520	2.57x	$1,507
Poseida Therapeutics (NAS: PSTX)	Jul-20	Clinical Trials – Phase 2	$765	$324	2.36x	$131
Generation Bio (NAS: GBIO)	Jun-20	Clinical Trials – General	$648	$235	2.75x	$313
Lantern Pharma (NAS: LTRN)	Jun-20	Clinical Trials – Phase 2	$67	$5	14.29x	$53
Applied Molecular Transport (NAS: AMTI)	Jun-20	Clinical Trials – Phase 2	$300	$99	3.04x	$117
ORIC Pharmaceuticals (NAS: ORIC)	Apr-20	Clinical Trials – Phase 1	$341	$173	1.97x	$156
Zentalis Pharmaceuticals (NAS: ZNTL)	Apr-20	Clinical Trials – General	$456	$85	5.36x	$1,212
Imara (NAS: IMRA)	Mar-20	Clinical Trials – Phase 2	$190	$114	1.67x	$28
Revolution Medicines (NAS: RVMD)	Feb-20	Clinical Trials – Phase 1	$729	$226	3.23x	$1,248
Arcutis Biotherapeutics (NAS: ARQT)	Jan-20	Clinical Trials – Phase 3	$463	$166	2.79x	$1,019
Annovis Bio (NYS: ANVS)	Jan-20	Clinical Trials – Phase 2	$27	$11	2.56x	$91
Vantage Point obtained the clinical trial data and capital raises and market capitalization from Pitchbook Data, Inc. and S&P Capital IQ. All data is shown in millions of USD.

Vantage Point’s calculated ranges of value based on total trials enrollment and invested capital multiples from the IPO data are summarized below:
	Return on IC Pre-$ Initial Public Offering Equity Value/Capital Raised	Observed Value - Median Estimated Invested Capital ($44)	Observed Value - Average Estimated Invested Capital ($64)
Lower (First) Quartile:	2.10x	$92	$134
Median:	2.79x	$121	$177
Average:	4.0x	$174	$254
Upper (Third) Quartile:	3.71x	$162	$236

(1).
All dollar figures are in millions of USD ($MM).

Under Vantage Point’s analysis companies applying an initial public offering multiple against the estimated invested capital yields an average value of $174 million at $44 per clinical subject patient and $254 million at $64 per clinical subject patient.
•
Vantage Point also calculated ranges of value based on the IPO data for the recent period of 2021 through June 14, 2022; summary statistics are shown below.

	Return on IC Pre-$ Initial Public Offering Equity Value/Capital Raised	Observed Value - Median Estimated Invested Capital ($44)	Observed Value - Average Estimated Invested Capital ($64)
Lower (First) Quartile:	2.33x	$102	$148
Median:	3.30x	$144	$210
Average:	4.62x	$201	$293
Upper (Third) Quartile:	4.23x	$184	$269

(1).
All dollar figures are in millions of USD ($MM).

Under Vantage Point’s analysis companies applying a recent initial public offering multiple against the estimated invested capital yields an average value of $201 million at $44 per clinical subject patient and $293 million at $64 per clinical subject patient.
•
Vantage Point reviewed publicly available information for initial public offerings completed since January 1, 2020 involving biotechnology companies whose lead product is focused on biologics in the clinical stage of development. Vantage Point observed the list of companies below and compared it to the consideration of $165 million; summary statistics are shown below.

Pre-$ Initial Public Offering Equity Value/Capital Raised
Lower (First) Quartile:	$309
Median:	$518
Average:	$471
Upper (Third) Quartile:	$552

(1).
All dollar figures are in millions of USD ($MM).

Guideline Public Companies — Market Capitalization
•
Vantage Point reviewed publicly available information for initial public offerings completed since January 1, 2020 involving biotechnology companies whose lead product is focused on biologics in the clinical stage of development. As shown in its opinion and supporting data, Vantage Point examined [•] initial public offering companies and compared them to the consideration of $165 million; resulting in the summary statistics shown below:

Current Market Cap
Lower (First) Quartile:	$66
Median:	$136
Average:	$274
Upper (Third) Quartile:	$343

(1).
All dollar figures are in millions of USD ($MM).

Based upon Vantage Point’s analysis of recent initial public offerings focused on biologics in the development stage, the average value is $274 million.
Market Approach: Guideline Transaction Method
Private Capital Raises
•
Lastly, Vantage Point searched for private, venture-backed biotech companies that recently completed capital raises and were similar to Zura in stage of development and focus. There were two key data points:

Target Company	Most Recent Deal Date	Development Stage at Deal Date	Deal Type	Pre- money Valuation	Post-money Valuation
Electra Therapeutics	Feb-2022	ClinicalTrials – Phase 1	EarlyStageVC	$250	$334
Q32 Bio	Oct-2020	ClinicalTrials – Phase 1	LaterStageVC	$72	132
Additionally, Vantage Point considered the recent $200 million financing completed by Upstream Bio whose lead candidate (UPB-101) is a clinical-stage, anti-TSLPR monoclonal antibody.
Fairness Analysis Summary
As part of determining whether the Business Combination is fair to JATT, Vantage Point considered its valuation indications noted above as part of its determination that the Business Combination was fair to JATT from a financial point of view.
In addition, Vantage Point considered whether the fair market value of Zura was equal to at least 80 percent of the balance of funds in JATT’s trust account (excluding deferred underwriting commissions and taxes payable), as of the date of Vantage Point’s opinion. The balance of the trust account as of the date of Vantage Point’s opinion was approximately $139.4 million, and 80% of this amount is approximately $111.52 million. The low end of the aggregate fair market value range, as reviewed by Vantage Point pursuant to its analysis, including as summarized above, exceeded this amount.
The preceding discussion of the information and factors considered by the JATT board is not intended to be exhaustive but includes the material factors considered by the JATT board. The JATT board considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.

This explanation of the JATT board’s reasons for its approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”
Interests of Certain Persons in the Business Combination
When you consider the recommendation of the JATT board to vote to approve the Business Combination Proposal and other Proposals, you should keep in mind that JATT’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder, including:
•
If an initial business combination, such as the Business Combination, is not completed by January 16, 2023, JATT will be required to liquidate and dissolve. If JATT is unable to consummate the Business Combination within the permitted time period and JATT must liquidate, the 3,450,000 founder shares currently held by the Initial Shareholders (including founder shares beneficially owned each by Someit Sidhu,Verender S. Badial, Arnout Ploos van Amstel, Javier Cote-Sierra,Tauhid Ali and Graeme Sloan, respectively, as currently contemplated), which were acquired prior to the IPO, will be worthless because such holders have agreed to waive their rights to any liquidation distributions. The founder shares were purchased for an aggregate purchase price of $25,000.

•
In addition, if JATT’s shareholders do not approve such amendment to extend the time period or JATT is unable to consummate the Business Combination within the extended time period and JATT must liquidate, the 5,910,000 Private Placement Warrants purchased by the Sponsor for a total purchase price of $5,910,000, will be worthless. The Sponsor has agreed, subject to and contingent upon the Closing, in the event that public shareholders of more than 65% ranging to 100%, of the issued and outstanding JATT Class A Ordinary Shares exercise redemption rights in conjunction with the shareholder vote on the Proposals, then such Sponsor will forfeit a number of its Private Placement Warrants ranging from 1% to 70% of all Private Placement Warrants held by the Sponsor immediately prior to Closing. Such forfeited Private Placement Warrants would be transferred to the FPA Investors and PIPE Investor.

•
The exercise of JATT’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our shareholders’ best interest.

•
If the Business Combination is completed, Zura will designate all members of New JATT’s board of Directors, however two (2) of the designees of Zura that constitute independent directors will be agreed to by JATT prior to the Closing. Our shareholders are expected to elect such designees to serve as members of New JATT’s board of Directors after the Closing. As such, in the future such designees may receive cash fees, share options or share awards that the New JATT board of Directors determines to pay to its executive and non-executive directors.

•
On May 11, 2022, an affiliate of the Sponsor loaned us an aggregate principal amount of up to $300,000 for working capital purposes evidenced by the Note. At June 30, 2022, $179,000 was outstanding under the Note. If we complete an initial business combination, we will, at the option of the lender, repay the amounts evidenced by the promissory note or convert up to $300,000 of the total amount of such Note into Lender Warrants at a price of $1.00 per Warrant, which Lender Warrants will be identical to the Private Placement Warrants issued simultaneously with the IPO, and repay the remaining amount in cash. If JATT does not complete a business combination by January 16, 2023, JATT will repay such amounts only from funds held outside of the Trust Account.

•
Following the consummation of the Business Combination, New JATT will maintain a directors’ and officers’ liability insurance policy in favor of JATT’s current directors and offices on terms not less favorable than the terms of the current directors’ and officers’ liability insurance policies under which each such directors and officers are currently covered, or otherwise cause coverage to be extended under the applicable existing JATT insurance policy by obtaining a “tail” insurance policy that provides coverage for up to a six-year period from the Closing Date, for the benefit of such directors and officers that is substantially equivalent to and in any event not less favorable in the aggregate than the applicable existing insurance policy covering such directors and officers.

•
Our Initial Shareholders, members of our management team or their respective affiliates, may receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities conducted on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices or similar locations of prospective target businesses, including Zura, to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us in this regard.

In reaching its decision to authorize the Business Combination Agreement, the JATT board was provided with complete disclosure regarding these potential conflicts of interest and considered these interests, among other matters, when approving and declaring advisable the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement on the terms and subject to the conditions set forth in the Business Combination Agreement and recommended that our shareholders approve and adopt the Business Combination Agreement and approve the other Proposals. However, these interests may influence JATT’s directors in making their recommendation that you vote in favor of the approval of the Business Combination proposal.
Satisfaction of 80% Test
After consideration of the factors identified and discussed in the section entitled “Proposal 1 — The Business Combination Proposal — The JATT Board’s Discussion of Valuation and Reasons for the Approval of the Business Combination,” the JATT Board concluded that the Business Combination met all of the requirements disclosed in the IPO prospectus with respect to JATT’s initial business combination, including, in accordance with Nasdaq Listing Rules, that the Business Combination be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of signing the Business Combination Agreement.
Regulatory Approvals
The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional regulatory requirement or approval, except for (i) filings with the Cayman Islands Registrar of Companies necessary to effectuate the Merger, the Subsequent Merger and the Business Combination, (ii) filings under the HSR Act and the expiration of any applicable waiting period thereunder and (iii) filings required with the SEC pursuant to the reporting requirements applicable to JATT, and the requirements of the Securities Act and the Exchange Act, including the requirement to file the registration statement of which this proxy statement/prospectus forms a part and to disseminate it to its shareholders.
Appraisal Rights
There are no appraisal rights available to holders of JATT Class A Ordinary Shares, Public Warrants or Units in connection with the Business Combination or the Merger.
Total Ordinary Shares Outstanding Upon Consummation of the Business Combination
JATT’s public shareholders may vote in favor of the business combination and still exercise their redemption rights. Accordingly, the business combination may be consummated even though the funds available from the trust account and the number of public shareholders are substantially reduced as a result of redemptions by public shareholders.
A Public Shareholder may exercise his redemption rights, which will not result in the loss of any Warrants that the Public Shareholders may hold. Accordingly, under all scenarios, including the maximum redemption scenario, there will still be 6,900,000 Public Warrants and 5,910,000 Private Placement Warrants outstanding. Further, if the New JATT Ordinary Shares are trading above the exercise price of $11.50 per warrant, the warrants are considered to be “in the money” and are therefore more likely to be exercised by the holders thereof (when they become exercisable). This in turn increases the risk to non-redeeming shareholders that the warrants will be exercised, which would result in immediate dilution to the non-redeeming shareholders.

With fewer public shares and public shareholders, the trading market for New JATT Ordinary Shares may be less liquid than the market for JATT’s public shares was prior to the Business Combination and New JATT may not be able to meet the listing standards for Nasdaq. If New JATT’s securities are not listed on Nasdaq and certain other conditions are not met, the PIPE Financing will not close and any monies paid by the applicable subscriber to JATT pursuant to the subscription agreement shall promptly (but not later than two business days after termination) be returned to the subscriber without any deduction for or on account of any tax, withholding, charges, or set-off. In addition, with fewer funds available from the Trust Account, the working capital infusion from the Trust Account into Zura’s business will be reduced. See “Risk Factors” for more details.
The Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are substantially reduced as a result of redemption by Public Shareholders, subject to the requirements that (i) JATT has a minimum of $65,000,000 of cash on hand after distribution of the Trust Account and (ii) JATT have at least $5,000,001 of net tangible assets immediately prior to or upon the consummation of the Business Combination.
The potential impact on New JATT Ordinary Share ownership of different redemption levels is illustrated below through a comparison of a no redemption, illustrative 50% redemption, and maximum redemption scenarios (as described below). In the sensitivity table below, the residual equity value owned by non-redeeming shareholders, taking into account the respective redemption amounts, is assumed to be the value of $10.10 per share. As a result of such redemption amounts and the assumed $10.10 per share value, the implied total equity value of New JATT after the Business Combination, assuming no dilution from any of the 6,900,000 Public Warrants, 5,910,000 Private Placement Warrants, 443,000 New JATT Options or up to 300,000 Lender Warrants, would be (a) $386,900,700 in the no redemption scenario, (b) $317,210,700 in the illustrative 50% redemption scenario, and (c) $262,670,700, in the maximum redemption scenario. Additionally, the sensitivity table below sets forth the potential additional dilutive impact of each of the Additional Dilution Sources in each redemption scenario. Increasing levels of redemption will increase the dilutive effects of these issuances on non-redeeming shareholders.
	No Redemption Scenario		50% Redemption Scenario		Maximum Redemption Scenario
	Shares	%	Shares	%	Shares	%
JATT Public Shareholders(1)	13,800,000	36.0%	6,900,000	22.0%	—	—%
JATT Initial Shareholders(2)	3,450,000	9.0%	3,450,000	11.0%	3,450,000	13.3%
PIPE Investor(3)	2,000,000	5.2%	2,000,000	6.4%	2,000,000	7.7%
FPA Investors(4)	3,000,000	7.9%	3,000,000	9.5%	4,500,000	17.3%
Zura Holdco Shareholders(5)	16,057,000	41.9%	16,057,000	51.1%	16,057,000	61.7%
Total Shares at the Closing(6)	38,307,000	100%	31,407,000	100%	26,007,000	100%
Total Equity Value Post-Redemption(7)	$386,900,700		$317,210,700		$262,670,700
Assumed Per Share Value	$10.10		$10.10		$10.10

(1)
Under the interim redemption scenario, assumes redemptions of fifty percent (50%) of the JATT Class A Ordinary Shares, or 6,900,000 shares, for aggregate redemption payments of approximately $69,690,000.

(2)
Represent Class B Ordinary Shares owned by the Sponsor and Initial Shareholders who have waived any redemption rights, which Class B Ordinary Shares will be converted and exchanged on a one-for-one basis for New JATT Class A Ordinary Shares upon consummation of the proposed Business Combination.

(3)
The PIPE Investor will purchase 2,000,000 JATT Class A Ordinary Shares at $10 per share for $20,000,000 at the Closing of the Business Combination.

(4)
The FPA Investors will purchase an aggregate of 3,000,000 JATT Class A Ordinary Shares at $10 per share for $30,000,000 at the Closing of the Business Combination; and (ii) purchase an additional

1,500,000 JATT Class A Ordinary Shares at $10 per share for $15,000,000 in the event that public share redemptions are greater than 90% in connection with a Business Combination.
(5)
The 16,057,000 shares shown issuable to Zura Holdco shareholders does not include 443,000 options to acquire JATT Class A Ordinary Shares (New JATT Options) for which outstanding options to acquire Holdco ordinary shares (“Holdco Options”) will be exchanged at Closing. The New JATT Options will be exercisable for $0.72 per share, or $319,000 in the aggregate, and vest over the period to April 2026.

(6)
Under all scenarios, including the maximum redemption scenario, there will still be 6,900,000 Public Warrants, 5,910,000 Private Placement Warrants, up to 300,000 Lender Warrants and 443,000 New JATT Options outstanding. If the New JATT Ordinary Shares are trading above the exercise price of $11.50 per warrant, the Public, Private Placement and Lender Warrants are more likely to be exercised by the holders thereof (when they become exercisable). This in turn increases the risk to non-redeeming shareholders that the warrants will be exercised, which would result in immediate dilution to the non-redeeming shareholders. If all of the Warrants are exercised an additional 13,553,000 Class A Ordinary Shares would be issued, which would represent 26.1% of all shares under the no redemption scenario, 30.1% of all shares under the 50% redemption scenario, and 34.3% of all shares outstanding under the 100% redemption scenario.

(7)
Value shown is derived by multiplying the Total Shares at Closing by Assumed Per Share Value of $10.10.

The ownership percentage with respect to New JATT does not take into account the issuance of any additional shares upon the closing of the Business Combination under the Equity Incentive Plan. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the JATT shareholders will be different.
The JATT Sponsor has agreed, subject to and contingent upon the Closing, in the event that public shareholders of more than 65% ranging to 100%, of the issued and outstanding JATT Class A Ordinary Shares exercise redemption rights in conjunction with the shareholder vote on the Proposals, then such Sponsor will forfeit a number of its Private Placement Warrants ranging from 1% to 70% of all Private Placement Warrants held by the Sponsor immediately prior to Closing as shown in the Exhibit A attached to the Sponsor Forfeiture Agreement which is attached as Exhibit 10.18 to the Registration Statement. Such forfeited Private Placement Warrants will be transferred to the FPA Investors and PIPE Investor, and continue to be outstanding. See “Unaudited Pro Forma Condensed Combined Financial Information.”
Additional Dilution Sources
In addition, the following table illustrates varying ownership levels in New JATT ordinary shares immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public shareholders on a fully diluted basis, assuming full exercise of (i) public warrants, (ii) private placement warrants, (iii) lender warrants upon conversion of the working capital notes , and (iv) Holdco Options outstanding as of October 25, 2022.
	No redemptions(1)		50% Redemptions(2)		100% Redemptions(3)
	Shares	%(4)	Shares	%(4)	Shares	%(4)
JATT Public Shareholders	13,800,000	26.6%	6,900,000	15.3%	—	0
JATT Initial Shareholders	3,450,000	6.7%	3,450,000	7.7%	3,450,000	8.7%
PIPE Investor	2,000,000	3.9%	2,000,000	4.4%	2,000,000	5.1%
FPA Investors	3,000,000	5.9%	3,000,000	6.7%	4,500,000	11.4%
Zura Holdco Shareholders	16,057,000	31.1%	16,057,000	35.7%	16,057,000	40.6%
Exercising redeemable Public Warrants(5)	6,900,000	13.3%	6,900,000	15.3%	6,900,000	17.4%
Exercising JATT Private Placement Warrants(6)	5,910,000	11.4%	5,910,000	13.1%	5,910,000	14.9%
Exercising Lender Warrants(7)	300,000	0.6%	300,000	0.7%	300,000	0.8%
Exercising Holdco Options(8)	443,000	0.8%	443,000	1.0%	443,000	1.1%

	No redemptions(1)		50% Redemptions(2)		100% Redemptions(3)
	Shares	%(4)	Shares	%(4)	Shares	%(4)
Total Additional Dilution Sources	13,553,000	26.1%	13,553,000	30.1%	13,553,000	34.2%
Total Fully-Diluted Shares	51,860,000	100%	44,960,000	100%	39,560,000	100%

(1)
Assumes that none of the 13,800,000 Public Shares outstanding as of the record date are redeemed by JATT’s Public Shareholders.

(2)
Assumes that JATT’s public shareholders redeem 50%, or 6,900,000 shares of JATT’s Ordinary Shares (based on an assumed redemption price per share of approximately $10.10).

(3)
Assumes that JATT’s public shareholders redeem 13,800,000 shares of JATT’s Ordinary Shares (based on an assumed redemption price per share of approximately $10.10).

(4)
Represents the post-closing percentage share ownership assuming various levels of redemption by JATT public shareholders, and the JATT Founder Shares held by the JATT initial shareholders, the issuance of New JATT shares to the Zura Holdco shareholders, the PIPE Investor and the FPA Investors shares.

(5)
Represents the full exercise of the 6,900,000 Public Warrants, which are exercisable at $11.50 per Warrant under the No Redemption, 50% Redemption, and 100% Redemption scenarios, respectively.

(6)
Represents the full exercise of the 5,910,000 JATT Private Placement Warrants at $11.50 per Warrant under the No Redemption, 50% Redemption, and 100% Redemption scenarios, respectively.

(7)
Represents the full exercise of the 300,000 Lender Warrants (assumes that the full $300,000 is advanced under the working capital Note and converted into Lender Warrants) under the No Redemption, 50% Redemption, and 100% Redemption scenarios, respectively.

(8)
Represents the full exercise of the Holdco Options, which shall be exchanged for 443,000 New JATT Options, at Closing, under the No Redemption, 50% Redemption, and 100% Redemption scenarios, respectively.

The ownership percentage with respect to New JATT does not take into account the issuance of any additional shares upon the closing of the Business Combination under the Equity Incentive Plan. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the JATT shareholders will be different.
The JATT Sponsor has agreed, subject to and contingent upon the Closing, in the event that public shareholders of more than 65% ranging to 100%, of the issued and outstanding JATT Class A Ordinary Shares exercise redemption rights in conjunction with the shareholder vote on the Proposals, then such Sponsor will forfeit a number of its Private Placement Warrants ranging from 1% to 70% of all Private Placement Warrants held by the Sponsor immediately prior to Closing. Such forfeited Private Placement Warrants will be transferred to the FPA Investors and PIPE Investor, pursuant to the terms of the Forward Purchase Agreement and the Subscription Agreement. See “Unaudited Pro Forma Condensed Combined Financial Information.”
Deferred Underwriting Commissions as a Percentage of Post-Redemption Shares
The following table illustrates effective deferred underwriting commissions per ordinary share payable upon the completion of the Business Combination (including shares issuable to PIPE and FPA Investors), assuming the no redemption, 50% redemption, and maximum redemption scenarios (and excludes any shares issuable upon the exercise of Public Warrants, Private Placement Warrants, New JATT Options and up to 300,000 Lender Warrants in the amount of shares):

	No Redemptions	50% Redemptions	100% Redemptions
Public Ordinary Shares plus PIPE Investor and FPA Investors Shares	18,800,000(1)	11,900,000(2)	6,500,000(3)
Deferred underwriting commission	$4,010,000	$4,010,000	$4,010,000
Deferred underwriting commission in shares (at $10 per share)	401,000	401,000	401,000
Deferred underwriting commissions as a percentage of post-redemption shares	2.1%	3.4%	6.2%

(1)
Includes 13,800,000 JATT Public Shares, 2,000,000 shares issued to PIPE Investor and 3,000,000 shares issued to FPA Investors.

(2)
Includes 6,900,000 JATT Public Shares, 2,000,000 shares issued to PIPE Investor and 3,000,000 shares issued to FPA Investors.

(3)
Includes 0 JATT Public Shares, 2,000,000 shares issued to PIPE Investor and 4,500,000 shares issued to FPA Investors.

Stock Exchange Listing
The Units, JATT Class A Ordinary Shares and Public Warrants are currently listed on the NYSE, under the symbols “JATT.U,” “JATT,” and “JATT.WS,” respectively. The Units commenced trading on July 16, 2021 and the JATT Class A Ordinary Shares and Public Warrants commenced separate public trading on September 3, 2021. We intend to apply for listing, effective at the time of the Closing, of New JATT Class A Ordinary Shares and New JATT Public Warrants on Nasdaq under the symbols “ZURA” and “ZURA.WS ”, respectively. Our publicly traded Units will separate into the component securities upon the Closing and will no longer trade as a separate security.
Material U.S. Federal Tax Considerations
For a detailed description of the material U.S. federal income tax consequences of the Business Combination, including considerations for public shareholders with respect to the exercise of their redemption rights, see “U.S. Federal Income Tax Considerations.”
Anticipated Accounting Treatment
The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, JATT is treated as the “acquired” company for financial reporting purposes based upon the terms of the Business Combination which will result in the following: (i) Zura shareholders as a group hold the largest share of the combined company with approximately 41.9% or 61.7% of the voting interest following the closing of the Business Combination in a no redemption or maximum redemption scenario, respectively, (ii) Zura will nominate 4 out of 6 Directors of the Board, (iii) all of Zura’s existing management will continue in their key positions in the management team of the combined company and (iv) Zura is the largest of the combining entities based on historical operating activity and has the larger employee base. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of Zura issuing shares for the net assets of JATT, accompanied by a recapitalization. The net assets of JATT are stated at historical cost, with no goodwill or other intangible assets recorded.
Redemption Rights
Pursuant to our Existing MAA, holders of JATT Class A Ordinary Shares may elect to have their JATT Class A Ordinary Shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding JATT Class A Ordinary Shares. As of June 30, 2022, this would have amounted to approximately $10.12 per share.

You will be entitled to receive cash for any ordinary shares to be redeemed only if you:
(i)	(a)	hold JATT Class A Ordinary Shares, or
(b)
hold JATT Class A Ordinary Shares through Units and you elect to separate your Units into the underlying JATT Class A Ordinary Shares and Warrants prior to exercising your redemption rights with respect to the JATT Class A Ordinary Shares; and

(ii)
prior to           , Eastern Time, on           , 2022, (a) submit a written request to Continental that JATT redeem your JATT Class A Ordinary Shares for cash and (b) deliver your share certificates (if any) and other redemption forms to Continental, physically or electronically through DTC.

Holders of outstanding Units must separate the underlying JATT Class A Ordinary Shares and Warrants prior to exercising redemption rights with respect to the JATT Class A Ordinary Shares. If the Units are registered in a holder’s own name, the holder must deliver the certificate for its Units to Continental, with written instructions to separate the Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the JATT Class A Ordinary Shares and Warrants from the Units.
If a holder exercises its redemption rights, then such holder will be exchanging its JATT Class A Ordinary Shares for cash and will no longer own ordinary shares of JATT. Such a holder will be entitled to receive cash for its JATT Class A Ordinary Shares only if it properly demands redemption and delivers its share certificates (if any) (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your JATT Class A Ordinary Shares for cash.
Vote Required for Approval
The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the majority of the JATT Ordinary Shares present in person, including by virtual attendance, or represented by proxy and entitled to vote thereon and who vote at the Meeting or any adjournment or postponement thereof.
The Business Combination is conditioned on the approval of each of the other Condition Precedent Proposals.
Pursuant to the Letter Agreement and the Sponsor Support Agreement, the Initial Shareholders holding an aggregate of 3,450,000 shares (or 20.0% of the outstanding JATT Ordinary Shares) have agreed to attend the Meeting and vote their respective JATT Ordinary Shares in favor of each of the Proposals. As a result, only 5,175,001 JATT Class A Ordinary Shares held by the public shareholders will need to be present in person, including by virtual attendance, or by proxy to satisfy the quorum requirement for the Meeting.
In addition, as the vote to approve the Business Combination Proposal requires the affirmative vote of the majority of the JATT Ordinary Shares present in person, including by virtual attendance, or represented by proxy and entitled to vote thereon and who vote at the Meeting or any adjournment or postponement thereof, then at which a quorum is present, assuming only the minimum number of JATT Ordinary Shares to constitute a quorum is present, only 862,501 JATT Class A Ordinary Shares or approximately 6.3% of the outstanding JATT Class A Ordinary Shares held by the public shareholders must vote in favor of the Business Combination Proposal for it to be approved. See the section titled “The Business Combination Agreement — Certain Related Agreements and Arrangements — Sponsor Support Agreement” for more information.

Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, AS AN ORDINARY RESOLUTION THAT the transactions contemplated under the Business Combination Agreement, dated as of June 16, 2022, as amended on September 20, 2022 (as may be amended or restated from time to time, the “Business Combination Agreement”), by and among JATT, JATT Merger Sub, a Cayman Islands exempted company and wholly owned subsidiary of JATT (“Merger Sub”), JATT Merger Sub 2, a Cayman Islands exempted company and wholly owned subsidiary of JATT (“Merger Sub 2”), Zura Bio Holdings Ltd, a Cayman Islands exempted company (“Holdco”) (to become a party before Closing) and Zura, including (a) Holdco will be established as a new holding company of Zura and will become a party to the Business Combination Agreement; and (b) on the Closing, in sequential order: (i) Merger Sub will merge with and into Holdco, with Holdco continuing as the surviving company and a wholly owned subsidiary of JATT (the “Merger”); (ii) immediately following the Merger, Holdco will merge with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving company and a wholly owned subsidiary of JATT (the “Subsequent Merger”); a copy of which is attached to this proxy statement/prospectus as Annex A, be and are hereby approved and adopted (such proposal, the “Business Combination Proposal”). The Business Combination Proposal is conditioned on the approval of the other Condition Precedent Proposals.
Pursuant to the Business Combination Agreement, all outstanding Holdco ordinary shares as of immediately prior to the Effective Time of the Business Combination will be cancelled in exchange for the Exchange Ratio (as defined in the Business Combination Agreement) and all outstanding options to purchase Holdco shares will be exchanged for a number of options exercisable for newly issued shares of New JATT Class A Ordinary Shares based upon the Exchange Ratio. The total consideration to be received by securityholders of Holdco at the Closing will be the issue of (or grant of options to purchase) newly issued Class A ordinary shares of New JATT, par value $0.0001 per share (“New JATT Class A Ordinary Shares”) with an aggregate value equal to $165 million (the “Merger Consideration”).
Recommendation of the JATT Board
THE JATT BOARD UNANIMOUSLY RECOMMENDS THAT JATT’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of one or more of JATT’s board of directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of JATT and its shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the proposals. In addition, JATT’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1 — BCA Proposal — Interests of JATT’s Directors and Officers in the Business Combination” for a further discussion.

THE BUSINESS COMBINATION AGREEMENT
The following describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement and is subject to, and qualified in its entirety by reference to, the Business Combination Agreement, which is attached to this proxy statement/prospectus as Annex A, and is incorporated by reference into this proxy statement /prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the legal document that governs the Business Combination.
Business Combination
On June 16, 2022, JATT entered into the Business Combination Agreement with Merger Sub, Merger Sub 2 and Zura. Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, Merger Sub will merge with and into Holdco, with Holdco continuing as the surviving entity and a wholly owned subsidiary of JATT. Immediately following the merger Holdco will merge with and into Merger Sub 2 whereby Merger Sub 2 will be the surviving company and a wholly owned subsidiary of JATT and will be renamed “Zura Bio Limited”.
On September 20, 2022, the parties entered into the First Amendment to the Business Combination Agreement pursuant to which they agreed to amend the Business Combination Agreement to, among other things, that the JATT Class A Ordinary Shares to be issued in connection with the Business Combination shall have been approved for listing on Nasdaq, instead of the NYSE, subject only to official notice of issuance thereof, and immediately following the Closing, New JATT shall satisfy all applicable initial and continuing listing requirements of Nasdaq and shall not have received any notice of non-compliance therewith.
The Business Combination is expected to be consummated in the fourth quarter of 2022, after the required approval by JATT’s shareholders and the fulfillment of certain other conditions.
Merger Consideration
As a result of the Business Combination each outstanding Holdco ordinary share as of immediately prior to the Effective Time of the Business Combination will be cancelled in exchange for the right to receive a number of New JATT Class A Ordinary Shares, equal to the Exchange Ratio (as defined in the Business Combination Agreement) and all outstanding options to purchase shares of capital in Holdco will be exchanged for a number of options exercisable for newly issued shares of New JATT Class A Ordinary Shares based upon the Exchange Ratio. The Merger Consideration to be received by securityholders of Holdco at the Closing will be the issue of (or grant of options to purchase) New JATT Class A Ordinary Shares with an aggregate value equal to $165 million.
Closing
In accordance with the terms and subject to the conditions of the Business Combination Agreement, the Closing will take place on the date that is no later than the third business day after the satisfaction or waiver of the conditions set forth in the Business Combination Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is mutually agreed to in writing by the parties. The date on which the Closing actually occurs is referred to as the “Closing Date.”
Representations and Warranties
The Business Combination Agreement contains representations and warranties that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the Business Combination Agreement and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations and warranties in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about JATT, Zura or any other matter.
The Business Combination Agreement contains representations and warranties of Zura relating to, among other things, corporate existence and power, corporate authorization, non-contravention, consents, capital structure, organizational documents, assumed names, subsidiaries, financial statements, absence of certain changes, properties, title to Zura’s assets, litigation, contracts, licenses and permits, compliance with laws, intellectual property, customers and suppliers, employees and employee benefit plans, withholding, real property, tax matters, environmental laws, finder’s fees, directors and officers, certain business practices, international trade matters, anti-bribery compliance, compliance with health care laws and certain contracts, insurance, related party transactions and data privacy matters.
The Business Combination Agreement contains representations and warranties of JATT and Merger Sub relating to, among other things, corporate existence and power, corporate authorization, governmental authorization, non-contravention, finder’s fees, issuance of shares, capitalization, information supplied, trust fund, listing, no market manipulation, board approval, JATT’s SEC filings and financial statements, absence of changes, litigation, compliance with laws, money laundering laws and OFAC compliance, tax matters, contracts and investment company status.
None of the representations, warranties or covenants, including any rights upon breach of such representations, warranties or covenants will survive the Closing except for such covenants and agreements that by their terms expressly apply post-Closing.
Material Adverse Effect
Under the Business Combination Agreement, (i) certain representations and warranties of JATT and Zura are qualified in whole or in part by a Material Adverse Effect standard for purposes of determining whether a breach of such representations and warranties has occurred (ii) the obligation of each of JATT and Merger Sub to consummate the Business Combination is conditioned on no Material Adverse Effect having occurred from the date of the Business Combination Agreement with respect to Zura that is continuing and (iii) the obligation of Zura to consummate the Business Combination is conditioned on no Material Adverse Effect having occurred from the date of the Business Combination Agreement with respect to JATT that is continuing.
A Material Adverse Effect means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to (i) have a material adverse effect on the financial condition, business, operations or results of operations of Zura or JATT (as the case may be) and its subsidiaries, taken as a whole, or (ii) prevent, materially delay or materially impede the ability of Zura or JATT (as the case may be) to consummate the transactions contemplated by the Business Combination Agreement, including the Business Combination; provided, however, in determining whether a “Material Adverse Effect” has occurred pursuant to clause (i) described above none of the following changes, events, effects or occurrences shall be taken into account:
•
changes that are the result of factors generally affecting the industries or markets in which the Zura operates;

•
the public announcement or pendency of the transactions contemplated by the Business Combination Agreement, including the negotiation and execution of the Business Combination Agreement;

•
changes in law or GAAP or the interpretation thereof, in each case effected after the Effective Date;

•
changes that are the result of economic factors affecting the national, regional or world economy or financial markets;

•
any change in the financial, banking, or securities markets;

•
any strike, embargo, labor disturbance, cyberattack, riot, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather- related or meteorological event, pandemic (including the COVID-19 pandemic and any COVID-19 Measures), epidemic, disease outbreak or other natural disaster or act of god; or

•
any national or international political conditions in or affecting any jurisdiction in which Zura conducts business;

provided that the underlying causes of such failures shall not be excluded, unless any such any change, event, effect or occurrence (other than those described in the first, third, fifth, sixth and seventh bullet points above), shall have a disproportionate effect on Zura or JATT (as the case may be) and its subsidiaries, taken as a whole, as compared to comparable companies in the same industry.
Conduct of Business by Zura
Zura and JATT have agreed that during the Interim Period, each will, and will cause its subsidiaries to, except as otherwise explicitly contemplated by the Business Combination Agreement or the ancillary agreements, entered into connection with the Business Combination or required by law (including certain requirements with respect to COVID-19) or as consented to by the other party in writing (which consent will not be unreasonably withheld, conditioned or delayed) use commercially reasonable efforts (i) to conduct their respective business only in the ordinary course, consistent with past practices, and (ii) to preserve substantially intact their material business relationships with clients, suppliers and other third parties.
During the Interim Period, Zura has also agreed not to, and to cause its subsidiaries not to, except as otherwise contemplated by the Business Combination Agreement, including the Zura disclosure schedules thereto, as consented to by JATT in writing (which consent will not be unreasonably withheld, conditioned or delayed) or as required by applicable law (including certain requirements with respect to COVID-19):
•
except as required by Law, materially amend the governing documents of Zura in any manner that would be adverse to JATT;

•
make any changes to its accounting policies, methods or practices, other than as permitted under GAAP or applicable Law;

•
sell, issue, redeem, assign, transfer, pledge (other than in connection with existing credit facilities), convey or otherwise dispose of (x) any Equity Securities of Zura, any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating any Zura to issue, deliver or sell any Equity Securities of Zura (except pursuant to the exercise of options under a Holdco Option Plan); provided that the Zura may enter into any fundraising transactions for aggregate net proceeds of up to $5,000,000;

•
declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to any equityholder as of the date hereof of Zura;

•
adjust, split, combine or reclassify any of its Equity Securities (except for any conversion of shares into deferred shares in accordance with the provisions of its Governing Documents);

•
incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness (other than additional Indebtedness under existing credit facilities or lines of credit, capital leases entered into in the Ordinary Course of Business, and other Indebtedness not to exceed $250,000 in the aggregate), make any advances or capital contributions to, or investments in, any Person, other than the Zura or in the Ordinary Course of Business, or amend or modify in any material respect any Indebtedness;

•
commit to, authorize or enter into any agreement in respect of, any capital expenditure (or series of commitments or capital expenditures), other than capital expenditures in an amount not to exceed $1,000,000;

•
enter into any material amendment or termination (other than an expiration in accordance with the terms thereof) of, or waive compliance with, any material term of any Material Contract or enter into any Contract that if entered into prior to the Effective Date would be a Material Contract, in each case other than in the Ordinary Course of Business and solely to the extent such amendment, termination or waiver would not materially and adversely impact the Zura, taken as a whole;
•
other than inventory and other assets acquired in the Ordinary Course of Business, acquire the business, properties or assets, including Equity Securities of another Person, except, in each case, for acquisitions whose consideration in an aggregate amount (for all such acquisitions) is not greater than $750,000 and the consideration for which is payable only in cash, so long as, based upon the advice of the Company’s accountants, such acquisition, individually or in the aggregate, would not require any additional disclosure pursuant to the rules and regulations adopted by PCAOB (whether through merger, consolidation, share exchange, business combination or otherwise);

•
propose, adopt or effect any plan of complete or partial liquidation, dissolution, recapitalization or reorganization, or voluntarily subject to any material Lien, any of the material rights or material assets owned by, or leased or licensed to, the Zura;

•
compromise, commence or settle any pending or threatened Proceeding (w) involving payments (exclusive of attorney’s fees) by Zura not covered by insurance in excess of $75,000 in any single instance or in excess of $250,000 in the aggregate, granting injunctive or other equitable remedy against Zura, which imposes any material restrictions on the operations of businesses of the Zura, taken as a whole or by the equityholders of the Zura or any other Person which relates to the transactions contemplated by the Business Combination Agreement;

•
except as required under applicable Law, the terms of any Company Employee Benefit Plan existing as of the date hereof with SPAC’s prior agreement, or in respect of a Holdco Option Plan (A) increase in any manner the compensation, bonus, severance or termination pay of any of the current or former directors, officers, employees or individual consultants of any ZB Company, become a party to, establish, amend, commence participation in, or terminate any share option plan or other share-based compensation plan, or any Company Employee Benefit Plan with or for the benefit of any current or former directors, officers, employees or individual consultants of any ZB Company, accelerate the vesting of or lapsing of restrictions with respect to any share-based compensation or other long-term incentive compensation under any Company Employee Benefit Plan, grant any new awards under any Company Employee Benefit Plan, amend or modify any outstanding award under any Company Employee Benefit Plan, enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization respecting employees of the Company, forgive any loans, or issue any loans to any directors, officers, contractors or employees without prior agreement of SPAC, or hire or engage any new employee or consultant or terminate the employment or engagement, other than for cause, of any employee or consultant if such new employee or consultant will receive, or does receive, annual base compensation (or annual base wages or fees) in excess of $200,000;

•
sell, lease, assign, transfer, convey, license, sublicense, covenant not to assert, permit to lapse, abandon, allow to lapse, or otherwise dispose of, create, grant or issue any Liens (other than Permitted Liens), debentures or other securities in or on, any material rights or assets owned by, or leased or licensed to, any ZB Companies, other than inventory or products in the Ordinary Course of Business, or assets with an aggregate fair market value less than $500,000; or subject any Owned Intellectual Property to Copyleft Terms as defined in the Business Combination Agreement;

•
disclose any Trade Secrets and any other material confidential information of Zura to any Person;

•
fail to take any action required to maintain any material insurance policies of any ZB Company in force (other than substitution of an insurance policy by an insurance policy with a substantially similar coverage or with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or application), or knowingly take or omit to take any action that could reasonably result in any such insurance policy being void or voidable (other than substitution of an insurance policy by an insurance policy with a substantially similar coverage, with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or application, or actions in the Ordinary Course of Business;

•
except to the extent required by applicable Law, make, change or revoke any material election relating to Taxes (subject to changes in applicable Law), enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter, file any amended material Tax Return, fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, fail to pay any material amount of Tax as it becomes due, enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), or surrender any right to claim any refund of a material amount of Taxes;

•
take or cause to be taken any action, or knowingly fail to take or cause to fail to take any action, which action or failure to act would reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment;

•
except as included as a Company Transaction Expense (as defined in the Business Combination Agreement), incur any Liability, in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of Zura or JATT to pay any investment banker fee, finder’s fee, brokerage or agent’s commissions or other similar payments or reimburse expenses of any of the foregoing; or

•
undertake any legally binding obligation to do any of the foregoing actions.

Conduct of Business of JATT
During the Interim Period, JATT has also agreed not to, and to cause Merger Sub not to, except as otherwise contemplated by the Business Combination Agreement (including in connection with the Merger) or the ancillary agreements entered into in connection with the Business Combination, as consented to by Zura in writing (which consent will not be unreasonably withheld, conditioned or delayed) or as required by applicable law:
•
except as required by Law amend, modify or supplement its organizational documents in a manner that would be adverse to Zura;

•
make any changes to its accounting policies, methods or practices, other than as required by GAAP or applicable Law;

•
sell, issue, redeem, assign, transfer, pledge, mortgage, charge (other than in connection with existing credit facilities), convey or otherwise dispose of any Equity Securities of SPAC or Merger Sub any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating SPAC or Merger Sub to issue, deliver or sell any Equity Securities of SPAC or Merger Sub;

•
declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to any equityholder as of the date hereof of SPAC or Merger Sub, other than redemptions from the Trust Account that are required pursuant to the SPAC Governing Documents;

•
adjust, split, combine or reclassify any of its Equity Securities;

•
incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness (other than additional Indebtedness under existing credit facilities or lines of credit and capital leases entered into in the Ordinary Course of Business);

•
fail to maintain its existence or, without prior notice to the Company, acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) the business, properties or assets, including Equity Securities of another Person;

•
propose, adopt or effect any plan of complete or partial liquidation, dissolution, recapitalization or reorganization, or voluntarily subject to any material Lien, any of the material rights or material assets owned by, or leased or licensed to, SPAC or Merger Sub, except for Permitted Liens, Liens under existing credit facilities or other Indebtedness permitted pursuant to,and as required or contemplated by, the Business Combination Agreement;

•
amend the Trust Agreement or any other agreement related to the Trust Account;

•
except to the extent required by applicable Law, make any material election relating to Taxes (subject to changes in applicable Law), fail to timely file (taking into account valid extensions) any material

Tax Return required to be filed, fail to pay any material amount of Tax as it becomes due or settle or compromise any material U.S. federal, state, local or non-U.S. income Tax Liability, except in the Ordinary Course of Business;
•
take or cause to be taken any action, or knowingly fail to take or cause to fail to take any action, which action or failure to act would reasonably be expected to prevent the transactions contemplated by the Business Combination Agreement from qualifying for the Intended Tax Treatment;

•
except as otherwise disclosed or as included as a SPAC Transaction Expense, incur any Liability, in connection with the Business Combination Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Company or JATT to pay any investment banker fee, finder’s fee, brokerage or agent’s commissions or other similar payments or reimburse expenses of any of the foregoing;

•
except as required under applicable Law, the terms of any SPAC Employee Benefit Plan existing as of the date of the Business Combination Agreement with Company’s prior agreement, or in respect of any option plan of SPAC increase in any manner the compensation, bonus, severance or termination pay of any of the current or former directors, officers, employees or individual consultants of SPAC, become a party to, establish, amend, commence participation in, or terminate any share option plan or other share-based compensation plan, or any SPAC Employee Benefit Plan with or for the benefit of any current or former directors, officers, employees or individual consultants of SPAC, accelerate the vesting of or lapsing of restrictions with respect to any share-based compensation or other long-term incentive compensation under any SPAC Employee Benefit Plan, grant any new awards under any SPAC Employee Benefit Plan, amend or modify any outstanding award under any SPAC Employee Benefit Plan, enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization respecting employees of SPAC, forgive any loans, or issue any loans to any directors, officers, contractors or employees without prior agreement of the Company, or hire or engage any new employee or consultant or terminate the employment or engagement, other than for cause, of any employee or consultant if such new employee or consultant will receive, or does receive, annual base compensation (or annual base wages or fees) in excess of $200,000; or

•
undertake any legally binding obligation to do any of the actions set forth the foregoing

Non-solicitation Provision
Zura has agreed that from the date of the Business Combination Agreement to Closing or, if earlier, the valid termination of the Business Combination Agreement in accordance with its terms, it and its officers, directors, employees, agents or representatives will not initiate any negotiations with any party, or provide information concerning it or its business or assets to any Competing SPAC Party relating to a Competing Transaction (as such terms are defined in the Business Combination Agreement) or enter into any agreement relating to such a proposal.
The term “Competing Transaction” means (a) any transaction involving, directly or indirectly, Zura, which upon consummation thereof, would (x) result in Zura becoming a public company or (y) which would impede, interfere with or prevent the transactions contemplated by the Business Combination Agreement, or otherwise agree to, make, implement or consummate any of the foregoing, (b) any direct or indirect sale (including by way of a merger, consolidation, license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of any material portion of the assets or business of Zura, taken as a whole (but excluding the sale of assets in the ordinary course of business that in the aggregate could not reasonably be expected to impede, interfere with, prevent, or would reasonably be expected to materially delay the transactions contemplated by the Business Combination Agreement), (c) any direct or indirect sale (including by way of an issuance, dividend, distribution, merger, consolidation, license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of equity, voting interests or debt securities of Zura or Holdco (excluding any such sale between or among Zura and Holdco), or rights, or securities that grant rights, to receive the same including profits interests, phantom equity, options, warrants, convertible or preferred shares or other equity-linked securities (except, in each case, as contemplated by the Business Combination Agreement), (d) any direct or indirect acquisition (whether by merger, acquisition, share exchange, reorganization, recapitalization, joint venture, consolidation or similar business combination transaction), but excluding procurement of assets in the ordinary course of business (but not the acquisition of a person or business via an asset transfer), by Zura of the equity or voting interests of, or a material portion of the assets or business of, a third party (except, in each case, as contemplated or permitted by the Business CombinationAgreement), or (e) any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of Zura (except to the extent contemplated by the terms of the Business CombinationAgreement), in all cases of clauses (a) through (e), either in one or a series of related transactions, where such transaction(s) is to be entered into with a Competing SPAC (including any Interested Party or any representatives of any Interested Party).
Other Agreements of the Parties
The Business Combination Agreement contains certain additional covenants of the parties, including covenants in connection with:
•
notifying the other party of any occurrence of any fact or circumstance which constitutes or results, or would reasonably be expected to constitute or result, in a Material Adverse Effect with respect to such party;

•
notifying the other party of any action to which it is a party that, if adversely determined, could prevent or materially delay or impede such party’s ability to consummate the transactions contemplated by the Business Combination Agreement;

•
making any required filings under the HSR Act;

•
cooperating with respect to certain tax matters;

•
cooperating in the preparation of this proxy statement/prospectus;

•
the delivery by Zura to JATT of certain financial statements and other financial information;

•
JATT taking certain actions so that amounts will be released from the Trust Account pursuant to the terms and subject to the terms and conditions of the Trust Agreement;

•
ensuring JATT remains listed as a public company on Nasdaq and apply for the listing of the Merger ordinary sharesand Merger Public Warrants issuable in connection with the Merger and Business Combination; and

•
JATT taking all actions necessary to call and hold a meeting of its shareholders to approve and adopt the Business Combination Agreement and the Proposals.

Closing Conditions
The consummation of the Business Combination is conditioned upon the satisfaction or waiver by the applicable parties to the Business Combination Agreement of the conditions set forth below. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination may not be consummated. There can be no assurance that the parties to the Business Combination Agreement would waive any such provisions of the Business Combination Agreement.
Conditions to the Obligations of all of the Parties
The obligations of each party to the Business Combination Agreement to consummate the Business Combination are subject to the satisfaction of the following conditions:
•
there will not be any applicable law in effect that makes the consummation of the transactions contemplated by the Business Combination Agreement illegal or any order in effect enjoining or prohibiting the consummation of the transactions contemplated by the Business Combination Agreement;

•
neither JATT or Zura or its applicable directors, officers, employees, contractors, representatives or affiliates shall have been the subject of any actual, pending or threatened enquiry or proceeding by any governmental entity regarding any violation of any Law;

•
this proxy statement/prospectus shall have been declared effective under the Securities Act and remain effective as of the Closing and no stop order suspending the effectiveness of the registration statement shall have been issued or proceedings for that purpose initiated by the SEC;

•
after giving effect to the transactions contemplated hereby, JATT shall have at least $5,000,001 in net tangible assets immediately prior to the Merger;

•
JATT’s shareholders shall have approved the Proposals at the Meeting by the requisite vote required under law and the governing documents of JATT;

•
Zura shareholders shall have approved the Merger by written resolution of the requisite number of votes required under law and the governing documents of Zura;

•
closing of the Company Capital Restructuring (as described in the Holdco SSA) shall have occurred in accordance with the Holdco SSA; and

•
any required filings under the HSR Act shall have been made and the waiting period or periods under the HSR Act applicable to the transactions contemplated by the Business Combination Agreement will have expired or been terminated.

Conditions to the Obligations of JATT and Merger Sub
The obligations of JATT and Merger Sub to consummate the Business Combination are subject to the satisfaction of the following conditions any one or more of which may be waived in writing:
•
Zura shall have duly performed all of its obligations under the Business Combination Agreement required to be performed by it at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

•
All of the representations and warranties of Zura contained in Article V of the Business Combination Agreement, shall be true and correct at and as of the date of the Business Combination Agreement, and be true and correct as of the Closing Date (other than, in each case, if the representations and warranties that speak as of a specific date, then such representations and warranties need only to be true and correct as of such date), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect with respect to Zura.

•
Since the date the Business Combination Agreement was signed, no Material Adverse Effect has occurred.

•
The receipt by JATT and Merger Sub of a certificate signed by an authorized Person of Zura certifying the satisfaction of the conditions described in the preceding three bullet points.

•
JATT and Merger Sub shall have received a copy of financial statements as described in the Business Combination Agreement and each of the Ancillary Agreements to which Zura is a party, duly executed by Zura and by all other parties thereto, and each such Ancillary Agreement shall be in full force and effect.

Conditions to the Obligations of Zura
The obligation of Zura to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction of the following conditions any one or more of which may be waived in writing by Zura:
•
JATT and Merger Sub shall have duly performed all of their obligations hereunder required to be performed by them at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

•
All of the representations and warranties of JATT and Merger Sub contained in Article VI of the Business Combination Agreement shall be true and correct at and as of the date of the Business Combination Agreement and be true and correct as of the Closing Date (other than in each case except for representation and warranties that speak as of a specific date, in which case such representations and warranties need only to be true and correct as of such), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect with respect to JATT.

•
Since the date of the Business Combination Agreement, no Material Adverse Effect with respect to JATT has occurred.

•
Zura shall have received a certificate signed by an authorized officer of JATT and Merger Sub certifying the satisfaction of the conditions described in the preceding three bullet points.

•
From the date hereof until the Closing, the JATT and Merger Sub shall have been in material compliance with the reporting requirements under the Securities Act and the Exchange Act applicable to JATT and Merger Sub, respectively.

•
Each of JATT and Merger Sub shall have executed and delivered to Zura each ancillary agreement to be executed in connection with the Business Combination to which it is a party.

•
Available Closing Date Cash shall not be less than sixty five million dollars ($65,000,000).

•
JATT shall have applied to Nasdaq for listing of the New JATT Class A Ordinary Shares and Public Warrants issued in connection with the Business Combination and the initial listing application in connection with the transactions contemplated by the Business Combination Agreement shall have been approved by Nasdaq. As of the Closing Date, JATT shall not have received any written notice from Nasdaq that it has failed, or would reasonably be expected to fail to meet Nasdaq’s initial or continued listing requirements as of the Closing Date for any reason, where such notice has not been subsequently withdrawn by Nasdaq or the underlying failure appropriately remedied or satisfied.

Company Capital Restructuring
Before the Closing, Zura will consummate a restructuring pursuant to which all the Zura ordinary shares will be contributed by their holders to Holdco, a Cayman Islands exempted company formed for the purpose of the Business Combination, in exchange for an equivalent number of shares of the equivalent class in Holdco. Holdco, Zura and the holders of Zura’s shares will enter into a subscription and shareholders’ agreement (the “Holdco SSA”) pursuant to which the restructuring will be implemented and which will govern the affairs of Holdco until Closing. As part of this restructuring, Holdco adopted the existing option plan for US holders operated by Zura as a Holdco Option Plan and accordingly the outstanding options to purchase Zura ordinary shares held by Zura service providers converted into options to acquire the same number of Holdco ordinary shares.
Termination; Effectiveness
The Business Combination Agreement may be terminated and the transactions contemplated thereby abandoned:
•
by the mutual written resolution of Zura and JATT;

•
by JATT, if any of the representations or warranties of Zura set forth in the Business Combination Agreement shall not be true and correct, or if Zura has failed to perform any covenant or agreement on the part of the Zura set forth in the Business Combination Agreement (including an obligation to consummate the Closing), in each case such that the conditions to JATT’s obligations to consummate the Business Combination with respect to the accuracy of Zura’s representations and warranties or compliance with its covenants and agreements, in each as set forth in the Business Combination Agreement, would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by JATT) by the earlier of (i) the Outside Date or (ii) 30 days after written notice thereof is delivered to Zura; provided, however, that JATT shall not have the right to terminate the Business Combination Agreement if JATT or Merger Sub is then in material breach of any representation, warranty, covenant, or obligation under the Business Combination Agreement, which breach has not been cured;

•
by Zura, if any of the representations or warranties of JATT or Merger Sub set forth in the Business Combination Agreement shall not be true and correct, or if JATT or Merger Sub has failed to perform any covenant or agreement on its part set forth in the Business Combination Agreement (including an obligation to consummate the Closing), in each case such that the conditions to Zura’s obligations to consummate the Business Combination with respect to the accuracy of JATT’s and Merger Sub’s representations and warranties or compliance with their covenants and agreements, in each case, as set forth in the Business Combination Agreement, would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by Zura) by the earlier of (i) the Outside Date or (ii) 30 days after written notice thereof is delivered to JATT; provided, however, that Zura shall not have the right to terminate the Business Combination Agreement pursuant to this provision if Zura is then in material breach of any representation, warranty, covenant, or obligation under the Business Combination Agreement, which breach has not been cured;
•
by either Zura or JATT:

(i)
on or after the Outside Date, if the Business Combination shall not have been consummated prior to the Outside Date; provided, however, that the right to terminate will not be available to any party that has breached the Business Combination Agreement and such breach was the primary cause or has resulted in the failure of the transactions contemplated in the Business Combination Agreement; or

(ii)
if any order prohibiting the consummation of the Business Combination (provided, that the governmental authority issuing such order has jurisdiction over JATT and Zura with respect to the transactions contemplated by the Business Combination Agreement) is in effect and shall have become final and non-appealable; provided, however, that this right to terminate will not be available to any party whose breach of any representation, warranty and covenant in the Business Combination Agreement resulted in or caused such final, non-appealable order or action;

•
by Zura if any of the Condition Precedent Proposals fail to receive the requisite approval of JATT’s public shareholders at the Meeting (unless the Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof); or

•
by written notice of JATT to Zura if the adoption of the Business Combination Agreement by Zura shareholders is not obtained.

In the event of the termination of the Business Combination Agreement, written notice thereof will be given by the party desiring to terminate to the other party or parties, specifying the provision of the Business Combination Agreement pursuant to which such termination is made, and the Business Combination Agreement shall following such delivery become null and void (other than such termination provisions and certain miscellaneous provisions of the Business Combination Agreement), and there shall be no liability on the part of JATT or Zura or their respective directors, officers and Affiliates; provided, however, that nothing in the Business Combination Agreement will relieve any party from liability for any fraud or willful breach.
Waiver; Amendments
No provision of the Business Combination Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is effective. No waiver by any party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default of breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.
The Business Combination Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing that is executed in the same manner as the Business Combination Agreement.
Fees and Expenses
If the Closing does not occur, each party to the Business Combination Agreement will be responsible for and pay its own expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby, including all fees of its legal counsel, financial advisers and accountants. If the Closing occurs, New JATT will, upon the consummation of the Business Combination and release of proceeds from the Trust Account, pay or cause to be paid all accrued and unpaid transaction expenses of

Zura and pay or cause to be paid all accrued and unpaid transaction expenses of JATT or its affiliates (including the Sponsor). JATT and Zura will exchange written statements listing all accrued and unpaid transaction expenses not less than two business days prior to the Closing Date.
Certain Related Agreements and Arrangements
This section describes the material provisions of certain additional agreements and compensation arrangements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The form of Sponsor Support Agreement, the Company Shareholder Support Agreement and the Registration Rights Agreement are attached to this proxy statement/prospectus as Annex B, Annex C, and Annex A, respectively, to the Business Combination Agreement attached as Exhibit 2.1 to the Registration Statement of which this proxy statement/prospectus forms a part. You are urged to read such agreements in their entirety prior to voting on the Business Combination Proposal.
Sponsor Support Agreement.   Concurrently with the execution of the Business Combination Agreement, JATT, Zura, the Sponsor and certain directors and officers of JATT entered into a Sponsor Support Agreement dated June 16, 2022 pursuant to which, among other things, the Sponsor and directors and officers of JATT agreed to, among other things, (i) vote all of the JATT Class A Ordinary Shares beneficially owned by them, including any additional shares to which they acquire ownership of or the power to vote, in favor of the Proposals, (ii) not to redeem any of their JATT Class A Ordinary Shares in conjunction with shareholder approval of the Business Combination and (iii) waive any and all anti-dilution or similar rights (if any) that may otherwise be available under applicable law or pursuant to any contract with respect to the transactions contemplated by the Business Combination Agreement and not to take any action in furtherance of exercising any such rights. Additionally, under such support agreement, each Sponsor has agreed, subject to and contingent upon the Closing, in the event that holders of more than sixty-five percent (65%) of the issued and outstanding JATT Class A Ordinary Shares exercise redemption rights in conjunction with the shareholder vote on the Proposals, then such Sponsor will forfeit a number of its Private Placement Warrants equal to one percent (1%) to seventy percent (70%) of all Private Placement Warrants held by such Sponsor immediately prior to Closing.
Company Shareholder Support Agreement.   Concurrently with the execution of the Business Combination Agreement, JATT, Zura and the Zura shareholders entered into a Company Shareholder Support Agreement dated June 16, 2022, pursuant to which the Zura shareholders agreed to vote all Zura ordinary shares beneficially owned by it, including any additional shares of Zura it acquires ownership of or the power to vote, in favor of the Business Combination and related transactions.
Amended and Restated Registration Rights Agreement.   The Business Combination Agreement contemplates that, at or prior to the Closing, Zura, JATT and certain securityholders of each of Zura and JATT who will receive JATT Class A Ordinary Shares pursuant to the Business Combination Agreement, will enter into an amended and the Registration Rights Agreement in a form agreed to by JATT and Zura, which will become effective upon the consummation of the Merger. The Registration Rights Agreement will govern the registration of certain New JATT Class A Ordinary Shares for resale and be effective as of the Closing, and includes certain customary demand and “piggy-back” registration rights with respect to the New JATT Class A Ordinary Shares held by the parties thereto.
Other Ancillary Agreements Related to the Business Combination
PIPE Financing Subscription Agreement
In connection with the execution of the Business Combination Agreement, JATT entered into the Subscription Agreement with an accredited investor, pursuant to which such investor agreed to purchase, in the aggregate, 2,000,000 New JATT Class A Ordinary Shares at $10.00 per share for an aggregate commitment amount of $20 million. The closing under the Subscription Agreement will occur substantially concurrently with the Closing.

The Subscription Agreement provides that, solely with respect to subscriptions by the PIPE Investor, New JATT is required to file with the SEC, within 30 days after the Closing (the “Filing Deadline”), a registration statement registering the resale of the New JATT Class A Ordinary Shares to be issued to any such third-party investor and to use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 90th calendar day (or 120th calendar day if the SEC reviews the and has written comments to such registration statement) following the earlier of (A) the filing of the registration statement and (B) Filing Deadline and (ii) the 10th business day after the date New JATT is notified (in writing) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review. However, New JATT may delay such filing or effectiveness of such registration statement under certain circumstances, including if the Company were required to update the financial statements included in such registration statement in order to comply with Regulation S-X age of financial statement requirements.
Additionally, pursuant to the Subscription Agreement, the PIPE Investor agreed to waive any claims that its may have at the Closing or in the future as a result of, or arising out of, the Subscription Agreement against JATT, including with respect to the Trust Account. The Subscription Agreement will terminate, and be of no further force and effect, upon the earlier to occur of (i) such date and time as the Business Combination Agreement is terminated in accordance with its terms and (ii) upon the mutual written agreement of New JATT, JATT and the applicable PIPE Investor. Additionally, contingent upon the percentage of public shareholders who elect to redeem their shares at Closing, the PIPE Investor shall receive up to 1,654,800 Forfeited Private Placement Warrants transferred from the Sponsor.
Pursuant to the Business Combination Agreement, JATT may enter into subscription agreements with additional investors, providing for aggregate investments (including the PIPE Financing) in New JATT Class A Ordinary Shares in a private placement of an amount not less than $20,000,000 at $10 per New JATT Class A Ordinary Share.
Assuming the New JATT Class A Ordinary Shares would have a market value equivalent to that of the JATT public shares, the shares to be purchased in the PIPE Financing by the PIPE Investor would have an aggregate market value of approximately $[•], based on the closing price of JATT public shares of $[•] on the NYSE on [•], 2022, the Record Date for the General Meeting.
Additionally, contingent upon the percentage of public shareholders who elect to redeem their shares at Closing, the PIPE Investor shall receive up to 1,654,800 Forfeited Private Placement Warrants transferred from the Sponsor.
The Forward Purchase Agreements
On August 5, 2021, as amended on January 27, 2022, JATT entered into Forward Purchase Agreements, as amended, with two institutional investors (providing that at the Closing of the Business Combination:
(i)   the FPA Investors will purchase an aggregate of 3,000,000 Class A Ordinary Shares at $10 per share for $30,000,000 in the aggregate; and
(ii)   the FPA Investors’ binding redemption backstop (the “Redemption Backstop”) to purchase an additional $15 million of shares from redeeming public JATT shareholders in the event that public share redemptions are greater than 90% in connection with a Business Combination (the “Excess Redemptions”).
Additionally, contingent upon the percentage of public shareholders who elect to redeem their shares at Closing, the FPA Investors shall receive up to 2,482,200 Forfeited Private Placement Warrants transferred from the Sponsor.

PROPOSAL 2 — THE BINDING ORGANIZATIONAL DOCUMENTS PROPOSALS
Overview
Pursuant to the Binding Organization Documents Proposals, our shareholders are being asked to approve and adopt the Proposed MAA in the form attached to this proxy statement/prospectus as Annex [•], which, if approved, would take effect upon the Closing.
Reasons for the Approval of the Binding Organizational Documents Proposals
In the judgment of the JATT board, the Proposed MAA is necessary to adequately address the needs of the post-Business Combination company. In particular:
•
Sub-Proposal A — The principal purpose of this proposal is to provide for an authorized capital structure of New JATT that will enable it to continue as an exempted governed by the laws of the Cayman Islands and provide adequate authorized share capital to, among other things, (i) accommodate the issuance of shares of New JATT Class A Ordinary Shares as consideration in the Business Combination, (ii) accommodate the issuance of shares of New JATT Class A Ordinary Shares under the Equity Incentive Plan (which authorize the issuance of New JATT Class A Ordinary Share) as we determine from time to time is necessary to attract and retain talented employees, and (iii) provide flexibility for future issuances of New JATT Class A Ordinary Sharesif determined by the New JATT board to be in the best interests of New JATT after the consummation of the Business Combination without incurring the risk, delay and potential expense incident to obtaining shareholder approval to increase the authorized share capital.

The JATT board believes that it is important for New JATT to have available for issuance a number of authorized ordinary sharesand preferred shares sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, for employee compensation, financings and/or acquisitions).
•
Sub-Proposal B — The JATT board has proposed to change the company’s corporate name from “JATTAcquisition Corp” to “Zura Bio Limited”. The JATT board believes the name of the post-combination company should more closely align with the name of the post-Business Combination operating business and therefore has proposed this name change.

•
Sub-Proposal C — The JATT board believes that the Proposed MAA is appropriate to adequately update the Existing MAA for the post-Business Combination company, because it will eliminate obsolete language that will no longer be applicable following the consummation of the Business Combination and make such other changes that are more appropriate for a public operating company and make the post-Business Combination company’s corporate existence perpetual.

Vote Required for Approval
Proposal A — The approval of the Binding Organizational Documents Proposal A requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the JATT Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the General Meeting.
Proposals B and C — The approval of the Binding Organizational Documents Proposals B and C requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds (2/3) of the issued and outstanding JATT Ordinary Shares present in person, including by virtual attendance, or represented by proxy and entitled to vote thereon and who vote at the Meeting or any adjournment or postponement thereof. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes at the Meeting, and otherwise will have no effect on the proposal.
The Binding Organizational Documents Proposals is conditioned on the approval (or waiver) of each of the other Condition Precedent Proposals.

Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, AS A SPECIAL RESOLUTION THAT, in connection with the Business Combination, the following proposals, each of which, if approved, would take effect upon the Closing (we refer to these proposals as the “Binding Organizational Documents Proposals”), be authorized, approved and confirmed in all respects:
Binding Organizational Documents Proposal A:   a proposal to approve the change in authorized share capital of JATT, from 221,000,000 million shares of authorized capital, divided into 200,000,000 Class A Ordinary Shares, 20,000,000 Class B Ordinary Shares, and 1,000,000 preference shares, to         divided into [•] Class A Ordinary Shares, [•] Class B Ordinary Shares, and [•] preference shares;
Binding Organizational Documents Proposal B:   a proposal to change the post-Business Combination corporate name from “JATT Acquisition Corp” to “Zura Bio Limited,” to make the post-Business Combination company’s corporate existence perpetual and to eliminate provisions specific to its status as a blank check company; and
Binding Organizational Documents Proposal C:   a proposal to adopt the second amended and restated memorandum and articles of association of the Company (the “Proposed MAA”), a copy of which is attached to the accompanying proxy statement as Annex [•];
Recommendation of the JATT Board
THE JATT BOARD UNANIMOUSLY RECOMMENDS THAT JATT’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BINDING ORGANIZATIONAL DOCUMENTS PROPOSALS.
The existence of financial and personal interests of one or more of JATT’s directors may result in a conflict of interest on the part of such director(s) between what such director or directors may believe is in the best interests of JATT and its shareholders and what such director or directors may believe is best for such director or directors in determining to recommend that shareholders vote for the Proposals. In addition, JATT’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section above entitled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

PROPOSALS 3A-3D — THE ADVISORY GOVERNANCE PROPOSALS
Overview
In connection with the Business Combination, JATT is asking its shareholders to vote, on a nonbinding advisory basis, upon proposals (collectively, the “Advisory Governance Proposals”) to approve and adopt certain governance provisions contained in the Proposed MAA. This separate vote is not otherwise required by Cayman Islands law separate and apart from the Binding Organizational Documents Proposals, but, pursuant to SEC guidance, JATT is required to submit these provisions to its shareholders separately for approval, allowing shareholders the opportunity to present their separate views on important governance provisions. However, the shareholder votes regarding these proposals are advisory votes, and are not binding on JATT or the JATT board (separate and apart from the approval of the Binding Organizational Documents Proposals). In the judgment of the JATT board, these provisions are necessary to adequately address the needs of the post-Business Combination company. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Governance Proposals (separate and apart from approval of the Binding Organizational Documents Proposals).
Advisory Governance Proposals
The following table sets forth a summary of the governance provisions applicable to the Advisory Governance Proposals. This summary is qualified by reference to the complete text of the Proposed MAA, a copy of which is attached to this proxy statement/prospectus as Annex B. All shareholders are encouraged to read the Proposed MAA in its entirety for a more complete description of its terms.
Advisory Governing Documents Proposal	JATT’s Existing MAA	Proposed MAA
Advisory Proposal A — Number of Directors	Pursuant to the Existing MAA, there shall be a board of directors consisting of not less than one person; provided, however, that JATT may, by ordinary resolution, increase or reduce the limits in the number of directors.	The Proposed MAA provides that subject to the rights of any holders of preferred share to appoint directors, the number of directors that shall constitute the New JATT board shall be as determined from time to time exclusively by the New JATT board.
Advisory Proposal B — Required Vote for the Removal of Directors	The Existing MAA provides that holders of JATT Class B ordinary shares may, by ordinary resolution, remove any director. A director may be removed if all of the other directors (being not less than two in number) determine that he should be removed as a director, either by a resolution passed by all of the other directors at a meeting of the directors duly convened and held in accordance with the Existing MAA or by a resolution in writing signed by all of the other directors.	The Proposed MAA provides that directors may be removed for cause or by the affirmative vote of the holders of at least two-thirds (66 2∕3%) of the voting power of all then-outstanding shares of New JATT entitled to vote thereon, voting together as a single class.
Advisory Proposal C — Required Vote to Amend the Proposed MAA	The Existing MAA provides that as regards to matters to be dealt with by ordinary resolution,	The Proposed MAA provides that the affirmative vote of the holders of at least two-thirds

Advisory Governing Documents Proposal	JATT’s Existing MAA	Proposed MAA
	JATT may, by special resolution, alter or add to JATT’s existing amended and restated articles of association.	(66 2∕3% ) of the voting power of the outstanding shares entitled to vote thereon, voting together as a single class, shall be required in order for the shareholders of New JATT to alter, amend or repeal, in whole or in part, any provision of the Proposed MAA or to adopt any provision inconsistent therewith.
Advisory Proposal D — Shareholder Action by Written Consent; Eliminate Blank Check Status Provisions	The Existing MAA permits the shareholders to approve resolutions by way of unanimous written resolution.	The Proposed MAA provides that any action required or permitted to be taken by the shareholders of New JATT must be effected by a duly called annual or extraordinary general meeting of such shareholders. Further, the specific provisions in the Existing MAA pertaining to blank check status are eliminated.
Reasons for Approval of the Advisory Governance Proposals
Advisory Proposal A — Number of Directors
Subject to the rights of any holders of preferred shares to appoint directors, the number of directors that shall constitute the New JATT board shall be as determined from time to time exclusively by the New JATT board.
Advisory Proposals B and C — Required Vote for the Removal of Directors; Required Vote to Amend the Proposed MAA
The JATT board believes that supermajority voting requirements described in Advisory Governance Proposals B and C are appropriate to protect all shareholders of New JATT against the potential self-interested actions by one or a few large shareholders after the business combination. In reaching this conclusion, the JATT board is cognizant of the potential for certain shareholders to hold a substantial beneficial ownership of ordinary shares following the business combination.
Advisory Proposal D — Shareholder Action by Written Consent; Eliminate Blank Check Status Provisions
The JATT board believes that it is desirable to prohibit shareholder action by written resolution as a prudent corporate governance measure to reduce the possibility that a block of shareholders could take corporate actions without the benefit of a shareholder meeting to consider important corporate issues. Furthermore, the JATT board has determined it is in the best interest of JATT to eliminate provisions specific to its status as a blank check company. This deletion is desirable because these provisions will serve no purpose following consummation of the business combination. For example, these proposed amendments remove the requirement to dissolve JATT and allow JATT to continue as a corporate entity with perpetual existence following consummation of the business combination. Perpetual existence is the usual period of existence for corporations, and the JATT board believes it is the most appropriate period for the company following the business combination.
Vote Required for Approval
The approval of the Advisory Governance Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the majority of the JATT Ordinary Shares present in person,

including by virtual attendance, or represented by proxy and entitled to vote thereon and who vote at the Meeting or any adjournment or postponement thereof.
As discussed above, a vote to approve each of the Advisory Governance Proposals is an advisory vote, and therefore, is not binding on JATT, Zura or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Governance Proposals, JATT and Zura intend that the Proposed MAA, in the form attached to this proxy statement/prospectus as Exhibit [     ] and containing the provisions noted above, will take effect at the Closing of the Business Combination, assuming approval of the Binding Organizational Documents Proposals. Furthermore, neither the Business Combination nor any of the other Condition Precedent Proposals are conditioned upon the approval of the Advisory Governance Proposals.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, AS AN ORDINARY RESOLUTION THAT on a non-binding advisory basis, certain governance provisions contained in the Proposed MAA, being presented in accordance with the requirements of the U.S. Securities and Exchange Commission as four separate sub-proposals be and are hereby approved and adopted (collectively, as the “Advisory Governance Proposals”), none of which are conditioned on any Condition Precedent Proposals:
•
Advisory Proposal A — to provide that subject to the rights of any holders of preferred shares to appoint directors, the number of directors that shall constitute the New JATT board shall be as determined from time to time exclusively by the New JATT board;

•
Advisory Proposal B — to require the removal of any director be only for cause or by the affirmative vote of at least two-thirds (66 2∕3%) of the voting power of all then-outstanding shares of New JATT entitled to vote thereon, voting together as a single class;

•
Advisory Proposal C — to provide that the alteration, amendment or repeal of the Proposed MAA will require the affirmative vote of the holders of at least two-thirds (66 2∕3%) of the voting power of the then-outstanding shares entitled to vote thereon, voting together as a single class; and

•
Advisory Proposal D — to provide that shareholders will not be permitted to act by written resolution in lieu of holding a meeting of shareholders; and to eliminate provisions specific to its status as a blank check company.”

Recommendation of the JATT Board
THE JATT BOARD UNANIMOUSLY RECOMMENDS THAT JATT’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY GOVERNANCE PROPOSALS.
The existence of financial and personal interests of one or more of JATT’s directors may result in a conflict of interest on the part of such director(s) between what such director or directors may believe is in the best interests of JATT and its shareholders and what such director or directors may believe is best for such director or directors in determining to recommend that shareholders vote for the Proposals. In addition, JATT’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section above entitled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

PROPOSAL 4 — THE DIRECTOR APPOINTMENT PROPOSAL
Overview
Pursuant to the Business Combination Agreement, JATT has agreed to take all necessary action, including causing the JATT board to resign, so that effective at the Closing, the New JATT board will consist of six individuals, a majority of whom will be independent directors in accordance with the requirements of Nasdaq.
Director Nominees
At the Meeting, it is proposed that six directors will be elected to be the directors of New JATT to take office upon consummation of the Business Combination. It is proposed that the New JATT board will consist of Someit Sidhu, Oliver Levy, Sandeep Kulkarni, Arnout Ploos van Amstel, [•] and [•] and their term will expire at the annual meeting of shareholders to be held in 2023.
Information regarding each nominee is set forth in the section titled “Directors and Executive Officers of New JATT after the Business Combination.”
Vote Required for Approval
The election of each director requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the majority of the JATT Ordinary Shares present in person, including by virtual attendance, or represented by proxy and entitled to vote thereon and who vote at the Meeting or any adjournment or postponement thereof.
Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by the JATT board will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the New JATT board, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment. Any shares not voted “FOR” a particular nominee (whether as a result of a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.
The Director Appointment Proposal is conditioned on the approval of each of the other Condition Precedent Proposals and the Director Appointment Proposal will only become effective if the Business Combination is completed.
Following consummation of the Business Combination, the election of New JATT board will be governed by the Proposed MAA and the laws of the Cayman Islands.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, AS AN ORDINARY RESOLUTION THAT, effective as of the consummation of the Business Combination, Someit Sidhu, Oliver Levy, Sandeep Kulkarni, Arnout Ploos van Amstel, [•] and [•], be and are hereby appointed as directors and serve on the New JATT board until the expiration of their respective terms and until their respective successors are duly appointed and qualified (such proposal, the “Director Appointment Proposal”). The Director Appointment Proposal is conditioned on the approval of the other Condition Precedent Proposals.”
Recommendation of the JATT Board
THE JATT BOARD UNANIMOUSLY RECOMMENDS THAT JATT’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE NOMINEES SET FORTH IN THE DIRECTOR APPOINTMENT PROPOSAL.
The existence of financial and personal interests of one or more of JATT’s directors may result in a conflict of interest on the part of such director(s) between what such director or directors may believe is in the best interests of JATT and its shareholders and what such director or directors may believe is best for such director or directors in determining to recommend that shareholders vote for the Proposals. In addition, JATT’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section above entitled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

PROPOSAL 5 — THE EQUITY PLAN PROPOSAL
We are asking our shareholders to approve and adopt the Zura Bio Limited 2022 Equity Incentive Plan (the “Equity Incentive Plan”) and the material terms thereunder.
The Equity Incentive Plan is described in more detail below. A copy of the Equity Incentive Plan is included in this proxy statement/prospectus as Annex D.
Overview
The following is a summary description of the Equity Incentive Plan as proposed to be approved by JATT in connection with the Business Combination. The summary is not a complete statement of the Equity Incentive Plan and is qualified in its entirety by reference to the complete text of the Equity Incentive Plan, a copy of which is attached hereto as Annex D. JATT’s shareholders should refer to the Equity Incentive Plan for more complete and detailed information about the terms and conditions of the Equity Incentive Plan. In the event of a conflict between the information in this description and the terms of the Equity Incentive Plan, the Equity Incentive Plan shall control. Unless the context otherwise requires, references in this summary description to “we”, “us” and “our” generally refer to JATT in the present tense or New JATT from and after the Business Combination.
Background of the Equity Incentive Plan
On           , 2022, the JATT board approved, subject to the approval by our shareholders, the Equity Incentive Plan. The Equity Incentive Plan will become effective on the later of (i) the date on which the Equity Incentive Plan is approved by our shareholders and (ii) the day immediately preceding the date on which the Closing occurs and, if shareholder approval is obtained, New JATT will be authorized to grant awards to eligible service providers as described below. The Equity Plan Proposal is conditioned on the approval of each of the other Condition Precedent Proposals.
Summary of the Equity Incentive Plan
Purpose of the Equity Incentive Plan
The purpose of Equity Incentive Plan is to promote and closely align the interests of our employees, officers, non-employee directors, and other service providers and our shareholders by providing share-based compensation and other performance-based compensation. The objectives of the Equity Incentive Plan are to attract and retain the talented available personnel for positions of substantial responsibility and to motivate participants to optimize the profitability and growth of the Company and its subsidiaries through incentives that are consistent with our goals and that link the personal interests of participants to those of our shareholders. The Equity Incentive Plan will allow for the grant of stock options, both incentive and “non-qualified” stock options; SARs, alone or in conjunction with other awards; restricted stock and RSUs; incentive bonuses, which may be paid in cash, stock, or a combination thereof; and other stock-based awards. We refer to these collectively herein as “Awards.”
Administration
The Equity Incentive Plan will be administered by the Compensation Committee, or such other committee designated by the Company’s board following the Merger, which we refer to herein as the “Administrator.” The Administrator will have broad discretionary authority, subject to the provisions of the Equity Incentive Plan, to establish sub-plans for certain non-U.S. employees and to administer and interpret the Equity Incentive Plan including any sub-plans established thereunder and Awards granted thereunder. All decisions and actions of the Administrator will be final and binding on all parties.
Share Pool
The maximum number of New JATT Class A Ordinary Shares that may be issued under the Equity Incentive Plan will be equal to [           ], with an annual increase beginning on January 1, 2023 and ending on and including January 1, 2028, equal to the lesser of (A) 3.0% of the aggregate number of New

JATT Class A Ordinary Shares outstanding on the final day of the immediately preceding calendar year, (B) [              ] New JATT Class A Ordinary Shares or (C) such smaller number of shares as is determined by the board. The number of New JATT Class A Ordinary Shares available for grant as Awards at any time is referred to below as the “Share Pool.” The Share Pool is subject to certain adjustments in the event of a change in our capitalization. New JATT Class A Ordinary Shares issued under the Equity Incentive Plan may be either authorized and unissued shares or previously issued shares acquired by us.
On termination or expiration of an Award, in whole or in part, the number of New JATT Class A Ordinary Shares subject to such Award but not issued thereunder or that are otherwise forfeited back to the Company will again become available for grant under the Equity Incentive Plan. Additionally, shares retained or withheld in payment of any exercise price, purchase price or tax withholding obligation of an Award will again become available for grant under the Equity Incentive Plan.
Limits on Non-Employee Director Compensation
Under the Equity Incentive Plan, the aggregate dollar value of all cash and equity-based compensation (whether granted under the Equity Incentive Plan or otherwise) to our non-employee directors for services in such capacity shall not exceed $600,000 during any calendar year. However, during the calendar year in which a non-employee director first joins the Company’s board or during any calendar year in which a non-employee director serves as chairperson or lead director, such aggregate limit shall instead be $1,000,000.
Types of Awards
Share Options
All share options granted under the Equity Incentive Plan will be evidenced by a written agreement providing, among other things, whether the option is intended to be an incentive share option or a non-qualified share option, the number of shares subject to the option, the exercise price, exercisability (or vesting), the term of the option, which may not generally exceed ten years, and other terms and conditions. Subject to the express provisions of the Equity Incentive Plan or sub-plan established thereunder, options generally may be exercised over such period, in installments or otherwise, as the Administrator may determine. The exercise price for any share option granted may not generally be less than the fair market value of the New JATT Class A Ordinary Shares subject to that option on the grant date. The exercise price may be paid in cash or such other method as determined by the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares issuable under an option, the delivery of previously owned shares or withholding of shares deliverable upon exercise. Other than in connection with a change in our capitalization, we will not, without shareholder approval, reduce the exercise price of a previously awarded option, provided, however, that at any time when the exercise price of an option previously awarded at least two years ago is at least 100% greater than the fair market value of a New JATT Class A Ordinary Share over a period of 90 trading days, we may, in our sole discretion and without shareholder approval, cancel and re-grant or exchange such option for cash or a new Award with a lower (or no) exercise price. In any event, we will not reduce the exercise price without the approval of the relevant option holder if such a reduction would cause the option to be non-compliant with the rules of any sub-plan or create adverse tax consequences for the holder.
Share Appreciation Rights
SARs may be granted alone or in conjunction with all or part of a share option. Upon exercising a SAR, the participant is entitled to receive the amount by which the fair market value of the New JATT Class A Ordinary Shares at the time of exercise exceeds the exercise price of the SAR. This amount is payable in New JATT Class A Ordinary Shares, restricted shares, or a combination thereof, at the Administrator’s discretion.
Restricted Shares and RSUs
Awards of restricted shares consist of shares that are transferred to the participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. RSUs result in the transfer of cash or shares to the participant only after specified conditions are satisfied. The Administrator will determine the restrictions and conditions applicable to each Award of restricted shares or RSUs, which may include performance vesting conditions.
Other Share-Based Awards
Other share-based awards are Awards denominated in or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of shares.
Incentive Bonuses
Each incentive bonus will confer upon the participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a specified performance period. The Administrator will establish the performance criteria and level of achievement versus these criteria that will determine the threshold, target, and maximum amount payable under an incentive bonus, which criteria may be based on financial performance and/or personal performance evaluations. Payment of the amount due under an incentive bonus may be made in cash or shares, as determined by the Administrator.
Performance Criteria
The Administrator may specify certain performance criteria which must be satisfied before Awards will be granted or will vest. The performance goals may vary from participant to participant, group to group, and period to period. The Administrator reserves discretion to adjust performance criteria on an equitable basis to reflect circumstances not anticipated at the outset of the performance period, such as changes in law, changes in accounting and extraordinary events.
Change in Control
Unless otherwise expressly provided in any sub-plan or applicable Award agreement or another contract, the Administrator will provide that any or all of the following will occur upon a participant’s termination of employment without cause or resignation for good reason within twelve (12) months following a change in control: (i) in the case of a share option or SAR, the participant will have the ability to exercise any portion of the option or SAR not previously exercisable, (ii) in the case of any Award the vesting of which is in whole or in part subject to performance criteria or an incentive bonus, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse and the participant will have the right to receive a payment based on target level achievement or actual performance through a date determined by the Administrator, and (iii) in the case of outstanding restricted shares, restricted share units or other share-based awards (other than those referenced in subsection (ii)), all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award will immediately lapse.
In the event of a change in control in which the acquiring or surviving company in the transaction does not assume or continue outstanding Awards or issue substitute awards upon the change in control, immediately prior to the change in control, all Awards that are not assumed, continued or substituted for will be treated as follows: (A) in the case of a share option or SAR, the participant will have the ability to exercise such share option or SAR, including any portion of the share option or SAR not previously exercisable, (B) in the case of any Award the vesting of which is in whole or in part subject to performance criteria or an incentive bonus, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award will immediately lapse and the participant will have the right to receive a payment based on target level achievement or actual performance through a date determined by the Administrator, as determined by the Administrator, and (C) in the case of outstanding restricted share, restricted share units or other share-based Awards (other than those referenced in subsection (B)), all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award will immediately lapse.
The Administrator may provide for the cancellation and cash settlement of all outstanding Awards upon such change in control, it being understood that no amount will be payable with respect to share options and SARs with an exercise price equal or greater than the amount being paid with respect to a share of the Company’s common shares.
Transferability
Awards generally may not be sold, transferred for value, pledged, assigned or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution, and each option or SAR may be exercisable only by the participant during his or her lifetime.
Amendment and Termination
The Company’s board has the right to amend, alter, suspend or terminate the Equity Incentive Plan at any time, provided certain enumerated material amendments may not be made without shareholder approval and provided also that any decision to amend any sub-plan does not cause any Awards granted thereunder to be non-compliant with the rules of that sub-plan. No amendment or alteration to the Equity Incentive Plan or an Award or Award agreement will be made that would materially impair the rights of the holder, without such holder’s consent; however, no consent will be required if the Administrator determines in its sole discretion and prior to the date of any change in control that such amendment or alteration either is required or advisable in order for the Company, the Equity Incentive Plan, or such Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.
Certain U.S. Federal Income Tax Consequences
The following discussion of the federal income tax consequences of the Equity Incentive Plan is intended to be a summary of applicable federal law in the United States as currently in effect. It should not be taken as tax advice by participants, who are urged to consult their individual tax advisors.
Share Options.    ISOs and NQSOs are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Code. NQSOs do not comply with such requirements. An optionee is not taxed on the grant or exercise of an ISO. The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If an optionee holds the shares acquired upon exercise of an ISO for at least two years following the option grant date and at least one year following exercise, the optionee’s gain, if any, upon a subsequent disposition of such shares is long term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the optionee’s basis in the shares (which generally equals the exercise price). If an optionee disposes of shares acquired pursuant to the exercise of an ISO before satisfying these holding periods, the optionee will recognize both ordinary income and capital gain in the year of disposition. The Company is not entitled to an income tax deduction on the grant or exercise of an ISO or on the optionee’s disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, the Company will be entitled to a deduction in the year the optionee disposes of the shares in an amount equal to the ordinary income recognized by the optionee.
In order for an option to qualify for ISO tax treatment, the grant of the option must satisfy various other conditions more fully described in the Code. The Company does not guarantee that any option will qualify for ISO tax treatment even if the option is intended to qualify for such treatment. In the event an option intended to be an ISO fails to so qualify, it will be taxed as an NQSO as described below.
An optionee is not taxed on the grant of an NQSO. On exercise, the optionee recognizes ordinary income equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income. The optionee’s gain (or loss) on a subsequent disposition of the shares is long term capital gain (or loss) if the shares are held for at least one year following exercise. The Company does not receive a deduction for this gain.

SARs.   An optionee is not taxed on the grant of a SAR. On exercise, the optionee recognizes ordinary income equal to the cash or the fair market value of any shares received. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the optionee as ordinary income.
Restricted Shares and Restricted Share Units.    Generally, grantees of restricted shares or restricted share units do not recognize income at the time of the grant. When the award vests or is paid, grantees generally recognize ordinary income in an amount equal to the fair market value of the shares or units at such time, and the Company will receive a corresponding deduction. However, no later than 30 days after a participant receives an award of restricted shares, the participant may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of receipt (i.e., grant). Provided that the election is made in a timely manner, when the restrictions on the shares lapse, the participant will not recognize any additional income. If the participant forfeits the shares to the Company (e.g., upon the participant’s termination prior to vesting), the participant may not claim a deduction with respect to the income recognized as a result of the election. Dividends paid with respect to unvested shares of restricted shares generally will be taxable as ordinary income to the participant at the time the dividends are received.
Cash Awards.    A participant will have taxable income at the time a cash award becomes payable, and, if the participant has timely elected deferral to a later date, such later date. At that time, the participant will recognize ordinary income equal to the value of the amount then payable.
Company Deduction and Section 162(m).    In general, Section 162(m) of the Code limits a publicly traded company’s federal income tax deduction for compensation in excess of $1 million paid to its Chief Executive Officer, Chief Financial Officer and the next three highest-paid executive officers. As such, we expect that we will be unable to deduct all compensation in excess of $1 million paid to our Chief Executive Officer, Chief Financial Officer and the next three highest-paid executive officers, other than previously granted awards that are subject to and comply with certain transition rules.
Withholding Taxes.    The Company will generally be required to withhold applicable taxes with respect to any ordinary income recognized by a participant in connection with awards made under the Equity Incentive Plan. Whether or not such withholding is required, the Company will make such information reports to the Internal Revenue Service as may be required with respect to any income (whether or not that of an employee) attributable to transactions involving awards.
Certain U.K. Tax Consequences
The following is a summary of the principal United Kingdom (UK) tax consequences for eligible U.K. employees and Zura Bio Limited with respect to their participation in the Zura Bio Limited 2022 Schedule 4 CSOP Sub-Plan for the United Kingdom (the “UK Sub-Plan”), being a sub-plan established pursuant to Article 6(b)(x) of the Equity Incentive Plan for the benefit of U.K. employees. This summary is not intended to be exhaustive, and this information is based upon current UK rules and therefore is subject to change when those rules change. Because the UK tax consequences for any participant may depend on his or her particular situation, each participant should consult his or her tax adviser regarding his or her individual tax position with respect to the grant or exercise of any Share Options granted to him or her under the UK Sub-Plan.
The UK Sub-Plan is a “Company Share Option Plan” (CSOP) that implements the rules of Schedule 4 of ITEPA, Chapter 8 Part 7 ITEPA and Part 3, Schedule 7D of the Taxation of Chargeable Gains Act 1992 (TCGA) (together, the “CSOP Code”). A CSOP is a tax-advantaged share option plan that allows UK employees to exercise Share Options granted thereunder without being subject to U.K. income tax, provided that the relevant provisions of the CSOP Code are complied with. The UK Sub-Plan incorporates and implements the CSOP Code.
Share Options.   Share Options granted under the UK Sub-Plan do not carry any U.K. income tax consequences for the employee, regardless of whether or not those Share Options comply with the rules of the UK Sub-Plan or the relevant provisions of the CSOP Code.
Provided that the Share Options comply with the relevant provisions of the CSOP Code, and the Share Options are exercised under the UK Sub-Plan in accordance with the rules of the UK Sub-Plan and is exercised on or after the third anniversary of, but no later than the tenth anniversary of, the Share Options grant date, no liability to U.K. income tax will arise for the employee. If such Share Options are granted at a discount (so that amount payable by the employee on both the grant and exercise of the Share Option is less than the market value of New JATT Class A Ordinary Shares in issue at that time), a charge to U.K. income tax will apply on the amount of the difference, being the excess of that market value over and above any amounts paid by the employee for the grant and exercise.
A Share Option may be exercised before the third anniversary of the grant date with no U.K. income tax liability for the employee in certain circumstances, including certain “good leaver” or change of control situations. Unless one of these exceptional circumstances applies, a Share Option that is exercised before the third anniversary of the grant date will attract U.K. income tax on the difference between (i) the market value of the underlying New JATT Class A Ordinary Shares at the time of exercise and (ii) the exercise price.
If Share Options are granted to an employee whose underlying New JATT Class A Ordinary Shares exceed the £30,000 UMV limit, that employee’s entire Share Option holding will not be eligible for tax-advantaged treatment under the CSOP Code. In these circumstances, an exercise of those Share Options will be subject to U.K. income tax based on the option gain — namely, the difference between the market value of the New JATT Class A Ordinary Shares at the time of exercise, less the exercise price paid for them.
If New JATT Class A Ordinary Shares are acquired pursuant to a Share Option that complies with the rules of the UK Sub-Plan and the relevant provisions of the CSOP Code, the Share Options are tax-advantaged, and the employer and employee will be deemed to have made an election under section 431(1) ITEPA. If New JATT Class A Ordinary Shares are acquired pursuant to a Share Option that neither complies with the rules of the UK Sub-Plan nor complies with the CSOP Code, the Share Options would be treated as non-tax-advantaged, and the employee and employer will need to sign an election under section 431(1) ITEPA within 14 days of their acquisition. The effect of a section 431(1) election (whether actual or deemed) is that no further charges to U.K. income tax will apply on the occurrence of a later “chargeable event” such as a later disposal of the New JATT Class A Ordinary Shares so acquired, meaning that any gain accruing a UK employee on such a disposal would be subject to U.K. capital gains tax (currently 20%) in its entirety.
Withholding Taxes.   To the extent that a U.K. income tax charge arises for the employee, the employer will have an obligation to withhold that income tax from the employee’s cash earnings under the U.K. Pay-As-You-Earn (PAYE) system if that employer has a taxable presence in the UK. Such employer would also need to withhold primary (employee’s) Class 1 National Insurance Contributions (“NICs”) from any cash earnings due to that employee and pay secondary (employer’s) Class 1 NICs out of its own funds. The UK Sub-Plan requires the employee to make provision for payment of these taxes. If the employee’s cash earnings are insufficient for withholding the U.K. income tax and employee does not make good the due amount of U.K. income tax to the employer within 90 days after the end of the U.K. tax year in which the Share Option exercise takes place, the employer has to bear to the cost of the due amount of U.K. income tax out of its own funds. Such cost is treated as a taxable benefit for the employee and will therefore be subject to U.K. income tax.
If the Share Options lapse, a charge to U.K. income tax will apply on any consideration given to the employee for the surrender, regardless of whether or not the Share Options comply with the rules of the UK Sub-Plan or the relevant provisions of the CSOP Code.
New Plan Benefits
No awards will be granted under the Equity Incentive Plan prior to its approval by the shareholders of the Company. All awards will be granted at the discretion of the Company, and, accordingly, are not yet determinable.
Interests of Certain Persons in this Proposal
JATT’s directors and executive officers may be considered to have an interest in the approval of the Equity Incentive Plan because they may in the future receive awards under the Equity Incentive Plan. Nevertheless, the JATT board believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors by adopting the Equity Incentive Plan.

Vote Required for Approval
The approval of the Equity Plan Proposal requires an ordinary resolution under Cayman Islands, law being the affirmative vote of the majority of the JATT Ordinary Shares present in person, including by virtual attendance, or represented by proxy and entitled to vote thereon and who vote at the Meeting or any adjournment or postponement thereof.
The Equity Plan Proposal is conditioned on the approval of each of the other Condition Precedent Proposals.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, AS AN ORDINARY RESOLUTION THAT the Zura Bio Limited 2022 Equity Incentive Plan (the “Equity Incentive Plan”), a copy of which is attached to this proxy statement/prospectus as Annex D, to be effective upon the consummation of the Business Combination, be and is hereby approved and adopted (such proposal, the “Equity Plan Proposal”). The Equity Plan Proposal is conditioned on the approval of the other Condition Precedent Proposals.”
Recommendation of the JATT Board
THE JATT BOARD UNANIMOUSLY RECOMMENDS THAT JATT’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY PLAN PROPOSAL.
The existence of financial and personal interests of one or more of JATT’s directors may result in a conflict of interest on the part of such director(s) between what he or she or they may believe is in the best interests of JATT and its shareholders and what he or she or they may believe is best for himself or herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, JATT’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section above entitled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

PROPOSAL 6 — THE NYSE PROPOSAL
Overview
For purposes of complying with the NYSE Listing Rules, JATT’s shareholders are being asked to approve and adopt the issuance of up to (i) 16,500,000 shares of New JATT Class A Ordinary Shares (which includes 443,000 New JATT Options to acquire JATT Class A Ordinary Shares for which outstanding Holdco Options to acquire Holdco shares will be exchanged on Closing) in connection with the Business Combination, (ii) 2,000,000 New JATT Class A Ordinary Shares in connection with the PIPE Financing, and (iii) 3,000,000 Class A Ordinary Shares in connection with the Forward Purchase Agreements, plus up to 1,500,000 New JATT Class A Ordinary Shares if the Redemption Backstop is exercised.
Under NYSE Listing Rules, shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of ordinary shares (or securities convertible into or exercisable for ordinary shares); or (B) the number ordinary shares to be issued is or will be equal to or in excess of 20% of the number of ordinary shares outstanding before the issuance of the shares or securities.
Under NYSE Listing Rules, shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the issuer. Although NYSE has not adopted any rule on what constitutes a “change of control” for purposes of the rules, NYSE has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the ordinary shares (or securities convertible into or exercisable for ordinary shares) or voting power of an issuer could constitute a change of control.
Upon the consummation of the Business Combination and the Merger, JATT expects to issue up to an estimated 23,000,000 shares of New JATT Class A Ordinary Shares. See the section entitled “Proposal 1 — The Business Combination Proposal — The Business Combination Agreement — Merger Consideration.” Because the number of New JATT Class A Ordinary Shares that JATT anticipates issuing as consideration in the Business Combination (1) will constitute more than 20% of the outstanding JATT Class A Ordinary Shares and more than 20% of outstanding voting power prior to such issuance and (2) will result in a change of control of JATT, JATT is required to obtain shareholder approval of such issuance pursuant to the NYSE Listing Rules Effect of Proposal on Current Shareholders
If the NYSE Proposal is approved, JATT will issue 23,000,000 New JATT Class A Ordinary Shares upon consummation of the Business Combination, PIPE Financing, Forward Purchase Agreements and the Merger.
The issuance of such shares would result in significant dilution to the JATT shareholders and result in JATT’s shareholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of JATT.
Vote Required for Approval
Approval of the NYSE Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the majority of the JATT Ordinary Shares present in person, including by virtual attendance, or represented by proxy and entitled to vote thereon and who vote at the Meeting or any adjournment or postponement thereof.
The NYSE Proposal is conditioned on the approval of the other Condition Precedent Proposals.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, AS AN ORDINARY RESOLUTION THAT, for purposes of complying with NYSE Listing Rules, the issuance of more than 20% of the issued and outstanding JATT Ordinary Shares and the resulting change in control in connection with the Business Combination, be and is hereby approved and adopted (such proposal, the “NYSE Proposal”). The NYSE Proposal is conditioned on the approval of the other Condition Precedent Proposals.”
Recommendation of the JATT Board
THE JATT BOARD UNANIMOUSLY RECOMMENDS THAT JATT’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NYSE PROPOSAL.
The existence of financial and personal interests of one or more of JATT’s directors may result in a conflict of interest on the part of such director(s) between what such director or directors may believe is in the best interests of JATT and its shareholders and what such director or directors may believe is best for such director or directors in determining to recommend that shareholders vote for the Proposals. In addition, JATT’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section above entitled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

PROPOSAL 7 — THE ESPP PROPOSAL
Overview
The following is a summary description of the ESPP as proposed to be approved by JATT in connection with the Business Combination. The summary is not a complete statement of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached hereto as Annex E. JATT’s shareholders should refer to the ESPP for more complete and detailed information about the terms and conditions of the ESPP. In the event of a conflict between the information in this description and the terms of the ESPP, the ESPP shall control. Unless the context otherwise requires, references in this summary description to “Zura Bio Limited”, “we”, “us” and “our” generally refer to JATT in the present tense or New JATT from and after the Business Combination.
Purpose of the ESPP
The purpose of the ESPP is to provide a means whereby Zura Bio Limited can align the long-term financial interests of its employees with the financial interests of its shareholders. In addition, the board of directors believes that the ability to allow its employees to purchase New JATT Class A Ordinary Shares will help us to attract, retain, and motivate employees and encourages them to devote their best efforts to Zura Bio Limited’s business and financial success.
Description of the ESPP
The material features of the ESPP are described below. The following description of the ESPP is a summary only. This summary is not a complete statement of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached hereto as Annex E. Zura Bio Limited shareholders should refer to the ESPP for more complete and detailed information about the terms and conditions of the ESPP.
Purpose.   The purpose of the ESPP is to provide a means by which eligible employees of Zura Bio Limited and certain designated companies may be given an opportunity to purchase New JATT Class A Ordinary Shares following the closing of the merger, to assist it in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for Zura Holdings’ success.
The Plan includes two components: a 423 Component and a Non-423 Component. We intend that the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by our board of directors, the Non-423 Component will operate and be administered in the same manner as the 423 Component.
Share Pool.   The maximum number of New JATT Class A Ordinary Shares that may be issued under the ESPP will be            , with an annual increase beginning on January 1, 2023 and ending on and including January 1, 2028, equal to the lesser of (A) 3.0% of the aggregate number of New JATT Class A Ordinary Shares outstanding on the final day of the immediately preceding calendar year, (B) [     ] New JATT Class A Ordinary Shares or (C) such smaller number of shares as is determined by the board. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP.
Administration.   Our board of directors, or a duly authorized committee thereof, will administer the ESPP.
Limitations.   Individuals employed by Zura Bio Limited and the employees of any of its designated affiliates, will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with Zura Bio Limited or one of its affiliates for more than 20 hours per week and five or more months per calendar year or (2) continuous employment with Zura Bio Limited or one of its affiliates for a minimum period of time, not to exceed one year, prior to the first date of an offering. In addition, our board may also exclude from participation in the ESPP or any offering, employees who are

“highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. If this proposal is approved by the shareholders, all the employees of Zura Bio Limited and its related corporations will be eligible to participate in the ESPP following the closing of the merger. An employee may not be granted rights to purchase shares under the ESPP (a) if such employee immediately after the grant would own shares possessing 5% or more of the total combined voting power or value of all classes of Zura Bio Limited’s capital shares or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of Zura Bio Limited’s capital shares for each calendar year that the rights remain outstanding.
The Section 423 Component is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings with a duration of not more than 27 months and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which New JATT Class A Ordinary Shares will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of the New JATT Class A Ordinary Shares on any purchase date during the offering period is less than or equal to the fair market value of a share of the New JATT Class A Ordinary Shares on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.
A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.
Payroll Deductions.    The ESPP permits participants to purchase New JATT Class A Ordinary Shares through payroll deductions of up to 15% of their earnings. Unless otherwise determined by the administrator, the purchase price of the shares will be 85% of the lower of the fair market value of the New JATT Class A Ordinary Shares on the first day of an offering or on the date of purchase. Participants may end their participation at any time during an offering and will be paid their accrued contributions that have not yet been used to purchase shares, without interest. Participation ends automatically upon termination of employment with Zura Bio Limited and its related corporations.
Withdrawal.    Participants may withdraw from an offering by delivering a withdrawal form to Zura Bio Limited and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the plan administrator. Upon such withdrawal, Zura Bio Limited will distribute to the employee his or her accumulated but unused contributions without interest, and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.
Termination of Employment.    A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by Zura Bio Limited or any of its parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, Zura Bio Limited will distribute to the participant his or her accumulated but unused contributions, without interest.
Corporate Transactions.    In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new purchase date will be set. The participants’ purchase rights will be exercised on the new purchase date and such purchase rights will terminate immediately thereafter.
Amendment and Termination.    Zura Bio Limited’s board of directors has the authority to amend, suspend, or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of Zura Bio Limited shareholders. Any benefits privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by Zura Bio Limited’s board of directors in accordance with the terms of the ESPP.
U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences to participants and Zura Bio Limited with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of New JATT Class A Ordinary Shares acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.
423 Component of the ESPP
Rights granted under the 423 Component of the ESPP are intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.
A participant will be taxed on amounts withheld for the purchase of New JATT Class A Ordinary Shares as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.
If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.
If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.
Non-423 Component
A participant will be taxed on amounts withheld for the purchase of New JATT Class A Ordinary Shares as if such amounts were actually received. Under the Non-423 Component, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying shares on the date of exercise of the purchase right over the purchase price. If the participant is employed by Zura Bio Limited or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the purchase right, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.
There are no U.S. federal income tax consequences to Zura Bio Limited by reason of the grant or exercise of rights under the ESPP. Zura Bio Limited is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above (subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of tax reporting obligations).
New Plan Benefits
Participation in the ESPP is voluntary and each eligible employee will make his or her own decision regarding whether and to what extent to participate in the ESPP. Therefore, we cannot currently determine the benefits or number of shares subject to purchase rights and a new plan benefits table is thus not provided.
Vote Required for Approval
The approval of the ESPP Proposal requires approval of an ordinary resolution under Cayman Islands law, which requires the affirmative vote of a majority of the JATT Ordinary Shares, who, being present in person (which would include presence at the virtual extraordinary general meeting) or by proxy and entitled to vote at the extraordinary general meeting, actually vote at the extraordinary general meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote on the ESPP Proposal.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, AS AN ORDINARY RESOLUTION THAT the Zura Bio Limited 2022 Employee Share Purchase Plan (the “ESPP”), a copy of which is attached to this proxy statement/prospectus as Annex E, to be effective upon consummation of the Business Combination, be and is hereby approved and adopted (such proposal, the “ESPP Proposal”).”
Recommendation of the JATT Board
THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

PROPOSAL 8 — THE ADJOURNMENT PROPOSAL
The Adjournment Proposal, if approved, will allow the Chairman of the Meeting to adjourn the Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our shareholders in the event, based on the tabulated votes, there are not sufficient votes received at the time of the Meeting to approve the Business Combination Proposal, the Binding Organizational Documents Proposals, the Director Appointment Proposal, the Equity Plan Proposal, the NYSE Proposal or the ESPP Proposal, or if the JATT board determines that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived, including the requirement that JATT have at least $5,000,001 of net tangible assets immediately after the Effective Time. In no event will the JATT board postpone the Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Existing MAA and Cayman Islands law.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by our shareholders, the chairman will not adjourn the Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes received at the time of the Meeting to approve the Business Combination Proposal, the Binding Organizational Documents Proposals, the Director Appointment Proposal, the Equity Plan Proposal, the NYSE Proposal or the ESPP Proposal, or if the JATT board determines that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived, including the requirement that JATT have at least $5,000,001 of net tangible assets immediately after the Effective Time. If JATT does not consummate the Business Combination by November 15, 2022 and fails to complete an initial business combination by January 16, 2023, JATT will be required to liquidate the Trust Account by returning the then remaining funds in such account to the public shareholders.
Vote Required for Approval
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the majority of the JATT Ordinary Shares present in person, including by virtual attendance, or represented by proxy and entitled to vote thereon and who vote at the Meeting or any adjournment or postponement thereof. The failure to vote, abstentions and broker non-votes have no effect on the outcome of the proposal.
Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Proposals.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, AS AN ORDINARY RESOLUTION THAT the adjournment of the Meeting by the chairman thereof to a later date, if necessary, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the Business Combination Proposal, the Binding Organizational Documents Proposals, the Advisory Governance Proposals, the Director Appointment Proposal, the Equity Plan Proposal and the NYSE Proposal (together the “Condition Precedent Proposals”), in the event JATT does not receive the requisite shareholder vote to approve the foregoing proposals, be and is hereby approved (such proposal, the “Adjournment Proposal”). The Adjournment Proposal is not conditioned on the approval of any of the Condition Precedent Proposals.”
Recommendation of the JATT Board
THE JATT BOARD UNANIMOUSLY RECOMMENDS THAT JATT’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of one or more of JATT’s directors may result in a conflict of interest on the part of such director(s) between what such director or directors may believe is in the best interests of JATT and its shareholders and what such director or directors may believe is best for such director or directors in determining to recommend that shareholders vote for the Proposals. In addition, JATT’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section above entitled “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
U.S. Federal Income Tax Considerations
The following discussion is a summary of certain U.S. federal income tax considerations for U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”) of (i) the exercise of redemption rights by U.S. Holders (as defined below) of JATT Class A Ordinary Shares, and (ii) the ownership and disposition of New JATT Class A Ordinary Shares and New JATT Warrants after the Business Combination.
This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect.
This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a holder as a result of an exercise of redemption rights. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any U.S. state and local, or non-U.S. tax laws. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.
No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of an exercise of redemption rights, the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.
This summary is limited to considerations relevant to holders that hold common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:
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banks or other financial institutions or financial services entities;

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broker-dealers;

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taxpayers that are subject to the mark-to-market accounting rules;

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persons required to accelerate the recognition of any item of gross income with respect to JATT Securities, New JATT Ordinary Shares and/or New JATT Warrants, as the case may be, as a result of such income being recognized on an applicable financial statement;

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tax-exempt entities;

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governments or agencies or instrumentalities thereof;

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insurance companies;

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mutual funds;

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pension plans;

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regulated investment companies or real estate investment trusts;

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persons subject to the alternative minimum tax;

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partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes);

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U.S. expatriates or former long-term residents of the United States;

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persons that actually or constructively own five percent or more (by vote or value) of JATT Class A Ordinary Shares, or, following the Business Combination, New JATT Ordinary Shares (except as specifically provided below);

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the Sponsor or its affiliates, officers or directors;

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S corporations;

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trusts and estates;

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persons that acquired their JATT Securities, New JATT Ordinary Shares or New JATT Warrants, as the case may be, pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

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persons who purchase New JATT Ordinary Shares as part of the PIPE Financing;

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holders holding common stock as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction;

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U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

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“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax;

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persons holding JATT Class A Ordinary Shares that own or are deemed to own 10% or more of our stock (by vote or value) or that are “section 1248 shareholders” under Treasury regulation Section 1.367(b)-4 with respect to JATT; or

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U.S. Holders that will own (directly or indirectly) 5% of the either the total voting power or the total value of the shares of New JATT immediately after the Merger.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds JATT Class A Ordinary Shares, JATT warrants, or New JATT ordinary shares and/or New JATT warrants, as the case may be, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any JATT Class A Ordinary Shares, JATT warrants, New JATT ordinary shares and/or New JATT warrants, and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them.
This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein.
We have not sought, and do not intend to, seek any rulings from the IRS as to any U.S. federal income tax considerations described herein. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.
THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE BUSINESS COMBINATION, EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO THE JATT CLASS A ORDINARY SHARES AND THE OWNERSHIP AND DISPOSITION OF NEW JATT ORDINARY SHARES AND NEW JATT WARRANTS. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE FOREGOING, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL NON-INCOME, STATE AND LOCAL AND NON-U.S. TAX LAWS.
U.S. HOLDERS
As used herein, a “U.S. Holder” is a beneficial owner of any JATT Class A Ordinary Shares, JATT warrants, New JATT Ordinary Share, and/or New JATT Warrants, as the case may be, who or that is, for U.S. federal income tax purposes:

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an individual who is a citizen or resident of the United States;

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a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

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an estate whose income is subject to U.S. federal income tax regardless of its source; or

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a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (1) it has a valid election in place under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

Tax Effects of the Business Combination to U.S. Holders
Generally
The U.S. federal income tax consequences of the Business Combination will depend primarily upon whether the Business Combination qualifies as a “reorganization” within the meaning of Section 368 of the Code.
The Business Combination is intended to qualify as a “reorganization” within the meaning of Section 368 of the Code, and the parties to the Business Combination Agreement have agreed to report the Business Combination in a manner consistent with such tax treatment to the extent permitted under applicable law. There are many requirements that must be satisfied in order for the Business Combination to qualify as a reorganization under Section 368(a) of the Code, some of which are based upon factual determinations, and others which are fundamental to corporate reorganizations. JATT has undertaken to use reasonable best efforts to comply with certain covenants intended to support the qualification of the Business Combination as a “reorganization” under the provisions of Section 368(a) of the Code. No assurances can be given, however, that compliance with such covenants will be sufficient to ensure the Business Combination qualifies as a “reorganization”. No ruling has been requested, nor is one intended to be requested, from the IRS as to the U.S. federal income tax consequences of the Business Combination. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each U.S. Holder is urged to consult its tax advisor with respect to the particular tax consequence of the Business Combination to such U.S. Holder.
If the Business Combination does not qualify as a “reorganization” within the meaning of Section 368 of the Code, the Zura shareholders may recognize gain or loss for U.S. federal income tax purposes.
Certain U.S. Federal Income Tax Consequences of Exercising Redemption Rights
In the event that a U.S. Holder elects to redeem its JATT Class A Ordinary Shares for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the JATT Class A Ordinary Shares under Section 302 of the Code or is treated as a corporate distribution under Section 301 of the Code with respect to the U.S. Holder. If the redemption qualifies as a sale or exchange of the JATT Class A Ordinary Shares, subject to the PFIC rules discussed below “— Passive Foreign Investment Company Rules,” the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the JATT Class A Ordinary Shares surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the JATT Class A Ordinary Shares redeemed exceeds one year. It is unclear, however, whether the redemption rights with respect to the JATT Class A Ordinary Shares may suspend the running of the applicable holding period for this purpose. Long-term capital gain realized by a non-corporate U.S. Holders is currently taxed at a reduced rate. The deductibility of capital losses is subject to limitations.
If the redemption does not qualify as a sale or exchange of JATT Class A Ordinary Shares, subject to the PFIC rules discussed below “— Passive Foreign Investment Company Rules,” the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from JATT’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the JATT Class A Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the JATT Class A Ordinary Shares. Dividends paid to a U.S. Holder that is a taxable corporation generally will not be eligible qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporationsif the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the JATT Class A Ordinary Shares may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.
Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of JATT Class A Ordinary Shares treated as held by the U.S. Holder (including any JATT Class A Ordinary Shares constructively owned by the U.S. Holder as a result of owning JATT warrants) relative to all of the JATT Class A Ordinary Shares outstanding both before and after the redemption. The redemption of JATT Class A Ordinary Shares generally will be treated as a sale or exchange of the JATT Class A Ordinary Shares (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in JATT or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only JATT Class A Ordinary Shares actually owned by the U.S. Holder, but also JATT Class A Ordinary Shares that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include JATT Class A Ordinary Shares which could be acquired pursuant to the exercise of the JATT warrants. In order to meet the substantially disproportionate test, (i) the percentage of JATT’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of JATT Class A Ordinary Shares must be less than 80% of the percentage of JATT’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption, (ii) the U.S. Holder’s percentage ownership (including constructive ownership) of JATT’s outstanding stock (both voting and nonvoting) immediately after the redemption must be less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the U.S. Holder must own (including constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of JATT stock entitled to vote. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the JATT Class A Ordinary Shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the JATT Class A Ordinary Shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other JATT Class A Ordinary Shares. The redemption of the JATT Class A Ordinary Shares will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in JATT. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in JATT will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.
If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed JATT Class A Ordinary Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining JATT Class A Ordinary Shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its JATT warrant or possibly in other JATT Class A Ordinary Shares constructively owned by it. Shareholders who hold different blocks of JATT Class A Ordinary Shares (generally, shares of JATT purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them. All U.S. Holders are urged to consult their tax advisors as to the tax consequences to them of a redemption of all or a portion of their JATT Class A Ordinary Shares pursuant to an exercise of redemption rights.
Passive Foreign Investment Company Rules
In addition to the discussion above of the taxability of the redemption under the section titled “Certain U.S. Federal Income Tax Consequences of Exercising Redemption Rights,” the redemption of the JATT Class A Ordinary Shares may be a taxable event to U.S. Holders to the extent that JATT is or ever was a PFIC under Section 1297 of the Code.
Because JATT is a blank check company with no current active operating business, based upon the composition of its income and assets, and upon a tentative review of its financial statements, JATT believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2021, and will likely be considered a PFIC for its current taxable year which ends as a result of the Business Combination.
Definition and General Taxation of a PFIC
A non-U.S. corporation will be classified as a PFIC for any taxable year (a) if at least 75% of its gross income consists of passive income, such as dividends, interest, rents and royalties (except for rents and royalties earned in the active conduct of a trade or business), and gains on the disposition of property that produces such income, or (b) if at least 50% of the fair market value of its assets (determined on the basis of a quarterly average) is attributable to assets that produce, or are held for the production of, passive income (including for these purposes its pro rata share of the gross income and assets of any corporation (and, if certain proposed Treasury Regulations are applied, partnerships) in which it is considered to own at least 25% of the interest, by value). The determination of whether a foreign corporation is a PFIC is made annually.
If JATT is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of JATT Class A Ordinary Shares and JATT warrants and, in the case of JATT Class A Ordinary Shares, the U.S. Holder did not make either (a) a timely qualified election fund (“QEF”) election under Section 1295 of the Code for JATT’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) JATT Class A Ordinary Shares or (b) a QEF election along with a “purging election,” both of which are discussed further below, such holder generally will be subject to special rules with respect to:
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any gain recognized by the U.S. Holder on the sale or other disposition of its JATT Class A Ordinary Shares and JATT warrants (including a redemption treated as a sale or exchange); and

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any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the JATT Class A Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the JATT Class A Ordinary Shares).

Under these rules,
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the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the JATT Class A Ordinary Shares and JATT warrants;

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the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of JATT’s first taxable year in which it qualified as a PFIC, will be taxed as ordinary income;

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the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

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the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if JATT is determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above with respect to its JATT Class A Ordinary Shares by making a timely QEF election (or a QEF election along with a purging election), as described below. Pursuant to the QEF election, a U.S. Holder will be required to include in income its pro rata share of JATT’s net capital gain (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, whether or not distributed, in the taxable year of the U.S. Holder in which or with which JATT’s taxable year ends.
Impact of PFIC Rules on Certain U.S. Holders
The impact of the PFIC rules on a U.S. Holder of JATT Class A Ordinary Shares and JATT warrants will depend on whether the U.S. Holder has made a timely and effective election to treat JATT as a QEF, for JATT’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) JATT Class A Ordinary Shares, or if the U.S. Holder made an effective QEF election along with a “purging election,” as discussed below. A U.S. Holder’s ability to make an effective QEF election with respect to JATT is contingent upon, among other things, the provision by JATT of certain information that would enable the U.S. Holder to make and maintain a QEF election. If we determine we are a PFIC for any taxable year, we will endeavor to provide to a U.S. Holder upon request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided. A U.S. Holder that made a timely and effective QEF election for JATT’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) JATT Class A Ordinary Shares, or that made a QEF election along with a purging election, as discussed below, is hereinafter referred to as an “Electing Shareholder.” A U.S. Holder that did not make a timely and effective QEF election for JATT’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) JATT Class A Ordinary Shares, or that did not make a QEF election along with a purging election, is hereinafter referred to as a “Non-Electing Shareholder.”
As indicated above, if a U.S. Holder of JATT Class A Ordinary Shares has not made a timely and effective QEF election with respect to JATT’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) JATT Class A Ordinary Shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its JATT Class A Ordinary Shares for their fair market value on the “qualification date.” The qualification date is the first day of JATT’s tax year in which JATT qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held JATT Class A Ordinary Shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its JATT Class A Ordinary Shares by the amount of the gain recognized and will also have a new holding period in the JATT Class A Ordinary Shares for purposes of the PFIC rules.
A U.S. Holder may not make a QEF election with respect to its JATT warrants. As a result, if a U.S. Holder of JATT warrants sells or otherwise disposes of such warrants, any gain recognized will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if JATT were a PFIC at any time during the period the U.S. Holder held the JATT warrants.
U.S. Holders that hold (or are deemed to hold) stock of a foreign corporation that qualifies as a PFIC may instead elect to annually mark such stock to its market value if such stock is regularly traded on a national securities exchange that is registered with the SEC or certain foreign exchanges or markets of which the IRS has approved (a “mark-to-market election”). Nasdaq currently is considered to be an exchange that would allow a U.S. Holder to make a mark-to-market election. U.S. Holders are urged to consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to their JATT Class A Ordinary Shares under their particular circumstances.

The rules dealing with PFICs and with the QEF election and purging election (or a mark-to-market election) are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of JATT Class A Ordinary Shares and JATT warrants should consult its own tax advisor concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.
Tax Consequences to U.S. Holders of Ownership and Disposition of New JATT Ordinary Shares and New JATT Warrants
Dividends and Other Distributions on New JATT Ordinary Shares
Subject to the PFIC rules discussed below under the heading “Tax Consequences to U.S. Holders of Ownership and Disposition of New JATT Ordinary Shares and New JATT Warrants — Passive Foreign Investment Company Rules,” distributions (including, for the avoidance of doubt and for the purpose of the balance of this discussion, deemed distributions) on New JATT Ordinary Shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of the Company’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its New JATT Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the New JATT Ordinary Shares and will be treated as described below under the heading “Tax Consequences to U.S. Holders of Ownership and Disposition of New JATT Ordinary Shares and New JATT Warrants — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New JATT Ordinary Shares and New JATT Warrants.” If New JATT does not provide calculations of its earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. The amount of any such distribution will include any amounts withheld by us (or another applicable withholding agent). Amounts treated as dividends that the Company pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular tax rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if New JATT Ordinary Shares are readily tradable on an established securities market in the United States or the Company is eligible for benefits under an applicable tax treaty with the United States, and, in each case, the Company is not treated as a PFIC with respect to such U.S. Holder at the time the dividend was paid or in the preceding year and provided certain holding period requirements are met. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to New JATT Ordinary Shares.
The amount of any dividend distribution paid in foreign currency will be the U.S. dollar amount calculated by reference to the applicable exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.
Amounts taxable as dividends generally will be treated as income from sources outside the U.S. and will, depending on the circumstances of the U.S. Holder, be “passive” or “general” category income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to such U.S. Holder. The rules governing foreign tax credits are complex and U.S. Holders are urged to consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. Holder may, in certain circumstances, deduct foreign taxes in computing their taxable income, subject to generally applicable limitations under U.S. law. Generally, an election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. Notwithstanding the foregoing, if (a) the Company is 50% or more owned, by vote or value, by U.S. persons and (b) at least 10% of the Company’s earnings and profits are attributable to sources within the U.S., then for foreign tax credit purposes, a portion of the Company’s dividends would be treated as derived from sources within the U.S. In such case, with respect to any dividend paid for any taxable year, the U.S.-source ratio of such dividends for foreign tax credit purposes would be equal to the portion of the Company’s earnings and profits from sources within the U.S. for such taxable year, divided by the total amount of the Company’s earnings and profits for such taxable year.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of New JATT Ordinary Shares and New JATT Warrants
Subject to the PFIC rules discussed below under the heading “Tax Consequences to U.S. Holders of Ownership and Disposition of New JATT Ordinary Shares and New JATT Warrants — Passive Foreign Investment Company Rules,” upon any sale, exchange or other taxable disposition of New JATT Ordinary Shares or New JATT Warrants, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount of cash and (y) the fair market value of any other property, received in such sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such New JATT Ordinary Share or New JATT Warrant (determined as described above or below), in each case as calculated in U.S. dollars. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such New JATT Ordinary Share or New JATT Warrant exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations.
Any gain or loss recognized on the sale, exchange or other taxable disposition of New JATT Ordinary Shares or New JATT Warrants generally will be U.S.-source income or loss for purposes of computing the foreign tax credit allowable to a U.S. Holder. Consequently, a U.S. Holder may not be able to claim a credit for any non-U.S. tax imposed upon a disposition of New JATT Ordinary Shares or New JATT Warrants unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. Prospective U.S. Holders should consult their tax advisors as to the foreign tax credit implications of such sale, exchange or other taxable disposition of New JATT Ordinary Shares or New JATT Warrants.
Exercise, Lapse or Redemption of New JATT Warrants
Subject to the PFIC rules discussed below and except as discussed below with respect to the cashless exercise of a New JATT Warrant, a U.S. Holder generally will not recognize taxable gain or loss on the exercise of a New JATT Warrant. The U.S. Holder’s tax basis in the New JATT Ordinary Share received upon exercise of a New JATT Warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the New JATT Warrant and the exercise price of such New JATT Warrant. It is unclear whether the U.S. Holder’s holding period for the New JATT Ordinary Shares received upon exercise of the New JATT Warrants will begin on the date following the date of exercise or on the date of exercise of the New JATT Warrants; in either case, the holding period will not include the period during which the U.S. Holder held the New JATT Warrants. If a New JATT Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the New JATT Warrant.
The tax consequences of a cashless exercise of a New JATT Warrant are not clear under current tax law. Subject to the PFIC rules discussed below, a cashless exercise may be tax-deferred, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. Holder’s basis in the New JATT Ordinary Shares received generally should equal the U.S. Holder’s basis in the New JATT Warrants exercised therefor. If the cashless exercise were treated as not being a realization event (and not a recapitalization), it is unclear whether a U.S. Holder’s holding period in the New JATT Ordinary Shares would be treated as commencing on the date following the date of exercise or on the date of exercise of the New JATT Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the New JATT Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the New JATT Ordinary Shares would include the holding period of the New JATT Warrants exercised therefor.
It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered New JATT Warrants with an aggregate fair market value equal to the exercise price for the total number of new JATT Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the New JATT Warrants deemed surrendered and the U.S. Holder’s adjusted tax basis in such New JATT Warrants. In this case, a U.S. Holder’s tax basis in the New

JATT Ordinary Shares received would equal the sum of the U.S. Holder’s tax basis in the New JATT Warrants exercised and the exercise price of such New JATT Warrants. It is unclear whether a U.S. Holder’s holding period for New JATT Ordinary Shares would commence on the date following the date of exercise or on the date of exercise of the New JATT Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the New JATT Warrants. Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the New JATT Ordinary Shares received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.
If the Company redeems New JATT Warrants for cash pursuant to the redemption provisions described in the section entitled “Description of New JATT Warrants” or if we purchase JATT Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “Tax Consequences to U.S. Holders of Ownership and Disposition of New JATT Ordinary Shares and New JATT Warrants — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of JATT Ordinary Shares and New JATT Warrants.”
The tax consequences of a cashless exercise of a New JATT Warrant occurring after our giving notice of an intention to redeem the New JATT Warrant are unclear under current law. Such cashless exercise may be treated either as if we redeemed such New JATT Warrant for New JATT Ordinary Shares or as an exercise of the New JATT Warrant. If the cashless exercise of a New JATT Warrant for New JATT Ordinary Shares is treated as a redemption, then such redemption generally should be treated as a tax-deferred recapitalization for U.S. federal income tax purposes, in which case a U.S. Holder should not recognize any gain or loss on such redemption, and accordingly, a U.S. Holder’s basis in the New JATT Ordinary Shares received should equal the U.S. Holder’s basis in the New JATT Warrant and the holding period of the New JATT Ordinary Shares would include the holding period of the JATT Warrant. If the cashless exercise of a New JATT Warrant is treated as such, the tax consequences generally should be as described under the heading above “Tax Consequences to U.S. Holders of Ownership and Disposition of New JATT Ordinary Shares and New JATT Warrants — Exercise, Lapse or Redemption of a New JATT Warrant.” Due to the lack of clarity under current law regarding the treatment of a cashless exercise of a New JATT Warrant after our giving notice of an intention to redeem the New JATT Warrant, there can be no assurance as to which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise of a New JATT Warrant occurring after our giving notice of an intention to redeem the New JATT Warrant as described above.
Possible Constructive Distributions
The terms of each New JATT Warrant provide for an adjustment to the number of New JATT Ordinary Shares for which the New JATT Warrant may be exercised or to the exercise price of the New JATT Warrant in certain events, as discussed in the section of this proxy statement/prospectus entitled “Description of New JATT Securities.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the New JATT Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such New JATT Ordinary Shares received upon exercise of the New JATT Warrants or to the exercise price of the New JATT Warrants increases the proportionate interest of the U.S. Holder of New JATT Warrants in the Company’s assets or earnings and profits (e.g., through an increase in the number of New JATT Ordinary Shares that would be obtained upon exercise or through a decrease in the exercise price of a New JATT Warrant) as a result of a distribution (or a transaction treated as a distribution) of cash or other property, such as other securities, to the holders of New JATT Ordinary Shares, which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax in the same manner as if the U.S. Holders of the New JATT Warrants received a cash distribution from us equal to the fair market value of such increased interest.

Passive Foreign Investment Company Rules
The treatment of U.S. Holders of New JATT Ordinary Shares and New JATT Warrants could be materially different from that described above if the Company is treated as a PFIC for U.S. federal income tax purposes.
A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes, among other things, dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. PFIC status is determined annually and depends on the composition of a company’s income and assets and the fair market value of its assets and no assurance can be given as to whether the Company will be a PFIC in 2021 or for any future taxable year, in particular because the Company’s PFIC status for any taxable year will generally be determined in part by reference to the value of the Company’s assets and the Company’s revenues. In addition, our U.S. counsel expresses no opinion with respect to the Company’s PFIC status for 2021 or future taxable years.
Although the Company’s PFIC status is determined annually, an initial determination that the Company is a PFIC will generally apply for subsequent years to a U.S. Holder who held New JATT Ordinary Shares or New JATT Warrants while the Company was a PFIC, whether or not the Company meets the test for PFIC status in those subsequent years. If the Company is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of New JATT Ordinary Shares or New JATT Warrants and, in the case of New JATT Ordinary Shares, the U.S. Holder did not make either an applicable PFIC election (or elections), as further described below under the heading “Tax Consequences to U.S. Holders of Ownership and Disposition of New JATT Ordinary Shares and New JATT Warrants — PFIC Elections,” for the first taxable year of the Company in which it was treated as a PFIC, and in which the U.S. Holder held (or was deemed to hold) such New JATT Ordinary Shares or otherwise, such U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its New JATT Ordinary Shares or New JATT Warrants (which may include gain realized by reason of transfers of New JATT Ordinary Shares or JATT Warrants that would otherwise qualify as nonrecognition transactions for U.S. federal income tax purposes) and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the New JATT Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the New JATT Ordinary Shares).
Under these rules:
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the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the New JATT Ordinary Shares or New JATT Warrants;

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the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of the Company’s first taxable year in which the Company is a PFIC, will be taxed as ordinary income;

•
the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder without regard to the U.S. Holder’s other items of income and loss for such year; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

PFIC Elections
In general, if the Company is determined to be a PFIC, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of New JATT Ordinary Shares (but not New JATT Warrants) by making and maintaining a timely and valid QEF Election (if eligible to do so) to include in income its pro rata share of the Company’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the first taxable year of the U.S. Holder in which or with which the Company’s taxable year ends and each subsequent taxable year. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.
It is not entirely clear how various aspects of the PFIC rules apply to the New JATT Warrants. However, a U.S. Holder may not make a QEF Election with respect to its JATT Warrants. As a result, if a U.S. Holder sells or otherwise disposes of such New JATT Warrants (other than upon exercise of such New JATT Warrants for cash) and the Company was a PFIC at any time during the U.S. Holder’s holding period of such New JATT Warrants, any gain recognized generally will be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such New JATT Warrants properly makes and maintains a QEF Election with respect to the newly acquired New JATT Ordinary Shares (or has previously made a QEF election with respect to New JATT Ordinary Shares), the QEF Election will apply to the newly acquired New JATT Ordinary Shares. Notwithstanding such QEF Election, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF Election, will continue to apply with respect to such newly acquired New JATT Ordinary Shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the New JATT Warrants), unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. Under another type of purging election, the Company will be deemed to have made a distribution to the U.S. Holder of such U.S. Holder’s pro rata share of the Company’s earnings and profits as determined for U.S. federal income tax purposes. In order for the U.S. Holder to make the second election, the Company must also be determined to be a “controlled foreign corporation” as defined by the U.S. Tax Code. As a result of either purging election, the U.S. Holder will have a new basis and holding period in the New JATT Ordinary Share acquired upon the exercise of the New JATT Warrants solely for purposes of the PFIC rules.
The QEF Election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF Election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF Elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances.
In order to comply with the requirements of a QEF Election, a U.S. Holder must receive a PFIC Annual Information Statement from us. If we determine we are a PFIC for any taxable year, we currently intend to endeavor to provide, upon written request from a U.S. Holder of New JATT Ordinary Shares, such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF Election. However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or that the required information will in fact be provided.
If a U.S. Holder has made a QEF Election with respect to its New JATT Ordinary Shares, and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF Election for the Company’s first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of New JATT Ordinary Shares generally will be taxable as capital gain and no additional interest charge will be imposed under the PFIC rules. As discussed above, if the Company is a PFIC for any taxable year, a U.S. Holder of New JATT Ordinary Shares that has made a QEF Election will be currently taxed on its pro rata share of the Company’s earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally may not be treated as dividends when distributed to such U.S. Holder.
The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if the Company is not a PFIC for any taxable year, such U.S. Holder will not be subject to the QEF inclusion regime with respect to New JATT Ordinary Shares for such a taxable year.
Alternatively, if the Company is a PFIC and New JATT Ordinary Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder makes a mark-to-market election with respect to such shares for the first taxable year in which it holds (or is deemed to hold) New JATT Ordinary Shares and each subsequent taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its New JATT Ordinary Shares at the end of such year over its adjusted basis in its New JATT Ordinary Shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its New JATT Ordinary Shares over the fair market value of its New JATT Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its New JATT Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its New JATT Ordinary Shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to New JATT Warrants.
The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the New JATT Ordinary Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to New JATT Ordinary Shares under their particular circumstances.
Related PFIC Rules
If the Company is a PFIC and, at any time, has a foreign subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if the Company receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC, or the U.S. Holder otherwise was deemed to have disposed of an interest in the lower-tier PFIC. Upon written request, the Company will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder the information that may be required to make or maintain a QEF Election with respect to the lower-tier PFIC. There can be no assurance that the Company will have timely knowledge of the status of any such lower-tier PFIC. In addition, the Company may not hold a controlling interest in any such lower-tier PFIC and thus there can be no assurance the Company will be able to cause the lower-tier PFIC to provide such required information. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.
A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS.
The rules dealing with PFICs and with the QEF, purging, and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of New JATT Ordinary Shares and New JATT Warrants are urged to consult their own tax advisors concerning the application of the PFIC rules to New JATT securities under their particular circumstances.

Additional Reporting Requirements
Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property to the Company. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. In addition, certain U.S. Holders (and to the extent provided in IRS guidance, certain individual Non-U.S. Holders) holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to New JATT Ordinary Shares, subject to certain exceptions (including an exception for New JATT Ordinary Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold New JATT Ordinary Shares. Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of New JATT Ordinary Shares.
Information Reporting and Backup Withholding
Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding.
Backup withholding generally will not apply, however, to a U.S. Holder if (i) the U.S. Holder is a corporation or other exempt recipient or (ii) the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.
THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE BUSINESS COMBINATION, AND OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF NEW JATT ORDINARY SHARES AND JATT WARRANTS INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, FOREIGN AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) presents the combination of the financial information of JATT and Zura after giving effect to the transactions contemplated by the Business Combination Agreement, including the Business Combination, and related adjustments further described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
	(in thousands, except share and per share data)
Selected Unaudited Pro Forma Condensed Combined
Statement of Operations – Period Ended June 30, 2022
Total expenses	$10,230	$10,230
Operating loss	(10,230)	(10,230)
Net loss	$(8,455)	$(8,455)
Basic and diluted net loss per share	$(0.22)	$(0.33)
Basic and diluted weighted average shares outstanding	38,307,000	26,007,000
Selected Unaudited Pro Forma Condensed Combined
Statement of Operations – Period Ended March 31, 2022
Total expenses	$12,197	$12,197
Operating loss	(12,197)	(12,197)
Net loss	$(9,930)	$(9,930)
Basic and diluted net loss per share	$(0.26)	$(0.38)
Basic and diluted weighted average shares outstanding	38,307,000	26,007,000
Selected Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of June 30, 2022
Total assets	$181,970	$57,373
Total liabilities	$2,535	$2,535
Total stockholders’ equity	$166,935	$42,338

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this Prospectus, unless defined below. As used in this unaudited pro forma condensed combined financial information, “Zura” refers to Zura Bio Limited, a company incorporated under the laws of England and Wales, and “JATT” refers to JATT Acquisition Corp prior to the Business Combination.
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and presents the combination of the historical financial information of JATT and Zura, adjusted to give effect to the Business Combination and the other events contemplated by the Business Combination Agreement. Unless otherwise indicated or the context otherwise requires, references to the “Combined Company” refer to Zura Bio Limited (formerly JATT Acquisition Corp), a Cayman Islands exempted company, and its consolidated subsidiaries after giving effect to the Business Combination.
The unaudited pro forma condensed combined balance sheet as of June 30, 2022, combines the historical balance sheet of JATT as of June 30, 2022, and the historical balance sheet of Zura as of June 30, 2022, on a pro forma basis as if the Business Combination and the other events contemplated by the Business Combination Agreement had been consummated on June 30, 2022. The unaudited pro forma condensed combined statement of operations for the fiscal year ended March 31, 2022, combines the historical statement of operations of JATT for the period from March 10, 2021 (inception) through December 31, 2021 and the historical statements of operation of Zura for the period from January 18, 2022 (inception) through March 31, 2022 and the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022, combines the historical statement of operations of JATT for the six months ended June 30, 2022 and the historical statement of operations of Zura for the period from January 18, 2022 (inception) through March 31, 2022 combined with the three months ended June 30, 2022 on a pro forma basis as if the Business Combination and the other events contemplated by the Business Combination Agreement had been consummated on April 1, 2021, the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial information and accompanying notes have been derived from and should be read in conjunction with:
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the historical audited financial statements of JATT as of December 31, 2021 and for the period from March 10, 2021 (inception) through December 31, 2021 and the related notes, which are included in JATT’s Annual Report on Form 10-K filed with the SEC on April 11, 2022 (the “JATT 2021 10-K”), which are included elsewhere in this Prospectus;

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the historical unaudited financial statements of JATT as of June 30, 2022 and the related notes, which are included in JATT’s Quarterly Report on Form 10-Q filed with the SEC on August 12, 2022 (the “JATT 2022 10-Q”), which are included elsewhere in this Prospectus;

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the historical audited financial statements of Zura as of March 31, 2022 and for the period from January 18, 2022 (inception) through March 31, 2022 and the related notes, which are included elsewhere in this Prospectus;

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the historical unaudited financial statements of Zura as of June 30, 2022 and for the three months ended June 30, 2022 and the related notes, which are included elsewhere in this Prospectus; and

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other information relating to JATT and Zura contained in this Prospectus, including the Business Combination Agreement and the description of certain terms thereof.

The unaudited pro forma condensed combined financial information should also be read together with the sections of the JATT 2021 10-K, the JATT 2022 10-Q, the financial statements of Zura as of and for the period ended March 31, 2022, the financial statements of Zura as of and for the period ended June 30, 2022 and the section of this Prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other financial information included elsewhere in this Prospectus.

Business Combination Agreement
On June 16, 2022, JATT entered into a Business Combination Agreement, as amended on September 20, 2022 (as it may be amended, supplemented or otherwise modified from time to time), by and among JATT, JATT Merger Sub, JATT Merger Sub 2, Holdco (to become a party before Closing, as described below) and Zura.
Pursuant to the Business Combination Agreement, (a) before the closing of the Business Combination, (a) Holdco will be established as a new holding company of Zura and will become a party to the Business Combination Agreement; and (b) on the Closing, in sequential order: (i) Merger Sub will merge with and into Holdco, with Holdco continuing as the surviving company and a wholly owned subsidiary of JATT; (ii) immediately following the Merger, Holdco will merge with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving company and a wholly owned subsidiary of JATT; and (iii) JATT will change its name to “Zura Bio Limited”.
In connection with the Business Combination, the cash held in the Trust Account after giving effect to any redemption of shares by JATT’s public shareholders will be used to pay certain fees and expenses in connection with the Business Combination, and for working capital and general corporate purposes.
Business Combination Consideration
If the Business Combination is completed: (i) each outstanding Holdco ordinary share as of immediately prior to the Effective Time will be cancelled in exchange for the right to receive a number of New JATT Class A Ordinary Shares equal to the Exchange Ratio (as defined below) and (ii) each option to purchase Holdco ordinary shares that is then outstanding shall be converted into the right to receive an option relating to the New JATT Class A Ordinary Shares upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the Effective Time (each, a “New JATT Option”) except that (y) such New JATT Option shall relate to that whole number of New JATT Class A Ordinary Shares (rounded to the nearest whole share) equal to the number of Holdco ordinary shares subject to such option, multiplied by the Exchange Ratio, and (z) the exercise price per share for each such New JATT Class A Ordinary Share shall be equal to the exercise price per Holdco share of such option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (rounded to the nearest full cent).
The total merger consideration to be received by securityholders of Holdco at the Closing will be the issue of (or grant of options to purchase) New JATT Class A Ordinary Shares with an aggregate value equal to approximately $165 million, comprised of 16,057,000 shares of New JATT Class A Ordinary Shares and 443,000 New JATT Options, each multiplied by the redemption value of $10.
Accounting for the Business Combination
The Business Combination is accounted for as a recapitalization in accordance with GAAP. Under this method of accounting, JATT is treated as the acquired company and Zura is treated as the acquirer for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the Combined Company represent a continuation of the financial statements of Zura, with the Business Combination treated as the equivalent of Zura issuing stock for the net assets of JATT, accompanied by a recapitalization. The net assets of JATT are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Zura. Zura has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances:
•
Zura’s existing shareholders have a majority of the voting power;

•
the Combined Company’s board is expected to consist of six directors, four of whom can be designated by Zura and two of whom can be designated by JATT;

•
all of Zura’s existing management will continue in their key positions in the management team of the Combined Company; and

•
Zura’s operations prior to the Business Combination comprise the ongoing operations.

Upon the Business Combination, the purchase consideration will be recorded as a credit to shareholders’ equity and a debit to net assets. The purchase consideration amounts to $160.6 million (16,057,000 shares of New JATT Class A Ordinary Shares multiplied by the redemption value of $10 which approximates fair value). The 443,000 New JATT Options will continue to be recorded as stock-based compensation over the remaining pre-combination service period of the options to purchase Holdco ordinary shares, as the fair value of the New JATT Options approximates the fair value of the options to purchase Holdco ordinary shares that will be exchanged for New JATT Options.
Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of the Combined Company upon consummation of the Business Combination and the other events contemplated by the Business Combination Agreement in accordance with GAAP.
Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes. The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination and the other events contemplated by the Business Combination Agreement are expected to be used for general corporate purposes. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the Combined Company following the consummation of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. JATT and Zura have not had any historical relationship prior to the transactions discussed in this Prospectus. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The unaudited pro forma condensed combined financial information contained herein assumes that the JATT shareholders approve the Business Combination. Pursuant to JATT’s amended and restated memorandum and articles of association, the JATT public shareholders may elect to redeem their JATT ordinary shares upon the closing of the Business Combination for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the JATT trust account. JATT cannot predict how many of its public shareholders will exercise their right to redeem their JATT ordinary shares for cash. Therefore, the unaudited pro forma condensed combined financial information present two redemption scenarios as follows:
•
Assuming No Redemptions — this scenario assumes that no public shareholders of JATT exercise redemption rights with respect to their public shares; and

•
Assuming Maximum Redemptions — this scenario assumes the maximum amount of redemptions that would satisfy the Available Closing Date Cash requirement of $65.0 million provided for in the Business Combination Agreement. This scenario assumes that 13,800,000 JATT ordinary shares are redeemed at approximately $10.10 per share for an aggregate payment of approximately $139.6 million (includes market appreciation and interest on the marketable securities and/or balances held in the Trust Account), leaving a balance of approximately $65.0 million (including $20.0 million from the PIPE Financing, $30.0 million from the Forward Purchase Agreement and approximately $15.0 million of Redemption Backstop ) before subtracting approximately $7.5 million in JATT transaction costs.

The two redemption scenarios assumed in the unaudited pro forma condensed combined balance sheet and statement of operations do not include adjustments for the outstanding warrants issued in connection with JATT’s initial public offering, as such securities are not exercisable until 30 days after the Closing.

The following summarizes the pro forma Ordinary Shares issued and outstanding immediately after the Business Combination:
	Assuming No Redemptions		Assuming Maximum Redemptions
	Shares	%	Number	%
JATT Public shareholders	13,800,000	36.0%	—	0.0%
Redemption Backstop	—	0.0%	1,500,000	5.8%
JATT Founders	3,450,000	9.0%	3,450,000	13.3%
PIPE	2,000,000	5.2%	2,000,000	7.7%
Forward Purchase Agreement	3,000,000	7.9%	3,000,000	11.5%
Zura Equityholders	16,057,000	41.9%	16,057,000	61.7%
Shares outstanding	38,307,000	100.0%	26,007,000	100.0%
If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2022
(Dollars in Thousands)
	June 30, 2022	June 30, 2022	Transaction Accounting Adjustments (Assuming No Redemptions) (Note 3)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions) (Note 3)		Pro Forma Combined (Assuming Maximum Redemptions)
	Zura (Historical)	JATT (Historical)
ASSETS
Current assets
Cash	$4,412	$221	$139,597	(a)	$181,730	$(139,597)	(i)	$57,133
			20,000	(c)		15,000	(j)
			30,000	(d)
			(12,500)	(e)
Due from related party	—	—	—		—	—		—
Deferred transaction costs	1,144	—	(1,144)	(e)	—	—		—
Prepaid expenses and other assets	24	216	—		240	—		240
Total current assets	5,580	437	175,953		181,970	(124,597)		57,373
Marketable securities held in Trust Account	—	139,597	(139,597)	(a)	—	—		—
Total assets	$5,580	$140,034	$36,356		$181,970	$(124,597)		$57,373
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued expenses	$1,515	$759	$(1,144)	(e)	$1,130	$—		$1,130
Accounts payable – related party	—	103			103	—		103
Note payable	—	179	—		179	—		179
Total current liabilities	1,515	1,041	(1,144)		1,412	—		1,412
Deferred underwriting commissions	—	4,010	(4,010)	(e)	—	—		—
Derivative liabilities	—	2,365	(1,242)	(h)	1,123	—		1,123
Total liabilities	1,515	7,416	(6,396)		2,535	—		2,535
Commitments and contingencies
Class A ordinary shares subject to possible redemption	—	139,497	(139,497)	(b)	—	—		—
Series A – Preferred Stock	12,500	—	—		12,500	—		12,500
Shareholders’ equity (deficit)
Common stock	—	—	1	(b)	4	(1)	(i)	3
			—	(c)
			—	(d)
			3	(g)
Ordinary shares	—	—	—	(g)	—	—		—
Class A ordinary shares	—	—	—	(g)	—	—		—
Class B ordinary shares	—	—	—	(g)	—	—		—
Additional paid-in capital	309	—	139,496	(b)	175,675	(139,596)	(i)	51,079
			20,000	(c)		15,000	(j)
			30,000	(d)
			(5,000)	(e)
			(10,369)	(f)
			(3)	(g)
			1,242	(h)
Accumulated deficit	(8,744)	(6,879)	(3,490)	(e)	(8,744)	—		(8,744)
			10,369	(f)
Total shareholders equity (deficit)	(8,435)	(6,879)	182,249		166,935	(124,597)		42,338
Total liabilities and shareholders’ equity (deficit)	$5,580	$140,034	$36,356		$181,970	$(124,597)		$57,373

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE PERIOD ENDED MARCH 31, 2022
(Dollars In Thousands, Except Share and Per Share Amounts)
	For the Period From January 18, 2022 (Inception) Through March 31, 2022	For the Period From March 10, 2021 (Inception) Through December 31, 2021	Transaction Accounting Adjustments (Assuming No Redemptions) (Note 2)		For the Period From January 18, 2022 (Inception) Through March 31, 2022	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions) (Note 2)	For the Period From January 18, 2022 (Inception) Through March 31, 2022
	Zura (Historical)	JATT (Historical)			Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
Expenses
General and administrative	$319	$720	$3,490	(aa)	$4,529	—	$4,529
Research and development – license acquired	7,500	—	—		7,500	—	7,500
General and administrative – related party	—	168	—		168	—	168
Total expenses	7,819	888	3,490		12,197	—	12,197
Operating loss	(7,819)	(888)	(3,490)		(12,197)	—	(12,197)
Other income (expense)
Loss upon issuance of private placement warrants	—	(1,773)	—		(1,773)	—	(1,773)
Offering costs associated with derivative warrant liabilities	—	(747)	—		(747)	—	(747)
Change in fair value of derivative warrant liabilities	—	10,238	(5,451)	(bb)	4,787	—	4,787
Investment income on Trust Account	—	19	(19)	(cc)	—	—	—
Total other income (expense)	—	7,737	(5,470)		2,267	—	2,267
Net loss	$(7,819)	$6,849	$(8,960)		$(9,930)	$—	$(9,930)
Weighted average Class A ordinary shares outstanding, basic and diluted		7,834,343
Basic net income (loss) per Class A ordinary share		$0.62
Diluted net income (loss) per Class A ordinary share		$0.61
Weighted average Class B ordinary shares outstanding, basic		3,130,303
Weighted average Class B ordinary shares outstanding, diluted		3,310,606
Basic net income per Class B ordinary share		$0.62
Diluted net income per Class B ordinary share		$0.61
Basic and diluted net loss per share	$(7,818,712)				$(0.26)		$(0.38)
Basic and diluted weighted average shares outstanding	1				38,307,000		26,007,000

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE PERIOD ENDED JUNE 30, 2022
(Dollars In Thousands, Except Share and Per Share Amounts)
	Six Months Ended June 30, 2022	Six Months Ended June 30, 2022	Transaction Accounting Adjustments (Assuming No Redemptions) (Note 2)		Six Months Ended June 30, 2022 Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions) (Note 2)	Six Months Ended June 30, 2022 Pro Forma Combined (Assuming Maximum Redemptions)
	Zura (Historical)	JATT (Historical)
Expenses
General and administrative	1,161	1,196	—		2,357	—	2,357
Research and development – license acquired	7,500	—	—		7,500	—	7,500
Research and development	85	—	—		85	—	85
General and administrative – related party	—	288	—		288	—	288
Total expenses	8,746	1,484	—		10,230	—	10,230
Operating loss	(8,746)	(1,484)	—		(10,230)	—	(10,230)
Other income (expense)
Other	2	—	—		2	—	2
Offering costs associated with derivative warrant liabilities	—	—	—		—	—	—
Change in fair value of derivative warrant liabilities	—	3,705	(1,932)	(bb)	1,773	—	1,773
Investment income on Trust Account	—	197	(197)	(cc)	—	—	—
Total other income (expense)	2	3,902	(2,129)		1,775	—	1,775
Net loss	$(8,744)	$2,418	$(2,129)		$(8,455)	$—	$(8,455)
Weighted average Class A ordinary shares outstanding, basic and diluted		13,800,000
Basic and diluted net income (loss) per Class A ordinary share		$0.14
Weighted average Class B ordinary shares outstanding, basic and diluted		3,450,000
Basic and diluted net income per Class B ordinary share		$0.14
Basic and diluted net loss per share	$(17,542.17)				$(0.22)		$(0.33)
Basic and diluted weighted average shares outstanding	498				38,307,000		26,007,000

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
1.   Basis of Presentation
The Business Combination was accounted for as a recapitalization in accordance with GAAP. Under this method of accounting, JATT was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the Combined Company represent a continuation of the financial statements of Zura, and the Business Combination was treated as the equivalent of Zura issuing stock for the net assets of JATT, accompanied by a recapitalization. The net assets of JATT are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Zura.
The unaudited pro forma condensed combined balance sheet as of June 30, 2022, gives pro forma effect to the Business Combination and other events contemplated by the Business Combination Agreement as if they had been consummated on June 30, 2022. The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2022 and the pro forma condensed combined statement of operations for the six months ended June 30, 2022, give pro forma effect to the Business Combination and the other events contemplated by the Business Combination Agreement as if they had been consummated on April 1, 2021.
The unaudited pro forma condensed combined financial information and accompanying notes have been derived from and should be read in conjunction with:
•
the historical audited financial statements of JATT as of December 31, 2021 and for the period from March 10, 2021 (inception) through December 31, 2021 and the related notes, which are included in JATT’s Annual Report on Form 10-K filed with the SEC on April 11, 2022 (the “JATT 2021 10-K”), which are included elsewhere in this Prospectus;

•
the financial statements of JATT as of June 30, 2022 and the related notes, which are included in JATT’s Quarterly Report on Form 10-Q filed with the SEC on August 12, 2022 (the “JATT 2022 10-Q”), which are included elsewhere in this Prospectus;

•
the historical audited financial statements of Zura as of and for the period from January 18, 2022 (inception) through March 31, 2022 and the related notes, which are included elsewhere in this Prospectus;

•
the historical unaudited financial statements of Zura as of and for the three months ended June 30, 2022 and the related notes, which are included elsewhere in this Prospectus; and

•
other information relating to JATT and Zura contained in this Prospectus, including the Business Combination Agreement and the description of certain terms thereof.

The unaudited pro forma condensed combined financial information should also be read together with the sections of the JATT 2021 10-K, the JATT 2022 10-Q, the financial statements of Zura as of and for the period ended March 31, 2022, the financial statements of Zura as of and for the period ended June 30, 2022 and the section of this Prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other financial information included elsewhere in this Prospectus.
Zura management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The pro forma adjustments reflecting the consummation of the Business Combination are based on information available as of the date of this proxy statement/prospectus and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in these notes, may be revised as additional information becomes available and is evaluated. Therefore, the actual adjustments may materially differ from the pro forma adjustments that appear in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments as based on the statutory rate in effect for the historical periods presented, as management believes income tax adjustments to not be meaningful given the combined entity incurred significant losses during the historical periods presented. Zura management considers this basis of presentation to be reasonable under the circumstances.
One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the closing of the Business Combination are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to Zura’s additional paid-in capital and are assumed to be cash settled.
2.   Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2022, are as follows:
(a)
Reflects the liquidation and reclassification of cash and investments held in the Trust Account (as defined in this proxy statement) that became available for general corporate use following the Business Combination.

(b)
Reflects the transfer of JATT’s Class A Ordinary Shares subject to possible redemptions as of June 30, 2022 to permanent equity.

(c)
Represents the PIPE Financing issuance of 2.0 million ordinary shares at $10 per share generating gross proceeds of $20.0 million.

(d)
Represents the Forward Purchase Agreement issuance of 3.0 million ordinary shares at $10 per share generating gross proceeds of $30.0 million.

(e)
Represents preliminary estimated transaction costs to be incurred by Zura and JATT of $5.0 million and $7.5 million, respectively, for legal, financial advisory and other professional fees. The JATT estimated transaction costs includes $4.0 million of deferred underwriting commissions.

For the Zura transaction costs:
•
$ 5.0 million was reflected as a reduction of cash and additional paid in capital and $1.1 million was reflected as a reduction in deferred transaction costs and accounts payable and accrued expences.

For the JATT transaction costs:
•
$7.5 million was reflected as a reduction of cash, over $4.0 million as a reduction in deferred underwriting commissions and almost $3.5 million reduction in retained earnings.

•
The amount of total estimated JATT transaction costs recognized by JATT through June 30, 2022 was not material. The costs expensed through retained earnings are included in the unaudited pro forma condensed combined statement of operations for the period ended June 30, 2022.

(f)
Reflects the elimination of JATT’s retained earnings of $10.4 million to additional paid-in capital.

(g)
Reflects the recapitalization of equity as a result of the Business Combination.

(h)
Reflects the reclassification of the public warrants’ derivative warrant liability of $1.2 million to equity. JATT’s public warrants are expected to be equity classified upon consummation of the Business Combination.

	Public	Private	Total
IPO, fair value	$8,625,000	$7,683,000	$16,308,000
Change in fair value	$(5,451,000)	$(4,787,000)	$(10,238,000)
December 31, 2021, fair value	$3,174,000	$2,896,000	$6,070,000
Change in fair value	$(1,932,000)	$(1,773,000)	$(3,705,000)
June 30, 2022, fair value	$1,242,000	$1,123,000	$2,365,000

(i)
Reflects the maximum redemption of 13,800,000 JATT Class A Ordinary Shares at a redemption price of approximately $10.12 per share, totaling approximately $139,597,000 (includes market appreciation and interest on the marketable securities and/or balances held in the Trust).

(j)
Reflects the Redemption Backstop of 1,500,000 JATT Class A Ordinary Shares at a price of $10.00 per share, totaling approximately $15,000,000.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations
The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the periods ended March 31, 2022 and June 30, 2022 are as follows:
(aa)
Reflects an adjustment for the transaction costs as if the Business Combination had been consummated on April 1, 2021.

(bb)
Reflects the reclassification of the $1.2 million in public warrants to permanent equity as of April 1, 2021 and eliminates the fair value change of these public warrants historically recorded on the statement of operations.

(cc)
Reflects an adjustment to eliminate investment income related to the JATT trust account.

3.   Loss per Share
Represents the net loss per share calculated using the historical weighted average shares of Zura Ordinary Shares outstanding, and the issuance of additional shares in connection with the Business Combination and other related events, assuming the shares were outstanding since April 1, 2021. As the Business Combination and other related events are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Business Combination have been outstanding for the entire period presented. No unexercised stock options and warrants were included in the earnings per share calculation as they would be anti-dilutive.
	Assuming No Redemptions	Assuming Maximum Redemptions
Period Ended June 30, 2022
Pro forma net loss	$(8,455,000)	$(8,455,000)
Pro form weighted average shares outstanding – basic and diluted	38,307,000	26,007,000
Net loss per share – basic and diluted	$(0.22)	$(0.33)
Period Ended March 31, 2022
Pro forma net loss	$(9,930,000)	$(9,930,000)
Pro forma weighted average shares outstanding – basic and diluted	38,307,000	26,007,000
Net loss per share – basic and diluted	$(0.26)	$(0.38)
Pro Forma Weighted Average Shares
JATT Public shareholders	13,800,000	—

	Assuming No Redemptions	Assuming Maximum Redemptions
Redemption Backstop	—	1,500,000
JATT Founders	3,450,000	3,450,000
PIPE	2,000,000	2,000,000
Forward Purchase Agreement	3,000,000	3,000,000
Zura Equityholders	16,057,000	16,057,000
Pro forma weighted average shares outstanding, basic and diluted	38,307,000	26,007,000
JATT had an aggregate of 12,810,000 warrants outstanding which had no intrinsic value and were anti-dilutive. Additionally, Zura had stock options on 3,547 and -0- shares as of June 30, 2022 and December 31, 2021, respectively, which had no intrinsic value and were anti-dilutive.

TRADING MARKET AND DIVIDENDS
JATT
Ticker Symbol and Market Price
The Units, JATT Class A Ordinary Shares and Public Warrants are each currently listed on NYSE under the symbols “JATT.U,” “JATT,” and “JATT.WS,” respectively.
The closing prices of the Units, JATT Class A Ordinary Shares and Public Warrants on September 10, 2022, were $10.09, $10.00 and $0.17, respectively. As of           , 2022, the record date for the Meeting, the closing prices for each Unit, JATT Class A Ordinary Share and Public Warrant were $      , $      and $      , respectively.
Holders
As of           , 2022, there was one holder of record of the Units, oneholder of record of the JATT Class A Ordinary Shares and oneholders of record of the Public Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Units, JATT Class A Ordinary Shares and Public Warrants are held of record by banks, brokers and other financial institutions.
Dividend Policy
JATT has not paid any cash dividends on JATT Class A Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon New JATT’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any dividends subsequent to the Business Combination will be within the discretion of the New JATT board. Further, if New JATT incurs any indebtedness in connection with the Business Combination, New JATT’s ability to declare dividends may be limited by restrictive covenants New JATT has agreed to in connection therewith.
Zura
There is no public market for Zura’s ordinary shares.

BUSINESS OF JATT
Unless the context otherwise requires, for purposes of this section, the terms “we,” “us,” “our,” “the Company” or “JATT” refer to JATT Acquisition Corp prior to the consummation of the Business Combination.
Overview
JATT was incorporated as a Cayman Islands exempted company on March 10, 2021. JATT was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. JATT’s Existing MAA provides that it will continue in existence only until January 16, 2023. If JATT is unable to complete its initial business combination within the that time period, it will (i) cease all operations except for the purpose of winding up and (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding JATT Class A Ordinary Shares at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to JATT (net of taxes payable), divided by the number of then outstanding JATT Class A Ordinary Shares, which redemption will completely extinguish public shareholders’ rights as holders of JATT Class A Ordinary Shares (including the right to receive further liquidation distributions, if any), subject to applicable law. As promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the JATT board, JATT will liquidate and dissolve, subject to its obligations under the laws of the Cayman Islands to provide for claims of creditors and the requirements of other applicable law.
Trust Account
Following the closing of the IPO on July 13, 2021 and the underwriters’ exercise of over-allotment option on July 19, 2021, $139,380,000 from the net proceeds of the sale of the Units in the IPO and the sale of the Private Placement Warrants was placed in a Trust Account maintained by Continental, acting as trustee (the “Trust Account”). The funds held in the Trust Account are and will be invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, so that JATT is not deemed to be an investment company under the Investment Company Act. Except with respect to interest earned on the funds held in the Trust Account that may be released to JATT to pay its income or other tax obligations, the proceeds will not be released from the Trust Account until the earlier of the completion of a Business Combination or the redemption of 100% of the outstanding JATT Class A Ordinary Shares if JATT has not completed a Business Combination in the required time period. The proceeds held in the Trust Account may be used as consideration to pay the sellers of a target business with which JATT completes a Business Combination along with the expenses associated with the Business Combination. Any amounts not paid as consideration to the sellers of the target business or used as transaction expenses may be used to finance the operations of the target business.
Business Combination Activities
On June 16, 2022, we entered into the Business Combination Agreement. As a result of the consummation of the transactions contemplated thereunder, Zura will become our wholly owned subsidiary, and we will change our name to “Zura Bio Limited.” In the event that an initial business combination is not consummated by January 16, 2023, we will cease all operations except for the purpose of winding up and we will distribute the proceeds held in the Trust Account to our public shareholders unless we obtain prior approval of our shareholders to amend the Existing MAA.
On September 20, 2022, the parties entered into the First Amendment to the Business Combination Agreement pursuant to which they agreed to amend the Business Combination Agreement to, among other things, that the JATT Class A Ordinary Shares to be issued in connection with the Business Combination shall have been approved for listing on Nasdaq, instead of the NYSE, subject only to official notice of issuance thereof, and immediately following the Closing, New JATT shall satisfy all applicable initial and continuing listing requirements of Nasdaq and shall not have received any notice of non-compliance therewith.

Redemption Rights
Our shareholders (except the Initial Shareholders) will be entitled to redeem their public shares for a pro rata share of the Trust Account (currently anticipated to be no less than approximately $10.10 per JATT Class A Ordinary Share for shareholders) net of taxes payable. The Initial Shareholders do not have redemption rights with respect to any JATT Class A Ordinary Shares owned by them, directly or indirectly.
Automatic Liquidation and Subsequent Liquidation of Trust Account if No Business Combination
If JATT does not complete a business combination by January 16, 2023, it will; (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to JATT to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of JATT’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. If JATT is unable to consummate its initial business combination within the required time period, it will, as promptly as possible but not more than ten business days thereafter, redeem 100% of outstanding JATT Class A Ordinary Shares for a pro rata portion of the funds held in the Trust Account, including a pro rata portion of any interest earned on the funds held in the Trust Account and not necessary to pay its taxes, and then seek to liquidate and dissolve. There will not be any payment to redeem the Public Warrants or Private Placement Warrants and they will all expire worthless.
The proceeds deposited in the Trust Account could, however, become subject to claims of our creditors that are in preference to the claims of our public shareholders. Although JATT will seek to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case, in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, JATT will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.
Raymond James has not executed agreements with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. The Sponsor has agreed that they will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.10 per JATT Class A Ordinary Share by the claims of target businesses or claims of vendors or other entities that are owed money by JATT for services rendered or contracted for or products sold to JATT, but JATT cannot assure that it will be able to satisfy its indemnification obligations if it is required to do so. JATT has not asked the Sponsor to reserve for such indemnification obligations, nor has JATT independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Sponsor’s only assets are securities of JATT. Therefore, JATT believes it is unlikely that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so.

In the event that the proceeds in the Trust Account are reduced below $10.10 per JATT Class A Ordinary Share less taxes payable, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While JATT currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce their indemnification obligations to JATT, it is possible that JATT’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, JATT cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.10.
If JATT files a bankruptcy or winding up petition or an involuntary bankruptcy or winding-up petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of JATT’s public shareholders. To the extent any bankruptcy claims deplete the Trust Account, JATT cannot assure you it will be able to return $10.10 per JATT Class A Ordinary Share to public shareholders. Additionally, if JATT files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against JATT that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our public shareholders. Furthermore, the JATT board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and JATT to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. JATT cannot assure you that claims will not be brought against JATT for these reasons.
The Sponsor has agreed to waive its rights to participate in any liquidation of the Trust Account or other assets with respect to the Private Placement Warrants they hold.
Facilities
Our registered office is located c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, and our telephone is +44 7706 732212. We currently maintain a business executive office at 51 New Cavendish Street, London, United Kingdom W1G 9TG. We consider our current office space adequate for our current operations.
Employees
JATT has three executive officers. These individuals are not obligated to devote any specific number of hours to JATT’s matters and intend to devote only as much time as they deem necessary to JATT’s affairs. JATT presently expects its executive officers to devote such amount of time as they reasonably believe is necessary to our business. JATT does not intend to have any full-time employees prior to the consummation of the Business Combination.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF JATT
The following discussion and analysis of JATT’s financial condition and results of operations should be read in conjunction with our audited and unaudited financial statements and the notes related thereto which are included elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, for purposes of this section, the terms “we,” “us,” “our,” “the Company” or “JATT” refer to JATT Acquisition Corp prior to the consummation of the Business Combination.
Overview
We are a blank check company incorporated in the Cayman Islands on March 10, 2021 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. We intend to effectuate the Business Combination using cash derived from the proceeds of the IPO and the sale of the Private Placement Warrants, our shares, debt or a combination of cash, shares and debt.
We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete the Business Combination will be successful.
Our Sponsor is JATT Ventures, L.P., a Cayman Islands exempted limited partnership. The registration statement for our Initial Public Offering was declared effective on July 13, 2021. On July 16, 2021, we consummated the Initial Public Offering of 12,000,000 units (the “Units” and, with respect to the Class A Ordinary Shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $120.0 million, and incurring offering costs of approximately $5.8 million (net of reimbursement from underwriter of $480,000), of which approximately $3.4 million and approximately $331,000 was for deferred underwriting commissions and offering costs allocated to derivative warrant liabilities, respectively. On July 19, 2021, the underwriters fully exercised their option and purchased 1,800,000 additional Units, generating gross proceeds of $18.0 million (the “Over-Allotment”), and incurring offering costs of $990,000, of which $630,000 was for deferred underwriting commissions.
Simultaneously with the closing of the Initial Public Offering, we consummated the Private Placement of 5,370,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $5.4 million. Concurrent with the consummation of the Over-Allotment on July 19, 2021, the Sponsor purchased 540,000 additional Private Placement Warrants, generating proceeds of $540,000 in the Second Private Placement.
Upon the closing of the Initial Public Offering and the Private Placement on July 16, 2021, and the Over-Allotment and Second Private Placement on July 19, 2021, approximately $139.4 million ($10.10 per Unit) of the net proceeds of the Initial Public Offering and the Private Placement was placed in a Trust Account with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under Investment Company Act of 1940, as amended, (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
Our management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination.
If we are unable to complete an initial business combination within 18 months from the closing of the Initial Public Offering, or January 16, 2023 (the “Combination Period”), we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholder’s rights as shareholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject to, in each case, our obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.
Recent Developments
On June 16, 2022, we entered into the Business Combination Agreement.
On September 20, 2022, the parties entered into the First Amendment to the Business Combination Agreement pursuant to which they agreed to amend the Business Combination Agreement to, among other things, that the JATT Class A Ordinary Shares to be issued in connection with the Business Combination shall have been approved for listing on Nasdaq, instead of the NYSE, subject only to official notice of issuance thereof, and immediately following the Closing, New JATT shall satisfy all applicable initial and continuing listing requirements of Nasdaq and shall not have received any notice of non-compliance therewith.
The consummation of the proposed Business Combination is subject to certain conditions as further described in “Business Combination Proposal — the Business Combination Agreement.”
Liquidity and Capital Resources
As of June 30, 2022, we had approximately $221,000 in its operating bank account and a working capital deficit of approximately $604,000. As of December 31, 2021, we had approximately $729,000 in its operating bank account and working capital of approximately $880,000. The funds held outside the Trust Account have primarily been used to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.
As of June 30, 2022, and December 31, 2021, we had marketable securities held in the Trust Account of $139,596,566 and $139,399,054, respectively. We may withdraw interest from the Trust Account to pay taxes, if any. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete the Business Combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete the Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
From inception through our initial public offering on July 13, 2021, our liquidity needs were satisfied through the cash contribution of $25,000 from our Sponsor to purchase our Class B Ordinary Shares (“Founder Shares”), and a loan from our Sponsor of approximately $117,000 under a promissory note (the “Note”). We repaid the Note in full on July 21, 2021. Subsequent to the consummation of the Initial Public Offering, our liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors may, but are not obligated to, provide the Company working capital loans.
In order to fund working capital deficiencies or finance transaction costs in connection with the Business Combination, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete the Business Combination, we would repay such loaned amounts. In the event that the Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our

Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into Working Capital Warrants at a price of $1.00 per Working Capital Warrant, at the option of the lender, and would be identical to the Private Placement Warrants issued simultaneously with the IPO. On May 11, 2022, an affiliate of the Sponsor agreed to loan the Company up to $300,000 to cover ongoing working capital expenses of the Company pursuant to a promissory note. The promissory note does not bear interest and will mature upon closing of an initial Business Combination.
At June 30, 2022, $179,000 was outstanding under the promissory note. In the event that a Business Combination does not close prior to January 13, 2023, the promissory note shall be deemed to be terminated and no amounts will thereafter be due under the promissory note. The principal balance may not be prepaid without the consent of the lender. The promissory note is convertible, at the lender’s discretion, into warrants of the Company at a price of $1.00 per warrant (“Lender Warrants”). The warrants would be identical to the Private Placement Warrants. The promissory note contains customary events of default, including, among others, those relating to the Company’s failure to make a payment of principal when due and to perform any other obligations that is not timely cured after written notice of such default from the sponsor.
Going Concern
Based on the Company’s mandatory liquidation date and the Company’s expected future cash flow needs, management has determined that the existing amount of working capital raises substantial doubt about the Company’s ability to continue as a going concern until the earlier of the consummation of the Business Combination or the date the Company is required to liquidate. The condensed financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective Initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Initial Business Combination. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after January 16, 2023.
Results of Operations
Our entire activity since inception on March 10, 2021 up to June 30, 2022 related to our formation, the preparation for the Initial Public Offering, and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. We will not generate any operating revenues until after the completion of our initial Business Combination. We generate non-operating income in the form of investment income from the Trust Account. We will continue to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses. Additionally, we recognize non-cash gains and losses within other income (expense) related to changes in recurring fair value measurement of our derivative liabilities at each reporting period.
For the three months ended June 30, 2022, we had a net income of approximately $2.3 million, which consisted of non-operating income of approximately $3.2 million resulting from changes in fair value of derivative warrant liabilities and approximately $181,000 of income from investments held in the trust account, partially offset by approximately $874,000 of general and administrative expenses and approximately $198,000 of general and administrative expenses — related party.
For the three months ended June 30, 2021, we had a loss of approximately $19,000, which consisted solely of general and administrative expenses.
For the six months ended June 30, 2022, we had a net income of approximately $2.4 million, which consisted of non-operating income of approximately $3.7 million resulting from changes in fair value of derivative warrant liabilities and approximately $198,000 of income from investments held in the trust account, partially offset by approximately $1.2 million of general and administrative expenses and approximately $288,000 of general and administrative expenses — related party.
For the period from March 10, 2021 (inception) through June 30, 2021, we had a loss of approximately $52,000, which consisted solely of general and administrative expenses.

For the period from March 10, 2021 (inception) through December 31, 2021, we had net income of approximately $6.8 million, resulting from a non-operating gain of approximately $10.2 million from the change in fair value of the derivative warrant liabilities and an unrealized gain on investments held in Trust of approximately $19,000, partially offset by a non-operating loss of approximately $1.8 million for the fair value of warrants issued to our Sponsor in excess of the purchase price, a non-operating loss of approximately $747,000 for offering costs associated with our derivative warrant liabilities and approximately $889,000 in general and administrative costs, including approximately $168,000 of general and administrative expenses to a related party.
Off-balance sheet financing arrangements
We had no obligations, assets or liabilities which would be considered off-balance sheet arrangements as of December 31, 2021. We also had no obligations, assets or liabilities which would be considered off-balance sheet arrangements as of June 30, 2022. We did not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We had not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Contractual obligations
We did not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than the agreements described below.
Registration and Shareholder Rights
The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants and Lender Warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. We will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
We granted the underwriter a 45-day option from the date of the Initial Public Offering to purchase up to 1,800,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. The underwriter fully exercised its over-allotment option on July 19, 2021. The underwriter was paid an underwriting discount of $0.20 per unit, or approximately $2.4 million in the aggregate upon the closing of the Initial Public Offering. In addition, we received a reimbursement from the underwriter of $480,000 to cover for certain offering expenses. In addition, $0.35 per unit, or approximately $3.4 million in the aggregate (net of the reimbursement from the underwriter of $820,000 from the deferred commissions for business combination expenses) will be payable to the underwriter for deferred underwriting commissions. In connection with the consummation of the Over-Allotment on July 19, 2021, the underwriter was paid an additional fee of $360,000 and an additional amount of $630,000 is payable in deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that that we complete a business combination, subject to the terms of the underwriting agreement.
Support Agreement and Services
We agreed to pay our Sponsor a total of $10,000 per month, commencing on July 14, 2021, for office space, utilities, secretarial and administrative support services provided to members of the management team. Upon completion of the initial Business Combination or the Company’s liquidation, we will cease paying these monthly fees. For the three months ended June 30, 2022 and 2021, we incurred such fees of $30,000 and $-0-, respectively, included as general and administrative fees — related party on the condensed consolidated statements of operations. For the six months ended June 30, 2022 and the period from March 10, 2021 (inception) through June 30, 2021, we incurred such fees of $60,000 and $-0-, respectively, included as general and administrative fees — related party on the condensed consolidated statements of operations. As of June 30, 2022 and December 31, 2021, $60,000 and $-0-, respectively, has been accrued for such services and is included as due from related party on the accompanying condensed consolidated balance sheets.
An affiliate of our Sponsor and CFO provides office space and consulting fees to us. For the six months ended June 30, 2022, we incurred fees of approximately $228,000 for these services, which are included as general and administrative fees — related party on the condensed consolidated statements of operations. No such fees were incurred in the period from March 10 (inception) through June 30, 2021.
Forward Purchase Agreements
On August 5, 2021, we entered into Forward Purchase Agreements with certain of our Anchor Investors, Athanor Master Fund LP (“AMF”) and Athanor International Master Fund, LP (“AIF”) (collectively the “Forward Purchase Agreements”, and collectively, “AMF and AIF are “Purchasers”).
On January 27, 2022 we amended the Forward Purchase Agreements (“Amended Forward Purchase Agreements”) to: (1) reduce the number of forward purchase shares from an aggregate of 7,500,000 to 3,000,000 and from a total $75,000,000 in the aggregate to $30,000,000 in the aggregate; and (2) to add a requirement for the Purchasers to provide a binding redemption backstop (the “Redemption Backstop”) to purchase an additional $15 million of ordinary shares in the event that redemptions are greater than 90% in connection with a Business Combination (the “Excess Redemptions”).
Critical Accounting Estimates
The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. A summary of our significant accounting policies is included in Note 2 to JATT’s condensed financial statements included as part of this proxy/registration statement. Certain of our accounting policies are considered critical, as these policies are the most important to the depiction of our condensed financial statements and require significant, difficult or complex judgments, often employing the use of estimates about the effects of matters that are inherently uncertain. Such policies are summarized in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of JATT.” There have been no significant changes in the application of our critical accounting policies during the three months ended June 30, 2022.
JOBS Act
On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates.
Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our Initial Public Offering or until we are no longer an “emerging growth company,” whichever is earlier.

BUSINESS OF ZURA BIO LIMITED
Unless the context otherwise requires, all references in this section to the “Zura,” “Company,” “we,” “us,” or “our” refer to the business of Zura Bio Limited.
Overview
Zura is a clinical-stage biotechnology company focused on developing novel medicines for immune disorders.
Our lead drug candidate, ZB-168 is a fully human, high affinity monoclonal antibody that binds to and neutralizes IL7Rα. IL7Rα sits at the nexus of two key immune pathways, IL7 TSLP, thus inhibiting IL7Rα has the potential to block signaling through either of these important immunological pathways. As a result, we believe ZB-168 could be therapeutically relevant in a broad set of indications where activation of the IL7 or TSLP pathways may be involved.
We are among the leaders in exploring the therapeutic potential of this mechanism. To date, ZB-168 is the only anti-IL7Rα antibody that has publicly reported clinical data in patients with an autoimmune disease. Based on the biologic activity seen in an earlier phase 1b trial, including clear and consistent impacts on key immune effector cell types, we intend to develop ZB-168 in a range of immune disorders. We estimate that over 100 million people globally suffer from diseases where the IL7 or TSLP pathways have been implicated, presenting a large total addressable market for ZB-168.
Our lead indication, alopecia areata (“AA”), is an autoimmune disease, characterized by T-cell mediated inflammation that results in disfiguring hair loss. We plan to start a randomized phase 2 study in AA before the end of the year 2023. Beyond AA, we intend to explore the possibility of additional indications, and will look to start these phase 2 trials in late 2023 and beyond.
Corporate History and Our Team
Zura was founded in January 2022. On March 22, 2022, we entered into an agreement with Pfizer to license exclusive global rights to develop and commercialize ZB-168. We believe that our leadership team’s experience within the biopharma industry, which spans all stages of development, commercialization and financing of pharmaceutical products, is a key competitive advantage for Zura in maximizing ZB-168’s potential value. Members of our team have also been heavily involved in business development, capital formation and investor engagement across a range of industries. For further information and biographies of our management team, please see the section entitled “Management of the Company Following the Business Combination.”
Our Vision and Our Strategy
Our vision is to develop transformative therapies for patients suffering from serious immune system disorders. To this end, we aim to do the following:
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Establish a leadership position for ZB-168 in diseases driven by IL7/IL7Rα signaling.   The IL7/IL7Rα pathway is implicated in multiple immunological disorders where the blockade of IL7Rα may potentially provide therapeutic benefit, in part by restoring a normal balance between key T cell subpopulations. We intend to be the first to study IL7Rα inhibition in target indications with evidence of IL7 pathway activation and no known in-class competitors in clinical development. Our lead indication, AA, has a well-established literature supporting the role of IL7 in its pathogenic processes and evidence from animal models to support the therapeutic potential of IL7Rα blockade. AA also has established regulatory endpoints, such as the Severity of Alopecia Tool (“SALT”), which we intend to leverage in bringing ZB-168 to market as expediently as possible.

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Expand ZB-168’s development into areas where TSLP inhibition has emerged as a validated mechanism.   TSLP is involved in the pathogenesis of multiple immune disorders and has been clinically validated in the treatment of severe asthma. We intend to explore pre-clinical and clinical development in additional indications where TSLP inhibition has demonstrated evidence of therapeutic benefit in humans.

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Strategically pursue indications where both IL7 and TSLP are synergistically implicated.   We expect to conduct translational research and potential investigator-initiated trials to continue refining our understanding of IL7 and TSLP biology including exploration of TSLP signaling inhibition by ZB-168. We expect these studies to provide a more complete picture of IL7 and TSLP regulation, which may allow us to differentiate ZB-168, as a dual pathway inhibitor, from monoclonal antibody-based single targeting treatment options, including those targeting TSLP or TSLPR alone.

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Maintain, deepen and protect our intellectual property portfolio.   We intend to continue extending our global intellectual property portfolio to protect ZB-168 and its applications.

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Pursue business development and strategic partnerships.   We may seek to form strategic alliances, enter into licensing agreements or collaborate with third parties with the aim of strengthening and aiding our research, development and commercialization of ZB-168 and/or the company more broadly.

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Broaden our portfolio.   We are actively engaged in evaluating additional assets for in-licensing or partnership and may execute additional transactions to add to our pipeline. We believe that our leadership team has a proven track record for identifying and transacting upon de-risked clinical stage assets.

Background Opportunity in Immune System Diseases
The interplay of the immune system with human health is essential and complicated. The actions of the immune system impact virtually every biological process and organ system in the human body. The human immune system has evolved to protect humans against both external and internal threats. External threats neutralized by the immune system include viruses, bacteria and fungi. It is also involved in protecting humans from threats that develop internally, such as mutations that can lead to cancer. Furthermore, the immune system also plays a role in normal homeostatic mechanisms, such as routine cell turnover such as in the skin and gut.
However, the immune system’s powerful responses can also become inappropriately directed to attack a person’s own normal tissues, resulting in autoimmune diseases. The factors underlying this inappropriate activation are not fully understood and likely involve some combination of genetic, environmental and dietary factors, as well as other causes not yet identified.
Over the last century, our understanding of autoimmune disease subtypes and our therapeutic options for them has continued to improve. At present, there are about more than 80 autoimmune diseases, each with distinct patient demographics, underlying pathophysiology and patterns of presentation. It is estimated that about 4% of people in the developed world are affected by one or more autoimmune diseases. Autoimmune diseases can affect any organ system and result in a severity that can range from a minor inconvenience to life-threatening and even fatal manifestations in extreme cases.
Immunosuppression remains the mainstay of treatment for most autoimmune diseases although recent advancements in the molecular pathophysiology of these diseases have led to the development of novel treatments. Despite these advancements in treatment options, unmet need persists. Current treatment options do not result in sufficient or durable disease control for all patients. Even in patients who do respond to treatment, these treatment options often come with meaningful side effects which may limit the total benefit that a given patient may realize.
T Cells in Autoimmune Disease
Certain autoimmune diseases are characterised by overactivation of T cells, a type of immune cell. T cells come in several subpopulations, which serve complementary and sometimes opposing functions. One of these subpopulations, effector memory T cells (TEM), which are a longer lasting subset of effector T cells (Teff), traffic to sites of inflammation and produce cytokines and cytotoxic molecules, thereby further promoting and propagating inflammation. TEM are characterised by high IL7R expression.
Opposing the action of pro-inflammatory T cells, such as TEM, are regulatory T cells (Treg). Treg are important gatekeepers of the immune system, tamping down inflammatory responses and promoting immune homeostasis. Treg cells are characterised by low IL7R expression.

The dysregulation of these key T cell populations and changes in the Treg:TEM ratio can play a critical role in many T cell mediated autoimmune diseases, resulting in overactivity of TEM cells relative to Treg cells. These diseases include alopecia areata, vitiligo, T1D mellitus, rheumatoid arthritis (“RA”), multiple sclerosis (“MS”), celiac disease and others.
Our Focus: Inflammatory Diseases Involving IL7 and TSLP
ZB-168’s target, IL7Rα, is a core constituent of two key receptor complexes. Experimental evidence suggests that inhibiting IL7Rα with a monoclonal antibody prevents formation of the IL7 and TSLP receptor complexes, thereby inhibiting signaling. ZB-168 has the potential to achieve potent inhibition of both cascades. As a result of its ability to modulate both pathways, IL7Rα blockade has therapeutic potential in more indications that might be addressed with specific TSLP inhibitors alone. Both IL7R and TSLP are genetically well validated targets linked to numerous autoimmune diseases. Despite their shared use of the IL7Rα, the IL7 and TSLP pathways mediate distinct biological effects on different immune system compartments (Figure 1).
Figure 1. IL7R and TSLP are linked to numerous immune diseases
Interleukin-7 (“IL7”)
IL7Rα is expressed both as a soluble receptor and a membrane bound receptor which bind the cytokine IL7 on the surface of T cells. IL7 is critical for T cell development and function, particularly the survival and activity of CD4+ and CD8+ TEM cells. IL7Rα blockade may arrest or reverse autoimmunity by attenuating these survival signals and depleting TEM cells, while leaving functional Tregs intact. This suggests that targeting IL7Rα may have the potential to be efficacious in the treatment of autoimmune diseases.
IL7 is produced by stromal cells in the bone marrow, thymus and other epithelial cells in the skin, lung and intestine. IL7 mediates signaling via a heterodimeric receptor complex, consisting of the gamma chain (“γc”) and IL7Rα. Upon IL7 binding, the receptor heterodimerization triggers conformational changes resulting in the activation of downstream signaling molecules, such as the Janus-associated kinases (“JAK”). This change is followed by tyrosine phosphorylation of the IL7Rα intracellular domain which is critical for the recruitment, activation and phosphorylation of the signal transducer and activator of transcription factor 5 (“STAT5”), important for the expression of many genes controlling apoptosis, survival, development and differentiation of immune cells. An abnormally high or upregulated IL7/IL7R axis can lead to high disease activity and immunopathology. By contrast, absence of IL7 signaling can lead to lymphopenia. Taking this into account, a dysregulation of this pathway might be implicated in autoimmune diseases. Several studies have shown that IL7R gene polymorphisms or chromosomes regions have been associated with many autoimmune diseases, including MS, primary Sjögren’s syndrome (“pSS”), RA and T1D. IL7 and IL7R are overexpressed in labial salivary glands in patients with pSS and in the cerebrospinal fluid in patients with MS and correlates with severity of the diseases. Furthermore, dysregulation of this pathway has also been associated with chronic inflammatory diseases such as AA, atopic dermatitis, asthma, ankylosing spondylitis and inflammatory bowel disease.
IL7 was initially discovered by its growth and survival effects on B cells, but it has now been established that it regulates the development and homeostasis of immune cells, including B and T lymphocytes, invasive lobular carcinoma (“ILC”) and natural killer (“NK”) cells and is also shown to influence the regulation of monocytes/macrophages, dendritic cells, neutrophils and eosinophils (Table 1).

TABLE 1 | The effects of deficiency of IL-7 and its receptor on development of immune cells.

Cells	Effects	Treatment with IL-7
Thymus	Decrease in thymic cell count	Increase in thymic cell count
	Thymic involution	Recovery of thymic function
T cells	Inhibition of glucose metabolism	Restoring T-cell numbers
	Cell atrophy	Increasing the diversity of T cells
	Impairment of T-cell functions	Boosting T-cell function
	Severe impairment of T lymphopoiesis	Inhibiting T-cell apoptosis
	T-cell apoptosis	Promoting glucose metabolism
		Preventing T-cell from atrophy
B cells	Block in transition to pro-B cells in the BM	Increase in B-cell numbers
	Impairment of B differentiation potential	Allowing the transition of pro-B cells
	Impairment of early B lymphopoiesis	Promoting B-cell survival
	B-cell apoptosis	Increasing antibody production
NK cells	Decrease in $CD56^{bright}$NK cell count	Increase in NK cell count
	Impairment of functional responsiveness	Promoting survival of $CD56^{bright}$NK cells
	Pronounced reduce of NK cell cytotoxicity	Inducing pronounced enhancement of NK cell cytotoxicity
ILCs	Impairment of ILC differentiation and generation	Increase in ILC numbers
		Achieving the entry of lymphocytes into lymph nodes
Monocytes/macrophages	Inhibition of monocyte activity	Increasing antigen presentation
	Reduce of cytokine secretion	Augmenting the activity of monocytes
		Promoting cellular proliferation
		Increasing cytokine secretion
		Inducing the recruitment of monocytes
Dendritic cells	Decrease in DC count	Continuous generation of functional dendritic cells
		Creating microenvironments for thymic DCs
Neutrophils	Decrease in cell count	Increase in neutrophil count
	Recruitment delay of neutrophils	Accelerating the recruitment of neutrophils
Eosinophils	Reduced production of eosinophils	Increase in eosinophil numbers Promoting the survival of eosinophils
	Inhibition of eosinophil survival

Thymic Stromal Lymphopoietin (“TSLP”)
TSLP is a member of a class of epithelial cytokines referred to as alarmins, which includes other immune cytokines such as IL25 and IL33.The activity of cytokines in the alarmin family has been associated with pathogenesis of allergic type 2 responses (“Th2”), including food-hypersensitivity reactions, atopic dermatitis, eosinophilic esophagitis (“EOE”) and allergic asthma. In particular, TSLP, a member of the IL2 family of cytokines, is closely related to IL7, as evidenced by sharing a common receptor subunit IL7Rα. The TSLPR is a heterodimeric receptor that consists of the TSLPR and the IL7Rα. Upon TSLPR binding, the TSLPR/IL7Rα receptor complex phosphorylates STAT3 and STAT5 through JAK1/JAK2 and PI3K signaling pathways.
Endogenous and exogenous danger signals trigger the release of TSLP at barrier surfaces by epithelial cells in the lungs, skin and gastrointestinal track during homeostasis and inflammatory conditions. Furthermore, TSLP is also produced by fibroblasts and immune cells, including myeloid dendritic cells, macrophages, basophils and monocytes. Two main isoforms of TSLP have been identified in mice and humans. The biological function of these isoforms in mice remains unknown. However, there is evidence in humans, that under basal conditions, the short isoform is produced, while the longer isoform is induced and released during inflammatory conditions.
TSLP has been shown to play a critical role not only in the induction of Th2 eosinophilic/allergic inflammatory response, but also in the development of non-eosinophilic/non-allergic Th2 immune responses (Figure 2).

Figure 2. The role of TSLP in driving Th2 disease mechanisms of eosinophilic/allergic inflammation and non-eosinophilic/non allergic immune responses
Figure 2. The role of TSLP in driving disease mechanisms in different asthma endotypes. In allergic eosinophilic inflammation, TSLP initiates pathways involving Th2 lymphocytes, basophils and mast cells to drive airway eosinophilia. In non-allergic eosinophilic inflammation, TSLP activates innate lymphocytes such as ILC2s that contribute to airway eosinophilia. The mechanisms underlying non-eosinophilic inflammation require further elucidation, but TSLP-related processes involving Th17 lymphocytes and neutrophils appear to be involved. TSLP also mediates structural mechanisms that contribute to airway remodeling, involving airway smooth muscle cells and fibroblasts. Figure adapted from Brusselle G & Bracke K, Ann Am Thorac Soc. 2014;11 Suppl 5:S322–8 [62]. CXCL8, chemokine (C-X-C motif) ligand 8; GM-CSF, granulocyte-macrophage colony-stimulating factor; IgE, immunoglobulin E; IL, interleukin; ILC2, group 2 innate lymphoid cell; OX40 L, OX40 ligand; T2, type 2; Th, T helper; TSLP, thymic stromal lymphopoietin.
The functional TSLP receptor is mainly expressed in hematopoietic and non-hematopoietic cells and its receptor complex phosphorylation is triggered by TSLP binding on CD4 and CD8 T cells, Type 2 ILCs, NKT cells, mast cells, eosinophils, basophils, dendritic cells, monocytes, macrophages and Tregs and on non-hematopoietic cells, like epithelial and sensory neurons (Figure 3). Besides the role in a Th2 immune response, there are also reports suggesting that TSLP plays a role in the induction of Th17 inflammatory responses. In December 2021, tezepelumab, a monoclonal antibody targeting TSLP, received an approval by the FDA for the treatment of severe asthma; notably this approval was not limited to patients with eosinophilic asthma. Tezepelumab continues to be explored in multiple other immune disorders including chronic obstructive pulmonary disease (“COPD”), EOE and chronic spontaneous urticaria (“CSU”).

Figure 3. TSLP receptor is expressed on many cell types
Figure 3 | Schematic representation of cellular targets of thymic stromal lymphopoietin (TSLP). Several triggers can activate lung and gut epithelial cells and keratinocytes to release TSLP. This cytokine can also be produced by activated mast cells and dendritic cells (DCs). Tryptase, released by mast cell activates the protease-activated receptor 2 receptor on fibroblasts and keratinocytes to release TSLP. TSLP activates DCs, ILC2, CD4+ T and Th2 cells, NKT cells, CD8+ T cells and B cells, Treg, eosinophils, neutrophils, murine, but not human basophils, monocytes, mast cells, macrophages, platelets, and sensory neurons.
Our Lead Program: ZB-168, a Fully Human Monoclonal Antibody Targeting IL7Rα
Overview
ZB-168 is a fully human-IgG1 monoclonal antibody targeted against the IL7 receptor a (IL7Rα), which plays a key role in the development, function and homeostasis of T cells. We believe ZB-168 may be an efficacious therapeutic option for autoimmune diseases where IL7 or TSLP signaling has been implicated.
Benefits of ZB-168
We believe ZB-168 possess several important characteristics that could allow it to be a successful medicine for treating autoimmune diseases:
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ZB-168 is a high affinity antibody.   ZB-168 binds with high affinity to both purified recombinant human and cynomolgus monkey IL7Rα proteins, with apparent Kd values of approximately 20 pM and 9 pM, respectively. ZB-168 also binds to unpurified native soluble IL7Rα, in human serum from healthy donors, with an apparent Kd value of 20 pM, thereby confirming that ZB-168 binds to a native epitope (Figure 4). No binding was detected for ZB-168 to rodent IL7Rα proteins.

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ZB-168 has already demonstrated significant clinically relevant biologic effects that may lead to a therapeutic benefit.   In phase 1b clinical testing, administration of escalating doses of ZB-168 has resulted in significant reductions in effector and memory T cell populations (up to 70%), while sparing regulatory T-cell populations. In addition, blocking IL7Rα with ZB-168 significantly changed the gene expression in CD4+ and CD8+ T cells with gene switches associated to T cell activation, T cell trafficking and T cell differentiation being the most relevant.

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ZB-168 has been well tolerated to date.   In 93 subjects dosed with ZB-168 to date, the majority of adverse events (“AEs”) were categorized as grade 1 or grade 2. There were no deaths or permanent discontinuations due to AEs.

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ZB-168 can be given by intravenous (“IV”) infusion or subcutaneous (“SC”) injection.   In clinical studies ZB-168 has been dosed in healthy volunteers using an IV and SC formulation and in patients using a SC formulation. In many autoimmune diseases, patients tend to prefer treatments that they can deliver at home by a simple SC injection, however the IV route can be developed to provide a flexible alternative for physicians and patients.
Figure 4. ZB-168 binding to purified recombinant human IL7Rα (lefthand graph) and unpurified native soluble IL7Rα as available in normal human serum (righthand graph).
Clinical Development to Date
Statements included in this Registration Statement concerning clinical trials of ZB-168 have not been reviewed, furnished or endorsed by Pfizer, and Pfizer has not certified and does not certify any information included herein.
Overview
ZB-168 has been studied in three clinical trials to date conducted by Pfizer:
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Phase 1a single ascending dose (“SAD”) trial.   Protocol B4351001 was a first-in-human study to evaluate ascending doses of ZB-168 in adult healthy volunteers and was completed on June 2, 2014.

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Phase 1b trial in patients with established T1D:   Protocol B4351003 was a multi-centre, randomized, double-blind, sponsor-open, and placebo-controlled study to evaluate multiple ascending doses of ZB-168 in adult subjects with T1D diagnosed within the preceding 2 years and was completed on September 13, 2016.

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Phase 1b trial in patients with MS.   Protocol B4351002 was a randomized, multi-centre, double-blind, sponsor-open, placebo-controlled study to evaluate multiple ascending doses of ZB-168 in adult subjects with MS and was completed on October 22, 2015.

Note: Representations contained in this Registration Statement concerning clinical trials of ZB-168 have not been reviewed or endorsed by Pfizer.
Phase 1a single ascending dose (SAD) trial
Design
This was a randomized, investigator and subject-blinded, sponsor-open, placebo-controlled ascending single dose study of ZB-168 administered either SC or IV. The primary objective was to test safety, tolerability and immunogenicity and the secondary objective was to characterize single dose pharmacokinetics (“PK”). Exploratory objectives were to assess dose and concentration response relationship of ZB-168 on IL7Rα target engagement and treatment-related biomarkers. A total of 80 subjects were enrolled and randomized to placebo (20 subjects) and ZB-168 (60 subjects). Single ascending doses of ZB-168 ranging from 0.03 to 10 mg/kg were administered subcutaneously while intravenously administered doses ranged from 1 to 15 mg/kg.Safety
There were no deaths and no subjects permanently or temporarily discontinued, or had their dose reduced due to AEs. The proportion of subjects experiencing treatment emergent adverse effects (“TEAEs”) was highest in the 15 mg/kg IV group, and lowest in the 0.03 mg/kg SC and 0.3 mg/kg SC groups. The majority of the AEs were mild in severity. Three (3) subjects experienced serious adverse events (“SAEs”) following study treatment, 1 of which that occurred in the 0.3 mg/kg SC group of skin infection (right leg) with a duration from Day 23 through Day 50, was related to study drug as assessed by the investigator. Due to the occurrence of this SAE and another incident of treatment-related non-serious skin infection experienced in the same treatment group, 4 additional subjects were enrolled into Cohort 3 with 3 of them randomized to 0.3 mg/kg SC and 1 to placebo. Of the 9 subjects receiving 0.3 mg/kg SC, there were no additional treatment-related SAEs, nor were there any dose-limiting toxicities (“DLT”). Two (2) other SAEs of chronic pancreatitis and atrial fibrillation that occurred in subjects who received 1 mg/kg SC during the active treatment period were not related to study drug as assessed by the investigator. Therefore, the maximum tolerated dose (MTD) was not determined within the dose ranges (via SC or IV) investigated in this study.
The most common all-causality TEAE across all groups was headache (10 subjects), followed by dermatitis contact (7 subjects), dizziness, fatigue, infusion-related reaction (“IRR”) and pharyngitis (5 subjects each). The most common treatment-related TEAE across all groups was headache (10 subjects), followed by IRR (5 subjects), and fatigue and pharyngitis (4 subjects each).
Endpoints
Primary Endpoints
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Incidence of dose limiting or intolerable treatment related adverse events (AEs).

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Incidence, severity and causal relationship of treatment emergent AEs (TEAEs).

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Incidence of abnormal laboratory findings (clinical chemistry, hematology and urinalysis).

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Changes from baseline in safety laboratory assessments.

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Abnormal and clinically relevant changes in vital signs, blood pressure, and ECG parameters.

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Incidence of anti-drug-antibodies (ADA).

Secondary Endpoint
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Serum ZB-168 will be measured and used in the determination of pharmacokinetic parameter estimates.

Exploratory Endpoints
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Receptor occupancy (free and total IL-7Rµ) on peripheral T cells and ex vivo STAT5 phosphorylation in peripheral T cells.

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Immunophenotyping (T, B, and NK cells).

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Additional T cell subsets (BCL2+ T cell subsets, Recent Thymic Emigrant (RTE) T cell subsets, memory and naive T cell subsets), circulating sIL-7Rµ and IL7 levels.

Pharmacokinetics
The PK profiles for the SC and IV administered doses are illustrated in Figure 5. Following SC administration absorption from site of injection was in the range typically observed for mAbs, maximum concentration (“Cmax”) was achieved between 16 to 72 hours with a half life (T1/2) ranging from 47.4 (1 mg/kg) to 82.2 (10 mg/kg) hours. Following IV administration, Cmax was achieved in as little as 2 hours while the T1/2 ranged from 48.4 (1 mg/kg) to 104.4 (15 mg/kg) hours.

Figure 5. Median Serum ZB-168 Concentrations Following Subcutaneous (A) or Intravenous (B) Injection
Pharmacodynamics
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Receptor Occupancy

Dose-dependent decrease in free IL7R occupancy was observed with ZB-168 compared to placebo in all three T cell subgroups examined (CD3+, CD4+, and CD8+), suggesting robust target engagement. Complete target blockade measured as a mean reduction of ≥90% from baseline, was attained with doses of 0.1 mg/kg and higher, regardless of route of administration, at approximately 1 to 24 hours post-dose. A dose-dependent increase in the duration of complete target blockade was observed with doses of 0.1 mg/kg and higher with complete blockade sustained up to approximately 672 hours post-dose following the highest dose of 15 mg/kg IV.
Similar trends in mean percentage change from baseline in total IL7R occupancy were observed although to a lesser extent, with maximum reduction of approximately 50 to 60% in the 3 T cell subgroups (CD3+, CD4+, and CD8+) attained at approximately 1 hour post-dose at the highest dose of 15 mg/kg IV.
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Soluble IL7Rα and IL7

Dose-dependent increases in serum IL7 and sIL7Rα with ZB-168 were observed, and the concentrations gradually peaked at approximately 8 to 168 hours and 48 to 336 hours for doses of 0.1 mg/kg and higher, respectively, with maximum values reached slower with higher doses, mirroring the greater and more sustained decreases in free and total IL7R occupancy on T cell surface with higher doses. No apparent increase in IL7 or sIL7Rα was seen at 0.03 mg/kg SC.
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pSTAT5

Dose-dependent decrease in ex vivo IL7 stimulated pSTAT5 was observed with ZB-168 in all three T cell subgroups (CD3+, CD4+, and CD8+) examined, suggesting blockade of STAT5 phosphorylation. Complete inhibition of pSTAT5 measured as a mean reduction of ≥90% from baseline, was attained at doses of 1 mg/kg and higher, regardless of route of administration, at approximately 1 to 24 hours post-dose. A dose-dependent increase in the duration of complete inhibition of pSTAT5 was observed at the higher doses with complete inhibition sustained up to approximately 672 hours post-dose following the highest dose of 15 mg/kg IV.
Phase 1b trial in patients with established type 1 diabetes mellitus
Design
Protocol B4351003 was a Phase 1b, multi-centre, randomized, double- blind, sponsor-open and placebo-controlled study to evaluate multiple ascending doses of ZB-168 in adult subjects with T1D diagnosed within the preceding 2 years, which was completed on September 13, 2016. The primary objective was to test the safety, tolerability and immunogenicity and the secondary objective was to characterize the multiple-dose pharmacokinetics of ZB-168. A total of 37 subjects were enrolled and randomized to placebo (7 subjects) or ZB-168 (30 subjects) at doses ranging from 1 to 8 mg/kg SC every two weeks (Q2W) or 6 mg/kg SC once every week (Q1W).
Endpoints
Primary Endpoints
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Incidence of dose limiting or intolerable treatment related AEs (AEs).

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Incidence, severity and causal relationship of treatment emergent AEs (TEAEs).

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Incidence and severity of hypoglycemic events.

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Incidence of abnormal laboratory findings.

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Vital signs, blood pressure, and ECG parameters.

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Incidence of anti-drug antibodies (ADA).

Secondary Endpoint
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Serum ZB-168 will be measured and used in the determination of pharmacokinetic parameter estimates.

Exploratory Endpoints
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Receptor occupancy (free and total IL-7R) on peripheral T cells and ex vivo pSTAT5 phosphorylation in peripheral T cells.

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Immunophenotyping (T, B and NK cells).

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Additional T cell subsets (BCL2+ T cell subsets, PD-1+ T cell subsets, naïve, memory and regulatory T cell subsets, serum sIL-7Rα and IL-7 levels).

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Endogenous beta-cell function: stimulated C-peptide area under the curve (AUC) during 4 hour mixed meal tolerance test (MMTT) and daily insulin requirement.

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Glycemic control: fructosamine (FA) and HbA1c.

Safety
There were no deaths and no subjects had their dose reduced due to AEs.
There was 1 subject in the 3 mg/kg Q2W group who reported an SAE of atrial fibrillation that resulted in permanent discontinuation but was not considered related to study drug. One (1) subject in the ZB-168 8 mg/kg Q2W group experienced an AE of decreased lymphocyte count that was concurrent with mononucleosis and both were considered to be related to the study drug. One (1) subject in the ZB-168 6 mg/kg Q1W group had AEs (lymphadenopathy, splenomegaly, EBV infection, viral infection, and EBV antibody positive but not diagnosed as mononucleosis by the Investigator) leading to temporary discontinuation of study drug on Days 15, 22, 29, and 36, and subsequently study drug was discontinued on Days 64, 71 and 78 due to the FDA clinical hold. All AEs leading to temporary discontinuation were Grade 1 and considered related to study drug.
Thirty-three (33) subjects reported a total of 194 all-causalities treatment emergent adverse events (TEAEs). The number of all-causalities TEAEs and the proportion of subjects experiencing them did not increase with increasing dose. The proportion of subjects experiencing all-causalities TEAEs was highest in the placebo, 1 mg/kg Q2W and 6 mg/kg Q1W cohorts (Table 2) with 100% of subjects reporting a TEAE, and lowest in the 8 mg/kg Q2W cohort with 75% of subjects reporting a TEAE. The number of TEAEs reported was highest in the 1 mg/kg Q2W cohort (57), followed by placebo (40), 3 mg/kg Q2W (37), 8 mg/kg Q2W (32) and 6 mg/kg Q1W (28) cohorts. The majority of the AEs were graded as Grade 1 or Grade 2. The proportion of subjects experiencing a Grade 3 or 4 AE was highest in the 6 mg/kg Q1W cohort (2, 40%), followed by placebo cohort (2, 29%), 3 mg/kg Q2W cohort (2, 22%), 8 mg/kg Q2W cohort (1, 13%) and 1 mg/kg Q2W cohort (0).

Twenty-six (26) subjects reported a total of 102 treatment-related TEAEs. The proportion of subjects experiencing treatment-related TEAEs was lowest in the 8 mg/kg Q2W cohort (63%), showing no increase in the proportion of TEAEs with dose. The number of treatment-related TEAEs reported were highest in the placebo cohort (23) and 6 mg/kg Q1W cohort (23), followed by 1 mg/kg Q2W cohort (22), 8 mg/kg Q2W cohort (19) and 3 mg/kg Q2W cohort (15).
There were no trends identified in any of the vital sign parameters.
There were no trends identified in any of the ECG parameters and there were no Investigator determinations of clinically significant abnormalities or significant changes from baseline.
Table 2: Treatment-related adverse events in study B4351003
Treatment-related AE incidence, n(%)
AE, MedDRA version 19.1 preferred term	ZB-168 1 mg/kg Q2W (n = 8)	ZB-168 3 mg/kg Q2W (n= 9)	ZB-168 8 mg/kg Q2W (n = 8)	ZB-168 6 mg/kg Q1wk (n= 5)	Placebo (n = 7)
Headache	2 (25.0)	2 (22.2)	3 (37.5)	—	—
Hypoglycemia	1 (12.5)	1(11.1)	—	1 (20.0)	2 (28 .6)
Fatigue	1 (12.5)	—	1 (12.5)	—	2 (28 .6)
Lymphocytes decreased	1 (12.5)	—	1 (12.5)	2 (40.0)	—
Nasopharyngitis	—	—	2 (25 .0)	1 (20.0)	1 (14.3)
Nausea	1 (12.5)	2 (22.2)	—	1 (20.0)	—
Cough	1 (12.5)	—	1 (12.5)	1 (20.0)	—
Diarrhea	—	—	1 (12.5)	1 (20.0)	1 (14.3)
Injection site erythema	—	—	1 (12.5)	1 (20.0)	1 (14.3)
Injection site pain	—	—	1 (12.5)	1 (20.0)	1 (14.3)
Lymphadenopathy	1 (12.5)	—	1 (12 .5)	1 (20.0)	—
Oropharyngeal pain	1 (12.5)	—	1 (12.5)	1 (20.0)	—
WBC decreased	1 (12.5)	—	—	1 (20.0)	1 (14.3)
Abdominal distension	—	1 (11.1)	—	—	1 (14.3)
Hyperhidrosis	1 (12.5)	—	—	—	1 (14.3)
Injection site bruising	—	1 (11.1)	—	1 (20.0)	—
Injection site pruritus	—	—	1 (12.5)	—	1 (14.3)
Lethargy	—	1 (11.1)	—	1 (20.0)	—
Neutrophils decreased	—	—	—	1 (20.0)	1 (14.3)
Rash	1 (12.5)	—	—	—	1 (14.3)
Vomiting	—	1 (11.1)	—	—	1 (14.3)
Pharmacokinetics
Following administration of single and multiple SC dosages of ZB-168 once a week (6 mg/kg) for up to 11 weeks or once every 2 weeks (1 mg/kg, 3 mg/kg and 8 mg/kg) for 12 weeks, peak concentration was reached at a median of 48 to 86 hours across all doses on Day 1 (after first dose) and Day 71 (last dose). Elimination of ZB-168 from the body revealed mean terminal T1/2 values ranging between 64.6 to 85.5 hours for the 3 mg/kg and 8 mg/kg for the once every 2 weeks group dosages on Day 71. Mean clearance ranged between 1.02 to 2.34 mL/hr/kg. On Day 71, serum ZB-168 measured as area under the concentration-time profile from 0 to time tau (AUCτ) and maximum serum concentration (Cmax) generally increased in a greater than dose-proportional manner with increasing dose (for the once every 2 weeks groups) (Figure 6).

Figure 6. Median ZB-168 Serum Concentration in Adult T1D Subjects on Day 1 (A) and Day 71 (B)
Pharmacodynamics
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Receptor Occupancy (Free) on Peripheral T Cells

Mean (±SE) percent change from baseline for receptor occupancy (free IL7R) in CD3+ T cells is presented in Figure 7A. Free IL7R represents IL7R not bound by ZB-168. Its decrease from baseline represents increasing occupancy of IL7R by ZB-168. Approximately 90%, 95% and 100% receptor occupancy was observed immediately after the first dose (Day 1 Hour 1) at the 3 mg/kg Q2W, 6 mg/kg Q1W and 8 mg/kg Q2W doses, respectively. These levels of receptor occupancy were sustained until the Day 85 time point when evidence of receptor desaturation was observed for the 3mg/kg Q2W and 6 mg/kg Q1W dose regimens. The 8 mg/kg Q2W dose cohort evidenced desaturation at the Day 92 time point. The 1 mg/kg Q2W cohort achieved maximal receptor occupancy (>90% decrease in free receptor) at the Day 8 time point which decreased to approximately 40 to 65% receptor occupancy through Day 85. A similar pattern of a drop in free IL7R corresponding to increased receptor occupancy was observed in CD4+ and CD8+ T cell subsets.

Figure 7A Free Interleukin-7 Receptor (IL7R) in CD3+ T Cells (A) and Mean Percent Change from Baseline for pSTAT5 in CD3+ T Cells by Treatment and Visit (B)

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Serum Soluble IL7 Receptor Alpha and IL7

Both serum sIL7Rα and IL7 exhibit increases in response to dosing with ZB-168. Increases in soluble IL7Rα exhibited dose dependency in both peak levels and rate of recovery to baseline post dosing. IL7 levels increased to approximately the same peak levels across dose cohorts with the exception of the Day 15 to Day 71 measurements in the 1 mg/kg dose cohort. These increases in sIL7Rα and IL7 levels represent pharmacodynamic (PD) activity of ZB-168.

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pSTAT5 Phosphorylation in Peripheral T Cells

Mean (±SE) percent change from baseline for ex vivo IL7 stimulated phosphorylation of STAT5 in CD3+ T cells is presented in Figure 7B above. The inhibition of pSTAT5 was evident at Hour 1 on Day 1 with approximately 50, 60 and 90% inhibition observed at the 3 mg/kg Q2W, 6 mg/kg Q1W and 8 mg/kg Q2W doses, respectively. Approximately 80% inhibition was sustained over the period of dosing (through Day 71) at the 3 mg/kg Q2W dose and approximately 100% inhibition was sustained over this period at the 6mg/kg Q1W and 8 mg/kg Q2W doses. The inhibition of pSTAT5 began to attenuate by Day 85 at all 3 doses. The pSTAT5 inhibition at the 1 mg/kg Q2W dose exhibited a more variable pattern with maximal inhibition of approximately 80% observed at Day 8, a highly variable but increase in mean pSTAT5 above baseline observed at Day 15 and Day 29 and subsequent increasing inhibition of pSTAT5 reaching 100% inhibition at Day 73. The pSTAT5 activity recovered to approximately baseline by Day 92 at the 1 mg/kg Q2W dose. A similar pattern of inhibition of pSTAT5 was observed in CD4+ and CD8+ T cell subsets.
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Reductions in key T cell subpopulations (Naïve, central and effector memory T cells)

All ZB-168 doses tested resulted in a decrease in total lymphocyte counts between 12.5% and 40% of subjects depending on the dose tested. A detailed analysis of the T cell compartment showed a significant reduction of naïve CD4+ but not naïve CD8+ T cells. Blockade of IL7Rα also significantly decreased central memory and effector memory CD4+ and CD8+ T cells relative to placebo, with doses above 1 mg/kg also exhibiting apparent effects on Tregs (Figure 8). These effects were dose proportional with higher doses resulting in greater decreases in absolute cell counts.

Figure 8. Depletion of effector and central memory CD4 and CD8 T cells with ZB-168 analyzed by flow cytometry. (A) CD4+ naïve T cells. (B) CD8+ naïve T cells. (C) CD4+ effector memory T cells. (D) CD8+ effector memory T cells. (E) CD4+ central memory T cells. (F) CD8+ central memory T cells.
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Regulatory T Cell Subsets

Decreases in the absolute numbers of CD4+FoxP3+ Tregs were observed in the 3 and 8 mg/kg Q2W and the 6 mg/kg Q1W dose cohorts. The relative number of Tregs reduction were less affected than the effector T cells with a modest degree of dose dependency with approximate percentage change from baseline between 20% and 55%. The decrease in the 3 mg/kg dose cohort reached its nadir at Day 73 (approximately 25%). The greatest percent drop from baseline was observed in the 6 mg/kg Q1W dose cohort on Day 113 (approximately 55%).
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Treg EM ratios

The IL7Rα blockade potently and significantly decreased both CD4+ and CD8+ memory and effector T cells while preserving the relative proportion of Tregs. ZB-168 shows 20X greater potency for TEM vs Tregs.

As a result, the ratio of Tregs to CD4+ and CD8+ effector memory was increased at all doses. Hence, the increased Treg TEM cell ratio can be attributed to and enhanced effect of ZB-168 on reducing effector T cells compared with Tregs. The increased Treg TEM ratio after IL7Rα blockade was selective for effector and memory CD4+ and CD8+ T cells and sustained even 4 weeks during the post-treatment follow-up period. The diminished effect of Treg cell count as compared with effector and memory T cells can be due to the fact that FoxP3+ Tregs primarily utilize IL2, and not IL7.
Figure 9. Simulations following Q2W SC doses of 1 mg/kg, 3 mg/kg, and 6 mg/kg. Shown are the absolute counts (cells/μL) of TEM and Treg and Treg:TEM ratio from the dose-response model
Following multiple SC injections of ZB-168, a dose-dependent relationship was observed in the reversal of the Treg:TEM ratio with a maximum observed at approximately 3 mg/kg Q2W (Figure 9). This reversal was due to the 20-fold higher potency of ZB-168 on TEM relative to Treg. This was anticipated, as it has been shown that human Treg expresses lower levels of IL7Rα. The current model suggests that doses up to those which approach maximal receptor occupancy (RO) are needed for maximizing the Treg:TEM ratio, but at higher doses approaching the ED50 for the effect of ZB-168 on Treg (7 mg/kg/Q2W), the ratio starts to decline. Overall, the observed increase in the Treg:TEM ratio provides evidence that IL7Rα blockade may shift the balance from autoimmunity towards immune tolerance.
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Effect of IL7Rα blockade on the transcriptome of T cells

Blocking IL7Rα significantly changed the gene expression in CD4+ and CD8+ T cells between baseline and day 85 of treatment. In CD4+ T cells, approximately 60 genes were downregulated, many of them specifically associated to T cell activation, trafficking and differentiation of Th1 (TBX21(T-bet), CXCR3), Th2 (CCR4, GATA-3), and Th17 (CCR6, RORC). Approximately, 60 key genes associated with CD8+ T cell function including (IL-12, GZMK, KLRB1), activation (CD40L) and differentiation (LTK) were downregulated. These transcriptional changes are the result of the response to the inhibition of IL7Rα blockade. A limited overlap of genes were observed associated with CD4+ and CD8+ T cells, suggesting a differential effect on each T cell compartment, although some genes involved in activating inflammatory responses downstream of TNF and IL1b, like TNFAIP3, were downregulated in both, CD4+ and CD8+ T cells.
Phase 1b trial in patients with multiple sclerosis
Protocol B4351002 was a phase 1b, randomized, multi-center, double-blind, sponsor-open, placebo-controlled study to evaluate multiple ascending doses of ZB-168 in adult subjects with MS which was completed on October 22, 2015. A total of 4 subjects were enrolled and randomized into the study and received placebo SC (1 subject) or ZB-168 (3 subjects) at a dose of 0.25 mg/kg SC every other week (Q2W). Study B4351002 was terminated on April 1, 2015 by the sponsor for reasons other than subject safety.
Due to the early termination of the study, the small enrollment number and minimal data to perform any type of analyses, no formal analyses were conducted. Therefore, no conclusions can be drawn on safety and tolerability, PK/PD or other assessments.

Immunogenicity
The potential for ZB-168 to induce significant antibody responses and for such antibody responses, should they occur, to cause clinically significant sequelae has been assessed based on the physical characteristics of ZB-168 and the planned clinical indications.
In study B4351001, a very low incidence of immunogenicity was observed with no clinical manifestations. Among 389 ZB-168 ADA serum samples tested with a confirmatory assay, 11 of them were positive. Two  subjects tested positive for ADA pre-dose, both with an ADA titre of 400 on Day 1 and one of those subjects also tested positive post-dose. Four subjects tested positive for ADA post-dose only (titre ranges between 400-3200); of these, 2 had more than 1 sample that tested positive.
The overall incidence of ADA in the B4351003 study was 73.3%, with 22 of 30 ZB-168 treated subjects having at least one positive ADA titre; of which 54.5% (12 out of 22 subjects) were neutralising. No subjects receiving placebo had positive ADA and no subjects tested positive at baseline (pre-dose). The incidence of ADA was highest at 6 mg/kg weekly group (5 of 5 ADA positive). In general, the majority of the ADA titres were low (range 100-800) and the presence of ADA did not have an impact on PK profiles by visual inspection.
Although these ADA did not appear to affect drug concentrations based on visual inspection, there can be no assurance that ADAs will not develop in future studies that may reduce exposure or lead to adverse safety events. The development of ADA could also trigger hypersensitivity reactions that manifest as serious adverse events, including but not limited to anaphylaxis. If patients experience adverse events, including anaphylaxis, our trials could be delayed or stopped, and our development programs may be halted entirely if this is observed during clinical development. Even if ADA are not detected in the early clinical trials, they may be detected after product launch and may significantly reduce the commercial potential or even result in the product being withdrawn from the market.
Resolution of the FDA Clinical Hold
On September 16, 2015, ZB-168 was placed on clinical hold (an order issued by the United States FDA to the sponsor of an investigational new drug application to delay or to suspend a clinical investigation) due to concern regarding IL7Rα expression on certain cell types within the lung and “insufficient information to address the potential risk that RN168 treatment poses to the respiratory system in humans.” The clinical hold was not the result of any adverse events or safety findings emerging from the ongoing clinical studies. Pfizer’s response to the clinical hold included conducting additional non-clinical experiments, a review of IL7Rα expression in the lung, and proposed pulmonary monitoring plans for future clinical trials, and a detailed assessment of adverse events in the clinical trials conducted to date. The clinical hold was lifted on April 13, 2016, with the following conditions/requirements: before enrolling children in studies with ZB-168, data should be submitted supporting that the potential benefits justify the potential risks. The initial clinical studies planned to be conducted by Zura Bio with ZB-168 would only include adult patients. As previously indicated by FDA, once adult data demonstrating benefit is available, Zura Bio will agree on the appropriateness of including pediatric patients in future ZB-168 clinical studies with applicable therapeutic divisions of FDA based upon the demonstrated benefit-risk profile for each potential disease being studied. FDA strongly encouraged the Sponsor to continue to explore ways in which non-clinical models can be used to further understand the potential significance of IL7/TSLP signaling and of antagonism of pneumocyte IL7 and TSLP receptors in pneumocyte function.
Non-clinical development to date
Due to lack of target binding and pharmacology in rodents, the in vivo safety of ZB-168 was assessed in cynomolgus monkeys only. Target engagement and pharmacodynamic effects of ZB-168 were demonstrated in cynomolgus monkeys. The nonclinical safety and pharmacokinetics of ZB-168 were evaluated in a 2-week exploratory study and 1-month and 6-month GLP repeat-dose toxicity studies in monkeys. In the pivotal studies, both the IV and SC route of administration were tested up to 200 mg/kg/dose, once weekly. Data from the 1-month study shows that maximal target modulation, as demonstrated by reductions in ex vivo IL7-induced phosphorylation of signal transducer and activator of transcription 5 (STAT5), were observed with doses as low as 3 mg/kg. No further reductions in STAT5 phosphorylation (pSTAT5) were observed at the higher tested doses in either the 2-week or 1-month study.
In single and repeat-dose IV and SC pharmacokinetic studies conducted in cynomolgus monkeys, ZB-168 was, in general, characterized by proportional increases in exposure with increasing dose, low clearance with subsequent long half-life, ranging from 18 to 24 hours and a low volume of distribution that is consistent with limited tissue distribution for an IgG molecule. After single SC infusions of ZB-168 to Yucatan minipigs, the mean T1/2 values ranged from approximately 41 to 84 hours.
In the repeat-dose toxicity studies of up to 6 months in duration, no direct target organ toxicities were observed and in general, findings were related to the pharmacology of ZB-168. ZB-168 was well tolerated at doses up to the highest dose tested, with a No Observed Adverse Effect Level (NOAEL) established at 200 mg/kg, administered weekly by IV or SC injection. Exposure margins of approximately 118-fold (IV) and 63-fold (SC) were calculated based the highest estimated human exposures to be achieved in the clinical study B4351003 at the highest dosage of 6 mg/kg/week. Overall, nonclinical data support the continued clinical development of ZB-168.
ZB-168 for the Treatment of Alopecia Areata
AA is a chronic autoimmune skin disorder resulting in sudden loss of patches of hair on the scalp, face, and sometimes on other body areas. The condition is caused by a combination of factors, including genetic predisposition, environmental exposures, dietary habits and other factors which have not yet been identified. Furthermore, clinical associations have been established between AA and other autoimmune diseases such as T1D and RA.
Epidemiology
AA affects people of all ages, genders and ethnic groups. Initial presentation often occurs during the second and third decades of life and earlier childhood onset is more likely to result in severe phenotypes of disease. According to the National Alopecia Areata Foundation, it is estimated that 2.1% of the population may become affected with AA at some point during their lifetimes, with as many as 700,000 people with AA in the U.S. at any one time. It is estimated that approximately 300,000 people with AA in the U.S. suffer moderate to severe disease at any one time. Hair loss tends to be more significant in men suffering from the disease. The global market for treatments for alopecia is expected to grow at a CAGR of 5.1% during the period 2022-2028 to reach a size of $13.8 billion in 2028.
Pathophysiology
In patients with AA, the immune system mistakenly recognizes structures within the hair follicle, which sits at the root of a hair strand below the skin. The resulting inflammation impairs the normal cellular processes that ordinarily drive the hair growth cycle, thereby leading to hair loss.
Figure 10. T cells contributing to the follicular inflammation associated with AA

T cells, specifically CD8 and CD4 Teff cells are the predominant contributor to the follicular inflammation associated with AA (Figure 10).
Importantly, this deleterious T-cell activity and ongoing inflammation does not permanently damage the underlying structures of the hair follicle, thus the follicles remain intact and capable of hair regrowth if the inflammatory processes can be arrested.
Clinical Presentation
AA is characterized by variable amounts of immune system-mediated hair loss. Three clinical patterns have been described:
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Alopecia areata:   patchy hair loss on the scalp, often multiple centimetres in diameter.

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Alopecia totalis:   total loss of hair on the scalp.

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Alopecia universalis:   loss of all the hair from the entire body.

The extent of hair loss and regrowth varies from person to person. According to some estimates, about 30% of people suffering from AA either face extensive hair loss or experience a continuous cycle of hair loss and regrowth. AA has an unpredictable outcome. Up to 50% of patients with limited patchy AA will recover within 1 year even without treatment; while 7-10% of patients can eventually develop the severe chronic form of the condition, which is refractory to most of the treatments.
Other symptoms include:
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Grey and/or white hair remaining in the zones of hair loss.

Changes in nail appearance, including colour changes, development of nail ridges, and brittleness.
Current Treatment Options and Their Limitations
The treatment of AA continues to commonly include the use of topical or intralesional corticosteroids and topical immunotherapy. Topical corticosteroids are a first-line therapy for limited patchy AA, for children < 12 years regardless of disease severity and as an adjunctive therapy in severe AA.
Intralesional injection of corticosteroids is a first-line recommendation for the therapy of limited patchy AA, alone or combined with topical corticosteroids. Although intralesional injections of corticosteroids are used we have found no published randomized placebo controlled trials about this treatment in AA.
Long-term use of systemic corticosteroids is not advisable because of the potential side-effects including skin thinning, pigmentation disturbance and acne.
Other therapies used include topical minoxidil, anthralin, topical immunotherapy, or combinations such as a topical steroid with topical minoxidil and local injections of intralesional triamcinolone acetonide. To our knowledge no randomized controlled trials have been found to evaluate the effectiveness of topical immunotherapy in AA.
Topical immunotherapy may also be used and included with diphenylcyclopropenone or squaric acid dibutylester. In addition to the treatments already mentioned, oral immunosuppressive agents such as prednisone, methotrexate, cyclosporine, or intravenous solumedrol or Ig are sometimes prescribed for patients with alopecia totalis or alopecia universalis.

Figure 11. A diagrammatic representation of the patient journey from diagnosis from AA
JAK inhibitors
JAK inhibitors have emerged as a new therapeutic option for the treatment of AA. JAK inhibitors inhibit the JAK enzymes, interfere with the JAK-STAT signaling pathway and are involved in signaling cascades for at least 50 different cytokines including but not limited to IL7, TSLP, GMCSF, OSM, IL6, IL15, IL31, IL23 and others.
Baricitinib (brand name Olumiant) was approved by the US FDA in June 2022 for the treatment of AA. The efficacy and safety of baricitinib in AA was studied in two randomized, double-blind, placebo-controlled trials (BRAVE AA-1 and BRAVE AA-2) with patients who had at least 50% scalp hair loss as measured by the SALT for more than six months. Patients in these trials received either a placebo, 2 milligrams of baricitinib, or 4 milligrams of baricitinib every day. The primary measurement of efficacy for both trials was the proportion of patients who achieved at least 80% scalp hair coverage as measured by SALT at week 36.
The results for the primary efficacy endpoint for these trials are presented below (Figure 12). In the BRAVEAA-1 trial, 22% of the 184 patients who received 2 milligrams of baricitinib and 35% of the 281 patients who received 4 milligrams of baricitinib achieved adequate scalp hair coverage, compared to 5% of the 189 patients who received a placebo. In Trial AA-2, 17% of the 156 patients who received 2 milligrams of baricitinib and 32% of the 234 patients who received 4 milligrams of baricitinib achieved adequate scalp hair coverage, compared to 3% of the 156 patients who received a placebo.
The recommended dose of baricitinib is 2 mg/day, with an increase to 4 mg/day if treatment response is inadequate. For patients with nearly complete or complete scalp hair loss, with or without substantial eyelash or eyebrow hair loss, physicians may consider treating with 4 mg/day. Once an adequate response is achieved on 4 mg/day, the dosage is to be decreased to 2-mg/day.

Figure 12. Data on the primary efficacy endpoint for the baricitinib trials, BRAVE-AA1 and BRAVE-AA2
On September 1, 2021, the FDA concluded that there is an increased risk of serious heart-related events such as heart attack or stroke, cancer, blood clots and death with the arthritis and ulcerative colitis medicines Xeljanz and Xeljanz XR (active ingredient tofacitinib). These warnings were also added for two other arthritis medicines in the same drug class as Xeljanz, which are JAK inhibitors, Olumiant (active ingredient baricitinib) and Rinvoq (active ingredient upadacitinib), since they share mechanisms of action with Xeljanz. FDA considers that these medicines may have similar risks as seen in the Xeljanz safety trial. As a result, FDA has required revisions to the boxed warning for Xeljanz/Xeljanz XR, Olumiant, and Rinvoq to include information about the risks of serious heart-related events, cancer, blood clots and death.
IL7 and TSLP’s role in AA
IL7 is upregulated in lesional skin in humans and in C3H/HeJ mice (a mouse strain that develops spontaneous AA with considerable similarity to human AA) and in humans with AA. IL7 is known to play a critical role in lymphoid cell growth and survival, as well as enhancing the expansion and function of IFN-γ. IL7 has previously been implicated in the pathogenesis of multiple T cell dependent auto-immune diseases including MS, RA and T1D. Recently, a Columbia University Department of Dermatology group led by Angela Christiano reported that IL7R blockade, which inhibits the TSLPR/JAK2, IL7Rα/JAK1 and the γc/JAK3, suppressed the inflammatory response, including the Th1 markers like CXCL9, CXCL10 and IFNγ and reversed AA in C3H/HeJ mice. In response to IL7Rα blockade, the number of “alopecic” Teff cells is reduced whereas Tregs are spared, thus leading to AA reversal. Anti-IL7Rα treatment in C3H/HeJ mice reversed early disease and reduced both inflammation and skin infiltration by T cells, indicating that IL7 is critical for the functioning of Teff cells in AA.
Targeting the IL7R is expected to have a distinct mode of action compared to other biological inhibitors, including other inhibitors that target multiple intracellular signaling molecules, like JAK inhibitors. Treatment of AA patients with pan-JAK inhibitors (JAK1/2/3) like Tofacitinib and more selective JAKs like CT-543 (JAK1/2) induced hair regrowth and improved scalp AA biomarkers. However, due to the broad inhibition of signaling of more than 20 cytokines including the IL2, IL7, IL15/γc/JAK3, IL7Rα/IFNγ/JAK1, and TSLP/JAK2 axis by tofacitinib, it is difficult to tease out which molecular mechanism is involved in the pathogenesis of AA. In an immune-profiling study performed in AA patients, it was shown that T cell activation markers like IL2 and IL15, Th1 markers including IFNγ, CXCL9 and CXCL10 and Th2 biomarkers including TSLP, IL13, CCL13 and CCL26 are highly upregulated in the skin. In addition, both Th1 biomarkers including IFNγ, CXCL9 and CXCL10 and Th2 biomarkers, including IL5, IL13, CCL17 and CCL18 are downregulated in AA patients treated with JAK inhibitors. As such, AA patients may benefit with an IL7Rα therapy which downregulates both Th1 and Th2 biomarkers due a dual effect on TSLP and IL7. We will seek to determine whether targeting IL7R has a significant safety advantage over JAK inhibitors, a drug class that comes with a black box warning.

Proposed clinical development plan
ZB-168 is the first anti IL7Rα antibody to show a normalisation in the Treg:TEM ratio in a phase 1b study of T1D, a disease, like AA where T cells are central to pathology. ZB-168 was well tolerated at all dose levels. This supports our ongoing efforts to develop ZB-168 in AA and other inflammatory diseases driven by T cells.
We plan to conduct randomised placebo controlled trials using clinical designs that assess therapeutic indication-specific scores, which have been validated by regulatory agencies. The primary endpoints will be safety and tolerability. In addition, we will measure key efficacy endpoints likely to be assessed using the Customary sampling, immunogenicity monitoring including ADA measurements and potential biomarker analysis, as well as functional indexes as applicable, will also be part of the planned trials. We anticipate recruitment to begin prior to the end of the year 2023 at sites in the United States and selected European countries. Our clinical studies will be performed with the support of a global contract research organization under selection according to customary regulatory processes.
Manufacturing
We will rely upon established, large scale, GMP compliant, third-party manufacturers for our current and future manufacturing needs for both bulk drug substance and finished drug product. We are in the final stages of selecting vendors with sufficient global reach and scale to support ZB-168 through its clinical development and, assuming successful regulatory approvals, its entire commercial lifecycle. We do not intend to build our own manufacturing capabilities.
Intellectual Property
Our commercial success depends in large part on: our ability to obtain and maintain patent protection for ZB-168, its uses, components, formulations, methods of manufacturing and methods of treatment in the U.S. and other countries; to operate without infringing valid and enforceable patents and proprietary rights of others; and to prevent others from infringing on our proprietary or intellectual property rights.
Our intellectual property strategy is, where appropriate, to file new patent applications in the US and certain other regions/countries (including the EU) on inventions, including improvements to existing products/candidate(s) and formulations, methods of treatment and processes to improve our competitive edge or to improve business opportunities. We continually assess and refine our intellectual property strategy to ensure appropriate protection and rights are secured.
We rely on trade secrets and know-how to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection, and which are difficult to reverse engineer. We intend to take advantage of regulatory protection afforded through data exclusivity, market exclusivity and patent term extensions, where available. We may also seek to rely on regulatory protection afforded through Orphan Drug Designation, if appropriate in the future.
The licensed patents relating to the ZB-168 composition of matter are identified below:
Jurisdiction	Status
Canada	Granted (active)*
Europe: France, Germany, Ireland, Italy, Spain, UK	Granted (active)*
Japan	Granted (active)*
Japan	Granted (active)*
US	Granted (active)*
US	Granted (active)*
US	Granted (active)*
US	Granted (active)*
PCT	Phase Ended

*
All patents are granted. All renewal fees required to maintain the patent rights are current.

The life of a patent and the protection it affords is limited. For example, in the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest US non-provisional filing date. In Europe (and all jurisdictions noted above), the expiration of an invention patent is 20 years from its filing date. The earliest nonprovisional application filed in the US was February 23, 2011, which is the date used to calculate the expiration date of the US patents. Certain US patents have a longer patent term pursuant to patent term adjustment (35 U.S.C. §154(b)). The PCT application was filed February 24, 2011 and all non-US patents entered the national stage in each respective jurisdiction pursuant to the PCT application and have the filing date of the PCT application. Accordingly, for all non-US applications, the PCT filing date is utilized for purposes of calculating the non-US patent expiration dates.
License Agreements
We are a party to certain licenses that provide us rights to intellectual property that are necessary or useful for ZB-168.
Pfizer License
Effective March 22, 2022, we entered into a license agreement with Pfizer pursuant to which Pfizer granted us an exclusive (even as to Pfizer), royalty-bearing license under the Licensed Patent Rights and Licensed Know-How to use, have used, Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized and otherwise exploit the licensed technology in the Field (the treatment, diagnosis or prevention of diseases in humans) within the Territory (all countries of the world). The Licensed Patent Rights include the granted patents identified above and all related counterparts thereof. “Develop” is defined by the license to mean to conduct any and all research and development activities necessary to obtain Regulatory Approval, “Commercialize” means to market, promote, distribute, offer for sale, sell, import, have imported, export, have exported or otherwise commercialize a compound or product, and “Manufacture” means to make, produce, manufacture, process, fill, finish, package, label, perform quality assurance testing, release, ship or store a compound or product or any component thereof.
The license is sublicensable without Pfizer’s consent to a Zura Affiliate. Pfizer’s consent is required to sublicense to any Third Party, provided such Third Party is not a CMO or CRO. In all cases the sublicense must have terms consistent with the Pfizer License. Neither Party may assign its rights and obligations without the other Party’s prior written consent, unless such transfer is to an Affiliate or in the event of a change of control, in which case notice must be provided.
Pfizer retains certain rights under its license agreement with us, including (a) the right to make, have made, use and import the underlying technology for all internal research, development and regulatory purposes (provided, that Pfizer shall not have the right to conduct clinical trials to develop the underlying technology in the treatment, diagnosis or prevention of diseases in humans), (b) the right to use the licensed patent rights and know-how for purposes other than those exclusively license to us and (c) the rights that have been provided by Pfizer to (i) a reagent supplier to make or sell the underlying technology or (ii) a non-commercial entity to use the underlying technology, in each case in the form of non-cGMP samples of the underlying technology in milligram quantities solely as a research reagent. Pfizer may also use for any purpose information in non-tangible form which may be retained by persons who have had access to ZB-168 and the licensed know-how, including ideas, concepts or techniques contained therein.
If we fail to comply with any of our obligations under the Pfizer License, or we are subject to a bankruptcy or dissolution, Pfizer may have the right to terminate the license agreement, in which event we would not be able to market any ZB-168 product.
As consideration, we paid Pfizer an upfront fee of $5,000,000 and issued 25,000 Series A-1 Preferred Shares (the “Series A-1 Shares”) representing 18.0% of its fully-diluted capital shares immediately following the closing of Zura’s Series A-1 investment, and any event pursuant to that certain Series A-1 Preferred Share Purchase Agreement. In addition, we agreed to the following additional payment terms:
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pay Pfizer 12 development and regulatory milestone payments aggregating up to $70.0 million.

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pay Pfizer sales milestone payments up to an aggregate of $525.0 million based on respective thresholds of net sales of products (developed from the licensed compound).

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pay Pfizer an annual earned royalty at a marginal royalty rate in the mid-single digits to low double digits (less than 20%), with increasing rates depending on Net Sales (as defined in the license) in the respective calendar year, based on a percentage of sales within varying thresholds for a certain period of years, or upon the later expiration of regulatory (or license/patent right) exclusivity for the commercial product in such country. Royalty rates will be reduced by a) a certain percentage in any country where generic competition exists; and b) by a certain percentage of the royalties paid to third parties that are necessary for commercialization of the commercial product.

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pay a multi-million dollar transaction completion payment if, within a certain period after the effective date of the Pfizer Agreement, (a) we have certain changes in control, excluding an initial public offering or any business combination where our securities are listed on a stock exchange (e.g., a transaction with a special purpose acquisition company); or (b) we sublicense or divest our rights related to ZB-168.

If we fail to comply with any of our obligations under the Pfizer License, or we are subject to a bankruptcy or dissolution, Pfizer may have the right to terminate the license agreement.
Under the Pfizer License, Pfizer will continue to file, prosecute (including in connection with any reexaminations, oppositions and the like) and maintain the licensed patent rights at our expense for a period of time. Thereafter, we will be responsible for filing, prosecuting (including in connection with any reexaminations, oppositions and the like) and maintaining the licensed patent rights and to provide Pfizer a reasonable opportunity to review and comment on proposed submissions to any patent office and reasonably consider any comments provided by Pfizer. We must notify Pfizer prior to permitting any patent right to go abandoned. Pfizer may then choose at its option to continue prosecution or maintenance of said patent right and the license granted to us will become nonexclusive as to that right. These patents and patent applications were not drafted by us or our attorneys, and we have not controlled or had any input into the prosecution of these patents and patent applications.
Pursuant to our license, we are required to prepare a development plan and use Commercially Reasonable Efforts, to Develop and seek Regulatory Approval for the Product in several countries and then to commercialize each product where regulatory approval is obtained. “Commercially Reasonable Efforts,” is defined as those efforts a research-based company in the pharmaceutical industry, being of comparable size and standing to us, would use with respect to a product at a comparable stage of development and having comparable commercial potential to ZB-168. If we fail to comply with the obligations under our license agreement, or if we use the licensed intellectual property in an unauthorized manner, we may be required to pay damages and Pfizer may have the right to terminate the license. Ownership of any new intellectual property shall be determined in accordance with Applicable Laws relating to inventorship set forth in U.S. patent laws.
The Pfizer License expires upon the expiry of the Royalty Term, which refers to, with respect to each Product in each country in the Territory, the period commencing on the First Commercial Sale of such Product in such country and expiring upon the latest to occur of: (a) ten (10) years following the date of First Commercial Sale of such Product in such country, (b) the expiration of all regulatory or data exclusivity for such Product in such country or (c) the date upon which the Manufacture, use, sale, offer for sale or importation of such Product in such country would no longer infringe, but for the license granted herein, a Valid Claim of a Licensed Patent Right. Upon expiry of the Pfizer License, the licenses granted shall become fully paid-up, royalty-free, perpetual and irrevocable.
Related to the Pfizer License is a confirmatory three-way license agreement between Pfizer, a wholly owned subsidiary of Pfizer and Zura. The wholly owned Pfizer subsidiary is the owner of certain intellectual property licensed to us from Pfizer. The confirmatory three-way license agreement provides Pfizer the necessary rights to give effect to the Pfizer License.
Lonza License
In July 2022, the Company entered into a license agreement (the “Lonza License”) with Lonza Sales AG (“Lonza”) for a worldwide non-exclusive license for Lonza’s gene expression system in exchange for varying considerations depending on a number of factors such as whether the Company enters further agreements with Lonza. The Lonza License will remain in effect until terminated. The Company is free to terminate the Lonza License at any time upon 60 days’ notice, with or without cause. Lonza may terminate the Lonza License for cause upon a breach by the Company or for other commercially standard reasons. The Lonza License is attached to this Registration Statement as Exhibit 10.17.
For more information, see “Risk Factors — We intend to rely on third parties to produce and process ZB-168. There can be no assurance that we will successfully negotiate agreements with third-party manufacturers to produce ZB-168 on acceptable terms or at all; and furthermore, we may fail to successfully transfer the manufacturing technology to these third-parties. Our business could be adversely affected if the third-party manufacturers are unable to produce ZB-168, fail to provide us with sufficient quantities of ZB-168 or fail to do so at acceptable quality levels or prices.”
U.S. patent term restoration and marketing exclusivity
Depending upon the timing, duration and specifics of the FDA approval of a biological product, some of a sponsor’s U.S. patents may be eligible for limited patent term extension under the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is composed of a “testing phase” and a “review phase” (also referred to as an “approval phase”). The testing phase begins on the effective date of an IND and ends on the date a BLA or a New Drug Application (“NDA”) is initially submitted to FDA. The review phase is the period between the initial submission of the BLA or NDA and approval. The term of a patent may be extended for a period of time that is the sum of one-half of the time in the testing phase, plus all the time in the review phase, and minus any of the regulatory review period that occurs prior to the patent grant or where the sponsor did not act with due diligence. Only one patent applicable to an approved biological product is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. In addition, a patent can only be extended once and only for a single product. The US PTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, where possible we intend to apply for restoration of patent term for a patent covering ZB-168 to add, if possible, patent life beyond its current expiration date. The ability to do this will depend on the length of the clinical trials and other factors involved in the filing of the relevant BLA.
Similar provisions for supplementary protection to compensate applicants for regulatory delays also exist in a number of territories, including Europe and Japan. Where possible we intend to apply for supplementary protection for ZB-168.
Data and market exclusivity
The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively the ACA, includes a subtitle called the Biologics Price Competition and Innovation Act of 2009, or BPCIA, which created an abbreviated approval pathway for biological products shown to be biosimilar to, or interchangeable with, an FDA-licensed reference biological product.
This amendment to the PHS Act attempts to minimize duplicative testing. Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, can be shown through analytical studies, animal studies, and a clinical trial or trials. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product and, for products administered multiple times, the biologic and the reference biologic may be switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. However, complexities associated with the larger, and often more complex, structure of biological products, as well as the process by which such products are manufactured, pose significant hurdles to implementation that are still being worked out by the FDA.
At the present time, the FDA will not accept an application for a biosimilar or interchangeable product based on the reference biological product until four years after the date of first licensure of the reference product, and FDA will not approve an application for a biosimilar or interchangeable product based on the reference biological product until 12 years after the date of first licensure of the reference product.
“First licensure” typically means the initial date the particular product at issue was licensed in the U.S. Date of first licensure does not include the date of licensure of (and a new period of exclusivity is not available for) a biological product if the licensure is for a supplement for the biological product or for a subsequent application by the same sponsor or manufacturer of the biological product (or licensor, predecessor in interest, or other related entity) for a change (not including a modification to the structure of the biological product) that results in a new indication, route of administration, dosing schedule, dosage form, delivery system, delivery device or strength, or for a modification to the structure of the biological product that does not result in a change in safety, purity, or potency.
The BPCIA is complex and continues to be interpreted and implemented by the FDA. In addition, government proposals have sought to reduce the 12-year reference product exclusivity period. Other aspects of the BPCIA, some of which may impact the BPCIA exclusivity provisions, have also been the subject of recent litigation. As a result, the ultimate implementation and impact of the BPCIA is subject to significant uncertainty.
In the EEA, upon receiving marketing authorization, innovative medicinal products generally receive eight years of data exclusivity and an additional two years of market exclusivity. If granted, data exclusivity prevents generic or biosimilar applicants from referencing the innovator’s pre-clinical and clinical trial data contained in the dossier of the reference product when applying for a generic or biosimilar marketing authorization in the EEA, during a period of eight years from the date on which the reference product was first authorized in the EEA. During the additional two-year period of market exclusivity, a generic or biosimilar marketing authorization application can be submitted, and the innovator’s data may be referenced, but no generic or biosimilar product can be marketed until the expiration of the market exclusivity. The overall ten-year period will be extended to a maximum of eleven years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to authorization, is held to bring a significant clinical benefit in comparison with existing therapies. There is no guarantee that a product will be considered by the EMA to be an innovative medicinal product, and products may not qualify for data exclusivity.
Another company may market another version of the product if such company obtained a marketing authorization based on a MAA with a completely independent data package of pharmaceutical tests, preclinical tests and clinical trials.
Pediatric Development
A biological product can obtain pediatric market exclusivity in the U.S. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods, including some regulatory exclusivity periods. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study. Similar provisions are also available in other territories, such as Europe.
In the EEA, companies developing a new medicinal product must agree upon a Pediatric Investigation Plan, or PIP, with the EMA’s pediatric committee, or PDCO, and must conduct pediatric clinical trials in accordance with that PIP, unless a waiver applies (e.g., because the relevant disease or condition occurs only in adults).
The PIP sets out the timing and measures proposed to generate data to support a pediatric indication of the drug for which marketing authorization is being sought. The marketing authorization application for the product must include the results of pediatric clinical trials conducted in accordance with the PIP, unless a waiver applies, or a deferral has been granted by the PDCO of the obligation to implement some or all of the measures of the PIP until there are sufficient data to demonstrate the efficacy and safety of the product in adults, in which case the pediatric clinical trials must be completed at a later date.
Products that are granted a marketing authorization with the results of the pediatric clinical trials conducted in accordance with the PIP are eligible for a six month extension of the protection under a supplementary protection certificate (if any is in effect at the time of approval) even where the trial results are negative. In the case of orphan medicinal products, a two year extension of the orphan market exclusivity may be available. This pediatric reward is subject to specific conditions and is not automatically available when data in compliance with the PIP are developed and submitted.
Competition
The development and commercialization of new product candidates in the biopharmaceutical industry is highly competitive and is subject to technological advancements resulting in burgeoning of assets within drug classes. The immunology market field is characterized by strong and increasing competition.
We face competition from major biopharmaceutical, specialty pharmaceutical and biotechnology companies that develop cytotherapy for the treatment of T cell mediated autoimmune diseases. There are other companies working to develop immunotherapies for the treatment of various diseases including but not limited to divisions of large pharmaceutical and biotechnology companies of various sizes. We believe the key competitive factors that will affect the development and commercial success of ZB-168 and any future product candidates are efficacy, reliability, convenience and price.
If ZB-168 is approved, competition would arise from various companies and partnerships currently engaged in clinical studies. There are multiple assets in active clinical development targeting the IL7 and/or TSLP pathways, including:
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OSE-127 (OSE Immunotherapeutics), an anti-IL7R antibody, currently in phase 2 studies in ulcerative colitis and primary Sjogren’s syndrome.

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ADX-914 (Q32 Bio), an anti-IL7R antibody, currently in phase 1 development.

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UPB-101(Upstream Bio), an anti-TSLP-receptor antibody, currently in phase 1 development.

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SAR443765 (Sanofi), an anti-IL13/TSLP bispecific nanobody, currently in phase 1 development.

Tezepelumab (AstraZeneca/Amgen), an anti-TSLP antibody approved for the treatment of severe asthma, and currently in late-stage clinical development for multiple indications, including but not limited to rhinosinusitis with nasal polyps, chronic spontaneous urticaria, chronic obstructive pulmonary disease and eosinophilic esophagitis. Some of these companies also have greater financial resources, and greater research, development and marketing capabilities than we do and may also have products that are in similar product stages of development and collaborative arrangements in our target markets with leading companies and research institutions. For example, Servier partnered with OSE Immunotherapeutics to announce the licensing option agreement for exclusive global rights to interleukin 7 receptor (IL7R) antagonist OSE-127. Established pharmaceutical and biotechnology companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the product candidates that we develop obsolete.
We further face competition from biopharmaceutical, specialty pharmaceutical and biotechnology companies engaging in developing treatments for AA using a variety of mechanisms of action, such as Pfizer, Eli Lilly, Arcutis Biotherapeutics, Concert Pharmaceuticals, Leo Pharma, Aclaris Therapeutics, Equillium Bio, AnaptysBio, HCW Biologics and Legacy Healthcare.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL AND RESULTS OF OPERATIONS OF ZURA
Unless the context otherwise requires, for purposes of this section, the terms “we,” “us,” “our,” “the Company” or “Zura” refer to Zura Bio Limited prior to the consummation of the Business Combination.You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks, uncertainties and assumptions. As a result of many factors, including those set forth in the “Risk Factors” section of this prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
Overview
We are a clinical stage life sciences and pre-revenue company developing ZB-168, a fully anti-IL7Rα monoclonal antibody, which we have licensed from Pfizer, Inc., or Pfizer.
We were formed in the United Kingdom, or UK, on January 18, 2022, our date of inception.
We have a limited operating history. Since our inception, our operations have focused on organizing and staffing our company, business planning, raising capital and entering into collaboration agreements for conducting manufacturing, research and development activities for our product. Our lead product candidate is in the clinical testing stage, however, we have not conducted any clinical tests ourselves, nor have any been conducted during the period since our inception. We do not have any product candidates approved for sale and have not generated any revenue from product sales. We have funded our operations through the sale of equity, raising an aggregate of $10.0 million of gross proceeds from the sale of shares of our convertible preferred stock through June 30, 2022.
Since our inception, we have incurred significant operating losses. Our net losses were $0.9 million for the three months ended June 30, 2022. As of June 30, 2022, we had an accumulated deficit of $8.8 million. We anticipate that our expenses will increase significantly in connection with our ongoing activities, as we:
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continue to advance the preclinical and clinical development of our product candidate and preclinical programs;

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conduct our planned clinical and preclinical trials of ZB-168, as well as initiate and complete additional trials of future potential product candidates;

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seek regulatory approval for any product candidates that successfully complete clinical trials;

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scale up our clinical and regulatory capabilities;

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manufacture current good manufacturing practices, or cGMP, material for clinical trials or potential commercial sales;

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establish and validate a commercial-scale cGMP manufacturing facility, or use a contract manufacturing organization;

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establish a commercialization infrastructure and scale up manufacturing and distribution capabilities to commercialize any product candidates for which we may obtain regulatory approval;

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adapt our regulatory compliance efforts to incorporate requirements applicable to marketed products;

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maintain, expand and protect our intellectual property portfolio;

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hire additional clinical, manufacturing quality control, regulatory, manufacturing and scientific and administrative personnel;

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add operational, financial and management information systems and personnel, including personnel to support our product development and planned future commercialization efforts; and

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incur additional legal, accounting and other expenses in operating as a public company.

Proposed Business Combination
On June 16, 2022, we entered into a Business Combination Agreement, by and among JATT, Merger Sub, Merger Sub 2 and Holdco (to become a party before Closing, as described below).
Pursuant to the Business Combination Agreement, (a) before the closing of the Business Combination (a) Holdco will be established as our new holding company and will become a party to the Business Combination Agreement; and (b) on the Closing, in sequential order: (i) Merger Sub will merge with and into Holdco, with Holdco continuing as the surviving company and a wholly owned subsidiary of JATT (the “Merger”); (ii) immediately following the Merger, Holdco will merge with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving company and a wholly owned subsidiary of JATT (the “Subsequent Merger”); and (iii) JATT will change its name to “Zura Bio Limited”.
In consideration of the Merger, our securityholders will receive $165 million of newly issued New JATT Class A Ordinary Shares, subject to a reduction to account for any outstanding options which will be replaced by similar new options to purchase New JATT Class A Ordinary Shares (the “Merger Consideration”). As at the signing of the Business Combination Agreement, the Merger Consideration consists of 16.1 million of newly issued New JATT Class A Ordinary Shares and 0.4 million newly issued options to purchase New JATT Class A Ordinary Shares.
On September 20, 2022, the parties entered into the First Amendment to the Business Combination Agreement pursuant to which they agreed to amend the Business Combination Agreement to, among other things, that the JATT Class A Ordinary Shares to be issued in connection with the Business Combination shall have been approved for listing on Nasdaq, instead of the NYSE, subject only to official notice of issuance thereof, and immediately following the Closing, New JATT shall satisfy all applicable initial and continuing listing requirements of Nasdaq and shall not have received any notice of non-compliance therewith.
License Agreements
Pfizer Agreement
Effective March 22, 2022, we entered into an exclusive royalty bearing global License Agreement with Pfizer allowing us to make use of certain intellectual property owned by Pfizer relating to Pfizer’s anti-IL7R antibody to use, develop, manufacture, commercialize and otherwise exploit.
In connection with the Pfizer Agreement, on March 22, 2022, we paid $5.0 million in cash and issued 25,000 shares of our Series A-1 preferred shares to Pfizer, representing a 18% interest in our Company. In addition, the Company is obligated to make 12 development and regulatory milestone payments aggregating up to $70.0 million and sales milestone payments up to an aggregate of $525.0 million based on respective thresholds of net sales of products (developed from the licensed compound) (the “Products”). In further consideration for the license, the Company will also pay an annual earned royalty at a marginal royalty rate in the mid-single digits to low double digits (less than 20%), with increasing rates based on thresholds of nets sales of products in the respective calendar year. Royalties are payable on a country-by-country basis for a certain period of years or upon the later expiration of regulatory exclusivity of our products in a country.
We are also subject to a potential transaction payment if, within 12 months of the effective date of the Pfizer Agreement (i.e., March 22, 2023) (a) we have certain changes in control, excluding an initial public offering or any business combination where our securities are listed on a stock exchange (e.g., a transaction with a special purpose acquisition company), or (b) we sublicense or divest our rights to the products.
The Pfizer Agreement also has anti-dilution provisions to allow Pfizer to maintain an 18% interest in our Company unless certain thresholds are met, whereupon the anti-dilution provisions fall away. Upon consummation of the Business Combination, the anti-dilution provision in favor of Pfizer will be terminated and no longer in force and effect.

Lonza Agreement
In July 2022, the Company entered into a license agreement (the “Lonza License”) with Lonza Sales AG (“Lonza”) for a worldwide non-exclusive license for Lonza’s gene expression system in exchange for varying considerations depending on a number of factors such as whether the Company enters further agreements with Lonza. The Lonza License will remain in effect until terminated. The Company is free to terminate the Lonza License at any time upon 60 days’ notice, with or without cause. Lonza may terminate the Lonza License for cause upon a breach by the Company or for other commercially standard reasons. The Lonza License is attached to this Registration Statement as Exhibit 10.17.
Components of Results of Operations
Revenue
To date, we have not generated any revenue from any sources, including from product sales, and we do not expect to generate any revenue from the sale of products in the foreseeable future. If our development efforts for our product candidate are successful and result in regulatory approval, or license agreements with third parties, we may generate revenue in the future from product sales. However, there can be no assurance as to when we will generate such revenue, if at all.
Operating Expenses
Research and Development Expenses
Research and development costs for the three months ended June 30, 2022 primarily consist of costs incurred for consulting and advisory services for medical strategy and manufacturing options for our product candidates. For the period from January 18, 2022 through March 31, 2022, research and development costs consist entirely of costs incurred to acquire the license from Pfizer. Research and development expenses in future periods may consist of clinical development of our product candidates and discovery efforts, manufacturing development, preparing for and conducting clinical trials and activities related to regulatory filings for our product candidates. Research and development expenses are recognized as incurred and payments made prior to the receipt of goods or services to be used in research and development are capitalized until the goods or services are received. Costs incurred in obtaining technology licenses through asset acquisitions are charged to research and development expense if the licensed technology has not reached technological feasibility and has no alternative future use. Research and development expenses could include:
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employee-related expenses, including salaries, bonuses, benefits, stock-based compensation and other related costs for those employees involved in research and development efforts;

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external research and development expenses incurred under agreements with clinical research organizations, investigative sites and consultants to conduct our preclinical studies;

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costs related to manufacturing material for preclinical studies and clinical trials, including fees paid to contract manufacturing organizations;

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laboratory supplies and research materials;

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costs related to compliance with regulatory requirements; and

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facilities, depreciation and other allocated expenses, which include direct and allocated expenses for rent, maintenance of facilities, insurance and equipment.

Research and development activities are central to our business model. We do not currently intend to track our research and development expenses on a program-by-program basis as such costs will be deployed across multiple projects under development. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. We plan to substantially increase our research and development expenses for the foreseeable future as we develop our product candidates and manufacturing processes and conduct discovery and research activities for our preclinical and clinical programs. We cannot determine with certainty the timing of initiation, the duration or the completion costs of current or future preclinical studies and clinical trials of our product candidate due to the inherently unpredictable nature of preclinical and clinical development. Clinical and preclinical development timelines, the probability of success and development costs can differ materially from expectations. We anticipate that we will make determinations as to how we pursue our product candidate and how much funding to direct to each program on an ongoing basis in response to the results of future preclinical studies and clinical trials, regulatory developments and our ongoing assessments as to commercial potential. We will need to raise substantial additional capital in the future. Our clinical development costs are expected to increase significantly as we commence, continue and expand our clinical trials. Our future expenses may vary significantly each period based on factors such as:
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expenses incurred to conduct preclinical studies required to advance our product candidate into clinical trials;

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per patient clinical trial costs, including based on the number of doses that patients receive;

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the number of patients who enroll in each clinical trial;

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the number of clinical trials required for approval;

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the number of sites included in the clinical trials;

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the countries in which the clinical trials are conducted;

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the length of time required to enroll eligible patients;

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the drop-out or discontinuation rates of patients;

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potential additional safety monitoring requested by regulatory agencies;

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the duration of patient participation in the clinical trials and follow-up;

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the phase of development of the product candidate;

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third party contractors failing to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;

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the cost of insurance, including product liability insurance, in connection with clinical trials;

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regulators or institutional review boards requiring that we or our investigators suspend or terminate clinical development for various reasons, including noncompliance with regulatory requirements or a finding that the participants are being exposed to unacceptable health risks; and

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the efficacy and safety profile of our product candidates.

General and Administrative Expenses
General and administrative expenses currently consist of professional fees for legal costs and management and business consultants relating to the Company’s formation and corporate matters, as well as salaries and related costs for personnel in executive and administrative functions, including share-based compensation. In future periods, general and administrative expenses may also consist of travel expenses and recruiting expenses. Other general and administrative expenses may also include professional fees for patent, accounting and tax services, insurance costs and board of directors’ expenses.
We anticipate that our general and administrative expenses will increase in the future as we continue to support research and development activities and increased costs of operating a public company. These costs include increased headcount to support expanded operations and infrastructure, and the initiation, continuation and expansion of our preclinical studies and clinical trials for our product candidates. Additionally, we anticipate increased costs associated with maintaining compliance with Nasdaq rules and SEC requirements such as accounting, audit, legal and consulting services, as well as director and officer liability insurance, investor and public relations activities.
Results of Operations for the Three Months Ended June 30, 2022
Research and Development Expenses
Research and development expenses of $0.1 million for the three months ended June 30, 2022 consisted primarily of consulting fees for medical and manufacturing advisory services.

General and Administrative Expenses
General and administrative expenses of $0.8 million for the three months ended June 30, 2022, consisted of legal and accounting expenses incurred related to the Business Combination and corporate matters of $0.4 million, share-based compensation of $0.3 million and salaries and related costs and consulting fees each of $0.1 million.
Results of Operations for the period from January 18, 2022 (date of inception) through March 31, 2022
Research and Development Expenses
Research and development expenses were $7.5 million for the period from January 18, 2022 through March 31, 2022 and consisted entirely of the cost to acquire the licensed compound from Pfizer under the Pfizer Agreement.
General and Administrative Expenses
General and administrative expenses were $0.3 million for the period from January 18, 2022 through March 31, 2022 and were predominantly related to legal expenses incurred related to the formation of the Company and the acquisition of the license under the Pfizer Agreement, as well as an immaterial amount of consulting expenses.
Liquidity and Capital Resources
Overview
Since our inception, we have not generated any revenue and expect to continue to incur significant operating losses for the foreseeable future and may never become profitable. As of June 30, 2022, we had cash and cash equivalents of $4.4 million. We have funded our operations through the sale of convertible preferred stock raising an aggregate of $10.0 million as of June 30, 2022.
Capital Requirements
To date, we have not generated any revenues from any source, including the commercial sale of approved drug products, and we do not expect to generate revenue for at least the next few years. If we fail to complete the development of our product candidate in a timely manner or fail to obtain their regulatory approval, our ability to generate future revenue will be adversely affected. We do not know when, or if, we will generate any revenue from our product candidate, and we do not expect to generate revenue unless and until we obtain regulatory approval of, and commercialize, our product candidate.
We expect our expenses to increase significantly in connection with our ongoing activities, particularly as we continue the research and development, and seek marketing approval for, our product candidate. In addition, if we obtain approval for any of our product candidates, we expect to incur significant commercialization expenses related to sales, marketing, manufacturing and distribution. Furthermore, following the completion of the Business Combination, we expect to incur additional costs associated with operating as a public company.
We will also be responsible for significant payments to Pfizer under the Pfizer Agreement. We are subject to a potential transaction payment if, within a certain period after the effective date of the Pfizer Agreement (i.e., March 22, 2023) we have (a) certain changes in control, excluding an initial public offering or any business combination where our securities are listed on a stock exchange (e.g., a transaction with a special purpose acquisition company), or (b) we sublicense or divest our rights to ZB-168. In addition, we will also be responsible to Pfizer for significant future contingent payments under the Pfizer Agreement upon the achievement of certain development and regulatory milestones, and sales milestones as well as ongoing royalties on net commercial sales. The size and timing of these milestone payments will vary greatly depending upon a number of factors, and it is therefore difficult to estimate the total payments that could become payable to Pfizer and when those payments would be due. If we achieve all of the milestones, we would be obligated to pay multimillion dollar development and regulatory milestone payments and sales milestone payments. See “Index to Financial Statements — Zura Bio Limited Notes to Financial Statements). We will be required to pay certain of these milestone payments prior to the time at which we are able to generate sufficient revenue, if any, from commercial sales of any of our product candidates. We intend to fund these milestone payments using a portion of the proceeds of the Business Combination. In addition to milestone payments, we are also required to pay Pfizer under the Pfizer Agreement ongoing royalties in the mid-single digits to low double-digits (less than 20%) percentage range based upon thresholds of net sales of products.
We therefore anticipate that we will need substantial additional funding in connection with our continuing operations. After the completion of the Business Combination, we would expect to have between approximately $58 million and $182 million, depending on funding redemptions, in cash and cash equivalents and before any operating expenses from June 30, 2022 until the closing of the Business Combination. We intend to devote most of the net proceeds from the Business Combination to the preclinical and clinical development of our product candidate, our public company compliance costs and certain of the milestone payments under the Pfizer Agreement. Based on our current business plans, we believe that the anticipated net proceeds from the Business Combination will enable us to fund our operating expenses and capital requirements through at least the next twelve months. Our estimate as to how long we expect the net proceeds from the Business Combination to be able to fund our operating expenses and capital requirements is based on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Changing circumstances, some of which may be beyond our control, could result in fewer cash and cash equivalents available to us or cause us to consume capital significantly faster than we currently anticipate, and we may need to seek additional funds sooner than planned.
Because of the numerous risks and uncertainties associated with research, development and commercialization of pharmaceutical drug products, we are unable to estimate the exact amount of our operating capital requirements. Our future funding requirements will depend on many factors, including, but not limited to:
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the extent to which we develop, in-license or acquire other product candidates and technologies in our product candidate pipeline;

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the costs and timing of process development and manufacturing scale-up activities associated with our product candidates and other programs as we advance them through preclinical and clinical development;

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the number and development requirements of product candidates that we may pursue;

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the costs, timing and outcome of regulatory review of our product candidates;

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the timing and amount of our milestone payments to Pfizer under the Pfizer Agreement;

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our headcount growth and associated costs as we expand our research and development capabilities and establish and expand our commercial infrastructure and operations;

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the costs and timing of future commercialization activities, including product manufacturing, marketing, sales and distributions, for any of our product candidates for which we receive marketing approval;

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royalty payments to Pfizer under the Pfizer Agreement;

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the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending any intellectual property-related claims;

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the revenue, if any, received from sales of our product candidates for which we receive marketing approval;

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the costs of operating as a public company; and

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the impact of the COVID-19 pandemic on our business and operations.

Identifying potential product candidates and conducting preclinical studies and clinical trials is a time-consuming, expensive and uncertain process that takes many years to complete, and we may never generate the necessary data or results required to obtain marketing approval and achieve product sales. In addition, our product candidate, if approved, may not achieve commercial success. Our commercial revenues, if any, will be derived from sales of our product candidate that we do not expect to be commercially available in the near term, if at all. Accordingly, we will need to continue to rely on additional financing to achieve our business objectives. Adequate additional financing may not be available to us on acceptable terms, or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the terms of these equity securities or this debt may restrict our ability to operate. Any future debt financing and equity financing, if available, may involve covenants limiting and restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, entering into profit-sharing or other arrangements or declaring dividends. If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may be required to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us. If we are unable to raise capital when needed or on acceptable terms, we could be forced to delay, reduce or eliminate our research and development programs or future commercialization efforts.
Cash Flows
Operating Activities
Our net cash used in operating activities was $0.3 million for the three months ended June 30, 2022. Our net loss of $0.9 million was adjusted for $0.3 million of non-cash share-based compensation expense, partially offset by cash provided by operations of $0.3 million primarily resulting from an increase in accounts payable and accrued expenses.
Our net cash used in operating activities was $0.3 million for the period from January 18, 2022 (date of inception) through March 31, 2022. Our net loss of $7.8 million was adjusted for the $7.5 million cost of the acquisition of the license under the Pfizer Agreement, which was expensed to research and development, leaving only $0.3 million of cash used in operations for legal expenses related to the formation of the Company and the acquisition of the license under the Pfizer Agreement.
Investing Activities
We did not have any net cash used in or provided by investing activities for the three months ended June 30, 2022.
Our net cash used in investing activities was $5.0 million for the period from January 18, 2022 (date of inception) through March 31, 2022, which was entirely related to the cash consideration paid to acquire the license from Pfizer under the Pfizer Agreement.
Financing Activities
We did not have any net cash used in or provided by financing activities for the three months ended June 30, 2022.
Net cash provided by financing activities was $10.0 million for the period from January 18, 2022 (date of inception) through March 31, 2022 and was due to the issuance of our Series A-1 convertible preferred stock in March 2022.
Contractual Obligations and Other Commitments
As of June 30, 2022, we did not have any commitments or contractual obligations. We have or will enter into agreements in the normal course of business with contract research organizations, contract manufacturing organizations and other vendors for research and development services for operating purposes, which are generally cancelable upon written notice. In addition, some third party CMOs have intellectual property, such as patents and/or know-how with an annual fee and royalty bearing license to its customers that forms part of the manufacturing agreement; we do not yet have any such licenses but may enter to them in the future. These payments are therefore not included in our contractual obligations herein.

We have not included milestone or royalty payments or other contractual payment obligations as the timing and amount of such obligations are unknown or uncertain and are contingent upon the initiation and successful completion of future activities. See Note 7 to our audited financial statements included elsewhere in this prospectus.
Critical Accounting Policies and Significant Judgments and Estimates
This Management’s Discussion and Analysis of Financial Condition and Results of Operations is based on our financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses, and the disclosure of contingent assets and liabilities, in our financial statements. In accordance with U.S. GAAP, we evaluate our estimates and judgments on an ongoing basis, including those related to accrued expenses and stock-based compensation. We base our estimates on historical experience, known trends and events, and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
These financial statements are not the statutory accounts of Zura (as defined in section 434 of the UK Companies Act 2006). Final statutory accounts for the year ended March 31, 2022 and the three months ended June 30, 2022 have not yet been delivered to the Registrar of Companies for England and Wales.
We define our critical accounting policies as those accounting principles that require us to make subjective estimates and judgments about matters that are uncertain and are likely to have a material impact on our financial condition and results of operations, as well as the specific manner in which we apply those principles. While our significant accounting policies are more fully described in Note 2 to our audited financial statements appearing elsewhere in this prospectus, we believe the following are the critical accounting policies used in the preparation of our financial statements that require significant estimates and judgments.
Research and Development
Research and development expenses may consist primarily of salaries, benefits and other related costs and expenses, including stock-based compensation, in connection with clinical development of our product candidate and discovery efforts, manufacturing development, preparing for and conducting clinical trials and activities related to regulatory filings for our product candidate. In addition, research and development expenses may include payments to Pfizer and other third parties for the development of our product candidate and the estimated fair value for the issuance of equity for the license rights to products in development (prior to marketing approval). Expenses related to clinical trials may be primarily related to activities at contract research organizations that design, gain approval for and conduct clinical trials on our behalf. Such amounts are then recognized as an expense as the related goods are delivered or the services are performed.
Contingent Milestone Payments
As described above, we will be responsible for significant payments to Pfizer under the Pfizer Agreement. We will be responsible to Pfizer for significant future contingent payments under the Pfizer Agreement upon the achievement of certain development, regulatory and sales milestones. The size and timing of these milestone payments will vary greatly depending on numerous factors outlined above.
The transactions provided for under the Pfizer Agreement were accounted for as an asset acquisition. Contingent consideration in an asset acquisition is generally recognized when it is probable that a liability has been incurred, and the amount can be reasonably estimated. None of the milestone payments are probable and no liability had been incurred as of the date of this filing.
Share-Based Payments
We account for all share-based payments to employees and non-employees, including stock options and stock options with non-market performance conditions (“PSOs”), to be recognized in our financial statements, based on their respective grant date fair values. Stock options that vest immediately and have a nominal exercise price are valued based on the fair value of our ordinary shares on the date of grant. We estimate the fair value of stock option grants, that do not have a nominal exercise price and do not vest immediately, and PSOs using the Black-Scholes option pricing model. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. We expense stock-based compensation related to stock options over the requisite service period. As the PSOs have a performance condition, compensation expense is recognized if and when we deem it probable that the performance conditions will be satisfied. Forfeitures are recorded as they occur.
The determination of the grant date fair value of options using an option pricing model is affected principally by our estimated fair value of shares of our ordinary shares and requires management to make a number of other assumptions, including the expected term of the option, the expected volatility of the underlying shares, the risk-free interest rate and the expected dividend yield. The assumptions used in our Black-Scholes option-pricing model represent management’s best estimates at the time of measurement. These estimates are complex, involve a number of variables, uncertainties and assumptions and the application of management’s judgment, as they are inherently subjective. If any assumptions change, our stock-based compensation expense could be materially different in the future. These assumptions are estimated as follows:
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Fair Value of Ordinary Shares.   See the subsection titled “Ordinary Share Valuations” below.

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Expected Term.   The expected term represents the period that our options are expected to be outstanding. We calculated the expected term using the simplified method for options based on the average of each option’s vesting term and the contractual period during which the option can be exercised, which is typically 10 years following the date of grant.

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Expected Volatility.   The expected volatility was based on the historical share volatility of several comparable publicly traded companies over a period of time equal to the expected term of the options, as we do not have any trading history to use the volatility of our own ordinary shares. The comparable companies were chosen based on their size, stage in life cycle and area of specialty. We will continue to apply this process until a sufficient amount of historical information regarding the volatility of our own stock price becomes available.

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Risk-Free Interest Rate.   The risk-free interest rate was based on the yields of U.S. Treasury securities with maturities appropriate for the term of the award.

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Expected Dividend Yield.   We have not paid dividends on our ordinary shares, nor do we expect to pay dividends in the foreseeable future. Therefore, we used an expected dividend yield of zero.

Ordinary Share Valuations
There has been no public market for our ordinary shares to date. As such, the estimated fair value of our ordinary shares has been determined at each grant date by our board of directors, with input from management, based on the information known to us on the grant date and upon a review of any recent events and their potential impact on the estimated per share fair value of our ordinary shares. As part of these fair value determinations, our board of directors obtained and considered valuation reports prepared by a third-party valuation firm in accordance with the guidance outlined in the American Institute of Certified Public Accountants Technical Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. In order to determine the fair value, we considered, among other things, our actual operating and financial performance; our current business conditions and projections; the lack of marketability of our ordinary shares; and the market performance of comparable publicly traded companies.
Application of this approach involves the use of estimates, judgment and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable companies and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between the assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our ordinary shares.

Once a public trading market for our ordinary shares has been established in connection with the closing of this merger, it will no longer be necessary for our board of directors to estimate the fair value of our ordinary shares in connection with our accounting for share-based awards we may grant, as the fair value of our ordinary shares will be determined based on the closing price of our ordinary shares as reported on the date of grant.
Income Taxes
Income taxes are recorded in accordance with ASC 740, Income Taxes, or ASC 740, which provides for deferred taxes using an asset and liability approach. We recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse, and net operating loss, or NOL, carryforwards and research and development tax credit carryforwards. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. We have recorded a full valuation allowance to reduce our net deferred income tax assets to zero. In the event we were to determine that we would be able to realize some or all of our deferred income tax assets in the future, an adjustment to the deferred income tax asset valuation allowance would increase income in the period such determination was made.
Recent Accounting Pronouncements
See Note 2 to our financial statements included elsewhere in this prospectus for information about recent accounting pronouncements, the timing of their adoption, and our assessment, if any, of their potential impact on our financial condition and results of operations.
Emerging Growth Company and Smaller Reporting Company Status
In April 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We previously elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.
In addition, as an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:
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being permitted to present only two years of audited financial statements in addition to any required unaudited interim financial statements, with correspondingly reduced disclosure in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

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an exception from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;

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reduced disclosure about our executive compensation arrangements in our periodic reports, proxy statements and registration statements;

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exemptions from the requirements of holding non-binding advisory votes on executive compensation or golden parachute arrangements; and

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an exemption from compliance with the requirements of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on financial statements.

We will cease to qualify as an emerging growth company on the date that is the earliest of: (i) December 31, 2026, (ii) the last day of the fiscal year in which we have more than $1.07 billion in total annual gross revenues, (iii) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC, which means the market value of our ordinary shares that is held by non-affiliates exceeds. $700.0 million as of the prior June 30th, or (iv) the date on which we have issued more than $1.0 billion of non-convertible debt over the prior three-year period. We may choose to take advantage of some but not all of these reduced reporting burdens. We have taken advantage of certain reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than you might obtain from other public companies in which you hold equity interests.

DIRECTORS AND EXECUTIVE OFFICERS OF JATT
Current Directors and Executive Officers
JATT’s directors and executive officers are as follows as of the Record Date:
Name	Age	Position
Someit Sidhu, MD	33	Chairman and Chief Executive Officer
Tauhid Ali, PhD,	54	Chief Operating Officer and Director
Verender S. Badial	49	Chief Financial Officer
Arnout Ploos van Amstel	58	Director
Javier Cote-Sierra, PhD	59	Director
Graeme Sloan	58	Director
Yuan-Hua Ding, PhD		Advisor
Dr. Someit Sidhu, our Chairman and Chief Executive Officer, is the Co-Founder and has been the CEO of Akaza Bioscience since 2019 and the CEO of Izana Bioscience since 2017 as well as the Co-Founder of Pathios Therapeutics. Dr. Sidhu has broad expertise covering various topics in the life sciences industry. Prior to these companies, he advised many large international pharmaceutical companies as a management consultant at McKinsey & Co, where he primarily focused on Pharmaceutical R&D and Portfolio Strategy. Dr. Sidhu gained medical experience during his time in Cardiology and General Surgery after graduating from the Oxford Medical School.
Tauhid Ali, PhD, our Chief Operating Officer and Director, has more than 25 years international experience in the biopharmaceutical industry. Dr. Ali has broad management and leadership experience in translational research, corporate strategy, and global project leadership. He has been the Executive Vice President of Translational & Clinical Science at Cambrian Biopharma, a biotech venture capital holding company, since April 2020. Prior to that, he served as Vice President of Search & Translational Science (Rare Diseases Therapy Area Unit) at Takeda Pharmaceuticals from 2014 to 2019 and founded as well as led TAKcelerator™, a virtual rare disease biotech unit within Takeda with a novel operating model. Within its first two years, TAKcelerator™ launched three new companies and executed multiple out-licenses and partnerships. Dr. Ali has previously worked with several companies in the pharmaceuticals and biotechnology space including UCB Pharma, Ipsen Group, and Shire Pharmaceuticals. He has a PhD from Cardiff University and a Master of Sciences in Clinical Sciences from the Welsh School of Pharmacy.
Verender S. Badial, our Chief Financial Officer, has more than 20 years of experience as an investment banker and is currently Managing Director of Cryfield Investments, which he founded in 2015 and is responsible for the corporate finance services and capital fundraising activities. Between 1997 and 2015, Mr. Badial held executive functions in the Equity Capital Markets departments of Rothschild (ABN AMRO) and Societe Generale, allowing him to leverage rich experience in structuring and executing equity capital markets transactions as well as building up an extensive network. Mr. Badial also held the role of Managing Director with Rothschild (ABN AMRO) and Societe Generale within the investment banks and is experienced in both buy- and sell-side advisory transactions incorporating leveraged and structured equity and debt finance solutions with a key focus on financial sponsor portfolios in pharma and healthcare. Mr. Badial brings unique capabilities for the target identification and business combination processes based on his expertise from acquiring and funding numerous corporates, raising capital for M&A and IPOs coupled with significant expertise in analyzing potential financial or management improvements to operational businesses. Mr. Badial graduated with an honor’s degree from the London School of Economics & Political Science.
Arnout Ploos van Amstel, a director, has more than 30 years of experience in life sciences and biotechnology within several leadership positions and has extensive capabilities in drug development processes. He is co-Founder of MoonLake Immuntherapeutics AG. Before, he served as SVP, Head and General Manager of Global Business Franchise Immunology Hepatology & Dermatology at Novartis in Switzerland, a $5bn revenue business unit where he was responsible for assets from early clinical development to late-stage commercialization and built a leading immunology/liver pipeline. Prior to that, he held the position of SVP & General Manager for the Hospital business of Wyeth Pharmaceuticals in the U.S., where he led the integration workstream for the Hospital businesses of Wyeth and Pfizer in the context of the acquisition. Mr. Ploos van Amstel graduated in Business Economics at the University of Groningen in Netherlands.
Javier Cote-Sierra, PhD, a director, is Co-Founder & CSO of Allianthera Biopharma (ATB) and has extensive expertise in the entire process of drug discovery and development. Before co-founding ATB in December 2020, he served as the Head of Inflammation & Immunology External Innovation at Sanofi Genzyme from 2018 to 2020, overseeing, amongst others, various research collaborations and in-licensing deals. Additionally, he led the evaluations and investments of multiple key assets and companies. Prior to his role at Sanofi Genzyme, Dr. Cote-Sierra was Senior Director for External R&D Innovation, Inflammation & Immunology at Pfizer from 2015 to 2017. Over his career in the life sciences industry, he held various roles at several pharmaceutical companies including GlaxoSmithKline (Stiefel), Hoffman-la Roche and Millennium Pharmaceuticals before its acquisition by Takeda. Dr. Cote-Sierra received his PhD in Immunology and a master’s degree in Molecular Biology from the Free University of Brussels.
Graeme Sloan, a director, is an experienced corporate lawyer with over 30 years of experience including extensive experience with mergers and acquisitions and complex deal structuring. In the past, he served as global M&A co-chair at the prominent law firms of Latham & Watkins (where he was a partner from 2006 to 2015) and Morrison & Foerster (where he was a partner from 2015 to 2020) before founding Sloan Legal in 2020. Mr. Sloan has a wealth of expertise advising on and project managing public and private M&A transactions, private equity deals, corporate finance transactions as well as joint ventures. He frequently advises on cross-border transactions and his experience spans a wide range of sectors, including life sciences and healthcare, technology, energy, and financial services. Mr. Sloan received his honor’s degree in law from the University of Glasgow and his Diploma in Legal Practice from the University of Edinburgh.
Yuan-Hua Ding, PhD, an advisor, brings strong drug discovery capabilities and experience in identifying and translating novel technology and target ideas into quality R&D programs. He co-founded Allianthera Biopharma and is currently serving as CEO, and has been serving as CEO at the BayRay Innovation Center since June 2020. Until May 2020, he served as the Head of Asia Discovery Labs at Pfizer, where he held several senior leadership positions since joining in 1999. Dr. Ding is currently advisor to the Bohe Angel Fund, a member of BayJATT Group, Chinese Business Leaders in Life Sciences, and founder as well as a board member of the New England Structural Biology Association. He also was a member of the board of directors at DL Medicine until June 2020. Dr. Ding holds a PhD in Biochemistry from the University of Pittsburgh and a Master’s degree in Biophysics from the Tsinghua University in Beijing.
Our directors and advisors bring with them an exceptional expertise in the life sciences sector combining to more than 110 years of experience in holding positions at industry leading companies, and/or from investing, evaluating and acquiring companies and/or assets in the space.
Number and Terms of Office of Officers and Directors
Our board of directors is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first general meeting of shareholders) serving a two-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold a general meeting until one full year after our first fiscal year end following our listing on Nasdaq.
The term of office of the first class of directors, consisting of Messrs. Ploos van Amstel, Cote-Sierra and Sloan, will expire at our first general meeting of shareholders. The term of office of the second class of directors, consisting of Doctors Sidhu and Ali, will expire at the second general meeting of shareholders.
Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our Existing MAA as it deems appropriate. Our Existing MAA provides that our officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the board of directors.

Director Independence
NYSE listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Graeme Sloan, Arnout Ploos van Amstel and Javier Cote-Sierra, PhD are “independent directors” as defined in NYSE listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.
Officer and Director Compensation
Commencing on the date of the IPO, we agreed to pay an affiliate of our Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. In addition, we may pay our Sponsor or any of our existing officers or directors, or any entity with which they are affiliated, a finder’s fee, consulting fee or other compensation in connection with identifying, investigating and completing our initial business combination. These individuals will also be reimbursed for any out of pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates and will determine which fees and expenses and the amount of expenses that will be reimbursed. Any such payments prior to an initial business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such payments, we do not expect to have any additional controls in place governing our payments and reimbursements to our directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.
After the completion of the Business Combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer documents furnished to our shareholders in connection with a proposed initial business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.
We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.
Committees of the Board of Directors
Our board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, NYSE rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and NYSE rules require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee
We have established an audit committee of our board of directors. Messrs. Sloan, Ploos van Amstel and Cote-Sierra serve as members of our audit committee, and Mr. Ploos van Amstel is the chair the audit committee. Under NYSE listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each of Messrs. Sloan, Ploos van Amstel and Cote-Sierra meet the independent director standard under NYSE listing standards and under Rule 10-A-3(b)(1) of the Exchange Act. Each member of the audit committee is financially literate and our board of directors has determined that Mr. Ploos van Amstel qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
We adopted an audit committee charter, which details the principal functions of the audit committee, including:
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the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

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pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

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setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

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setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

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obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

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reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

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reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
We have established a compensation committee of our board of directors. Messrs. Sloan, Ploos van Amstel and Cote-Sierra serve as members of our compensation committee. Under NYSE listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Mr. Sloan chairs the compensation committee.
We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

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reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

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reviewing on an annual basis our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

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if required, producing a report on executive compensation to be included in our annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Commencing on the date of our IPO, we agreed to pay an affiliate of our Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. In addition, we may pay our Sponsor or any of our existing officers or directors, or any entity with which they are affiliated, a finder’s fee, consulting fee or other compensation in connection with identifying, investigating and completing our initial business combination. These individuals will also be reimbursed for any out of pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates and will determine which fees and expenses and the amount of expenses that will be reimbursed. Any such payments prior to an initial business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such payments, we do not expect to have any additional controls in place governing our payments and reimbursements to our directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.
The charter will also provide that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Director Nominations
We do not have a standing nominating committee, though we have formed a corporate governance and nominating committee as required to do so by law or NYSE rules. In accordance with Rule 5605(e)(2) of the NYSE rules, a majority of the independent directors may recommend a director nominee for selection by the board. The board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. As there is no standing nominating committee, we do not have a nominating committee charter in place.
The board will also consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for election at the next annual general meeting of shareholders (or, if applicable, an extraordinary general meeting of shareholders). Our shareholders that wish to nominate a director for election to the board of directors should follow the procedures set forth in our Existing MAA.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.

Compensation Committee Interlocks and Insider Participation
None of our officers currently serves, or in the past year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our board.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our ordinary shares to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such Forms, we believe that during the year ended December 31, 2021 there were no delinquent filers.
Code of Ethics
We have adopted a Code of Ethics applicable to our directors, officers and employees.. You are able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.
Conflicts of Interest
Affiliates of our management team may compete with us for business combination opportunities. If these entities decide to pursue any such opportunity, we may be precluded from procuring such opportunities. In addition, investment ideas generated within affiliates of our management team may be suitable for both us and for another entity and may be directed to such entity rather than to us. Members of our management team who are also employed by such entities have no obligation to present us with any opportunity for a potential business combination of which they become aware, unless presented to such member solely in his or her capacity as an officer of the company. Members of our management team, in their capacities as employees or principals of their affiliates or in their other endeavors, currently are required to present certain investment opportunities and potential business combinations to the various related entities described above, or third parties, before they present such opportunities to us. JATT’s organizational documents provide that we renounce our interest in any corporate opportunity offered to any director or officer to the fullest extent permitted by applicable law. We are not aware of any such corporate opportunities not being offered to us and do not believe that the limitation of the application of the “corporate opportunity” doctrine in JATT”s organizational documents had any impact on its search for a potential business combination.
Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity. Accordingly, if any of our officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations to present the opportunity to such entity, he or she will honor his or her fiduciary or contractual obligations to present such opportunity to such entity. We believe, however, that the fiduciary duties or contractual obligations of our officers or directors will not materially affect our ability to complete our initial business combination, as we believe any such opportunities presented would be smaller than what we are interested in, or to entities that are not themselves in the business of engaging in business combinations. Our amended and restated memorandum and articles of association provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other. This provision waiving a duty of corporate opportunity allows conflicts of interest to exist with other entities. We do not believe that the limitation of the application of the “corporate opportunity” doctrine in JATT’s Existing MAA had any impact on our search for a potential business combination, including the decision to pursue the business combination with Zura.

Investors should be aware of the following potential conflicts of interest:
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None of our officers and directors is required to commit their full time to our affairs, and, accordingly, they may have conflicts of interest in allocating their time among various business activities.

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In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to our company as well as the other entities with which they are affiliated. Our officers and directors may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

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Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by our company.

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Unless we consummate our initial business combination, our officers, directors and other insiders will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the trust account.

•
The insider shares beneficially owned by our Sponsor, officers and directors will be released from escrow only if our initial business combination is successfully completed. Additionally, if we are unable to complete an initial business combination within the required time frame, our Sponsor, our officers and directors will not be entitled to receive any amounts held in the trust account with respect to any of their insider shares or private warrants. Furthermore, our sponsor, JATT Ventures, LLP, has agreed that the private warrants will not be sold or transferred by them until after we have completed our initial business combination. For the foregoing reasons, our board may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effect our initial business combination.

Under Cayman Islands law, directors and officers owe the following fiduciary duties:
(i)
duty to act in good faith in what the director believes to be in the best interests of the company as a whole;

(ii)
duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

(iii)
directors should not improperly fetter the exercise of future discretion;

(iv)
duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

(v)
duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge, skill and experience which that director has.
Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our amended and restated memorandum and articles of association provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other.
We are not prohibited from pursuing an initial business combination with a company that is affiliated with our Sponsor, officers or directors. In the event we seek to complete our initial business combination with such a company, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions, that such an initial business combination is fair to our company from a financial point of view.
In the event that we submit our initial business combination to our public shareholders for a vote, pursuant to the letter agreement, our Sponsor, officers and directors have agreed to vote any founder shares held by them and any public shares purchased during or after the offering (including in open market and privately-negotiated transactions) in favor of our initial business combination.
Limitation on Liability and Indemnification of Officers and Directors
Our amended and restated memorandum and articles of association provide that our officers and directors will be indemnified by us to the fullest extent authorized by Cayman Islands law, as it now exists or may in the future be amended. In addition, our amended and restated memorandum and articles of association will provide that our directors will not be personally liable for monetary damages to us or our shareholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our shareholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful share purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.
We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. Our Existing MAA also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Cayman Islands law would permit such indemnification. We will purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. Except with respect to any public shares they may acquire in the Business Combination or thereafter (in the event we do not consummate an initial business combination), our officers and directors have agreed to waive (and any other persons who may become an officer or director prior to the initial business combination will also be required to waive) any right, title, interest or claim of any kind in or to any monies in the trust account, and not to seek recourse against the trust account for any reason whatsoever, including with respect to such indemnification.
These provisions may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
Employment Agreements
JATT has not entered into any employment agreements with its executive officers, and has not made any agreements to provide benefits upon termination of employment.
Executive Officers and Director Compensation
None of our officers has received any cash compensation for services rendered to us. Except for the adminstrative charge for office space in the amount of $10,000 per month, no other compensation of any kind, including any finder’s fee, reimbursement, consulting fee, will be paid by us to the Sponsor, officers and directors, or any affiliate of the Sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of the Business Combination. However, these individuals will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by us provided, however, that to the extent such expenses exceed the available proceeds not deposited in the Trust Account, such expenses would not be reimbursed by us unless we consummate an initial business combination. Our audit committee will review and approve all reimbursements made to the Sponsor, officers, directors or their respective affiliates, with any interested director abstaining from such review and approval.
After the Business Combination, directors or members of our management team who remain with New JATT may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials furnished to the public shareholders. The amount of such compensation may not be known at the time of the Meeting to consider the Business Combination, as it will be up to the directors of the post-Business Combination company to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

ZURA’S EXECUTIVE AND DIRECTOR COMPENSATION
Throughout this section, unless otherwise noted, the terms “Zura,” “we,” “us,” and “our” refer to Zura Bio Limited.
Executive Compensation
As an emerging growth company, Zura complies with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for Zura’s principal executive officer and Zura’s two most highly compensated executive officers other than its principal executive officer. These three officers are referred to as Zura’s named executive officers. For the period from January 18, 2022 (inception) to March 31, 2022, or fiscal year 2022, Zura had no employees and did not pay any compensation or make any equity awards to any executive officers. Accordingly, Zura had no named executive officers for fiscal year 2022. For this reason, we have omitted the 2022 Summary Compensation Table, the 2022 Outstanding Equity Awards at Fiscal Year-End Table and the corresponding narrative disclosures. The material terms of the executive compensation arrangement between Zura and Oliver Levy who is expected to be one of Zura’s named executive officers prior to and following the closing of the Business Combination, are presented in “Zura’s Executive and Director Compensation — Executive Compensation Arrangements.” The material terms of the executive compensation arrangement to be entered into between Zura and each of Someit Sidhu and Javier Cote-Sierra, who are expected to be Zura’s named executive officers following the closing of the Business Combination, are presented in “Combined Company Management and Governance After The Business Combination — Executive Compensation Arrangements.”
Executive Compensation Arrangements
Oliver Levy
Employment Term
Mr. Levy is party to an employment agreement with Zura, dated June 2, 2022, which provides for his position as Chief Financial Officer (the “Levy Agreement”). Mr. Levy’s employment shall continue under the terms of the Levy Agreement until terminated by either party with no less than 6 months’ prior written notice or by Zura with “Cause” (as defined in the Levy Agreement).
Compensation
Mr. Levy receives a yearly salary of £200,000 (approximately $245,520) and at this time the Levy Agreement does not provide for an annual bonus target. Zura will comply with any pension duties in respect of Mr. Levy, a resident of the United Kingdom, in accordance with Part 1 of the United Kingdom Pensions Act 2008.
Restrictive Covenants
Mr. Levy is subject to non-competition, non-solicitation and no-hire of employees or independent contractor obligations for a period of 6 months following his termination of employment for any reason.
Termination
Zura may terminate Mr. Levy’s employment immediately in the event of “Cause” and upon 6 months’ written notice without “Cause.” In the event of a termination without Cause by Zura, Zura may provide Mr. Levy with payment in lieu of notice for the duration of the 6-month notice period (or, if notice has already been given, for the remainder of the notice period). However, during this payment in lieu of notice period, Mr. Levy is required to seek alternative income and to notify Zura of the receipt of any such income. Zura may then reduce its payments to Mr. Levy by that amount. The Levy Agreement also provides that Mr. Levy may be placed on garden leave following service of notice to terminate his employment by either party.

Incentive Arrangements
The Zura Bio Limited Share Option Plan (the “UK Plan”)
Stock Awards.   The Zura Board adopted the UK Plan on June 8, 2022. The UK Plan provides for Zura’s ability to grant equity-based awards to UK-based employees of Zura and its subsidiaries in the form of stock options. By executing an option certificate as a deed in a form approved by the Zura Board, Zura may grant an option to any employee of the Zura group it chooses. Options may be exercised immediately following their grant, pursuant to which Zura must allot and issue ordinary shares to the exercising option holder within 30 days of a valid option exercise. An option may not be exercised unless the option holder agrees in writing to pay any applicable income tax and primary class 1 National Insurance Contributions (NICs) to the employer company and has made arrangements satisfactory to the employer company to pay that income tax and NICs. The option holder must also, at the request of the employer company on or before the date of exercise, enter into a joint election under section 431(1) or 431(2) of the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) in respect of the shares to be acquired pursuant to the exercise of an option.
Administration.   The UK Plan is administered by the Zura Board.
Payment for Shares.   No amount is payable by an employee for a grant of an option under the UK Plan.
Transferability.   Under the UK Plan, an option holder may not transfer, assign, create any charge or other security interest over such holder’s option or any right arising under it, unless the option is transferred or assigned to the option holder’s personal representatives on the death of the option holder. If an option holder transfers, assigns or creates a charge or security over his or her option in contravention of the UK Plan rules, the option will lapse.
Corporate Actions.   The UK Plan does not specify what will happen to the options if Zura’s shares are subject to a merger, consolidation, sale or any other significant corporate transaction. Zura is not obliged to notify any option holder if an option is due to lapse or whether an option is due to become exercisable, nor is Zura required to provide option holders with copies of any materials sent to holders of Zura ordinary shares.
Amendment.   The Zura Board may amend the UK Plan from time to time, but no amendment may apply to options granted before the amendment was made or materially adversely affect the interests of option holders without the consent of the relevant option holder.
On June 8, 2022, Zura granted options over 347 Zura ordinary shares to David Brady, the Head of Business Development of Zura, at an exercise price of £0.001 per share. All options granted to David Brady were exercised on the same day, pursuant to which Mr. Brady subscribed for 347 Zura ordinary shares of £0.001 each in the capital of Zura on the same day. A section 431 election was entered into on June 8, 2022 which was signed by Mr. Brady and Zura, as required by the terms of the UK Plan.
On June 8, 2022, Zura granted options over 3,200 Zura ordinary shares to Mr. Levy for an exercise price of £0.001 per share. All options granted to Mr. Levy were exercised on the same day, pursuant to which Mr. Levy subscribed for 3,200 ordinary shares of £0.001 each in the capital of Zura on the same day. A section 431 election was entered into on June 8, 2022 which was signed by Mr. Levy and Zura, as required by the terms of the UK Plan.
Equity Incentive Plan
In connection with the Business Combination, the post-Business Combination company intends to adopt the Equity Incentive Plan, under which the post-Business Combination company may grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which the post-Business Combination company competes. Equity-based awards for our directors and named executive officers will be awarded in future years under the Equity Incentive Plan. For a description of the Equity Incentive Plan, please see the section entitled “The Equity Plan Proposal.”

Director Compensation
For the period from January 18, 2022 (inception) to March 31, 2022, Zura did not pay any compensation or make any equity awards to any directors. For this reason, we have omitted the 2022 Director Compensation Table and the corresponding narrative disclosures.

COMBINED COMPANY MANAGEMENT AND GOVERNANCE AFTER THE
BUSINESS COMBINATION
Executive Officers and Directors After the Business Combination
Upon the consummation of the Business Combination, the business and affairs of New JATT will be managed by or under the direction of its board of directors. It is expected that the directors and executive officers of New JATT upon the consummation of the Business Combination will include the following:
Name	Age	Position(s)
Executive Officers
Someit Sidhu	33	Chief Executive Officer and Director
Oliver Levy	39	Chief Financial Officer and Director
Javier Cote-Sierra	58	Chief Scientific Officer
Non-employee Directors
Sandeep Kulkarni	41	Chairman of the Board and Director
Arnout Ploos van Amstel	58	Director
[Two other non-employee directors to be added.]
Executive Officers
Dr. Someit Sidhu, our Chief Executive Officer and a director, is the Co-Founder and has been the CEO of Akaza Bioscience since 2019 and the CEO of Izana Bioscience since 2017 as well as the Co-Founder of Pathios Therapeutics. Since July 2021, Dr. Sidhu has served as the Chairman and Chief Executive Officer of JATT Acquisition Corp. Dr. Sidhu has broad expertise covering various topics in the life sciences industry. Prior to these companies, he advised many large international pharmaceutical companies as a management consultant at McKinsey & Co, where he primarily focused on Pharmaceutical R&D and Portfolio Strategy. Dr. Sidhu gained medical experience during his time in Cardiology and General Surgery after graduating from the Oxford Medical School. We believe Dr. Sidhu is well-qualified to serve as a Director due to his extensive operational and investment experience in the life sciences industry.
Oliver Levy, Director and Chief Financial Officer of Zura, has many years of experience in the field of corporate finance and private market investing. Prior to joining Zura, Oliver founded MarchHarvey, a firm specialising in M&A advice and was a senior member of the UBS M&A investment banking division, where he executed financings and advised a variety of companies on capital raising, business development, and corporate transactions. He started his career in biotech and has worked in private equity across a range of industries. He is also involved in other biotech investments. He received his MA in Physiological Sciences from Oxford University. We believe Mr. Levy is well-qualified to serve as a Director due to his extensive background in finance and experience in the life sciences industry.
Javier Cote-Sierra, PhD, our Chief Scientific Officer, is Co-Founder & CSO of Allianthera Biopharma (ATB) and has extensive expertise in the entire process of drug discovery and development. Before co-founding ATB in December 2020, he served as the Head of Inflammation & Immunology External Innovation at Sanofi Genzyme from 2018 to 2020, overseeing, amongst others, various research collaborations and in-licensing deals. Additionally, he led the evaluations and investments of multiple key assets and companies. Prior to his role at Sanofi Genzyme, Dr. Cote-Sierra was Senior Director for External R&D Innovation, Inflammation & Immunology at Pfizer from 2015 to 2017. Over his career in the life sciences industry, he held various roles at several pharmaceutical companies including GlaxoSmithKline (Stiefel), Hoffman-la Roche and Millennium Pharmaceuticals before its acquisition by Takeda. Dr. Cote-Sierra received his PhD in Immunology and a master’s degree in Molecular Biology from the Free University of Brussels.
Non-Employee Directors
Sandeep C. Kulkarni, M.D., our Chairman and a director, has served as a Director of Zura since March 31, 2022. He is currently the Chief Executive Officer and co-founder of Tourmaline Bio, LLC, since September 2021. Prior to this, Dr. Kulkarni was a Managing Director at KVP Capital from August 2020 to June 2022. Prior to KVP, Dr. Kulkarni served in multiple roles at RoivantSciences from July 2018 to June 2020, including as the Chief Operating Officer of lmmunovant, Inc, Vice President Special Proiects, and Ombudsman to the Investment Committee. From September 2017 to February 2018, Dr. Kulkarni was Senior Investment Analyst at Consonance Capital, a healthcare investment firm, and Investment Analyst on the Life Sciences team at QVT Financial LP from April 2013 to August 2017. From August 2009 to May 2012, Dr. Kulkarni was a Consultant, then Proiect Leader at the Boston Consulting Group, Inc., where he focused on the biopharma sector. Dr. Kulkarni earned a B.A. in Economics from Harvard College and an M.D. from the University of California, San Francisco. We believe he is well qualified to serve as a Director due to his extensive scientific and medical training as well as substantial experience in the life sciences industry.
Arnout Ploos van Amstel, a director, has more than 30 years of experience in life sciences and biotechnology within several leadership positions and has extensive capabilities in drug development processes. He is co-Founder of MoonLake Immuntherapeutics AG. Before, he served as SVP, Head and General Manager of Global Business Franchise Immunology Hepatology & Dermatology at Novartis in Switzerland, a $5bn revenue business unit where he was responsible for assets from early clinical development to late-stage commercialization and built a leading immunology/liver pipeline. Prior to that, he held the position of SVP & General Manager for the Hospital business of Wyeth Pharmaceuticals in the U.S., where he led the integration workstream for the Hospital businesses of Wyeth and Pfizer in the context of the acquisition. Mr. Ploos van Amstel graduated in Business Economics at the University of Groningen in Netherlands. We believe he is well-qualified to serve as a Director due to his extensive scientific and operational experience.
[Add other non-employee director biographies here.]
Executive Compensation Arrangements
Dr. Someit Sidhu
Employment Term
Dr. Sidhu will be a party to an employment agreement with Zura, dated            , 2022, which will provide for his position as Chief Executive Officer (the “Sidhu Agreement”). Mr. Sidhu’s employment shall continue under the terms of the Sidhu Agreement until terminated by either party with no less than 6 months’ prior written notice or by Zura with “Cause” (as defined in the Sidhu Agreement).
Compensation
Dr. Sidhu will receive a yearly salary of $420,000 and at this time the Sidhu Agreement does not provide for an annual bonus. Zura will comply with any pension duties in respect of Mr. Sidhu, a resident of the United Kingdom, in accordance with Part 1 of the United Kingdom Pensions Act 2008.
Restrictive Covenants
Dr. Sidhu will be subject to non-competition, non-solicitation and no-hire of employees or independent contractor obligations for a period of 9 months following his termination of employment for any reason.
Termination
Zura will be able to terminate Dr. Sidhu’s employment immediately in the event of “Cause” and upon 6 months’ written notice without “Cause.” In the event of a without Cause termination by Zura, Zura may provide Mr. Sidhu with payment in lieu of notice for the duration of the 6-month notice period (or, if notice has already been given, for the remainder of the notice period). However, during this payment in lieu of notice period, Mr. Sidhu will be required to seek alternative income and to notify Zura of the receipt of any such income. Zura will be able to then reduce its payments to Mr. Sidhu by that amount. The Sidhu Agreement will also provide that Mr. Sidhu may be placed on garden leave following service of notice to terminate his employment by either party.

Javier Cote-Sierra
Employment Term and Termination
Dr. Cote-Sierra will be a party to an employment agreement with Zura, dated            , 2022, which will provide for his position as Chief Scientific Officer (the “Cote-Sierra Agreement”). Mr. Cote-Sierra’s employment shall continue under the terms of the Cote-Sierra Agreement until terminated either (i) during the first year of employment with no less than 6 months’ prior written notice; or (ii) during any subsequent year, with no less than 9 months’ prior written notice. In addition, the Company will be able to terminate Mr. Cote-Sierra for “Cause” (as defined in the Cote-Sierra Agreement) with no notice.
Compensation
Dr. Cote-Sierra will receive a one-time signing bonus of $90,000, which must be forfeited if Mr. Cote-Sierra terminates his employment prior to completing three (3) months of service. Mr. Cote-Sierra will receive an annual salary of $320,000 and be eligible for an annual target bonus in the amount of $104,000.
Equity
Dr. Cote-Sierra will receive a grant of Zura options, the terms of which will be provided in a separate award agreement.
Restricted Covenants
Dr. Cote-Sierra will be subject to non-competition, non-solicitation and no-hire of employees or independent contractor obligations for a period of 9 months following his termination of employment for any reason.
Family Relationships
There are no family relationships among the New JATT directors and executive officers.
Board Composition
New JATT’s business and affairs will be organized under the direction of its board of directors. The board of directors of New JATT will meet on a regular basis and additionally as required. In accordance with the terms of the Amended and Restated Memorandum and Articles of Association, which will be effective upon the consummation of the Business Combination, New JATT’s board of directors may establish the authorized number of directors from time to time by resolution. New JATT’s board of directors will consist of six members upon the consummation of the Business Combination.
Director Independence
Prior to the consummation of the Business Combination, the JATT board of directors will undertake a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, it is expected that the board of directors of JATT will determine that none of the directors, other than Dr. Someit Sidhu and Mr. Oliver Levy, has any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of Sandeep Kulkarni, Arnout Ploos van Amstel, [       ] and [       ] is “independent” as that term is defined under the NYSE and Nasdaq listing standards. In making these determinations, the JATT board of directors will consider the current and prior relationships that each non-employee director has with the management and principal shareholders of Zura and all other facts and circumstances the JATT board of directors deems relevant in determining their independence, including the beneficial ownership of securities of Zura by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Party Transactions.”

Board Leadership Structure
The New JATT board of directors is expected to be chaired by Sandeep Kulkarni, an independent director. In such role, Sandeep Kulkarni will have authority, among other things, to call and preside over board of directors meetings, to set meeting agendas, and to determine materials to be distributed to the board of directors. New JATT’s board of directors believes that separating the positions of Chief Executive Officer (“CEO”) and Chairman of the Board is in the best interests of the Company. We believe that keeping the two positions separate helps to ensure proper board oversight over management’s decision-making and performance, protects the board’s independence, and enables both the CEO and the Chairman of the Board to exercise their respective roles without the appearance of any conflict of interests or responsibilities.
Sandeep Kulkarni, Arnout Ploos van Amstel, [       ] and [       ] will serve as independent directors who provide active and effective oversight of New JATT’s strategic decisions. As of the date of this filing, the JATT board of directors has determined that the leadership structure of the New JATT board of directors will permit the New JATT board of directors to fulfill its duties effectively and efficiently and is appropriate given the size and scope of New JATT and its financial condition.
Board Oversight of Risk
Upon the consummation of Business Combination, one of the key functions of New JATT’s board of directors will be to conduct informed oversight of New JATT’s risk management process. New JATT’s board of directors does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through New JATT’s board of directors as a whole, as well as through various standing committees of the board of directors that address risks inherent in their respective areas of oversight. In particular, the board of directors will be responsible for monitoring and assessing strategic risk exposure and New JATT’s audit committee will have the responsibility to consider and discuss New JATT’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. New JATT’s compensation committee will also assess and monitor whether New JATT’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.
Board Committees
Upon the consummation of the Business Combination, the New JATT board will establish an audit committee, a compensation committee, and a nominating and governance committee. The New JATT board may establish other committees to facilitate the management of the post-Business Combination company’s business. The New JATT board and its committees will set schedules for meeting throughout the year and can also hold extraordinary general meetings and act by written resolution from time to time, as appropriate. The New JATT board will delegate various responsibilities and authority to its committees as generally described below. The committees will regularly report on their activities and actions to the full New JATT board. Each member of the audit committee of the New JATT board is expected to qualify as an independent director in accordance with Nasdaq listing standards. The compensation and nominating and governance committees will each have at least one independent director. Each committee of the New JATT board will have a written charter approved by the New JATT board. Upon the consummation of the Business Combination, copies of each charter will be posted on New JATT’s website at [       ]. The inclusion of the post-Business Combination company’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on Zura or New JATT’s website into this proxy statement/prospectus. Members will serve on these committees until their resignation or until otherwise determined by the New JATT board.
Audit Committee
Upon the consummation of the Business Combination, the members of New JATT’s audit committee will be [       ], [       ] and [       ], each of whom can read and understand fundamental financial statements. Each of [       ], [       ] and [       ] is independent under the rules and regulations of the SEC and Nasdaq listing standards applicable to audit committee members. [       ] will be the chair of the audit committee. The JATT board has determined that [       ] qualifies as an audit committee financial

expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq. In arriving at these determinations, the JATT board has examined each audit committee member’s scope of experience and the nature of their employment.
The primary purpose of the audit committee will be to discharge the responsibilities of New JATT’s board of directors with respect to the corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee the independent registered public accounting firm. Specific responsibilities of the audit committee will include:
•
helping the board of directors oversee corporate accounting and financial reporting processes;

•
managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit the financial statements;

•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, the interim and year-end operating results;

•
developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•
reviewing related person transactions;

•
obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

•
approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee
The compensation committee will consist of Sandeep Kulkarni, [       ] and [       ]. The chair of the compensation committee will be [       ]. The JATT board has determined that each member of the compensation committee is independent under the Nasdaq listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The primary purpose of the compensation committee will be to discharge the responsibilities of the board of directors in overseeing the compensation policies, plans and programs and to review and determine the compensation to be paid to executive officers, directors and other senior management, as appropriate. Specific responsibilities of the compensation committee will include:
•
reviewing and approving the compensation of the chief executive officer, other executive officers and senior management;

•
administering the equity incentive plans and other benefit programs;

•
reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for the executive officers and other senior management; and

•
reviewing and establishing general policies relating to compensation and benefits of the employees, including the overall compensation philosophy.

Nominating and Governance Committee
The nominating and corporate governance committee will consist of [       ] and [       ]. The chair of the nominating and corporate governance committee will be [       ]. The JATT board has determined that each member of the nominating and corporate governance committee is independent under the Nasdaq listing standards.
Specific responsibilities of the nominating and corporate governance committee will include:
•
identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by shareholders, to serve on the board of directors;

•
considering and making recommendations to the board of directors regarding the composition and chairmanship of the committees of the board of directors;

•
developing and making recommendations to the board of directors regarding corporate governance guidelines and matters; and

•
overseeing periodic evaluations of the performance of the board of directors, including its individual directors and committees.

Compensation Committee Interlocks and Insider Participation
None of our officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers serves on our compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers serves on our board of directors.
Code of Ethics
Upon the consummation of the Business Combination, the New JATT board will adopt a Code of Conduct. The Code of Conduct will apply to all of New JATT’s employees, officers, and directors, as well as all of New JATT’s contractors, consultants, suppliers, and agents in connection with their work for New JATT. Upon the consummation of the Business Combination, the full text of New JATT’s Code of Conduct will be posted on the post-Business Combination company’s website at [       ]. New JATT intends to disclose future amendments to, or waivers of, its Code of Conduct, as and to the extent required by SEC regulations, at the same location on its website identified above or in public filings. Information contained on New JATT’s website is not incorporated by reference into this proxy statement/prospectus, and you should not consider information contained on New JATT’s website to be part of this proxy statement/prospectus.
Related Party Policy
Upon the consummation of the Business Combination, the New JATT board of directors will adopt a written related person transactions policy that sets forth the New JATT’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the New JATT’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which New JATT or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.
A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of New JATT’s voting securities (including New JATT’s ordinary shares), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.
Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of New JATT’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to New JATT’s audit committee (or, where review by New JATT’s audit committee would be inappropriate, to another independent body of New JATT’s board of directors) for review. To identify related person transactions in advance, New JATT will rely on information supplied by New JATT’s executive officers, directors and certain significant shareholders.
In considering related person transactions, New JATT’s audit committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:
•
the risks, costs, and benefits to New JATT;

•
the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•
the terms of the transaction;

•
the availability of other sources for comparable services or products; and

•
the terms available to or from, as the case may be, unrelated third parties.

New JATT’s audit committee will approve only those transactions that it determines are fair to New JATT and in New JATT’s best interests. All of the transactions described above were entered into prior to the adoption of such policy. Certain of the foregoing disclosures are summaries of certain provisions of our related party agreements, and are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. Copies of certain of the agreements (or forms of the agreements) have been filed as exhibits to the registration statement of which this prospectus is a part, and are available electronically on the website of the SEC at www.sec.gov.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding (i) the actual beneficial ownership of JATT Class A Ordinary Shares as of June 30, 2022 and (ii) the expected beneficial ownership of New JATT Class A Ordinary Shares immediately after the consummation of the Business Combination assuming that (a) no public shares are redeemed (the “no redemptions” scenario), (b) that 6,900,000 public shares are redeemed (the “interim redemption” scenario) and (c) that 13,800,000 public shares are redeemed (the “maximum redemption” scenario), by:
•
each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by JATT to be the beneficial owner of more than 5% of shares of JATT Class A Ordinary Shares pre-Business Combination;

•
each person or “group” known by JATT who is expected to be the beneficial owner of more than 5% of New JATT Class A Ordinary Shares immediately post-Business Combination;

•
each of JATT’s current executive officers and directors, and all executive officers and directors of JATT as a group, in each case pre-Business Combination; and

•
each person who will become an executive officer or director of New JATT, and all executive officers and directors of New JATT as a group, in each case post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or options, within 60 days of the record date. Shares subject to warrants or options that are currently exercisable or exercisable within 60 days of the record date that vest within 60 days of the record date are considered outstanding and beneficially owned by the person holding such warrants or options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
The beneficial ownership of JATT Class A Ordinary Shares pre-Business Combination is based on 17,250,000 JATT Ordinary Shares (including 13,800,000 public shares and 3,450,000 founder shares) outstanding as of June 30, 2022.
The beneficial ownership below excludes the shares underlying the Public Warrants and the Private Placement Warrants because those securities are not exercisable within 60 days of this proxy statement/prospectus and are contingent upon the consummation of the Business Combination. The beneficial ownership information below also excludes the shares expected to be issued or reserved under the Equity Incentive Plan and the ESPP, as well as shares underlying unvested share options.
The expected beneficial ownership of New JATT Class A Ordinary Shares post-Business Combination set forth below reflects the “no redemptions” scenario, the “interim 50% redemption” scenario and the “maximum redemption” scenario.
•
With respect to the “no redemptions” scenario, the expected beneficial ownership of New JATT Class A Ordinary Shares post-Business Combination has been determined based on the following assumptions: (i) that none of the 13,800,000 JATT Class A Ordinary Shares are redeemed (no redemptions scenario), (ii) that none of the investors set forth in the table below has purchased or purchases JATT Class A Ordinary Shares (pre-Business Combination) or New JATT Class A Ordinary Shares (post-Business Combination), (iii) that approximately 16,057,000 New JATT Class A Ordinary Shares (plus 443,000 options to acquire JATT Class A Ordinary Shares (New JATT Options) for which outstanding Holdco Options to acquire Holdco shares will be exchanged at Closing) are issued in the Business Combination, (iv) that 3,000,000 JATT Class A Ordinary Shares are issued to the FPA Investors pursuant to the Forward Purchase Agreement, (v) that 2,000,000 JATT Class A Ordinary Shares are issued to the PIPE Investor pursuant to the Subscription Agreement, (vi) none of the Working Capital Loans will be converted into Lender Warrants, and (vii) there will be an aggregate of 38,307,000 New JATT Class A Ordinary Shares issued and outstanding at Closing.

•
With respect to the “interim redemption” scenario, the expected beneficial ownership of New JATT Class A Ordinary Shares post-Business Combination has been determined based on the following assumptions: (i) that 50% of the holders of the JATT Class A Ordinary Shares (6,900,000) exercise their redemption rights (interim redemption scenario), (ii) that none of the investors set forth in the table below has purchased or purchases JATT Class A Ordinary Shares (pre-Business Combination) or New JATT Class A Ordinary Shares (post-Business Combination), (iii) that approximately 16,057,000 New JATT Class A Ordinary Shares (plus 443,000 options to acquire JATT Class A Ordinary Shares (New JATT Options) for which outstanding Holdco Options to acquire Holdco shares will be exchanged at Closing) are issued in the Business Combination, (iv) that 3,000,000 JATT Class A Ordinary Shares are issued to the FPA Investors pursuant to the Forward Purchase Agreement, (v) that 2,000,000 JATT Class A Ordinary Shares are issued to the PIPE Investor pursuant to the Subscription Agreement, (vi) none of the Working Capital Loans will be converted into Lender Warrants, and (vii) there will be an aggregate of 31,407,000 New JATT Class A Ordinary Shares issued and outstanding at Closing.

•
With respect to the “maximum redemption” scenario, the expected beneficial ownership of New JATT Class A Ordinary Shares post-Business Combination has been determined based on the following assumptions: (i) that holders of 13,800,000 JATT Class A Ordinary Shares exercise their redemption rights (maximum redemption scenario), (ii) that none of the investors set forth in the table below has purchased or purchases JATT Class A Ordinary Shares (pre-Business Combination) or New JATT Class A Ordinary Shares (post-Business Combination), (iii) that 16,057,000 New JATT Class A Ordinary Shares (plus 443,000 options to acquire JATT Class A Ordinary Shares (New JATT Options) for which outstanding Holdco Options to acquire Holdco shares will be exchanged at Closing) are issued in the Business Combination, (iv) that 4,500,000 JATT Class A Ordinary Shares are issued to the FPA Investors pursuant to the Forward Purchase Agreement (including the Redemption Backstop), (v) that 2,000,000 JATT Class A Ordinary Shares are issued to the PIPE Investor pursuant to the Subscription Agreement, (vi) none of the Working Capital Loans will be converted into Lender Warrants, and (vii) there will be an aggregate of 26,007,000 shares of New JATT Class A Ordinary Shares issued and outstanding at Closing.

	Pre-Business Combination(2)		Post-Business Combination
	Number of Shares		Assuming No Redemption(3)		Assuming 50% Interim Redemption(4)		Assuming Maximum Redemption(5)
Name and Address of Beneficial Owner(1)	Number of Shares	% of Class	Number of Shares	% of Class	Number of Shares	% of Class	Number of Shares	% of Class
Directors and executive officers of JATT prior to the Business Combination
Someit Sidhu(6)	3,255,000	18.9%	3,255,000%	8.4%	3,255,000	10.2%	3,255,000	12.3%
Verender S. Badial	30,000	*	30,000	*	30,000	*	30,000	*
Tauhid Ali, PhD	30,000	*	30,000	*	30,000	*	30,000	*
Javier Cote-Sierra, PhD	20,000	*	20,000	*	20,000	*	20,000	*
Arnout Ploos van Amstel	20,000	*	20,000	*	20,000	*	20,000	*
Graeme Sloan	20,000	*	20,000	*	20,000	*	20,000	*
All directors and executive officers of JATT prior to the Business Combination as a group (6 individuals)	3,375,000(7)	19.6%	3,375,000	8.7%	3,375,000	10.6%	3,375,000	12.8%
Directors and executive officers of New JATT after consummation of the Business Combination
Someit Sidhu(6)	3,255,000	18.9%	3,255,000	8.4%	3,255,000	10.2%	3,255,000	12.3%
Oliver Levy	—	—	399,712	1.0%	399,712	1.3%	399,712	1.5%
Javier Cote-Sierra	20,000	*	20,000	*	20,000	*	20,000	*
Sandeep Kulkarni(8)	—	—	31,100	*	31,100	*	31,100	*

	Pre-Business Combination(2)		Post-Business Combination
	Number of Shares		Assuming No Redemption(3)		Assuming 50% Interim Redemption(4)		Assuming Maximum Redemption(5)
Name and Address of Beneficial Owner(1)	Number of Shares	% of Class	Number of Shares	% of Class	Number of Shares	% of Class	Number of Shares	% of Class
Arnout Ploos van Amstel	30,000	*	30,000	*	30,000	*	30,000	*
All directors and executive officers following the Business Combination as a group (7 individuals)	3,295,000	19.1%	3,725,812	9.7%	3,725,812	14.3%	3,725,812	11.9%
Five Percent Holders:
JATT Ventures, L.P.	3,255,000	18.9%	3,255,000	8.4%	3,255,000	10.2%	3,255,000	12.3%
Athanor Capital LP(9)	2,388,000	13.8%	2,388,000	6.2%	4,194,000	13.2%	4,500,000	17.0%
Magnetar Financial LLC(10)	1,184,336	6.9%	1,184,336	3.1%	592,168	1.9%	—	*
Hudson Bay Capital Management LP(11)	1,188,000	6.9%	1,188,000	3.1%	594,000	1.9%	—	*
Hana Immunotherapeutics LLC(12)	—	—	12,491,135	32.2%	12,491,135	39.2%	12,491,135	47.2%
Pfizer Inc.(13)	—	—	3,122,753	8.2%	3,122,753	9.8%	3,122,753	11.8%
Ewon Comfortech Co., Ltd.(14)			2,000,000	5.2%	2,000,000	6.4%	2,000,000	7.7%

*
Less than 1%.

(1)
Unless otherwise indicated, the business address of each of the following individuals is c/o JATT Acquisition Corp, c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Unless otherwise indicated, JATT believes that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them prior to the Business Combination.

(2)
The pre-Business Combination percentage of beneficial ownership in the table above is calculated based on 17,250,000 JATT ordinary shares outstanding as of the record date. The amount of beneficial ownership does not reflect the ordinary shares issuable upon exercise of JATT’s warrants, which will become exercisable on the later of 30 days after the completion of the Business Combination and 12 months from the closing of the JATT IPO. Interests shown before the Business Combination consist of (i) public shares and (ii) founder shares, which shares will then convert into ordinary shares in connection with the Closing of the Business Combination.

(3)
The post-Business Combination percentage of beneficial ownership is calculated based on 38,750,000 New JATT Class A Ordinary Shares outstanding immediately after the consummation of the Business Combination and the PIPE Financing and the investment pursuant to the Forward Purchase Agreement. The number of New JATT Class A Ordinary Shares assumes (i) that none of the 13,800,000 JATT Class A Ordinary Shares are redeemed (no redemptions scenario), (ii) that none of the investors set forth in the table above has purchased or purchases JATT Class A Ordinary Shares (pre-Business Combination) or New JATT Class A Ordinary Shares (post-Business Combination), (iii) that 16,500,000 New JATT Class A Ordinary Shares (which includes 443,000 options to acquire JATT Class A Ordinary Shares for which outstanding options to acquire Holdco shares will be exchanged on Closing) are issued in the Business Combination, (iv) that 3,000,000 JATT Class A Ordinary Shares are issued to the FPA Investors pursuant to the Forward Purchase Agreement and (v) that 2,000,000 JATT Class A Ordinary Shares are issued to the PIPE Investor pursuant to the Subscription Agreement.

(4)
The post-Business Combination percentage of beneficial ownership is calculated based on 31,850,000 New JATT Class A Ordinary Shares outstanding immediately after the consummation of the Business Combination and the PIPE Financing and the investment pursuant to the Forward Purchase Agreement. The number of New JATT Class A Ordinary Shares assumes (i) that 50% of the holders of the JATT Class A Ordinary Shares (6,900,000) exercise their redemption rights (interim redemption scenario), (ii) that none of the investors set forth in the table above has purchased or purchases JATT Class A Ordinary Shares (pre-Business Combination) or New JATT Class A Ordinary Shares (post-Business Combination), (iii) that 16,500,000 New JATT Class A Ordinary Shares (which includes

443,000 options to acquire JATT Class A Ordinary Shares for which outstanding options to acquire Holdco shares will be exchanged on Closing) are issued in the Business Combination, (iv) that 3,000,000 JATT Class A Ordinary Shares are issued to the FPA Investors pursuant to the Forward Purchase Agreement and (v) that 2,000,000 JATT Class A Ordinary Shares are issued to the PIPE Investor pursuant to the Subscription Agreement.
(5)
The post-Business Combination percentage of beneficial ownership is calculated based on 26,450,000 New JATT Class A Ordinary Shares outstanding immediately after the consummation of the Business Combination and the PIPE Financing and the investment pursuant to the Forward Purchase Agreement (including the Redemption Backstop). The number of New JATT Class A Ordinary Shares assumes (i) that holders of 13,800,000 JATT Class A Ordinary Shares exercise their redemption rights (maximum redemption scenario), (ii) that none of the investors set forth in the table below has purchased or purchases JATT Class A Ordinary Shares (pre-Business Combination) or New JATT Class A Ordinary Shares (post-Business Combination), (iii) that 16,500,000 New JATT Class A Ordinary Shares (which includes 443,000 options to acquire JATT Class A Ordinary Shares for which outstanding options to acquire Holdco shares will be exchanged on Closing) are issued in the Business Combination, (iv) that 4,500,000 JATT Class A Ordinary Shares are issued to the FPA Investors pursuant to the Forward Purchase Agreement and (v) that 2,000,000 JATT Class A Ordinary Shares are issued to the PIPE Investor pursuant to the Subscription Agreement.

(6)
Represents securities held by JATT Ventures, L.P., the Sponsor. Dr. Someit Sidhu has voting and dispositive power over the shares held by the Sponsor through his position with the Sponsor.

(7)
Includes (i) 3,255,000 founder shares held by JATT Ventures, L.P., the Sponsor, for which Dr. Someit Sidhu has voting and dispositive power through his position with the Sponsor, (ii) 120,000 founder shares held by the other directors and officers of JATT.

(8)
Consists of options to purchase 399,712 New JATT Class A Ordinary Shares held by Dr. Kulkarni, 31,100 shares of which are exercisable and vested within 60 days of June 30, 2022.

(9)
Based on the Schedule 13D filed on July 26, 2021. The business address of Athanor Capital LP and other reporting persons (“Athanor Capital”) is 888 Seventh Avenue, 21st Floor, New York, NY 10019. The interests shown in the report consist of 1,666,300 Class A Ordinary Shares held by Athanor Master Fund, LP, having Athanor Capital Partners, LP as its general partner (the “Master GP”) and 721,700 Class A Ordinary Shares held by Athanor International Master Fund, LP, having Athanor International Fund GP, LP, as its general partner (the “International Master GP”). The principal business of Athanor Capital is to act as the investment adviser to the Funds. The principal business of Athanor Capital GP is to act as the general partner of Athanor Capital. Parvinder Thiara is the managing member of (i) Athanor Capital GP, (ii) Athanor Capital Partners GP, LLC, the general partner of Master GP, and (iii) Athanor International Fund Ultimate GP, LLC, the general partner of International Master GP. For the “interim redemption” scenario, the number of shares disclosed (i) assumes Athanor exercised its right to redeem 50% of the shares of JATT that it owns; and (ii) reflects the acquisition of 3,000,000 shares by Athanor pursuant to the Forward Purchase Agreement.

(10)
Based on the Schedule 13G filed on January 21, 2022 by Magnetar Financial LLC for JATT ordinary shares held for Magnetar Constellation Fund II, Ltd (“Constellation Fund II”), Magnetar Constellation Master Fund, Ltd (“Constellation Master Fund”), Magnetar Systematic Multi-Strategy Master Fund Ltd (“Systematic Master Fund”), Magnetar Capital Master Fund Ltd (“Master Fund”) , Magnetar Discovery Master Fund Ltd (“Discovery Master Fund”), Magnetar Xing He Master Fund Ltd (“Xing He Master Fund”), Purpose Alternative Credit Fund Ltd (“Purpose Fund”), Magnetar SC Fund Ltd (“SC Fund”), all Cayman Islands exempted companies; Magnetar Structured Credit Fund, LP (“Structured Credit Fund”), a Delaware limited partnership; Magnetar Lake Credit Fund LLC (“Lake Credit Fund”), Purpose Alternative Credit Fund - T LLC (“Purpose Fund - T”), Delaware limited liability companies; collectively, (the “Magnetar Funds”). Magnetar Financial serves as the investment adviser to the Magnetar Funds, and as such, Magnetar Financial exercises voting and investment power over the Class A Ordinary Shares held for the Magnetar Funds’ accounts. Magnetar Capital Partners serves as the sole member and parent holding company of Magnetar Financial. Supernova Management is the general partner of Magnetar Capital Partners. The manager of Supernova Management is Mr. Litowitz. The business address of Magnetar Financial LLC and the other reporting persons is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201. Each of Magnetar Financial

LLC and the Schedule 13G’s other reporting persons report shared voting and investment power. For the “interim redemption” scenario, the number of shares disclosed assumes Magnetar exercised its right to redeem 50% of the shares of JATT that it owns.
(11)
Based on the Schedule 13G filed on February 8, 2022. by Hudson Bay Capital Management LP (the “Investment Manager”). The Investment Manager serves as the investment manager to HB Strategies LLC and Hudson Bay Capital Structure Opportunities Master Fund Ltd, in whose name the securities reported herein were held. As such, the Investment Manager may be deemed to be the beneficial owner of all Class A Ordinary Shares held by HB Strategies LLC and Hudson Bay Capital Structure Opportunities Master Fund Ltd. Mr. Gerber serves as the managing member of Hudson Bay Capital GP LLC, which is the general partner of the Investment Manager. Mr. Gerber disclaims beneficial ownership of these securities. and Mr. Sander Gerber. The business address of Hudson Bay Capital Management LP is 28 Havemeyer Place, 2nd Floor, Greenwich, Connecticut 06830. Each of Hudson Bay Capital Management LP and the Schedule 13G’s other reporting persons report shared voting and investment power. For the “interim redemption” scenario, the number of shares disclosed assumes Hudson Bay Capital Management LP exercised its right to redeem 50% of the JATT ordinary shares that it owns.

(12)
The business address of Hana Immunotherapeutics LLC is                  .

(13)
The business address of Pfizer Inc. is 235 East 42nd Street, New York, NY 10017.

(14)
The business address of the PIPE Investor, Ewon Comfortech Co., Ltd., a publicly traded company, is 8 Cheomdan 1-ro Jeongeup, Jeonbuk, 56212 Republic of South Korea.

DESCRIPTION OF JATT’S SECURITIES
General
Unless the context otherwise requires, for purposes of this section, the terms “we,” “us,” “our,” “the Company” or “JATT” refer to JATT prior to the consummation of the Business Combination.
We are a company incorporated in the Cayman Islands as an exempted company and our affairs are governed by the Existing MAA (our memorandum and articles of association), the Cayman Islands Companies Act and the common law of the Cayman Islands. Pursuant to the Existing MAA, our authorized share capital consists of 200,000,000 Class A Ordinary Shares of a par value of $0.0001 each, 20,000,000 Class B Ordinary Shares of a par value of $0.0001 each, and 1,000,000 undesignated preferred shares of a par value of $0.0001 each. The following description summarizes certain terms of our shares as set out more particularly in the Existing MAA. Because it is only a summary, it may not contain all the information that is important to you.
Units
Each JATT Unit had an offering price of $10.00 in our IPO and consists of one Class A Ordinary Share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as described in this proxy statement/prospectus. Only whole warrants are exercisable. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders will need to have their brokers contact our transfer agent in order to separate the units into Class A Ordinary Shares and warrants.
The Class A Ordinary Shares and warrants comprising the units commenced separate public trading on September 3, 2021. Prior to a business combination, holders have the option to continue to hold units or separate their units into the component securities. Holders will need to have their brokers contact our transfer agent in order to separate the units into Class A Ordinary Shares and warrants.
Ordinary shares
We have 17,250,000 Ordinary Shares outstanding, consisting of:
•
13,800,000 Class A Ordinary Shares; and

•
3,450,000 Class B Ordinary Shares held by our initial shareholders.

Our shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. In connection with any vote held to approve our initial business combination, all of our initial shareholders, as well as all of our officers and directors, have agreed to vote their respective ordinary shares owned by them in favor of the Business Combination.
We will proceed with the Business Combination only if we have net tangible assets of at least $5,000,001 upon consummation of such Business Combination
The members of our Board of Directors serve until the next annual general meeting. There is no cumulative voting with respect to the appointment of directors, with the result that the holders of more than 50% of the shares eligible to vote for the appointment of directors can appoint all of the directors.
Pursuant to our Existing MAA, if we do not consummate a business combination by 18 months from the consummation of our IPO, it will trigger our winding up, liquidation and dissolution. Our initial shareholders have agreed to waive their rights to share in any distribution from the trust account with respect to their insider shares and private shares upon our winding up, liquidation and dissolution.
Our shareholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the ordinary shares, except that public shareholders have the right to have their public shares converted to cash equal to their pro rata share of the trust account if there is a vote on the proposed business combination and the business combination is completed.

Register of Members
Under Cayman Islands law, we must keep a register of members and there will be entered therein:
•
the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member and the voting rights of the shares of each member;

•
whether voting rights are attached to the share in issue;

•
the date on which the name of any person was entered on the register as a member; and

•
the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members.
Founder Shares
The founder shares are classified as Class B Ordinary Shares, which are identical to the Class A Ordinary Shares, and holders of founder shares have the same shareholder rights as public shareholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, (ii) our sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to any founder shares and any public shares held by them in connection with the completion of our initial business combination; (B) to waive their redemption rights with respect to their founder shares and public shares in connection with a shareholder vote to approve an amendment to our Existing MAA to (i) modify the substance or timing of our obligation to provide for the redemption of our public shares in connection with an initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 18 months from the closing of our IPO offering or (ii) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, and (C) our sponsor, officers and director to waive their rights to liquidating distributions from the trust account with respect to any founder shares held by them if we fail to complete our initial business combination within 18 months from the closing of our IPO offering, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within such time period; (iii) the founder shares are Class B Ordinary Shares that will automatically convert into Class A Ordinary Shares at the closing of our initial business combination on a one-for-one basis, subject to adjustment, and (iv) are entitled to registration rights. If we submit our initial business combination to our public shareholders for a vote, our sponsor, officers and directors have agreed (and its permitted transferees will agree) pursuant to the letter agreement to vote any founder shares held by them and any public shares purchased during or after our IPO offering (including in open market and privately-negotiated transactions) in favor of our initial business combination.
With certain limited exceptions, based upon our Amendment to the Insider Letter Agreement entered into upon signing the Business Combination Agreement, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our sponsor and anchor investors, each of whom will be subject to the same transfer restrictions) until the earlier of (A) six months after the completion of our initial business combination or (B) subsequent to our initial business combination, (x) if the reported closing price of our Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination or (y) the date, following the completion of our initial business combination, on which we complete a liquidation, merger, capital share exchange, reorganization or other similar transaction that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Preferred shares
Our Existing MAA provides that preferred shares may be issued from time to time in one or more series. Our board of directors are authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors are able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. The ability of our board of directors to issue preferred shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred shares outstanding at the date hereof. Although we do not currently intend to issue any preferred shares, we cannot assure you that we will not do so in the future. No preferred shares are being issued or registered in connection with the Business Combination.
Redeemable Warrants
Public Shareholders’ Warrants
Each whole warrant entitles the registered holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the offering IPO and 30 days after the completion of our initial business combination. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of Class A Ordinary Shares. This means only a whole warrant may be exercised at a given time by a warrantholder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least two units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any Class A Ordinary Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A Ordinary Shares underlying the warrants is then effective and a current prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue Class A Ordinary Shares upon exercise of a warrant unless Class A Ordinary Shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant, if not cash settled, will have paid the full purchase price for the unit solely for the share of Class A Ordinary Shares underlying such unit.
We have agreed that as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, that we will use our best efforts to file with the SEC a registration statement registering the issuance of the Class A Ordinary Shares issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those Class A Ordinary Shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A Ordinary Shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of our initial business combination or within a specified period following the consummation of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” pursuant to the exemption provided by Section 3(a)(9) of the Securities Act; provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
Once the warrants become exercisable, we may call the warrants for redemption:

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in whole and not in part;

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at a price of $0.01 per warrant;

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upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

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if, and only if, the reported closing price of the Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrantholders.

If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such ordinary shares under the blue sky laws of the state of residence in those states in which the warrants were initially offered by us in the offering IPO.
We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Class A Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like), as well as the $11.50 warrant exercise price after the redemption notice is issued.
If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a cashless basis. In determining whether to require all holders to exercise their warrants on a cashless basis, our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of Class A Ordinary Shares issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the warrants multiplied by and the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported closing price of the Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Class A Ordinary Shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, our sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the Class A Ordinary Shares outstanding immediately after giving effect to such exercise.
If the number of outstanding Class A Ordinary Shares is increased by a share dividend payable in Class A Ordinary Shares, or by a sub-division-up of Class A Ordinary Shares or other similar event, then, on the effective date of such share dividend, sub-division-up or similar event, the number of Class A Ordinary Shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding Class A Ordinary Shares. A rights offering to holders of Class A Ordinary Shares entitling holders to purchase Class A Ordinary Shares at a price less than the fair market value will be deemed a share dividend of a number of Class A Ordinary Shares equal to the product of (i) the number of Class A Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Ordinary Shares) and (ii) one minus the quotient of (x) the price per share of Class A Ordinary Shares paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Ordinary Shares, in determining the price payable for Class A Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Class A Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Ordinary Shares on account of such Class A Ordinary Shares (or other of our shares into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A Ordinary Shares in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Class A Ordinary Shares in connection with a shareholder vote to amend our Existing MAA to (i) modify the substance or timing of our obligation to provide for the redemption of our public shares in connection with an initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 18 months from the closing of the IPO or (ii) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, or (iii) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Ordinary Shares in respect of such event.
If the number of outstanding shares of our Class A Ordinary Shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of Class A Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of Class A Ordinary Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Class A Ordinary Shares.
Whenever the number of Class A Ordinary Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Class A Ordinary Shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Class A Ordinary Shares so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding Class A Ordinary Shares (other than those described above or that solely affects the par value of such Class A Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of share or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Ordinary Shares in such a transaction is payable in the form of Class A Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. This formula is to compensate the warrantholder for the loss of the option value portion of the warrant due to the requirement that the warrantholder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available
The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written resolution of the holders of at least a majority of the then outstanding public warrants and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then outstanding private placement warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of Class A Ordinary Shares or any voting rights until they exercise their warrants and receive Class A Ordinary Shares. After the issuance of Class A Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of Class A Ordinary Shares to be issued to the warrantholder. As a result, warrantholders not purchasing an even number of warrants must sell any odd number of warrants in order to obtain full value from the fractional interests that will not be issued.
In addition, if (x) we issue additional Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at a Newly Issued Price of less than $9.20 per share of Class A Ordinary Shares (with such issue price or effective issue price to be determined in good faith by our board of directors and, in the case of any such issuance to our sponsor or its affiliates, without taking into account any founder shares held by our sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the Market Value is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Private Placement Warrants
The private placement warrants (including the Class A Ordinary Shares issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except, among other limited exceptions as described under the section of our prospectus filed in connection with our initial public offering entitled “Principal Shareholders — Restrictions on Transfers of Founder Shares and Private Placement Warrants,” to our officers and directors and other persons or entities affiliated with our sponsor)] and they will not be redeemable by us so long as they are held by our sponsor or its permitted transferees. Except as described below, the private placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in the IPO, including as to exercise price, exercisability and exercise period. If the private placement warrants are held by holders other than the sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units sold in the IPO.
If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the warrants multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” means the average reported closing price of the Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the sponsor or its permitted transferees is because it is not known at this time whether they will be affiliated with us following an initial business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their warrants and sell the Class A Ordinary Shares issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.
In order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. The Sponsor has agreed to loan JATT an aggregate of up to $300,000 in working capital loan to cover expenses related to the Business Combination pursuant to a promissory note, dated May 11, 2022 (the “Note”). This loan is non-interest bearing. At June 30, 2022, $179,000 had been advanced under the Note. Such Working Capital Loans may be repaid out of the proceeds of the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the Private Placement Warrants (the “Trust Account”) released to JATT or converted into New JATT Warrants at a price of $1.00 per warrant, such warrants to be identical to the private placement warrants. The Sponsor has informed JATT of the following: that the Sponsor intends to convert the loan into 300,000 warrants on the same terms as the private placement warrants (as contemplated by the warrant agreement pursuant to which the private placement warrants were issued) at the same time the Business Combination is completed. Such warrants have an aggregate market value of approximately $     based on the closing price of the Public Warrants of $     on the NYSE on             , 2022.
Our sponsor has agreed not to transfer, assign or sell any of the private placement warrants (including the Class A Ordinary Shares issuable upon exercise of any of these warrants) until the date that is 30 days after the date we complete our initial business combination, except that, among other limited exceptions as described under the section of this prospectus entitled “Principal Shareholders — Restrictions on Transfers of Founder Shares and Private Placement Warrants” made to our officers and directors and other persons or entities affiliated with our sponsor.
Dividends
We have not paid any cash dividends on our ordinary shares to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.
Our Transfer Agent and Warrant Agent
The transfer agent for our ordinary shares and the warrant agent for our warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Listing of Our Securities
The Units, JATT Class A Ordinary Shares and Public Warrants are currently listed on the NYSE, under the symbols “JATT.U,” “JATT,” and “JATT.WS,” respectively. The Units commenced trading on July 16, 2021 and the JATT Class A Ordinary Shares and Public Warrants commenced separate public trading on September 3, 2021. We intend to apply for listing, effective at the time of the Closing, of the New JATT Class A Ordinary Shares and New JATT Public Warrants on Nasdaq under the symbols “JATT” and “JATT.WS ”, respectively.
Extraordinary General Meeting of Shareholders
Our Existing MAA provides that the directors, the chief executive officer or the chairman of the board of directors may call general meetings, and they shall on a shareholders' requisition forthwith proceed to convene an extraordinary general meeting of the Company. A shareholders' requisition is a requisition of shareholders holding at the date of deposit of the requisition not less than 10% cent in par value of the issued shares which as at that date carry the right to vote at general meetings of the Company.
Advance Notice Requirements for Shareholder Proposals and Director Nominations
Our Existing MAA provides that shareholders seeking to bring business before our annual general meeting, or to nominate candidates for election as directors at our annual general meeting, must provide timely notice of their intent in writing. To be timely, a shareholder’s notice will need to be delivered to our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the scheduled date of the annual general meeting. Our Existing MAA also specify certain requirements as to the form and content of a shareholders’ meeting. These provisions may preclude our shareholders from bringing matters before our annual general meeting or from making nominations for directors at our annual general meeting.
Authorized but Unissued Shares
Our authorized but unissued JATT Ordinary Shares and preference shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved JATT Ordinary Shares and preference shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

DESCRIPTION OF NEW JATT SECURITIES
General
Unless the context otherwise requires, for purposes of this section, the terms “we,” “us,” “our,” “the Company” or “New JATT” refer to Zura Bio Limited following the consummation of the Business Combination.
We will remain a company incorporated in the Cayman Islands as an exempted company and our affairs will be governed by the Proposed MAA, the Cayman Islands Companies Act and the common law of the Cayman Islands. Pursuant to the Prposed MAA, our authorized share capital will consist of [•] New JATT Class A Ordinary Shares of a par value of $0.0001 each, [•] New JATT Class B Ordinary Shares of a par value of $0.0001 each, and [•] undesignated New JATT preferred shares of a par value of $0.0001 each. The following description summarizes certain terms of our shares as set out more particularly in the Proposed MAA. Because it is only a summary, it may not contain all the information that is important to you.
Units
Pursuant to the Business Combination, subject to, and in accordance with, the terms and conditions of the Business Combination Agreement, in connection with the Merger and the Subsequent Merger, at the Closing each JATT unit will (to the extent not already separated) be automatically separated and the holder thereof will be deemed to hold one New JATT Class A Ordinary Share and one-half of a New JATT Warrant.
Ordinary shares
We will have [•] New JATT Class A Ordinary Shares outstanding, and no New JATT Class B Ordinary Shares or preference shares.
Our shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders.
The members of our Board of Directors serve until the next annual general meeting. There is no cumulative voting with respect to the appointment of directors, with the result that the holders of more than 50% of the shares eligible to vote for the appointment of directors can appoint all of the directors. Subject to the rights of any holders of preferred shares to appoint directors, the number of directors that shall constitute the New JATT Board shall be as determined from time to time exclusively by the New JATT Board.
Directors may only be removed for cause or by the affirmative vote of at least two-thirds (66 2∕3%) of the voting power of all then-outstanding ordinary shares of New JATT entitled to vote thereon, voting together as a single class.
Our shareholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the ordinary shares.
Register of Members
Under Cayman Islands law, we must keep a register of members and there will be entered therein:
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the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member and the voting rights of the shares of each member;

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whether voting rights are attached to the share in issue;

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the date on which the name of any person was entered on the register as a member; and

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the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members.
Founder Shares
The founder shares are Class B Ordinary Shares that will automatically convert into New JATT Class A Ordinary Shares at the Closing on a one-for-one basis, subject to adjustment. The founder shares will thereafter be identical to the other New JATT Class A Ordinary Shares, and holders of founder shares will have the same shareholder rights as public shareholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below and (ii) the founder shares are entitled to registration rights.
With certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our sponsor and anchor investors, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of the Business Combination or (B) subsequent to our the Business Combination, (x) if the reported closing price of our New JATT Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (y) the date, following the completion of the Business Combination, on which we complete a liquidation, merger, capital share exchange, reorganization or other similar transaction that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property.
Preferred shares
Our Proposed MAA provide that preferred shares may be issued from time to time in one or more series. Our board of directors are authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors are able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. The ability of our board of directors to issue preferred shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred shares outstanding at the date hereof, and do not expect to have any preferred shares outstanding immediately following consummation of the Business Combination. Although we do not currently intend to issue any preferred shares, we cannot assure you that we will not do so in the future. No preferred shares are being issued or registered in connection with the Business Combination.
Redeemable Warrants
Public Shareholders’ Warrants
Each whole warrant entitles the registered holder to purchase one New JATT Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combiniation. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of New JATT Class A Ordinary Shares. This means only a whole warrant may be exercised at a given time by a warrantholder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any New JATT Class A Ordinary Shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the New JATT Class A Ordinary Shares underlying the warrants is then effective and a current prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue New JATT Class A Ordinary Shares upon exercise of a warrant unless New JATT Class A Ordinary Shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant, if not cash settled, will have paid the full purchase price for the unit solely for the share of New JATT Class A Ordinary Shares underlying such unit.
We have agreed that as soon as practicable, but in no event later than 15 business days after the closing of our Business Combination, we will use our best efforts to file with the SEC a registration statement registering the issuance of the New JATT Class A Ordinary Shares issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those New JATT Class A Ordinary Shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the New JATT Class A Ordinary Shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of our Business Combination or within a specified period following the consummation of our Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” pursuant to the exemption provided by Section 3(a)(9) of the Securities Act; provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
Once the warrants become exercisable, we may call the warrants for redemption:
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in whole and not in part;

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at a price of $0.01 per warrant;

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upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

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if, and only if, the reported closing price of the New JATT Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrantholders.

If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such ordinary shares under the blue sky laws of the state of residence in those states in which the warrants were initially offered by us in the IPO.
We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the New JATT Class A Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like), as well as the $11.50 warrant exercise price after the redemption notice is issued.
If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a cashless basis. In determining whether to require all holders to exercise their warrants on a cashless basis, our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of New JATT Class A Ordinary Shares issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of New JATT Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of New JATT Class A Ordinary Shares underlying the warrants multiplied by and the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported closing price of the New JATT Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of New JATT Class A Ordinary Shares to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our Business Combination. If we call our warrants for redemption and our management does not take advantage of this option, our sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the New JATT Class A Ordinary Shares outstanding immediately after giving effect to such exercise.
If the number of outstanding New JATT Class A Ordinary Shares is increased by a share dividend payable in New JATT Class A Ordinary Shares, or by a sub-division-up of New JATT Class A Ordinary Shares or other similar event, then, on the effective date of such share dividend, sub-division-up or similar event, the number of New JATT Class A Ordinary Shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding New JATT Class A Ordinary Shares. A rights offering to holders of New JATT Class A Ordinary Shares entitling holders to purchase New JATT Class A Ordinary Shares at a price less than the fair market value will be deemed a share dividend of a number of New JATT Class A Ordinary Shares equal to the product of (i) the number of New JATT Class A Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New JATT Class A Ordinary Shares) and (ii) one minus the quotient of (x) the price per share of New JATT Class A Ordinary Shares paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for New JATT Class A Ordinary Shares, in determining the price payable for New JATT Class A Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of New JATT Class A Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the New JATT Class A Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of New JATT Class A Ordinary Shares on account of such New JATT Class A Ordinary Shares (or other of our shares into which the warrants are convertible), other than (a) as described above ot (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New JATT Class A Ordinary Shares in respect of such event.
If the number of outstanding shares of our New JATT Class A Ordinary Shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of New JATT Class A Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of New JATT Class A Ordinary Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding New JATT Class A Ordinary Shares.
Whenever the number of New JATT Class A Ordinary Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of New JATT Class A Ordinary Shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of New JATT Class A Ordinary Shares so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding New JATT Class A Ordinary Shares (other than those described above or that solely affects the par value of such New JATT Class A Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding New JATT Class A Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our New JATT Class A Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of share or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of New JATT Class A Ordinary Shares in such a transaction is payable in the form of New JATT Class A Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. This formula is to compensate the warrantholder for the loss of the option value portion of the warrant due to the requirement that the warrantholder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written resolution of the holders of at least a majority of the then outstanding public warrants and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then outstanding private placement warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of New JATT Class A Ordinary Shares or any voting rights until they exercise their warrants and receive New JATT Class A Ordinary Shares. After the issuance of New JATT Class A Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of New JATT Class A Ordinary Shares to be issued to the warrantholder. As a result, warrantholders not purchasing an even number of warrants must sell any odd number of warrants in order to obtain full value from the fractional interests that will not be issued.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants
Pursuant to the Sponsor Forfeiture Agreement, contingent upon the percentage of public shareholders who elect to redeem their shares at Closing, the Sponsor has agreed to forfeit up to 4,137,000 of its private placement warrants acquired in the IPO. At the Closing, the forfeited private placement warrants shall be transferred from the Sponsor to the FPA Investors and the PIPE Investor on a pro rata basis in accordance with such FPA Investors’ and PIPE Investor’s total invested capital.
The private placement warrants (including the New JATT Class A Ordinary Shares issuable upon exercise of the private placement warrants) will not otherwise be transferable, assignable or salable until 30 days after the completion of our Business Combination (except, among other limited exceptions as described under the section of this prospectus entitled “Principal Shareholders — Restrictions on Transfers of Founder Shares and Private Placement Warrants,” to our officers and directors and other persons or entities affiliated with our sponsor) and they will not be redeemable by us so long as they are held by our sponsor or its permitted transferees. Except as described below, the private placement warrants have terms and provisions that are identical to those of the warrants sold as part of the units in the IPO, including as to exercise price, exercisability and exercise period. If the private placement warrants are held by holders other than the sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units sold in the IPO.
If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of New JATT Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of New JATT Class A Ordinary Shares underlying the warrants multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” means the average reported closing price of the New JATT Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the sponsor or its permitted transferees is because it is not known at this time whether they will be affiliated with us following an Business Combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their warrants and sell the New JATT Class A Ordinary Shares issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.
In order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. The Sponsor has agreed to loan JATT an aggregate of up to $300,000 in working capital loan to cover expenses related to the Business Combination pursuant to a promissory note, dated May 11, 2022 (the “Note”). This loan is non-interest bearing. At June 30, 2022, $179,000 was outstanding under the Note. Such Working Capital Loans may be repaid out of the proceeds of the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the Private Placement Warrants (the “Trust Account”) released to JATT or converted into New JATT Warrants at a price of $1.00 per warrant, such warrants to be identical to the private placement warrants. The Sponsor has informed JATT of the following: that the Sponsor intends to convert the loan into up to 300,000 warrants on the same terms as the private placement warrants (as contemplated by the warrant agreement pursuant to which the private placement warrants were issued) at the same time the Business Combination is completed. Such warrants have an aggregate market value of approximately $      based on the closing price of the Public Warrants of $      on the NYSE on                 , 2022.
Our sponsor has agreed not to transfer, assign or sell any of the private placement warrants (including the New JATT Class A Ordinary Shares issuable upon exercise of any of these warrants) until the date that is 30 days after the date we complete our Business Combination, except that, among other limited exceptions as described under the section of this prospectus entitled “Principal Shareholders — Restrictions on Transfers of Founder Shares and Private Placement Warrants” made to our officers and directors and other persons or entities affiliated with our sponsor.
Dividends
We have not paid any cash dividends on our ordinary shares to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any dividends subsequent to the Business Combination will be within the discretion of the New JATT Board. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.
Our Transfer Agent and Warrant Agent
The transfer agent for our ordinary shares and the warrant agent for our warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Listing of Our Securities
Application will be made for the shares of New JATT Class A Ordinary Shares and New JATT Warrants to be approved for listing on the Nasdaq under the symbols “ZURA” and “ZURA.WS,” respectively.
Extraordinary General Meeting of Shareholders
Our Proposed MAA provides that the directors, the chief executive officer or the chairman of the board of directors may call general meetings, and they shall on a shareholders’ requisition forthwith proceed to convene an extraordinary general meeting of the Company. A shareholders’ requisition is a requisition of shareholders holding at the date of deposit of the requisition not less than 10% cent in par value of the issued shares which as at that date carry the right to vote at general meetings of the Company.
Advance Notice Requirements for Shareholder Proposals and Director Nominations
Our Proposed MAA provides that shareholders seeking to bring business before our annual general meeting, or to nominate candidates for election as directors at our annual general meeting, must provide timely notice of their intent in writing. To be timely, a shareholder’s notice will need to be delivered to our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the scheduled date of the annual general meeting. Our Proposed MAA also specify certain requirements as to the form and content of a shareholders’ meeting. These provisions may preclude our shareholders from bringing matters before our annual general meeting or from making nominations for directors at our annual general meeting.
Authorized but Unissued Shares
Our authorized but unissued New JATT Ordinary Shares and preference shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved New JATT Ordinary Shares and preference shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

COMPARISON OF SHAREHOLDERS’ RIGHTS
JATT is and New JATT will remain an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act, Cayman Islands law generally and the Existing MAA govern the rights of JATT’s shareholders. Following consummation of the Business Combination, the Existing MAA will be replaced by the Proposed MAA. As a result, your rights as a shareholder of New JATT will differ in some regards as compared to your rights as a shareholder of JATT.
Set forth below is a summary comparison of material differences between the rights of shareholders under the Existing MAA (left column) and under the Proposed MAA (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of the governing documents described herein. The summary below is subject to, and qualified in its entirety by reference to, the full text of the Existing MAA as well as the Proposed MAA, a copy of which is attached as Annex B to this proxy statement/prospectus, as well as the relevant provisions of the corporate laws of the Cayman Islands, including the Cayman Islands Companies Act. You should carefully read this entire document and the other referenced documents, including the governing corporate instruments, for a more complete understanding of the differences between being a shareholder before and after the Business Combination.
For information on the Binding Organizational Documents Proposals and the Advisory Governance Proposals, see the sections entitled “Proposal 2 — The Binding Organizational Documents Proposals” and “Proposal 3 — The Advisory Governance Proposals,” respectively.
Current Governance	Proposed Governance
Name Change
JATT’s current name is JATT Acquisition Corp.	Upon Closing, JATT’s name will be Zura Bio Limited.
Authorized Share Capital
The Existing MAA provides that the authorized share capital of JATT is US$22,100 divided into 200,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, 20,000,000 Class B Ordinary Shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.	Under the Proposed MAA, the authorized share capital of New JATT is US$[•] divided into [•] New JATT Class A Ordinary Shares of a par value of US$0.0001 each, [•] New JATT Class B Ordinary Shares of a par value of US$0.0001 each and [•] New JATT preference shares of a par value of US$0.0001 each.
Structure of the Board
Pursuant to the Existing MAA, there shall be a board of directors consisting of not less than one person; provided, however, that JATT may, by ordinary resolution of the holders of JATT Class B Ordinary Shares, increase or reduce the limits in the number of directors.	Under the Proposed MAA, there shall be a board of directors and, subject to the rights of any holders of preference shares to appoint directors, the number of directors that shall constitute the board of directors shall be as determined from time to time exclusively by the then-existing board of directors by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Proposed MAA), or by the sole remaining director.
Election and removal of Directors
Pursuant to the Existing MAA, prior to the consummation of a business combination, the holders of the Class B Ordinary Shares may by ordinary resolution appoint any person to be a director or remove any director. Prior to the consummation of a business combination, holders of Class A Ordinary Shares have no right to vote on the appointment or removal of any director.	Under the Proposed MAA, the shareholders may by ordinary resolution appoint any person to be a director. However, a director may only be removed for cause or by the affirmative vote of at least two-thirds (66 2∕3%) of the voting power of all then-outstanding shares of New JATT entitled to vote thereon, voting together as a single class.

Current Governance	Proposed Governance
After the consummation of a business combination, the shareholders may by ordinary resolution appoint any person to be a director or remove any director.
Amendments to memorandum and articles of association

Subject to the provisions of the Cayman Islands Companies Act, the provisions of the Existing MAA as regards the matters to be dealt with by ordinary resolution, and to certain restrictions specified in the Existing MAA, the shareholders may by special resolution:
(a) alter or add to JATT’s amended and restated articles of association; or
(b) alter or add to JATT’s amended and restated memorandum of association with respect to any objects, powers or other matters specified therein.

Notwithstanding any other provision of the Proposed MAA but subject to the provisions of the Cayman Islands Companies Act, New JATT may only:
(a) alter, amend or repeal, in whole or in part, any provision of the Proposed MAA; or
(b) adopt any provision inconsistent therewith,
by special resolution passed by the affirmative vote of at least two-thirds (66 2∕3%) of all the votes entitled to be cast thereon (voting together as a single class) by shareholders that, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given.

Removal of blank check provisions

The Existing MAA contain a number of provisions specific to JATT’s status as a blank check company, including those outlined above relating to the appointment and removal of directors.
For example, these provisions include an requirement to dissolve JATT if a business combination is not consummated within 18 months of the IPO (or any later period approved by the shareholders), provisions regulating the rights of public shareholders to have their Class A Ordinary Shares redeemed in certain circumstances, and provisions specifying the manner and circumstances in which the founder shares will automatically convert into Class A Ordinary Shares.
The Proposed MAA remove such provisions, and allow New JATT to continue as a corporate entity with perpetual existence following consummation of the Business Combination.
Removal of ability to pass resolutions in writing
The Existing MAA provides that a resolution (including a special resolution) in writing (in one or more counterparts) signed by or on behalf of all of the shareholders for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of JATT duly convened and held.	The Proposed MAA provide that a resolution (including a special resolution) may only be passed at, and any other action required or permitted to be taken by the shareholders may only be effected by, a general meeting of New JATT duly convened and held.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Certain Transactions of JATT
Founder Shares
On March 22, 2021, our sponsor purchased 4,312,500 founder shares, which are Class B ordinary shares, for an aggregate purchase price of $25,000, or approximately $0.006 per share. On June 14, 2021, our sponsor effected a surrender of 862,500 founder shares to us for no consideration, resulting in a decrease in the total number of founder shares outstanding from 4,312,500 to 3,450,000. Prior to the investment in the company of $25,000 by our sponsor the Company had no assets, tangible or intangible. The per share purchase price of the founder shares was determined by dividing the amount of cash contributed to the company by the aggregate number of founder shares issued. The number of founder shares issued was determined based on the expectation that such founder shares would represent 20% of the outstanding shares upon completion of the Business Combination.
The Sponsor have agreed, subject to limited exceptions, not to transfer, assign or sell any of their founder shares until six months after the consummation of a business combination or earlier if, subsequent to a business combination, JATT consummates a liquidation, merger, share exchange or other similar transaction that results in all of the public shareholders having the right to exchange their JATT Class A Ordinary Shares for cash, securities or other property.
Private Placement Warrants
Our sponsor has, pursuant to a written agreement, purchased an aggregate of 5,910,000 private placement warrants for a purchase price of $1.00 per warrant in a private placement that occurred simultaneously with the closing of our IPO offering. As such, our sponsor’s interest in this transaction is valued at $5,910,000. Each private placement warrant entitles the holder thereof to purchase one share of our Class A ordinary shares at a price of $11.50 per share. The private placement warrants (including the Class A ordinary shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.
Administrative Services Agreement
Commencing on the closing of our IPO, we have paid our sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. In addition, we may pay our sponsor or any of our existing officers or directors, or any entity with which they are affiliated, a finder’s fee, consulting fee or other compensation in connection with identifying, investigating and completing our initial business combination. These individuals will also be reimbursed for any out of pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our sponsor, officers, directors or our or their affiliates and will determine which fees and expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on payments that may be made to our sponsor, officers, directors or any of their respective affiliates.
Registration Rights
Holders of the Founder Shares, Private Placement Warrants (and their underlying securities) and any Warrants issued upon conversion of working capital loans (and their underlying securities), if any, have registration rights pursuant to a registration rights agreement. The holders of a majority of these securities are entitled to make up to three demands; excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed by us subsequent to the completion of a Business Combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. We will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Notes
Prior to the closing of the IPO offering, our sponsor agreed to loan us up to an aggregate of $200,000 to be used for a portion of the expenses of the IPO. These loans are non-interest bearing, unsecured and are due at the closing of the Business Combination. The loan was repaid upon the closing of the IPO offering out of the estimated $1,250,000 of offering proceeds that has been allocated to the payment of offering expenses (other than underwriting commissions) not held in the trust account. The value of our sponsor’s interest in this transaction corresponds to the principal amount outstanding under any such loan.
Working Capital Loans
In addition, in order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. The Sponsor has agreed to loan JATT an aggregate of up to $300,000 in working capital loan to cover expenses related to the Business Combination pursuant to a promissory note, dated May 11, 2022 (the “Note”). This loan is non- interest bearing. At June 30, 2022, $179,000 was outstanding under the Note. Such Working Capital Loans may be repaid out of the proceeds of the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the Private Placement Warrants (the “Trust Account”) released to JATT or converted into Lender Warrants at a price of $1.00 per warrant, such warrants to be identical to the private placement warrants. We do not expect to seek loans from parties other than our sponsor or an affiliate of our sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.
After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our shareholders, to the extent then known, in the proxy solicitation materials or tender offer documents, as applicable, furnished to our shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such proxy solicitation materials or tender offer documents, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.
Insider Letter Agreement and Amendment
Upon the closing of the JATT IPO, the Sponsor, members of JATT’s board of directors and certain other individuals (collectively, the “Insiders”) who hold JATT Class B Shares (the “Founder Shares”) entered into a letter agreement with JATT, pursuant to which they have agreed to (i) waive their redemption rights with respect to their founder shares and public shares in connection with the completion of our initial business combination, (ii) waive their redemption rights with respect to their founder shares and public shares in connection with a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association to (A) modify the substance or timing of our obligation to provide for the redemption of our public shares in connection with an initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 18 months from the closing of the Business Combination or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, (iii) waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our initial business combination within 18 months from the closing of the Business Combination, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed time frame and (iv) vote any founder shares held by them and any public shares purchased during or after the Business Combination (including in open market and privately-negotiated transactions) in favor of our initial business combination.

In connection with the execution of the Business Combination Agreement, the Insiders who hold JATT Class B Shares entered into an Amendment to the Insider Letter Agreement (the “Amended Insider Letter Agreement”), which provides, among other things, that certain Founder Shares (and any JATT Class A Ordinary Shares issuable upon conversion thereof) shall be subject to certain time and share-performance-based vesting provisions described below. The Sponsor and the Insiders agreed that they shall not transfer any Founder Shares until the earlier of (A) six months after the completion of the initial business combination and (B) the date following the completion of an initial business combination on which JATT completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the public shareholders having the right to exchange their JATT Class A Ordinary Shares for cash, securities or other property. Notwithstanding the foregoing, if, subsequent to the Business Combination, the closing price of the JATT Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30- trading day period commencing at least 150 days after the Business Combination, the Founder Shares shall be released from the lock-up restrictions. The Amended Insider Letter Agreement also provides that neither the Sponsor nor the Insiders will redeem any JATT Class A Ordinary Shares owned by such persons in connection with the Business Combination.
Related Party Policy
JATT’s Code of Ethics requires it to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the JATT board (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) it or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of JATT Class A Ordinary Shares, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.
The audit committee, pursuant to its written charter, will be responsible for reviewing and approving related-party transactions to the extent JATT enters into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to JATT than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. JATT also requires each of its directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.
These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.
To further minimize conflicts of interest, JATT has agreed not to consummate an initial business combination with an entity that is affiliated with any of the Sponsor, officers or directors unless it has obtained an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions, and the approval of a majority of our disinterested independent directors that the Business Combination is fair to JATT’s unaffiliated shareholders from a financial point of view.
Certain Relationships and Related Party Transactions of Zura
Investment Agreement
Effective February 20, 2022, Zura entered into an Investment Agreement with Hana Pharmaceuticals, Ltd. (“Hana”). Pursuant to the Investment Agreement, Hana agreed to remit $10,000,000 in cash to Zura within forty-five (45) days of the effective date. In exchange for the $10,000,000 investment, Zura agreed, within sixty (60) days of the effective date, to enter into certain licenses with Pfizer Inc. (“Pfizer”) relating to Pfizer’s anti IL-7R antibody. The parties agreed that, following the closing of the investment, Hana would own 80% of the outstanding capital of Zura, and Pfizer would own the remaining 20%. The investment closed on March 22, 2022, pursuant to the terms of the Subscription and Shareholders’ Agreement (described below). The Investment Agreement is attached to this proxy statement/prospectus as Exhibit 10.13.
Subscription and Shareholders’ Agreement
Effective March 22, 2022, Zura entered into a Subscription and Shareholders’ Agreement with Hana and Pfizer. Pursuant to the Subscription and Shareholders’ Agreement, Zura agreed to issue 100,000 Series A-1 shares to Hana and 25,000 Series A-1 shares to Pfizer. In consideration for the issue of the shares, Hana remitted $10,000,000 in cash to Zura, and Pfizer granted a license for Pfizer’s anti- IL-7R antibody (detailed below) and made the nominal cash payment for the 25,000 Series A-1 shares. See “Index to Financial Statements — Zura Bio Limited Notes to Financial Statements.” The Subscription and Shareholders Agreement will terminate automatically upon the completion of the Business Combination pursuant to the terms set forth therein.
License Agreement
Effective March 22, 2022, Zura entered into an exclusive royalty bearing global License Agreement with Pfizer allowing Zura to make use of certain intellectual property owned by Pfizer relating to Pfizer’s anti-IL-7R antibody to use, develop, manufacture, commercialize and otherwise exploit. Pursuant to the License Agreement, Zura agreed to pay Pfizer an up-front cash payment of $5,000,000 and issue 25,000 Series A-1 shares (which were issued pursuant to the Subscription and Shareholders’ Agreement. In addition, the Company is obligated to make 12 development and regulatory milestone payments aggregating up to $70.0 million and sales milestone payments up to an aggregate of $525.0 million based on respective thresholds of net sales of products (developed from the licensed compound) (the “Products”). In further consideration for the license, the Company will also pay an annual earned royalty at a marginal royalty rate in the mid-single digits to low double digits (less than 20%), with increasing rates based on thresholds of nets sales of Products in the respective calendar year. Royalties are payable on a country by country basis for a certain period of years or upon the later expiration of regulatory exclusivity of the Company’s Products in a country. The License Agreement is attached to this proxy statement/prospectus as Exhibit 10.14.
Voting Rights Side Letter
Effective March 22, 2022, Zura entered into a voting rights side letter (“Side Letter”) pursuant to which Pfizer agreed to waive any voting rights attached to its shares to the extent that such voting rights would exceed 18% of the issued and outstanding voting eligible shares of Zura. The waiver will remain in effect as long as Pfizer, or any of its permitted transferees or affiliates of Pfizer, holds shares in Zura. The Side Letter will terminate automatically upon the completion of the Business Combination pursuant to the terms set forth therein.
LEGAL MATTERS
The validity of the ordinary shares to be issued pursuant to the Business Combination Agreement will be passed upon by Maples and Calder (Cayman) LLP, counsel to JATT. Loeb & Loeb LLP has represented JATT in connection with the Business Combination. McDermott Will & Emery LLP has represented Zura in connection with the Business Combination. Ogier has represented Zura on matters of Cayman Islands law.
EXPERTS
The financial statements of JATT Acquisition Corp as of December 31, 2021 and for the period from March 10, 2021 (date of inception) through December 31, 2021, appearing in this proxy statement/prospectus and registration statement have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus and registration statement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Zura Bio Limited as of March 31, 2022, and for the period from January 18, 2022 (date of inception) through March 31, 2022, included in this proxy statement/prospectus and registration statement of JATT Acquisition Corp which is referred to and made a part of this proxy statement/prospectus and registration statement, have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
APPRAISAL RIGHTS
Holders of JATT Class A Ordinary Shares, Private Placement Warrants, Public Warrants and Units do not have appraisal rights in connection with the Business Combination under Cayman Islands law.
TRANSFER AGENT AND REGISTRAR
The transfer agent for our securities is Continental Stock Transfer & Trust Company.
SUBMISSION OF SHAREHOLDER PROPOSALS
The JATT board is aware of no other matter that may be brought before the Meeting. Under Cayman Islands law, only business that is specified in the notice of an extraordinary general meeting to shareholders may be transacted at the Meeting.
FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS
We anticipate that the 2022 annual meeting of shareholders will be held no later than December 31, 2022. For any proposal to be considered for inclusion in New JATT’s proxy statement and form of proxy for submission to the shareholders at New JATT’s 2022 annual meeting of shareholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act. Such proposals must be received by New JATT at its offices at                 , within a reasonable time before New JATT begins to print and send its proxy materials for the 2022 annual meeting.
In addition, the Proposed MAA, which will be effective upon the Closing, provide notice procedures for shareholders to nominate a person as a director and to propose business (other than director nominations) to be considered by shareholders at a meeting. To be timely, a shareholder’s notice must be received by the corporate secretary of New JATT (the “Secretary”) at the principal executive offices of New JATT not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (in the case of the first annual meeting of shareholders held after           , 2023, the date of the preceding year’s annual meeting of the shareholders shall be deemed to be           , 2021); provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 60 days after the anniversary of the preceding year’s annual meeting, notice by the shareholder to be timely must be so received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting was first made by New JATT. Thus, for our 2022 annual meeting of shareholders, assuming the meeting is held on or about       , 2022, notice of a nomination or proposal must be received by the Secretary no later than       , 2022 and no earlier than       , 2022. Nominations and proposals also must satisfy other requirements set forth in the Proposed MAA. If any shareholder nomination or proposal not made in compliance with the foregoing procedures, the chairperson of the meeting may declare that such nomination or proposal shall not be presented for shareholder action at the meeting and shall be disregarded.
SHAREHOLDER COMMUNICATIONS AND DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Shareholders and interested parties may communicate with the JATT board, any committee chairperson or the non-management directors as a group by writing to the JATT board or committee chairperson in care of JATT Acquisition Corp,                  , Attn: Someit Sidhu. Following the Business Combination, such communications should be sent in care of Zura Bio Limited,                  , Attn: Corporate

Secretary. Each communication will be forwarded, depending on the subject matter, to the New JATT board, the appropriate committee chairperson or all non-management directors.
Pursuant to the rules of the SEC, JATT and the servicers that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of JATT’s annual report to shareholders and JATT’s proxy statement. Upon written or oral request, JATT will deliver a separate copy of this proxy statement/prospectus to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that JATT deliver single copies of such documents in the future. Shareholders may notify JATT of their requests by calling or writing JATT Acquisition Corp at                  , Attn: Someit Sidhu. Following the Business Combination, such requests should be made by writing or calling Zura Bio Limited at                  , Attn: Corporate Secretary.
WHERE YOU CAN FIND MORE INFORMATION
JATT has filed this proxy statement/prospectus as part of a registration statement on a Form S-4 with the SEC under the Securities Act. This proxy statement/prospectus does not contain all of the information included in the registration statement. For further information pertaining to JATT and its securities, you should refer to the registration statement and to its exhibits. The descriptions in this proxy statement/prospectus of the provisions of documents filed as exhibits to this proxy statement/prospectus are only summaries of those documents’ material terms. You can read copies of such documents, along with copies of reports, proxy statements and other information filed by JATT with the SEC at the SEC’s website at http://www.sec.gov. If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the Proposals to be presented at the Meeting, you should contact our proxy solicitor at the following address and telephone number:
Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Telephone: (800) 662-5200
(bank and brokers call collect at (203) 658-9400)
Email: JATT.info@investor.morrowsodali.com
If you are a shareholder of JATT and would like to request documents, please do so by       , 2022, in order to receive them before the Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.
Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this proxy statement/prospectus.
All information contained in this proxy statement/prospectus relating to JATT has been supplied by JATT, and all such information relating to Zura has been supplied by Zura. Information provided by either the JATT or Zura does not constitute any representation, estimate or forecast of any other party.
Neither JATT nor Zura has authorized anyone to give any information or make any representation about the Business Combination or their respective companies that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS
JATT ACQUISITION CORP
Page
Report of Independent Registered Public Accounting Firm (PCAOB ID #688)	F-3
Balance Sheet as of December 31, 2021	F-4
Statement of Operations for the period from March 10, 2021 (inception) through December 31, 2021	F-5
Statement of Changes in Shareholders’ Deficit for the period from March 10, 2021 (inception) through December 31, 2021	F-6
Statement of Cash Flows for the period from March 10, 2021 (inception) through December 31, 2021	F-7
Notes to Financial Statements	F-8
Financial Statements
Condensed Balance Sheets as of March 31, 2022 (unaudited) and December 31, 2021	F-23
Unaudited Condensed Statements of Operations for the Three Months Ended March 31, 2022 and the period from March 10, 2021 (inception) through March 31, 2021	F-24
Unaudited Condensed Statements of Changes in Shareholders’ Deficit for the Three Months Ended March 31, 2022 and the period from March 10, 2021 (inception) through March 31, 2021	F-25
Unaudited Condensed Statements of Cash Flows for the Three Months Ended March 31, 2022 and the period from March 10, 2021 (inception) through March 31, 2021	F-26
Notes to Unaudited Condensed Financial Statements	F-27
Financial Statements
Condensed Consolidated Balance Sheets as of June 30, 2022 (unaudited) and December 31, 2021	F-43
Unaudited Condensed Consolidated Statements of Operations for the Three and Six Months Ended
June 30, 2022, the Three Months Ended June 30, 2021 and the Period From March 10, 2021
(Inception) Through June 30, 2021
F-44
Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Deficit for the Three and Six Months Ended June 30, 2022, the Three Months Ended June 30, 2021 and the Period From March 10, 2021 (Inception) Through June 30, 2021
F-45
Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2022 and the Period From March 10, 2021 (Inception) Through June 30, 2021	F-46
Notes to Unaudited Condensed Consolidated Financial Statements	F-47
ZURA BIO LIMITED

Zura Bio Limited
Index to Condensed Financial Statements as of June 30, 2022 and for the three months ended June 30, 2022
Condensed Balance Sheets as of June 30, 2022 (Unaudited) and March 31, 2022	F-79
Unaudited Condensed Statement of Operations for the three months ended June 30, 2022	F-80
Unaudited Condensed Statement of Shareholders’ Deficit for the three months ended June 30, 2022	F-81
Unaudited Condensed Statement of Cash Flows for the three months ended June 30, 2022	F-82
Notes to Unaudited Condensed Financial Statements	F-83

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
JATT Acquisition Corp
Opinion on the Financial Statements
We have audited the accompanying balance sheet of JATT Acquisition Corp (the “Company”) as of December 31, 2021, the related statements of operations, shareholders’ deficit and cash flows for the period from March 10, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period from March 10, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph — Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company has a mandatory liquidation date of January 16, 2023 with subsequent dissolution, and there is no guarantee that the Company will complete a business combination by then. The Company’s cash and working capital as of December 31, 2021 are not sufficient to complete its planned activities for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2021.
Melville, NY
April 11, 2022

JATT ACQUISITION CORP
BALANCE SHEET
December 31, 2021
Assets
Current assets:
Cash	$729,223
Prepaid expenses	422,894
Total current assets	1,152,117
Investments held in Trust Account	139,399,054
Total Assets	$140,551,171
Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current liabilities:
Accounts payable	$69,855
Accrued expenses	199,565
Due to related party	2,872
Total current liabilities	272,292
Deferred underwriting commissions	4,010,000
Derivative warrant liabilities	6,069,900
Total Liabilities	10,352,192
Commitments and Contingencies (Note 5)
Class A ordinary shares subject to possible redemption; 13,800,000 shares subject to possible redemption at $10.10 per share	139,380,000
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; no non-redeemable shares issued or outstanding	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 3,450,000 shares issued and outstanding	345
Accumulated deficit	(9,181,366)
Total shareholders’ deficit	(9,181,021)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$140,551,171
The accompanying notes are an integral part of these financial statements.

JATT ACQUISITION CORP
STATEMENTS OF OPERATIONS
For The Period from March 10, 2021 (Inception) through December 31, 2021
General and administrative expenses	$720,696
General and administrative expenses – related party	167,849
Loss from operations	(888,545)
Other income (expenses):
Loss upon issuance of private placement warrants	(1,773,000)
Income from investments held in Trust Account	19,054
Change in fair value of derivative warrant liabilities	10,238,100
Interest earned	51
Offering costs associated with derivative warrant liabilities	(747,015)
Total other income (expenses)	7,737,190
Net Income	$6,848,645
Weighted average number of shares of Class A ordinary shares – basic and diluted	7,834,343
Basic net income per share, Class A ordinary shares	$0.62
Diluted net income per share, Class A ordinary shares	$0.61
Weighted average number of shares of Class B ordinary shares – basic	3,130,303
Weighted average number of shares of Class B ordinary shares – diluted	3,310,606
Basic net income per share, Class B ordinary shares	$0.62
Diluted net income per share, Class B ordinary shares	$0.61
The accompanying notes are an integral part of these financial statements.

JATT ACQUISITION CORP
STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT
For the period from March 10, 2021 (inception) through December 31, 2021
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – March 10, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	3,450,000	345	24,655	—	25,000
Deemed capital contribution by from Sponsor	—	—	—	—	4,738,051	—	4,738,051
Fair value adjustment to Class A ordinary shares subject to redemption	—	—	—	—	(4,762,706)	(16,030,011)	(20,792,717)
Net income	—	—	—	—	—	6,848,645	6,848,645
Balance – December 31, 2021	—	$—	3,450,000	$345	$—	$(9,181,366)	$(9,181,021)
The accompanying notes are an integral part of these financial statements.

JATT ACQUISITION CORP
STATEMENT OF CASH FLOWS
For the period from March 10, 2021 (Inception) through December 31, 2021
Cash Flows from Operating Activities:
Net income	6,848,645
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	(10,238,100)
Income on investments held in the Trust Account	(19,054)
Offering costs associated with warrants	747,015
Loss upon issuance of private placement warrants	1,773,000
General and administrative expenses paid by related parties	25,950
Changes in operating assets and liabilities:
Prepaid expenses	(422,894)
Due to related party	2,872
Accounts payable	69,855
Accrued expenses	114,565
Net cash used in operating activities	(1,098,146)
Cash Flows from Investing Activities
Cash deposited in Trust Account	(139,380,000)
Net cash used in investing activities	(139,380,000)
Cash Flows from Financing Activities:
Proceeds from issuance of Class B ordinary shares to Sponsor	25,000
Repayment of loan to related party	(117,381)
Proceeds received from initial public offering, gross	138,000,000
Proceeds received from private placement	5,910,000
Reimbursement from underwriter	480,000
Offering costs paid	(3,090,250)
Net cash provided by financing activities	141,207,369
Net change in cash	729,223
Cash – beginning of the period	—
Cash – end of the period	729,223
Supplemental disclosure of non-cash investing and financing activities:
Offering costs included in accrued expenses	85,000
Offering costs paid by related party under promissory note	91,431
Deferred underwriting commissions	4,010,000
Fair value adjustment to Class A ordinary shares subject to redemption	20,792,717
The accompanying notes are an integral part of these financial statements.

JATT ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
NOTE 1.   DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION
JATT Acquisition Corp (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on March 10, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”).
As of December 31, 2021, the Company had not yet commenced operations. All activity for the period from March 10, 2021 (inception) through December 31, 2021, relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below, and since the Initial Public Offering the search for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is JATT Ventures, L.P., a Cayman Islands exempted limited partnership (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on July 13, 2021. On July 16, 2021, the Company consummated its Initial Public Offering of 12,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $120.0 million, and incurring offering costs of approximately $10.5 million (net of reimbursement from underwriter of $480,000), of which approximately $3.4 million was for deferred underwriting commissions (see Note 5), approximately $4.7 million was incentives provided to Anchor Investors by the Sponsor (see Note 4), and approximately $685,000 of offering costs allocated to derivative warrant liabilities. On July 19, 2021, the underwriters fully exercised their option and purchased 1,800,000 additional Units, generating gross proceeds of $18.0 million (the “Over-Allotment”), and incurring offering costs of $990,000, of which $630,000 was for deferred underwriting commissions and approximately $62,000 was allocated to derivative warrant liabilities.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 5,370,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $5.4 million (see Note 4). Concurrent with the consummation of the Over-Allotment on July 19, 2021, the Sponsor purchased 540,000 additional Private Placement Warrants, generating proceeds of $540,000 (the “Second Private Placement”).
Upon the closing of the Initial Public Offering and the Private Placement on July 16, 2021, and the Over-Allotment and Second Private Placement on July 16, 2021, approximately $139.4 million ($10.10 per Unit) of the net proceeds were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under Investment Company Act of 1940, as amended, (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding any deferred underwriters fees and taxes payable on the income earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of

JATT ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide its holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially at $10.10 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares have been recorded at a redemption value and classified as temporary equity in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which were adopted by the Company upon the consummation of the Initial Public Offering (the “amended and restated memorandum and articles of association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares prior to this Initial Public Offering (the “Initial Shareholders”) have agreed to vote their Founder Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.
Notwithstanding the foregoing, the Company’s amended and restated memorandum and articles of association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, officers and directors have agreed not to propose an amendment to the Company’s amended and restated memorandum and articles of association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within 18 months from the closing of the Initial Public Offering, or January 16, 2023 (the “Combination Period”), the Company will (i) cease all

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NOTES TO FINANCIAL STATEMENTS
operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholder’s rights as shareholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject, in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.
In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes payable (less up to $100,000 of interest to pay dissolution expenses).
The Initial Shareholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period, and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.10 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per Public Share and (ii) the actual amount per Public Share held in the trust account as of the date of the liquidation of the Trust Account, if less than $10.10 per share due to reductions in the value of the trust assets, less taxes payable; provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Going Concern
As of December 31, 2021, the Company had approximately $729,000 in its operating bank account and working capital of approximately $880,000.
The Company’s liquidity needs through December 31, 2021, were satisfied through the cash contribution of $25,000 from the Sponsor to purchase Founder Shares (as defined in Note 4), and a loan from its Sponsor of approximately $117,000 under the Note (as defined in Note 4). The Company repaid the Note in full on

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NOTES TO FINANCIAL STATEMENTS
July 21, 2021. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 4). As of December 31, 2021, there were no Working Capital Loans outstanding.
Based on the Company’s mandatory liquidation date and the Company’s expected future cash flow needs, management has determined that the existing amount of working capital raises substantial doubt about the Company’s ability to continue as a going concern until the earlier of the consummation of the Business Combination or the date the Company is required to liquidate. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective Initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Initial Business Combination. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after January 16, 2023. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

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NOTES TO FINANCIAL STATEMENTS
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents at December 31, 2021.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000, and any investments held in Trust Account. At December 31, 2021, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.
Investments Held in Trust Account
The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in investment income on Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements” (“ASC 820”), equal or approximate the carrying amounts represented in the balance sheet, primarily due to their short-term nature.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

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•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Derivative Financial Instruments
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued share purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Public Warrants and the Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation and a Black Scholes option pricing model, respectively. The fair value of the Private Placement Warrants continues to be measured using a Black-Scholes option pricing model. The fair value of the Public Warrants are subsequently measured at their listed trading price since they began to be separately listed and traded beginning in September 2021. Derivative warrant liabilities are classified as non-current liabilities as their liquidation will not be reasonably expected to require the use of current assets or require the creation of current liabilities.
Offering Costs Associated with Initial Public Offering
Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities were expensed as incurred and presented as non-operating expenses in the statement of operations. Offering costs associated with the Public Shares were charged to the carrying value of the Class A ordinary shares subject to possible redemption upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Net Income (Loss) Per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is calculated by dividing the net income (loss) by the weighted average ordinary shares outstanding for the respective period.
The calculation of diluted net income per share does not consider the effect of the warrants issued in connection with the Initial Public Offering (including exercise of the over-allotment option) and the Private

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NOTES TO FINANCIAL STATEMENTS
Placement to purchase an aggregate of 12,810,000 ordinary shares because their exercise is contingent upon future events. The number of weighted average Class B ordinary shares for calculating basic net income per ordinary share was reduced for the effect of an aggregate of 450,000 Class B ordinary shares that were subject to forfeiture if the over-allotment option was not exercised in full or part by the underwriters (see Note 4). Since the contingency was satisfied as of December 31, 2021, the Company included these shares in the weighted average number as of the beginning of the period to determine the dilutive impact of these shares. The fair value adjustment associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.
The following table presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of ordinary shares.
	For The Period From March 10, 2021 (Inception) through December 31, 2021
	Class A	Class B
Basic and diluted net income per ordinary share:
Numerator:
Allocation of net income (loss) – basic	$4,893,422	$1,955,233
Allocation of net income (loss) – diluted	4,814,256	2,034,389
Denominator:
Basic and diluted weighted average ordinary shares outstanding	7,834,343	3,130,303
Diluted weighted average ordinary shares outstanding	7,834,343	3,310,606
Basic net income per ordinary share	$0.62	$0.62
Diluted net income per ordinary share	$0.61	$0.61
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Class A ordinary shares subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares is classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. As of December 31, 2021, 13,800,000 shares of Class A ordinary shares are subject to possible redemption and are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the Class A ordinary shares subject to possible redemption to equal the redemption value at the end of each reporting period. Effective with the closing of the Initial Public Offering (including the exercise of the over-allotment option), the Company recognized the fair value adjustment from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.
Income Taxes
FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s

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NOTES TO FINANCIAL STATEMENTS
only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statement. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Recent Accounting Pronouncements
In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on March 10, 2021 (inception). Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3.   INITIAL PUBLIC OFFERING
On July 16, 2021, the Company consummated its Initial Public Offering of 12,000,000 Units, at $10.00 per Unit, generating gross proceeds of $120.0 million, and incurring offering costs of approximately $10.5 million (net of reimbursement from the underwriters of $480,000), of which approximately $3.4 million was for deferred underwriting commissions, approximately $4.7 million was incentives provided to Anchor Investors by the Sponsor (see Note 4), and approximately $685,000 was allocated to offering costs associated with derivative warrant liabilities. On July 19, 2021, the underwriters fully exercised their option and purchased 1,800,000 additional Units, generating gross proceeds of $18.0 million, and incurring offering costs of $990,000, of which $630,000 was for deferred underwriting commissions and approximately $62,000 was allocated to offering costs associated with the derivative warrant liabilities.
Each Unit consists of one Class A ordinary share and one-half (1/2) of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 8).
NOTE 4.   RELATED PARTY TRANSACTIONS
Founder Shares
On March 22, 2021, the Sponsor purchased 4,312,500 founder shares (“Founder Shares”), which are Class B ordinary shares, for an aggregate purchase price of $25,000, or approximately $0.006 per share. On June 14, 2021, Sponsor effected a surrender of 862,500 Class B ordinary shares to us for no consideration, resulting in a decrease in the total number of Class B ordinary shares outstanding from 4,312,500 to 3,450,000. All shares and share amounts have been retroactively adjusted. The holders of the Founder Shares agreed to surrender and cancel up to an aggregate of 450,000 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional Units was not exercised in full by the underwriters, so that the Founder Shares would represent approximately 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters fully exercised their over-allotment option on July 19, 2021; therefore, these 450,000 Founder Shares were no longer subject to possible redemption.

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NOTES TO FINANCIAL STATEMENTS
In connection with the closing of the IPO and sale of Units to the Anchor Investors, in exchange for the Anchor Investors’ participation in the Initial Public Offering, the Sponsor sold and transferred membership interests in the Sponsor that, in aggregate, represent an indirect economic interest in 917,365 Founder Shares and 2,490,500 Private Placement Warrants. The Anchor Investors paid approximately $2.5 million in total for the Sponsor membership interests, resulting in each Anchor Investor effectively paying $1.00 per Private Placement Warrant and approximately $0.008 per Founder Share. The Company determined that the aggregate fair value of the Sponsor membership interests sold to the Anchor Investors was approximately $7.2 million. To estimate the fair value of Sponsor membership interests, management considered the probability and timing of IPO completion, business combination completion, and an appropriate discount for lack of marketability, all Level 3 inputs under ASC 820. The excess of the fair value of the Sponsor membership interests issued to the Anchor Investors over the aggregate consideration paid for such interests was considered to be an offering cost of the Company’s Initial Public Offering, in accordance with Staff Accounting Bulletin Topic 5A, and a deemed divided to the Company from the Sponsor for the same amount.
The Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.
Private Placement
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 5,370,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant to the Sponsor, and Anchor Investors, generating proceeds of approximately $5.4 million. Concurrent with the consummation of the Over-Allotment on July 19, 2021, the Sponsor purchased 540,000 additional Private Placement Warrants, generating proceeds of $540,000. The Anchor Investors purchased an indirect economic interest in 2,490,500 of the warrants in the Private Placement and the Second Private Placement.
Each whole Private Placement Warrant is exercisable for one whole share of Class A ordinary shares at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or their permitted transferees.
The Sponsor, Anchor Investors and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
Related Party Loans
On March 22, 2021, the Sponsor agreed to loan the Company up to $200,000 pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due on the closing date of the Initial Public Offering. As of June 30, 2021, the Company borrowed approximately $117,000 under the Note. The Company repaid the Note in full on July 21, 2021. As of December 31, 2021, there was no balance outstanding.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business

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NOTES TO FINANCIAL STATEMENTS
Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2021, the Company had no borrowings under the Working Capital Loans.
Support Agreement and Services
The Company agreed to pay the Sponsor a total of $10,000 per month, commencing on the date of listing on the NYSE, for office space, utilities, secretarial and administrative support services provided to members of the management team. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the period from March 10, 2021 (inception) through December 31, 2021, the Company incurred such fees of $55,000, included as general and administrative fees — related party on the statement of operations. Approximately $18,000 has been included for such services and is included as due from related party on the accompanying balance sheet.
An affiliate of the Company’s Sponsor and CFO provides office space and consulting services to the Company. For the period from March 10, 2021 (inception) through December 31, 2021, the Company incurred fees of $113,000, included as general and administrative fees — related party on the statement of operations. There is no balance owed for these services as of December 31, 2021.
Forward Purchase Agreements
On August 5, 2021, the Company entered into Forward Purchase Agreements with certain Anchor Investors, Athanor Master Fund LP (“AMF”) and with Athanor International Master Fund, LP (“AIF”) (collectively the “Forward Purchase Agreements”, and collectively, “AMF and AIF are “Purchasers”).
Pursuant to the Forward Purchase Agreements, the Company shall issue and sell to the Purchasers, and the Purchasers shall purchase from the Company, an aggregate of 7,500,000 forward purchase shares, or “Forward Purchase Shares”, for a purchase price of $10.00 per Forward Purchase Share, or $75,000,000 in the aggregate. Each Forward Purchase Share will consist of one Class A ordinary share of the Company. The Class A ordinary shares will have the same terms as the Company’s publicly traded Class A ordinary shares but will be restricted securities and not be freely tradable until registered with the SEC.
In January 2022, the Forward Purchase Agreements were amended (“Amended Forward Purchase Agreements”) to: i) reduce the number of forward purchase shares from an aggregate of 7,500,000 to 3,000,000 and from a total $75,000,000 in the aggregate to $30,000,000 in the aggregate; and ii) to add a requirement for the Purchasers to provide a binding redemption backstop (the “Redemption Backstop”) to purchase an additional $15 million of the redeeming shares in the event that redemptions are greater than 90% in connection with a Business Combination (the “Excess Redemptions”); and iii) to add a requirement that at the time of entering into a binding agreement for the Business Combination, the Purchasers will directly provide the target merger company (Target”) with bridge financing of $30 million evidenced by a convertible promissory note (“Convertible Note”) which shall be convertible into the Company’s Class A ordinary shares at the closing of the Business Combination.
NOTE 5.   COMMITMENTS AND CONTINGENCIES
Registration and Shareholder Rights
The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the

JATT ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriter a 45-day option from the date of the Initial Public Offering to purchase up to 1,800,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. The underwriter fully exercised its over-allotment option on July 19, 2021.
The underwriter was paid an underwriting discount of $0.20 per unit, or approximately $2.4 million in the aggregate upon the closing of the Initial Public Offering. In addition, the Company received a reimbursement from the underwriter of $480,000 to cover for certain offering expenses.
In addition, $0.35 per unit, or approximately $3.4 million in the aggregate (net of the reimbursement from the underwriter of $820,000 from the deferred commissions for business combination expenses) will be payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
In connection with the consummation of the Over-Allotment on July 19, 2021, the underwriter was paid an additional fee of $360,000 and an additional amount of $630,000 is payable as deferred underwriting commissions.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that, while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Initial Public Offering and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 6.   CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION
The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 200,000,000 shares of Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2021, there were 13,800,000 shares of Class A ordinary shares issued and outstanding, all of which were subject to possible redemption and are classified outside of permanent equity in the balance sheet.
Class A ordinary shares subject to possible redemption reflected on the balance sheet is reconciled on the following table:
Gross proceeds	$138,000,000
Less:
Proceeds allocated to Public Warrants	(8,625,000)
Class A ordinary share issuance costs, net of reimbursement from underwriter	(10,787,717)
Plus:
Fair value adjustment of carrying value of Class A ordinary shares to redemption value	20,792,717
Class A ordinary shares subject to possible redemption	$139,380,000

JATT ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
NOTE 7.   SHAREHOLDERS’ DEFICIT
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. As of December 31, 2021, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2021, there were 13,800,000 Class A ordinary shares issued and outstanding, all subject to possible redemption and classified outside permanent equity in the accompanying balance sheet. See Note 6.
Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. On March 23, 2021, the Company issued 4,312,500 Class B ordinary shares to the Sponsor. On June 14, 2021, the Sponsor effected a surrender of 862,500 Class B ordinary shares to the Company for no consideration, resulting in a decrease in the total number of Class B ordinary shares outstanding from 4,312,500 to 3,450,000. All shares and share amounts have been retroactively adjusted. The holders of the Founder Shares agreed to surrender and cancel up to an aggregate of 450,000 Class B ordinary shares for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Initial Shareholders would collectively own 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. The underwriters fully exercised their over-allotment option on July 19, 2021; therefore, these 450,000 Founder Shares were no longer subject to forfeiture. As of December 31, 2021, there were 3,450,000 Class B ordinary share issued and outstanding.
Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law.
The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of ordinary shares outstanding after such conversion, including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination, any private placement warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
NOTE 8.   DERIVATIVE WARRANT LIABILITIES
As of December 31, 2021, the Company had 6,900,000 and 5,910,000 Public Warrants and Private Placement Warrants, respectively, outstanding. The Company accounts for the warrants as derivative warrant liabilities in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability due to the existence of provisions whereby adjustments to the exercise price of the warrants is based on a variable that is not an input to the fair value of a “fixed-for-fixed” option and the existence of the potential for net cash settlement for the warrant holders (but not all shareholders) in the event of a tender offer.
Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants

JATT ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Proposed Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 45 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any Founder Shares held by the initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 10 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger prices described under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Proposed Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

JATT ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00:   Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price (the “closing price”) of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.
In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
NOTE 9.   FAIR VALUE MEASUREMENTS
The following tables presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2021, by level within the fair value hierarchy:
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – U.S. Treasury Securities	$139,399,054	$—	$—
Liabilities:
Derivative warrant liabilities – Public Warrants	$3,174,000	$—	$—
Derivative warrant liabilities – Private Warrants	$—	$—	$2,895,900
Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 fair value measurement to a Level 1 fair value measurement, when the Public Warrants were separately listed and traded in September 2021.
Level 1 instruments include investments in U.S Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.
The fair value of the Public Warrants as of December 31, 2021, was measured utilizing the Level 1 input of the observable listed trading price for such warrants. The fair value of the Public Warrants and the Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation and a Black Scholes option pricing model, respectively. The fair value of the Private Placement Warrants continues to be measured using a Black-Scholes option pricing model. Inherent in a Monte Carlo simulation and a Black Scholes option pricing model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its warrants based on implied

JATT ACQUISITION CORP
NOTES TO FINANCIAL STATEMENTS
volatility from the Company’s traded warrants and from historical volatility of select peer company’s ordinary shares that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
The following table provides quantitative information regarding Level 3 fair value measurements inputs used to estimate fair value of the warrants at their measurement dates:
	At initial issuance	As of December 31, 2021
Exercise price	$ 11.50	$11.50
Stock price	$9.34	$9.87
Volatility	23.0%	9.5%
Term (years)	5	0.54
Risk-free rate	0.07% – 1.10%	1.43%
Probability of completing business combination	95.0%	95.0%
Dividend yield	0.0%	0.0%
The change in the fair value of warrants measured with Level 3 inputs for the period from March 10, 2021 (inception) through December 31, 2021, is summarized as follows:
Derivative warrant liabilities at March 10, 2021	$—
Issuance of Public and Private Warrants – Level 3 – July 2021	16,308,000
Transfer of Public Warrants to Level 1 measurement	(8,625,000)
Change in fair value of derivative warrant liabilities	(4,787,100)
Derivative warrant liabilities at December 31, 2021 – Level 3	$2,895,900
NOTE 10.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred up to the date financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

JATT ACQUISITION CORP
CONDENSED BALANCE SHEETS
	March 31, 2022	December 31, 2021
	(unaudited)
Assets
Current assets:
Cash	$514,604	$729,223
Due from related party	5,144	—
Prepaid expenses	317,203	422,894
Total current assets	836,951	1,152,117
Investments held in Trust Account	139,415,353	139,399,054
Total Assets	$140,252,304	$140,551,171
Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current liabilities:
Accounts payable	$194,292	$69,855
Accrued expenses	175,147	199,565
Due to related party	—	2,872
Total current liabilities	369,439	272,292
Deferred underwriting commissions	4,010,000	4,010,000
Derivative warrant liabilities	5,526,030	6,069,900
Total Liabilities	9,905,469	10,352,192
Commitments and Contingencies (Note 5)
Class A ordinary shares subject to possible redemption; 13,800,000 shares subject to possible redemption at $10.10 per share	139,380,000	139,380,000
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding at March 31, 2022 and December 31, 2021	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; no non-redeemable shares issued or outstanding at March 31, 2022 and December 31, 2021	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 3,450,000 shares issued and outstanding at March 31, 2022 and December 31, 2022	345	345
Accumulated deficit	(9,033,510)	(9,181,366)
Total shareholders’ deficit	(9,033,165)	(9,181,021)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$140,252,304	$140,551,171
The accompanying notes are an integral part of these unaudited condensed financial statements.

JATT ACQUISITION CORP
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
	For the Three Months Ended March 31, 2022	Period from March 10, 2021 (inception) through March 31, 2021
General and administrative expenses	$322,327	$33,039
General and administrative expenses – related party	90,000	—
Loss from operations	(412,327)	(33,039)
Other income (expenses):
Loss upon issuance of private placement warrants	—	—
Income from investments held in Trust Account	16,299	—
Change in fair value of derivative warrant liabilities	543,870	—
Interest Earned	14	—
Offering costs associated with derivative warrant liabilities	—	—
Total other income (expenses)	560,183	—
Net Income (Loss)	$147,856	$(33,039)
Weighted average number of shares of Class A ordinary shares – basic and diluted	13,800,000	1,363,636
Basic and diluted net income (loss) per share, Class A ordinary shares	$0.01	$(0.02)
Weighted average number of shares of Class B ordinary shares – basic and diluted	3,450,000	—
Basic and diluted net income (loss) per share, Class B ordinary shares	$0.01	$—

(1)
This number excludes up to 450,000 Class B ordinary shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. The underwriter fully exercised its over-allotment option on July 19, 2021; therefore, 450,000 Founder Shares were no longer subject to forfeiture (see Note 5).

The accompanying notes are an integral part of these unaudited condensed financial statements.

JATT ACQUISITION CORP
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
For the three months ended March 31, 2022
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2021	—	$—	3,450,000	$345	$—	$(9,181,366)	$(9,181,021)
Net income						147,856	147,856
Balance – March 31, 2022	—	$—	3,450,000	$345	$—	$(9,033,510)	$(9,033,165)
For the period from March 10, 2021 (inception) through March 31, 2021
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – March 10, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor(1)	—	—	3,450,000	345	24,655	—	25,000
Net loss	—	—	—	—	—	(33,039)	(33,039)
Balance – March 31, 2021	—	$—	3,450,000	$345	$24,655	$(33,039)	$(8,039)

(1)
This number includes up to 450,000 Class B ordinary shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. The underwriter fully exercised its over-allotment option on July 19, 2021; therefore, 450,000 Founder Shares were no longer subject to forfeiture (see Note 5).

The accompanying notes are an integral part of these unaudited condensed financial statements.

JATT ACQUISITION CORP
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
	For the Three Months Ended March 31, 2022	Period From March 10, 2021 (Inception) through March 31, 2021
Cash Flows from Operating Activities:
Net loss	$147,856	$(33,039)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	(543,870)	—
Income on investments held in the Trust Account	(16,299)	—
General and administrative expenses paid by related parties	(8,016)	50,000
Changes in operating assets and liabilities:
Prepaid expenses	105,691	—
Accounts payable	124,437	3,089
Accrued expenses	(24,418)	4,925
Net cash used in operating activities	(214,619)	24,975
Net change in cash	(214,619)	—
Cash – beginning of the period	729,223
Cash – end of the period	$514,604	$—
Supplemental disclosure of non-cash investing and financing activities:
Offering costs included in accrued expenses	—	45,600
Offering costs paid by related party under promissory note	—	25,000
The accompanying notes are an integral part of these unaudited condensed financial statements.

JATT ACQUISITION CORP
NOTES TO CONDENSED FINANCIAL STATEMENTS
NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
JATT Acquisition Corp (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on March 10, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”).
As of March 31, 2022, the Company had not yet commenced operations. All activity for the period from March 10, 2021 (inception) through March 31, 2022, relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below, and since the Initial Public Offering the search for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is JATT Ventures, L.P., a Cayman Islands exempted limited partnership (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on July 13, 2021. On July 16, 2021, the Company consummated its Initial Public Offering of 12,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $120.0 million, and incurring offering costs of approximately $10.5 million (net of reimbursement from underwriter of $480,000), of which approximately $3.4 million was for deferred underwriting commissions (see Note 5), approximately $4.7 million was incentives provided to Anchor Investors by the Sponsor (see Note 4), and approximately $685,000 of offering costs allocated to derivative warrant liabilities. On July 19, 2021, the underwriters fully exercised their option and purchased 1,800,000 additional Units, generating gross proceeds of $18.0 million (the “Over-Allotment”), and incurring offering costs of $990,000, of which $630,000 was for deferred underwriting commissions and approximately $62,000 was allocated to derivative warrant liabilities.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 5,370,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $5.4 million (see Note 4). Concurrent with the consummation of the Over-Allotment on July 19, 2021, the Sponsor purchased 540,000 additional Private Placement Warrants, generating proceeds of $540,000 (the “Second Private Placement”).
Upon the closing of the Initial Public Offering and the Private Placement on July 16, 2021, and the Over-Allotment and Second Private Placement on July 16, 2021, approximately $139.4 million ($10.10 per Unit) of the net proceeds were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under Investment Company Act of 1940, as amended, (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding any deferred underwriters fees and taxes payable on the income earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially at $10.10 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares have been recorded at a redemption value and classified as temporary equity in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which were adopted by the Company upon the consummation of the Initial Public Offering (the “amended and restated memorandum and articles of association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares prior to this Initial Public Offering (the “Initial Shareholders”) have agreed to vote their Founder Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.
Notwithstanding the foregoing, the Company’s amended and restated memorandum and articles of association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, officers and directors have agreed not to propose an amendment to the Company’s amended and restated memorandum and articles of association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within 18 months from the closing of the Initial Public Offering, or January 16, 2023 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholder’s rights as shareholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject, in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.
In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes payable (less up to $100,000 of interest to pay dissolution expenses).
The Initial Shareholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period, and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.10 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per Public Share and (ii) the actual amount per Public Share held in the trust account as of the date of the liquidation of the Trust Account, if less than $10.10 per share due to reductions in the value of the trust assets, less taxes payable; provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
NOTE 2.   BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying condensed financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three months ended March 31, 2022 are not necessarily indicative of the results that may be expected for the year ending December 31, 2022 or any future period.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on April 11, 2022, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2021, is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on April 11, 2022.

Liquidity and Going Concern
As of March 31, 2022, the Company had approximately $515,000 in its operating bank account and working capital of approximately $468,000.
The Company’s liquidity needs through March 31, 2022, were satisfied through the cash contribution of $25,000 from the Sponsor to purchase Founder Shares (as defined in Note 4), and a loan from its Sponsor of approximately $117,000 under the Note (as defined in Note 4). The Company repaid the Note in full on July 21, 2021. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 4). As of March 31, 2022, there were no Working Capital Loans outstanding.
Based on the Company’s mandatory liquidation date and the Company’s expected future cash flow needs, management has determined that the existing amount of working capital raises substantial doubt about the Company’s ability to continue as a going concern until the earlier of the consummation of the Business Combination or the date the Company is required to liquidate. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective Initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Initial Business Combination. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after January 16, 2023.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents at March 31, 2022 and December 31, 2021.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000, and any investments held in Trust Account. At March 31, 2022 and December 31, 2021, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.
Investments Held in Trust Account
The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in investment income on Trust Account in the accompanying condensed statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements” (“ASC 820”), equal or approximate the carrying amounts represented in the condensed balance sheets, primarily due to their short-term nature.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that re either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instrument in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Derivative Financial Instruments
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued share purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s condensed statements of operations. The fair value of the Public Warrants and the Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation and a Black Scholes option pricing model, respectively. The fair value of the Private Placement Warrants continues to be measured using a Black-Scholes option pricing model. The fair value of the Public Warrants are subsequently measured at their listed trading price since they began to be separately listed and traded beginning in September 2021. Derivative warrant liabilities are classified as non-current liabilities as their liquidation will not be reasonably expected to require the use of current assets or require the creation of current liabilities.
Offering Costs Associated with Initial Public Offering
Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities were expensed as incurred and presented as non-operating expenses in the condensed statements of operations. Offering costs associated with the Public Shares were charged to the carrying value of the Class A ordinary shares subject to possible redemption upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Class A ordinary shares subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares is classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. As of March 31, 2022 and December 31, 2021, 13,800,000 shares of Class A ordinary shares are subject to possible redemption and are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the Class A ordinary shares subject to possible redemption to equal the redemption value at the end of each reporting period. Effective with the closing of the Initial Public Offering (including the exercise of the over-allotment option), the Company recognized the fair value adjustment from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Income Taxes
FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statement. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net Income (Loss) Per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is calculated by dividing the net income (loss) by the weighted average ordinary shares outstanding for the respective period.
The calculation of diluted net income per share does not consider the effect of the warrants issued in connection with the Initial Public Offering (including exercise of the over-allotment option) and the Private Placement to purchase an aggregate of 12,810,000 ordinary shares because their exercise is contingent upon future events. The number of weighted average Class B ordinary shares for calculating basic net income per ordinary share was reduced for the effect of an aggregate of 450,000 Class B ordinary shares that were subject to forfeiture if the over-allotment option was not exercised in full or part by the underwriters in the period from March 10, 2021 (inception) through March 31, 2021 (see Note 4). Since the contingency was satisfied as of January 1, 2022, the Company included these shares in the weighted average number as of the beginning of the three month period ended March 31, 2022 to determine the dilutive impact of these shares. The fair value adjustment associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.
The following table presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of ordinary shares.
	For the Period Ended March 31, 2022
	Class A	Class B
Basic and diluted net income per ordinary share:
Numerator:
Allocation of net income (loss) – basic and diluted	$118,285	$29,571
Denominator:
Basic and diluted weighted average ordinary shares outstanding	13,800,000	3,450,000
Basic and diluted net income per ordinary share	$0.01	$0.01

	Period from March 10, 2021 (inception) through March 31, 2021
	Class A	Class B
Basic and diluted net income per ordinary share:
Numerator:
Allocation of net income (loss) – basic and diluted	$—	$(33,039)
Denominator:
Basic and diluted weighted average ordinary shares outstanding	—	1,363,636
Basic and diluted net income per ordinary share	$—	$(0.02)
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.
NOTE 3.   INITIAL PUBLIC OFFERING
On July 16, 2021, the Company consummated its Initial Public Offering of 12,000,000 Units, at $10.00 per Unit, generating gross proceeds of $120.0 million, and incurring offering costs of approximately $10.5 million (net of reimbursement from the underwriters of $480,000), of which approximately $3.4 million was for deferred underwriting commissions, approximately $4.7 million was incentives provided to Anchor Investors by the Sponsor (see Note 4), and approximately $685,000 was allocated to offering costs associated with derivative warrant liabilities. On July 19, 2021, the underwriters fully exercised their option and purchased 1,800,000 additional Units, generating gross proceeds of $18.0 million, and incurring offering costs of $990,000, of which $630,000 was for deferred underwriting commissions and approximately $62,000 was allocated to offering costs associated with the derivative warrant liabilities.
Each Unit consists of one Class A ordinary share and one-half (1/2) of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 8).
NOTE 4.   RELATED PARTY TRANSACTIONS
Founder Shares
On March 22, 2021, the Sponsor purchased 4,312,500 founder shares (“Founder Shares”), which are Class B ordinary shares, for an aggregate purchase price of $25,000, or approximately $0.006 per share. On June 14,2021, Sponsor effected a surrender of 862,500 Class B ordinary shares to us for no consideration, resulting in a decrease in the total number of Class B ordinary shares outstanding from 4,312,500 to 3,450,000. All shares and share amounts have been retroactively adjusted. The holders of the Founder Shares agreed to surrender and cancel up to an aggregate of 450,000 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional Units was not exercised in full by the underwriters, so that the Founder Shares would represent approximately 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters fully exercised their over-allotment option on July 19, 2021; therefore, these 450,000 Founder Shares were no longer subject to possible redemption.
In connection with the closing of the IPO and sale of Units to the Anchor Investors, in exchange for the Anchor Investors’ participation in the Initial Public Offering, the Sponsor sold and transferred membership interests in the Sponsor that, in aggregate, represent an indirect economic interest in 917,365 Founder Shares and 2,490,500 Private Placement Warrants. The Anchor Investors paid approximately $2.5 million in total for the Sponsor membership interests, resulting in each Anchor Investor effectively paying $1.00 per Private Placement Warrant and approximately $0.008 per Founder Share. The Company determined that the aggregate fair value of the Sponsor membership interests sold to the Anchor Investors was approximately $7.2 million. To estimate the fair value of Sponsor membership interests, management considered the probability and timing of IPO completion, business combination completion, and an appropriate discount for lack of marketability, all Level 3 inputs under ASC 820. The excess of the fair value of the Sponsor membership interests issued to the Anchor Investors over the aggregate consideration paid for such interests was considered to be an offering cost of the Company’s Initial Public Offering, in accordance with Staff Accounting Bulletin Topic 5A, and a deemed dividend to the Company from the Sponsor for the same amount.
The Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.
Private Placement
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 5,370,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant to the Sponsor, and Anchor Investors, generating proceeds of approximately $5.4 million. Concurrent with the consummation of the Over-Allotment on July 19, 2021, the Sponsor purchased 540,000 additional Private Placement Warrants, generating proceeds of $540,000. The Anchor Investors purchased an indirect economic interest in 2,490,500 of the warrants in the Private Placement and the Second Private Placement.
Each whole Private Placement Warrant is exercisable for one whole share of Class A ordinary shares at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or their permitted transferees.
The Sponsor, Anchor Investors and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
Related Party Loans
On March 22, 2021, the Sponsor agreed to loan the Company up to $200,000 pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due on the closing date of the Initial Public Offering. As of June 30, 2021, the Company borrowed approximately $117,000 under the Note. The Company repaid the Note in full on July 21, 2021. As of March 31, 2022, there was no balance outstanding.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of March 31, 2022 and December 31, 2021, the Company had no borrowings under the Working Capital Loans.

Support Agreement and Services
The Company agreed to pay the Sponsor a total of $10,000 per month, commencing on July 14, 2021, for office space, utilities, secretarial and administrative support services provided to members of the management team. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three months ended March 31, 2022, the Company incurred such fees of $30,000, included as general and administrative fees — related party on the condensed statements of operations. As of March 31, 2022 and December 31, 2021, $30,000 and $0, respectively, has been accrued for such services and is included as due from related party on the accompanying condensed balance sheets.
An affiliate of the Company’s Sponsor and CFO provides office space and consulting fees to the Company. For the three months ended March 31, 2022, the Company incurred fees of approximately $60,000 for these services, which are included as general and administrative fees — related party on the condensed statements of operations. No such fees were incurred in the period from March 10 (inception) through March 31, 2021. As of March 31, 2022, approximately $5,000 was due from the related party.
Forward Purchase Agreements
On August 5, 2021, the Company entered into Forward Purchase Agreements with certain Anchor Investors, Athanor Master Fund LP (“AMF”) and with Athanor International Master Fund, LP (“AIF”) (collectively the “Forward Purchase Agreements”, and collectively, “AMF and AIF are “Purchasers”).
Pursuant to the Forward Purchase Agreements, the Company shall issue and sell to the Purchasers, and the Purchasers shall purchase from the Company, an aggregate of 7,500,000 forward purchase shares, or “Forward Purchase Shares”, for a purchase price of $10.00 per Forward Purchase Share, or $75,000,000 in the aggregate. Each Forward Purchase Share will consist of one Class A ordinary share of the Company. The Class A ordinary shares will have the same terms as the Company’s publicly traded Class A ordinary shares but will be restricted securities and not be freely tradable until registered with the SEC.
In January 2022, the Forward Purchase Agreements were amended (“Amended Forward Purchase Agreements”) to: i) reduce the number of forward purchase shares from an aggregate of 7,500,000 to 3,000,000 and from a total $75,000,000 in the aggregate to $30,000,000 in the aggregate; and ii) to add a requirement for the Purchasers to provide a binding redemption backstop (the “Redemption Backstop”) to purchase an additional $15 million of the redeeming shares in the event that redemptions are greater than 90% in connection with a Business Combination (the “Excess Redemptions”); and iii) to add a requirement that at the time of entering into a binding agreement for the Business Combination, the Purchasers will directly provide the target merger company (Target”) with bridge financing of $30 million evidenced by a convertible promissory note (“Convertible Note”) which shall be convertible into the Company’s Class A ordinary shares at the closing of the Business Combination.
NOTE 5.   COMMITMENTS AND CONTINGENCIES
Registration and Shareholder Rights
The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriter a 45-day option from the date of the Initial Public Offering to purchase up to 1,800,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. The underwriter fully exercised its over-allotment option on July 19, 2021.

The underwriter was paid an underwriting discount of $0.20 per unit, or approximately $2.4 million in the aggregate upon the closing of the Initial Public Offering. In addition, the Company received a reimbursement from the underwriter of $480,000 to cover for certain offering expenses.
In addition, $0.35 per unit, or approximately $3.4 million in the aggregate (net of the reimbursement from the underwriter of $820,000 from the deferred commissions for business combination expenses) will be payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
In connection with the consummation of the Over-Allotment on July 19, 2021, the underwriter was paid an additional fee of $360,000 and an additional amount of $630,000 is payable as deferred underwriting commissions.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that, while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Initial Public Offering and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed financial statements. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 6.   CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION
The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 200,000,000 shares of Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of March 31, 2022 and December 31, 2021, there were 13,800,000 shares of Class A ordinary shares issued and outstanding, all of which were subject to possible redemption and are classified outside of permanent equity in the condensed balance sheets.
Class A ordinary shares subject to possible redemption reflected on the condensed balance sheets is reconciled on the following table:
Gross proceeds	$138,000,000
Less:
Proceeds allocated to Public Warrants	(8,625,000)
Class A ordinary share issuance costs, net of reimbursement from underwriter	(10,787,717)
Plus:
Fair value adjustment of carrying value of Class A ordinary shares to redemption value	20,792,717
Class A ordinary shares subject to possible redemption	$139,380,000
NOTE 7.   SHAREHOLDERS’ DEFICIT
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. As of March 31, 2022 and December 31, 2021, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of March 31, 2022 and December 31, 2021, there were 13,800,000 Class A ordinary shares issued and outstanding, all subject to possible redemption and classified outside permanent equity in the accompanying condensed balance sheets. See Note 6.
Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. On March 23, 2021, the Company issued 4,312,500 Class B ordinary shares to the Sponsor. On June 14, 2021, the Sponsor effected a surrender of 862,500 Class B ordinary shares to the Company for no consideration, resulting in a decrease in the total number of Class B ordinary shares outstanding from 4,312,500 to 3,450,000. All shares and share amounts have been retroactively adjusted. The holders of the Founder Shares agreed to surrender and cancel up to an aggregate of 450,000 Class B ordinary shares for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Initial Shareholders would collectively own 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. The underwriters fully exercised their over-allotment option on July 19, 2021; therefore, these 450,000 Founder Shares were no longer subject to forfeiture. As of March 31, 2022 and December 31, 2021, there were 3,450,000 Class B ordinary share issued and outstanding.
Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law.
The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of ordinary shares outstanding after such conversion, including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination, any private placement warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
NOTE 8.   DERIVATIVE WARRANT LIABILITIES
As of March 31, 2022 and December 31, 2021, the Company had an aggregate of 12,810,000 warrants outstanding, comprised of 6,900,000 and 5,910,000 Public Warrants and Private Placement Warrants, respectively. The Company accounts for the warrants as derivative warrant liabilities in accordance with the guidance contained in ASC 815. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability due to the existence of provisions whereby adjustments to the exercise price of the warrants is based on a variable that is not an input to the fair value of a “fixed-for-fixed” option and the existence of the potential for net cash settlement for the warrant holders (but not all shareholders) in the event of a tender offer.
Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Proposed Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 45 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any Founder Shares held by the initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 10 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger prices described under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Proposed Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00:   Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price (the “closing price”) of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
NOTE 9.   FAIR VALUE MEASUREMENTS
The following tables presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2022 and December 31, 2021, by level within the fair value hierarchy:
March 31, 2022
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – U.S. Treasury Securities	$139,415,353	$—	$—
Liabilities:
Derivative warrant liabilities – Public Warrants	$2,967,000	$—	$—
Derivative warrant liabilities – Private Warrants	$—	$—	$2,559,030
December 31, 2021
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – U.S. Treasury Securities	$139,399,054	$—	$—
Liabilities:
Derivative warrant liabilities – Public Warrants	$3,174,000	$—	$—
Derivative warrant liabilities – Private Warrants	$—	$—	$2,895,900
Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 fair value measurement to a Level 1 fair value measurement, when the Public Warrants were separately listed and traded in September 2021.
Level 1 instruments include investments in U.S Treasury securities or money market funds that invest in U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.
The fair value of the Public Warrants as of March 31, 2022 and December 31, 2021, was measured utilizing the Level 1 input of the observable listed trading price for such warrants. The fair value of the Public Warrants and the Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation and a Black Scholes option pricing model, respectively. The fair value of the Private Placement Warrants continues to be measured using a Black-Scholes option pricing model. Inherent in a Monte Carlo simulation and a Black Scholes option pricing model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s ordinary shares that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
The following table provides quantitative information regarding Level 3 fair value measurements inputs used to estimate fair value of the warrants at their measurement dates:
	As of March 31, 2022	As of December 31, 2021
Exercise price	$11.50	$11.50
Stock price	$9.91	$9.87
Volatility	6.2%	9.5%
Term (years)	0.29	0.54
Risk-free rate	2.52%	1.43%
Dividend yield	0.0%	0.0%
The change in the fair value of warrants measured with Level 3 inputs for the period from January 1, 2022 through March 31, 2022, is summarized as follows. No warrants were outstanding for the period from March 10, 2021 (inception) through March 31, 2021.
Derivative warrant liabilities at December 31, 2021 – Level 3	$2,895,900
Change in fair value of derivative warrant liabilities	(336,870)
Derivative warrant liabilities at March 31, 2022 – Level 3	$2,559,030
NOTE 10.   SUBSEQUENT EVENTS
On May 11, 2022, an affiliate of the Sponsor agreed to loan the Company up to $300,000 to cover ongoing expenses of the Company pursuant to a promissory note. The promissory note does not bear interest and will mature upon closing of an initial Business Combination. In the event that a Business Combination does not close prior to January 13, 2023, the promissory note shall be deemed to be terminated and no amounts will thereafter be due under the promissory note. The principal balance may not be prepaid without the consent of the lender. The promissory note is convertible, at the lender’s discretion, into warrants of the Company at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. The promissory note contains customary events of default, including, among others, those relating to the Company’s failure to make a payment of principal when due and to perform any other obligations that is not timely cured after written notice of such default from the sponsor.
The Company evaluated subsequent events and transactions that occurred up to the date condensed financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

Page No.
Financial Statements
Condensed Consolidated Balance Sheets as of June 30, 2022 (unaudited) and December 31, 2021	F-43
Unaudited Condensed Consolidated Statements of Operations for the Three and Six Months Ended June 30, 2022, the Three Months Ended June 30, 2021 and the Period From March 10, 2021 (Inception) Through June 30, 2021
F-44
Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Deficit for the Three and Six Months Ended June 30, 2022, the Three Months Ended June 30, 2021 and the Period From March 10, 2021 (Inception) Through June 30, 2021
F-45
Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2022 and the Period From March 10, 2021 (Inception) Through June 30, 2021	F-46
Notes to Unaudited Condensed Consolidated Financial Statements	F-47

JATT ACQUISITION CORP
CONDENSED CONSOLIDATED BALANCE SHEETS
	June 30, 2022	December 31, 2021
	(unaudited)
Assets
Current assets:
Cash	$220,735	$729,223
Prepaid expenses	215,863	422,894
Total current assets	436,598	1,152,117
Investments held in Trust Account	139,596,566	139,399,054
Total Assets	$140,033,164	$140,551,171
Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current liabilities:
Accounts payable	$30,000	$69,855
Accounts payable – related party	102,893	2,872
Accrued expenses	728,949	199,565
Note Payable – related party	179,006	—
Total current liabilities	1,040,848	272,292
Deferred underwriting commissions	4,010,000	4,010,000
Derivative warrant liabilities	2,364,900	6,069,900
Total Liabilities	7,415,748	10,352,192
Commitments and Contingencies (Note 5)
Class A ordinary shares subject to possible redemption; 13,800,000 shares subject to possible redemption at $10.11 and $10.10 per share aso of June 30, 2022 and December 31, 2021, respectively	139,496,566	139,380,000
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding at June 30, 2022 and December 31, 2021	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; no non-redeemable shares issued or outstanding at June 30, 2022 and December 31, 2021	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 3,450,000 shares issued and outstanding at June 30, 2022 and December 31, 2022	345	345
Accumulated deficit	(6,879,495)	(9,181,366)
Total shareholders’ deficit	(6,879,150)	(9,181,021)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$140,033,164	$140,551,171
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

JATT ACQUISITION CORP
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	For the Three Months Ended June 30, 2022	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2022	For the Period from March 10, 2021 (inception) through June 30, 2021
General and administrative expenses	$873,804	$19,141	$1,196,131	$52,180
General and administrative expenses – related party	198,000	—	288,000	—
Loss from operations	(1,071,804)	(19,141)	(1,484,131)	(52,180)
Other income:
Income from investments held in Trust Account	181,213	—	197,512	—
Change in fair value of derivative warrant liabilities	3,161,130	—	3,705,000	—
Interest income on operating account	42	—	56	—
Total other income	3,342,385	—	3,902,568	—
	—	(19,141)	—	—
Net Income (Loss)	$2,270,581	$(19,141)	$2,418,437	$(52,180)
Weighted average number of shares of Class A ordinary shares – basic and diluted	13,800,000	—	13,800,000	—
Basic and diluted net income (loss) per share, Class A ordinary shares	$0.13	$—	$0.14	—
Weighted average number of shares of Class B ordinary shares – basic and diluted(1)	3,450,000	3,000,000	3,450,000	2,681,416
Basic and diluted net income (loss) per share, Class B ordinary shares	$0.13	$(0.01)	$0.14	$(0.02)

(1)
This number excludes up to 450,000 Class B ordinary shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. The underwriter fully exercised its over-allotment option on July 19, 2021; therefore, 450,000 Founder Shares were no longer subject to forfeiture (see Note 4).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

JATT ACQUISITION CORP
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
For the three and six months ended June 30, 2022
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2021	—	$—	3,450,000	$345	$—	$(9,181,366)	$(9,181,021)
Net income	—	—	—	—	—	147,856	147,856
Balance – March 31, 2022 (unaudited)	—	—	3,450,000	345	—	(9,033,510)	(9,033,165)
Increase in redemption value of Class A ordinary shares subject to possible redemption	—	—	—	—	—	(116,566)	(116,566)
Net income	—	—	—	—	—	2,270,581	2,270,581
Balance – June 30, 2022 (unaudited)	—	$—	3,450,000	$345	$—	$(6,879,495)	$(6,879,150)
For the three months ended June 30, 2021 and for the period from March 10, 2021 (inception) through June 30, 2021
	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – March 10, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor(1)	—	—	3,450,000	345	24,655	—	25,000
Net loss	—	—	—	—	—	(33,039)	(33,039)
Balance – March 31, 2021 (unaudited)	—	—	3,450,000	345	24,655	(33,039)	(8,039)
Net loss	—	—	—	—	—	(19,141)	(19,141)
Balance – June 30, 2021 (unaudited)	—	$—	3,450,000	$345	$24,655	$(52,180)	$(27,180)

(1)
This number includes up to 450,000 Class B ordinary shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. The underwriter fully exercised its over-allotment option on July 19, 2021; therefore, 450,000 Founder Shares were no longer subject to forfeiture (see Note 4).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

JATT ACQUISITION CORP
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the Six Months Ended June 30, 2022	For The Period From March 10, 2021 (Inception) through June 30, 2021
Cash Flows from Operating Activities:
Net income (loss)	$2,418,437	$(52,180)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	(3,705,000)	—
Income from investments held in the Trust Account	(197,512)	—
General and administrative expenses paid by related parties	—	50,950
Changes in operating assets and liabilities:
Prepaid expenses	207,031	—
Accounts payable	(39,855)	23,258
Accounts payable – related party	100,021	—
Accrued expenses	529,384	2,948
Net cash provided by (used in) operating activities	(687,494)	24,976
Cash Flows from Financing Activities:
Proceeds received from note payable	179,006	—
Net cash provided by financing activities	179,006	—
Net change in cash	(508,488)	24,976
Cash – beginning of the period	729,223	—
Cash – end of the period	$220,735	$24,976
Supplemental disclosure of non-cash investing and financing activities:
Offering costs included in accrued expenses	—	48,350
Offering costs paid by related party under promissory note	—	91,431
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

JATT ACQUISITION CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1.
DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

JATT Acquisition Corp (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on March 10, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”).
As of June 30, 2022, the Company had not yet commenced operations. All activity for the period from March 10, 2021 (inception) through June 30, 2022, relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below, and since the Initial Public Offering the search for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is JATT Ventures, L.P., a Cayman Islands exempted limited partnership (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on July 13, 2021. On July 16, 2021, the Company consummated its Initial Public Offering of 12,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $120.0 million, and incurring offering costs of approximately $10.5 million (net of reimbursement from underwriter of $480,000), of which approximately $3.4 million was for deferred underwriting commissions (see Note 5), approximately $4.7 million was incentives provided to Anchor Investors by the Sponsor (see Note 4), and approximately $685,000 of offering costs allocated to derivative warrant liabilities. On July 19, 2021, the underwriters fully exercised their option and purchased 1,800,000 additional Units, generating gross proceeds of $18.0 million (the “Over-Allotment”), and incurring offering costs of $990,000, of which $630,000 was for deferred underwriting commissions and approximately $62,000 was allocated to derivative warrant liabilities.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 5,370,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $5.4 million (see Note 4). Concurrent with the consummation of the Over-Allotment on July 19, 2021, the Sponsor purchased 540,000 additional Private Placement Warrants, generating proceeds of $540,000 (the “Second Private Placement”).
Upon the closing of the Initial Public Offering and the Private Placement on July 16, 2021, and the Over-Allotment and Second Private Placement on July 16, 2021, approximately $139.4 million ($10.10 per Unit) of the net proceeds were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under Investment Company Act of 1940, as amended, (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding any deferred underwriters fees and taxes payable on the income earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

JATT ACQUISITION CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The Company will provide its holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially at $10.10 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares have been recorded at a redemption value and classified as temporary equity in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which were adopted by the Company upon the consummation of the Initial Public Offering (the “amended and restated memorandum and articles of association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares prior to this Initial Public Offering (the “Initial Shareholders”) have agreed to vote their Founder Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.
Notwithstanding the foregoing, the Company’s amended and restated memorandum and articles of association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, officers and directors have agreed not to propose an amendment to the Company’s amended and restated memorandum and articles of association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within 18 months from the closing of the Initial Public Offering, or January 16, 2023 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the

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number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholder’s rights as shareholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject, in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.
In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes payable (less up to $100,000 of interest to pay dissolution expenses).
The Initial Shareholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period, and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.10 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per Public Share and (ii) the actual amount per Public Share held in the trust account as of the date of the liquidation of the Trust Account, if less than $10.10 per share due to reductions in the value of the trust assets, less taxes payable; provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Proposed Business Combination
On June 16, 2022, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”), among the Company, JATT Merger Sub, a Cayman Islands exempted company and wholly owned subsidiary of JATT (“Merger Sub”), JATT Merger Sub 2, a Cayman Islands exempted company and wholly owned subsidiary of JATT (“Merger Sub 2”), Zura Bio Holdings Ltd, a Cayman Islands exempted company (the “Holdco”) (to become a party before Closing, as described below) and Zura Bio Limited, a limited company incorporated under the laws of England and Wales (the “Company” or “Zura”).
On September 20, 2022, the parties entered into the First Amendment to the Business Combination Agreement pursuant to which they agreed to amend the Business Combination Agreement to, among other things, that the JATT Class A Ordinary Shares to be issued in connection with the Business Combination

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shall have been approved for listing on Nasdaq, instead of the NYSE, subject only to official notice of issuance thereof, and immediately following the Closing, New JATT shall satisfy all applicable initial and continuing listing requirements of Nasdaq and shall not have received any notice of non-compliance therewith.
Before the closing of the Business Combination (as defined below) (the “Closing” and the date on which the Closing actually occurs, the “Closing Date”) , Holdco will be established as a new holding company of Zura and will become a party to the Business Combination Agreement; and on the Closing, in sequential order: (i) Merger Sub will merge with and into Holdco, with Holdco continuing as the surviving company and a wholly owned subsidiary of the Company (the “Merger”); (ii) immediately following the Merger, Holdco will merge with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving company and a wholly owned subsidiary of the Company (the “Subsequent Merger”); and (iii) JATT will change its name to “Zura Bio Limited”.
On the Closing Date, (i) an FPA Investment (as defined below) in the amount of $30 million will be consummated immediately prior to the completion of the Merger or otherwise in accordance with the terms thereof, and (ii) the PIPE Investment (as defined below) in the amount of $20 million shall be consummated immediately prior to the completion of the Merger and Subsequent Merger. An additional FPA Investment of $15 million will be made at the same time in the event that the Company’s public share redemptions in connection with the Merger are greater than 90%. The FPA Investments, the PIPE Investment, the Merger, the Subsequent Merger and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Business Combination.”
Subject to, and in accordance with, the terms and conditions of the Business Combination Agreement, in connection with the Merger and the Subsequent Merger, at the Closing, (i) each of the Company’s Units will (to the extent not already separated) be automatically separated and the holder thereof will be deemed to hold one Class A Ordinary Share of the Company and one-half of a Public Warrant; (ii) in consideration for the Merger, the Company will issue to holders of Holdco’s issued and outstanding shares immediately prior to the Effective Time (as defined in the Business Combination Agreement) an aggregate of 16,500,000 of the Company’s Class A Shares (less any set aside for the satisfaction of options to acquire the Company’s Class A Shares for which outstanding options to acquire Holdco shares will be exchanged on Closing); and (iii) pursuant to the terms and conditions of the Company’s existing amended and restated memorandum and articles of association, all of the Company’s then-outstanding Class B Ordinary Shares will be automatically converted into the Company’s Class A Shares on a one-for-one basis.
The Business Combination Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) obtaining required approvals of the Business Combination and related matters by the respective shareholders of the Company and Zura, (ii) the effectiveness of the registration statement on Form S-4 to be filed by the Company in connection with the Business Combination, (iii) receipt of approval for listing on Nasdaq the Class A Shares to be issued in connection with the Merger, (iv) that the Company will have at least $5,000,001 of net tangible assets upon the Closing, (v) the absence of any injunctions enjoining or prohibiting the consummation of the Business Combination, and (vi) as of immediately prior to the Closing, the amount of cash and cash equivalents held by the Company without restriction outside of the Trust Account (as defined in the Business Combination Agreement) (other than any amounts received pursuant to any working capital or indebtedness (other than any indebtedness constituting the Company’s transaction expenses)) and any interest earned on the amount of cash held inside the Trust Account, must be equal to or greater than $65,000,000.
The Business Combination Agreement contains customary representations and warranties of the parties thereto, which representations and warranties of the respective parties to the Business Combination Agreement will not survive the Closing. The Business Combination Agreement includes customary covenants of the parties with respect to operation of their respective businesses prior to consummation of the Merger and efforts to satisfy conditions to consummation of the Merger. The Business Combination Agreement also contains additional covenants of the parties, including, among others, covenants providing for the Company and Zura to use reasonable best efforts to cooperate in the preparation of the Proxy/

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Registration Statement (as defined in the Business Combination Agreement) required to be filed in connection with the Merger and to seek all requisite approvals of their respective shareholders including, in the case of the Company, approvals of the amended and restated memorandum and articles of association, the share issuance under NYSE rules and the LTIP (as defined below). The Company has also agreed to include in the Proxy/Registration Statement the recommendation of its board of directors that its shareholders approve all of the proposals to be presented at its special meeting.
The Company has agreed to approve and adopt an incentive equity plan (the “LTIP”) to be effective as of the Closing and in a form mutually acceptable to the Company and Zura. The LTIP shall provide for an initial aggregate share reserve up to 10.00% of the number of shares of the Company’s Class A Shares on a fully diluted basis immediately after the Closing.
The Business Combination Agreement may be terminated at any time prior to the Closing (i) by written consent of the Company and Zura, (ii) by Zura or the Company, if certain approvals of the shareholders of the Company, to the extent required under the Business Combination Agreement, are not obtained as set forth therein, (iii) by the Company, if certain approvals of the shareholders of Holdco, to the extent required under the Business Combination Agreement, are not obtained and (iv) by either the Company or Zura in certain other circumstances set forth in the Business Combination Agreement, including (a) if any Law or non-appealable Order (each as defined in the Business Combination Agreement) makes consummation of the Business Combination illegal or otherwise prevents it, (b) in the event of certain uncured breaches by the other party, and (c) if the Closing has not occurred on or before November 15, 2022.
Certain Related Agreements
PIPE Subscription Agreement.   Concurrently with the execution of the Business Combination Agreement, one accredited investor (the “PIPE Investor”) entered into a subscription agreement with the Company (the “PIPE Subscription Agreement”) pursuant to which the PIPE Investor has committed to purchase 2,000,000 shares of the Company’s Class A Shares (the “PIPE Shares”) at a purchase price per share of $10.00 and an aggregate purchase price of $20,000,000 (the “PIPE Investment”). The obligations to consummate the transactions contemplated by the Subscription Agreement are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement.
In connection with the PIPE Investment, the Company will grant the PIPE Investor certain customary registration rights. The PIPE Shares have not been registered under the Securities Act and will be issued in reliance on the availability of an exemption from such registration. Additionally, depending upon the amount of redemptions by the public shareholders at the time of Closing the Business Combination Agreement, the PIPE Investor will be entitled to receive up to 1,654,800 of the Forfeited Private Placement Warrants (as described below).
Forward Purchase Agreement.   On August 5, 2021, as amended on January 27, 2022, two accredited investors (the “FPA Investors”) entered into a Forward Purchase Agreement with the Company (the “Forward Purchase Agreement”) pursuant to which the FPA Investors have committed, on or shortly before Closing, to (i) purchase 3,000,000 of the Company’s Class A Shares (the “FPA Shares”) at a purchase price per share of $10.00 and an aggregate purchase price of $30,000,000 (the “FPA Investment”) and (ii) provide a binding redemption backstop to purchase an additional $15,000,000 of the Company’s Class A Shares from redeeming public shareholders in the event that the Company’s public share redemptions are greater than 90% in connection with the Merger (the “FPA Investments”). The FPA shares have not been registered under the Securities Act, and will be issued in reliance on the availability of an exemption from such registration.
Sponsor Support Agreement.   Concurrently with the execution of the Business Combination Agreement, the Company, the Sponsor, certain other holders of the Company’s Class B Shares (the “Other Class B Shareholders”) and Zura entered into a support agreement (the “Sponsor Support Agreement”), pursuant to which the Sponsor and such Other Class B Shareholders agreed to, among other things,

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(i) vote all of their ordinary shares and preferred shares of the Company which they hold or have power to vote or (including any acquired in future) in favor of the Business Combination Agreement and the transactions contemplated thereby and (ii) be bound by certain transfer restrictions with respect to their shares of the Company, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.
Company Support Agreement.   Contemporaneously with the execution of the Business Combination Agreement, the Company, Zura and certain shareholders of Zura entered into a company support agreement (the “Company Support Agreement”), pursuant to which, among other things, such holders agreed to (i) vote all of their shares of Zura in favor of, and otherwise support, the Business Combination, on the terms and subject to the conditions of the Company Support Agreement and (ii) deliver a duly executed copy of the Amended and Restated Registration Rights Agreement at the Closing.
Sponsor Forfeiture Agreement.   Contemporaneously with the execution of the Business Combination Agreement, the Sponsor entered into a sponsor forfeiture agreement (the “Sponsor Forfeiture Agreement”) with the Company and Zura, pursuant to which, contingent upon the percentage of public shareholders who elect to redeem their shares at Closing, the Sponsor agreed to forfeit up to 4,137,000 of its Private Placement Warrants acquired by the Sponsor in July 2021, concurrent with the Initial Public Offering. At the Closing, the Forfeited Private Placement Warrants shall be transferred from the Sponsor to the FPA Investors and the PIPE Investor on a pro rata basis in accordance with such FPA Investors’ and PIPE Investor’s total invested capital.
Registration Rights Agreement.   In connection with the Closing, Zura, the Company and certain shareholders of each of Zura and the Company who will receive shares of the Company’s Class A Shares pursuant to the Business Combination Agreement, will enter into an amended and restated registration and shareholders rights agreement (the “Registration Rights Agreement”) in a form agreed to by the Company and Zura, which will become effective upon the consummation of the Merger.
Lock-up Agreement.   Contemporaneously with the execution of the Business Combination Agreement, the Company, the Sponsor, certain affiliates of the Sponsor and the Zura shareholders and optionholders, entered into a lock-up agreement (the “Lock-Up Agreement”), to take effect at Closing, containing restrictions on transfer with respect to the Company’s Class A Shares held by each such holder (subject to certain exceptions, the “Lock-Up Shares”) for a period as follows: one-third (1/3) of the Lock-Up Shares will be restricted until 6 months after the Closing, one-third (1/3) of the Lock-Up Shares will be restricted until 12 months after the Closing, and one-third (1/3) of the Lock-Up Shares shall be restricted until 24 months after the Closing; provided, that each portion of the Lock-Up Shares will be freely tradable on the earlier of the date on which the closing price of the Company’s Class A Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period on a VWAP (as defined below) basis during the relevant lock-up period and the date on which the Company consummates a liquidation, merger, capital share exchange, reorganization, or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A Shares for cash, securities or other property. For purposes of the Lock-Up Agreement, “VWAP” means, for any date, the daily volume weighted average price of the Company’s Class A Shares for such date (or the nearest preceding date) on the trading market on which the Company’s Class A Shares are then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)).
Amendment to the Insider Letter Agreement.   In connection with the execution of the Business Combination Agreement, the Company, the Sponsor, members of the Company’s board of directors and certain other individuals (collectively, the “Insiders”) who hold the Company’s Class B Shares (the “Founder Shares”) entered into an Amendment to the Insider Letter Agreement (the “Amended Insider Letter Agreement”), which provides, among other things, that certain Founder Shares (and any shares of the Company’s Class A Shares issuable upon conversion thereof) shall be subject to certain time and share-performance-based vesting provisions described below. The Sponsor and the Insiders agreed that they shall

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not transfer any Founder Shares until the earlier of (A) 6 months after the completion of the initial business combination and (B) the date following the completion of an initial business combination on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the public shareholders having the right to exchange their Class A Shares for cash, securities or other property. Notwithstanding the foregoing, if, subsequent to the Business Combination, the closing price of the Class A Shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30- trading day period commencing at least 150 days after the Business Combination, the Founder Shares shall be released from the Founder Shares Lock-up. The Amendment to the Insider Letter Agreement also provides that neither the Sponsor nor the Insiders will redeem any shares of the Company’s Class A Shares owned by such persons in connection with the Business Combination.
NOTE 2.   BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying condensed consolidated financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and Article 8 of Regulation S-X. Accordingly, certain disclosures included in the annual financial statements have been condensed or omitted from these financial statements as they are not required for interim financial statements under GAAP and the rules of the Securities and Exchange Commission. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three and six months ended June 30, 2022 are not necessarily indicative of the results that may be expected for the year ending December 31, 2022 or any future period.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on April 11, 2022, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2021, is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on April 11, 2022.
Liquidity and Going Concern
As of June 30, 2022, the Company had approximately $221,000 in its operating bank account and a working capital deficit of approximately $604,000.
The Company’s liquidity needs through June 30, 2022, were satisfied through the cash contribution of $25,000 from the Sponsor to purchase Founder Shares (as defined in Note 4), and a loan from its Sponsor of approximately $117,000 under the Note (as defined in Note 4). The Company repaid the Note in full on July 21, 2021. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 4). As of June 30, 2022, there was approximately $179,000 outstanding under a Working Capital Loan. No amounts were outstanding as of December 31, 2021.
Based on the Company’s mandatory liquidation date and the Company’s expected future cash flow needs, management has determined that the existing amount of working capital raises substantial doubt about the Company’s ability to continue as a going concern until the earlier of the consummation of the Business Combination or the date the Company is required to liquidate. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying

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and evaluating prospective Initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Initial Business Combination. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after January 16, 2023.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Principles of Consolidation
The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Merger Sub and Merger Sub 2. All significant intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents at June 30, 2022 and December 31, 2021.

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Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000, and any investments held in Trust Account. At June 30, 2022 and December 31, 2021, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.
Investments Held in Trust Account
The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the condensed consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in investment income on Trust Account in the accompanying condensed consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements” (“ASC 820”), equal or approximate the carrying amounts represented in the condensed consolidated balance sheets, primarily due to their short-term nature, or because the instrument is recognized at fair value.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that re either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instrument in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Derivative Financial Instruments
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including funded loans and issued

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share purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s condensed consolidated statements of operations. The fair value of the Public Warrants and the Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation and a Black Scholes option pricing model, respectively. The fair value of the Private Placement Warrants continues to be measured using a Black-Scholes option pricing model. The fair value of the Public Warrants are subsequently measured at their listed trading price since they began to be separately listed and traded beginning in September 2021. Derivative warrant liabilities are classified as non-current liabilities as their liquidation will not be reasonably expected to require the use of current assets or require the creation of current liabilities.
Offering Costs Associated with Initial Public Offering
Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities were expensed as incurred and presented as non-operating expenses in the condensed consolidated statements of operations. Offering costs associated with the Public Shares were charged to the carrying value of the Class A ordinary shares subject to possible redemption upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Class A ordinary shares subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares is classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. As of June 30, 2022 and December 31, 2021, 13,800,000 shares of Class A ordinary shares are subject to possible redemption and are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s condensed consolidated balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the Class A ordinary shares subject to possible redemption to equal the redemption value at the end of each reporting period. Effective with the closing of the Initial Public Offering (including the exercise of the over-allotment option), the Company recognized the fair value adjustment from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.
Income Taxes
FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statement. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net Income (Loss) Per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is calculated by dividing the net income (loss) by the weighted average ordinary shares outstanding for the respective period.
The calculation of diluted net income per share does not consider the effect of the warrants issued in connection with the Initial Public Offering (including exercise of the over-allotment option) and the Private Placement to purchase an aggregate of 12,810,000 ordinary shares because their exercise is contingent upon future events. The number of weighted average Class B ordinary shares for calculating basic net income per ordinary share was reduced for the effect of an aggregate of 450,000 Class B ordinary shares that were subject to forfeiture if the over-allotment option was not exercised in full or part by the underwriters in the period from March 10, 2021 (inception) through June 30, 2021 (see Note 4). Since the contingency was satisfied as of January 1, 2022, the Company included these shares in the weighted average number as of the beginning of the three and six month periods ended June 30, 2022 to determine the dilutive impact of these shares. The fair value adjustment associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.
The following table presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of ordinary shares.
	For the Three Months Ended June 30, 2022		For the Three Months Ended June 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per ordinary share:
Numerator:
Allocation of net income (loss) – basic and diluted	$1,816,465	$454,116	$—	$(19,141)
Denominator:
Basic and diluted weighted average ordinary shares outstanding	13,800,000	3,450,000	—	3,000,000
Basic and diluted net income per ordinary share	$0.13	$0.13	$—	$(0.01)

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
	For the Six Months Ended June 30, 2022		For the Period from March 10, 2021 (inception) through June 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per ordinary share:
Numerator:
Allocation of net income (loss) – basic and diluted	$1,934,749	$483,687	$—	$(52,180)
Denominator:
Basic and diluted weighted average ordinary shares outstanding	13,800,000	3,450,000	—	2,681,416
Basic and diluted net income per ordinary share	$0.14	$0.14	$—	$(0.02)
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.
NOTE 3.
INITIAL PUBLIC OFFERING

On July 16, 2021, the Company consummated its Initial Public Offering of 12,000,000 Units, at $10.00 per Unit, generating gross proceeds of $120.0 million, and incurring offering costs of approximately $10.5 million (net of reimbursement from the underwriters of $480,000), of which approximately $3.4 million was for deferred underwriting commissions, approximately $4.7 million was incentives provided to Anchor Investors by the Sponsor (see Note 4), and approximately $685,000 was allocated to offering costs associated with derivative warrant liabilities. On July 19, 2021, the underwriters fully exercised their option and purchased 1,800,000 additional Units, generating gross proceeds of $18.0 million, and incurring offering costs of $990,000, of which $630,000 was for deferred underwriting commissions and approximately $62,000 was allocated to offering costs associated with the derivative warrant liabilities.
Each Unit consists of one Class A ordinary share and one-half (1/2) of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 8).
NOTE 4.
RELATED PARTY TRANSACTIONS

Founder Shares
On March 22, 2021, the Sponsor purchased 4,312,500 founder shares (“Founder Shares”), which are Class B ordinary shares, for an aggregate purchase price of $25,000, or approximately $0.006 per share. On June 14,2021, Sponsor effected a surrender of 862,500 Class B ordinary shares to us for no consideration, resulting in a decrease in the total number of Class B ordinary shares outstanding from 4,312,500 to 3,450,000. All shares and share amounts have been retroactively adjusted. The holders of the Founder Shares agreed to surrender and cancel up to an aggregate of 450,000 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional Units was not exercised in full by the underwriters, so that the Founder Shares would represent approximately 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters fully exercised their over-allotment option on July 19, 2021; therefore, these 450,000 Founder Shares were no longer subject to possible redemption.
In connection with the closing of the IPO and sale of Units to the Anchor Investors, in exchange for the Anchor Investors’ participation in the Initial Public Offering, the Sponsor sold and transferred membership interests in the Sponsor that, in aggregate, represent an indirect economic interest in 917,365 Founder Shares and 2,490,500 Private Placement Warrants. The Anchor Investors paid approximately

JATT ACQUISITION CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
$2.5 million in total for the Sponsor membership interests, resulting in each Anchor Investor effectively paying $1.00 per Private Placement Warrant and approximately $0.008 per Founder Share. The Company determined that the aggregate fair value of the Sponsor membership interests sold to the Anchor Investors was approximately $7.2 million. To estimate the fair value of Sponsor membership interests, management considered the probability and timing of IPO completion, business combination completion, and an appropriate discount for lack of marketability, all Level 3 inputs under ASC 820. The excess of the fair value of the Sponsor membership interests issued to the Anchor Investors over the aggregate consideration paid for such interests was considered to be an offering cost of the Company’s Initial Public Offering, in accordance with Staff Accounting Bulletin Topic 5A, and a deemed dividend to the Company from the Sponsor for the same amount.
The Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.
Private Placement
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 5,370,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant to the Sponsor, and Anchor Investors, generating proceeds of approximately $5.4 million. Concurrent with the consummation of the Over-Allotment on July 19, 2021, the Sponsor purchased 540,000 additional Private Placement Warrants, generating proceeds of $540,000. The Anchor Investors purchased an indirect economic interest in 2,490,500 of the warrants in the Private Placement and the Second Private Placement.
Each whole Private Placement Warrant is exercisable for one whole share of Class A ordinary shares at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or their permitted transferees.
The Sponsor, Anchor Investors and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
Related Party Loans
On March 22, 2021, the Sponsor agreed to loan the Company up to $200,000 pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due on the closing date of the Initial Public Offering. As of June 30, 2021, the Company borrowed approximately $117,000 under the Note. The Company repaid the Note in full on July 21, 2021. As of June 30, 2022, there was no balance outstanding.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants will be identical to the Private Placement Warrants.
On May 11, 2022, an affiliate of the Sponsor agreed to loan the Company up to $300,000 to cover ongoing expenses of the Company pursuant to a promissory note (the “Working Capital Loan”). The Working Capital Loan does not bear interest and will mature upon closing of an initial Business Combination. In the event that a Business Combination does not close prior to January 13, 2023, the Working Capital Loan shall be deemed to be terminated and no amounts will thereafter be due under the Working Capital Loan. The principal balance may not be prepaid without the consent of the lender. The Working Capital Loan is convertible, at the lender’s discretion, into warrants of the Company at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. The Working Capital Loan contains customary events of default, including, among others, those relating to the Company’s failure to make a payment of principal when due and to perform any other obligations that is not timely cured after written notice of such default from the sponsor. As of June 30, 2022, there was approximately $179,000 outstanding under the Working Capital Loan. No amounts were outstanding as of December 31, 2021. The conversion option is an embedded derivative under ASC 815 that is required to be separately measured at fair value with subsequent changes in fair value recognized in Company’s condensed consolidated statements of operations each reporting period until the Working Capital Loan is repaid, converted or terminated. The embedded conversion was determined to have de minimis value as of each funding date and at June 30, 2022. The Company valued the embedded conversion option using a Black-Scholes option model assuming the warrants as the underlying. The traded price of the Public Warrants as of each funding date and on June 30, 2022 was used as a proxy for the underlying warrant price. The time to maturity was estimated based on management’s estimated time to close a Business Combination. The volatility was derived from the traded prices of the Public Warrants.
Support Agreement and Services
The Company agreed to pay the Sponsor a total of $10,000 per month, commencing on July 14, 2021, for office space, utilities, secretarial and administrative support services provided to members of the management team. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the three months ended June 30, 2022 and 2021, the Company incurred such fees of $30,000 and $-0-, respectively, included as general and administrative fees — related party on the condensed consolidated statements of operations. For the six months ended June 30, 2022 and the period from March 10, 2021 (inception) through June 30, 2021, the Company incurred such fees of $60,000 and $-0-, respectively, included as general and administrative fees — related party on the condensed consolidated statements of operations. As of June 30, 2022 and December 31, 2021, $60,000 and $-0-, respectively, been accrued for such services and is included as due from related party on the accompanying condensed consolidated balance sheets.
An affiliate of the Company’s Sponsor and CFO provides office space and consulting fees to the Company. For the three months ended June 30, 2022 and 2021, the Company incurred fees of approximately $168,000 and $-0-, respectively, for these services, which are included as general and administrative fees — related party on the condensed consolidated statements of operations. For the six months ended June 30, 2022 and the period from March 10, 2021 (inception) through June 30, 2021, the Company incurred fees of approximately $228,000 and $-0-, respectively, for these services, which are included as general and administrative fees — related party on the condensed consolidated statements of operations. As of June 30, 2022, approximately $103,000 was due to the related party.
Forward Purchase Agreements
On August 5, 2021, the Company entered into Forward Purchase Agreements with certain Anchor Investors, Athanor Master Fund LP (“AMF”) and with Athanor International Master Fund, LP (“AIF”) (collectively the “Forward Purchase Agreements”, and collectively, “AMF and AIF are “Purchasers”).

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Pursuant to the Forward Purchase Agreements, the Company shall issue and sell to the Purchasers, and the Purchasers shall purchase from the Company, an aggregate of 7,500,000 forward purchase shares, or “Forward Purchase Shares”, for a purchase price of $10.00 per Forward Purchase Share, or $75,000,000 in the aggregate. Each Forward Purchase Share will consist of one Class A ordinary share of the Company. The Class A ordinary shares will have the same terms as the Company’s publicly traded Class A ordinary shares but will be restricted securities and not be freely tradable until registered with the SEC.
In January 2022, the Forward Purchase Agreements were amended (“Amended Forward Purchase Agreements”) to: i) reduce the number of forward purchase shares from an aggregate of 7,500,000 to 3,000,000 and from a total $75,000,000 in the aggregate to $30,000,000 in the aggregate; and ii) to add a requirement for the Purchasers to provide a binding redemption backstop (the “Redemption Backstop”) to purchase an additional $15 million of the redeeming shares in the event that redemptions are greater than 90% in connection with a Business Combination (the “Excess Redemptions”); and iii) to add a requirement that at the time of entering into a binding agreement for the Business Combination, the Purchasers will directly provide the target merger company (Target”) with bridge financing of $30 million evidenced by a convertible promissory note (“Convertible Note”) which shall be convertible into the Company’s Class A ordinary shares at the closing of the Business Combination.
NOTE 5.
COMMITMENTS AND CONTINGENCIES

Registration and Shareholder Rights
The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriter a 45-day option from the date of the Initial Public Offering to purchase up to 1,800,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. The underwriter fully exercised its over-allotment option on July 19, 2021.
The underwriter was paid an underwriting discount of $0.20 per unit, or approximately $2.4 million in the aggregate upon the closing of the Initial Public Offering. In addition, the Company received a reimbursement from the underwriter of $480,000 to cover for certain offering expenses.
In addition, $0.35 per unit, or approximately $3.4 million in the aggregate (net of the reimbursement from the underwriter of $820,000 from the deferred commissions for business combination expenses) will be payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
In connection with the consummation of the Over-Allotment on July 19, 2021, the underwriter was paid an additional fee of $360,000 and an additional amount of $630,000 is payable as deferred underwriting commissions.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that, while it is reasonably possible that the virus could have a negative effect on the Company’s financial position,

JATT ACQUISITION CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
results of its operations, close of the Initial Public Offering and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 6.
CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION

The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 200,000,000 shares of Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of June 30, 2022 and December 31, 2021, there were 13,800,000 shares of Class A ordinary shares issued and outstanding, all of which were subject to possible redemption and are classified outside of permanent equity in the condensed consolidated balance sheets.
Class A ordinary shares subject to possible redemption reflected on the condensed consolidated balance sheets is reconciled on the following table:
Gross proceeds	$138,000,000
Less:
Proceeds allocated to Public Warrants	(8,625,000)
Class A ordinary share issuance costs, net of reimbursement from underwriter	(10,787,717)
Plus:
Accretion of carrying value to redemption value	20,792,717
Class A ordinary shares subject to possible redemption	139,380,000
Increase in redemption value of Class A ordinary shares subject to possible redemption	116,566
Class A ordinary shares subject to possible redemption	$139,496,566

NOTE 7.
SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. As of June 30, 2022 and December 31, 2021, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of June 30, 2022 and December 31, 2021, there were 13,800,000 Class A ordinary shares issued and outstanding, all subject to possible redemption and classified outside permanent equity in the accompanying condensed consolidated balance sheets. See Note 6.
Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. On March 23, 2021, the Company issued 4,312,500 Class B ordinary shares to the Sponsor. On June 14, 2021, the Sponsor effected a surrender of 862,500 Class B ordinary shares to the Company for no consideration, resulting in a decrease in the total number of Class B ordinary shares outstanding from 4,312,500 to 3,450,000. All shares and share amounts have been retroactively adjusted. The holders of the Founder Shares agreed to surrender and cancel up to an aggregate of 450,000 Class B ordinary shares for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Initial Shareholders would collectively own 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. The underwriters fully exercised their over-allotment option on July 19, 2021; therefore, these 450,000 Founder Shares were no longer subject to forfeiture. As of June 30, 2022 and December 31, 2021, there were 3,450,000 Class B ordinary share issued and outstanding.

JATT ACQUISITION CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law.
The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, 20% of the total number of ordinary shares outstanding after such conversion, including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination, any private placement warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
NOTE 8.
DERIVATIVE WARRANT LIABILITIES

As of June 30, 2022 and December 31, 2021, the Company had an aggregate of 12,810,000 warrants outstanding, comprised of 6,900,000 and 5,910,000 Public Warrants and Private Placement Warrants, respectively. The Company accounts for the warrants as derivative warrant liabilities in accordance with the guidance contained in ASC 815. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability due to the existence of provisions whereby adjustments to the exercise price of the warrants is based on a variable that is not an input to the fair value of a “fixed-for-fixed” option and the existence of the potential for net cash settlement for the warrant holders (but not all shareholders) in the event of a tender offer.
Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Proposed Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 45 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any Founder Shares held by the initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 10 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger prices described under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Proposed Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00:   Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price (the “closing price”) of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.
In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
NOTE 9.   FAIR VALUE MEASUREMENTS
The following tables presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2022 and December 31, 2021, by level within the fair value hierarchy:
June 30, 2022
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – U.S. Treasury Securities	$139,596,566	$—	$—
Liabilities:
Derivative warrant liabilities – Public Warrants	$1,242,000	$—	$—
Derivative warrant liabilities – Private Warrants	$—	$—	$1,122,900
December 31, 2021
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – U.S. Treasury Securities	$139,399,054	$—	$—
Liabilities:
Derivative warrant liabilities – Public Warrants	$3,174,000	$—	$—
Derivative warrant liabilities – Private Warrants	$—	$—	$2,895,900
Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 fair value measurement to a Level 1 fair value measurement, when the Public Warrants were separately listed and traded in September 2021.
Level 1 instruments include investments in U.S Treasury securities or money market funds that invest in U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.
The fair value of the Public Warrants as of June 30, 2022 and December 31, 2021, was measured utilizing the Level 1 input of the observable listed trading price for such warrants. The fair value of the Public Warrants and the Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation and a Black Scholes option pricing model, respectively. The fair value of the Private Placement Warrants continues to be measured using a Black-Scholes option pricing model. Inherent in a Monte Carlo simulation and a Black Scholes option pricing model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s ordinary shares that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a

JATT ACQUISITION CORP
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
The following table provides quantitative information regarding Level 3 fair value measurements inputs used to estimate fair value of the warrants at their measurement dates:
	As of June 30, 2022	As of December 31, 2021
Exercise price	$11.50	$11.50
Stock price	$9.95	$9.87
Volatility	2.0%	9.5%
Term (years)	0.29	0.54
Risk-free rate	3.01%	1.43%
Dividend yield	0.0%	0.0%
The change in the fair value of warrants measured with Level 3 inputs for the period from January 1, 2022 through June 30, 2022, is summarized as follows. No warrants were outstanding for the period from March 10, 2021 (inception) through June 30, 2021.
Derivative warrant liabilities at December 31, 2021 – Level 3	$2,895,900
Change in fair value of derivative warrant liabilities	(336,870)
Derivative warrant liabilities at March 31, 2022 – Level 3	2,559,030
Change in fair value of derivative warrant liabilities	$(1,436,130)
Derivative warrant liabilities at June 30, 2022 – Level 3	$1,122,900

NOTE 10.
SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred up to the date condensed consolidated financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors:
Zura Bio Limited:
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Zura Bio Limited (the ‘Company’) as of March 31, 2022, and the related statements of operations, shareholders’ deficit, and cash flows for the period from January 18, 2022 (date of inception) through March 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2022, and the results of its operations and its cash flows for the period from January 18, 2022 (date of inception) through March 31, 2022, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
We have served as the Company’s auditor since 2022.
East Brunswick, New Jersey
June 14, 2022

Zura Bio Limited
Balance Sheet
(in thousands, except share and per share data)
March 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$4,720
Total current assets	4,720
Total assets	$4,720
LIABILITIES, PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$39
Total current liabilities	39
Total liabilities	39
Commitments and contingencies – Note 6
Convertible preferred shares
Series A-1 convertible preferred shares, $0.001 par value per share; 125,000 shares authorized as of March 31, 2022, 125,000 shares issued and outstanding as of March 31, 2022	12,500
Shareholders’ deficit
Ordinary Shares, $0.001 par value per share; 1 share authorized as of March 31, 2022; 1 share issued and outstanding as of March 31, 2022	—
Accumulated deficit	(7,819)
Total shareholders’ deficit	(7,819)
Total liabilities, convertible preferred shares and shareholders’ deficit	$4,720
The accompanying notes are an integral part of these financial statements.

Zura Bio Limited
Statement of Operations
(in thousands, except share and per share data)
For the Period from January 18, 2022 (date of inception) to March 31, 2022
Operating expenses:
General and administrative	$319
Research and development – license acquired	7,500
Total operating expenses	7,819
Loss from operations	(7,819)
Net loss	$(7,819)
Net loss per Ordinary Share, basic and diluted	$(7,818,712)
Weighted average Ordinary Shares outstanding, basic and diluted	1
The accompanying notes are an integral part of these financial statements.

Zura Bio Limited
Statement of Shareholders’ Deficit
(in thousands, except share data)
	Convertible Preferred Shares		Ordinary Shares		Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of January 18, 2022 (date of inception)	—	$—	—	$—	$—	$—
Issuance of Ordinary Share at inception	—	—	1	—	—	—
Issuance of Series A-1 convertible preferred shares for cash	100,000	10,000	—	—	—	—
Issuance of Series A-1 convertible preferred shares for license	25,000	2,500	—	—	—	—
Net loss	—	—	—	—	(7,819)	(7,819)
Balance as of March 31, 2022	125,000	$12,500	1	$—	$(7,819)	$(7,819)
The accompanying notes are an integral part of these financial statements.

Zura Bio Limited
Statement of Cash Flows
(in thousands)
For the Period from January 18, 2022 (date of inception) to March 31, 2022
Cash flows from operating activities
Net loss	$(7,819)
Adjustments to reconcile net loss to net cash used in operating activities:
Research and development-acquired license, expensed	7,500
Changes in operating assets and liabilities:
Accounts payable	39
Net cash used in operating activities	(280)
Cash flows from investing activities
Purchase of research and development license	(5,000)
Net cash used in investing activities	(5,000)
Cash flows from financing activities
Proceeds from issuance of Series A-1 convertible preferred shares	10,000
Net cash provided by financing activities	10,000
Net increase in cash and cash equivalents	4,720
Cash and cash equivalents at the beginning of the period	—
Cash and cash equivalents at the end of the period	$4,720
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$—
Cash paid for interest	$—
Supplemental disclosure of noncash investing and financing activities:
Issuance of Series A-1 convertible preferred shares for license	$2,500
The accompanying notes are an integral part of these financial statements.

Zura Bio Limited
Notes to Financial Statements
March 31, 2022
Note 1 — Organization and Description of Business Operations
Zura Bio Limited (the “Company” or “Zura Bio”) was formed in the United Kingdom (“UK”) on January 18, 2022 (“Inception”).
Zura Bio is a clinical stage life sciences and pre-revenue company developing ZB-168, a fully antil-IL7R monoclonal antibody, which it has licensed from Pfizer, Inc. (“Pfizer”).
Liquidity and Management’s Plans
The Company has incurred operating losses since Inception, and expects to continue to incur significant operating losses for the foreseeable future and may never become profitable. As of March 31, 2022, the Company had a net loss of $7.8 million and an accumulated deficit of $7.8 million. To date the Company’s operations have been funded through the sale of Series A-1 convertible preferred shares. As of March 31, 2022, the Company has $4.7 million in cash. In management’s opinion, cash on hand will be sufficient to fund operations and satisfy its required obligations for twelve months from the date these financial statements were available to be issued.
The Company intends to raise additional capital through equity financings or other arrangements to fund operations; however, there can be no assurance that the Company will be able to raise adequate capital under acceptable terms, if at all. The sale of additional equity may dilute existing shareholders and newly issued shares may contain senior rights and preferences compared to currently outstanding ordinary shares. Issued debt securities may contain covenants and limit the Company’s ability to pay dividends or make other distributions to shareholders. If the Company is unable to obtain such additional financing, future operations would need to be reevaluated.
The Company’s future operations are highly dependent on a combination of factors, including (1) the timely and successful completion of additional financing discussed above; (2) the success of its research and development programs; (3) the development of competitive therapies by other biotechnology and pharmaceutical companies, (4) the Company’s ability to manage growth of the organization; (5) the Company’s ability to protect its technology and products; and, ultimately (6) regulatory approval and market acceptance of a product.
Note 2 — Significant Accounting Policies
Basis of Presentation
The Company’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position and statement of operations for the period presented.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates.
Risks and Uncertainties
The Company is subject to risks common to early-stage companies in the biotechnology industry, including, but not limited to, development by the Company or its competitors of technological innovations, risks of failure of clinical studies, dependence on key personnel, protection of proprietary technology,

Zura Bio Limited
Notes to Financial Statements
March 31, 2022
compliance with government regulations, and ability to transition from preclinical manufacturing to commercial production of products.
The Company’s future product candidates will require approvals from the U.S. Food and Drug Administration and comparable foreign regulatory agencies prior to commercial sales in their respective jurisdictions. There can be no assurance that any product candidates will receive the necessary approvals. If the Company was denied approval, approval was delayed or the Company was unable to maintain approval for any product candidate, it could have a material adverse impact on the Company.
Segments
Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business as a single operating segment.
Cash and Cash Equivalents
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times may exceed the Federal deposit insurance coverage (“FDIC”) of $250,000. The Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents.
Fair Value of Financial Instruments
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in a principal or most advantageous market in an orderly transaction between market participants on the measurement date. Entities are required to use a three-level hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.
The fair value hierarchy is based on the following three levels of inputs, of which the first two are considered observable and the last one is considered unobservable.
Level 1
Quoted prices in active markets for identical instruments.

Level 2
Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3
Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The carrying amounts for the Company’s cash and cash equivalents and accounts payable and accrued expenses approximate fair value due to their short maturities.
Research and Development — License Acquired
Costs incurred in obtaining a licenses through asset acquisitions are charged to research and development expense if the licensed product is in the process of being researched and developed and no revenue-producing activities that exist immediately before or after the acquisition and the licensed product has no alternative future use.

Zura Bio Limited
Notes to Financial Statements
March 31, 2022
Income Taxes
Income taxes are recorded in accordance with ASC 740, Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse, and net operating loss (“NOL”) carryforwards. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company has recorded a full valuation allowance to reduce its net deferred income tax assets to zero. In the event the Company were to determine that it would be able to realize some or all its deferred income tax assets in the future, an adjustment to the deferred income tax asset valuation allowance would increase income in the period such determination was made.
The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. As of March 31, 2022, the Company had no liability for income tax associated with uncertain tax positions. The Company would recognize any corresponding interest and penalties associated with its income tax positions in income tax expense. There was no income tax interest or penalties incurred in 2022 since Inception.
Functional Currency
The Company’s functional and reporting currency is the U.S. Dollar. The Company recognizes gains and losses on accounts payable that are denominated in a currency other than the Company’s functional currency. Such foreign currency transactional gains and losses are recognized within other income (expense) in the statement of operations. The Company did not have any foreign currency transactional gains and losses for the period ended March 31, 2022.
Comprehensive Loss
Comprehensive loss is equal to net loss as presented in the accompanying statement of operations, as the Company did not have any other comprehensive income or loss for the period presented.
Net Loss Per Share
Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share excludes the potential impact of the Company’s convertible preferred shares because their effect would be anti-dilutive due to the Company’s net loss for the period presented. Since the Company had a net loss in the period presented, basic and diluted net loss per common share are the same.
The table below provides potentially dilutive securities not included in the calculation of the diluted net loss per common share because to do so would be anti-dilutive:
For the Period from January 18, 2022 (date of inception) to March 31, 2022
Shares issuable upon conversion of Series A-1 convertible preferred shares	125,000
Total	125,000

Zura Bio Limited
Notes to Financial Statements
March 31, 2022
Recently Issued and Recently Adopted Accounting Pronouncements
No new accounting pronouncements have an impact on the Company’s financial statements.
Note 3 — License Agreement
On March 22, 2022, the Company entered into License Agreement and a Series A-1 Subscription and Shareholder’s Agreement (collectively, the “Agreement”) with Pfizer. Under the Agreement, the Company acquired a license for a compound initially developed by Pfizer, in exchange for $5.0 million cash and 25,000 shares of the Company’s Series A-1 convertible preferred shares, representing a 20% interest in the Company. In accordance with ASC 805, the Agreement is accounted for as an asset acquisition as substantially all of the $7.5 million value transferred to the Company was allocated to in-process research and development. On the acquisition date, the compound licensed had not yet received regulatory approval and the in-process research and development did not have an alternative use. Accordingly, the $7.5 million of cash and Series A-1 convertible preferred shares was charged to research and development — license acquired in the statement of operations for the period ended March 31, 2022.
In addition to the consideration transferred on March 22, 2020, the Company is obligated to make 12 development and regulatory milestone payments aggregating up to $70.0 million and sales milestone payments up to an aggregate of $525.0 million based on respective thresholds of net sales of products (developed from the licensed compound) (the “Products”). In further consideration for the license, the Company will also pay an annual earned royalty at a marginal royalty rate in the mid-single digits to low double digits (less than 20%), based on thresholds of nets sales of Products. Royalties are payable on a country by country basis for a certain period of years or upon the later expiration of regulatory exclusivity of the Company’s Products in a country.
The Company is also subject to a potential multi-million dollar transaction payment if, within a certain period the Company has (a) certain changes in control, excluding an initial public offering or any business combination where the securities of the Company are listed on a stock exchange (e.g., a transaction with a special purpose acquisition company), or (b) the Company sublicenses or divests of its rights to the Products.
As of March 31, 2022, the Company does not owe any amounts under the Agreement.
The Agreement also has anti-dilution provisions to allow Pfizer to maintain an 18% interest in the Company, as detailed below.
The Company incurred legal fees related to the Agreement of $0.3 million which are included in general and administrative fees in the statement operations for the period ended March 31, 2022.
Note 4 — Convertible Preferred Shares and Shareholders’ Deficit
As of March 31, 2022, the Company was authorized to issue 1 ordinary share with a par value of $0.001 per share and 125,000 shares of Series A-1 convertible preferred shares with a par value of $0.001 per share. The par value of the Company’s shares are stated at .001 GBP per share which approximates US$0.001, which is included on the Company’s balance sheet.
On March 22, 2022, the Company issued 100,000 shares of Series A-1 convertible preferred shares to Hana Immunotherapeutic LLC (“Hana”) for $10.0 million in cash and 25,000 shares of Series A-1 convertible preferred shares to Pfizer for the Agreement. See Note 3. Hana also holds the one ordinary share issued upon formation of the Company.
Series A-1 Convertible Preferred Shares Rights and Preferences
Conversion
Each share of Series A-1 convertible preferred shares is convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number shares of the Company’s Ordinary Shares, subject to adjustment.

Zura Bio Limited
Notes to Financial Statements
March 31, 2022
Each share of Series A-1 convertible preferred shares will automatically be converted into a share of the Company’s Ordinary Shares, subject to adjustment, immediately upon the occurrence of an initial public offering with a gross aggregate subscription with respect to new Ordinary Shares of greater than $50.0 million. The Ordinary Shares resulting from this conversion will rank pari passu with the existing Ordinary Shares at the time of conversion.
Anti-Dilution
If the Company issues equity securities, other than pursuant to a share option plan, the Company shall issue such number of Series A-1 Shares to Pfizer as necessary to maintain Pfizer’s ownership interest of 18%, until the Company raises in excess of $20 million in equity, where any capital raised above this threshold is not subject to anti-dilution. The anti-dilution provision expires upon an admission of the shares to trading on a recognized investment exchange where the gross aggregate subscription amount is greater than $50 million.
Dividends
The holders of shares of Series A-1 convertible preferred shares are entitled to receive dividends, of profits available for distribution as determined by the Company’s board of directors with the consent of the majority of the shareholders, payable on a pro rata, pari passu basis. No dividends have been declared by the Company’s board of directors.
Liquidation
In the event of any voluntary or involuntary liquidation or return of capital (other than a conversion, redemption or purchase of shares) of the Company, the holders of the Series A-1 convertible preferred shares are entitled to receive a liquidation preference prior to any distribution to the holders of Ordinary Shares, in the amount $131 per share.
Voting Rights
The holders of the Series A-1 convertible preferred shares are entitled to one vote per share, unless the Series A-1 shares are convertible into a greater number of Ordinary Shares or the holders of Series A-1 convertible preferred shares are entitled to any anti-dilution shares, in which case the holders of Series A-1 convertible preferred shares are entitled to the number of votes that the holder would be entitled upon conversion to Ordinary Shares or after the issuance of the anti-dilution shares, respectively.
Redemption Rights
The Series A-1 convertible preferred shares are not mandatorily redeemable at the option of the holder.
Note 5 — Income Taxes
Provision for income taxes
There is no provision for income taxes because the Company has incurred no income or loss for income tax purposes since its inception and maintains a full valuation allowance against its net deferred tax assets. The reported amount of income tax expense for the period differs from the amount that would result from applying the statutory tax rate to net loss before taxes primarily because of the change in valuation allowance.
Deferred tax assets and valuation allowance
Deferred tax assets reflect the tax effects of the Company’s loss carryforwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used

Zura Bio Limited
Notes to Financial Statements
March 31, 2022
for income tax purposes. As of March 31, 2022, the Company had $2.7 million of UK loss carryforwards which can be carried forward indefinitely.
A reconciliation of the U.S. statutory federal income tax rate to the Company’s effective tax rate is as follows:
For the Period from January 18, 2022 (date of inception) to March 31, 2022
Statutory income tax rate	19.0%
Change in valuation allowance	(19.0)%
Income tax provision (benefit)	0.0%
The significant components of the Company’s net deferred tax asset are as follows (in thousands):
March 31, 2022
Deferred tax assets:
Net operating loss carryforward	$522
License	964
Total deferred income tax assets	1,486
Valuation allowance	(1,486)
Deferred tax assets, net of valuation allowance	$—
The Company’s initial tax year was the period ended March 31, 2022, which remains open for the assessment of income taxes.
Note 6 — Commitments and Contingencies
Litigation
The Company is not a party to any material legal proceedings and is not aware of any pending or threatened claims. From time to time, the Company may be subject to various legal proceedings and claims that arise in the ordinary course of its business activities.
Commitments
As of March 31, 2022, the Company does not have any commitments.
Note 7 — Subsequent Events
The Company has evaluated subsequent events through June 14, 2022, the date that these financial statements were issued. Except for the matters disclosed below, no additional subsequent events had occurred that would require recognition or disclosure in these financial statements.
Business Combination
On May 4, 2022, the Company entered into a Letter of Intent (“LOI”) with JATT Acquisition Corp., a Cayman Islands exempted company (“JATT”) for a potential business combination, whereby all of the Company’s shares would be exchanged by JATT for 16,500,000 ordinary shares of JATT with an aggregate equity value of $165.0 million.

Zura Bio Limited
Notes to Financial Statements
March 31, 2022
Equity Incentive Plan
On June 8, 2022, the Company’s board of directors approved the UK Plan and the US Plan (collectively, the “Option Plans”) which permits the granting of nonqualified share options to certain employees and directors. There are 13,889 shares of ordinary shares available for issuance under the Option Plans, of which 3,547 shares of ordinary shares are authorized for issuance under the US Plan.
On June 8, 2022, options to purchase 3,547 shares of the Company’s Ordinary Shares under the UK Plan were awarded to certain employees and directors of the Company with a par value exercise price per share, which vest upon grant.
On June 8, 2022, options to purchase 3,547 shares of the Company’s Ordinary Shares under the US Plan of the Company’s Ordinary Shares under the UK Plan were awarded to certain employees and directors of the Company with an exercise price per share of $90.50, which are generally expected to vest within a 4-year term.

Zura Bio Limited
Condensed Balance Sheets
(in thousands, except share and per share data)
	June 30, 2022 (Unaudited)	March 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$4,412	$4,720
Deferred offering costs	1,144	—
Other current assets	24	—
Total current assets	5,580	4,720
Total assets	$5,580	$4,720
LIABILITIES, PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$1,515	$39
Total current liabilities	1,515	39
Total liabilities	1,515	39
Commitments and contingencies – Note 7
Convertible preferred shares
Series A-1 convertible preferred shares, $0.001 par value per share; 125,000 shares authorized as of June 30, 2022 and March 31, 2022, 125,000 shares issued and outstanding as of June 30, 2022 and March 31, 2022	12,500	12,500
Shareholders’ deficit
Ordinary Shares, $0.001 par value per share; 17,437 shares and 1 share authorized as of June 30, 2022 and March 31, 2022, respectively; 3,548 shares and 1 share issued and outstanding as of June 30, 2022 and March 31, 2022, respectively	—	—
Additional paid-in capital	309	—
Accumulated deficit	(8,744)	(7,819)
Total shareholders’ deficit	(8,435)	(7,819)
Total liabilities, convertible preferred shares and shareholders’ deficit	$5,580	$4,720
The accompanying notes are an integral part of these unaudited condensed financial statements.

Zura Bio Limited
Condensed Statement of Operations
(in thousands, except share and per share data)
(Unaudited)
Three Months Ended June 30, 2022
Operating expenses:
General and administrative	$842
Research and development	85
Total operating expenses	927
Loss from operations	(927)
Other income	2
Net loss	$(925)
Net loss per Ordinary Share, basic and diluted	$(1,030.75)
Weighted average Ordinary Shares outstanding, basic and diluted	897
The accompanying notes are an integral part of these unaudited condensed financial statements.

Zura Bio Limited
Condensed Statement of Shareholders’ Deficit
(in thousands, except share data)
(Unaudited)
For the Three Months Ended June 30, 2022
	Convertible Preferred Shares		Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance as of March 31, 2022	125,000	$12,500	1	$—	$—	$(7,819)	$(7,819)
Exercises of stock options	—	—	3,547	—	—	—	—
Stock-based compensation expense	—	—	—	—	309	—	309
Net loss	—	—	—	—	—	(925)	(925)
Balance as of June 30, 2022	125,000	$12,500	3,548	$—	$309	$(8,744)	$(8,435)
The accompanying notes are an integral part of these unaudited condensed financial statements.

Zura Bio Limited
Condensed Statement of Cash Flows
(in thousands)
(Unaudited)
Three Months Ended June 30, 2022
Cash flows from operating activities
Net loss	$(925)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	309
Changes in operating assets and liabilities:
Other current assets	(24)
Accounts payable and accrued expenses	332
Net cash used in operating activities	(308)
Net decrease in cash and cash equivalents	(308)
Cash and cash equivalents at the beginning of the period	4,720
Cash and cash equivalents at the end of the period	$4,412
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$—
Cash paid for interest	$—
Supplemental disclosure of noncash investing and financing activities:
Unpaid deferred offering costs included in accounts payable and accrued expenses	$1,144
The accompanying notes are an integral part of these unaudited condensed financial statements.

Zura Bio Limited
Notes to Unaudited Condensed Financial Statements
June 30, 2022
Note 1 — Organization and Description of Business Operations
Zura Bio Limited (the “Company” or “Zura Bio”) was formed in the United Kingdom (“UK”) on January 18, 2022 (“Inception”).
Zura Bio is a clinical stage life sciences and pre-revenue company developing ZB-168, a fully anti-IL7Ra monoclonal antibody, which it has licensed from Pfizer, Inc. (“Pfizer”).
On June 16, 2022, the Company entered into a business combination agreement with JATT Acquisition Corp. (“JATT”), a Cayman Islands publicly traded special purpose acquisition company, whereby all of the Company’s shares would be exchanged by JATT for 16,500,000 ordinary shares of JATT with an aggregate equity value of $165.0 million (the “JATT Business Combination”).
Going Concern, Liquidity and Management’s Plans
The Company has incurred operating losses since inception, and expects to continue to incur significant operating losses for the foreseeable future and may never become profitable. The Company has an accumulated deficit of $8.8 million as of June 30, 2022 and a net loss of $0.9 million for the three months ended June 30, 2022. To date the Company’s operations have been funded through the sale of Series A-1 convertible preferred shares. As of June 30, 2022, the Company has $4.4 million in cash.
The Company evaluated whether there are any conditions and events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern over the next twelve months through August 2023. The Company’s cash requirements include, but are not limited to business combination costs, product manufacturing costs, and working capital requirements. The Company has concluded that there is substantial doubt about its ability to continue as a going concern within one year after the date that the financial statements are issued.
The Company intends to raise additional capital through equity financings or other arrangements to fund operations; however, there can be no assurance that the Company will be able to raise adequate capital under acceptable terms, if at all. The sale of additional equity may dilute existing shareholders and newly issued shares may contain senior rights and preferences compared to currently outstanding ordinary shares. Issued debt securities may contain covenants and limit the Company’s ability to pay dividends or make other distributions to shareholders. If the Company is unable to obtain such additional financing, future operations would need to be reevaluated. The JATT Business Combination would result in gross proceeds of at least $65.0 million for the Company and dilution of existing shareholders if the JATT Business Combination is completed in accordance with the current terms of the agreement.
The Company’s future operations are highly dependent on a combination of factors, including (1) the timely and successful completion of additional financing discussed above; (2) the success of its research and development programs; (3) the development of competitive therapies by other biotechnology and pharmaceutical companies, (4) the Company’s ability to manage growth of the organization; (5) the Company’s ability to protect its technology and products; and, ultimately (6) regulatory approval and market acceptance of a product.
Note 2 — Significant Accounting Policies
Basis of Presentation
The Company’s condensed financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position and condensed statement of operations for the period presented.

Zura Bio Limited
Notes to Unaudited Condensed Financial Statements
June 30, 2022
The accompanying condensed balance sheet as of June 30, 2022, the condensed statements of operations, shareholders’ deficit, and cash flows for the three months ended June 30, 2022 are unaudited. The interim condensed financial statements have been prepared on the same basis as the audited annual financial statements and, in management’s opinion, include all adjustments consisting of only normal recurring adjustments necessary for the fair statement of the Company’s financial position as of June 30, 2022 and its results of operations and cash flows for the three months ended June 30, 2022. The results of operations for the three months ended June 30, 2022 are not necessarily indicative of the results to be expected for the full fiscal year or any other period.
These interim condensed financial statements should be read in conjunction with the Company’s annual financial statements for the period ended March 31, 2022 included elsewhere in this prospectus.
Use of Estimates
The preparation of condensed financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the condensed financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates and assumptions reflected in the condensed financial statements relate to and include, but are not limited to, the fair value of ordinary shares and other assumptions used to measure share-based compensation.
Risks and Uncertainties
The Company is subject to risks common to early-stage companies in the biotechnology industry, including, but not limited to, development by the Company or its competitors of technological innovations, risks of failure of clinical studies, dependence on key personnel, protection of proprietary technology, compliance with government regulations, and ability to transition from preclinical manufacturing to commercial production of products.
The Company’s future product candidates will require approvals from the U.S. Food and Drug Administration and comparable foreign regulatory agencies prior to commercial sales in their respective jurisdictions. There can be no assurance that any product candidates will receive the necessary approvals. If the Company was denied approval, approval was delayed or the Company was unable to maintain approval for any product candidate, it could have a material adverse impact on the Company.
Segments
Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business as a single operating segment.
Cash and Cash Equivalents
Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times may exceed government insured limits. The Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents.

Zura Bio Limited
Notes to Unaudited Condensed Financial Statements
June 30, 2022
Deferred Offering Costs
The Company capitalizes offering costs consisting of direct, incremental legal, accounting and other fees in connection with the anticipated business combination with JATT. The deferred offering costs will be offset against the proceeds from the transaction upon the consummation of the business combination. Should the business combination be abandoned or not be considered probable, the deferred offering costs will be expensed immediately as a charge to operating expenses in the condensed statement of operations. During the three months ended June 30, 2022, the Company incurred but has not paid $1.1 million of deferred offering costs included in deferred offering costs and accounts payable and accrued expenses in the condensed balance sheets.
Fair Value of Financial Instruments
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in a principal or most advantageous market in an orderly transaction between market participants on the measurement date. Entities are required to use a three-level hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.
The fair value hierarchy is based on the following three levels of inputs, of which the first two are considered observable and the last one is considered unobservable.
Level 1
Quoted prices in active markets for identical instruments.

Level 2
Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3
Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The carrying amounts for the Company’s cash and cash equivalents and accounts payable and accrued expenses approximate fair value due to their short maturities.
Share-Based Compensation
The Company accounts for all share-based payments to employees and non-employees, including grants of stock options and stock options with non-market performance conditions (“PSOs”) based on their respective grant date fair values. The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model. The assumptions used in calculating the fair value of share-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. The Company expenses share-based compensation related to stock options over the requisite service period on a straight-line basis. The Company will record share-based compensation expense for the PSOs when the Company’s management deems it probable that the performance conditions will be satisfied. The share-based compensation costs are recorded in general and administrative expenses in the condensed statement of operations. Forfeitures are recorded as they occur.
Income Taxes
Income taxes are recorded in accordance with ASC 740, Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the condensed financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse, and net operating loss (“NOL”) carryforwards. Valuation allowances are provided, if based upon the weight of available evidence, it is more likely than not

Zura Bio Limited
Notes to Unaudited Condensed Financial Statements
June 30, 2022
that some or all of the deferred tax assets will not be realized. The Company has recorded a full valuation allowance to reduce its net deferred income tax assets to zero. In the event the Company were to determine that it would be able to realize some or all its deferred income tax assets in the future, an adjustment to the deferred income tax asset valuation allowance would increase income in the period such determination was made.
The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit would more likely than not be realized assuming examination by the taxing authority. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position as well as consideration of the available facts and circumstances. As of June 30, 2022, the Company had no liability for income tax associated with uncertain tax positions. The Company would recognize any corresponding interest and penalties associated with its income tax positions in income tax expense. There was no income tax interest or penalties incurred for the three months ended June 30, 2022.
Functional Currency
The Company’s functional and reporting currency is the U.S. Dollar. The Company recognizes gains and losses on accounts payable that are denominated in a currency other than the Company’s functional currency. Such foreign currency transactional gains and losses are recognized within other income in the condensed statement of operations. The Company had an immaterial amount of net foreign currency transactional gains for the three months ended June 30, 2022.
Comprehensive Loss
Comprehensive loss is equal to net loss as presented in the condensed statement of operations, as the Company did not have any other comprehensive income or loss for the period presented.
Net Loss Per Share
Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share excludes the potential impact of the Company’s convertible preferred shares and options to purchase ordinary shares because their effect would be anti-dilutive due to the Company’s net loss for the period presented. Since the Company had a net loss in the period presented, basic and diluted net loss per common share are the same.
The table below provides potentially dilutive securities not included in the calculation of the diluted net loss per common share because to do so would be anti-dilutive:
Three Months Ended June 30, 2022
Shares issuable upon conversion of Series A-1 convertible preferred shares	125,000
Shares issuable upon exercise of options to purchase ordinary shares	3,125
Total	128,125
Shares issuable upon the exercise of PSOs are excluded from the calculation of diluted net loss per share until the Company’s management deems it probable that the performance conditions will be satisfied.
Recently Issued and Recently Adopted Accounting Pronouncements
No new accounting pronouncements have an impact on the Company’s condensed financial statements.

Zura Bio Limited
Notes to Unaudited Condensed Financial Statements
June 30, 2022
Note 3 — Accounts Payable and Accrued Expenses
Accounts payable and accrued expenses is comprised of the following as of June 30, 2022 and March 31, 2022:
	June 30, 2022	March 31, 2022
Accounts payable	$170	$7
Accrued offering costs	1,099	32
Compensation and benefit related	130	—
Accrued legal costs	87	—
Other accrued expenses	29	—
Total	$1,515	$39
Note 4 — License Agreement
On March 22, 2022, the Company entered into License Agreement and a Series A-1 Subscription and Shareholder’s Agreement (collectively, the “Agreement”) with Pfizer. Under the Agreement, the Company acquired a license for a compound initially developed by Pfizer, in exchange for $5.0 million in cash and 25,000 shares of the Company’s Series A-1 convertible preferred shares, representing an 18% interest in the Company. In accordance with ASC 805, the Agreement is accounted for as an asset acquisition as substantially all of the $7.5 million value transferred to the Company was allocated to in-process research and development. On the acquisition date, the compound licensed had not yet received regulatory approval and the in-process research and development did not have an alternative use.
In addition to the consideration transferred on March 22, 2020, the Company is obligated to make 12 development and regulatory milestone payments aggregating up to $70.0 million and sales milestone payments up to an aggregate of $525.0 million based on respective thresholds of net sales of products (developed from the licensed compound) (the “Products”). In further consideration for the license, the Company will also pay an annual earned royalty at a marginal royalty rate in the mid-single digits to low double digits (less than 20%), based on thresholds of nets sales of Products. Royalties are payable on a country by country basis for a certain period of years or upon the later expiration of regulatory exclusivity of the Company’s Products in a country.
The Company is also subject to a potential multi-million dollar transaction payment if, within a certain period the Company has (a) certain changes in control, excluding an initial public offering or any business combination where the securities of the Company are listed on a stock exchange (e.g., a transaction with a special purpose acquisition company), or (b) the Company sublicenses or divests of its rights to the Products.
As of June 30, 2022, the Company does not owe any amounts under the Agreement.
The Agreement also has anti-dilution provisions to allow Pfizer to maintain an 18% interest in the Company, as detailed below.
Note 5 — Convertible Preferred Shares and Shareholders’ Deficit
As of June 30, 2022, the Company was authorized to issue 17,437 ordinary shares with a par value of $0.001 per share and 125,000 shares of Series A-1 convertible preferred shares with a par value of $0.001 per share. The par value of the Company’s shares are stated at .001 GBP per share which approximates US $0.001, which is included on the Company’s condensed balance sheets.
For the three months ended June 30, 2022, the Company issued 3,547 ordinary shares for the exercise of stock options.

Zura Bio Limited
Notes to Unaudited Condensed Financial Statements
June 30, 2022
On March 22, 2022, the Company issued 100,000 shares of Series A-1 convertible preferred shares to Hana Immunotherapeutic LLC (“Hana”) for $10.0 million in cash and 25,000 shares of Series A-1 convertible preferred shares to Pfizer for the Agreement. See Note 4. Hana also holds the one ordinary share issued upon formation of the Company.
Series A-1 Convertible Preferred Shares Rights and Preferences
Conversion
Each share of Series A-1 convertible preferred shares is convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number shares of the Company’s ordinary shares, subject to adjustment.
Each share of Series A-1 convertible preferred shares will automatically be converted into a share of the Company’s ordinary shares, subject to adjustment, immediately upon the occurrence of an initial public offering with a gross aggregate subscription with respect to new ordinary shares of greater than $50.0 million. The ordinary shares resulting from this conversion will rank pari passu with the existing ordinary shares at the time of conversion.
Anti-Dilution
If the Company issues equity securities, other than pursuant to a share option plan, the Company shall issue such number of Series A-1 Shares to Pfizer as necessary to maintain Pfizer’s ownership interest of 18%, until the Company raises in excess of $20 million in equity, where any capital raised above this threshold is not subject to anti-dilution. The anti-dilution provision expires upon an admission of the shares to trading on a recognized investment exchange where the gross aggregate subscription amount is greater than $50 million.
Dividends
The holders of shares of Series A-1 convertible preferred shares are entitled to receive dividends, of profits available for distribution as determined by the Company’s board of directors with the consent of the majority of the shareholders, payable on a pro rata, pari passu basis. No dividends have been declared by the Company’s board of directors.
Liquidation
In the event of any voluntary or involuntary liquidation or return of capital (other than a conversion, redemption or purchase of shares) of the Company, the holders of the Series A-1 convertible preferred shares are entitled to receive a liquidation preference prior to any distribution to the holders of ordinary shares, in the amount $131 per share.
Voting Rights
The holders of the Series A-1 convertible preferred shares are entitled to one vote per share, unless the Series A-1 shares are convertible into a greater number of ordinary shares or the holders of Series A-1 convertible preferred shares are entitled to any anti-dilution shares, in which case the holders of Series A-1 convertible preferred shares are entitled to the number of votes that the holder would be entitled upon conversion to ordinary shares or after the issuance of the anti-dilution shares, respectively.
Redemption Rights
The Series A-1 convertible preferred shares are not mandatorily redeemable at the option of the holder.
Note 6 — Share-Based Compensation
On June 8, 2022, the Company’s board of directors approved two stock option plans, the UK Plan and the US Plan (collectively, the “Option Plans”) which permits the granting of nonqualified share options to

Zura Bio Limited
Notes to Unaudited Condensed Financial Statements
June 30, 2022
certain employees and directors. There are 13,889 shares of ordinary shares authorized for issuance under the Option Plans, of which 3,547 shares of ordinary shares are authorized for issuance under the US Plan (the “Authorized Shares”). As of June 30, 2022, there are 6,975 shares of ordinary shares available for issuance under the Option Plans.
On June 8, 2022, options to purchase 3,547 shares of the Company’s ordinary shares, were subject to the rules of the UK Plan (the “UK Plan Options”). The UK Plan Options were granted outside of the Authorized Shares. The UK Plan Options were awarded to certain employees and directors of the Company with a par value exercise price per share, which vest upon grant and have a ten-year contractual term. The fair value of the UK Plan Options was determined to be the fair value of the underlying ordinary shares on the date of grant of $83.13 as the UK Plan Options were vested upon grant and have a nominal exercise price. The underlying ordinary shares were valued using an option pricing model to allocate fair value to each equity class from the total fair value of shareholders’ equity, which was determined based on previous preferred stock transactions. The fair value also considered the timing, probability, and potential value of a potential future exit event.
The Company’s stock option activity for the UK Plan for the three months ended June 30, 2022 is as follows:
	Number of Options	Weighted Average Exercise Price (per share)	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of April 1, 2022	—	$—	—	$—
Granted	3,547	0.00	9.9	295
Exercised	(3,547)	—	—	295
Outstanding as of June 30, 2022	—	—	—	—
Exercisable as of June 30, 2022	—	$—	—	$—
On June 8, 2022, options to purchase 3,547 shares of the Company’s ordinary shares under the US Plan (the “US Plan Options”) of the Company’s ordinary shares under the US Plan were awarded to certain employees and directors of the Company with an exercise price per share of $90.50, which vest within a 4-year term and have a ten-year contractual life.
The fair value US Plan Options are estimated on the date of grant using the Black-Scholes option pricing model. The Company is a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected share volatility based on the historical volatility of a publicly traded set of peer companies. Due to the lack of historical exercise history, the expected term of the Company’s stock options has been determined using the “simplified” method for awards. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is zero based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.
The following weighted-average assumptions were used to estimate the fair value of the US Stock Options for the three months ended June 30, 2022:
Risk-free interest rate	3.0%
Expected dividend yield	—
Expected term (years)	5.9
Expected volatility	95.1%

Zura Bio Limited
Notes to Unaudited Condensed Financial Statements
June 30, 2022
For the three months ended June 30, 2022, the weighted-average grant date fair value of the US Options was $64.40.
The Company’s stock option activity for the US Plan for the three months ended June 30, 2022 is as follows:
	Number of Options	Weighted Average Exercise Price (per share)	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of April 1, 2022	—	$—	—	$—
Granted	3,547	90.50	9.9	—
Exercised	—	—	—	—
Outstanding as of June 30, 2022	3,547	90.50	9.9	—
Exercisable as of June 30, 2022	217	$90.50	9.9	$—
The aggregate intrinsic value in the above table is calculated as the excess of the fair value of the Company’s ordinary shares above the exercise price of the stock options.
As of June 30, 2022, there was approximately $0.2 million of unrecognized compensation expense related to the stock options which will be recognized over the remaining weighted-average vesting term or approximately 2.8 years.
During the three months ended June 30, 2022, the Company granted 422 PSOs under the US Plan, included in the table above, with a performance condition to vest upon a financing of $75.0 million or greater, excluding certain related party capital as defined in the grant agreement for the PSOs. As the performance conditions for the PSOs were not considered probable, no compensation expense related to these awards has been recorded for the three months ended June 30, 2022.
Share-based compensation expense of $0.3 million is included in general and administrative expenses in the condensed statement of operations for the three months ended June 30, 2022.
Note 7 — Commitments and Contingencies
Litigation
The Company is not a party to any material legal proceedings and is not aware of any pending or threatened claims. From time to time, the Company may be subject to various legal proceedings and claims that arise in the ordinary course of its business activities.
Commitments
As of June 30, 2022, the Company does not have any commitments.
Note 8 — Subsequent Events
The Company has evaluated subsequent events through August 18, 2022, the date that these condensed financial statements were issued. Except for the matters disclosed below, no additional subsequent events had occurred that would require recognition or disclosure in these condensed financial statements.
License Agreement
In July 2022, the Company entered into a license agreement (the “Lonza License”) with Lonza Sales AG (“Lonza”) for a worldwide non-exclusive license for Lonza’s gene expression system in exchange for

Zura Bio Limited
Notes to Unaudited Condensed Financial Statements
June 30, 2022
varying considerations depending on a number of factors such as whether the Company enters further agreements with Lonza. The Lonza License will remain in effect until terminated. The Company is free to terminate the Lonza License at any time upon 60 days’ notice, with or without cause. Lonza may terminate the Lonza License for cause upon a breach by the Company or for other commercially standard reasons. The Lonza License is attached to this Registration Statement as Exhibit 10.17.

Annex A
Execution Version
BUSINESS COMBINATION AGREEMENT
by and among
JATT ACQUISITION CORP,
JATT MERGER SUB,
JATT MERGER SUB 2,
ZURA BIO HOLDINGS LTD,
and
ZURA BIO LIMITED
DATED AS OF JUNE 16, 2022

EXHIBITS
Exhibit A – A&R Registration and Shareholder Rights Agreement
Exhibit B – Sponsor Support Agreement
Exhibit C – Company Support Agreement
Exhibit D – Lock-Up Agreement
Exhibit E – Subscription Agreement

BUSINESS COMBINATION AGREEMENT
This Business Combination Agreement (this “Agreement”) is made and entered into as of June 16, 2022 (the “Effective Date”), by and among JATT Acquisition Corp, a Cayman Islands exempted company (the “SPAC”), JATT Merger Sub, a Cayman Islands exempted company (the “Merger Sub”), JATT Merger Sub 2, a Cayman Islands exempted company (the “Merger Sub 2”), and Zura Bio Limited, a limited company incorporated under the laws of England and Wales (the “Company”), and (with effect from the Holdco Signing Date) Zura Bio Holdings Ltd, a Cayman Islands exempted company (the “Holdco”). Each of SPAC, Merger Sub, Merger Sub 2, Holdco (with effect from the Holdco Signing Date), and the Company is also referred to herein as a “Party” and, collectively, as the “Parties”.
RECITALS
WHEREAS, SPAC is a blank check special purpose acquisition company incorporated for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization, or other similar business combination with one or more operating businesses or entities through a business combination;
WHEREAS, in connection with the transactions contemplated by this Agreement, SPAC will enter into Subscription Agreements (as defined below) with certain PIPE Investors (as defined below) providing for aggregate investments in SPAC Shares in a private placement of an amount not less than $20,000,000 (the “PIPE Investment Amount”) at $10 per SPAC Class A Share (the “PIPE Investment”);
WHEREAS, in connection with the transactions contemplated by this Agreement, including the PIPE Investment, SPAC, Sponsor (as defined below) and the Company will agree to the treatment of the Private Placement Warrants in the manner set out in the Subscription Agreement attached hereto as Exhibit E providing for the forfeiture and transfer of certain of the Private Placement Warrants owned by Sponsor depending on the redemption on the SPAC Shares;
WHEREAS, SPAC has previously entered into Forward Purchase Agreements, as amended (the “Forward Purchase Agreements”) with two institutional investors (the “FPA Investors”) providing that at the Closing of the Merger (as defined below), the FPA Investors will (i) purchase an aggregate of 3,000,000 SPAC Class A Shares at $10 per share for $30,000,000 in the aggregate; and (ii) provide a binding redemption backstop (the “Redemption Backstop”) to purchase an additional $15,000,000 of SPAC Class A Shares from redeeming public SPAC Shareholders in the event that SPAC public share redemptions are greater than 90% in connection with the Merger (the “Excess Redemptions”);
WHEREAS, before the Closing, the Company intends to consummate a restructuring pursuant to which the shareholders in the Company will contribute all of the Company Shares to Holdco in exchange for their respective proportional amount of Holdco Shares (the “Company Capital Restructuring”), which Company Capital Restructuring is intended to be treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code for U.S. federal income Tax purposes, and it is intended that immediately following the Company Capital Restructuring Holdco will sign this Agreement and become a Party;
WHEREAS, Holdco is a newly incorporated Cayman Islands exempted company formed for the purpose of effectuating the Company Capital Restructuring and subsequently the Merger;
WHEREAS, Merger Sub is a newly incorporated Cayman Islands exempted company, wholly owned by SPAC, which Merger Sub is treated as a Corporation within the meaning of Section 1361(a)(2) of the Code for U.S. federal income Tax purposes, and was formed for the purpose of effectuating the Merger (as defined below);
WHEREAS, Merger Sub 2 is a newly incorporated Cayman Islands exempted company, wholly owned by SPAC, which Merger Sub 2 is treated as an entity “disregarded as separate from its owner” within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii) for U.S. federal income Tax purposes, and was formed for the purpose of effectuating the Subsequent Merger (as defined below);
WHEREAS, the Parties intend to effect a merger of Merger Sub with and into Holdco whereby Holdco will be the surviving company and a wholly owned subsidiary of SPAC (the “Merger”);

WHEREAS, the Parties intend immediately following the Merger to effect a merger of Holdco with and into Merger Sub 2 whereby Merger Sub 2 will be the surviving company and a wholly owned subsidiary of SPAC (the “Subsequent Merger”), which Subsequent Merger and Merger, together, are intended to be treated as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code for U.S. federal income Tax purposes;
WHEREAS, at the Closing, pursuant to the terms and conditions of the SPAC Existing Memorandum and Articles, all then-outstanding SPAC Class B Shares, par value $0.0001 per share, will be automatically converted into SPAC Class A Shares on a one-for-one basis (the “SPAC Class B Share Conversion”);
WHEREAS, at the Closing, SPAC will amend and restate the SPAC Existing Memorandum and Articles (as defined below) by adopting the Second Amended and Restated Memorandum of Association and the Second Amended and Restated Articles of Association of the SPAC substantially in a form to be agreed by the Parties (the “SPAC A&R Memorandum and Articles”);
WHEREAS, at the Closing, the Parties intend SPAC and Holdco to amend and restate the Registration and Shareholder Rights Agreement in the form attached hereto as Exhibit A (the “A&R Registration and Shareholder Rights Agreement”);
WHEREAS, it is expected that the board of directors of Holdco will determine that the Merger, the Subsequent Merger and the other transactions contemplated hereby to which Holdco will be party are fair and advisable to, and in the best commercial interests of Holdco and the Holdco Shareholders;
WHEREAS, the board of directors of the Company has approved this Agreement, the Merger and other transactions contemplated hereby;
WHEREAS, SPAC Board has determined that this Agreement, the Merger, the Subsequent Merger and the other transactions contemplated hereby are fair and advisable to, and in the best commercial interests of SPAC and its shareholders;
WHEREAS, SPAC Board has approved this Agreement, the Merger, the Subsequent Merger and the other transactions contemplated hereby and has determined to recommend that the SPAC Shareholders adopt, authorize and approve this Agreement, the Merger, the Subsequent Merger and the other transactions contemplated hereby;
WHEREAS, JATT Ventures, L.P., a Cayman Islands exempted limited partnership (“Sponsor”), and the officers and directors of SPAC, in their capacities as shareholders of SPAC, have entered into that certain support agreement in the form attached hereto as Exhibit B (the “Sponsor Support Agreement”), pursuant to which such shareholders of SPAC agreed to, among other things, vote in favor of the Merger, the Subsequent Merger and each of SPAC Shareholder Voting Matters; and
WHEREAS, the Company and certain of its shareholders have entered into that certain support agreement in the form attached hereto as Exhibit C (the “Company Support Agreement” and, together with Sponsor Support Agreement, the “Support Agreements”), pursuant to which those parties agree to, among other things, vote in favor of this Agreement, the Merger, the Subsequent Merger and the transactions contemplated hereby.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and subject to the terms and conditions set forth in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.1   Certain Definitions.   For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below.
“A&R Registration and Shareholder Rights Agreement” has the meaning set forth in the Recitals.
“Additional SPAC Filings” has the meaning set forth in Section 8.9(e).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise.
“Affiliated Transactions” has the meaning set forth in Section 5.24(a).
“Agreement” has the meaning set forth in the Preamble.
“Ancillary Agreements” means SPAC A&R Memorandum and Articles, the A&R Registration and Shareholder Rights Agreement, the Lock-Up Agreements, the Sponsor Support Agreement, the Company Support Agreement, the Holdco SSA, and each other agreement, instrument and certificate required by, or contemplated in connection with, this Agreement to be executed by any of the Parties as contemplated by this Agreement, in each case, only as is applicable to the relevant Party or Parties to such Ancillary Agreement, as indicated by the context in which such term is used.
“Anti-Corruption Laws” means applicable Laws related to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and any other applicable Law that prohibits bribery, corruption, fraud or other improper payments (including, without limitation, any applicable Law of the Cayman Islands).
“Anti-Money Laundering Laws” means applicable Laws related to money laundering, including the Currency and Foreign Transaction Reporting Act of 1970, as amended (also known as the Bank Secrecy Act), the Money Laundering Control Act of 1986, as amended, and any other applicable Law related to money laundering of any jurisdictions in which the Company conducts business, including any anti-racketeering laws involving money laundering or bribery as a racketeering act (including, without limitation, any applicable Law of the Cayman Islands).
“Audited Financial Statements” has the meaning set forth in Section 5.6(a).
“Available Closing Date Cash” means an aggregate amount of cash equal to the sum of (without duplication) (a) the cash in the Trust Account, less amounts required to satisfy any SPAC Share Redemptions plus (b) the aggregate proceeds actually received by SPAC from any PIPE Investment consummated at, or prior to, the Closing, plus (c) the aggregate proceeds received from the FPA Investors under the Forward Purchase Agreement.
“Business Combination” has the meaning ascribed to such term in SPAC Existing Memorandum and Articles.
“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York, London, England; or the Cayman Islands.
“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.
“Clayton Act” means the Clayton Act of 1914.
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Form 8-K” has the meaning set forth in Section 8.9(f).
“Closing Payment Shares” means the SPAC Class A Shares to be issued to Holdco Shareholders on Closing pursuant to Section 3.1.
“Closing Press Release” has the meaning set forth in Section 8.9(f).
“Closing Statement” has the meaning set forth in Section 3.3
“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.
“Company Capital Restructuring” has the meaning set forth in the recitals.
“Company Disclosure Letter” means the Disclosure Letter delivered by the Company to SPAC concurrently with the execution and delivery of this Agreement.
“Company Employee Benefit Plan” means each equity, phantom equity, or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or individual independent contractor, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, fringe or other compensatory or benefit plan, program, policy, arrangement or Contract, in each case, that is maintained, sponsored or contributed to (or required to be contributed to) by the Company or under or with respect to which the Company has or may have any Liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable Law and/or maintained by any Governmental Entity.
“Company Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization; Authority; Enforceability), Section 5.4 (Noncontravention), and Section 5.16 (Brokerage).
“Company Shares” shall mean all of the issued and outstanding shares in the Company immediately prior to the Company Capital Restructuring.
“Company Transaction Expenses” means, without duplication, all out-of-pocket expenses of the ZB Companies incurred in connection with the negotiation, preparation and execution of this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby, including (i) costs, fees, expenses and disbursements of ZB Companies financial advisors, attorneys, accountants and other advisors and service providers and (ii) change in control payments, transaction bonuses, retention payments, termination payments, severance, retention bonuses and any other similar compensatory payments payable to any current or former employee, officer or director of the ZB Companies solely as a result of the transactions contemplated under this Agreement (and not subject to any subsequent event or condition, such as a termination of employment), including any Taxes relating to such payments to be paid and/or borne by the ZB Companies. For the avoidance of doubt, Company Transaction Expenses shall exclude Indebtedness.
“Competing SPAC” has the meaning set forth in Section 8.16.
“Competing Transaction” means (a) any transaction involving, directly or indirectly, the Company, which upon consummation thereof, would (x) result in the Company becoming a public company or (y) which would impede, interfere with or prevent the transactions contemplated hereby, or otherwise agree to, make, implement or consummate any of the foregoing, (b) any direct or indirect sale (including by way of a merger, consolidation, license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of any material portion of the assets (including Intellectual Property) or business of the Company, taken as a whole (but excluding the sale of assets in the Ordinary Course of Business that in the aggregate could not reasonably be expected to impede, interfere with, prevent, or would reasonably be expected to materially delay the transactions contemplated hereby), (c) any direct or indirect sale (including by way of an issuance, dividend, distribution, merger, consolidation, license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of equity, voting interests or debt securities of any ZB Companies (excluding any such sale between or among the ZB Companies), or rights, or securities that grant rights, to receive the same including profits interests, phantom equity, options, warrants, convertible or preferred shares or other equity-linked securities (except, in each case, as contemplated by this Agreement), (d) any direct or indirect acquisition (whether by merger, acquisition, share exchange, reorganization, recapitalization, joint venture, consolidation or similar business combination transaction), but excluding procurement of assets in the Ordinary Course of Business (but not the acquisition of a Person or business via an asset transfer), by the Company of the equity or voting interests of, or a material portion of the assets or business of, a third party (except, in each case, as contemplated or permitted by this Agreement), or (e) any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company (except to the extent contemplated by the terms of this Agreement), in all cases of clauses (a) through (e), either in one or a series of related transactions, where such transaction(s) is to be entered into with a Competing SPAC (including any Interested Party or any representatives of any Interested Party).
“Contract” means any written or oral contract, agreement, license or Lease.
“Copyleft Terms” has the meaning set forth in Section 5.12(e).
“Copyrights” has the meaning given to such term in the definition of “Intellectual Property”.
“COVID-19” means SARS CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemic, pandemic or disease outbreaks.
“COVID-19 Measures” means any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, Order, directive, guidelines or recommendations by an applicable Governmental Entity in connection with or in response to the COVID-19 pandemic, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).
“D&O Provisions” has the meaning set forth in Section 8.12(a).
“Disclosure Letters” means SPAC’s Disclosure Letter and the Company Disclosure Letter.
“Employee Share Call Option Agreements” means call option agreements, on terms reasonably satisfactory to the Company and SPAC, to be entered into on Closing between SPAC and each Holdco Shareholder who immediately before Closing held Employee Shares (as defined in Holdco’s Governing Documents) issued pursuant to Holdco’s UK share option plan, giving SPAC the right to acquire (or cancel or otherwise defer the rights attaching to) those Employee Shares if the holder ceases to be employed by the Company, SPAC or any of their Affiliates, in accordance with the terms of the leaver provisions in Holdco’s Governing Documents, mutatis mutandis, save that the vesting terms shall be as communicated by the Company to SPAC before Closing.
“Effective Date” has the meaning set forth in the Preamble.
“Environmental Laws” means any Laws relating to Hazardous Materials, pollution, the environment, natural resources, endangered or threatened species, or human health and safety.
“Equity Securities” means, with respect to any Person, all of the shares of capital stock, shares or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock, shares or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock, shares or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.
“Exchange Ratio” means the quotient obtained by dividing the Per Share Merger Consideration by $10.00.
“Excluded Shares” means all shares in the capital of Holdco that are owned by Holdco (as treasury shares or otherwise) or any of its direct or indirect Subsidiaries and all deferred shares in the capital of Holdco from time to time.
“Executives” shall mean SPAC Executives and the ZB Chief Financial Officer.
“Forward Purchase Agreement” has the meaning set forth in the Recitals.
“FPA Investors” has the meaning set forth in the Recitals.

“Fully Diluted Holdco Shares” means, without duplication, the aggregate number of Holdco Shares that (i) are issued and outstanding immediately prior to the Effective Time or (ii) would be issuable upon the exercise of Holdco Options.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governing Documents” means (a) in the case of a corporation or company, its certificate of incorporation (or analogous document), bylaws and/or its memorandum and articles of association; (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement; or (c) in the case of an exempted limited partnership, its certificate of registration and exempted limited partnership agreement; (d) in the case of a Person other than a corporation, company, exempted limited partnership or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.
“Governmental Entity” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, tribal, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.
“Hazardous Materials” means any substance that is listed, defined, designated, characterized, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant, waste or a contaminant, or words of similar import, under or pursuant to any Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor, petroleum byproducts, petroleum breakdown products, asbestos, asbestos-containing materials, mold, radon, flammable substances, explosive substances, urea formaldehyde foam insulation, polychlorinated biphenyls, per- and polyfluoroalkyl substances, and any other substances regulated under Environmental Law at any time prior to, on or after the Closing Date.
“Healthcare Laws” means (i) the Federal Food, Drug and Cosmetic Act (“FDCA”); (ii) the Public Health Service Act (“PHSA”); (iii) all federal or state criminal or civil fraud and abuse Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), the Federal Health Care Fraud law (18 U.S.C. § 1347), the Civil Monetary Penalties Law (42 U.S.C. §1320a-7(a)), the Sunshine Act (42 U.S.C. §1320a-7(h)), the Exclusion Law (42 U.S.C. §1320a-7), the Criminal False Statements Law (42 U.S.C. §1320a-7b(a)), Stark Law (42 U.S.C. §1395nn), the False Claims Act (31 U.S.C. §§3729 et seq. 42 U.S.C. §1320a-7b(a)), HIPAA (42 U.S.C. §§1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (HITECH Act), and any comparable Laws); (iv) licensing, disclosure and reporting requirements; and (v) any non-US equivalents of any of the foregoing.
“Holdco Option” shall mean any option to purchase Holdco Shares granted under a Holdco Option Plan that is outstanding immediately prior to the Effective Time (whether or not it is then vested or exercisable, but excluding any that could then never become exercisable except at the discretion of Holdco).
“Holdco Option Plan” shall mean the option plan for US holders established by the Company (while operated by it and subsequently once adopted by Holdco pursuant to the Company Capital Restructuring) and any other equity incentive plan operated by Holdco.
“Holdco Shareholders” shall mean the holders of Holdco Shares from time to time (before the Effective Time).
“Holdco Shares” shall mean all of the issued and outstanding shares in the capital of Holdco from time to time, other than Excluded Shares.
“Holdco Signing Date” shall mean the date on which Holdco signs this Agreement.
“Holdco SSA” shall mean the subscription and shareholders’ agreement between Holdco, the Company and the holders of the Company Shares pursuant to which the Company Capital Restructuring shall be implemented (substantially in the form attached to the Company Disclosure Letter or in such other form as the Company and JATT may agree, acting reasonably and in good faith).

“Holdco Vote” means the vote of Holdco Shareholders holding the requisite number of Holdco Shares required to approve the Merger, as determined in accordance with applicable Law and the Governing Documents of Holdco and the Holdco SSA.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Immediate Family” means, with respect to any specified Person, such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.
“Indebtedness” means, with respect to a Party, without duplication: (a) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (c) all indebtedness for borrowed money of any Person for which such Party has guaranteed payment; (d) all capitalized Lease obligations or obligations required to be capitalized in accordance with GAAP; (e) any Liabilities in respect of deferred purchase price for property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise for additional purchase price (excluding any purchase commitments for capital expenditures or otherwise incurred in the Ordinary Course of Business); (f) reimbursement obligations under any drawn letters of credit; and (g) obligations under derivative financial instruments, including hedges, currency and interest rate swaps and other similar instruments; provided, however, that, in the case of the Company, “Indebtedness” shall not include any Indebtedness between or among any ZB Company.
“Insurance Policies” has the meaning set forth in Section 5.19.
“Intellectual Property” means all intellectual property, including any and all rights, title, and interest, in any jurisdiction throughout the world, in or to the following: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, all improvements thereto, and all patents, utility models and industrial designs and all published and unpublished applications for any of the foregoing (and any patents, utility models, and industrial design that issue as a result of those applications), together with all reissuances, provisionals, continuations, continuations-in-part, divisionals, extensions, renewals, substitutions, and reexaminations thereof, or any counterparts and foreign equivalents thereof (collectively “Patents”); (b) all registered and unregistered trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, taglines, corporate and business names, and all applications, registrations, and renewals in connection therewith, and other indicia of source, together with all goodwill symbolized or associated therewith (collectively, “Trademarks”); (c) Internet domain names, IP addresses, and rights of publicity and in social media usernames, handles, and accounts; (d) all works of authorship, registered and unregistered copyrights, all copyrights and rights in databases, mask works and design rights, and all applications, registrations, and renewals in connection therewith, and all moral rights associated with any of the foregoing (collectively “Copyrights”); (e) all trade secrets and confidential business information (including confidential ideas, research and development, know-how, formulas, compositions, algorithms, source code, data analytics, manufacturing and production processes and techniques, technical data and information, research, clinical and regulatory data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) (collectively “Trade Secrets”); (f) all rights in Software; (g) rights of publicity and privacy; and (h) rights recognized under applicable Law that are equivalent or similar to any of the foregoing.
“Interested Party” means (i) the ZB Chief Financial Officer, (ii) any direct or indirect equityholder of the ZB Companies or any of its respective Affiliates, and (iii) in the case of the ZB Chief Financial Officer, any Immediate Family or Affiliate of the ZB Chief Financial Officer.
“IT Assets” means any and all information technology systems, Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, owned by one of the Company or leased, licensed, outsourced, and used, or held for use in or necessary for the operation of the Company.

“Knowledge” (a) as used in the phrase “to the Knowledge of the Company” or phrases of similar import means the knowledge of the ZB Chief Financial Officer after due inquiry, and (b) as used in the phrase “to the Knowledge of SPAC” or phrases of similar import means the knowledge of SPAC Executives after due inquiry.
“Latest Balance Sheet” has the meaning set forth in Section 5.6(a).
“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations or rulings issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.
“Liability” or “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.
“Liens” means, with respect to any specified asset, any and all liens, mortgages, charges, hypothecations, claims, encumbrances, options, pledges, licenses, rights of priority, easements, covenants, restrictions and security interests thereon.
“Lock-up Agreements” means the agreements relating to the certain SPAC Shares to be entered into among SPAC, the Sponsor, the Holdco Shareholders and the Optionholders to be effective as of the Closing, in substantially the form attached as Exhibit D.
“Lookback Date” means the date of incorporation of the Company.
“LTIP” has the meaning set forth in Section 8.4.
“Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a material and adverse effect upon (a) the business, results of operations or financial condition of the ZB Companies, taken as a whole, or (b) the ability of the ZB Companies to perform their respective obligations and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that, with respect to the foregoing clause (a), none of the following (or the effect of the following), alone or in combination, will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries or markets in which the ZB Companies operate; (ii) the public announcement or pendency of the transactions contemplated by this Agreement, including the negotiation and execution of this Agreement; (iii) changes in Law or GAAP or the interpretation thereof, in each case effected after the Effective Date; (iv) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (v) any change in the financial, banking, or securities markets; (vi) any strike, embargo, labor disturbance, cyberattack, riot, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather- related or meteorological event, pandemic (including the COVID-19 pandemic and any COVID-19 Measures), epidemic, disease outbreak or other natural disaster or act of god; or (vii) any national or international political conditions in or affecting any jurisdiction in which the ZB Companies conduct business; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i), (iii), (v), (vi) and (vii) will be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur only to the extent such event, circumstance or state of facts has a material and disproportionate effect on the ZB Companies, taken as a whole, relative to other comparable entities operating in the industries and markets in which the ZB Companies operate. For the avoidance of doubt, any announcements from companies developing the same or similar antibodies, including but not limited to (a) Q32 Bio Inc. with respect to ADX-914, (b) OSE Immunotherapeutics and Servier with respect to OSE-127, (c) GlaxoSmith Kline with respect to GSK 2618960, will not constitute a Material Adverse Effect.
“Merger Consideration” means One Hundred Sixty-Five Million Dollars ($165,000,000).
“Per Share Merger Consideration” means the quotient obtained by dividing the Merger Consideration by the Fully Diluted Holdco Shares.
“Non-Party Affiliate” has the meaning set forth in Section 11.14.

“NYSE” means the New York Stock Exchange.
“Optionholder” means a holder of any Holdco Options.
“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award entered by or with any Governmental Entity or arbitral institution.
“Ordinary Course of Business” means, with respect to any Person, (a) any action taken or not taken by such Person in the ordinary course of business consistent with past practice, and (b) any other action taken or not taken by such Person in response to the actual or anticipated effect on such Person’s business of COVID-19 or any COVID-19 Measures, in each case with respect to this clause (b) in connection with or in response to COVID-19.
“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the Ordinary Course of Business of which the principal subject matter is not Tax but which contains customary Tax indemnification provisions.
“Outside Date” has the meaning set forth in Section 10.1(c).
“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned, in whole or in part, any of the ZB Companies
“Party” or “Parties” has the meaning set forth in the Recitals.
“Patents” has the meaning given to such term in the definition of “Intellectual Property”.
“PCAOB” means the Public Company Accounting Oversight Board.
“PCAOB Financial Statements” has the meaning set forth in Section 8.9(g).
“Permits” has the meaning set forth in Section 5.20(b).
“Permitted Liens” means (a) Liens securing obligations under capital leases; (b) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects, irregularities in and other similar Liens of record affecting title to the property which do not materially impair the use or occupancy of such real property in the operation of the business of any of the ZB Companies as currently conducted thereon; (c) Liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof on the books and records of the ZB Companies); (d) Liens in favor of suppliers of goods for which payment is not yet due or delinquent (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (e) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (f) Liens arising under workers’ compensation Laws or similar legislation, unemployment insurance or similar Laws; and (g) Liens arising under municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity, which do not restrict or are not violated by the ZB Companies’ current use of its real property.
“Person” means any natural person, sole proprietorship, partnership, exempted limited partnership, joint venture, trust, unincorporated association, corporation, company, exempted company, limited liability company, entity or Governmental Entity.
“Personal Information” means information that relates to an identified or identifiable natural person.
“Pfizer License” means the License Agreement with an effective date of March 22, 2022, and between Pfizer Inc., a corporation organized and existing under the laws of Delaware with offices at 235 East 42nd Street, New York, New York 10017 (“Pfizer”), with respect to the anti IL-7R antibody.
“PIPE Investment” has the meaning set forth in the Recitals.

“PIPE Investment Amount” has the meaning set forth in the recitals.
“PIPE Investor” means those certain investors participating with the Company’s approval in the PIPE Investment pursuant to the Subscription Agreements.
“Pre-Closing Period” has the meaning set forth in Section 7.1(a).
“Privacy and Security Requirements” means (a) all applicable Privacy Laws, (b) all applicable Security Laws; (c) all applicable information, network and technology security laws and contractual requirements, (d) provisions relating to Processing of Personal Information in all applicable Privacy Contracts, (e) all applicable Privacy Policies and (f) the Payment Card Industry Data Security Standard.
“Privacy Contracts” means all Contracts between any ZB Company and any Person that govern the Processing of Personal Information.
“Privacy Laws” means all Laws pertaining to the collection, storage, use, access, disclosure, processing, security, modification, destruction, and transfer of Personal Information.
“Privacy Policies” means all written, external-facing policies of any ZB Company relating to the Processing of Personal Information, including all website and mobile application privacy policies.
“Proxy/Registration Statement” shall mean the registration statement Form S-4 (the “Form S-4”) filed with the SEC, which shall also include proxy materials in the form of a Proxy Statement, whether in preliminary or definitive form, and any amendments or supplements thereto.
“Proceeding” means any action, suit, charge, litigation, arbitration, notice of violation or citation received, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.
“Process” or “Processing” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or other activity regarding Personal Information (whether electronically or in any other form or medium).
“Prohibited Affiliate Transactions” means any of the following transactions not in the ordinary course of business, except for (a) those Prohibited Affiliate Transactions consented to (not to be unreasonably withheld, conditioned or delayed) in writing by SPAC after the Effective Date, and (b) the transactions contemplated by this Agreement or the Ancillary Agreements:
(a)   the declaration, making or payment of any dividend, other distribution or return of capital (whether in cash or in kind) by any ZB Company to any Holdco Shareholder or holder of shares in the Company;
(b)   any payment by any ZB Company to any Interested Party in connection with any redemption, purchase or other acquisition of shares in the capital, partnership interests or other securities of any ZB Company;
(c)   any (i) loan made or owed by any ZB Company to any Interested Party, or (ii) payment made or Liability incurred, assumed or indemnified, whether in cash or kind, by any ZB Company to, or on behalf of, or for the benefit of, any Interested Party or any payments made to any officer, director, employee or independent contractor of an Interested Party solely to the extent such payment is made to such officer, director, employee or independent contractor in his, her or its capacity as an officer, director, employee or independent contractor of an Interested Party, other than compensation, benefits or expense reimbursement (in each case, of the types available to the Executives or otherwise on arms’ length terms) paid or provided in the Ordinary Course of Business to individuals who are officers, directors or employees of any ZB Company;
(d)   any Lien made, created or granted over any asset of any ZB Company in favor of any Interested Party;

(e)   any guarantee by any ZB Company of any Liability of any Interested Party;
(f)   any discharge, forgiveness or waiver by any ZB Company of any Liability owed by any Interested Party to the Company;
(g)   material increases in the compensation or bonus payable by any ZB Company to any Interested Party;
(h)   the sale, purchase, transfer, license, sublicense, covenant not to assert, or disposal of any Intellectual Property or material equipment owned by any ZB Company to or in favor of an Interested Party;
(i)   the sale, purchase, transfer or disposal of any material asset or right of any ZB Company not referenced in clause (h) above to or in favor of an Interested Party, other than in the Ordinary Course of Business; and
(j)   any commitment or agreement to do any of the foregoing.
“Private Placement Warrant” means a private placement warrant of the SPAC each exercisable for one SPAC Class A Share at $11.50 per share.
“Proxy Statement” means the Proxy Statement on Schedule 14A to be filed with the SEC by SPAC in connection with SPAC Shareholder Meeting.
“Public Warrant” means the warrants included in the public units of SPAC and each exercisable for one SPAC Class A Share.
“Publicly Available Software” means any Software (or portion thereof) (i) that is distributed (A) as free Software or open source Software (including, for example, Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, Mozilla Public License, or Apache Software License), or (B) pursuant to open source, copy left or similar licensing and distribution models, or (ii) that requires as a condition of use, modification and/or distribution of such Software that such Software or other Software incorporated into, derived from or distributed with such Software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no or minimal charge.
“Registrar” means the Registrar of Companies of the Cayman Islands.
“Registration and Shareholder Rights Agreement” means that certain Registration and Shareholder Rights Agreement, dated as of July 13, 2021, by and among, SPAC, Sponsor and the Holders signatory thereto (as defined therein).
“Released Claims” has the meaning set forth in Section 11.10.
“Required Vote” means the vote of SPAC Shareholders required to approve SPAC Shareholder Voting Matters, as determined in accordance with applicable Law, SPAC Existing Memorandum and Articles and the NYSE rules and regulations.
“Sanctioned Country” means any country or region that is, or has been in the past five (5) years, the subject or target of a comprehensive embargo under Sanctions in effect at the time.
“Sanctioned Person” means any Person that is: (a) listed on any applicable U.S. or non-U.S. sanctions-related restricted party list, including the U.S. Department of Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, the EU Consolidated List and HM Treasury’s Consolidated List of Persons Subject to Financial Sanctions; (b) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) organized, resident or located in a Sanctioned Country.
“Sanctions” means all Laws and Orders relating to economic or trade sanctions administered or enforced by the United States (including by OFAC, the U.S. Department of State and the U.S. Department

of Commerce), Canada, the United Kingdom, the United Nations Security Council, the European Union, or any other relevant Governmental Entity.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.
“Security Breach” means a data security breach or breach of Personal Information under applicable Privacy and Security Requirements or any other applicable Laws.
“Security Incident” means any unauthorized access, use, disclosure, modification or destruction of information or interference with IT Assets that impacts the confidentiality, integrity or availability of such information and IT Assets.
“Security Laws” means all Laws pertaining to the policies, methods, means and standards required to protect data from unauthorized access, use, disclosure, modification or destruction, and to ensure the confidentiality, availability and integrity of such data and IT Assets.
“Self-Help Code” means any back door, time bomb, drop dead device, or other Software routine designed to disable a computer program without input from, knowledge of, or notice to the user of the program.
“Sherman Act” means the Sherman Antitrust Act of 1890.
“Signing Form 8-K” has the meaning set forth in Section 8.9(a).
“Signing Press Release” has the meaning set forth in Section 8.9(a).
“Software” means all computer software, applications, and programs (and all versions, releases, fixes, patches, upgrades and updates thereto, as applicable), including software compilations, development tools, compilers, files, scripts, manuals, design notes, programmers’ notes, architecture, application programming interfaces, mobile applications, algorithms, data, databases, and compilations of data, comments, user interfaces, menus, buttons, icons, as well as any foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, in each case, whether in source code, object code or human readable form.
“SPAC” has the meaning set forth in the Preamble.
“SPAC A&R Memorandum and Articles” means has the meaning set forth in the Recitals.
“SPAC Board” means, at any time, the board of directors of SPAC.
“SPAC Board Recommendation” means the unqualified recommendation of the SPAC Board to SPAC Shareholders that they vote in favor of all the SPAC Shareholder Voting Matters at the SPAC Shareholder Meeting.
“SPAC Class A Share” means a Class A Ordinary Share, par value $0.0001 per share, in the capital of SPAC.
“SPAC Class B Share” means a Class B Ordinary Share, par value $0.0001 per share, in the capital of SPAC.
“SPAC Class B Share Conversion” has the meaning set forth in the Recitals.
“SPAC Companies” means SPAC, Merger Sub and Merger Sub 2.
“SPAC Competing Transaction” means any transaction involving, directly or indirectly, any merger or consolidation with, or acquisition of, purchase of all or substantially all of the assets or equity of, consolidation or similar business combination with, or other transaction that would constitute a Business Combination with or involving SPAC and a third party, other than the Company or Holdco.
“SPAC Employee Benefit Plan” means each equity, phantom equity, or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or individual independent contractor, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, fringe or other compensatory or benefit plan, program, policy, arrangement or Contract, in each case, that is maintained, sponsored or contributed to (or required to be contributed to) by SPAC or under or with respect to which the SPAC has or may have any Liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable Law and/or maintained by any Governmental Entity.
“SPAC Executives” means Someit Sidhu and Verender Badial.
“SPAC Existing Memorandum and Articles” means the Amended and Restated Memorandum of Association of the SPAC adopted by special resolution dated July 12, 2021 and effective on July 13, 2021 and the Amended and Restated Articles of Association of the SPAC adopted by special resolution dated July 12, 2021 and effective on July 13, 2021.
“SPAC Fundamental Representations” means the representations and warranties set forth in Section 6.1 (Organization; Authority; Enforceability), Section 6.2 (Capitalization), and Section 6.4 (Trust Account).
“SPAC Governing Documents” means, at any time prior to the Closing, the certificate of incorporation issued by the Registrar, the SPAC Existing Memorandum and Articles, at any time following the Closing, SPAC A&R Memorandum and Articles, as in effect at such time.
“SPAC Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would be reasonably expected to have a material and adverse effect upon the ability of SPAC to perform its obligations and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.
“SPAC Related Parties” has the meaning set forth in Section 6.20.
“SPAC SEC Documents” has the meaning set forth in Section 6.5(a).
“SPAC Share Redemption” means the election of an eligible holder of SPAC Class A Shares (as determined in accordance with the SPAC Existing Memorandum and Articles and the Trust Agreement) to redeem all or a portion of such holder’s SPAC Class A Shares, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with the SPAC Existing Memorandum and Articles and the Trust Agreement), by tendering SPAC Class A Shares of such holder for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of SPAC Shareholder Meeting.
“SPAC Shareholder Meeting” means an extraordinary general meeting of SPAC Shareholders to be called for the purpose of voting on the SPAC Shareholder Voting Matters.
“SPAC Shareholder Voting Matters” means, collectively, proposals to approve (a) as an ordinary resolution, the adoption of this Agreement and the transactions contemplated by this Agreement, (b) as a special resolution, the adoption of the proposed SPAC A&R Memorandum and Articles in replacement of SPAC Existing Memorandum and Articles, (c) as an ordinary resolution the changes to the authorized share capital of SPAC, (d) as an ordinary resolution, the adoption of the LTIP and the approval of SPAC’s assumption of the Holdco Options in accordance with Section 3.2, (e) as an ordinary resolution, the issuance of SPAC Class A Shares, pursuant to this Agreement, including any approval which may be reasonably required by the NYSE, (f) as an ordinary resolution, the appointment of the directors constituting the post-Closing SPAC Board, (g) as an ordinary resolution, the adjournment of SPAC Shareholder Meeting if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of SPAC Shareholder Voting Matters, (h) as an ordinary resolution, the adoption and approval of any other proposals that the SEC (or staff members thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, and (j) as an ordinary resolution (or, if required by applicable Law or the SPAC Existing Memorandum and Articles, as a special resolution), any other proposals that are submitted to, and require the vote of, SPAC Shareholders in the Registration Statement.
“SPAC Shareholders” means the holders of SPAC Class A Shares and SPAC Class B Shares, in each case, as of immediately prior to the Closing.
“SPAC Shares” means SPAC Class A Shares and SPAC Class B Shares.
“SPAC Transaction Expenses” means, without duplication, all out-of-pocket fees and expenses of SPAC incurred in connection with the negotiation, preparation and execution of this Agreement, the Ancillary Agreements, the Registration Statement and the consummation of the transactions contemplated hereby and thereby, including (i) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of SPAC’s financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers (including any deferred underwriting fees or any other accrued and unpaid fees incurred by SPAC in connection with its initial public offering) and (ii) all operating costs, including without limitation the premiums paid for directors’ and officers’ liability insurance; provided that SPAC Transaction Expenses shall not exceed seven million five hundred thousand dollars ($7,500,000).
“SPAC’s Disclosure Letter” means the Disclosure Letter delivered by SPAC to the Company concurrently with the execution and delivery of this Agreement.
“Sponsor” has the meaning set forth in the recitals.
“Subscription Agreement” means a subscription agreement (substantially in the form attached hereto as Exhibit E) executed by a PIPE Investor on or prior to the date hereof.
“Subsidiaries” means, of any Person, any corporation, company, exempted company, association, partnership, exempted limited partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.
“Tail Policy” has the meaning set forth in Section 8.12(b).
“Tax” or “Taxes” means all federal, state, local, non-U.S., and other net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, turnover, environmental or other taxes, social security contributions of any kind, charges, duties, fees, levies or other governmental charges of any kind whatsoever, including all interest, penalties, assessments and additions imposed with respect to the foregoing, imposed by (or otherwise payable to) any Governmental Entity, and, in each case, whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return.
“Tax Proceeding” means any audit, examination, claim or Proceeding with respect to Taxes, Tax matters, or Tax Returns.
“Tax Returns” means all federal, state, and local returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Taxing Authority in connection with, or relating to, Taxes.
“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which the ZB Companies is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.
“Trade Secrets” has the meaning given to such term in the definition of “Intellectual Property”.
“Trademarks” has the meaning given to such term in the definition of “Intellectual Property”.
“Transfer Taxes” means transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with this Agreement that are payable by SPAC, the Company or its Subsidiaries.
“Trust Account” means the trust account established by SPAC pursuant to the Trust Agreement.
“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of July 16, 2021, by and between SPAC and Continental Stock Transfer & Trust Company, a New York corporation.
“Trust Amount” has the meaning set forth in Section 6.4.
“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.
“Unauthorized Code” means any virus, “Trojan horse”, worm, spyware, keylogger software, or other Software routines or hardware components, faults or malicious code or damaging device, designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware or data that is not developed or authorized by any ZB Company or the licensor of the Software or hardware components, or that in each case, if activated would be material to the business of the Company.
“Unit” means the publicly traded units of SPAC, each consisting of one SPAC Class A Share and one-half of one Public Warrant.
“ZB Chief Financial Officer” means Oliver Levy.
“ZB Companies” means Holdco and the Company.
ARTICLE II
MERGER; THE SUBSEQUENT MERGER
Section 2.1   Merger.   Upon and subject to the terms and conditions set forth in this Agreement, on the Closing Date, in accordance with the applicable provisions of the Cayman Companies Act, Merger Sub shall be merged with and into Holdco. Following the Merger, the separate legal existence of Merger Sub shall cease, and Holdco shall continue as the surviving company in the Merger under the Cayman Companies Act and continue as a wholly owned subsidiary of SPAC.
Section 2.2   Closing; Effective Time.   Unless this Agreement is earlier terminated in accordance with ARTICLE X, the closing of the Merger (the “Closing”) shall take place via electronic exchange of documents on a date no later than three (3) Business Days after the satisfaction or waiver of all the conditions set forth in ARTICLE IV that are required to be satisfied prior to the Closing Date, or at such other place and time as the Company and SPAC may mutually agree upon. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the Parties hereto shall (as appropriate) execute a plan of merger (the “Plan of Merger”) in form and substance acceptable to SPAC and the Company, along with all other documentation and declarations required under the Cayman Companies Act in connection with such Merger (together the “Merger Documents”) and the Parties hereto shall cause the Merger to be consummated by filing the Merger Documents with the Registrar in accordance with the provisions of the Cayman Companies Act. The Merger shall become effective at the time when the Plan of Merger is registered by the Registrar in accordance with the Cayman Companies Act (or such other date as may be specified in the Merger Documents, provided that such date shall not be a date later than the ninetieth date after the date of such registration) (the “Effective Time”).
Section 2.3   Effect of the Merger.   At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Merger Documents and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger

Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Holdco, which shall include the assumption by Holdco of any and all agreements, covenants, duties and obligations of Merger Sub set forth in this Agreement to be performed after the Effective Time.
Section 2.4   Subsequent Merger.   Immediately after the Effective Time, in accordance with the applicable provisions of the Cayman Companies Act, SPAC shall cause Holdco to merge with and into Merger Sub 2. Following the Subsequent Merger, the separate legal existence of Holdco shall cease, and Merger Sub 2 shall continue (the “Surviving Company”) under the Cayman Companies Act and continue as a wholly owned subsidiary of SPAC.
Section 2.5   Subsequent Closing; Subsequent Effective Time.   The closing of the Subsequent Merger (the “Subsequent Closing”) shall take place immediately after the Effective Time. At the Subsequent Closing, the Parties hereto shall (as appropriate) execute a plan of merger (the “Subsequent Plan of Merger”) in form and substance acceptable to SPAC and the Company, along with all other documentation and declarations required under the Cayman Companies Act in connection with such Subsequent Merger (together the “Subsequent Merger Documents”) and the Parties hereto shall cause the Subsequent Merger to be consummated by filing the Subsequent Merger Documents with the Registrar in accordance with the provisions of the Cayman Companies Act. The Subsequent Merger shall become effective at the time when the Subsequent Plan of Merger is registered by the Registrar in accordance with the Cayman Companies Act (or such other date as may be specified in the Subsequent Merger Documents, provided that such date shall not be a date later than the ninetieth date after the date of such registration) (the “Subsequent Effective Time”).
Section 2.6   Effect of the Subsequent Merger.   At the Subsequent Effective Time, the effect of the Subsequent Merger shall be as provided in this Agreement, the Subsequent Merger Documents and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Subsequent Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Holdco shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company.
Section 2.7   Memorandum and Articles of Association of the Surviving Company.   At the Subsequent Effective Time, and without any further action on the part of Holdco or Merger Sub 2, the Memorandum and Articles of Association of Merger Sub 2 shall become the Memorandum and Articles of Association of the Surviving Company until thereafter amended in accordance with its terms and as provided by law.
Section 2.8   Register of Members of the Company.   As soon as reasonably practicable following the Subsequent Effective Time, (i) the Surviving Company shall deliver a copy of this Agreement to the board of directors of the Company (together with any other documents requested by the board of directors of the Company), notifying the board of directors of the Company of the Subsequent Merger and the transmission of the shares in the Company held by Holdco to the Surviving Company pursuant to the Subsequent Merger and request the board of directors of the Company to record the Surviving Company as the holder of the shares in the Company and the issuance of a share certificate in respect of such shares in the Company; and (ii) as soon as reasonably practicable following receipt of the notice referred to in (i), the Company shall register the Surviving Company as the holder of the shares in the Company and shall issue a share certificate in respect of such shares to the Surviving Company.
Section 2.9   Rights Not Transferable.   The rights of the Holdco Shareholders as of immediately prior to the Effective Time are personal to each such Holdco Shareholder and shall not be assignable or otherwise transferable for any reason (except (i) by operation of Law or (ii) in the case of a natural Person, by will or the Laws of descent and distribution). Any attempted transfer of such right by any Holdco Shareholder (otherwise than as permitted by the immediately preceding sentence) shall be null and void.
Section 2.10   Taking of Necessary Action; Further Action.   If, at any time after the Effective Time or Subsequent Effective Time (as applicable), any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of Merger Sub, Merger Sub 2 and Holdco, the officers and directors of Merger Sub, Merger Sub 2 and Holdco (as applicable) are fully authorized in the name of their respective exempted companies or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
Section 2.11   Tax Treatment.   The Parties agree that for U.S. federal income Tax purposes (i) the Company Capital Restructuring shall be treated as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and the documents effectuating such transaction shall be treated as a plan of reorganization, as contemplated by Treasury Regulations Section 1.368-2(g), and (ii) the Merger and the Subsequent Merger shall together be treated as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and the documents effectuating such transaction shall be treated as a plan of reorganization, as contemplated by Treasury Regulations Section 1.368-2(g) (collectively, the “Intended Tax Treatment”). The Parties agree to file all Tax Returns consistent with such Intended Tax Treatment and no Party shall take any position inconsistent with the Intended Tax Treatment for any Tax purposes unless otherwise required by a final determination by a Taxing Authority within the meaning of Section 1313(a) of the Code. For the avoidance of doubt, if the SEC requires a tax opinion with respect to the qualification as a tax-free reorganization of either or both (i) the Company Capital Restructuring and (ii) the Merger and the Subsequent Merger as a tax-free reorganization under Section 368 be prepared and submitted, Loeb & Loeb LLP shall not be obligated or required to prepare and submit any such tax opinion.
Section 2.12   Transfers of Ownership.   If any certificate for Closing Payment Shares is to be issued in a name other than that in which the Holdco Share in exchange for which it is issued is registered, it will be a condition of the issuance thereof that the person requesting such issue will have demonstrated his entitlement to such issue to the reasonable satisfaction of SPAC or any agent designated by it and shall pay to SPAC, any agent designated by it, or the relevant Taxing Authority any transfer or other Taxes required by reason of the issuance of a certificate for Closing Payment Shares in any name other than that of the registered holder of that Holdco Share, or established to the reasonable satisfaction of SPAC or any agent designated by it that such tax has been paid or is not payable.
ARTICLE III
CONSIDERATION
Section 3.1   Conversion of Shares.
(a)   Conversion of Holdco Shares.   At the Effective Time, by virtue of the Merger and without any action on the part of SPAC, Merger Sub, Merger Sub 2, Holdco, the Company or the Holdco Shareholders, each Holdco Share issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive, for no further consideration, a number of SPAC Class A Shares equal to the Exchange Ratio. Immediately upon the Effective Time, SPAC shall issue to the holders of the aforementioned Holdco Shares the Closing Payment Shares to which they are entitled pursuant to the preceding sentence, as fully paid, non-assessable and free from all Liens, in accordance with the Merger Documents. For avoidance of any doubt, each Holdco Shareholder will cease to have any other rights with respect to its Holdco Shares, and each Holdco Shareholder waives any such rights it might otherwise have pursuant to Holdco’s Governing Documents or any shareholders’ agreement or otherwise, including any rights to receive any other amount of consideration in respect of the conversion of its Holdco Shares pursuant to this Agreement.
(b)   Treatment of Excluded Shares.   At the Effective Time, all Excluded Shares shall be automatically canceled without any conversion or consideration delivered in exchange thereof.
(c)   Adjustments in Certain Circumstances.   Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, the outstanding Holdco Shares or SPAC Class A Shares shall have been changed into a different number of shares or a different class, by reason of any share dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of Holdco Shares or SPAC Class A Shares, as applicable, will be appropriately adjusted to provide to SPAC and the Holdco Shareholders the same economic effect as contemplated by this Agreement prior to such event.

(d)   No Further Ownership Rights in Shares.   The Closing Payment Shares issued or issuable in respect of Holdco Shares in accordance with the terms hereof shall be deemed to have been issued or be issuable in full satisfaction of all rights pertaining to such Holdco Shares, and from and after the Effective Time, no Holdco Shareholder shall have any ownership right in Holdco and there shall be no further registration of transfers of Holdco Shares on the register of members of the Surviving Company.
Section 3.2   Treatment of Holdco Options.   At the Effective Time, each Holdco Option shall be converted into an option to acquire SPAC Class A Shares upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, a “SPAC Option”) except that (a) such SPAC Option shall relate to a number of shares of SPAC Class A Shares (rounded to the nearest whole share) equal to the number of Holdco Shares subject to such Holdco Option, multiplied by the Exchange Ratio, and (b) the exercise price per SPAC Class A Share for each such SPAC Option shall be equal to the exercise price per Holdco Share of such Holdco Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price so determined being rounded to the nearest full cent).
Section 3.3   Closing Statement.   No earlier than five (5) Business Days and no later than three (3) Business Days prior to the Closing Date, Holdco shall deliver to SPAC a statement in a form reasonably acceptable to SPAC, which statement shall be certified as complete and correct by a director or the chief financial officer of Holdco in his capacity as such and which shall accurately set forth: (i) the names and addresses of each Holdco Shareholder and Optionholder; (ii) the number and class of Holdco Shares expected to be held by or subject to Holdco Options held by, each such holder immediately prior to the Closing; and (iii) the number of Closing Payment Shares to be issued to each such Holdco Shareholder and SPAC Class A Shares to be subject to each Optionholder’s SPAC Options (the “Closing Statement”). If there is any change to such Closing Statement between the time of such delivery and the Closing, Holdco shall promptly deliver an updated Closing Statement to SPAC.
Section 3.4   No Issuance of Fractional Shares.   No fractional Closing Payment Shares will be issued pursuant to the Merger, and instead any such fractional share that would otherwise be issued will be rounded to the nearest whole share.
Section 3.5   Withholding.   SPAC or Merger Sub and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement, any amounts required to be deducted and withheld under the Code, or any provision of any federal, state, local or non-U.S. Tax Law. SPAC or Merger Sub (as applicable) shall use commercially reasonable efforts to (a) give, or cause the applicable withholding agent to give, advance written notice to Holdco of the intention to make any such deduction or withholding (except in the case of any withholding required as a result of a failure to deliver an applicable Internal Revenue Service Form W-8 or Internal Revenue Service Form W-9 that has been requested by SPAC or Merger Sub or any applicable withholding agent, or any withholding on compensatory payments made in connection with this Agreement) which notice shall include the basis for the proposed deduction or withholding, and (b) provide the relevant Holdco Shareholders with a reasonable opportunity to provide forms or other evidence that would exempt such amounts from such deduction or withholding under applicable Law. Any amounts so withheld shall be timely and properly paid over to the appropriate Taxing Authority by SPAC or Merger Sub or the applicable withholding agent. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.
ARTICLE IV
CLOSING CONDITIONS
Section 4.1   Conditions to the Obligations of the Parties at Closing.
(a)   Conditions to the Obligations of Each Party.   The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver, as of the Closing Date, of each of the following conditions:
(i)    Hart-Scott-Rodino Act.   If a filing is required in connection with the consummation of the transactions contemplated by this Agreement under the HSR Act, the waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

(ii)   No Orders or Illegality.   There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated by this Agreement illegal or any Order in effect enjoining or prohibiting the consummation of the transactions contemplated by this Agreement.
(iii)   Required Vote.   The Required Vote to definitively approve the Merger shall have been obtained.
(iv)   Holdco Vote.   The Holdco Vote to definitively approve the Merger shall have been obtained.
(v)   Net Tangible Assets.   After giving effect to all redemptions of SPAC Shares, SPAC shall have net tangible assets of at least $5,000,001 immediately prior to the Merger.
(vi)   Joint Registration/Proxy Statement.   SPAC shall have filed a joint Registration/Proxy Statement with the SEC on Form S-4 and such Registration/Proxy Statement shall have been declared effective by the SEC and remain effective as of the Closing.
(vii)   Government Action.   No Party or its applicable directors, officers, employees, contractors, representatives or Affiliates shall have been the subject of any actual, pending or threatened enquiry or Proceeding by any Governmental Entity regarding any violation of any Law.
(viii)    Company Capital Restructuring.   Closing of the Company Capital Restructuring (as defined in the Holdco SSA) shall have occurred in accordance with the Holdco SSA.
(b)   Conditions to Obligations of SPAC Companies.   The obligations of SPAC Companies to consummate the transactions to be performed by SPAC Companies in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:
(i)   Representations and Warranties.
(A)
The representations and warranties of the Company set forth in Article V of this Agreement (other than the Company Fundamental Representations) shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, (i) has not had and would not reasonably be expected to have a Material Adverse Effect or (ii) was caused by the undertaking of such actions set forth in Section 7.1(a) of this Agreement; and

(B)
Company Fundamental Representations, in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date).

(ii)   Performance and Obligations of the ZB Companies.   Each ZB Company shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by it, on or prior to the Closing Date.
(iii)   Material Adverse Effect.   Since the Effective Date, there has been no Material Adverse Effect.
(iv)   Officer’s Certificate.   (A) The Company shall deliver to SPAC, a duly executed certificate from an authorized Person of the Company, dated as of the Closing Date, certifying that the conditions set forth in Section 4.1(b)(i), Section 4.1(b)(ii), and Section 4.1(b)(iii) with respect to the Company have been satisfied.
(v)   Ancillary Agreements.   The Company and Holdco (as applicable) shall have executed and delivered a copy of each Ancillary Agreement to which it is a party.

(vi)   PCAOB Financial Statements.   The Company shall have delivered to SPAC Companies the PCAOB Financial Statements.
(c)   Conditions to Obligations of ZB Companies.   The obligation of ZB Companies to consummate the transactions to be performed by ZB Companies, in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:
(i)   Representations and Warranties.
(A)
The representations and warranties of SPAC Companies set forth in Article VI of this Agreement (other than SPAC Fundamental Representations) shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a SPAC Material Adverse Effect; and

(B)
SPAC Companies Fundamental Representations, in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date).

(ii)   Performance and Obligations of SPAC Companies.   SPAC Companies shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by SPAC Companies on or prior to the Closing Date.
(iii)   SPAC Material Adverse Effect.   Since the Effective Date there has been no SPAC Material Adverse Effect.
(iv)   Officer’s Certificate.   SPAC Companies shall deliver to the ZB Companies, a duly executed certificate from an officer of SPAC, dated as of the Closing Date, certifying that the conditions set forth in Section 4.1(c)(i) and Section 4.1(c)(ii) have been satisfied.
(v)   Available Closing Date Cash.   Available Closing Date Cash shall not be less than sixty five million dollars ($65,000,000).
(vi)   SPAC Closing Deliveries.   Each of the SPAC Companies shall have executed and delivered a copy of each Ancillary Agreement to which it is a party.
(vii)   Stock Exchange Listing.   SPAC Class A Shares to be issued in connection with the Merger have been approved for listing on NYSE, subject only to official notice of issuance thereof, and immediately following the Closing, SPAC shall satisfy all applicable initial and continuing listing requirements of NYSE and shall not have received any notice of non-compliance therewith.
(d)   Frustration of Closing Conditions.   None of ZB Companies or SPAC Companies may rely on the failure of any condition set forth in this Section 4.1 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use commercially reasonable efforts to cause the closing conditions of such other Party to be satisfied.
(e)   Waiver of Closing Conditions.   Upon the occurrence of the Closing, any condition set forth in this Section 4.1 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.
ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING THE ZB COMPANIES
As an inducement to SPAC Companies to enter into this Agreement and consummate the transactions contemplated by this Agreement, except as set forth in the applicable section of the Company Disclosure

Letter, the Company hereby represents and warrants to SPAC Companies, the following (in respect of Holdco, as of the Holdco Signing Date (and reading each reference to the Effective Date as a reference to the Holdco Signing Date) and except as disclosed in the documents provided to SPAC on or before the Holdco Signing Date pursuant to which the Company Capital Restructuring is implemented):
Section 5.1   Organization; Authority; Enforceability.   Each ZB Company is (a) duly incorporated or formed, validly existing, and in good standing (or the equivalent), if applicable, under the Laws of its jurisdiction of incorporation or formation (or, if continued in another jurisdiction, under the Laws of its current jurisdiction of registration (as applicable)), (b) qualified to do business and is in good standing (or the equivalent), if applicable, in the jurisdictions in which the conduct of its business or locations of its assets and/or its leasing, ownership, or operation of properties makes such qualification necessary, except where the failure to be so qualified to be in good standing (or the equivalent) would not reasonably be expected to be material to the ZB Companies and (c) each ZB Company has the requisite power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. Each ZB Company has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, and each ZB Company has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its respective obligations hereunder and to consummate the transactions contemplated hereby and thereby. Each ZB Company has duly approved this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement by the Company and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the ZB Companies and constitutes the valid and binding agreement of the ZB companies, enforceable against such Party in accordance with its terms, except as such may be limited by bankruptcy, insolvency, winding-up, reorganization or other Laws affecting creditors’ rights generally, by general equitable principles and mandatory applicable Laws. Correct and complete copies of the Governing Documents of each ZB Company, as in effect on the date hereof, have been made available to SPAC.
Section 5.2   No Dissolution, Bankruptcy or Insolvency.   No measures have been taken or threatened for the dissolution and liquidation or declaration of bankruptcy of any of the ZB Companies and no events have occurred which would justify any such measures to be taken, in particular (i) no order has been made, petition presented, resolution passed or meeting convened for the winding up, dissolution or liquidation of any of the ZB Companies and there are no proceedings under applicable insolvency, bankruptcy, composition, moratorium, reorganization, or similar laws and no events have occurred which would require the initiation of any such proceedings, nor are any such proceedings threatened; and (ii) no receiver, liquidator, administrator, commissioner or similar official has been appointed in respect of any of the ZB Companies and no step has been taken for or with a view to the appointment of such a person. The ZB Companies are neither over-indebted, nor insolvent nor unable to pay their debts as they fall due pursuant to the respective applicable Law.
Section 5.3   Corporate Books and Registers.   The corporate books, registers, accounts, ledgers, records and supporting documents of the ZB Companies are up to date and contain complete and accurate records in all material respects of all matters since the Lookback Date, which were required to be dealt with in such documents pursuant to the relevant applicable Law.
Section 5.4   Noncontravention.   Except for the filings pursuant to Section 8.8, the consummation by the ZB Companies of the transactions contemplated by this Agreement and the Ancillary Agreements do not (a) conflict with or result in any breach of any of the material terms, conditions or provisions of, (b) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (c) result in a material violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (e) result in the creation of any Lien upon any of the such Party’s assets, (f) require any approval from, or (g) require any filing with, (i) any Material Contract, (ii) any Governing Document of the ZB Companies or (iii) any Law or Order to which any ZB Company is bound or subject, with respect to clauses (d) through (g), which would reasonably be expected to be material to any ZB Company. No ZB Company is in material violation of any of the Governing Documents of such company.
Section 5.5   Capitalization.
(a)   Section 5.5(a) of the Company Disclosure Letter sets forth with respect to each ZB Company as of the Effective Date, (i) its name and jurisdiction of incorporation or formation, (ii) its form of organization or formation and (iii) the Equity Securities issued by each ZB Company (including the number and class (as applicable) of vested and unvested Equity Securities) and the record and beneficial ownership (including the percentage interests held thereby) thereof. The Equity Securities set forth on Section 5.5(a) of the Company Disclosure Letter comprise all of the share capital, limited liability company interests or other Equity Securities, as applicable, of each ZB Company that are issued and outstanding as of the Effective Date and the holders of the Equity Securities are the registered and sole legal and beneficial owners of the Equity Securities free from any Liens.
(b)   Except as set forth on Section 5.5(b) of the Company Disclosure Letter, or set forth in this Agreement and if applicable, as further detailed in the Ancillary Agreements or the Governing Documents of the ZB Companies:
(i)   there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which any ZB Company is a party or which are binding upon any ZB Company providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Securities;
(ii)   no ZB Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Securities;
(iii)   no ZB Company is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Securities;
(iv)   there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Securities of any of any ZB Company to which any ZB Company is a party;
(v)   no ZB Company has violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which such company is a party in connection with the offer, sale or issuance of any of its Equity Securities; and
(vi)   other than pursuant to applicable Law, there are no contractual restrictions which prevent the payment of dividends or distributions by any ZB Companies.
(c)   Except as set forth on Section 5.5(c) of the Company Disclosure Letter, all of the issued and outstanding Equity Securities of the ZB Companies have been duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person or applicable Law.
(d)   No ZB Company currently owns, directly or indirectly, any Equity Securities in any Person, and no ZB Company has agreed to acquire any Equity Securities of any Person or has any branch, division, establishment or operations outside the jurisdiction in which it is incorporated, formed or organized (as applicable).
Section 5.6   Financial Statements; No Undisclosed Liabilities.
(a)   Attached as Section 5.6(a) of the Company Disclosure Letter are (x) the audited consolidated balance sheets of the Company as of March 31, 2022 (the “Latest Balance Sheet”). and (y) the related audited consolidated statements of operations for the fiscal periods then ended (together with the Latest Balance Sheet, the “Audited Financial Statements”).
(b)   The Audited Financial Statements have been, and the PCAOB Financial Statements will be, when delivered to SPAC, derived from the books and records of Company. (i) the Audited Financial Statements have been, and the PCAOB Financial Statements will be, when delivered SPAC, prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and (ii) the Audited Financial Statements fairly presents, and the PCAOB Financial Statements will, when delivered to SPAC, fairly present, in all material respects, the combined assets, liabilities, and financial condition as of the respective dates thereof and the operating results of the Company for the periods covered thereby, subject to normal, year-end audit adjustments (none of which will be material) and the absence of footnotes and other presentation items.
(c)   The ZB Companies have no material Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities set forth in or reserved against in the Audited Financial Statements; (ii) Liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, or was caused by any breach of warranty, breach of Contract or infringement or violation of Law); or (iii) Liabilities arising under this Agreement, the Ancillary Agreements and/or the performance by the Company of its obligations hereunder or thereunder or incurred in connection with the transactions contemplated by this Agreement, including the Company Transaction Expenses.
(d)   No ZB Company has any outstanding indebtedness.
(e)   No ZB Company maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities and Exchange Commission.
Section 5.7   No Material Adverse Effect.   Since the Lookback Date through the Effective Date, there has been no Material Adverse Effect.
Section 5.8   Absence of Certain Developments.   Since the Lookback Date each ZB Company has conducted its business in all material respects in the Ordinary Course of Business. Since March 31, 2022, other than as set forth in Section 5.8 of the Company Disclosure Letter no ZB Company has taken (or has had taken on its behalf) any action that would, if taken after the Effective Date, require SPAC’s consent under Section 7.1(a) of this Agreement.
Section 5.9   Real Property.   No ZB Company owns or leases, or has ever owned or leased, any real property.
Section 5.10   Tax Matters.   Each ZB Company has timely filed any income and other material Tax Returns required to be filed by it on or prior to the Closing Date pursuant to applicable Laws (taking into account any validly obtained extensions of time within which to file). All income and other material Tax Returns filed by each of the ZB Companies, if any, are correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. All income and other material amounts of Taxes due and payable by each of the ZB Companies for which the applicable statute of limitations remains open have been timely paid (whether or not shown as due and payable on any Tax Return).
(a)   Each ZB Company has timely and properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.
(b)   No written claim has been made by a Taxing Authority in a jurisdiction where a ZB Company does not file a Tax Return, or pay Tax, that such ZB Company is or may be subject to taxation, or required to file a Tax Return in, that jurisdiction, which claim has not been settled or resolved.
(c)   No ZB Company is currently or has been since the Lookback Date the subject of any Tax Proceeding with respect to any Taxes or Tax Returns of or with respect to any ZB Company, no such Tax Proceeding is pending, and, no such Tax Proceeding has been threatened in writing, in each case, that has not been settled or resolved. No ZB Company has commenced a voluntary disclosure proceeding in any jurisdiction that has not been resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against any ZB Company have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, no such deficiency has been threatened or proposed in writing against any ZB Company.
(d)   There are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to any ZB Company or extending a period of collection, assessment or deficiency for Taxes due from or with respect to any ZB Company, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. No ZB Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed.
(e)   No ZB Company will be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring on or before the Closing Date; (ii) a disposition occurring on or before the Closing Date reported as an open transaction; (iii) any prepaid amounts received on or prior to the Closing Date or deferred revenue realized, accrued or received outside the Ordinary Course of Business on or prior to the Closing Date; (iv) a change in method of accounting that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used prior to the Closing Date); or (v) an agreement entered into with any Governmental Entity on or prior to the Closing Date; (vi) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law); (vii) election under Section 108(i) of the Code made on or before the Closing Date, (viii) any ZB Company or their Subsidiaries that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) having “subpart F income” (within the meaning of Section 952(a) of the Code) accrued prior to the Closing Date, (ix) “global intangible low-taxed income” of the ZB Companies or their Subsidiaries within the meaning of Section 951A of the Code (or any similar provision of state, local or non-U.S. Law) attributable to any taxable period (or portion thereof) on or before the Closing Date, or (x) election made pursuant to Section 965(h) of the Code.
(f)   There is no Lien for Taxes on any of the assets of any ZB Company, other than Permitted Liens.
(g)   No ZB Company has any material Liability for Taxes of any other Person as a successor or transferee, by contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). No ZB Company is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement.
(h)   The unpaid Taxes of the ZB Companies (i) did not, as of the date of the Latest Balance Sheet, materially exceed the reserves for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) included in the Latest Balance Sheet and (ii) do not materially exceed such reserves as adjusted for the passage of time through the Closing Date in accordance with the past practices of the ZB Companies in filing its Tax Returns.
(i)   No ZB Company has taken any action nor is aware of any facts or circumstances that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.
Section 5.11   Contracts.
(a)   Except as set forth on Section 5.11(a) of the Company Disclosure Letter and except for the Pfizer License, no ZB Company is a party to, or bound by, any (other than any Contracts that are no longer in effect and under which no ZB Company has any continuing or potential material Liability):
(i)   collective bargaining agreement;
(ii)   leases, subleases, licenses, concessions and other Contracts pursuant to which the Company or its Subsidiaries holds any leased real property.;
(iii)   (x) Contract for the employment or engagement of any directors, officers, employees or individual independent contractors providing for an annual base compensation in excess of $100,000, (y) Contract providing for severance payments in excess of $250,000, in the aggregate or (z) Contract requiring the payment of any compensation by any ZB Companies that is triggered as a result of the consummation of the transactions contemplated by this Agreement;
(iv)   Contract under which any ZB Company has created, incurred, assumed or borrowed any money or issued any note, indenture or other evidence of Indebtedness or guaranteed Indebtedness of others, in each case having an outstanding principal amount in excess of $250,000;

(v)   written license or royalty Contract licensing-in or granting to any ZB Company right in or immunity under any Intellectual Property, other than Contracts (w) concerning uncustomized, commercially available Software (whether software, software-as-a-service services, platform-as-a-service services, and/or infrastructure-as-a-service services) licensed for less than $250,000 in annual fees; (x) that include a license in of any commercially available Intellectual Property pursuant to stock, boilerplate, or other generally non-negotiable terms, such as, for example, website and mobile application terms and conditions or terms of use, stock photography licenses, and similar Contracts; or (y) whereby Intellectual Property is implicitly licensed;
(vi)   written license or royalty Contract licensing out or granting any rights in or immunity under any Owned Intellectual Property to any Person, other than Contracts (w) pursuant to which any ZB Company grants non-exclusive licenses that are immaterial to the business of such ZB Company; or (x) whereby Owned Intellectual Property is non-exclusively implicitly licensed or non-exclusively licensed to service providers, subcontractors, or suppliers of the Company solely to the extent necessary for such Person to provide services thereto;
(vii)   Contract that any ZB Company reasonably expects will require aggregate future payments to or from the Company in excess of $500,000 in the twelve (12) month period following Closing, other than those Contracts that can be terminated without material penalty by the Company upon ninety (90) days’ notice or less and can be replaced with a similar Contract on materially equivalent terms in the Ordinary Course of Business;
(viii)   joint venture, partnership or similar Contract;
(ix)   other than this Agreement, Contract for the sale or disposition of any material assets or Equity Securities of any ZB Company (other than those providing for sales or dispositions of (x) assets and inventory in the Ordinary Course of Business, and (y) assets no longer used in the businesses of such ZB Company, in each case, under which there are material outstanding obligations of such Company) (including any sale or disposition agreement that has been executed, but has not closed);
(x)   Contract that materially limits or restricts, or purports to limit or restrict, any ZB Company (or after the Closing, SPAC or the Company) from engaging or competing in any line of business or material business activity in any jurisdiction;
(xi)   Contract that contains a provision providing for the sharing of any revenue or cost-savings with any other Person;
(xii)   Contract involving the payment of any earnout or similar contingent payment;
(xiii)   Contract involving the settlement, conciliation or similar agreement of any Proceeding or threatened Proceeding (y) involving payments (exclusive of attorney’s fees) in excess of $75,000 in any single instance or in excess of $250,000 in the aggregate, or (z) that by its terms limits or restricts any ZB Company from engaging or competing in any line of business in any jurisdiction;
(xiv)   Contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) following the Closing Date by any ZB Company in an amount in excess of $250,000 annually or $500,000 over the life of the Contract;
(xv)   Contract that relates to the future acquisition of material business, assets or properties by any ZB Company (including the acquisition of any business, stock or material assets of any Person or any real property and whether by merger, sale of stock, sale of assets or otherwise) for a purchase price in excess of $250,000 in any single instance or in excess of $500,000 in the aggregate, except for (x) any agreement related to the transactions contemplated by this Agreement, (y) any non-disclosure, indications or interest, term sheets, letters of intent or similar agreements entered into in connection with such acquisitions, and (z) any agreement for the purchase of inventory or other assets or properties in the Ordinary Course of Business; or
(xvi)   Contract pursuant to which any Person (other than the ZB Companies) has guaranteed the Liabilities of the ZB Companies.

(b)   each Contract listed on Section 5.11(a) of the Company Disclosure Letter (each, a “Material Contract”) is in full force and effect and is valid, binding and enforceable against the Company and against each other party thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. The Company has made available to SPAC a copy of each Material Contract. With respect to all Material Contracts, none of the Company or, to the Knowledge of the Company, any other party to any such Material Contract is in breach or default thereunder, which breach or default would be or reasonably be expected to be material (or is alleged in writing to be in breach or default thereunder, which breach or default would be or reasonably be expected to be material) and, to the Knowledge of the Company, there does not exist under any Material Contract any event or circumstance which, with the giving of notice or the lapse of time (or both), would constitute such a breach or default by the Company thereunder (which breach or default would be or reasonably be expected to be material) or any other party to such Material Contract (which breach or default would be or reasonably be expected to be material). No ZB Company has received any written claim or notice, or, oral claim or notice, of breach of or default under any such Material Contract (which breach or default would be or reasonably be expected to be material).
(c)   Set forth on Section 5.11(c) of the Company Disclosure Letter is a list of the Material Suppliers. Since the Lookback Date, no such Material Supplier has canceled, terminated or, materially and adversely altered its relationship with the Company (in each case would be or reasonably be expected to be material) or threatened in writing to cancel, terminate or materially and adversely alter its relationship with the Company (in each case, would be or reasonably be expected to be material). There have been no disputes between the Company and any Material Supplier since the Lookback Date which would be or reasonably be expected to be material.
(d)   Other than as set forth in their Governing Documents, no ZB Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise retire any Equity Securities of another Person which is not a ZB Company.
Section 5.12   Intellectual Property.
(a)   Pursuant to the Pfizer License, the Company has been granted exclusive worldwide rights to Develop and Commercialize the Licensed Technology in the Field (such italicized terms bearing the meanings ascribed to them in the Pfizer License), subject to the terms and conditions of the Pfizer License.
(b)   As of the date of this Agreement, there is not and, to the Knowledge of the Company, within the six (6) years preceding the date of this Agreement there have not been, any Proceedings pending (or, to the Knowledge of the Company, threatened, and, since the Lookback Date, the Company has not received any written charge, complaint, claim, demand, or notice that has not been fully resolved with prejudice) alleging any such infringement, misappropriation or other violation (including any claim that the Company must license or refrain from using any material Intellectual Property rights of any Person) or challenging the ownership, registration, validity or enforceability of any Owned Intellectual Property or any Licensed Technology. To the Knowledge of the Company, none of the Company, its products or services, nor the conduct of the business does or did infringe, misappropriate, or otherwise violate any Intellectual Property of any Person.
(c)   As of the date of this Agreement, (i) to the Knowledge of the Company, no Person is, infringing upon, misappropriating or otherwise violating any Owned Intellectual Property or any Licensed Technology in a manner that is material to the Company; and (ii) the Company has not sent to any Person any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any Intellectual Property of the Company.
(d)   The Company is the exclusive licensee under the Pfizer License as effected by an agreement among Pfizer, [***] (a wholly owned subsidiary of Pfizer) and the Company.
(e)   The Company is the sole and exclusive owner of all right, title, and interest in and to all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens) and the Company owns, or has the valid right to use, all other Intellectual Property and IT Assets that are used in or necessary for the conduct of the business of the Company as currently conducted and as contemplated to be conducted, and none of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional material amounts or material consideration as a result of) the execution, delivery, or performance of this Agreement or any Ancillary Agreement, or the consummation of the transactions contemplated hereby or thereby.
(f)   All Publicly Available Software used by the Company in connection with the Company’s business has been used in all material respects in accordance with the terms of its governing license. The Company has not used any Publicly Available Software in connection with Owned Intellectual Property, nor licensed or distributed to any third party any combination of Publicly Available Software and Owned Intellectual Property, in each case, in a manner that (i) requires, or conditions the use or distribution of any Software that is Owned Intellectual Property on, the disclosure, licensing or distribution of any source code for any Owned Intellectual Property or (ii) otherwise imposes any limitation, restriction or condition on the right or ability of the Company to use, distribute or enforce Owned Intellectual Property in any manner (the terms of such Publicly Available Software giving rise to the events in clauses (i) and (ii), “Copyleft Terms”).
(g)   No current or former director, officer, manager, employee, agent or third-party representative of the Company has any right, title or interest, directly or indirectly, in whole or in part, in any material Intellectual Property owned or used by the Company, in each case except as would not be material to the Company. Except as disclosed in Section 5.12(g) of the Company Disclosure Letter, the Company has obtained from all Persons (including all current and former founders, officers, directors, shareholders, employees, contractors, consultants and agents) who have contributed to the creation of any Owned Intellectual Property a valid and enforceable written present assignment of all rights, title, and interest in and to any such Owned Intellectual Property to the Company, or all such rights, title, and interest in and to such Owned Intellectual Property have vested in the Company by operation of Law, in each case except where the failure to do so is not material to the Company. To the Knowledge of the Company, no Person is in violation of any such written assignment agreements.
(h)   The Company has taken commercially reasonable measures to protect and maintain the confidentiality of all Trade Secrets and any other material confidential information (including material proprietary source code) owned by the Company (and any confidential information owned by any Person to whom any of the Company has a confidentiality obligation). Except as required by Law or as part of any audit or examination by a regulatory authority or self-regulatory authority, no such Trade Secret or confidential information has been disclosed by the Company to any Person other than to Persons subject to a duty of confidentiality or pursuant to a written agreement restricting the disclosure and use of such Trade Secrets or any other confidential information by such Person. To the Knowledge of the Company, no Person is in violation of any such written confidentiality agreements.
(i)   No government funding, nor any facilities of a university, college, other educational institution, or similar institution, or research center, was used by the Company in the development of any Intellectual Property owned by the Company nor does any such Person have any rights, title, or interest in or to any Owned Intellectual Property. The Company is not member of or party to any patent pool, industry standards body, trade association, or other organization pursuant to which the Company is obligated to grant any license, rights, or immunity in or to any Owned Intellectual Property to any Person.
(j)   The IT Assets are sufficient in all material respects for the current business operations of the Company. The Company has in place commercially reasonable disaster recovery and security plans and procedures and have implemented commercially reasonable security regarding the confidentiality, availability, security and integrity of the IT Assets owned by the Company and all confidential or sensitive data and information stored thereon, such as Personal Information, including from unauthorized access and infection by Unauthorized Code. The Company have maintained in the Ordinary Course of Business all required licenses and service contracts, including the purchase of a sufficient number of license seats, for all Software material to the operations of the Company as currently conducted.
(k)   Each item of Intellectual Property owned or used by the Company immediately prior to the Closing will be owned or available for use by the Company immediately subsequent to the Closing on identical terms and conditions as owned or used by the Company immediately prior to the Closing.
Section 5.13   Data Security; Data Privacy.
(a)   The ZB Companies have not experienced any material Security Breaches or material Security Incidents or a material failure of the IT Assets since the Lookback Date, and no ZB Company has received any uncured written notices, claims or complaints from any Person regarding such a material Security Breach or material Security Incident or material failure of the IT Assets since the Lookback Date. Since the Lookback Date, no ZB Company has received any uncured written complaint, claim, demand, inquiry or other notice, including a notice of investigation, from any Person (including any Governmental Entity or self- regulatory authority or entity) regarding any of the ZB Companies’ Processing of Personal Information or compliance with applicable Privacy and Security Requirements.
(b)   Except as would not be or reasonably be expected to be material, to the Company’s Knowledge, the ZB Companies are, and since the Lookback Date have been, in compliance with all applicable Privacy and Security Requirements. To the Company’s Knowledge, the ZB Companies have a valid and legal right (whether contractually, by Law or otherwise) to access or use all Personal Information that is processed by or on behalf of the ZB Companies in connection with the use and/or operation of its products and business, in the manner such Personal Information is accessed and used by the ZB Companies except where the failure to have such right would not be material to the ZB Companies. The execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate any applicable Privacy and Security Requirements or result in or give rise to any right of termination or other right to impair or limit the ZB Companies’ right to own or process any Personal Information used in or necessary for the conduct of the business of the ZB Companies, except where such termination, impairment or limitation would not be material to the ZB Companies.
Section 5.14   Information Supplied.   The information supplied in writing by the ZB Companies expressly for inclusion in the Proxy/Registration Statement, any other document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release), shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available, and with respect to information supplied by the ZB Companies for inclusion in the Proxy/Registration Statement, such information is not revised by any subsequently filed amendment prior to the time that the Proxy/Registration Statement is first mailed, to the extent such initially included information does not result in Liabilities to SPAC under the Securities Act or the Securities Exchange Act, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to SPAC Shareholders, or (c) the time of SPAC Shareholder Meeting (in each case, subject to the qualifications and limitations set forth in the materials provided by the ZB Companies or that are included in such filings and/or mailings), except that no warranty or representation is made by the ZB Companies with respect to statements made or incorporated by reference therein based on information supplied by SPAC or its Affiliates for inclusion in such materials.
Section 5.15   Litigation.   There are no Proceedings (or to the Knowledge of the Company, investigations by a Governmental Entity) pending or threatened in writing against any ZB Company or any director or officer of the ZB Companies (in their capacity as such), and since the Lookback Date the ZB Companies have not been subject to or bound by any material outstanding Orders. There are no Proceedings pending or threatened by the ZB Companies against any other Person. There are no ongoing internal investigations by the ZB Companies with respect to any current employee of the ZB Companies.
Section 5.16   Brokerage.   No ZB Company has any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of the ZB Companies or SPAC Companies to pay any finder’s fee, brokerage or agent’s commissions or other like payments.
Section 5.17    Labor Matters.
(a)   Section 5.17(a) of the Company Disclosure Letter sets forth a complete list of all employees of each ZB Company as of the date hereof and title and/or job description, job location and base compensation and any bonuses paid with respect to the last fiscal year, or if the Company is less than one year since incorporation with respect to the current fiscal year, whereby bonuses shall be the target bonuses agreed upon but not yet paid between Company and employee and any bonuses already paid. As of the date hereof, all employees of each ZB Company are legally permitted to be employed by each ZB Company in the jurisdiction in which such employees are employed in their current job capacities and the necessary working permits are in place.

(b)   All employment agreements between the ZB Companies and their employees are in writing and contain only customary terms and conditions. The ZB Companies do not retain, and have not retained in the past, any consultants or freelancers that could be requalified as employees under applicable Laws.
(c)   As at the date of this Agreement, no material salary increases have been resolved but not yet implemented by the ZB Companies. Any claims of current or former employees of the ZB Companies, including any claims for compensation, bonus, overtime and holidays, are fully provided for in the Audited Financial Statement as per the respective accounts date. Since such accounts date, overtime claims and outstanding holiday entitlements accrued only in the Ordinary Course of Business.
(d)   No ZB Company is a party to or negotiating any collective bargaining agreement with respect to its employees. There are no strikes, work stoppages, slowdowns or other material labor disputes pending or, to the Knowledge of the Company, threatened against any ZB Company, and no such strikes, work stoppages, slowdowns or other material disputes have occurred since the Lookback Date. Since the Lookback Date, (i) no labor union or other labor organization, or group of employees of any ZB Company, has made a written demand for recognition or certification with respect to any employees, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any similar labor relations tribunal or authority, and (ii) there has been no actual or, to the Knowledge of the Company, threatened, material unfair labor practice charges against any ZB Company.
(e)   Each ZB Company, is, and since the Lookback Date has been, in compliance, in all material respects, with all applicable Laws relating to the employment of labor, including (where applicable) provisions thereof relating to wages and hours, classification, equal opportunity, employment harassment, discrimination or retaliation, disability rights, workers’ compensation, affirmative action, collective bargaining, workplace health and safety, immigration, whistleblowing and layoffs, employee trainings and notices, labor relations, employee leave issues, unemployment insurance, and the payment of social security and other Taxes. Since the Lookback Date, none of any ZB Companies has implemented any mass layoff of their employees.
(f)   Except as set forth on Section 5.17(f) of the Company Disclosure Letter, the ZB Companies do not have in existence any share or other incentive scheme, whether settled in cash or in (phantom) securities of any kind and the ZB Companies have no obligation to pay any bonus or similar payments to any present or former employee or consultant. No ZB Company has any obligation to make any severance, change-of-control or transaction bonus payment, or any payment of compensation for loss of office, employment or redundancy to any present or former employee, consultant or director as a consequence of the transactions contemplated by this Agreement.
(g)   Except as would not reasonably be expected to result in material Liabilities to any ZB Company, since the Lookback Date, (i) each ZB Company has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments that have become due and payable to employees; (ii) none of any ZB Company has been liable for any arrears of wages, compensation or related Taxes, penalties or other sums with respect to its employees; (iii) each ZB Company has paid in full to all employees and individual independent contractors all wages, salaries, commissions, bonuses and other compensation due and payable to or on behalf of such employees and such individual independent contractors; and (iv) each individual who since the Lookback Date has provided or is providing services to any ZB Company, and has been classified as (y) an independent contractor, consultant, leased employee, or other non-employee service provider, or (z) an exempt employee, has been properly classified as such under all applicable Laws relating to wage and hour and Tax.
(h)   To the Knowledge of the Company, no employee or individual independent contractor of any ZB Companies is, with respect to his or her service, in breach of the terms of any employment agreement, nondisclosure agreement, noncompetition agreement, non-solicitation agreement, restrictive covenant or similar obligation (i) owed to any ZB Company; or (ii) owed to any third party. No senior executive has provided, to the Knowledge of the Company, oral or written notice, and no key employee has provided written notice of any present intention to terminate his or her relationship with any ZB Company within the first twelve (12) months following the Closing.

(i)   Since the Lookback Date, each ZB Company has used reasonable best efforts to investigate all sexual harassment, or other discrimination, or retaliation allegations which have been reported to the appropriate individuals responsible for reviewing such allegations in accordance with the policies and procedures established by any ZB Company. With respect to each such allegation with potential merit, each ZB Company has taken such corrective action that is reasonably calculated to prevent further improper conduct. No ZB Company reasonably expects any material Liabilities with respect to any such allegations.
Section 5.18   Employee Benefit Plans.
(a)   Section 5.18(a) of the Company Disclosure Letter sets forth a list of each material Company Employee Benefit Plan. The Company has made available to SPAC correct and complete copies of the constituting documents of the Company Employee Benefit Plans. The Company Employee Benefit Plans comply in all material respects with applicable Laws. There are no other pension plans, benefit plans or similar health or welfare commitments of the ZB Companies. All premiums, benefits, contributions due to be paid to, and all other liabilities relating to, the Company Employee Benefit Plans or social security have been paid when due or have been adequately provisioned for in the Audited Financial Statements. All Company Employee Benefit Plans that are required to be funded and/or book reserved under applicable Laws or pursuant to the Company Employee Benefit Plans are funded and/or book reserved based upon reasonable actuarial assumptions.
(b)   None of the Company Employee Benefit Plans has any accumulated funding deficiency on a projected benefit obligations basis.
(c)   Except as set forth on Section 5.18(c) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement, alone or together with any other event will not (i) result in any material payment or benefit becoming due or payable, to any current or former officer, employee, director or individual independent contractor under a Company Employee Benefit Plan or otherwise, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former officer, employee, director or individual independent contractor under a Company Employee Benefit Plan or otherwise, (iii) result in (either alone or in conjunction with any other event including any termination of employment), or cause the acceleration of the time of payment, vesting or funding, delivery of, forfeiture, or increase the amount or value, of any such payment, benefit or compensation under a Company Employee Benefit Plan or otherwise to any employees of the ZB Companies or director of the ZB Companies, (iv) result in the forgiveness in whole or in part of any outstanding loans made by the ZB Companies to any current or former officer, employee, director or individual independent contractor, or (v) result in the payment of any amount that could, individually, or in combination with any other payment, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code or any comparable Law).
(d)   No Person has any right against any ZB Company to be grossed up for, reimbursed or otherwise indemnified for any Tax or interest imposed under Section 409A, Section 457A, or Section 4999 of the Code or otherwise. Each Company Employee Benefit Plan, to the extent subject to Section 409A or Section 457A of the Code complies in form and operation with Section 409A and 457A of the Code (or any comparable Law) in all material respects.
(e)   All accrued pension claims of any ZB Company’s employees are either covered by funds of a special foundation, by insurance contracts or provisions the ZB Company has specifically established for such purpose, all pursuant to applicable laws and actuarial principles consistently applied since the Lookback Date. Each ZB Company has and will have complied up to the Closing Date with all relevant social security regulations and have and will have made up to the Closing Date all deductions and payments required to be made and due under such regulations for all social security, employment related insurance premiums and pension plan contributions in respect of its employees.
Section 5.19   Insurance.   The ZB Companies have in effect policies of insurance (including all policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance as may be applicable to the businesses of the ZB Companies) in amounts and scope of coverage as are customary for companies of a similar nature and size operating in the industries in which the ZB Companies operate (the “Insurance Policies”). As of the date of this Agreement: (a) all of the material

Insurance Policies held by, or for the benefit of, the ZB Companies as of the date of this Agreement with respect to policy periods that include the date of this Agreement are in full force and effect, and (b) no ZB Company has received a written notice of cancellation of any of the Insurance Policies or of any material changes that are required in the conduct of the business of the ZB Companies as a condition to the continuation of coverage under, or renewal of, any of the Insurance Policies. No ZB Company is in material breach or material default under, nor has it taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a material breach or material default under, or permit a material increase in premium, cancellation, material reduction in coverage, material denial or non-renewal with respect to any Insurance Policy. Since the Lookback Date, there have been no claims by or with respect to the ZB Companies under any Insurance Policy as to which coverage has been denied or disputed in any respect by the underwriters of such Insurance Policy.
Section 5.20   Compliance with Laws; Permits.
(a)   The ZB Companies are, and since the Lookback Date have been, in material compliance with all Laws applicable to the conduct of the business of the ZB Companies and, since the Lookback Date, no uncured written notices have been received by the ZB Companies from any Governmental Entity or any other Person alleging a material violation of any such Laws.
(b)   The ZB Companies hold all permits, licenses, registrations (excluding Intellectual Property registrations and certifications), approvals, consents, accreditations, waivers, exemptions, identification numbers and authorizations of any Governmental Entity, required for the ownership and use of its assets and properties or the conduct of their businesses as currently conducted (collectively, “Permits”) and are in compliance in all material respects with all terms and conditions of such Permits. All of such Permits are valid and in full force and effect and none of such Permits will be terminated as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement. No ZB Company is in material default under any such Permit and to the Knowledge of the Company, no condition exists that, with the giving of notice or lapse of time or both, would constitute a material default under such Permit, and no Proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any such Permit in a manner that has had or would reasonably be expected to have a material and adverse effect on the ability of the applicable ZB Company to use such Permit or conduct its business.
Section 5.21   Title to and Sufficiency of Assets.   Each ZB Company has good title to, or, in the case of leased or subleased assets, a valid and binding leasehold interest in, or, in the case of licensed assets, a valid license in, all of its tangible assets, properties and rights free and clear of all Liens other than Permitted Liens (collectively, the “Assets”). All such Assets that are material to the operation of the business of each ZB Company are in reasonably good condition and in a state of reasonably good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used. All such tangible Assets comprise all the material assets used or held by the ZB Companies for the carrying on of the business of the ZB Companies as currently conducted and such Assets comprise all material assets necessary for the carrying on of the business of the ZB Companies as currently conducted.
Section 5.22   Anti-Corruption Law Compliance
(a)   Since the Lookback Date, in connection with or relating to the business of the ZB Companies, no ZB Company, and to the Knowledge of the Company, no director, officer, manager, employee, agent or third-party representative of any ZB Company (in their capacities as such) (i) has made, authorized, solicited or received any unlawful bribe, rebate, payoff, influence payment or kickback, (ii) has used or is using any corporate funds for any contributions, gifts, entertainment, hospitality, travel, in each case, to the extent illegal, or (iii) has, directly or indirectly, knowingly made, offered, authorized, facilitated, received or promised to make or receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any officer of a Governmental Entity or other Person in violation of applicable Anti-Corruption Laws. There are no pending legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, alleging (i) any such unlawful payments, contributions, gifts, entertainment, bribes, rebates, kickbacks, financial or other advantages, (ii) any other violation of any Anti-Corruption Law.

(b)   The transactions of the ZB Companies are accurately reflected on their respective books and records in compliance in all material respects with applicable Anti-Corruption Laws.
Section 5.23   Anti-Money Laundering Compliance.
(a)   The ZB Companies maintain and implement (or will cause to be maintained and implemented prior to Closing) procedures designed to reasonably prevent money laundering and otherwise ensure compliance with all applicable Anti-Money Laundering Laws. There are no matters of material non-compliance with any Anti-Money Laundering Law that any Governmental Entity has required the ZB Company to correct since the Lookback Date.
(b)   None of the ZB Companies nor, to the Knowledge of the Company, any of their respective directors, officers, managers, employees, agents or third-party representatives (in their capacities as such) has knowingly engaged in a transaction that involves their receipt, payment or any other transfer of the proceeds of crime in violation of any Anti-Money Laundering Laws.
(c)   There are no legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, alleging any violations of any Anti-Money Laundering Laws by any ZB Company or any of their respective directors, officers, managers, or employees.
Section 5.24   Affiliate Transactions.
(a)   (x) There are no Contracts (except for the Governing Documents) between any of the ZB Companies, on the one hand, and any Interested Party (other than the ZB Companies) on the other hand and (y) no Interested Party (other than the ZB Companies) (i) owes any amount to any ZB Company, (ii) owns any material assets, tangible or intangible, necessary for the conduct of the business of any ZB Company as it has been operated since the Lookback Date or (iii) owns any interest in, or is a director, officer, or owner of, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a competitor, supplier, or landlord of any ZB Company (other than in connection with ownership of less than five percent (5%) of the stock of a publicly traded company) (such Contracts or arrangements described in clauses (x) and (y), “Affiliated Transactions”).
(b)   There have been no Prohibited Affiliate Transactions since the Lookback Date.
Section 5.25   Environmental Matters
(a)   Each ZB Company has obtained, hold and are, and have been, in material compliance with all Permits required under Environmental Laws.
(b)   No material Proceeding or Order is pending or, to the Knowledge of the Company, threatened with respect to any ZB Company’s compliance with or Liability under Environmental Laws, and, to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to form the basis of such a Proceeding or Order.
Section 5.26   Healthcare Laws
(a)   Each ZB Company is, and has been since the Lookback Date, in compliance in all material respects with all applicable Healthcare Laws, and no ZB Company, or to the Knowledge of the Company Pfizer with respect to the Licensed Technology, has received written notification of any pending Proceeding from the United States Food and Drug Administration (the “FDA”) or any other regulatory authority, agency or Governmental Entity alleging that any operation or activity of the ZB Company is in violation of any applicable Healthcare Law. There have been no inspections of any ZB Company or any of its contract research organization(s) by the FDA or any other regulatory authority.
(b)   All preclinical and clinical (if any) investigations conducted or sponsored by any ZB Company, or in which any ZB Company has participated, and, to the Knowledge of the Company, any such investigations conducted or sponsored by Pfizer with respect to the Licensed Technology, intended to be submitted to a regulatory authority to support a regulatory approval, were, and are being conducted in compliance in all material respects with all applicable Healthcare Laws administered or issued by the applicable Governmental Entity.

(c)   All material reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other regulatory authority, agency or Governmental Entity by any ZB Company, or to the Knowledge of the Company by Pfizer with respect to the Licensed Technology, have been so filed, maintained or furnished. To the Knowledge of the Company, all such reports, documents, claims, permits and notices were materially complete and accurate on the date filed (or were corrected in or supplemented by a subsequent filing). No ZB Company or any officer, employee or agent of any ZB Company, or to the Knowledge of the Company by Pfizer with respect to the Licensed Technology, has (i) made an untrue statement of a material fact or any fraudulent statement to the FDA or any other regulatory authority, agency or Governmental Entity, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other regulatory authority, agency or Governmental Entity or (iii) committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a reasonable basis for the FDA or any other regulatory authority, agency or Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. No ZB Company or any officer, employee or agent of any ZB Company has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. §335a(a) or any similar Healthcare Law or authorized by 21 U.S.C. §335a(b) or any similar Healthcare Law. No ZB Company or any officer, employee or agent of any ZB Company has been convicted of any crime or engaged in any conduct for which such person could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935 or any Healthcare Law. No Proceedings that would reasonably be expected to result in material debarment or exclusion are pending or threatened in writing against any ZB Company or any of their officers, employees, contractors, suppliers (in their capacities as such), agents or other entities or individuals performing research or work on behalf of any ZB Company. No ZB Company is a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity.
(d)   No ZB Company has received any written notice, correspondence or other communication from the FDA or any other regulatory authority, agency or Governmental Entity or from any institutional review board requiring the termination or suspension of ongoing or planned clinical trials (if any) conducted by, or on behalf of, any ZB Company.
(e)   No data generated by any ZB Company with respect to its products, or to the Knowledge of the Company by Pfizer with respect to the Licensed Technology, are the subject of any written regulatory Proceeding, either pending or, to the Company’s Knowledge, threatened, by any Governmental Entity relating to the truthfulness or scientific integrity of such data.
(f)   No ZB Company or, any director, officer or, to the Knowledge of the Company, any agent, employee, Affiliate or other Person acting on behalf of any such ZB Company, or to the Knowledge of the Company by Pfizer with respect to the Licensed Technology, has committed an act, made a statement, or failed to take any action or make a statement that, at the time such statement, disclosure, commission was made or failed to be made, in each case, would constitute a material violation of any Healthcare Law.
Section 5.27    No Other Representations and Warranties.   Except for the representations and warranties contained in Article V and in any certificate or agreement delivered pursuant hereto, neither the Company nor any other Person on behalf of the Company or any of its Affiliates has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to SPAC and the Company disclaims any such representation or warranty. Except for the specific representations and warranties contained in this Article V (as modified by the Company Disclosure Schedule) and in any certificate or agreement delivered pursuant hereto, the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to SPAC or their respective Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to SPAC by any director, officer, employee, agent, consultant, or Representative of the Company, its Subsidiaries or any of their respective Affiliates), and neither the Company nor any other Person will have or be subject to any liability or obligation to SPAC or any other Person resulting from the distribution to SPAC or any such party’s use of, or reliance upon any such information.

Section 5.28    Inspections; SPAC’s Representations.   The ZB Companies have undertaken such investigation and have been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. The ZB Companies agree to engage in the transactions contemplated by this Agreement based upon its own inspection and examination of SPAC and on the accuracy of the representations and warranties set forth in Article VI by SPAC pursuant to this Agreement and hereby disclaims reliance upon any express or implied representations or warranties of any nature made by SPAC or its Affiliates or representatives, except for those set forth in Article VI by SPAC pursuant to this Agreement. The ZB Companies specifically acknowledge and agree to SPAC’s disclaimer of any representations or warranties other than those set forth in Article VI by SPAC pursuant to this Agreement, whether made by either SPAC or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company, Holdco, their Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company, Holdco, their Affiliates or representatives by SPAC or any of its Affiliates or representatives), other than those set forth in Article VI by SPAC pursuant to this Agreement. The ZB Companies specifically acknowledge and agree that, without limiting the generality of this Section 5.28, neither SPAC nor any of its Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. The ZB Companies specifically acknowledge and agree that except for the representations and warranties set forth in Article VI, SPAC has not made any other express or implied representation or warranty with respect to SPAC, its assets or Liabilities, the businesses of SPAC or the transactions contemplated by this Agreement or the Ancillary Agreements.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SPAC
As an inducement to the ZB Companies to enter into this Agreement and consummate the transactions contemplated hereby, except (a) for all representations and warranties of SPAC, as set forth in the applicable section of SPAC’s Disclosure Letter, or (b) as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by SPAC and publicly available prior to the Effective Date, and excluding disclosures referred to in “Forward Looking Statement”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward looking statements, SPAC hereby represents and warrants to the ZB Companies as follows:
Section 6.1   Organization; Authority; Enforceability.   SPAC is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. SPAC is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, except where the failure to be so qualified and in good standing (or equivalent) would not have a SPAC Material Adverse Effect. Subject to receipt of the Required Vote, SPAC has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Ancillary Agreements to which SPAC is a party and the transactions contemplated hereby and thereby have been duly approved and authorized by all requisite SPAC Board action on the part of SPAC. No other proceedings on the part of SPAC (including any action by SPAC Board or SPAC Shareholders), except for the receipt of the Required Vote, are necessary to approve and authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements to which SPAC is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements to be executed and delivered by SPAC at Closing will be, duly executed and delivered by SPAC and constitute valid and binding agreement of SPAC, enforceable against SPAC in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. SPAC is not the subject of any bankruptcy, dissolution, liquidation, winding-up, reorganization or similar proceeding.
Section 6.2   Capitalization.
(a)   As of the date of this Agreement, the authorized share capital of SPAC consists of (i) 200,000,000 SPAC Class A Shares, (ii) 20,000,000 SPAC Class B Shares, and (iii) 1,000,000 preference shares, par value

$0.0001 per share (“SPAC Preferred Shares”). As of the date hereof and as of immediately prior to the Closing (without giving effect to SPAC Share Redemptions, the PIPE Investment, the Forward Purchase Agreements or the Class B Share Conversion), (1) 13,800,000 SPAC Class A Shares are and will be issued and outstanding, (2) 3,450,000 SPAC Class B Shares are and will be issued and outstanding, (3) no SPAC Preferred Shares are and will be issued and outstanding, (4) 13,800,000 Units are and will be issued and outstanding, (5) 6,900,000 Public Warrants are and will be issued and outstanding, and (6) 5,910,000 Private Placement Warrants are and will be issued and outstanding. The Equity Securities set forth in this Section 6.2(a) comprise all of the Equity Securities of SPAC that are issued and outstanding (without giving effect to SPAC Share Redemptions, the PIPE Investment, the Forward Purchase Agreements or the Class B Share Conversion to Class A Shares).
(b)   Except as (w) set forth in the SPAC SEC Documents, (x) set forth on Section 6.2(b) of SPAC’s Disclosure Letter, or (y) set forth in this Agreement (including as set forth in Section 6.2(a)), the Ancillary Agreements or SPAC Governing Documents:
(i)   there are no outstanding options, warrants, Contracts, calls, puts, bonds, debentures, notes rights to subscribe, conversion rights or other similar rights to which SPAC is a party or which are binding upon SPAC providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Securities;
(ii)   SPAC is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Securities;
(iii)   SPAC is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Securities; and
(iv)   there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Securities of SPAC.
(c)   All of the issued and outstanding Equity Securities of SPAC, have been duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, call options, rights of first refusal or similar rights of any Person or applicable Law, other than in each case Securities Liens.
(d)   SPAC does not own, directly or indirectly, any Equity Securities, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person.
Section 6.3   Brokerage.   Except as set forth on Section 6.3 of SPAC’s Disclosure Letter, SPAC has not incurred any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of the Company or SPAC to pay a finder’s fee, brokerage or agent’s commissions or other like payments.
Section 6.4   Trust Account.   As of the Effective Date, SPAC has at least $5,000,000 dollars (the “Trust Amount”) in the Trust Account, with such funds invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by SPAC or the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by SPAC. SPAC is not party to or bound by any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in SPAC SEC Documents to be inaccurate in any material respect or (b) explicitly by their terms, entitle any Person (other than (i) SPAC Shareholders who shall have exercised their rights to participate in SPAC Share Redemptions, (ii) the underwriters of SPAC’s initial public offering, who are entitled to the Deferred Discount (as such term is defined in the Trust Agreement) and (iii) SPAC with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to one hundred thousand dollars ($100,000) of interest on such proceeds to pay dissolution expenses) to any portion of the proceeds in the Trust Account. There are no Proceedings (or to the Knowledge of SPAC, investigations) pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account.
Section 6.5   SPAC SEC Documents; Controls.
(a)   SPAC has filed or furnished all material forms, reports, schedules, statements and other documents required to be filed by it with the SEC since the consummation of the initial public offering of SPAC’s securities to the Effective Date, together with any material amendments, restatements or supplements thereto, and all such forms, reports, schedules, statements and other documents required to be filed or furnished under the Securities Act or the Securities Exchange Act (excluding Section 16 under the Securities Exchange Act) (all such forms, reports, schedules, statements and other documents filed with the SEC, the “SPAC SEC Documents”). As of their respective dates, each of SPAC SEC Documents, as amended (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SPAC SEC Documents. None of SPAC SEC Documents contained, when filed or, if amended prior to the Effective Date, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of SPAC, as of the date hereof, (i) none of SPAC SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and (ii) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any SPAC SEC Document.
(b)   The financial statements of SPAC contained or incorporated by reference in SPAC SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior the Effective Date, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and Regulation S-X or Regulation S-K, as applicable, and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial condition and the results of operations, changes in shareholders’ equity and cash flows of SPAC as at the respective dates of, and for the periods referred to, in such financial statements. SPAC has no off-balance sheet arrangements that are not disclosed in SPAC SEC Documents. No financial statements other than those of SPAC are required by GAAP to be included in the consolidated financial statements of SPAC.
(c)   No notice of any SEC review or investigation of SPAC or SPAC SEC Documents has been received by SPAC. Since the consummation of its initial public offering, all comment letters received by SPAC from the SEC or the staff thereof and all responses to such comment letters filed by or on behalf of SPAC are publicly available on the SEC’s EDGAR website.
(d)   Since the consummation of the initial public offering of SPAC’s securities, SPAC has filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Securities Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any SPAC SEC Document. Each such certification is true and correct. SPAC maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Securities Exchange Act. As used in this Section 6.5(d), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
(e)   SPAC has established and maintained a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f), as applicable, of the Securities Exchange Act, that is sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.
Section 6.6    Information Supplied; Proxy/Registration Statement.   None of the information supplied or to be supplied by SPAC for inclusion in the Proxy/Registration Statement, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available with the SEC, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to SPAC Shareholders, or (c) the time of SPAC Shareholder Meeting (subject to the qualifications and limitations set forth in the materials provided by SPAC or that are included in such filings and/or mailings), except that no warranty or representation is made by SPAC with respect to (i) statements made or incorporated by reference therein based on information supplied by the Company or its Affiliates for inclusion therein or (ii) any projections or forecasts included in such materials.
Section 6.7   Litigation.   As of the date of this Agreement, there are no material Proceedings (or to the Knowledge of SPAC, investigations by any Governmental Entity) pending or, to the Knowledge of SPAC, threatened against SPAC or, to the Knowledge of SPAC, any director, officer or employee of SPAC (in their capacity as such) and since SPAC’s date of incorporation there have not been any such Proceedings and SPAC is not subject to or bound by any material outstanding Orders. There are no material Proceedings pending or threatened by SPAC against any other Person.
Section 6.8   Listing.   The issued and outstanding SPAC Class A Shares are registered pursuant to Section 12(b) of the Securities Exchange Act and listed for trading on NYSE. There is no Proceeding or investigation pending or, to the Knowledge of SPAC, threatened against SPAC by NYSE or the SEC with respect to any intention by such entity to deregister SPAC Class A Shares or prohibit or terminate the listing of SPAC Class A Shares on NYSE. SPAC has taken no action that is designed to terminate the registration of SPAC Class A Shares under the Securities Exchange Act. SPAC has not received any written or, to the Knowledge of SPAC, oral deficiency notice from NYSE relating to the continued listing requirements of SPAC Class A Shares.
Section 6.9   Investment Company.   SPAC is not required to register as an “investment company” under the Investment Company Act of 1940, as amended.
Section 6.10   Noncontravention.   Except for the filings pursuant to Section 8.9, the consummation by SPAC of the transactions contemplated by this Agreement and the Ancillary Agreements do not (a) conflict with or result in any breach of any of the material terms, conditions or provisions of, (b) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (c) result in a material violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (e) result in the creation of any Lien upon its Equity Securities under, (f) require any approval under, from or pursuant to, or (g) require any filing with, (i) any Contract or lease to which SPAC is a party, (ii) any Governing Document of SPAC, or (iii) any Law or Order to which SPAC is bound or subject, with respect to clauses (i) and (iii) that are or would reasonably be expected to be material to SPAC. SPAC is not in material violation of any of its Governing Documents.
Section 6.11   Business Activities.
(a)   Since its incorporation, SPAC has not conducted any material business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in SPAC Governing Documents, there is no Contract, commitment, or Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC after the Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to SPAC.
(b)   Except for this Agreement and the transactions contemplated by this Agreement, SPAC has no interests, rights, obligations or Liabilities with respect to, and SPAC is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.
Section 6.12   SPAC Material Contracts.   Each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which SPAC is a party (the “SPAC Material Contracts”) is an exhibit to the SPAC SEC Documents.

Section 6.13   Undisclosed Liabilities.   There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of SPAC of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for on, the SPAC Financial Statements or disclosed in the notes thereto; (b) that have arisen since the date of the most recent balance sheet included in the SPAC Financial Statements in the ordinary course of the operation of business of SPAC; (c) incurred in connection with the Transactions; or (d) which would not, individually or in the aggregate, reasonably be expected to have an SPAC Material Adverse Effect.
Section 6.14   Employees; Benefit Plans.   Other than as described in the SPAC SEC Documents, SPAC has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any employee or individual independent contractor. Other than as described in the SPAC SEC Documents, SPAC does not maintain, sponsor, contribute to, participate in or have any liability (actual or contingent) with respect to any plan, program, agreement or arrangement providing compensation or benefits to officers or employees. Neither the execution and delivery of this Agreement or the other Transaction Agreements to which it is a party nor the consummation of the Transactions: (a) will result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, individual independent contractor or employee of SPAC; or (b) result in the acceleration of the time of payment or vesting of any such payment or benefits.
Section 6.15   Tax Matters.
(a)   SPAC has timely filed all income and other material Tax Returns required to be filed by it on or prior to the Closing Date pursuant to applicable Laws (taking into account any validly obtained extension of time within which to file). All income and other material amounts of Tax Returns filed by SPAC, if any, are correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. All income and other material amounts of Taxes and all income and other material amounts of Tax liabilities due and payable by SPAC for which the applicable statute of limitations remains open have been timely paid (whether or not shown as due and payable on any Tax Return).(b)    SPAC has timely and properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, individual independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.
(c)   No written claim has been made by a Taxing Authority in a jurisdiction where SPAC does not file a particular type of Tax Return, or pay a particular type of Tax, that SPAC is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction that has not been settled or resolved. The income Tax Returns of SPAC made available to the Company, if any, reflect all of the jurisdictions in which SPAC is required to remit material income Tax.
(d)   SPAC is not currently the subject of any Tax Proceeding with respect to any Taxes or Tax Returns of or with respect to SPAC, no such Tax Proceeding is pending, and, no such Tax Proceeding has been threatened in writing, in each case, that has not been settled or resolved. SPAC has not commenced a voluntary disclosure proceeding in any jurisdiction that has not been resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against SPAC have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and no such deficiency has been threatened or proposed in writing against SPAC.
(e)   There are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to SPAC or extending a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. SPAC is not the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to any Taxes or Tax Returns of SPAC.
(f)   SPAC will not be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring on or before the Closing Date; (ii) a disposition occurring on or before the Closing Date reported as an open transaction; (iii) any prepaid amounts received on or prior to the Closing Date or deferred revenue realized, accrued or received outside the Ordinary Course of Business on or prior to the Closing Date; (iv) a change in method of accounting that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used prior to the Closing Date); or (v) an agreement entered into with any Governmental Entity on or prior to the Closing Date; (vi) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law); (vii) election under Section 108(i) of the Code made on or before the Closing Date, (viii) any SPAC Company or their Subsidiaries that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) having “subpart F income” (within the meaning of Section 952(a) of the Code) accrued prior to the Closing Date, (ix) “global intangible low-taxed income” of the SPAC Companies or their Subsidiaries within the meaning of Section 951A of the Code (or any similar provision of state, local or non-U.S. Law) attributable to any taxable period (or portion thereof) on or before the Closing Date, or (x) election made pursuant to Section 965(h) of the Code.
(g)   There is no Lien for Taxes on any of the assets of SPAC, other than Permitted Liens.
(h)   SPAC has not been a member of an affiliated, combined, consolidated or similar Tax group and does not have any material liability for Taxes of any other Person as a result of any successor liability, transferee liability, joint or several liability, by contract, by operation of Law, or otherwise (other than pursuant to this Agreement or any of the Ancillary Agreements, if any). SPAC is not party to or bound by any Tax Sharing Agreement except for any Ordinary Course Tax Sharing Agreement.
(i)   The unpaid Taxes of SPAC (i) did not, as of December 31, 2021, materially exceed the reserves for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) and (ii) do not materially exceed such reserves as adjusted for the passage of time through the Closing Date in accordance with the past practices of SPAC in filing its Tax Returns.
(j)   At all times since its incorporation, SPAC has been properly classified as a C corporation within the meaning of Section 1361(a)(2) of the Code for U.S. federal income Tax purposes. At all times since its incorporation, Merger Sub has been properly classified as an entity “disregarded as separate from its owner” within the meaning of Treasury Regulations Section 301.7701-3(b)(1)(ii) for U.S. federal income Tax purposes.
(k)   SPAC has not taken any action and is not aware of any facts or circumstances that could reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment.
Section 6.16   Compliance with Laws.   SPAC is, and has been since March 10, 2021, in compliance in all material respects with all Laws, and no uncured written notices have been received by SPAC from any Governmental Entity or any other Person alleging a material violation of any such Laws.
Section 6.17   Anti-Corruption Law Compliance.
(a)   To the Knowledge of SPAC, no director, officer, manager, employee, agent or third-party representative of SPAC (in their capacities as such) (i) has made, authorized, solicited or received any unlawful bribe, rebate, payoff, influence payment or kickback, (ii) has used or is using any corporate funds for any contributions, gifts, entertainment, hospitality, travel, in each case, to the extent illegal, or (iii) has, directly or indirectly, knowingly made, offered, authorized, facilitated, received or promised to make or receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any officer of a Governmental Entity or other Person in violation of applicable Anti-Corruption Laws. There are no pending legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of SPAC, governmental investigations, alleging (i) any such unlawful payments, contributions, gifts, entertainment, bribes, rebates, kickbacks, financial or other advantages, (ii) any other violation of any Anti-Corruption Law.
(b)   The transactions of SPAC are accurately reflected on their respective books and records in compliance in all material respects with applicable Anti-Corruption Laws.
Section 6.18   Anti-Money Laundering Compliance.
(a)   SPAC maintains and implements procedures designed to reasonably prevent money laundering and otherwise ensure compliance with all applicable Anti-Money Laundering Laws. There are no matters of material non-compliance with any Anti-Money Laundering Law that any Governmental Entity has required SPAC to correct.
(b)   None of SPAC or any of their respective directors, officers, managers, employees, agents or third-party representatives (in their capacities as such) has knowingly engaged in a transaction that involves their receipt, payment or any other transfer of the proceeds of crime in violation of any Anti-Money Laundering Laws.
(c)   There are no legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of SPAC, governmental investigations, alleging any violations of any Anti-Money Laundering Laws by the SPAC or any of their respective directors, officers, managers, or employees.
Section 6.19   Subscription Agreements.   SPAC has delivered to the Company copies of each of the Subscription Agreements on or prior to the Effective Date, pursuant to which certain PIPE Investors have committed to provide equity financing to SPAC solely for purposes of consummating the transactions contemplated by this Agreement. To the Knowledge of the SPAC, the Subscription Agreement with each PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and to the Knowledge of SPAC no withdrawal, termination, amendment or modification is contemplated by SPAC. Each Subscription Agreement is a legal, valid and binding obligation of SPAC and, to the Knowledge of SPAC, each PIPE Investor. Each such Subscription Agreement provides that the Company is a third-party beneficiary thereunder, entitled to enforce such agreements against the PIPE Investor. As of the date hereof, SPAC does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to SPAC, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of SPAC under any material term or condition of any such Subscription Agreement and, as of the date hereof, SPAC has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any such Subscription Agreement. Such Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement or the Ancillary Agreements) to the obligations of the PIPE Investors to contribute to SPAC the applicable portion of the PIPE Investment Amount set forth in such Subscription Agreements on the terms therein.
Section 6.20   Affiliate Transactions.   Except as set forth in Section 6.20 of SPAC’s Disclosure Letter, there are no Contracts between (a) SPAC, on the one hand, and (b) any officer, director, employee, partner, member, manager, director or indirect equityholder of SPAC or Sponsor, or to the Knowledge of SPAC, any family member of any of the foregoing Persons, on the other hand, (the Persons identified in clause (b), the “SPAC Related Parties”).
Section 6.21   Acknowledgement Regarding Projections.   SPAC acknowledges that it has received from the Company certain projections, forecasts and prospective or third party information relating to the Company. SPAC acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts and in such information; (ii) it is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts and information so furnished; and (iii) neither SPAC nor any other Person shall have any claim against the Company or any of its respective directors, officers, Affiliates, agents or other representatives with respect thereto. Accordingly, SPAC acknowledges that neither the Company nor any other Person makes any representations or warranties with respect to such projections, forecasts or information (it being understood that this acknowledgment does not cover any underlying facts or information which are addressed by any of the representations and warranties made by the Company in Article V of this Agreement).
Section 6.22   Inspections; Company’s Representations.   SPAC has undertaken such investigation and have been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. SPAC agrees to engage in the transactions contemplated by this Agreement based upon its own inspection and examination of the Company and on the accuracy of the representations and warranties set forth in Article V by the Company pursuant to this Agreement and hereby disclaims reliance upon any express or implied representations or warranties of any nature made by the Company or its Affiliates or representatives, except for those set forth in Article V by the Company pursuant to this Agreement. SPAC specifically acknowledges and agrees to the Company’s disclaimer of any representations or warranties other than those set forth in Article V by the Company pursuant to this Agreement, whether made by either the Company or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to SPAC or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the SPAC or its Affiliates or representatives by the Company or any of its Affiliates or representatives), other than those set forth in Article V by the Company pursuant to this Agreement. SPAC specifically acknowledges and agrees that, without limiting the generality of this Section 6.22, neither the Company nor any of its Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. SPAC specifically acknowledges and agrees that except for the representations and warranties set forth in Article V, the Company has not made any other express or implied representation or warranty with respect to the Company, its assets or Liabilities, the businesses of the Company or the transactions contemplated by this Agreement or the Ancillary Agreements.
ARTICLE VII
INTERIM OPERATING COVENANTS
Section 7.1   Interim Operating Covenants.
(a)   From the Effective Date until the earlier of: (1) the date this Agreement is terminated in accordance with Article X and (2) the Closing Date (such period, the “Pre-Closing Period”), unless SPAC shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except (x) as specifically contemplated or permitted by this Agreement or the Ancillary Agreements, or (y) other than in respect of the restrictions set forth in subclauses (i), (iii), (iv), (v), (x) or (xiv), to the extent that any action is taken or omitted to be taken in response to or related to the actual or anticipated effect on any of the ZB Companies’ businesses of COVID-19 or any COVID-19 Measures, in each case with respect to this clause (z) in connection with or in response to COVID-19, the ZB Companies conduct and operate their business in all material respects in the Ordinary Course of Business and use commercially reasonable efforts to preserve their existing relationships with material customers, suppliers and distributors, and the ZB Companies shall not:
(i)   amend or otherwise modify any of its Governing Documents in any manner that would be adverse to SPAC, except as otherwise required by Law;
(ii)   make any changes to its accounting policies, methods or practices, other than as permitted under GAAP or applicable Law;
(iii)   sell, issue, redeem, assign, transfer, pledge (other than in connection with existing credit facilities), convey or otherwise dispose of (x) any Equity Securities of any ZB Company, (y) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating any ZB Company to issue, deliver or sell any Equity Securities of a ZB Company (except pursuant to the exercise of options under a Holdco Option Plan); provided that the ZB Companies may enter into any fundraising transactions for aggregate net proceeds of up to $5,000,000 to any ZB Company;
(iv)   declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to any equityholder as of the date hereof of any ZB Companies;

(v)   adjust, split, combine or reclassify any of its Equity Securities (except for any conversion of shares into deferred shares in accordance with the provisions of its Governing Documents);
(vi)   (x) incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness (other than (A) additional Indebtedness under existing credit facilities or lines of credit, (B) capital leases entered into in the Ordinary Course of Business, and (C) other Indebtedness not to exceed $250,000 in the aggregate), (y) make any advances or capital contributions to, or investments in, any Person, other than the ZB Companies or in the Ordinary Course of Business, or (z) amend or modify in any material respect any Indebtedness;
(vii)   commit to, authorize or enter into any agreement in respect of, any capital expenditure (or series of commitments or capital expenditures), other than capital expenditures in an amount not to exceed $1,000,000;
(viii)   enter into any material amendment or termination (other than an expiration in accordance with the terms thereof) of, or waive compliance with, any material term of any Material Contract or enter into any Contract that if entered into prior to the Effective Date would be a Material Contract, in each case other than in the Ordinary Course of Business and solely to the extent such amendment, termination or waiver would not materially and adversely impact the ZB Companies, taken as a whole;
(ix)   other than inventory and other assets acquired in the Ordinary Course of Business, acquire the business, properties or assets, including Equity Securities of another Person, except, in each case, for acquisitions whose consideration in an aggregate amount (for all such acquisitions) is not greater than $750,000 and the consideration for which is payable only in cash, so long as, based upon the advice of the Company’s accountants, such acquisition, individually or in the aggregate, would not require any additional disclosure pursuant to the rules and regulations adopted by PCAOB (whether through merger, consolidation, share exchange, business combination or otherwise);
(x)   propose, adopt or effect any plan of complete or partial liquidation, dissolution, recapitalization or reorganization, or voluntarily subject to any material Lien, any of the material rights or material assets owned by, or leased or licensed to, the ZB Companies;
(xi)   compromise, commence or settle any pending or threatened Proceeding (w) involving payments (exclusive of attorney’s fees) by any ZB Company not covered by insurance in excess of $75,000 in any single instance or in excess of $250,000 in the aggregate, (x) granting injunctive or other equitable remedy against any ZB Company, (y) which imposes any material restrictions on the operations of businesses of the ZB Companies, taken as a whole or (z) by the equityholders of the ZB Companies or any other Person which relates to the transactions contemplated by this Agreement;
(xii)   except (x) as required under applicable Law, the terms of any Company Employee Benefit Plan existing as of the date hereof with SPAC’s prior agreement, or (y) in respect of a Holdco Option Plan (A) increase in any manner the compensation, bonus, severance or termination pay of any of the current or former directors, officers, employees or individual consultants of any ZB Company, (B) become a party to, establish, amend, commence participation in, or terminate any share option plan or other share-based compensation plan, or any Company Employee Benefit Plan with or for the benefit of any current or former directors, officers, employees or individual consultants of any ZB Company, (C) accelerate the vesting of or lapsing of restrictions with respect to any share-based compensation or other long-term incentive compensation under any Company Employee Benefit Plan, (D) grant any new awards under any Company Employee Benefit Plan, (E) amend or modify any outstanding award under any Company Employee Benefit Plan, (F) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization respecting employees of the Company, (G) forgive any loans, or issue any loans to any directors, officers, contractors or employees without prior agreement of SPAC, or (H) hire or engage any new employee or consultant or terminate the employment or engagement, other than for cause, of any employee or consultant if such new employee or consultant will receive, or does receive, annual base compensation (or annual base wages or fees) in excess of $200,000;
(xiii)   (A) sell, lease, assign, transfer, convey, license, sublicense, covenant not to assert, permit to lapse, abandon, allow to lapse, or otherwise dispose of, create, grant or issue any Liens (other than

Permitted Liens), debentures or other securities in or on, any material rights or assets owned by, or leased or licensed to, any ZB Companies, other than (w) inventory or products in the Ordinary Course of Business, or (x) assets with an aggregate fair market value less than $500,000; or (B) subject any Owned Intellectual Property to Copyleft Terms;
(xiv)   disclose any Trade Secrets and any other material confidential information of any ZB Companies to any Person;
(xv)   fail to take any action required to maintain any material insurance policies of any ZB Company in force (other than (A) substitution of an insurance policy by an insurance policy with a substantially similar coverage or (B) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or application), or knowingly take or omit to take any action that could reasonably result in any such insurance policy being void or voidable (other than (1) substitution of an insurance policy by an insurance policy with a substantially similar coverage, (2) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or application, or (3) actions in the Ordinary Course of Business;
(xvi)   except to the extent required by applicable Law, (A) make, change or revoke any material election relating to Taxes (subject to changes in applicable Law), (B) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (C) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter, (D) file any amended material Tax Return, (E) fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, (F) fail to pay any material amount of Tax as it becomes due, (G) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), or (H) surrender any right to claim any refund of a material amount of Taxes;
(xvii)   take or cause to be taken any action, or knowingly fail to take or cause to fail to take any action, which action or failure to act would reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment;
(xviii)   except as included as a Company Transaction Expense, incur any Liability, in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Company or SPAC to pay any investment banker fee, finder’s fee, brokerage or agent’s commissions or other similar payments or reimburse expenses of any of the foregoing; or
(xix)   agree or commit to do any of the foregoing.
(b)   From the Effective Date until the earlier of: (1) the date this Agreement is terminated in accordance with Article X and (2) the Closing Date, unless the ZB Companies shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except (x) as specifically contemplated or permitted by this Agreement or the Ancillary Agreements, (y) as set forth on Section 7.1(b) of the SPAC’s Disclosure Letter or (z) other than in respect of the restrictions set forth in subclauses (i), (iii), (iv), (v) or (ix), to the extent that any action is taken or omitted to be taken in response to or related to the actual or anticipated effect on SPAC or Merger Sub’s businesses of COVID-19 or any COVID-19 Measures, in each case with respect to this clause (z) in connection with or in response to COVID-19, the SPAC and Merger Sub conduct and operate their business in all material respects in the Ordinary Course of Business and use commercially reasonable efforts to preserve their existing relationships with material customers, suppliers and distributors, and the SPAC and Merger Sub shall not:
(i)   amend or otherwise modify any of its Governing Documents in any manner that would be adverse to the ZB Companies, except as otherwise required by Law;
(ii)   make any changes to its accounting policies, methods or practices, other than as required by GAAP or applicable Law;
(iii)   sell, issue, redeem, assign, transfer, pledge, mortgage, charge (other than in connection with existing credit facilities), convey or otherwise dispose of (x) any Equity Securities of SPAC or Merger

Sub (y) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating SPAC or Merger Sub to issue, deliver or sell any Equity Securities of SPAC or Merger Sub;
(iv)   declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to any equityholder as of the date hereof of SPAC or Merger Sub, other than redemptions from the Trust Account that are required pursuant to the SPAC Governing Documents;
(v)   adjust, split, combine or reclassify any of its Equity Securities;
(vi)   incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness (other than (A) additional Indebtedness under existing credit facilities or lines of credit and (B) capital leases entered into in the Ordinary Course of Business;
(vii)   fail to maintain its existence or, without prior notice to the Company, acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) the business, properties or assets, including Equity Securities of another Person;
(viii)   propose, adopt or effect any plan of complete or partial liquidation, dissolution, recapitalization or reorganization, or voluntarily subject to any material Lien, any of the material rights or material assets owned by, or leased or licensed to, SPAC or Merger Sub, except for (x) Permitted Liens, (y) Liens under existing credit facilities or other Indebtedness permitted pursuant to Section 7.1(b)(vi) and (z) as required or contemplated by this Agreement;
(ix)   amend the Trust Agreement or any other agreement related to the Trust Account;
(x)   except to the extent required by applicable Law, make any material election relating to Taxes (subject to changes in applicable Law), fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, fail to pay any material amount of Tax as it becomes due or settle or compromise any material U.S. federal, state, local or non-U.S. income Tax Liability, except in the Ordinary Course of Business;
(xi)   take or cause to be taken any action, or knowingly fail to take or cause to fail to take any action, which action or failure to act would reasonably be expected to prevent the transactions contemplated by this Agreement from qualifying for the Intended Tax Treatment;
(xii)   except as set forth on Section 6.3 or Section 7.1 of the SPAC Disclosure Letter or as included as a SPAC Transaction Expense, incur any Liability, in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Company or SPAC to pay any investment banker fee, finder’s fee, brokerage or agent’s commissions or other similar payments or reimburse expenses of any of the foregoing;
(xiii)   except (x) as required under applicable Law, the terms of any SPAC Employee Benefit Plan existing as of the date hereof with Company’s prior agreement, or (y) in respect of any option plan of SPAC (A) increase in any manner the compensation, bonus, severance or termination pay of any of the current or former directors, officers, employees or individual consultants of SPAC, (B) become a party to, establish, amend, commence participation in, or terminate any share option plan or other share-based compensation plan, or any SPAC Employee Benefit Plan with or for the benefit of any current or former directors, officers, employees or individual consultants of SPAC, (C) accelerate the vesting of or lapsing of restrictions with respect to any share-based compensation or other long-term incentive compensation under any SPAC Employee Benefit Plan, (D) grant any new awards under any SPAC Employee Benefit Plan, (E) amend or modify any outstanding award under any SPAC Employee Benefit Plan, (F) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization respecting employees of SPAC, (G) forgive any loans, or issue any loans to any directors, officers, contractors or employees without prior agreement of the Company, or (H) hire or engage any new employee or consultant or terminate the employment or engagement, other than for cause, of any employee or consultant if such new employee or consultant will receive, or does receive, annual base compensation (or annual base wages or fees) in excess of $200,000; or

(xiv)   agree or commit to do any of the foregoing.
(c)   Nothing contained in this Agreement shall be deemed to give SPAC, directly or indirectly, the right to control or direct the Company or any operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, control over their respective businesses and operations.
ARTICLE VIII
PRE-CLOSING AGREEMENTS
Section 8.1   Commercially Reasonable Efforts; Further Assurances.   Subject to the terms and conditions set forth in this Agreement, and to applicable Laws, during the Pre-Closing Period, the Parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transactions contemplated by this Agreement), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable (giving effect to the timing of the delivery of the PCAOB Financial Statements), the transactions contemplated by this Agreement. The Company shall use its commercially reasonable efforts, and SPAC shall cooperate in all commercially reasonable respects, to solicit and obtain the consents of the Persons who are parties to the Contracts listed on Section 5.11 of the Company Disclosure Letter prior to the Closing; provided, however, that no Party nor any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is required in accordance with the terms of the relevant Contract requiring such consent).
Section 8.2   Trust & Closing Funding.   Subject to the satisfaction or waiver of the conditions set forth in Section 4.1 (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with the Trust Agreement and SPAC Governing Documents, at the Closing, SPAC shall (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (b) cause the Trustee to pay as and when due (x) all amounts payable to SPAC Shareholders who shall have validly elected to redeem their SPAC Class A Shares pursuant to SPAC Existing Memorandum and Articles and direct and use its reasonable best efforts to cause the Trustee to pay as and when due the Deferred Discount (as defined in the Trust Agreement) pursuant to the terms of the Trust Agreement, except to the extent that such Deferred Discount is waived, and (y) SPAC Transaction Expenses at the Closing.
Section 8.3   Listing.   During the Pre-Closing Period, SPAC shall use its commercially reasonable efforts to ensure SPAC remains listed as a public company on NYSE or other national securities exchange acceptable to the Company and keep SPAC Class A Shares listed for trading on NYSE or other national securities exchange acceptable to the Company.
Section 8.4   LTIP.   Prior to the Closing Date, SPAC shall approve and, subject to the approval of SPAC Shareholders, adopt, an incentive equity plan, based on the terms and conditions as reasonably mutually agreed upon between SPAC and the ZB Companies to be effective upon and following the Closing (the “LTIP”). The LTIP shall initially reserve a number of shares of SPAC Class A Shares constituting no more than 10% of total number of shares of SPAC Class A Shares outstanding on a fully diluted basis, as determined immediately after the Effective Time. Nothing contained in this Section 8.4 (whether express or implied) shall confer any rights, remedies or benefits whatsoever (including any third-party beneficiary rights) on any Person other than the Parties to this Agreement.
Section 8.5   Confidential Information.   During the Pre-Closing Period, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party hereby agrees, that during the Pre-Closing Period, except in connection with or support of the transactions contemplated by this Agreement, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of SPAC, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.
Section 8.6   Access to Information.
(a)   During the Pre-Closing Period, upon reasonable prior written notice, the Company shall afford the representatives of SPAC reasonable access, during normal business hours, to the properties, books and records of the ZB Companies and furnish to the representatives of SPAC such additional financial and operating data and other information regarding the business of any ZB Company as SPAC or its representatives may from time to time reasonably request for purposes of consummating the transactions contemplated by this Agreement, but only to the extent the ZB Companies may do so without violating any applicable Laws or result in the breach of any confidentiality or similar agreement to which any ZB Company is a party; provided that the ZB Companies shall use their reasonable best efforts to allow for such access or disclosure in a manner that does not result in a breach of such agreement, including using reasonable best efforts to obtain the required consent of any applicable third Person; and provided, further, that SPAC shall abide by the terms of the Confidentiality Agreement.
(b)   SPAC shall coordinate its access rights pursuant to Section 8.6 with the Company to reasonably minimize any inconvenience to or interruption of the conduct of the business of the Company.
Section 8.7   Notification of Certain Matters.   Each Party shall notify the other Parties of (a) any material actions, suits, claims or proceedings in connection with the transactions contemplated by this Agreement commenced or, to the Knowledge of the Company, threatened, against any of the Parties, (b) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in Article IV, Article V, or Article VI not to be satisfied, or (c) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.
Section 8.8   Regulatory Approvals; Efforts.
(a)   If a filing is required in connection with the consummation of the transactions contemplated by this Agreement under the HSR Act, the Parties will (i) cause the Notification and Report Forms required pursuant to the HSR Act with respect to the transactions contemplated by this Agreement to be filed as promptly as practicable after the execution of this Agreement, (ii) request early termination of the waiting period relating to such HSR Act filings, if early termination is being granted at the time of such filing, (iii) supply as promptly as practicable any additional information and documentary material that may be requested by a regulatory authority pursuant to applicable Laws or a Governmental Entity pursuant to the HSR Act and (iv) otherwise use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement as soon as practicable. The Parties shall use reasonable best efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the above filings, applications or notifications. Each Party shall promptly inform the other Parties of any material communication between itself (including its representatives) and any Governmental Entity regarding any of the transactions contemplated by this Agreement. If a Party or any of its Affiliates receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then the Party, to the extent necessary and advisable, shall provide a reasonable response to such request as promptly as reasonably practicable.
(b)   The Parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and, to the extent permissible, promptly furnish the other with copies of notices or other communications between any Party (including their respective Affiliates and representatives), as the case may be, and any third party and/or Governmental Entity with respect to such transactions. Each Party shall give the other Party and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Party in connection with, any proposed material written communication to any Governmental Entity relating to the transactions contemplated by this Agreement. Each Party agrees not to participate in any substantive meeting, conference or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.
(c)   Each Party shall use its reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 8.8(c), each Party shall use its reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.
(d)   SPAC shall not take any action that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement as a result of the application of any Antitrust Law.
(e)   Notwithstanding anything in this Agreement to the contrary, but subject to compliance with Section 8.5, nothing in this Section 8.8 shall require SPAC, Sponsor, Merger Sub, Holdco or the Company or any of their respective Affiliates to take any action with respect to any of their respective Affiliates (other than, with respect to SPAC and Sponsor, SPAC’s Subsidiaries and the Company), any of their respective affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) or investment of SPAC, Sponsor, or any ZB Company or their respective Affiliates (other than, with respect to SPAC and Sponsor, SPAC’s Subsidiaries and the Company ), or any interests therein, including selling, divesting or otherwise disposing of, licensing, holding separate, or otherwise restricting or limiting its freedom to operate with respect to, any business, products, rights, services, licenses, investments, or assets, of SPAC, Sponsor, or any ZB Company or their respective Affiliates (other than, with respect to SPAC, Sponsor, SPAC’s Subsidiaries and the Company), any of their respective affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) or investment of SPAC, Sponsor, or any The Company or their respective Affiliates (other than the Company), or any interests therein.
Section 8.9   Communications; Press Release; SEC Filings.
(a)   As promptly as practicable following the Effective Date (and in any event within four (4) Business Days thereafter), SPAC shall prepare and file a Current Report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”) and the Parties shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”). SPAC shall provide the Company with a reasonable opportunity to review and comment on the Signing Form 8-K prior to its filing and shall consider such comments in good faith. SPAC shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).
(b)   As promptly as reasonably practicable after the Effective Date, but in any event following delivery of any information required to be delivered by the Company pursuant to this Section 8.9, (i) the Parties shall prepare and SPAC shall file with the SEC a preliminary Proxy/Registration Statement (which shall comply as to form with, as applicable, the provisions of the Securities Act, the Securities Exchange Act and the rules and regulations promulgated thereunder) in connection with SPAC Shareholder Meeting for the purpose of (A) providing SPAC Shareholders with the opportunity to participate in SPAC Share Redemption and (B) soliciting proxies from SPAC Shareholders to vote at SPAC Shareholder Meeting in favor of SPAC Shareholder Voting Matters. Each of SPAC and the Company shall use its reasonable best efforts to cause the Proxy/Registration Statement to comply with the rules and regulations promulgated by the SEC. SPAC shall file the definitive Proxy/Registration Statement with the SEC and cause the Proxy/Registration

Statement to be mailed to its shareholders of record, as of the record date to be established by SPAC Board in accordance with Section 8.9(h), at such time as reasonably agreed by SPAC and the Company promptly (and in any event within five (5) Business Days) following (x) in the event the preliminary Proxy/Registration Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Securities Exchange Act or (y) in the event the preliminary Proxy/Registration Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (the date in (x) or (y), the “Proxy Clearance Date”).
(c)   Prior to filing with the SEC, the SPAC and the Company will make available to each other, respectively, drafts of the Proxy/Registration Statement and any other documents to be filed with the SEC that relate to the transactions completed hereby, both preliminary and final, and drafts of any amendment or supplement to the Proxy/Registration Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. SPAC will advise the Company promptly after it receives notice of (i) the time when the Proxy/Registration Statement has been filed, (ii) in the event the preliminary Proxy/Registration Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Securities Exchange Act, (iii) in the event the preliminary Proxy/Registration Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iv) the filing of any supplement or amendment to the Proxy/Registration Statement, (v) any request by the SEC for amendment of the Proxy/Registration Statement, (vi) any comments, written or oral, from the SEC relating to the Proxy/Registration Statement and responses thereto and (vii) requests by the SEC for additional information in connection with the Proxy/Registration Statement. SPAC shall promptly respond to any comments of the SEC on the Proxy/Registration Statement, and shall use its reasonable best efforts to have the Proxy/Registration Statement cleared by the SEC under the Securities Exchange Act as soon after filing as practicable; provided that prior to responding to any requests or comments from the SEC, SPAC will make available to the Company drafts of any such response, will provide the Company with reasonable opportunity to comment on such drafts.
(d)   If at any time prior to the Closing (including prior to SPAC Shareholder Meeting) any Party discovers or becomes aware of any information that is required to be set forth in an amendment or supplement to the Proxy/Registration Statement so that the Proxy/Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall promptly inform the other Parties hereto and the Parties shall cooperate reasonably in connection with preparing and, to the extent required by Law, disseminating (including by promptly transmitting to SPAC Shareholders) any such amendment or supplement to the Proxy/Registration Statement containing such information; provided that no information received by SPAC pursuant to this Section 8.9(d) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made hereunder by any Party, and no such information shall be deemed to change, supplement or amend the Schedules hereto.
(e)   The Parties acknowledge that a substantial portion of the Proxy/Registration Statement and certain other forms, reports and other filings required to be made by SPAC under the Securities Exchange Act in connection with the transactions contemplated by this Agreement (collectively, “Additional SPAC Filings”) shall include disclosure regarding the Company, Holdco and the business of the Company’s management, operations and financial condition. Accordingly, the ZB Companies agree to, as promptly as reasonably practicable, to use commercially reasonable efforts to provide SPAC with all information concerning the ZB Companies, and its business, management, operations and financial condition, in each case, that is reasonably requested by SPAC to be included in the Proxy/Registration Statement, Additional SPAC Filings or any other SPAC filing with the SEC. The ZB Companies shall make and shall cause their Affiliates, directors, officers, managers and employees to make, available to SPAC and its counsel, auditors and other representatives in connection with the drafting of the Proxy/Registration Statement and Additional SPAC Filings, as reasonably requested by SPAC, and responding in a timely manner to comments thereto from the SEC. SPAC shall make all required filings with respect to the transactions contemplated by this Agreement under the Securities Act, the Securities Exchange Act and applicable blue sky Laws and the rules and regulations thereunder, and the ZB Companies shall reasonably cooperate in connection therewith.
(f)   At least five (5) days prior to Closing, SPAC shall begin preparing a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference,

such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 8-K (the “Closing Form 8-K”). SPAC shall provide the Company with a reasonable opportunity to review and comment on the Closing Form 8-K prior to its filing and shall consider such comments in good faith. Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated by this Agreement (“Closing Press Release”). Concurrently or promptly following with the Closing, SPAC shall distribute the Closing Press Release, and within four (4) Business Days thereafter, file the Closing Form 8-K with the SEC.
(g)   The Company has delivered to the SPAC (i) audited consolidated balance sheets of the Company as of March 31, 2022, and related audited consolidated statements of operations, partners’ equity and cash flows for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified), prepared in accordance with GAAP, applied on a consistent basis throughout the covered periods and Regulation S-X of the SEC and in each case, audited in accordance with the standards of the PCAOB (the “PCAOB Financial Statements”), and (ii) all other audited and unaudited financial statements of the Company and any company or business units acquired by the Company, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Proxy/Registration Statement and/or the Closing Form 8-K (including pro forma financial information).
(h)   SPAC shall, prior to or as promptly as practicable following the Proxy/Registration Statement Clearance Date (and in no event later than the date the Proxy/Registration Statement is required to be mailed in accordance with Section 8.9(b)), establish a record date in accordance with the terms of SPAC Existing Memorandum and Articles of Association (which date shall be mutually agreed with the Company) for, duly call and give notice of, SPAC Shareholder Meeting. SPAC shall convene and hold SPAC Shareholder Meeting, for the purpose of obtaining the requisite approval of SPAC Shareholder Voting Matters, which meeting shall be held as promptly as practicable after the date on which SPAC commences the mailing of the Proxy/Registration Statement to its shareholders; provided that in no event shall such meeting be held more than forty-five (45) days after such mailing date (unless the meeting has been adjourned as set out in the Proxy/Registration Statement). SPAC shall take all actions necessary to obtain the approval of SPAC Shareholder Voting Matters at SPAC Shareholder Meeting, including as such SPAC Shareholder Meeting may be adjourned or postponed in accordance with this Agreement, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of SPAC Shareholder Voting Matters. Except as otherwise required by applicable Law (including, for the avoidance of doubt, the fiduciary duties of the members of SPAC Board), SPAC Board shall include the SPAC Board Recommendation in the Proxy/Registration Statement and any amended or supplemental statement sent to SPAC Shareholders and shall not (and no committee or subgroup thereof shall) (i) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, SPAC Board Recommendation, (ii) adopt, approve, endorse or recommend any SPAC Competing Transaction, (iii) following a request in writing by the Company that SPAC Board Recommendation be reaffirmed publicly, fail to reaffirm publicly SPAC Board Recommendation within ten (10) days after the Company made such request (it being agreed that the Company may only make one (1) request pursuant to this clause (iii); provided that SPAC (A) has not already publicly reaffirmed such SPAC Board Recommendation or (B) has made a change in SPAC Board Recommendation or is reasonably likely to do so in such ten (10) day period), or (iv) agree to take any of the foregoing actions. SPAC agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold SPAC Shareholder Meeting for the purpose of seeking approval of SPAC Shareholder Voting Matters shall not be affected by intervening events or circumstances, and SPAC agrees to establish a record date for, duly call, give notice of, convene and hold SPAC Shareholder Meeting and submit for the approval of SPAC Shareholders SPAC Shareholder Voting Matters, in each case as contemplated by this Section 8.9(h), regardless of whether or not there shall have occurred any intervening events or circumstances. Notwithstanding anything to the contrary contained in this Agreement, SPAC only shall be entitled to postpone or adjourn SPAC Shareholder Meeting: (A) to allow reasonable additional time for the filing or mailing of any supplement or amendment to the Proxy/Registration Statement that SPAC Board has determined in good faith after consultation with outside legal counsel is required under applicable Law, which supplement or amendment shall be promptly disseminated to SPAC’s shareholders prior to SPAC Shareholder Meeting; (B) if, as of the time for which SPAC Shareholder Meeting is originally scheduled (as set forth in the Proxy/Registration Statement), there are insufficient shares of SPAC represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at SPAC Shareholder Meeting; (C) to seek withdrawals of redemption requests from SPAC Shareholders; or (D) in order to solicit additional proxies from shareholders for purposes of obtaining approval of SPAC Shareholder Voting Matters; provided that in the event of any such postponement or adjournment, SPAC Shareholder Meeting shall be reconvened as promptly as practicable following such time, and in no event later than ten (10) Business Days following such time, as the matters described in such clauses have been resolved.
Section 8.10   Expenses.   The Company shall be solely liable for and pay at Closing all of the Company Transaction Expenses and SPAC shall be solely liable for and pay at Closing all of the SPAC Transaction Expenses, including in connection with the negotiation, execution and performance of this Agreement and the Ancillary Agreements, the performance of each Party’s obligations hereunder and under the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby; provided, that if the Closing shall occur each Party’s reasonable and documented costs and expenses will be paid from the Trust Account.
Section 8.11   PIPE Investment.
(a)   SPAC shall take, or use its reasonable best efforts to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to obtain the PIPE Investment and consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its commercially reasonable efforts to (x) comply with its obligations under the Subscription Agreements, (y) in the event that all conditions in the Subscription Agreements have been satisfied (other than conditions that SPAC controls the satisfaction of and other than those conditions that by their nature are to be satisfied at Closing), consummate the transactions contemplated by the Subscription Agreements at or prior to Closing; and (z) enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements have been satisfied (other than conditions that SPAC controls the satisfaction of and other than those conditions that by their nature are to be satisfied at Closing), to cause the applicable PIPE Investor to contribute to SPAC the applicable portion of the PIPE Investment Amount set forth in the applicable Subscription Agreement at or prior to Closing. SPAC shall give the Company prompt written notice upon (i) becoming aware of any breach or default by any party to any of the Subscription Agreements or any termination (or purported termination) of any of the Subscription Agreements, (ii) the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement and (iii) if SPAC does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the sources contemplated by the Subscription Agreements. SPAC shall not permit, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements.
(b)   Each ZB Company agrees, and shall cause the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate in connection with (x) the arrangement of any PIPE Investment, and (y) the marketing of the transactions contemplated by this Agreement and the Ancillary Agreements in the public markets and with existing equityholders of SPAC (including in the case of clauses (x) with respect to the satisfaction of the relevant conditions precedent), in each case as may be reasonably requested by SPAC, including by (i) upon reasonable prior notice, participating in meetings, calls, drafting sessions, presentations, and due diligence sessions (including accounting due diligence sessions) and sessions with prospective investors at mutually agreeable times and locations and upon reasonable advance notice (including the participation in any relevant “roadshow”), (ii) assisting with the preparation of customary materials, (iii) providing the financial statements and such other financial information regarding the Company as is reasonably requested in connection therewith, subject to confidentiality obligations reasonably acceptable to the Company, (iv) taking all corporate actions that are necessary or customary to obtain the PIPE Investment and market the transactions contemplated by this Agreement, and (v) otherwise reasonably cooperating in SPAC’s efforts to obtain the PIPE Investment and market the transactions contemplated by this Agreement.
Section 8.12   Directors and Officers.
(a)   Indemnification.   Beginning on the Closing Date and continuing until the sixth (6th) anniversary of the Closing Date, SPAC (i) shall maintain in effect all rights to indemnification, advancement of expenses, exculpation and other limitations on Liability to the extent provided in SPAC Governing Documents and the Governing Documents of the Company in effect as of the Effective Date (“D&O Provisions”) in favor of any current or former director, officer, or manager, or, to the extent authorized under the applicable D&O Provisions, any employee, agent or representative of SPAC (whether before or after Closing) and the Company (the “Indemnified Persons”), and (ii) shall not, and shall not permit the Surviving Company to, amend, repeal or modify in a manner adverse to the beneficiary thereof any provision in the D&O Provisions as it relates to any Indemnified Person, in each case relating to a state of facts existing prior to Closing. After the Closing, in the event that SPAC or its successors (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then in each such case, SPAC shall cause proper provision to be made so that the successors of SPAC shall succeed to and be bound by the obligations set forth in this Section 8.12.
(b)   Tail Policy.   For a period of six (6) years from and after the Closing Date, SPAC shall purchase and maintain in effect policies of directors’ and officers’ liability insurance covering those Persons on the date hereof who are covered by such policies of the Company and SPAC (including, for the avoidance, directors, officers, etc. of SPAC after the Closing Date and directors, officers etc. of the Company prior to and after the Closing Date) with respect to claims arising from facts or events that occurred on or before the Closing and with no less favorable coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, (i) the coverage currently provided by such policy held by SPAC and (ii) the coverage provided by a policy held by a similarly situated Company. At or prior to the Closing Date, SPAC and the Company shall purchase and maintain in effect for a period of six (6) years thereafter, “run-off” coverage as provided by the Company’s and SPAC’s fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the Effective Date by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company’s or SPAC’s existing policies.
Section 8.13   Post-Closing Directors and Officers of SPAC.   Subject to receipt of the Required Vote, SPAC shall take or cause to be taken all actions as may be necessary or appropriate to ensure that as soon as practical following the Closing:
(a)   The post-Closing SPAC Board shall consist of at least six (6) directors, comprised of:
(i)   two (2) director nominees, each of whom shall be designated by Sponsor;
(ii)   four (4) director nominees, each of whom shall be designated by the Company’s Board;
(iii)   any additional director nominees will be designated by mutual agreement of the Sponsor and the Company; and
(iv)   the chairperson of the Board shall be nominated by the Company.
(b)   The officers of SPAC shall be as set forth on Schedule 8.13(b) hereto, who shall serve in such capacity in accordance with the terms of the Governing Documents of SPAC following the Closing.
(c)   If any Person nominated pursuant to Section 8.13(a) is not duly appointed at SPAC Shareholder Meeting, the Parties shall take all necessary action to fill any such vacancy on the post-Closing SPAC Board with an alternative Person designated pursuant to Section 8.13(a).
Section 8.14   Share Transactions.   During the Pre-Closing Period, except as otherwise contemplated by this Agreement, none of the ZB Companies nor any of its Subsidiaries or Affiliates, directly or indirectly, shall engage in any transactions involving the securities of SPAC.
Section 8.15   Exclusivity.   From the Effective Date, until the earlier of the Closing or the termination of this Agreement in accordance with ARTICLE X, none of the ZB Companies, nor any of their officers, directors, employees, agents or representatives (including, without limitation, their respective attorneys and accountants), directly or indirectly, shall (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than SPAC and the Sponsor (and their respective representatives, acting in their capacity as such) (a “Competing SPAC”) that may constitute, or could reasonably be expected to lead to, a Competing

Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing SPAC regarding a Competing Transaction; (iii) furnish (including through any virtual data room) any information relating to the Company or any of its assets or businesses, or afford access to the assets, business, properties, books or records of the Company to a Competing SPAC, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a Competing Transaction; (iv) approve, endorse or recommend any Competing Transaction; or (v) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so; provided that none of the foregoing restrictions shall prohibit the Company from taking the actions permitted by the exceptions set forth in Section 7.1(a)(xi) of this Agreement or the related sections of the Company Disclosure Letter, and any such action shall not be deemed a violation of this Section 8.16.
ARTICLE IX
TAX MATTERS
Section 9.1   Tax Matters.   The Party required by Law to file any Tax Returns with respect to Transfer Taxes shall, at its expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the other Party will cooperate and join in the execution of any such Tax Returns. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax.
Section 9.2   Tax Structuring.   In due time following the Closing, and in any event no later than before the end of the calendar year 2022, the ZB Companies and SPAC shall use their reasonable best efforts to undertake all reasonable measures to structure SPAC’s shareholding in the Company in a tax efficient way and to mitigate potential exposure for Taxes for both, SPAC and the Company. In particular, the ZB Companies and SPAC shall jointly (a) decide on the place of SPAC’s place of effective management and tax residence immediately after Closing, (b) ensure that SPAC’s place of effective management and tax residence will be located and remain at the place as decided according to clause (a), and (c) arrange any tax rulings facilitating actions (a)-(b) without delay.
Section 9.3   Tax Cooperation.   SPAC and the Company agree to retain and furnish or cause to be furnished to one another, upon request, as promptly as practicable, such information and assistance relating to the ZB Companies as is reasonably necessary for the filing of all Tax Returns of or with respect to any ZB Company, the making of any election related to Taxes of or with respect to any ZB Company, the preparation for any audit by any Taxing Authority and the prosecution or defense of any claim or other disputes relating to any Tax Return of or with respect to any ZB Company.
Section 9.4   Filing of Pre-Closing Tax Period Tax Returns.   The Company will prepare (or cause to be prepared) and file or cause to be filed all Tax Returns of the ZB Companies with respect to a Pre-Closing Period (other than any Straddle Period). The Company will deliver to SPAC all income Tax Returns at least thirty (30) days before the due date for such Tax Returns, and in the case of all other Tax Returns, as soon as reasonably practicable prior to the due date of such Tax Return (in each case, taking into account validly obtained extensions). The Company will allow SPAC to review and comment upon such Tax Returns and will reflect any comments reasonably requested by SPAC.
Section 9.5   Straddle Period.   In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based upon or measured by net income, gain, activities, events or the level of any item for the Pre-Closing Period will be determined based on an interim closing of the books as of the close of business on the Closing Date. The amount of Taxes, other than Taxes based upon or measured by net income, gain, activities, events or the level of any item for a Straddle Period, which relate to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. SPAC shall prepare and file or cause to be prepared and filed, in each case at its sole cost and expense, any Tax Returns of the Company for a Straddle Period. Such Tax Returns shall be prepared in a manner consistent with past practice of the ZB Companies. SPAC will deliver to the Company all income Tax Returns at least thirty (30) days before the due date for such Tax Returns, and in the case of all other Tax Returns, as soon as reasonably practicable prior to the due date of such Tax Return (in each case, taking into account validly obtained extensions). SPAC will allow the Company to review and comment upon such Tax Returns and will reflect any comments reasonably requested by the Company.
ARTICLE X
TERMINATION
Section 10.1   Termination.   This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing only as follows:
(a)   by the mutual written consent of the Company and SPAC;
(b)   by the Company or SPAC by written notice to the other Party if any applicable Law is in effect making the consummation of the transactions contemplated by this Agreement illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement resulted in or caused such final, non-appealable Order or other action (including, with respect to the Company, any breach by Holdco);
(c)   by the Company or SPAC by written notice to the other Party if the consummation of the transactions contemplated by this Agreement shall not have occurred on or before November 15, 2022 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any Party that has materially breached any of its representations, warranties, covenants or agreements under this Agreement (including, with respect to the Company, any breach by Holdco) if such material breach is the primary cause of or has resulted in the failure of the transactions contemplated by this Agreement to be consummated on or before such date;
(d)   by the Company if SPAC or any SPAC Company breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to the ZB Companies obligations to consummate the transactions set forth in Section 4.1(a) or Section 4.1(c) of this Agreement not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to SPAC by the Company, cannot be cured or has not been cured by the earlier of the Outside Date and thirty (30) days after receipt of such written notice and the Company has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to the Company if any ZB Company is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;
(e)   by SPAC, if any ZB Company breaches in any material respect any of their representations or warranties contained in this Agreement or any ZB Company breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to SPAC’s obligations to consummate the transactions set forth in Section 4.1(a) or Section 4.1(b) of this Agreement not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to the relevant ZB Company by SPAC, cannot be cured or has not been cured by the earlier of the Outside Date and thirty (30) days after the delivery of such written notice and SPAC has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to SPAC if SPAC or any SPAC Company is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;
(f)   by the Company or SPAC by written notice to the other Party if the Required Vote is not obtained at the SPAC Shareholder Meeting (subject to any adjournment or postponement thereof); and
(g)   by written notice from SPAC to the Company if the Holdco Vote is not obtained.
Section 10.2   Effect of Termination.   In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (a) the agreements contained in Section 8.9, Section 8.10, this Section 10.2 and Article X of this Agreement survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or its willful and material breach of this Agreement.
ARTICLE XI
MISCELLANEOUS
Section 11.1   Amendment and Waiver.   No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by SPAC and the Company. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence. Any such amendment or waiver may occur after the approval of SPAC Shareholder Voting Matters at SPAC Shareholder Meeting so long as such amendment or waiver would not require the further approval of SPAC Shareholders under applicable Law without such approval having first been obtained.
Section 11.2   Non-Survival of Representations and Warranties.
None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no Liability after the Closing in respect thereof), except for those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring on or after the Closing..
Section 11.3   Notices.   All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 11.3, notices, demands and other communications to the Company, Holdco, SPAC, Merger Sub and Merger Sub 2 shall be sent to the addresses indicated below:
Notices to ZB Companies	with copies to (which shall not constitute notice):
Zura Bio Limited 3rd Floor 1 Ashley Road Altrincham WA14 2DT Attention: Oliver Levy Email: oliver.levy@zurabio.com	McDermott Will & Emery, LLP 110 Bishopsgate London EC2N 4AY Attention: Gary Howes Email: ghowes@mwe.com
Notices to SPAC, Merger Sub and Merger Sub 2:	with copies to (which shall not constitute notice):
JATT Acquisition Corp. PO Box 309, Ugland House Grand Cayman, Cayman Islands Attention: Verender Badial E-mail: verender.badial@jattacquisition.com	Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Attention: Mitchell Nussbaum E-Mail: mnussbaum@loeb.com
Section 11.4   Assignment.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any

Party (including by operation of Law) without the prior written consent of the other Parties. Any purported assignment or delegation not permitted under this Section 11.4 shall be null and void.
Section 11.5   Severability.   Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.
Section 11.6   Interpretation.   The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Disclosure Letter, Schedule or Exhibit attached hereto or delivered at the same time and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation”. The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to a specific Section, Subsection, Clause, Recital, Section of a Disclosure Letter, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Clauses, Recitals, Sections of a Disclosure Letter, Schedules or Exhibits of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 11.6 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on the Disclosure Letters, all material amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable Disclosure Letter. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”. References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. If any Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. An accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP. Except where otherwise provided, all amounts in this Agreement are stated and shall be paid in United States dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.
Section 11.7   Entire Agreement.   This Agreement, the Ancillary Agreements and the Confidentiality Agreement (together with the Disclosure Letters and Exhibits to this Agreement) contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions (including that certain non-binding letter of intent among SPAC and the Company, dated as of May 4, 2022, as amended), whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights and Liabilities with respect to the transactions contemplated by this Agreement exclusively pursuant to the express terms and provisions of this Agreement, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth in this Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary SPAC and an ordinary seller in an arm’s-length transaction.
Section 11.8   Counterparts; Electronic Delivery.   This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.
Section 11.9   Governing Law; Waiver of Jury Trial; Jurisdiction.   The Law of the State of New York shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of the Federal District Court for the District of New York, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 11.9, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.
Section 11.10   Trust Account Waiver.   Each of Holdco and the Company acknowledges that SPAC has established the Trust Account for the benefit of its public SPAC Shareholders, which contains the proceeds of its initial public offering and from certain private placements occurring simultaneously with the initial public offering (including interest accrued from time to time thereon) for the benefit of SPAC’s public shareholders and certain other parties (including the underwriters of the initial public offering). For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of Holdco and the Company, for itself and the Affiliates it has the authority to bind, hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). Each of Holdco and the Company for itself and the Affiliates it has the authority to bind hereby irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any discussions, contracts or agreements with SPAC, Sponsor or any of their Affiliates and will not seek recourse against the Trust Account for any reason whatsoever; provided that (a) nothing herein shall serve to limit or prohibit Holdco or the Company’s right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to redemptions by SPAC’s public shareholders) to the Company in accordance with the terms of this Agreement and the Trust Agreement) and (b) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).
Section 11.11   Specific Performance.   Each Party acknowledges that the rights of each Party to consummate the transactions contemplated by this Agreement are unique and recognize and affirm that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.11 shall not be required to provide any bond or other security in connection with any such injunction.
Section 11.12   No Third-Party Beneficiaries.   This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than in respect of the Indemnified Persons and Non-Party Affiliates, each of whom is an express third-party beneficiary hereunder to the specific provisions in which such Person is referenced and entitled to enforce only such obligations hereunder).
Section 11.13   Disclosure Letters and Exhibits.   The Disclosure Letters and Exhibits attached hereto or referred to in this Agreement are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of a Disclosure Letter shall be deemed disclosed in each other Section of the applicable Disclosure Letter to which such fact or item may apply so long as (i) such other Section is referenced by applicable cross-reference or (ii) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Disclosure Letter. The headings contained in the Disclosure Letters are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Letters or this Agreement. The Disclosure Letters are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Disclosure Letters shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Disclosure Letters shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement, and matters reflected in the Disclosure Letters are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for information purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Disclosure Letters in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Disclosure Letters is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business. No disclosure in the Disclosure Letters relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Moreover, in disclosing the information in the Disclosure Letters, ZB Companies do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Disclosure Letters shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth therein.
Section 11.14   No Recourse.   Notwithstanding anything that may be expressed or implied in this Agreement (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a corporation, company, partnership, exempted limited partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated by this Agreement, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Non-Party Affiliate may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise required by this Agreement if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 11.14.
Section 11.15   Acknowledgements.
(a)   ZB Companies.   Each ZB Company specifically acknowledges and agrees to SPAC’s disclaimer of any representations or warranties other than those set forth in Article IV, Article VI and any Ancillary Agreement or certificate delivered by SPAC or Merger Sub pursuant to this Agreement, whether made by SPAC, Merger Sub or any of their respective Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company and its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to SPAC, Merger Sub, their Affiliates or representatives by either SPAC or Merger Sub or any of their respective Affiliates or representatives), other than those set forth in Article IV, Article VI and any Ancillary Agreement or certificate delivered by SPAC or Merger Sub pursuant to this Agreement. SPAC specifically acknowledges and agrees that, without limiting the generality of this Section 11.15, neither the Company nor any of their respective Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. SPAC specifically acknowledges and agrees that except for the representations and warranties set forth in Article VI and any Ancillary Agreement or certificate delivered by SPAC or Merger Sub pursuant to this Agreement, neither SPAC nor Merger Sub makes, nor has SPAC or Merger Sub made, any other express or implied representation or warranty with respect to SPAC or Merger Sub, their assets or Liabilities, the businesses of SPAC or Merger Sub or the transactions contemplated by this Agreement or the Ancillary Agreements.
(b)   SPAC.   SPAC specifically acknowledges and agrees to the ZB Companies’ disclaimer of any representations or warranties other than those set forth in Article IV, Article V and any Ancillary Agreement or certificate delivered by any ZB Company pursuant to this Agreement, whether made by any ZB Company or any of their respective Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to SPAC, Merger Sub, their Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to SPAC, Merger Sub, their Affiliates or representatives by either SPAC, Holdco, the Company or any of their respective Affiliates or representatives), other than those set forth in Article IV, Article V and any Ancillary Agreement or certificate delivered by Holdco or the Company pursuant to this Agreement. SPAC specifically acknowledges and agrees that, without limiting the generality of this Section 11.15, neither Holdco nor the Company nor any of their respective Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. SPAC specifically acknowledges and agrees that except for the representations and warranties set forth in Article IV, Article V and any Ancillary Agreement or certificate delivered by Holdco or the Company pursuant to this Agreement, neither Holdco nor the Company makes, nor has Holdco or the Company made, any other express or implied representation or warranty with respect to Holdco, the Company, their assets or Liabilities, the businesses of Holdco or the Company or the transactions contemplated by this Agreement or the Ancillary Agreements.
Section 11.16   Company Capital Restructuring.   Upon receipt of the Required Vote, ZB Companies shall promptly consummate the Company Capital Restructuring and in any event no later than three Business Days after the receipt of the Required Vote.
Section 11.17   Holdco Signing Date and Status of Agreement.   This Agreement shall come into force between the Parties (excluding Holdco) on the Effective Date. It shall continue in force (unless terminated in accordance with its terms) between those Parties whether or not Holdco becomes a Party. With effect from the Holdco Signing Date, Holdco shall become a Party and this Agreement shall come into force with respect to Holdco and continue in force between all the Parties (including Holdco).
[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.
SPAC:
JATT ACQUISITION CORP
By:
/s/ Verender Badial

Name:
Verender Badial

Title:
Chief Financial Officer

IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.
JATT MERGER SUB:
By:
/s/ Verender Badial

Name:
Verender Badial

Title:
Director

IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.
JATT MERGER SUB 2:
By:
/s/ Verender Badial

Name:
Verender Badial

Title:
Director

IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the Holdco Signing Date.
ZURA BIO HOLDINGS LTD
By:

Name:
Title:
Date:

IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.
ZURA BIO LIMITED
By:
/s/ Oliver Levy

Name:
Oliver Levy

Title:
Director

Exhibit A
FORM OF AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT
THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of            , 2022, is made and entered into by and among: (i) Zura Bio Ltd. (formerly known as JATT Acquisition Corp), a Cayman Islands exempted company (the “Company”); (ii) JATT Ventures, L.P., a Cayman Islands exempted limited partnership (the “Sponsor”); (iii) the persons or entities identified as “New Holders” on the signature pages hereto (collectively, the “New Holders”); and (iv) the persons or entities identified as “Existing Holders” on the signature pages hereto (the “Existing Holders,” and together with the Sponsor, the New Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 or Section 6.11 of this Agreement, each a “Holder” and collectively the “Holders”).
RECITALS
WHEREAS, the Company, the Sponsor and the Existing Holders are party to that certain Registration Rights Agreement, dated as of July 13, 2021 (the “Original RRA”);
WHEREAS, pursuant to, and upon the terms and subject to the conditions set forth in, the Business Combination Agreement dated as of June [      ], 2022 as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “BCA”), among the Company, Zura Bio Limited, a limited company incorporated under the laws of England and Wales (“Zurabio”), JATT Merger Sub, a Cayman Islands exempted company and wholly owned subsidiary of the Company (“JATT Merger Sub”), JATT Merger Sub 2, a Cayman Islands exempted company and wholly owned subsidiary of the Company (“JATT Merger Sub 2”), Zura Bio Holdings Ltd, a Cayman Islands exempted company (“Holdco”), the following transactions (collectively, the “Transaction”) will occur on the Closing Date (as defined below): (i) JATT Merger Sub will merge with and into Holdco, with Holdco continuing as the surviving company of the merger and a wholly owned subsidiary of the Company; and (ii) immediately following the transaction described in (i), Holdco will merge with and into JATT Merger Sub 2, with JATT Merger Sub 2 continuing as the surviving company of the merger;
WHEREAS, pursuant to the BCA, among other things, (i) the Zurabio shareholders exchanged all their Zurabio shares for shares in Holdco, such that Holdco owned all of the outstanding shares of Zurabio, (ii) the Company issued 16,500,000 Class A ordinary shares to the Holdco shareholders in exchange for all of the outstanding Holdco shares, and (iii) the issued and outstanding Class B ordinary shares, par value $0.0001 per share, of the Company, all of which were held by the Sponsor and the Existing Holders, automatically converted into 3,450,000 Class A ordinary shares on a one-for-one basis (such Class A ordinary shares received upon the conversion, the “Founder Shares”) (together with the other transactions contemplated by the BCA, the “Business Combination”);
WHEREAS, pursuant to the second amended and restated memorandum and articles of the Company (such amended and restated memorandum and articles, as the same may be amended, restated, amended and restated, supplemented or otherwise modified form time (the “Company Charter”)), the Company is authorized to issue the following classes of stock: (i) Class A ordinary shares, par value $0.0001 per share, of the Company (the “Class A ordinary shares” or the “Ordinary Shares”), and (ii) preference shares, par value $0.0001 per share of the Company;
WHEREAS, in connection with the Business Combination, the Company conducted a private placement of its Class A ordinary shares (the “PIPE Investment”) pursuant to the terms of (i) one or more Subscription Agreements and (ii) two Forward Purchase Agreements, and certain Holders purchased additional Class A ordinary shares pursuant thereto (collectively, the “PIPE Shares”);
WHEREAS, pursuant to Section 6.8 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the holders of a majority-in-interest of the “Registrable Securities” (as such term is defined in the Original RRA) at the time in question; and

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WHEREAS, the Company and the Sponsor desire to amend and restate the Original RRA in its entirety as set forth herein and the Company and the Existing Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1   Definitions.   The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:
“Additional Holder” has the meaning given in Section 6.11 hereof.
“Additional Holder Shares” has the meaning given in Section 6.11 hereof.
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, after consultation with counsel to the Company, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company or the Board, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.
“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under direct or indirect common control with, such Person, and, in the case of an individual, also includes any member of such individual’s Immediate Family; provided that the Company and its subsidiaries will not be deemed to be Affiliates of any Holder of Registrable Securities. As used in this definition, “control” (including, with its correlative meanings, “controlling”, “controlled by” and “under common control”) shall mean possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through ownership of voting securities or partnership or other ownership interests by contract or otherwise.
“Agreement” shall have the meaning given in the Preamble hereto.
“BCA” shall have the meaning given in the Recitals hereto.
“Block Trade” means an offering or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) effected pursuant to a Registration Statement without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.
“Board” shall mean the board of directors of the Company.
“Business Combination” shall have the meaning given in the Recitals hereto.
“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks are required or authorized to close in the State of New York or the Cayman Islands.
“Class A ordinary shares” shall have the meaning given in the Recitals hereto.
“Closing” shall have the meaning given in the BCA.
“Closing Date” shall have the meaning given in the BCA.
“Commission” shall mean the U.S. Securities and Exchange Commission.

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“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.
“Company Charter” shall have the meaning given in the Recitals hereto.
“Demanding Holder” shall have the meaning given in Section 2.1.4 hereof.
“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.
“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended from time to time.
“Existing Holders” shall have the meaning given in the Recitals hereto.
“Filing Deadline” shall have the meaning given in Section 2.1.1 hereof.
“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.
“Form S-1 Shelf” shall have the meaning given in Section 2.1.1 hereof.
“Form S-3 Shelf” shall have the meaning given in Section 2.1.1 hereof.
“Founder Shares” shall have the meaning given in the Recitals hereto.
“Holdco” shall have the meaning given in the Recitals hereto
“Holder Information” shall have the meaning given in Section 4.1.2 hereof.
“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities, and includes any transferee of the Registrable Securities (so long as they remain Registrable Securities) of a Holder permitted under this Agreement and the Lock-Up Agreement.
“Immediate Family” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and shall include adoptive relationships.
“Insider Letter” means that certain letter agreement, dated as of July 13, 2021, by and among the Company, the Sponsor and certain of the Company’s current and former officers and directors.
“Joinder” shall have the meaning given in Section 6.11 hereof.
“Lock-up Agreement” means that certain lock-up agreement, dated as of the date hereof, by and among the Company and certain holders of securities of the Company, entered into in connection with the Business Combination.
“Lock-up Periods” shall mean each of the periods beginning on the Closing Date and ending, (i) with respect to the New Holder’s Shares, the Sponsor’s and the Existing Holders’ Founder Shares, the period ending on the earlier of (x) 6 months after the Closing Date with respect to one-quarter of the shares, and (b) 12 months after the Closing Date with respect to one-quarter of the shares, and (c) 24 months after the Closing Date with respect to one-half of the shares; provided that such shares may be released prior to each of the 6-month, 12-month and 24-month periods on the date on which the daily volume weighted average price (“VWAP”) reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period, or (y) the earlier date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property (the “Founder Shares Lock-up Period” and New Holders Lock-up Period” ); and (ii) with respect to the Sponsor’s (or its transferees as permitted by the Lock-Up Agreement) Private Warrant Shares, 30 days from the Closing Date (the “Private Placement Lock-up Period”).
“Lock-up Shares” shall mean, (i) with respect to the Sponsor, the Existing Holders and any transferees as permitted by the Lock-Up Agreement, the Class A ordinary shares held by them immediately following the Closing (other than PIPE Shares subscribed in connection with the PIPE Investment, if any) and any

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Class A ordinary shares issued or issuable upon exercise of the Private Placement Warrants; and (ii) with respect to the New Holders and their respective transferees as permitted by the Lock-Up Agreement, the Class A ordinary shares held by them immediately following the Closing.
“Maximum Number of Securities” shall have the meaning given in Section 2.1.5 hereof.
“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4 hereof.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
“New Holders” shall have the meaning given in the Preamble hereto.
“Original RRA” shall have the meaning given in the Recitals hereto.
“Piggyback Registration” shall have the meaning given in Section 2.2.1 hereof.
“PIPE Investment” shall have the meaning given in the Recitals hereto.
“PIPE Shares” shall have the meaning given in the Recitals hereto.
“Private Placement Warrants” shall mean the 5,910,000 Private Placement Warrants issued by the Company that were privately purchased simultaneously with the consummation of the Company’s initial public offering.
“Private Warrant Shares” shall mean the Class A ordinary shares issued or issuable upon exercise of the “Private Placement Warrants.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security” shall mean (a) the Founder Shares and the Class A ordinary shares issued or issuable upon the conversion of any Founder Shares, (b) the Private Placement Warrants and the Class A ordinary shares issued or issuable upon the exercise of any Private Placement Warrants, (c) any issued and outstanding Class A ordinary shares or any other equity security (including the Class A ordinary shares issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement, (d) any equity securities (including the Class A ordinary shares issued or issuable upon the exercise of any such equity security) of the Company issuable upon conversion of any Working Capital Warrants in an amount up to $1,500,000 made to the Company by a Holder, (e) any PIPE Shares held by a Holder, (f) any other equity securities (including Class A ordinary shares) of the Company held by a New Holder at the Closing Date and (g) any other equity security of the Company or its subsidiaries issued or issuable with respect to any such share of Class A ordinary shares referenced in (a), (b), (c), (d), (e) or (f) above by way of a share capitalization or share split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) following the third anniversary of the Agreement, such securities may be sold without registration pursuant to Rule 144 (but without the requirement to comply with any limitations) and (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

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“Registration” shall mean a registration effected by preparing and filing a Registration Statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:
(A)   all registration and filing fees (including fees with respect to filings required to be made with FINRA) and any national securities exchange on which the Class A ordinary shares is then listed;
(B)   fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(C)   fees and disbursements of underwriters customarily paid by issuers of securities in a secondary offering, but excluding underwriting discounts and commissions and transfer taxes, if any, with respect to Registrable Securities sold by Holders;
(D)   printing, messenger, telephone and delivery expenses;
(E)   reasonable fees and disbursements of counsel for the Company;
(F)   reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and
(G)   reasonable fees and expenses of one legal counsel selected by the majority-in-interest of the Demanding Holders in an Underwritten Offering.
“Registration Statement” shall mean any registration statement filed by the Company with the Commission that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Requesting Holders” shall have the meaning given in Section 2.1.5 hereof.
“Retained Company Shares” shall have the meaning given in the BCA.
“Rule 144” shall mean Rule 144 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.
“Securities Act” shall mean the U.S. Securities Act of 1933, as amended from time to time.
“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration, as the case may be.
“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.
“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.
“Sponsor” shall have the meaning given in the Preamble hereto.
“Subsequent Shelf Registration” shall have the meaning given in Section 2.1.2 hereof.
“Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect

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to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Lock-up Period” shall have the meaning given in Section 2.3 hereof.
“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public, including a Block Trade.
“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4 hereof.
“Withdrawal Notice” shall have the meaning given in Section 2.1.6 hereof.
“Working Capital Warrants” shall mean any warrants issued in payment for working capital loans from the Sponsor to the Company.
“Yearly Limit” shall have the meaning given in Section 2.1.4 hereof.
“Zurabio” shall have the meaning given in the Recitals hereto.
ARTICLE II
REGISTRATIONS AND OFFERINGS
2.1   Shelf Registration.
2.1.1   Filing.   The Company shall, subject to Section 3.4 hereof, submit or file within 30 days of the Closing Date (the “Filing Deadline”), and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”), or, if the Company is eligible to use a Registration Statement on Form S-3, a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two Business Days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have the Shelf declared effective after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the earlier of (A) the filing of the Registration Statement and (B) the Filing Deadline, and (ii) the 10th Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such deadline the “Effectiveness Deadline”), provided, that if the Filing Deadline or Effectiveness Deadline falls on Saturday, Sunday or other day that the Commission is closed for business, the Filing Deadline or Effectiveness Deadline, as the case may be, shall be extended to the next Business Day on which the Commission is open for business. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. Subject to Sections 2.1.2 and 3.4 hereof, the Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use by the Holders named therein to sell their Registrable Securities included therein, and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as reasonably practicable after the Company is eligible to use Form S-3.
2.1.2   Subsequent Shelf Registration.   If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4 hereof, use its commercially reasonable efforts to, as promptly as is reasonably practicable, cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use

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its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities under such Shelf (determined as of two Business Days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use by the Holders named therein to sell their Registrable Securities included therein, and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3, to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.
2.1.3   Additional Registrable Securities.   Subject to Section 3.4 hereof, in the event that any Holder or Holders, collectively, hold Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of any such Holder or Holders, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then-available Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, that (i) the Company shall only be required to cause such Registrable Securities to be covered if the total offering price thereof is reasonably expected to exceed, in the aggregate, $10 million and (ii) the Company shall only be required to register Registrable Securities pursuant to this Section 2.1.3 twice per calendar year.
2.1.4   Requests for Underwritten Shelf Takedowns.   Following the expiration of the Founder Shares Lock-up Period, the New Holders Lock-up Period or the Private Placement Lock-up Period, as applicable, at any time and from time to time when an effective Shelf is on file with the Commission, any New Holder, Existing Holder, or the Sponsor, or any combination thereof (any of the New Holders, Existing Holders, or the Sponsor making such demand, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering or other coordinated offering that is registered pursuant to a Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include (a) Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $10million (the “Minimum Takedown Threshold”) or (b) if the Demanding Holders hold Registrable Securities with a total offering price reasonably expected to be less than the Minimum Takedown Threshold, all of the Registrable Securities held by a Demanding Holder. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. The Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the prior approval by the Demanding Holder(s) (which shall not be unreasonably withheld, conditioned or delayed). The New Holders, on the one hand, and the Existing Holders and the Sponsor, collectively, on the other hand, may each demand Underwritten Shelf Takedowns pursuant to this Section 2.1.4 not more than two times in any twelve (12) month period (the “Yearly Limit”). Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then-effective Registration Statement, including a Form S-3, which is then available for such offering.
2.1.5   Reduction of Underwritten Offering.   If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advise(s) the Company, the Demanding Holder(s) and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holder(s) and the Requesting Holders (if any) desire to sell, taken together with all other Class A ordinary shares or other equity securities that the Company desires to sell and all

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other Class A ordinary shares or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any Class A ordinary shares or other equity securities proposed to be sold by the Company or by other holders of Class A ordinary shares or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown without exceeding the Maximum number of Securities).
2.1.6   Underwritten Shelf Takedown Withdrawal.   Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that any other Demanding Holder(s) may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Demanding Holder(s). If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4 hereof and shall count toward the Yearly Limit, unless either (i) the Demanding Holder(s) making the withdrawal has not previously withdrawn any Underwritten Shelf Takedown or (ii) the Demanding Holder(s) making the withdrawal reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if any other Demanding Holder(s) elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Demanding Holders for purposes of Section 2.1.4 hereof and shall count toward the Yearly Limit. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Demanding Holders and Requesting Holders. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.
2.2   Piggyback Registration.
2.2.1   Piggyback Rights.   If the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iv) for an offering of debt that is convertible into equity securities of the Company or (v) for a dividend reinvestment plan, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the

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proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five days after receipt of such written notice (such Registration, a “Piggyback Registration”). Subject to Section 2.2.2 hereof, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company. For the avoidance of doubt, the notice periods set forth in this Section 2.2.1 shall not apply to an Underwritten Shelf Takedown conducted in accordance with Section 2.1.4 or Block Trades conducted in accordance with Section 2.4.
2.2.2   Reduction of Piggyback Registration.   If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advise(s) the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Class A ordinary shares or other equity securities that the Company or the Demanding Holders desire to sell, taken together with (i) the number of Class A ordinary shares or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which Registration has been requested pursuant to Section 2.2.1 and (iii) the number of Class A ordinary shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:
(a)   if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the number of Class A ordinary shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the number of Class A ordinary shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;
(b)   if the Registration or registered offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the number of Class A ordinary shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the number of Class A ordinary

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shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the number of Class A ordinary shares or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of such persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and
(c)   if the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5 hereof.
2.2.3   Piggyback Registration Withdrawal.   Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6 hereof) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction without any liability to the applicable Holder. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6 hereof), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.
2.2.4   Unlimited Piggyback Registration Rights.   For purposes of clarity, subject to Section 2.1.6 hereof, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof and shall not count toward the Yearly Limit.
2.3   Market Stand-off.   In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade) or any Company-initiated Registration for the account of the Company (subject to the Company’s compliance with Section 2.2 hereof), each Holder that is an executive officer, director or Holder in excess of 5% of the then-outstanding Class A ordinary shares (calculated, in the case of each New Holder, as if all of its Class B ordinary shares and Retained Company Shares are exchanged for Class A ordinary shares) agrees that it shall not Transfer any Class A ordinary shares or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the 90-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering (the “Underwritten Lock-up Period”), except as expressly permitted by such lock-up agreement or in the event the Underwriters managing the offering otherwise consent in writing. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as the Company’s directors and executive officers or the other shareholders of the Company). The Company will not be obligated to undertake an Underwritten Shelf Takedown during any Underwritten Lock-up Period binding on the Holders, nor will the Company be obligated to include in any Piggyback Registration any Registrable Securities that are then subject to a “lock-up” agreement.
2.4   Block Trades.
2.4.1   Notwithstanding any other provisions of this Agreement, but subject to Section 3.4, if a Demanding Holder desires to effect a Block Trade, with a total offering price reasonably expected to exceed, in the aggregate, either (x) the Minimum Takedown Threshold or (y) all remaining Registrable Securities held by such Demanding Holder, then notwithstanding the time periods provided for in Section 2.2.1, such Demanding Holder only needs to notify the Company of the Block Trade at least three (3) business days prior to the day such offering is to commence and the Company shall as promptly as is reasonably practicable,

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use its commercially reasonable efforts to facilitate such Block Trade; provided that the Demanding Holder wishing to engage in the Block Trade shall use its commercially reasonable efforts to work with the Company and any Underwriters or placement agents or sales agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to such Block Trade.
2.4.2   Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, the Demanding Holder that initiated such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters or placement agents or sales agents (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to its withdrawal under this Section 2.4.2 in the first instance of any such withdrawal; provided, that the Holder shall be responsible for the Registration Expenses incurred in connection with a Block Trade prior to any subsequent withdrawal under this Section 2.4.2.
2.4.3   Notwithstanding anything to the contrary in this Agreement, Section 2.2 hereof shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.
2.4.4   The Demanding Holder wishing to engage in a Block Trade shall have the right to select the Underwriters, placement agents or sales agents (if any) for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks), provided, that such selection shall be subject to the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.
2.4.5   A Holder in the aggregate may demand no more than two Block Trades pursuant to this Section 2.4 in any 12-month period. For the avoidance of doubt, any Block Trade effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.
2.5   Restrictions on Registration Rights.   If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a request for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof and it continues to actively employ, in good faith, all reasonable best efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Underwritten Offering would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the undertaking of such Underwritten Offering at such time, then in each case, as applicable, the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating the applicable reason(s) set forth in Clauses (A) through (C) above underlying the Company’s decision to defer the undertaking of such Underwritten Offering. In such event, the Company shall have the right to defer such offering for a period of not more than sixty (60) days; provided, however, that the Company shall not defer its obligations in this manner more than once in any twelve (12) month period.
ARTICLE III
COMPANY PROCEDURES
3.1   General Procedures.   In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:
3.1.1   prepare and file with the Commission, as soon as reasonably practicable, a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;
3.1.2   prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any

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Holder that holds at least 5% percent of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;
3.1.3   prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company will not have any obligation to provide any document pursuant to this Section 3.1.3 that is available on the Commission’s EDGAR system;
3.1.4   prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities or securities exchanges, including the New York Stock Exchange, as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5   cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;
3.1.6   provide a transfer agent and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7   advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose, and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8   at least three days (or in the case of a Block Trade, at least one day) prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be necessary in order to comply with the Securities Act, the Exchange Act and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable), furnish a copy thereof to each seller of such Registrable Securities or its counsel; provided that the Company will not have any obligation to provide any document pursuant to this Section 3.1.8 that is available on the Commission’s EDGAR system;
3.1.9   notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

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3.1.10   in the event of an Underwritten Offering, a Block Trade or other coordinated offering that is registered pursuant to a Registration Statement, permit a representative of the Holders (such representative to be selected by a majority-in-interest of the participating Holders), the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade or other coordinated offering that is registered pursuant to a Registration Statement, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense (except as otherwise provided in this Agreement), in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;
3.1.11   obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade or other coordinated offering that is registered pursuant to a Registration Statement, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter or other similar type of sales agent, placement agent or Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;
3.1.12   in the event of an Underwritten Offering, a Block Trade or other coordinated offering that is registered pursuant to a Registration Statement, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;
3.1.13   in the event of any Underwritten Offering, Block Trade or other coordinated offering that is registered pursuant to a Registration Statement, enter into and perform its obligations under an underwriting agreement, sales agreement or placement agreement, in usual and customary form, with the managing Underwriter, sales agent or placement agent of such offering;
3.1.14   make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule thereto);
3.1.15   with respect to an Underwritten Offering pursuant to Section 2.1.4 hereof, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and
3.1.16   otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders participating in such Registration, in connection with such Registration.
Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or other sales agent or placement agent if such Underwriter or other sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other coordinated offering that is registered pursuant to a Registration Statement.
3.2   Registration Expenses.   Except as set forth in Section 2.1.6, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ or agents’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders, in each case pro rata based on the number of Registrable Securities that such Holders have sold in such Registration.

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3.3   Requirements for Participation in Underwritten Offerings.   Notwithstanding anything in this Agreement to the contrary, if any Holder does not timely provide the Company with its requested Holder Information (as defined below), the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering or other coordinated offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any arrangements approved by the Company in the case of an Underwritten Offering initiated by the Company, and approved by the Demanding Holders in the case of an Underwritten Offering initiated by the Demanding Holders and (ii) timely completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration. The Company will use its commercially reasonable efforts to ensure that the underwriting agreement related to such Registration shall provide that any liability of a Holder to any Underwriter or other person pursuant to such underwriting agreement shall be limited to liability (i) arising from a breach of such Holder’s representations and warranties thereto, (ii) will be several, and not joint and several, and (iii) will be limited to the net proceeds (after deducting discounts and commission, but not expenses) received by such Holder from the sale of such Holder’s Registrable Securities pursuant to such underwriting agreement.
3.4   Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.
3.4.1   Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed.
3.4.2   Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (i) require the Company to make an Adverse Disclosure, (ii) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (iii) in the good faith judgment of the majority of the Board, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than ninety (90) days in any 12-month period, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.
3.4.3   Subject to Section 3.4.4, if (i) during the period starting with the date 60 days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date 120 days after the effective date of, a Company-initiated Registration, and provided that the Company continues to actively employ, in good faith, all reasonable best efforts to maintain the effectiveness of the applicable Shelf, or (ii) pursuant to Section 2.1.4 hereof, Holders have requested an Underwritten Shelf Takedown and the Company and such Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, then, in each case, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 hereof.
3.4.4   The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by

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the Company, in the aggregate, not more than two (2) times or for more than sixty (60) consecutive calendar days, or for more than one hundred and twenty (120) total calendar days, in each case during any 12-month period.
3.5   Reporting Obligations.   As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to use reasonable best efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any customary legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
4.1   Indemnification.
4.1.1   The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person or entity who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) arising out of or resulting from any any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by or on behalf of such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2   In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers, employees, advisors and agents, representatives and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees and inclusive of all reasonable attorney’s fees arising out of the enforcement of each such persons’ rights under this Section 4.1) caused by any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing to the Company by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

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4.1.3   Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, not to be unreasonably withheld or delayed, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4   The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, advisor, agent, representative, shareholder, member or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.5   If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 hereof, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.
ARTICLE V
LOCK-UP
5.1   Lock-up.   Pursuant to the Lock-Up Agreement, the Sponsor, the Existing Holders and the New Holders agree that they shall not Transfer any Lock-up Shares until the end of the Founder Shares Lock-up

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Period, the Private Placement Lock-up Period, or the New Holders Lock-up Period, as applicable, except as permitted by and in accordance with the Lock-Up Agreement.
ARTICLE VI
MISCELLANEOUS
6.1   Notices.   Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received, in the case of mailed notices, on the third Business Day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to Zurabio [insert address], [Attention:            ] and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective 30 days after delivery of such notice as provided in this Section 6.1.
6.2   Assignment; No Third-Party Beneficiaries.
6.2.1   This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
6.2.2   This Agreement and the rights, duties and obligations of the Holders hereunder may not be assigned or delegated by the Holders in whole or in part, provided, however, that subject to Section 6.2.5 hereof, a Holder may assign the rights and obligations of such Holder hereunder relating to particular Registrable Securities in connection with the transfer of such Registrable Securities to a transferee in accordance with the Lock-Up Agreement but only if such transferee agrees to become bound by the restrictions set forth in this Agreement.
6.2.3   This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include transferees permitted by the Lock-Up Agreement.
6.2.4   This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement and this Section 6.2.
6.2.5   No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (a) written notice of such assignment as provided in Section 6.1 hereof and (b) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.
6.3   Counterparts.   This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.
6.4   Adjustments.   If there are any changes in the Ordinary Shares as a result of share split, share dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations under this Agreement shall continue with respect to the Ordinary Shares as so changed.
6.5   Governing Law; Venue.   NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE

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THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OR THE COURTS OF THE STATE OF NEW YORK, IN EACH CASE, LOCATED IN THE CITY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.
6.6   WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
6.7   Amendments and Modifications.   Upon the written consent of (i) the Company and (ii) the Holders of a majority-in-interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity), shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder by such party.
6.8   Other Registration Rights.   Other than (i) the subscribers in the PIPE Investment who have registration rights with respect to the Class A ordinary shares purchased in the PIPE Investment pursuant to their respective Subscription Agreements, and (ii) as provided in the Warrant Agreement, dated as of July 16, 2021, between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions, and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
6.9   Term.   This Agreement shall terminate on the earlier of (a) the fifth anniversary of the date of this Agreement or (b) with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Article IV hereof shall survive any termination.
6.10   Holder Information.   Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.
6.11   Additional Holders; Joinder.   In addition to persons or entities who may become Holders pursuant to Section 6.2 hereof, subject to the prior written consent of the Sponsor, each Existing Holder, and each New Holder (in each case, so long as such Holder and its Affiliates hold, in the aggregate, at least 5% of the outstanding Class A ordinary shares of the Company (calculated, in the case of each New Holder as if all of its Class C ordinary shares and Retained Company Shares are exchanged for Class A ordinary

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shares)), the Company may make any person or entity who acquires Class A ordinary shares or rights to acquire Class A ordinary shares after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Class A ordinary shares of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Shares”) shall be Registrable Securities to the extent provided herein and therein, and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Shares.
6.12   Severability.   It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
6.13   Entire Agreement; Restatement.   This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.
[Signature Pages Follow]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
COMPANY:
ZURA [            ]
a Cayman Islands exempted company
By:

Name:
Title:
Chief Executive Officer

SPONSOR:
JATT VENTURES, L.P.
a Cayman Islands exempted limited partnership
By: JATT VENTURES LTD., General Partners
By:

Name:
Someit Sidhu

Title:
Director

EXISTING HOLDERS:
VERENDER S. BADIAL, in their individual capacity
By:

Name:
Verender S. Badial

TAUHID ALI, in their individual capacity
By:

Name:
Tauhid Ali

JAVIER COTE-SIERRA, in their individual capacity
By:

Name:
Javiaer Cote-Sierra

ARNOUT PLOOS VAN AMSTEL, in their individual capacity
By:

Name:
Arnout Ploos van Amstel

GRAEME SLOAN, in their individual capacity
By:

Name:
Graeme Sloan

[Signature Page to Amended and Restated Registration Rights Agreement]

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NEW HOLDERS:
OLIVER LEVY, in their individual capacity
By:

Name:
Oliver Levy

DAVID BRADY, in their individual capacity
By:

Name:
David Brady

PFIZER, INC.
By:

Name:
Title:
HANA IMMUNOTHERAPEUTICS LLC
By:

Name:
Title:
MARLYN MATHEW, in their individual capacity
By:

Name:
Marlyn Mathew

SANDEEP KULKARNI, in their individual capacity
By:

Name:
Sandeep Kulkarni

[Signature Page to Amended and Restated Registration Rights Agreement]

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Exhibit A
AMENDED AND RESTATED REGISTRATION
RIGHTS AGREEMENT JOINDER
The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of            , 2022 (as the same may hereafter be amended, the “Registration Rights Agreement”), among Zura [                 ] (formerly known as JATT Acquisition Corp), a Cayman Islands exempted company (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.
By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s Class A ordinary shares shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.
Accordingly, the undersigned has executed and delivered this Joinder as of the                   day of                  , 20  .

Signature of Shareholder

Print Name of Shareholder
Its:
Address:

Agreed and Accepted as of
                 , 20
Zura [                 ]
By:

Name:
Title:
[Exhibit A to Amended and Restated Registration Rights Agreement]

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Exhibit B
SPONSOR SUPPORT AGREEMENT
This SPONSOR SUPPORT AGREEMENT, dated as of June 16, 2022 (this “Agreement”), is entered into by and among the shareholders listed on Exhibit A hereto (each, a “Shareholder”), Zura Bio Limited, a limited company incorporated under the laws of England and Wales (the “Company”), and JATT Acquisition Corp, a Cayman Islands exempted company (“SPAC”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).
WHEREAS, SPAC, the Company, JATT Merger Sub, a Cayman Islands exempted company and wholly owned subsidiary of SPAC (“Merger Sub”), JATT Merger Sub 2, a Cayman Islands exempted company and wholly owned subsidiary of SPAC (“Merger Sub 2”), and Zura Bio Holdings Ltd, a Cayman Islands exempted company (“Holdco”), are parties to that certain Business Combination Agreement, dated as of the date hereof, as amended, modified or supplemented from time to time (the “Business Combination Agreement”) which provides, among other things, that, upon the terms and subject to the conditions thereof, (i) Merger Sub will be merged with and into Holdco, with Holdco as the surviving company and a wholly owned subsidiary of SPAC, and (ii) immediately following the transaction described in (i), Holdco will be merged with and into Merger Sub 2 (the “Merger”), with Merger Sub 2 surviving the Merger as a direct wholly owned subsidiary of SPAC;
WHEREAS, as of the date hereof, each Shareholder owns the number of shares of common stock, par value $0.0001, of SPAC set forth on Exhibit A (all such shares, or any successor or additional shares of SPAC of which ownership of record or the power to vote is hereafter acquired by the Shareholder prior to the termination of this Agreement being referred to herein as the “Shareholder Shares”); and
WHEREAS, as a condition and inducement to the Company to enter into the Business Combination Agreement, each Shareholder is executing and delivering this Agreement to the Company.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:
1.   Voting Agreements.   Each Shareholder, in its capacity as a shareholder of SPAC, agrees that, at the SPAC Shareholder Meeting, at any other meeting of SPAC’s shareholders related to the transactions contemplated by the Business Combination Agreement (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of SPAC’s shareholders related to the transactions contemplated by the Business Combination Agreement (the SPAC Shareholder Meeting and all other meetings or consents related to the Business Combination Agreement, collectively referred to herein as the “~~Meeting~~”), such Shareholder shall:
a.
when the Meeting is held, appear at the Meeting or otherwise cause the Shareholder Shares to be counted as present thereat for the purpose of establishing a quorum;

b.
vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Shareholder Shares in favor of each of the SPAC Shareholder Voting Matters; and

c.
vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Shareholder Shares against any other action that would reasonably be expected to (x) materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the Transactions, (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of SPAC under the Business Combination Agreement or (z) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Shareholder contained in this Support Agreement.

2.   Restrictions on Transfer.   The Shareholder agrees that it shall not sell, assign or otherwise transfer any of the Shareholder Shares unless the buyer, assignee or transferee thereof executes a joinder agreement

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to this Support Agreement in a form reasonably acceptable to the Company. SPAC shall not register any sale, assignment or transfer of the Shareholder Shares on SPAC’s transfer (book entry or otherwise) that is not in compliance with this ~~Section 2~~.
3.   No Redemption.   Each Shareholder hereby agrees that it shall not redeem, or submit a request to SPAC’s transfer agent or otherwise exercise any right to redeem, any Shareholder Shares.
4.   Shareholder Representations: Each Shareholder represents and warrants to SPAC and the Company, as of the date hereof, that:
a.
such Shareholder has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked;

b.
such Shareholder has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Support Agreement;

c.
(i) if such Shareholder is not an individual, such Shareholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Support Agreement and the consummation of the transactions contemplated hereby are within the such Shareholder’s organizational powers and have been duly authorized by all necessary organizational actions on the part of the Shareholder and (ii) if such Shareholder is an individual, the signature on this Support Agreement is genuine, and such Shareholder has legal competence and capacity to execute the same;

d.
this Support Agreement has been duly executed and delivered by such Shareholder and, assuming due authorization, execution and delivery by the other parties to this Support Agreement, this Support Agreement constitutes a legally valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

e.
the execution and delivery of this Support Agreement by such Shareholder does not, and the performance by such Shareholder of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of such Shareholder, or (ii) require any consent or approval from any third party that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Shareholder of its obligations under this Support Agreement;

f.
there are no Proceedings pending against such Shareholder or, to the knowledge of such Shareholder, threatened against such Shareholder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Shareholder of such Shareholder’s obligations under this Support Agreement;

g.
no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with this Support Agreement or any of the respective transactions contemplated hereby, based upon arrangements made by the Shareholder or, to the knowledge of such Shareholder, by SPAC or Merger Sub;

h.
such Shareholder has had the opportunity to read the Business Combination Agreement and this Support Agreement and has had the opportunity to consult with such Shareholder’s tax and legal advisors;

i.
such Shareholder has not entered into, and shall not enter into, any agreement that would prevent such Shareholder from performing any of such Shareholder’s obligations hereunder;

j.
such Shareholder has good title to the Shareholder Shares opposite such Shareholder’s name on

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~~Exhibit A~~, free and clear of any Liens other than Permitted Liens, and such Shareholder has the sole power to vote or cause to be voted such Shareholder Shares; and
k.
the Shareholder Shares identified in Section 2 of this Support Agreement are the only shares of SPAC Shares owned of record or beneficially owned by the Shareholder as of the date hereof, and none of such Shareholder Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Shareholder Shares that is inconsistent with such Shareholder’s obligations pursuant to this Support Agreement.

5.   Damages; Remedies.   The Shareholder hereby agrees and acknowledges that (a) SPAC and the Company would be irreparably injured in the event of a breach by the Shareholder of its obligations under this Support Agreement, (b) monetary damages may not be an adequate remedy for such breach and (c) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.
6.   Entire Agreement; Amendment.   This Support Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Support Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.
7.   Assignment.   No party hereto may, except as set forth herein, assign either this Support Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Support Agreement shall be binding on the Shareholder, the SPAC and the Company and each of their respective successors, heirs, personal representatives and assigns and permitted transferees.
8.   Counterparts.   This Support Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
9.   Severability.   This Support Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Support Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Support Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
10.   Governing Law; Jurisdiction; Jury Trial Waiver.   Section 11.9 of the Business Combination Agreement is incorporated by reference herein to apply with full force to any disputes arising under this Support Agreement.
11.   Notice.   Any notice, consent or request to be given in connection with any of the terms or provisions of this Support Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.3 of the Business Combination Agreement to the applicable party, with respect to the Company and SPAC, at the address set forth in Section 11.3 of the Business Combination Agreement, and, with respect to Shareholder, at the address set forth on Exhibit A.
12.   Termination.   This Support Agreement shall terminate on the earlier of the Closing or the termination of the Business Combination Agreement. No such termination shall relieve the Shareholder or the SPAC from any liability resulting from a breach of this Support Agreement occurring prior to such termination.
13.   Adjustment for Stock Split.   If, and as often as, there are any changes in the SPAC or the Shareholder Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means,

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equitable adjustment shall be made to the provisions of this Support Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Shareholder, SPAC, the Company, the Shareholder Shares as so changed.
14.   Further Actions.   Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.
15.   No Inconsistent Agreements.   The Shareholders hereby covenant and agree that they shall not, at any time prior to the termination of this Support Agreement, (a) enter into any voting agreement or voting trust with respect to any Shareholder Shares that is inconsistent with their obligations pursuant to this Support Agreement, (b) grant a proxy or power of attorney with respect to any of the Shareholder Shares that is inconsistent with the Shareholders’ obligations pursuant to this Agreement, or (c) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent from satisfying the Shareholders’ obligations pursuant to this Agreement.
[remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
JATT ACQUISITION CORP
By:
/s/ Verender Badial

Name:
Verender Badial

Title:
Chief Financial Officer

ZURA BIO LIMITED
By:
/s/ Oliver Levy

Name:
Oliver Levy

Title:
Director

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
SHAREHOLDERS:
JATT VENTURES, L.P.
By:
/s/ Someit Sidhu

Name:
Someit Sidhu

Title:
Limited Partner

By:
/s/ Someit Sidhu

Name:
Someit Sidhu, MD

Title:
Chairman and Chief Executive Officer

By:
/s/ Tauhid Ali

Name:
Tauhid Ali, PhD

Title:
Chief Operating Officer and Director

By:
/s/ Verender S. Badial

Name:
Verender S. Badial

Title:
Chief Financial Officer

By:
/s/ Arnout Ploos van Amstel

Name:
Arnout Ploos van Amstel

Title:
Director

By:
/s/ Javier Cote-Sierra

Name:
Javier Cote-Sierra, PhD

Title:
Director

By:
/s/ Graeme Sloan

Name:
Graeme Sloan

Title:
Director

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Exhibit A
Shareholders
Shareholder	Number of Shares	Address for Notices
JATT Ventures, L.P.	3,255,000	c/o JATT Acquisition Corp, c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands
Someit Sidhu, MD*	3,255,000	c/o JATT Acquisition Corp, c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands
Tauhid Ali, PhD	30,000	c/o JATT Acquisition Corp, c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands
Verender S. Badial	30,000	c/o JATT Acquisition Corp, c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands
Josh Distler, J.D.	75,000	c/o JATT Acquisition Corp, c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands
Arnout Ploos van Amstel	20,000	c/o JATT Acquisition Corp, c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands
Javier Cote-Sierra, PhD	20,000	c/o JATT Acquisition Corp, c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands
Graeme Sloan	20,000	c/o JATT Acquisition Corp, c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands

*
JATT Ventures, L.P. (the “Sponsor”) is the record holder of such shares. The general partner of the sponsor is JATT Ventures Ltd; Dr. Someit Sidhu, SPAC’s chairman and CEO, is the limited partner of the Sponsor and the director and shareholder of the sponsor’s general partner, and as such, has voting and investment discretion with respect to the ordinary shares held of record by the Sponsor and may be deemed to have shared beneficial ownership of the ordinary shares held directly by the Sponsor.

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Exhibit C
COMPANY SHAREHOLDER SUPPORT AGREEMENT
This Support Agreement (this “Agreement”), dated as of June 16, 2022, is entered into by and among JATT Acquisition Corp, a Cayman Islands exempted company (“Acquiror”), Zura Bio Limited, a limited company incorporated under the laws of England and Wales (the “Company”), and the shareholders of the Company set forth on the signature page hereto (the “Shareholders”). Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).
RECITALS
WHEREAS, Acquiror, the Company, JATT Merger Sub, a Cayman Islands exempted company and wholly owned subsidiary of Acquiror (“Merger Sub”), JATT Merger Sub 2, a Cayman Islands exempted company and wholly owned subsidiary of Acquiror (“Merger Sub 2”), and Zura Bio Holdings Ltd, a Cayman Islands exempted company (“Holdco”), are or will be parties to that certain Business Combination Agreement, dated as of the date hereof, as amended, modified or supplemented from time to time (the “Business Combination Agreement”) which provides, among other things, that, upon the terms and subject to the conditions thereof, (i) Merger Sub will be merged with and into Holdco, with Holdco as the surviving company and a wholly owned subsidiary of Acquiror, and (ii) immediately following the transaction described in (i), Holdco will be merged with and into Merger Sub 2 (the “Merger”), with Merger Sub 2 surviving the Merger as a direct wholly owned subsidiary of Acquiror;
WHEREAS, as of the date hereof, each Shareholder owns and is entitled to vote, transfer and dispose of the Company Shares set forth on the signature page of this Agreement (collectively, the “Owned Shares”; the Owned Shares and any additional Company Shares (or any securities convertible into or exercisable or exchangeable for Company Shares) in which each Shareholder acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”);
WHEREAS, as a condition and inducement to Acquiror to enter into the Business Combination Agreement, the Shareholders are entering into this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Acquiror, the Company, and the Shareholders hereby agree as follows:
1.   Agreement to Vote.   Each Shareholder, solely in his, her or its capacity as a shareholder of the Company, prior to the Termination Date (as defined herein), irrevocably and unconditionally agrees that, at any other meeting of the shareholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however validly called and including any adjournment or postponement thereof) and in connection with any written consent of shareholders of the Company, the Shareholders shall, and shall cause any other holder of record of any of the Shareholders’ Covered Shares to:
(a)   when such meeting is held, appear at such meeting or otherwise cause the Shareholders’ Covered Shares to be counted as present thereat for the purpose of establishing a quorum;
(b)   vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Shareholders’ Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by the relevant Shareholder) in favor of (i) the Merger and the adoption of the Business Combination Agreement and any other matters necessary or reasonably requested by the Company or Acquiror relating thereto, provided, however, that no Shareholder shall be required to vote in favor of or consent to and, and/or execute or otherwise enter into, any contract, understanding or other commitment relating to the Company Capital Restructuring, including the Holdco SSA, to

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the extent that any such contract, understanding or commitment contains terms and conditions that are not the same in all material respects as the latest proposed terms and conditions for the Company Capital Restructuring, including the Holdco SSA, provided to such Shareholder by the Company or Acquiror prior to the date of this Agreement, and (ii) any proposal to adjourn such meeting at which there is a proposal for shareholders of the Company to adopt the Business Combination Agreement to a later date if there are not sufficient votes to adopt the Business Combination Agreement or if there are not sufficient Company Shares present in person or represented by proxy at such meeting to constitute a quorum; and
(c)   vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of the Shareholders’ Covered Shares against any acquisition proposal or any transaction relating thereto, refrain from giving consent to any acquisition proposal or any transaction relating thereto and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Company recapitalization, the Merger or any of the other transactions contemplated by the Business Combination Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Business Combination Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Shareholder contained in this Agreement.
2.   No Inconsistent Agreements.   The Shareholders hereby covenant and agree that they shall not, at any time prior to the Termination Date, (a) enter into any voting agreement or voting trust with respect to any of the Covered Shares that is inconsistent with their obligations pursuant to this Agreement, (b) grant a proxy or power of attorney with respect to any of the Covered Shares that is inconsistent with the Shareholders’ obligations pursuant to this Agreement, or (c) enter into any agreement or undertaking that is otherwise inconsistent with, or would reasonably be expected to interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement. Each Shareholder further agrees that it shall not sell, assign or otherwise transfer any of the Covered Shares unless the buyer, assignee or transferee thereof executes a joinder agreement to this Agreement in a form reasonably acceptable to the Acquiror. The Company shall not register any sale, assignment or transfer of the Covered Shares on the Company’s transfer (book entry or otherwise) that is not in compliance with this Section 3.
3.   Termination.   This Agreement shall terminate on the earlier of the Closing or the termination of the Business Combination Agreement (“Termination Date”). Upon termination of this Agreement, neither party shall have any further obligation or liability under this Agreement, provided, however no such termination shall relieve the Shareholders or the Company from any liability resulting from a breach of this Agreement occurring prior to the Termination Date.
4.   Representations and Warranties of the Shareholders.   Each Shareholder hereby represents and warrants to the other parties hereto, solely as to itself as follows:
(a)   The Shareholder is the only record owner of, and has good, valid and marketable title to, the Covered Shares it owns, free and clear of Liens other than as created by this Agreement or the Governing Documents of the Company (including, for the purposes hereof, any agreements between or among shareholders of the Company), or applicable Laws.
(b)   The Shareholder, except as provided in this Agreement or as may be provided in any agreements between or among the Company and the shareholders of the Company, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to its Covered Shares.
(c)   The Shareholder, if it is not an individual, affirms that (i) it is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization and (ii) if such Shareholder is an individual, it affirms that the signature on this Agreement is genuine, and such Shareholder has legal competence and capacity to execute the same,
(d)   The Shareholder has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform its obligations under this

A-C-2

Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholder and, assuming due authorization and execution by each other party hereto, constitutes a valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(e)   The execution, delivery and performance of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the Business Combination Agreement will not, (i) conflict with, constitute or result in a breach or violation of, or a default under, the Governing Documents of the Shareholder, or (ii) require any consent or approval from any third party that has not been given or other action that has not been taken by any third party, in each case, to the extent that the absence of such consent, approval or other action would prevent, enjoin or materially delay the timely performance by such Shareholder of its obligations under this Agreement.
(f)   As of the date of this Agreement there is no Proceeding pending against the Shareholder or, to the knowledge of the relevant Shareholder, threatened against the Shareholder that questions the beneficial or record ownership of the Shareholder’s Owned Shares or the validity of this Agreement or would reasonably be expected to prevent or materially delay, impair or adversely affect the performance by the Shareholder of its obligations under this Agreement.
(g)   No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Acquiror or the Company is or will be liable in connection with the transactions contemplated hereby based upon arrangements made by the Shareholder in its capacity as a Shareholder of the Company.
(h)   Each Shareholder has had the opportunity to read the Business Combination Agreement and this Agreement and has had the opportunity to consult with such Shareholder’s tax and legal advisors.
5.   Appraisal and Dissenters’ Rights.   The Shareholders hereby waive, and agree not to assert or perfect, any rights of appraisal or rights to dissent from the Merger or any other transaction contemplated by the Business Combination Agreement that the Shareholders may have by virtue of ownership of the Covered Shares.
6.   Damages; Remedies.   Each Shareholder hereby agrees and acknowledges that (a) Acquiror and the Company would be irreparably injured in the event of a breach by such Shareholder of its obligations under this Agreement, (b) monetary damages may not be an adequate remedy for such breach, and (c) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.
7.   Further Assurances.   From time to time, at Acquiror’s request and without further consideration, each Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.
8.   Changes in Capital Stock.   In the event of a stock split, stock dividend or distribution, or any change in the Company’s capital stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, or by any other means, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction. In such event, equitable adjustments shall be made to the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Acquiror, the Shareholders and the Company.
9.   Amendment and Modification; Waiver.   This Agreement may not be amended, modified, supplemented or waived in any manner, whether by course of conduct or otherwise except by an instrument in writing signed by Acquiror, the Shareholders and the Company.

A-C-3

10.   Notices.   Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.3 of the Business Combination Agreement to the applicable party, with respect to the Company at the address set forth in Section 11.3 of the Business Combination Agreement, and, with respect to the Shareholders, at the addresses set forth on Exhibit A.
11.   Entire Agreement.   This Agreement and the Business Combination Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.
12.   No Third-Party Beneficiaries.   Each Shareholder’s representations, warranties and covenants set forth herein are solely for the benefit of Acquiror in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto.
13.   Governing Law and Venue; Service of Process; Waiver of Jury Trial.   Section 11.9 of the Business Combination Agreement is incorporated by reference herein to apply with full force to any disputes arising under this Agreement.
14.   Assignment; Successors.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of law or otherwise) without the prior written consent of the other party, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, successors, permitted assigns and transferees and legal representatives.
15.   Counterparts.   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each party need not sign the same counterpart. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.
16.   Foreign Corrupt Practices Act.   Acquiror hereby represents as of the date of this Agreement and as of the Closing Date that (a) neither Acquiror nor any of its Affiliates or their respective directors, officers, managers, employees, independent contractors, representatives or agents (collectively, “Representatives”) have, directly or indirectly, made, offered, promised, or authorized any payment to, or otherwise contributed any item of value to, any non-U.S. government official, in each case, in violation of the U.S. Foreign Corrupt Practices Act, as amended (“FCPA”) or any other applicable anti-bribery or anti-corruption law; (b) neither Acquiror and any of its Affiliates or their Representatives have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation, and (c) Acquiror has maintained, and has caused each of its Subsidiaries and Affiliates to maintain, systems or internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law.
17.   Compliance with Sanctions Laws.   Acquiror and the Company hereby represent as of the date of this Agreement and as of the Closing Date, that (a) none of Acquiror, the Company, or any of their Subsidiaries or Representatives have violated any applicable Laws and Orders relating to economic or trade sanctions administered or enforced by the United States (including by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, and the U.S. Department of Commerce), Canada, the United Kingdom, the United Nations Security Council, the European Union, or any other relevant Governmental Entity (“Sanctions Laws”); (b) none of the Acquiror, the Company or any of their Affiliates or Representatives are currently (i) identified on any specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, the

A-C-4

U.S. Department of State, or other applicable Governmental Entity; (ii) organized, resident, or located in, or a national of a comprehensively sanctioned county; or (iii) owned or otherwise controlled, by a person identified in (i) or (ii); and (c) Acquiror and the Company have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State. Acquiror and the Company further represent as of the date of this Agreement and as of the Closing Date, that neither Acquiror nor the Company have submitted any disclosures or received any written notice that it is subject to any civil or criminal investigation, audit or other inquiry involving or otherwise relating to any alleged or actual violation of Sanctions Laws.
18.   Expenses.   All reasonable and documented out-of-pocket costs and expenses incurred by each Shareholder in connection with the negotiation, preparation and execution of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including costs, fees and expenses of such Shareholder’s attorneys, accountants and other advisors, shall constitute Company Transaction Expenses (as defined in the Business Combination Agreement) and shall be paid in accordance with the Business Combination Agreement.
19.   Amended and Restated Registration Rights Agreement.   Upon, and subject to, the consummation of the transactions contemplated by the Business Combination Agreement, each of the Shareholders and Acquiror shall deliver duly executed counterparts to the Amended and Restated Registration Rights Agreement in the form attached as Exhibit A to the Business Combination Agreement to be effective as of the Closing.
20.   Nonsurvival of Representations and Warranties.   The representations and warranties contained in this Agreement shall not survive the Closing.
21.   Capacity as a Shareholder.   Notwithstanding anything herein to the contrary, each Shareholder signs this Agreement solely in its capacity as a shareholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of the Shareholder or any Affiliate, employee or designee of the Shareholder or any of their respective Affiliates in his or her capacity, if applicable, as an officer or director of the Company or any other Person.
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A-C-5

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized persons thereunto duly authorized) as of the date first written above.
JATT ACQUISITION CORP
By:
/s/ Verender S. Badial

Name: Verender S. Badial
Title: Chief Financial Officer
[Signature Page to Company Shareholder Support Agreement]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized persons thereunto duly authorized) as of the date first written above.
ZURA BIO LIMITED
By:
/s/ Oliver Levy

Name: Oliver Levy
Title: Director

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized persons thereunto duly authorized) as of the date first written above.
HANA IMMUNOTHERAPEUTICS LLC
By:
/s/ Chris Kim

Name: Chris Kim
Title: CEO
Subject Shares: 100,000 Series A-1 Shares
HANA IMMUNOTHERAPEUTICS LLC
By:
/s/ Chris Kim

Name: Chris Kim
Title: CEO
Subject Shares:
           Ordinary Shares
[Signature Page to Company Shareholder Support Agreement]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized persons thereunto duly authorized) as of the date first written above.
PFIZER INC.
By:
/s/ Deborah J. Baron

Name: Deborah J. Baron
Title: SVP, Worldwide Business
Subject Shares: 25,000 Series A-1 Shares
[Signature Page to Company Shareholder Support Agreement]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized persons thereunto duly authorized) as of the date first written above.
OLIVER LEVY
By:
/s/ Oliver Levy

Title: Director
Subject Shares:
           Ordinary Shares
[Signature Page to Company Shareholder Support Agreement]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized persons thereunto duly authorized) as of the date first written above.
DAVID BRADY
By:
/s/ David Brady

Title: Director
Subject Shares:
           Ordinary Shares
[Signature Page to Company Shareholder Support Agreement]

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Exhibit A
Shareholders
Shareholder	Number of Ordinary Shares	Number of Shares	Notice Details
Hana Immunotherapeutics LLC	1	100,000	chris.kim@hanaimmunotx.com
Pfizer Inc.	0	25,000
Email address: rana.al-hallaq@pfizer.com
Correspondence address: For the attention of
Rana Al-Hallaq, Pfizer Inc., 235 East
42nd Street, New York, NY 10017
With a copy (which shall not constitute
notice) to:
Email address: Brandon.Miller@pfizer.com
Correspondence address: For the attention of
Brandon Miller, Pfizer Inc., 235 East
42nd Street, New York, NY 10017

Oliver Levy	3,200	0	oliver.levy@zurabio.com
David Brady	347	0	david.brady@zurabio.com

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Exhibit D
LOCK-UP AGREEMENT
THIS LOCK-UP AGREEMENT (this “Agreement”) is dated as of June 16, 2022 by and between the undersigned (the “Holder”) and JATT Acquisition Corp, a Cayman Islands exempted company (“SPAC”).
A.   SPAC, JATT Merger Sub, a Cayman Islands exempted company and wholly-owned subsidiary of SPAC, JATT Merger Sub 2, a Cayman Islands exempted company and wholly-owned subsidiary of SPAC, Zura Bio Limited, a limited company incorporated under the laws of England and Wales (the “Company”) and Zura Bio Holdings Ltd, a Cayman Islands exempted company (“Holdco”), entered into a Business Combination Agreement dated as of June 16, 2022 (the “Business Combination Agreement”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement.
B.   Pursuant to the Business Combination Agreement, SPAC will indirectly own 100% of the issued and outstanding stock of the Company.
C.   The Holder is either: (i) the record and/or beneficial owner of certain shares of the Company, which will be exchanged for SPAC Shares pursuant to the Business Combination Agreement (such Holder, a “Company Holder”); or (ii) a holder of SPAC Shares immediately prior to and after the Closing which were not acquired in the open market (such Holder, a “SPAC Holder”); or (iii) a holder of options which may be exchanged for Company Shares, to the extent that (y) such options are converted into options for SPAC Shares and (z) such options are then exercised during the Lock-Up Period (as defined below) (such Holder, a “Company Option Holder”).
D.   As a condition of, and as a material inducement for SPAC to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Holder has agreed to execute and deliver this Agreement.
NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:
AGREEMENT
1.   Lock-Up.
(a)   During the Lock-up Period (as defined below), the Holder agrees that it, he or she will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the applicable Lock-up Shares (as defined below), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-up Shares or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined below) with respect to the Lock-up Shares.
(b)   For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.
(c)   The Lock-up Shares shall be subject to the restrictions set forth herein follows:
(i)   One-third of the Lock-up Shares shall be restricted until the First Lock-up Date, one-third of the Lock-up Shares shall be restricted until the Second Lock-up Date, and one-third of the Lock-up Shares shall be restricted until the Third Lock-up Date; provided, that each portion of the Lock-up Shares will be freely tradable on the earlier of the date on which the closing price of the SPAC Shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period on a VWAP (as

A-D-1

defined below) basis during the relevant Lock-up Period, or on the date on which SPAC consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction that results in all of SPAC’s stockholders having the right to exchange their SPAC Shares for cash, securities or other property. For purposes of this Agreement, “VWAP” means, for any date, the daily volume weighted average price of the SPAC Shares for such date (or the nearest preceding date) on the trading market on which the SPAC Shares are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)).
(ii)   The term “First Lock-up Date” means the date that is six (6) months after the Closing Date (as defined in the Business Combination Agreement). The term “Second Lock-up Date” means the date that is twelve months (12) months after the Closing Date. The term “Third Lock-up Date” means the date that is twenty-four (24) months after the Closing Date. The term “Lock-up Period” means the period ending on the First Lock-up Date, Second Lock-up Date, or Third Lock-up Date, as applicable.
(iii)   For the avoidance of any doubt, (i) the Holder shall retain all of its rights as a stockholder of SPAC during the Lock-Up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Lock-up Shares, and (ii) the restrictions contained in this Section 1 shall not apply to any other SPAC Shares acquired by any Holder in any public or private capital raising transactions of SPAC or otherwise with respect to any SPAC Common Stock (or other securities of SPAC) other than the Lock-up Shares.
2.   Beneficial Ownership.   Each Company Holder and Company Option Holder hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any SPAC Shares, or any economic interest in or derivative of such shares, other than those SPAC Shares issued pursuant to the Business Combination Agreement. Each SPAC Holder hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any SPAC Shares, or any economic interest in or derivative of such shares, other than those SPAC Shares the SPAC Holder owned immediately prior to and after the Closing and which were not purchased in the open market. For purposes of this Agreement, any SPAC Shares (i) received by each Company Holder or Company Option Holder pursuant to the Business Combination Agreement (including any securities convertible into, or exchangeable for, or representing the rights to receive SPAC Shares, if any, acquired during the Lock-up Period); or (ii) held by each SPAC Holder immediately prior to and after the Closing (including any Class B shares held by any SPAC Holder) which were not purchased in the open market, are collectively referred to as the “Lock-up Shares,” provided, however, that such Lock-up Shares shall not include SPAC Shares acquired by such Holder in open market transactions during the Lock-up Period.
Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer Lock-Up Shares in connection with (a) transfers or distributions to the Holder’s officers or directors or any current or future direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended), or to any equityholder (including any shareholder, member or partner) of the Holder, or to the estates of any of the foregoing; (b) transfers by bona fide gift to a member of the Holder’s immediate family or to a trust or estate planning vehicle, the beneficiary of which is the Holder or a member of the Holder’s immediate family; (c) by virtue of the laws of descent and distribution upon death of the Holder; (d) pursuant to a qualified domestic relations order, (e) transfers to the SPAC’s officers, directors or their affiliates, (f) pledges of Lock-up Shares as security or collateral in connection with a borrowing or the incurrence of any indebtedness by the Holder, (g) transfers pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a change of control of SPAC; provided, however, that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Lock-Up Shares subject to this Agreement shall remain subject to this Agreement, (h) the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that the Holder shall not effect or cause to be effected, any public filing, report or other public announcement regarding the establishment of the trading plan except as required by applicable law; provided further, however, that such plan does not provide for the transfer of Lock-up Shares during the Lock-Up Period, (i) transfers to satisfy tax withholding obligations in connection with

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the exercise of options to purchase SPAC Shares or the vesting of stock-based awards; (j) transfers in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase SPAC Shares; and (k) transactions to satisfy any U.S. federal, state, or local income tax obligations of the Holder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Business Combination Agreement was executed by the parties, and such change prevents the transactions contemplated by the Business Combination Agreement from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the transactions contemplated by the Business Combination Agreement do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case, solely to the extent necessary to cover any tax liability as a result of the transactions; provided, however, that, in the case of any transfer pursuant to the foregoing (a) through (e) clauses, it shall be a condition to any such transfer that the transferee/donee agrees to be bound by the terms of this Agreement (including, without limitation, the restrictions set forth in the preceding sentence) to the same extent as if the transferee/donee were a party hereto.
3.   Representations and Warranties.   Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the other that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is a binding and enforceable obligation of such party and, enforceable against such party in accordance with the terms of this Agreement, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by general equitable principles, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound. The Holder has independently evaluated the merits of his/her/its decision to enter into and deliver this Agreement, and such Holder confirms that he/she/it has not relied on the advice of Company, Company’s legal counsel, or any other person.
4.   No Additional Fees/Payment.   Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.
5.   Termination.   This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, this Agreement shall terminate (i) by written agreement of the parties hereto terminating this Agreement, or (b) in the event that Business Combination Agreement is terminated in accordance with its terms prior to the Closing. Upon termination of this Agreement, all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect. The representations and warranties contained in this Agreement shall not survive the Closing or the termination of this Agreement.
6.   Notices.   Any notices required or permitted to be sent hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00 p.m. on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by email, on the date that transmission is confirmed electronically, if by 4:00 p.m. on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:
(a)   If to Company, to:
Zura Bio Limited
Address: 3rd Floor 1 Ashley Road Altrincham WA14 2DT
Attention: Oliver Levy
E-mail: notices@zurabio.com

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with a copy to (which shall not constitute notice):
McDermott Will & Emery LLP
Address: One Vanderbilt Ave., New York, NY 10017-3852
Attention: Ari Edelman
E-mail: aedelman@mwe.com
(b)   If to the Holder, to the address set forth on the Holder’s signature page hereto, with a copy, which shall not constitute notice, to:

Email:
(c)   If to SPAC, to:
JATT Acquisition Corp
PO Box 309, Ugland House,
Grand Cayman, Cayman Islands
Attention: Verender Badial
E-mail: verender.badial@jattacquisition.com
with a copy to (which shall not constitute notice):
Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attention: Mitchell Nussbaum
E-mail: mnussbaum@loeb.com
or to such other address(es) as any party may have furnished to the others in writing in accordance herewith.
7.   Enumeration and Headings.   The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.
8.   Counterparts.   This Agreement may be executed by facsimile, email or other electronic transmission and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.
9.   Successors and Assigns.   This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto. The Holder hereby acknowledges and agrees that this Agreement is entered into for the benefit of and is enforceable by Company and its successors and assigns.
10.   Severability.   If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.
11.   Amendment.   This Agreement may be amended or modified by written agreement executed by each of the parties hereto.
12.   Further Assurances.   Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

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13.   No Strict Construction.   The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.
14.   Dispute Resolution.   Section 11.9 of the Business Combination Agreement is incorporated by reference herein to apply with full force to any disputes arising under this Agreement.
15.   Governing Law.   Section 11.9 of the Business Combination Agreement is incorporated by reference herein to apply with full force to any disputes arising under this Agreement.
16.   Controlling Agreement.   To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflicts with a provisions in the Business Combination Agreement, the terms of this Agreement shall control.
17.   Other Agreements.   SPAC represents and warrants to Holder that this Agreement is in substantially the same form and substance (including with respect to the types and percentage of holdings of securities subject to this Agreement, the time periods for the transfer restrictions, and carve-outs from the transfer restrictions, which shall in each case be identical) as all other agreements to be in connection with any other agreement by and between any other holder of shares of the Company and SPAC related to restrictions on transfer similar to those set forth in this Agreement, except for the Letter Agreement (the “Other Lock-Up Agreements”), and each of SPAC and the Company hereby agrees that it will not change, amend or modify any of the terms of the Other Lock-Up Agreements in a manner beneficial to any other holder of securities of the Company without similarly changing, amending or modifying such terms of this Agreement.
18.   Pro-Rata Release.   If, prior to the expiration of the Lock-Up Period set forth in this Agreement, the restrictions on transfer in any Other Lock-Up Agreement are waived, terminated or suspended, in whole or in part, permanently or for a limited period of time, then this Agreement shall be deemed to be automatically modified without any further action so that the restrictions on transfer set forth in this Agreement are also waived, terminated or suspended on the same terms and for the same percentage of Lock-up Shares of the Holder. SPAC and the Company shall, upon any such automatic modification of this Agreement, notify the Holder of such modification in writing as promptly as reasonably practicable and in any event at least 12 hours prior to the open of trading markets on the date such waiver, termination or suspension is to take effect.
19.   Entire Agreement.   For those parties to the Letter Agreement, dated July 13, 2021, by and among SPAC, JATT Ventures, L.P. and JATT officers and directors at the time of JATT’s initial public offering (the “Letter Agreement”), which are also parties to this Agreement, the lock-up provisions in this Agreement shall supersede the lock-up provisions in the Letter Agreement, including, for avoidance of doubt, Section 5 of the Letter Agreement. Such provisions of the Letter Agreement shall be of no further force or effect as to such parties.
[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.
JATT ACQUISITION CORP
By:
/s/ Verender S. Badial

Name: Verender S. Badial
Title:   CFO
[Signature Page — 1 of 11]

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HOLDER:
JATT Ventures LP
By:
/s/ Someit Sidhu

Name: Someit Sidhu
Title:  Limited Partner
[Signature Page — 2 of 11]

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HOLDER:
Hana Immunotherapeutics LLC
By:
/s/ Chris Kim

Name: Chris Kim
Title:   CEO
[Signature Page — 3 of 11]

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HOLDER:
Pfizer Inc.
By:
/s/ Deborah J. Baron

Name: Deborah J. Baron
Title:   SVP, Worldwide Business           Development
[Signature Page — 4 of 11]

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HOLDER:
/s/ Someit Sidhu

Someit Sidhu
[Signature Page — 5 of 11]

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HOLDER:
/s/ Javier Cote-Sierra

Javier Cote-Sierra
[Signature Page — 6 of 11]

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HOLDER:
/s/ Oliver Levy

Oliver Levy
[Signature Page — 7 of 11]

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HOLDER:
/s/ Marlyn Mathew

Marlyn Mathew
[Signature Page — 8 of 11]

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HOLDER:
/s/ Sandeep Kulkarni

Sandeep Kulkarni
[Signature Page — 9 of 11]

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HOLDER:
/s/ David Brady

David Brady
[Signature Page — 10 of 11]

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Exhibit E
SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on June [•], 2022, by and between JATT Acquisition Corp, a Cayman Islands exempted company (the “Company”), and the subscriber named on the signature page hereto (“Subscriber”).
WHEREAS, pursuant to, and upon the terms and subject to the conditions set forth in, the Business Combination Agreement dated on or after the date of this Subscription Agreement (the “Business Combination Agreement”), among the Company, JATT Merger Sub, a Cayman Islands exempted company and wholly owned subsidiary of the Company (“JATT Merger Sub”), JATT Merger Sub 2, a Cayman Islands exempted company and wholly owned subsidiary of the Company (“JATT Merger Sub 2”), Zura Bio Limited, a limited company incorporated under the laws of England and Wales (“Zura”) and Zura Bio Holdings Ltd, a Cayman Islands exempted company (“Zura Holdco”), the following transactions (collectively, the “Transaction”) will occur on the Closing Date (as defined below): (i) JATT Merger Sub will merge with and into Zura Holdco, with Zura Holdco continuing as the surviving company of the merger and a wholly owned subsidiary of the Company; and (ii) immediately following the transaction described in (i), Zura Holdco will merge with and into JATT Merger Sub 2, with JATT Merger Sub 2 continuing as the surviving company of the merger;
WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Company, immediately prior to or substantially concurrently with, and contingent upon, the consummation of the Transaction, that number of ordinary shares (“Ordinary Shares”), set forth on the signature page hereto (the “Subscribed Shares”) and that number of private placement warrants of the Company as shown on Exhibit A under the column “Subscribed Amount New PIPE Subscriber Prorated Share of PPWs” attached hereto and made a part hereof, each whole warrant entitling the holder thereof to purchase one Ordinary Share for $11.50 per share (the “Private Placement Warrants”) for a purchase price of $10.00 per share (the “Per Unit Subscription Price” and the aggregate of such Per Unit Subscription Price for all Subscribed Shares and Private Placement Warrants being referred to herein as the “Subscription Amount”), and the Company desires to issue and sell to Subscriber the Subscribed Shares and Private Placement Warrants in consideration of the payment of the Subscription Amount by or on behalf of Subscriber to the Company; and
WHEREAS, substantially concurrently with the execution of this Subscription Agreement, the Company will enter into subscription agreements (the “Other Subscription Agreements” and, together with this Subscription Agreement, the “Subscription Agreements”) with certain other accredited investors (the “Other Subscribers” and, together with Subscriber, the “Subscribers”), which are on substantially the same terms as the terms of this Subscription Agreement (other than the amount of Ordinary Shares and Private Placement Warrants to be subscribed for and purchased by the Other Subscribers), pursuant to which such investors shall agree to purchase on the closing date of the Transaction (the “Closing Date”) Ordinary Shares (the “Other Subscribed Shares” and, together with the Subscribed Shares, the “Aggregate Subscribed Shares”) and Private Placement Warrants (the “Other Private Placement Warrants” and, together with the Private Placement Warrants, the “Aggregate Private Placement Warrants”) for aggregate subscription amounts, together with the Subscription Amount, of not less than $20 million.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
1.   Subscription.   Subject to the terms and conditions hereof, Subscriber hereby subscribes for and agrees to purchase at the Closing (as defined below), and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Subscription Amount, the Subscribed Shares and the Private Placement Warrants (such subscription and issuance, the “Subscription”). The Company hereby expressly covenants and agrees that the Subscription Amount shall be used exclusively for the Transaction or after the consummation thereof by the Company and its subsidiaries (including Zura) for working capital and other corporate purposes.

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2.   Closing.
(a)   The consummation of the Subscription (the “Closing”) shall be contingent upon, and occur on the Closing Date immediately prior to or concurrently with the consummation of the Transaction.
(b)   At least five Business Days before the anticipated Closing Date, the Company shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Subscription Amount to the Company. No later than three Business Days after receiving the Closing Notice, Subscriber shall deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscribed Shares and Private Placement Warrants to Subscriber. Subscriber shall two (2) business days prior to the expected Closing Date specified in the Closing Notice, deliver to the Company, the Subscription Amount in cash via wire transfer to the account specified in the Closing Notice. At the Closing, the Company shall issue the Subscribed Shares and Private Placement Warrants to the Subscriber and cause the Subscribed Shares and Private Placement Warrants to be registered in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or state or federal securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable. In the event that the consummation of the Transaction does not occur within three Business Days after the anticipated Closing Date specified in the Closing Notice, the Company shall promptly (but in no event later than three Business Days after the anticipated Closing Date specified in the Closing Notice) return the funds so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber; provided that, unless this Subscription Agreement has been validly terminated pursuant to Section 6 hereof, neither the failure of the Closing to occur on the Closing Date specified in the Closing Notice nor such return of funds shall (x) terminate this Subscription Agreement, (y) be deemed to be a failure of any of the conditions to Closing set forth in this Section 2, or (z) otherwise relieve any party of any of its obligations hereunder, including Subscriber’s obligation to redeliver the Subscription Amount and purchase the Subscribed Shares and Private Placement Warrants at the Closing in the event the Company delivers a subsequent Closing Notice. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed. Prior to or at the Closing, Subscriber shall deliver to the Company a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.
(c)   The Closing shall be subject to the satisfaction or valid waiver (to the extent a valid waiver is capable of being issued) by the party (the Company, on the one hand, or Subscriber, on the other) entitled to the benefit thereof, of the conditions that, on or prior to the Closing Date:
(i)   the Ordinary Shares shall have been approved for listing on the New York Stock Exchange (the “NYSE”), subject to official notice of issuance, and no suspension of the qualification of the Ordinary Shares for offering or sale or trading on NYSE, or, to the Company’s knowledge, initiation or threatening of any proceedings for any of such purposes, shall have occurred;
(ii)   all conditions precedent to the closing of the Transaction set forth in the Business Combination Agreement, including, without limitation, the required approval of the Company’s shareholders, shall have been satisfied (as determined by the parties to the Business Combination Agreement, and other than those conditions which, by their nature, are to be satisfied at the closing of the Transaction, but subject to satisfaction or waiver thereof by the party entitled to the benefit thereof under the Business Combination Agreement, including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Aggregate Subscribed Shares and Aggregate Private Placement Warrants pursuant to the Subscription Agreements) or waived in writing by the party entitled to the benefit thereof under the Business Combination Agreement; and
(iii)   no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining, prohibiting or enjoining consummation of the transactions contemplated hereby (except in the case of a governmental authority located outside the United States where such judgment, order, law, rule or regulation would not be reasonably expected to have a Company Material Adverse Effect (as defined below)).

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(d)   The obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver by the Company of the additional conditions that, on or prior to the Closing Date:
(i)   all representations and warranties of Subscriber contained in this Subscription Agreement are true and correct in all material respects at and as of the Closing Date (other than (x) representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects or (y) representations and warranties that speak as of a specified earlier date, which representations and warranties shall be true and correct in all material respects (or, if qualified by materiality or Subscriber Material Adverse Effect, which representations shall be true and correct in all respects) as of such specified date), in each case without giving effect to the consummation of the Transaction, and consummation of the Closing shall constitute a reaffirmation by Subscriber of each of the representations and warranties of Subscriber contained in this Subscription Agreement as of the Closing;
(ii)   Subscriber shall have wired the Subscription Amount in accordance with Section 2(b) of this Subscription Agreement and otherwise performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing; and
(iii)   Subscriber shall have provided to the Company the information requested in Annex A hereto.
(e)   The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on or prior to the Closing Date:
(i)   all representations and warranties of the Company contained in this Subscription Agreement are true and correct in all material respects at and as of the Closing Date (other than (A) representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true in all respects or (B) representations and warranties that speak as of a specified earlier date, which representations and warranties shall be true and correct in all material respects (or, if qualified by materiality or Company Material Adverse Effect, which representations shall be true and correct in all respects) as of such specified date), in each case without giving effect to the consummation of the Transaction, and consummation of the Closing shall constitute a reaffirmation by the Company of each of the representations and warranties of the Company contained in this Subscription Agreement as of the Closing; provided that in the event this condition would otherwise fail to be satisfied as a result of a breach of one or more of the representations and warranties of the Company contained in this Subscription Agreement and the facts underlying such breach would also cause a condition to Zura’s obligations under the Business Combination Agreement to fail to be satisfied, this condition shall nevertheless be deemed satisfied in the event Zura waives such condition with respect to such breach under the Business Combination Agreement;
(ii)   the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance, satisfaction or compliance would not or would not reasonably be expected to materially and adversely affect the economic benefits to Subscriber under this Subscription Agreement; and
(iii)   there shall have been no amendment or modification to the Business Combination Agreement that materially, adversely and disproportionately as compared to Other Subscribers affects the economic benefits to Subscriber under this Subscription Agreement without having received Subscriber’s prior written consent.
3.   Company Representations and Warranties.   For purposes of this Section 3, the term “Company” shall refer to (i) the Company as of the date hereof, and (ii) for purposes of the representations contained in subsections (f), (i) and (l) of this Section 3 and to the extent such representations and warranties are made as of the Closing Date, the combined company after giving effect to the Transaction as of the Closing Date. The Company represents and warrants to Subscriber that as of the date hereof:

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(a)   The Company (i) has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Cayman Islands, (ii) has the requisite corporate power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means any event, circumstance, change, development, effect or occurrence (collectively “Effect”) that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole; or (b) would prevent, materially delay or materially impede the performance by the Company or its subsidiaries of their respective obligations under this Subscription Agreement, the Business Combination Agreement or the consummation of the Transaction before the Outside Date (as defined below); provided, however, that, in the case of clause (a), none of the following (or the effect of any of the following) shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in applicable law or GAAP or IFRS, as applicable (including, in each case, the interpretation thereof) or changes in enforcement policies or official interpretations thereof or decisions of general applicability by any governmental entity, in each case, after the date of this Subscription Agreement; (ii) events, changes or conditions generally affecting the industries or geographic areas in which the Company operates; (iii) any changes in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, protests, demonstrations, cyberattacks or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest, protests, demonstrations, cyberattacks or terrorism, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, mudslide, wildfire, natural disaster, epidemic, disease outbreak, pandemic (including, for the avoidance of doubt, the novel coronavirus, SARS-CoV-2 or COVID-19 and all related measures, strains and sequences) or other acts of God, (vi) any actions taken or not taken by the Company as required by this Subscription Agreement, the Business Combination Agreement or any other agreement executed and delivered in connection with the Transaction and specifically contemplated by the Business Combination Agreement, (vii) any failure of Zura and its subsidiaries, taken as a whole to meet any projections, forecasts, guidance, estimates or financial or operating predictions of revenue, earnings, cash flow or cash position (provided, that any Effect underlying such failure (except to the extent otherwise excluded by other clauses in this definition) may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur) or (viii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of this Subscription Agreement or the Transaction (including the impact thereof on relationships with customers, suppliers, employees, investors, or other third parties related thereto), except in the cases of clauses (i) through (v), to the extent that the Company is materially and disproportionately affected thereby as compared with other participants in the industry in which the Company operates.
(b)   As of the Closing Date, the Subscribed Shares will be duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued.
(c)   As of the Closing Date, the Private Placement Warrants will be duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies..
(d)   The Subscribed Shares and the Private Placement Warrants are not, and following the Closing, will not be, subject to any Transfer Restriction. The term “Transfer Restriction” means any

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condition to or restriction on the ability of the undersigned to pledge, sell, assign or otherwise transfer the Subscribed Shares and Private Placement Warrants under any organizational document, policy or agreement of, by or with the Company, but excluding (i) the restrictions on transfer described in Section 4(e) of this Subscription Agreement with respect to the status of the Shares and the Private Placement Warrants as “restricted securities” pending their registration for resale under the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the terms of this Subscription Agreement, and (ii) compliance with routine transfer registration provisions under the Company’s organizational documents and agreements and policies of the Company’s transfer agent.
(e)   This Subscription Agreement has been duly authorized, executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.
(f)   The execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares and the Private Placement Warrants and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect.
(g)   Assuming the accuracy of all of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares and Private Placement Warrants ), other than (i) filings required by applicable state securities laws, (ii) filings with the United States Securities and Exchange Commission (the “Commission”), including the filing of the Registration Statement pursuant to Section 5 below, (iii) filings required by the NYSE, including with respect to obtaining approval of the Company’s shareholders, (iv) filings required to consummate the Transaction as provided under the Business Combination Agreement, (v) any filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or any law or regulation of any other jurisdiction related to competition or merger control, if applicable, (vi) those that will be obtained, made or given, as applicable, on or prior to the Closing, and (vii) consents, waivers, authorizations, orders, notices or filings, the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect or have a material adverse effect on the Company’s legal authority to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Shares and Private Placement Warrants.
(h)   Other than where the failure to timely file would not reasonably be expected to have a Company Material Adverse Effect, as of their respective dates, all reports required to be filed by the Company with the Commission (the “SEC Reports”) complied in all material respects with the applicable requirements in existence as of such dates of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, as of such dates, in the light of the circumstances under which they were made, not misleading. Except as disclosed in the SEC Reports, the financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and

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regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.
(i)   As of the date hereof, and immediately prior to the Closing when the Company’s amended and restated memorandum and articles of association shall be amended and restated to effect the Transaction, the entire authorized share capital stock of the Company consists of 200,000,000 Class A ordinary shares (“Class A Shares”), 20,000,000 Class B ordinary shares, and 1,000,000 preference shares, par value $0.0001 per share (“Preference Shares”). As of the Closing Date (and immediately after the consummation of the Transaction), the entire authorized capital stock of the Company will consist of [•] Ordinary Shares and [•] Preference Shares.
(j)   Assuming the accuracy of all of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Subscribed Shares and Private Placement Warrants by the Company to Subscriber and the Subscribed Shares and Private Placement Warrants are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities law.
(k)   Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in violation of the Securities Act in connection with any offer or sale of the Subscribed Shares and Private Placement Warrants.
(l)   No broker or finder is entitled to any brokerage or finder’s fee or commission from the Company solely in connection with the sale of the Subscribed Shares and Private Placement Warrants to Subscriber.
(m)   The Company has provided Subscriber an opportunity to ask questions regarding the Company and made available to Subscriber all the information reasonably available to the Company that Subscriber has reasonably requested to make an investment decision with respect to the Subscribed Shares and the Private Placement Warrants.
(n)   Except for such matters as have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company is in compliance with all laws applicable to the conduct of its business. The Company has not received any written, or to its knowledge, other communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(o)   As of the date hereof, the issued and outstanding Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and listed for trading on the NYSE. There is no suit, action, claim, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by NYSE or the Commission with respect to any intention by such entity to deregister the Class A Shares or to prohibit or terminate the listing of the Class A Shares on NYSE, excluding, for the purposes of clarity, the customary ongoing review by NYSE in connection with the Transaction.
(p)   There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any securities of the Company, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Business Combination Agreement.
(q)   The Company has not engaged in any “directed selling efforts” (within the meaning of Regulation S) with respect to the Subscribed Shares or the Private Placement Warrants, and the Company and its affiliates have complied with the offering restrictions requirement of Regulation S. The Company is a “foreign issuer” as defined in Regulation S.
(r)   The Other Subscription Agreements reflect the same Per Unit Subscription Price and other terms with respect to the purchase of the Other Subscribed Shares and Other Private Placement

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Warrants that are no more favorable to the Other Subscribers thereunder than the terms of this Subscription Agreement, other than terms particular to the regulatory requirements of such Other Subscribers or their affiliates or related funds that are mutual funds or are otherwise subject to regulations related to the timing of funding and the issuance of the related Other Subscribed Shares and Other Private Placement Warrants.
4.   Subscriber Representations and Warranties.   Subscriber represents and warrants to the Company that as the date hereof:
(a)   Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.
(b)   This Subscription Agreement has been duly executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.
(c)   The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and Private Placement Warrants and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to timely consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares and Private Placement Warrants.
(d)   (i) If Subscriber is located in the United States or is a U.S. person, Subscriber (A) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7), (9) or (12) under the Securities Act), in either case satisfying the applicable requirements set forth on Annex A hereto and an “institutional account” as defined in FINRA Rule 4512(c), and is not an entity formed for the specific purpose of acquiring the Subscribed Shares or the Private Placement Warrants and is an “institutional account” as defined by FINRA Rule 4512(c) and a sophisticated institutional investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, (C) has exercised independent judgment in evaluating its participation in the purchase of the Subscribed Shares and the Private Placement Warrants, (D) is acquiring the Subscribed Shares and the Private Placement Warrants only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares and the Private Placement Warrants as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer or an institutional accredited investor and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (E) is not acquiring the Subscribed Shares or the Private Placement Warrants with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities

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Act (and has provided the Company with the requested information on Annex A), and (F) understands that the offering meets the exemptions from filing under FINRA Rules 5123(b)(1)(A), (C) and (J); and (ii) if located outside the United States and not a U.S. person, (A) Subscriber is acquiring the Subscribed Shares and the Private Placement Warrants in an “offshore transaction” meeting the requirements of Rule 903 of Regulation S under the Securities Act, (B) Subscriber understand that the offering meets the exemptions from filing under FINRA Rule 5123(c), (C) Subscriber is are aware that the sale to them is being made in reliance on a private placement exemption from, or in a transaction not subject to, registration under the Securities Act, and the purchaser and the person, if any, for whose account or benefit the purchaser is acquiring the Securities offered pursuant to this Subscription, was located outside the United States and was not a U.S. person at the time (x) the offer was made to it and (y) when the buy order for such Subscribed Shares and Private Placement Warrants was originated, and continues to be located outside the United States and not to be a U.S. person and has not purchased such Subscribed Shares or Private Placement Warrants for the account or benefit of any person located in the United States or who is a U.S. person, or entered into any arrangement for the transfer of such Subscribed Shares, Private Placement Warrants or any economic interest therein to any person located in the United States or any U.S. person, (D) Subscriber is authorized to consummate the purchase of the Subscribed Shares and the Private Placement Warrants offered pursuant to this Subscription in compliance with all applicable laws and regulations of the jurisdiction where such sales are to be made. In either case, the Subscribed Shares and the Private Placement Warrants have not been registered under the Securities Act or any other applicable securities laws of any other jurisdiction, are being offered in transactions not requiring registration under the Securities Act, and unless so registered, may not be reoffered, resold or otherwise transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities laws, pursuant to any exemption therefrom or in a transaction not subject thereto. Subscriber understands that each of the Subscribed Shares and the Private Placement Warrants may not be offered, resold, transferred, pledged (other than in connection with ordinary course prime brokerage relationships) or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each of cases (ii) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any book-entry positions or certificates representing the Subscribed Shares and the Private Placement Warrants shall contain the legend set forth in this Section 4(d). Subscriber understands and agrees that the Subscribed Shares and the Private Placement Warrants will be subject to transfer restrictions under applicable securities laws and, as a result of these transfer restrictions, Subscriber may not be able to readily offer, resell, transfer, pledge (other than in connection with ordinary course prime brokerage relationships) or otherwise dispose of the Subscribed Shares or the Private Placement Warrants and may be required to bear the financial risk of an investment in the Subscribed Shares and the Private Placement Warrants for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, pledge, transfer or disposition of any of the Subscribed Shares or the Private Placement Warrants.
Each book entry for the Subscribed Shares and the Private Placement Warrants shall contain a notation, and each certificate (if any) evidencing the Shares shall be stamped or otherwise imprinted with a legend, in substantially the following form (or to substantially the following effect):
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE (NOTWITHSTANDING THE FOREGOING, THE SECURITIES REPRESENTED HEREBY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES). BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER AGREES FOR THE BENEFIT OF ZURA BIO LTD. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST

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HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE ISSUE DATE HEREOF OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:
(A)   TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR
(B)   PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT AND IS EFFECTIVE AT THE TIME OF SUCH TRANSFER, OR
(C)   PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR
(D)   PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
PRIOR TO THE REGISTRATION OF ANY PERMITTED TRANSFER IN ACCORDANCE WITH THE ABOVE, THE COMPANY RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
(e)   Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares and the Private Placement Warrants directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby expressly and irrevocably acknowledges and agrees that it is not relying on, any representations, warranties, covenants or, agreements or statements made to Subscriber by or on behalf of the Company, Zura or the Company’s or Zura’s respective affiliates or any of the respective subsidiaries, control persons, officers, directors, employees, partners, agents or representatives, or any other party to the Transaction or any other person or entity, expressly or by implication, (including by omission), other than those representations, warranties, covenants, agreements and statements of the Company expressly set forth in this Subscription Agreement, and Subscriber is not relying on any other purported representations, warranties, covenants, agreements or statements (including by omission). Subscriber acknowledges that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. Subscriber undertook this investment freely and after obtaining independent legal advice.
(f)   In making its decision to purchase the Subscribed Shares and Private Placement Warrants, Subscriber has relied solely upon independent investigation made by Subscriber and upon the representations, warranties and covenants of the Company expressly set forth herein (and no other representations and warranties). Subscriber acknowledges and agrees that Subscriber has received and had adequate time to review such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares and the Private Placement Warrants, including with respect to the Company and the Transaction (including Zura and its subsidiaries (collectively, the “Acquired Companies”)). Subscriber acknowledges it has conducted its own investigation of the Company and the Subscribed Shares and Private Placement Warrants and has been offered the opportunity to ask questions of the Company and received answers thereto, including on the financial information, as Subscriber deemed necessary in connection with its decision to purchase the Subscribed Shares and the Private Placement Warrants. Subscriber has made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to its investment in the Subscribed

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Shares and the Private Placement Warrants. Without limiting the generality of the foregoing, Subscriber acknowledges that Subscriber has reviewed the SEC Reports. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares and the Private Placement Warrants.
(g)   Subscriber became aware of the Business Combination of the Subscribed Shares and the Private Placement Warrants solely by means of direct contact between Subscriber and the Company or by means of contact from Zura or its subsidiaries and/or their respective advisors (including, without limitation, attorneys, accountants, bankers, consultants and financial advisors), agents, control persons, representatives, affiliates, directors, officers, managers, members, and/or employees, and/or the representatives of such persons (such parties referred to collectively as “Representatives”). The Subscribed Shares and the Private Placement Warrants were offered to Subscriber solely by direct contact between Subscriber and the Company, Zura or its subsidiaries and/or their respective Representatives. Subscriber did not become aware of the Business Combination of the Subscribed Shares and the Private Placement Warrants, nor were the Subscribed Shares and Private Placement Warrants offered to Subscriber, by any other means, and none of the Company, Zura or its subsidiaries or their respective Representatives acted as investment advisor, broker or dealer to Subscriber. Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person or entity (including, without limitation, the Company, Zura and/or their respective Representatives), other than the representations and warranties expressly set forth in this Subscription Agreement, in making its investment or decision to invest in the Company. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares and Private Placement Warrants (i) were not offered by any form of general solicitation or general advertising, including methods described in Section 502(c) of Regulation D under the Securities Act, and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
(h)   Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares and the Private Placement Warrants. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares and the Private Placement Warrants, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision, and has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment. Subscriber acknowledges that it (i) is a sophisticated investor, experienced in investing in business and financial transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (ii) has exercised independent judgment in evaluating its purchase of the Subscribed Shares and the Private Placement Warrants. Subscriber acknowledges that its purchase of Subscribed Shares and the Private Placement Warrants (i) is fully consistent with Subscriber’s financial needs, objectives and condition, (ii) complies and is fully consistent with all of Subscriber’s applicable investment policies, guidelines and other restrictions, (iii) has been duly authorized and approved by all necessary action (corporate or otherwise), and (iv) does not and will not violate or constitute a default under Subscriber’s charter, by-laws or other constituent documents or under any law, rule, regulation, agreement or other obligation by which we are bound and are a fit, proper and suitable investment, notwithstanding the substantial risks inherent in investing in or holding the Subscribed Shares or the Private Placement Warrants. Subscriber understands that the purchase and sale of the Subscribed Shares and the Private Placement Warrants, to the extent applicable, hereunder meets (i) the institutional accounts exemptions from filing under FINRA Rule 5123(b)(1)(A), (ii) the institutional customer exemption from filing under FINRA Rule 2111(b), (iii) the qualified institutional buyers exemption from filing under FINRA Rule 5123(b)(1)(C) and (iv) the accredited investors exemption from filing under FINRA Rule 5123(b)(1)(J).
(i)   Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed

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Shares and the Private Placement Warrants and determined that the Subscribed Shares and the Private Placement Warrants are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.
(j)   Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or the Private Placement Warrants or made any findings or determination as to the fairness of this investment.
(k)   Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC, or any other list of prohibited or restricted parties promulgated by OFAC, the Department of Commerce, or the Department of State (“Consolidated Sanctions Lists”), or a person or entity prohibited or restricted by any OFAC sanctions program, or a person or entity whose property and interests in property subject to U.S. jurisdiction are otherwise blocked under any U.S. laws, Executive Orders or regulations, (ii) a person or entity listed on the Sectoral Sanctions Identifications (“SSI”) List maintained by OFAC or otherwise determined by OFAC to be subject to one or more of the Directives issued under Executive Order 13662 of March 20, 2014, or on any other of the Consolidated Sanctions Lists, (iii) an entity owned, directly or indirectly, individually or in the aggregate, 50 percent or more by, acting on behalf of, or controlled by, one or more persons described in subsections (i) or (ii), (iv) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision, agency or instrumentality thereof, of, Cuba, Iran, North Korea, Myanmar, Venezuela, Syria, the Crimea region of Ukraine, the so-called People’s Republics of Luhansk and Donetsk of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (v) a person or entity named on the U.S. Department of Commerce, Bureau of Industry and Security (“BIS”) Denied Persons List, Entity List, or Unverified List (“BIS Lists”), (vi) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (vii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, (i) through (vii), a “Restricted Person”). Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC and BIS sanctions programs, including for Restricted Persons, and otherwise to ensure compliance with all applicable sanctions and embargo laws, statutes, and regulations. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares and Private Placement Warrants were legally and were not obtained, directly or indirectly, from a Restricted Person. Subscriber is not a “foreign person,” “foreign government,” or a “foreign entity,” in each case, as defined in Section 721 of the Defense Production Act of 1950, as amended, including, without limitation, all implementing regulations thereof (the “DPA”). Subscriber is not controlled, in whole or in part, by a “foreign person,” as defined in the DPA.
(l)   Subscriber does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof Subscriber has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of the Company. Notwithstanding the foregoing, in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of Subscriber’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Shares and the Private Placement Warrants covered by this Subscription Agreement.

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(m)   If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code or other laws or regulations that are similar to such provisions, then Subscriber represents and warrants that neither the Company, nor any of its respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares and Private Placement Warrants, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares and the Private Placement Warrants.
(n)   At the Closing, Subscriber will have sufficient funds to pay the Subscription Amount pursuant to Section 2(b) of this Subscription Agreement.
(o)   Subscriber agrees that, notwithstanding Section 9(i) of this Subscription Agreement, the Company and Zura may rely upon the representations and warranties made by Subscriber to the Company in this Subscription Agreement.
(p)   No broker, finder or other financial consultant has acted on behalf of Subscriber in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the Company.
(q)   Except for the representations and warranties contained in this Section 4, Subscriber makes no express or implied representation or warranty, and Subscriber hereby disclaims any such representation or warranty with respect to the execution and delivery of this Subscription Agreement and the consummation of the transactions contemplated herein.
5.
Registration of Subscribed Shares and Ordinary Shares Issuable Upon Exercise of Private Placement Warrants.

(a)   The Company agrees that, within 45 calendar days after the consummation of the Transaction (the “Filing Deadline”), the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the Subscribed Shares and the Ordinary Shares issuable upon exercise of the Private Placement Warrants, and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the 60th calendar day (or 120th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the Filing Deadline (such date, the “Effectiveness Date”); provided, however, that the Company’s obligations to include the Subscribed Shares and Ordinary Shares issuable upon exercise of the Private Placement Warrants in the Registration Statement are contingent upon the undersigned furnishing in writing to the Company such information regarding the undersigned, the securities of the Company held by the undersigned and the intended method of disposition of the Subscribed Shares and the Ordinary Shares issuable upon exercise of the Private Placement Warrants as shall be reasonably requested by the Company to effect the registration of the Subscribed Shares and Ordinary Shares issuable upon exercise of the Private Placement Warrants, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling shareholder in similar situations. Notwithstanding the foregoing, if the Effectiveness Date falls on a day which is not a Business Day or other day that the Commission is closed for business, the Effectiveness Date shall be extended to the next Business Day on which the Commission is open for business. Further notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the respective Aggregate Subscribed Shares and Ordinary Shares issuable upon exercise of the Aggregate Private Placement Warrants, such Registration Statement shall register for resale such number of Aggregate Subscribed Shares and Ordinary Shares issuable upon exercise of the Aggregate Private Placement Warrants that is equal to the maximum number of

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Aggregate Subscribed Shares and Ordinary Shares issuable upon exercise of the Aggregate Private Placement Warrants as is permitted by the Commission. In such event, the number of Subscribed Shares, Other Subscribed Shares or Ordinary Shares issuable upon exercise of the Private Placement Warrants and Other Private Placement Warrants to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders. For purposes of clarification, any failure by the Company to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement set forth in this Section 5.
(b)   In the case of the registration, qualification, exemption or compliance effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, respond to Subscriber as to the status of such registration, qualification, exemption and compliance. At its expense the Company shall:
(i)   except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to maintain the continuous effectiveness of the Registration Statement, and cause the Registration Statement to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another registration statement is available for the resale of the Subscribed Shares and the Ordinary Shares issuable upon exercise of the Private Placement Warrants, until the earliest of (i) the date on which the Subscribed Shares and the Ordinary Shares issuable upon exercise of the Private Placement Warrants may be resold without volume or manner of sale limitations pursuant to Rule 144 promulgated under the Securities Act, (ii) the date on which such Subscribed Shares and Ordinary Shares issuable upon exercise of the Private Placement Warrants have actually been sold pursuant to Rule 144 or pursuant to the Registration Statement, and (iii) the date which is two years after the Closing.
(ii)   advise Subscriber, as expeditiously as possible:
(1)   when a Registration Statement or any amendment thereto has been filed with the Commission;
(2)   after it shall receive notice or obtain knowledge thereof, of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;
(3)   of the receipt by the Company of any notification with respect to the suspension of the qualification of the Subscribed Shares or Ordinary Shares issuable upon exercise of the Private Placement Warrants included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(4)   subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.
Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Company other than to the extent that providing notice to the Subscriber of the occurrence of the events listed in (1) through (4) above may constitute material, nonpublic information regarding the Company;
(iii)   use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;
(iv)   upon the occurrence of any event contemplated in Section 5(b)(ii)(4) above, except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter

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delivered to purchasers of the Subscribed Shares and Ordinary Shares issuable upon exercise of the Private Placement Warrants included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(v)   cause the Subscribed Shares and Ordinary Shares issuable upon exercise of the Private Placement Warrants to be listed on each securities exchange or market, if any, on which the Ordinary Shares issued by the Company have been listed;
(vi)   use its commercially reasonable efforts to allow Subscriber to review disclosure regarding Subscriber in the Registration Statement;
(vii)   for as long as Subscriber holds Subscribed Shares or Private Placement Warrants, use commercially reasonable efforts to file all reports for so long as the condition in Rule 144(c)(1) (or Rule 144(i)(2), if applicable) is required to be satisfied, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Subscribed Shares or the Ordinary Shares issuable upon exercise of the Private Placement Warrants, as applicable, pursuant to Rule 144 of the Securities Act (in each case, when Rule 144 of the Securities Act becomes available to Subscriber); and
(viii)   otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by Subscriber, consistent with the terms of this Subscription Agreement, in connection with the registration of the Subscribed Shares and Ordinary Shares issuable upon exercise of the Private Placement Warrants.
(c)   Notwithstanding anything to the contrary in this Subscription Agreement, the Company shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require any Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, (x) if (i) it determines that in order for the Registration Statement not to contain a material misstatement or omission, an amendment or supplement thereto would be needed or (ii) the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Company reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements and (y) as may be necessary in connection with the preparation and filing of a post-effective amendment to the Registration Statement following the filing of the Company’s (including the combined company after giving effect to the Transaction) Annual Report on Form 20-F, or 10-K, as appropriate, for its first completed fiscal year following the Closing (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than three occasions or for more than ninety consecutive calendar days, or more than a total of 120 calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event (which notice shall not contain material non-public information) during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Subscribed Shares and Ordinary Shares issuable upon exercise of the Private Placement Warrants under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, Subscriber will deliver to the Company or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Subscribed Shares and Ordinary Shares issuable upon exercise of the Private Placement Warrants in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the

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prospectus covering the Subscribed Shares and Ordinary Shares issuable upon exercise of the Private Placement Warrants shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.
(d)   The Company shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless Subscriber (to the extent a seller under the Registration Statement), and its officers, directors and agents, and each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 5, except, in each case, to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Company by Subscriber expressly for use therein or such Subscriber has omitted a material fact from such information or otherwise violated the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder; provided, however, that the indemnification contained in this Section 5 shall not apply to amounts paid in settlement of any Losses if such settlement is effected by Subscriber without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by a Subscriber, (B) in connection with any failure of Subscriber to deliver or cause to be delivered a prospectus made available to Subscriber by the Company in a timely manner, (C) as a result of offers or sales effected by or on behalf of Subscriber by means of a freewriting prospectus (as defined in Rule 405) that was not authorized by the Company, or (D) in connection with any offers or sales effected by or on behalf of a Subscriber in violation of Section 5(b) of this Subscription Agreement. The Company shall notify such Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 5 of which the Company is aware. The indemnity set forth in this Section 5(d) shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Subscribed Shares and Ordinary Shares issuable upon exercise of the Private Placement Warrants by Subscriber.
(e)   If the total number of Ordinary Shares that Subscriber and any other person(s) intend to include in an underwritten offering exceeds the number of Ordinary Shares that can be sold in an underwritten offering without being likely to have an adverse effect on the price, timing or distribution of Ordinary Shares offered or the market for the Ordinary Shares as determined by the managing underwriter of such offering, then the Ordinary Shares to be included in such offering shall include the number of Ordinary Shares that the managing underwriter of the offering advises the Company can be sold without having such adverse effect, with such number to be allocated (i) first, to the Company or other party or parties requesting or initiating such registration or to any other holder of securities of the Company having rights of registration pursuant to an existing registration rights agreement and (ii) second, Subscribers, allocated among Subscribers on the basis of the number of Ordinary Shares proposed to be sold by each applicable member of Subscribers in such underwritten offering (based, for each such participant, described in this clause (ii), on the percentage derived by dividing (x) the number of Ordinary Shares proposed to be sold by such participant in such underwritten offering by (y) the aggregate number of Ordinary Shares proposed to be sold by all such participants) or in such manner as they may agree, and (iii) third, to other holders of Ordinary Shares with registration rights entitling them to participate in such underwritten offering.
(f)   Subscriber, severally and not jointly with the Other Subscribers, shall indemnify and hold harmless the Company, its directors, officers, agents, trustees, partners, members, managers, shareholders, affiliates,

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investment advisors and employees, and each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding Subscriber furnished in writing to the Company by Subscriber expressly for use therein; provided, however, that the indemnification contained in this Section 5(f) shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed) nor shall Subscriber be liable for any Losses to the extent they arise out of or are based upon a violation which occurs in reliance upon and in conformity with written information furnished by the Company. In no event shall the liability of any Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Subscribed Shares or Ordinary Shares issuable upon exercise of the Private Placement Warrants giving rise to such indemnification obligation. Subscriber shall notify the Company promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 5(f) of which such Subscriber is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Subscribed Shares and Ordinary Shares issuable upon exercise of the Private Placement Warrants by Subscriber.
(g)   Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claims, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement), which settlement shall not include a statement or admission of fault and culpability on the part of such indemnified party, and which settlement shall include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(h)   If the indemnification provided under this Section 5 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of Subscriber shall be limited to the net proceeds received by Subscriber from the sale of Subscribed Shares or Ordinary Shares issuable upon exercise of the Private Placement Warrants giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission) such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access

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to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses shall be deemed to include, subject to the limitations set forth in this Section 5, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 5(h) from any person or entity who was not guilty of such fraudulent misrepresentation.
(i)   Subscriber may deliver written notice (an “Opt-Out Notice”) to the Company requesting that Subscriber not receive notices from the Company otherwise required by this Section 5; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) the Company shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Subscriber’s intended use of an effective Registration Statement, Subscriber will notify the Company in writing at least two business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 5(i)) and the related suspension period remains in effect, the Company will so notify Subscriber, within one business day of Subscriber’s notification to the Company, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event immediately upon its availability (which notices shall not contain any material, nonpublic information or subject Subscriber to any duty of confidentiality).
(j)   Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation, warranty or other information made or provided by any person, firm or corporation, other than the statements, representations and warranties expressly contained in Section 3 of this Subscription Agreement, in making its investment or decision to invest.
(k)   For purposes of this Section 5, (i) “Subscriber” shall include any person to whom the rights under this Section 5 shall have been duly assigned, (ii) “Subscribed Shares” shall mean, as of any date of determination, the Subscribed Shares acquired by Subscriber pursuant to this Subscription Agreement and any other equity security issued or issuable with respect to such Subscribed Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event and (ii) “Private Placement Warrants” shall mean, as of any date of determination, the Private Placement Warrants acquired by Subscriber pursuant to this Subscription Agreement.
6.   Termination.   This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of the Company and Subscriber to terminate this Subscription Agreement, or (c) January 16, 2023 (the “Outside Date”); provided, that nothing herein will relieve any party from liability for any willful breach hereof (including, for the avoidance of doubt, a Subscriber’s willful breach of Section 2(c) of this Subscription Agreement with respect to its representations, warranties and covenants as of the date of the Closing) prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of the Business Combination Agreement promptly after the termination thereof. For the avoidance of doubt, if any termination hereof occurs after the delivery by Subscriber of the Subscription Amount for the Subscribed Shares and the Private Placement Warrants, the Company shall promptly (but not later than five business days thereafter) return the Subscription Amount to Subscriber by wire transfer of immediately available funds to the account specified by Subscriber without any deduction for or on account of any tax, withholding, charges, or set-off.
7.   No Short Sales.   Subscriber hereby agrees that, from the date of this Subscription Agreement until the Closing Date (or earlier termination of this Subscription Agreement), neither Subscriber nor any Person acting on behalf of Subscriber or pursuant to any understanding with the Subscriber will engage in any Short Sales (as defined below) with respect to securities of the Company, as applicable. For purposes of this Section 7, “Short Sales” shall mean all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all short positions effected through any direct or indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements),

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forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), or sales or other short transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, (i) nothing in this Section 7 shall prohibit other entities under common management with Subscriber that have no knowledge of this Subscription Agreement or of Subscriber’s Subscription (including Subscriber’s controlled affiliates and/or affiliates) from entering into any Short Sales and (ii) in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers or desks managing other portions of such Investor’s assets, the limitations set forth in the first sentence of this Section 7 shall only apply with respect to the portion of assets managed by the portfolio managers or desks that made the investment decision to purchase the Subscribed Shares and Private Placement Warrants covered by this Subscription Agreement.
8.   Trust Account Waiver.   Subscriber hereby acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the public shareholders of the Company and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (i) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, in each case, to the extent such claim arises as a result of, in connection with or relating in any way to this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (ii) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company, and (iii) will not seek recourse against the Trust Account for any reason whatsoever; provided however, that nothing in this Section 8 shall be deemed to limit any Subscriber’s right to distributions or redemptions from the Trust Account in accordance with the Company’s amended and restated memorandum and articles of association in respect of any redemptions by Subscriber of its Class A Shares currently outstanding on the date hereof and acquired by any means other than pursuant to this Subscription Agreement. Subscriber agrees not to seek recourse or make or bring any action, suit, claim or other proceeding against the Trust Account as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby, the Subscribed Shares or the Private Placement Warrants regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. Subscriber acknowledges and agrees that it shall not have any redemption rights with respect to the Subscribed Shares or the Private Placement Warrants pursuant to the Company’s organizational documents in connection with the Transaction or any other business combination, any subsequent liquidation of the Trust Account, the Company or otherwise. In the event Subscriber has any claim against the Company as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby, the Subscribed Shares or the Private Placement Warrants, it shall pursue such claim solely against the Company and its assets outside the Trust Account and not against the Trust Account or any monies or other assets in the Trust Account.
9.   Miscellaneous.
(a)   All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, on the date of transmission to such recipient; (iii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 9(a).
(b)   Subscriber acknowledges that the Company will rely on the acknowledgments, understandings, agreements, representations and warranties made by Subscriber contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth

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herein are no longer accurate in all material respects. The Company acknowledges that Subscriber and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement.
(c)   Each of the Company and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party as requested or required by law, rule or regulation in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided that, with respect to production by the Company, such party will provide Subscriber with at least three Business Days’ prior written notice of such production to the extent legally permissible and subject to Section 9(s).
(d)   Regardless of whether the Closing occurs, Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.
(e)   Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares and the Private Placement Warrants acquired hereunder, if any) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder solely in connection with the consummation of the Transaction and exclusively to another entity under the control of, or under common control with, the Company). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more qualified funds (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of Subscriber) or, with the Company’s prior written consent, to another person, provided that no such assignment shall relieve the original Subscriber of its obligations hereunder if any such assignee fails to perform such obligations, unless the Company has given its prior written consent to such relief, and such assignee agrees in writing to be bound by the terms hereof.
(f)   [Reserved.]
(g)   All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.
(h)   The Company may request from Subscriber such additional information as the Company may reasonably determine necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares and the Private Placement Warrants, to register the resale of the Subscribed Shares and the Ordinary Shares issuable upon exercise of the Private Placement Warrants or otherwise consummate or evidence the transaction contemplated by this Subscription Agreement, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures provided that Company agrees to keep any such information provided by Subscriber confidential other than as necessary to include in any registration statement the Company is required to file hereunder or in connection herewith. Subscriber acknowledges and agrees that if it does not provide the Company with such requested information, the Company may not be able to register the Subscribed Shares and the Ordinary Shares issuable upon exercise of the Private Placement Warrants for resale pursuant to Section 5 hereof. Subscriber hereby agrees that the Subscription Agreement, as well as the nature of Subscriber’s obligations hereunder, may be disclosed in any public announcement or disclosure required by the Commission and in any registration statement, proxy statement, consent solicitation statement or any other Commission filing to be filed by the Company in connection with the issuance of the Subscribed Shares and the Private Placement Warrants contemplated by this Subscription Agreement and/or the Transaction, in each case without Subscriber’s prior written consent.
(i)   This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by each of the parties hereto; provided, that this Subscription Agreement may be amended, modified, waived or terminated with the written consent of the Company and the holders then committed to purchase a majority of the Aggregate Subscribed Shares to be purchased at the Closing, including each holder (which includes Subscriber, its affiliates and accounts and funds controlled or managed by Subscriber or its affiliates) then committed to purchase at least $[   ] of the Aggregate Subscribed Shares (or, if after the Closing, the Company and the holders then holding a majority of the then outstanding Aggregate Subscribed Shares. Upon the effectuation of such waiver, modification, amendment

A-E-19

or termination in conformance with this Section 9(i), such amendment, modification, waiver or termination shall be binding on Subscriber and effective as to all of this Subscription Agreement. The Company shall promptly give written notice thereof to Subscriber if Subscriber has not previously consented to such amendment, modification, waiver or termination in writing; provided that the failure to give such notice shall not affect the validity of such amendment, modification, waiver or termination. Notwithstanding anything to the contrary herein, (i) any amendment, modification or waiver that has a disproportionate effect on Subscriber (considered apart from any disproportionate effect owing to the aggregate amount of the Subscribed Shares held by such Subscriber), relative to any of the Other Subscribers shall require the consent of Subscriber and (ii) any amendment to Section 5 or Section 6 of this Subscription Agreement shall require the consent of Subscriber.
(j)   This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties hereto, with respect to the subject matter hereof, except that any confidentiality agreement with respect to the undersigned or its affiliates shall remain in full force and effect following the amendment, modification, waiver or termination of this Subscription Agreement.
(k)   Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. In addition to, and notwithstanding anything contained herein to the contrary, (i) the Company acknowledges and agrees that Zura is a third-party beneficiary of the acknowledgments, understandings, agreements, covenants, representations and warranties made by the Company contained in this Subscription Agreement, and (ii) the Subscriber acknowledges and agrees that Zura is a third-party beneficiary of the acknowledgments, understandings, agreements, covenants, representations and warranties made by the Subscriber contained in this Subscription Agreement. Each of the parties hereto shall be entitled to seek and obtain equitable relief, without proof of actual damages, including an injunction or injunctions or order for specific performance to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement to cause Subscriber to fund the Subscription Amount and cause the Closing to occur if the conditions in Section 2 this Subscription Agreement have been satisfied or, to the extent permitted by applicable law, waived by the applicable party entitled to waive any such condition. Each party hereto further agrees that neither the parties hereto nor Zura shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9(k), and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
(l)   If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect. Prior to or at the Closing, Subscriber shall deliver to the Company a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.
(m)   This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf or any other form of electronic delivery (including any electronic signature complying with U.S. federal ESIGN Act of 2000)) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(n)   The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto and Zura shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled to seek at law, in equity, in contract, in tort or otherwise. The parties hereto further agree not to assert that a remedy of specific enforcement pursuant to this Section 9(n) is unenforceable, invalid, contrary to applicable law or inequitable for any reason and to waive any defenses

A-E-20

in any action for specific performance, including the defense that a remedy at law would be adequate. In addition, the prevailing party in any action to enforce the provisions of this agreement shall be entitled to fees and expenses incurred in connection therewith. The parties acknowledge and agree that this Section 9(n) is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Subscription Agreement.
(o)   This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other jurisdiction.
(p)   EACH PARTY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.
(q)   The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the state courts of New York or in the federal courts located in the state and county of New York (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Notwithstanding the foregoing, a final judgement in any such action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereby irrevocably waives all claims of immunity from jurisdiction and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 9(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.
(r)   This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, shareholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Subscription Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.
(s)   The Company shall, by 9:00 a.m., Eastern Time, on or before the fourth Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated hereby (and by the Other Subscription Agreements), the Transaction and any other material, nonpublic information that the Company has provided to Subscriber at any time prior to the filing of the Disclosure Document. Notwithstanding the foregoing, or anything contained to the contrary in Section 9(c), the Company shall not publicly disclose the name of Subscriber or any affiliate or investment advisor of Subscriber, or include

A-E-21

the name of Subscriber or any affiliate or investment advisor of Subscriber in any press release or in any filing with the Commission or any regulatory agency or trading market, without the prior written consent (including by e-mail) of Subscriber, except as required by the federal securities laws, rules or regulations and to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under NYSE regulations, in which case the Company shall provide Subscriber with reasonable prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with Subscriber regarding such disclosure. Subscriber hereby consents to the publication and disclosure in any Form 8-K or Form 6-K filed by the Company with the Commission, in any filing with the Commission made in connection with the Business Combination Agreement and the Transaction, including any proxy statement, prospectus or registration statement related thereto or any other filing with the Commission pursuant to applicable securities laws, of Subscriber’s name and identity and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Subscription Agreement and, if deemed required or appropriate by the Company, a copy of this Subscription Agreement. Any such disclosure under the foregoing two sentences shall be made only after the Company as soon as practicable notifies Subscriber of such requirement to disclose (except where prohibited by applicable law, legal process or regulatory request). The Company shall provide a draft of any proposed disclosures under this Section 9(s) to subscriber reasonably in advance of the release of such disclosures, but in no event less than one Business Day prior to release, and shall consider in good faith any revisions to such disclosure proposed by Subscriber. Notwithstanding the foregoing or anything contained to the contrary in Section 9(c), the Company may make disclosures to an auditor or governmental or regulatory authority pursuant to any routine investigation, inspection, examination or inquiry without providing Subscriber with any notification thereof, unless Subscriber is the subject of any such investigation, inspection, examination or inquiry (in which case the preceding sentence shall govern).
(t)   The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares and the Private Placement Warrants pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares and the Private Placement Warrants or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.
[Signature pages follow.]

A-E-22

IN WITNESS WHEREOF, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.
JATT ACQUISITION CORP
By:

Name:
Someit Sidhu

Title:
Chief Executive Officer

Address for Notices:
PO Box 309, Ugland House,
Grand Cayman, Cayman Islands
Signature Page to JATT Acquisition Corp Subscription Agreement

A-E-23

SUBSCRIBER:
Signature of Subscriber:
By:
Name:
Title:
Date:
Name of Subscriber:

(Please print. Please indicate name and
capacity of person signing above)

Name in which shares are to be registered
(if different):
Email Address:

Subscriber’s EIN:

Jurisdiction of residency:
Number of Subscribed Shares subscribed for:
Price Per Subscribed Share and Private Placement Warrant:   $10.00
Subscription Amount:   $
You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in the Closing Notice.
Signature Page to JATT Acquisition Corp Subscription Agreement

A-E-24

EXHIBIT A
Private Placement Warrant Schedule
Signature Page to JATT Acquisition Corp Subscription Agreement

A-E-25

ANNEX A
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER
This Annex A should be completed and signed by Subscriber
and constitutes a part of the Subscription Agreement.
A.
QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)

☐
Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

B.
FINRA INSTITUTIONAL INVESTOR STATUS (Please check the box)

☐
Subscriber is a “institutional investor” (as defined in FINRA Rule 2111).

C.
ACCREDITED INVESTOR STATUS (Please check the box)

☐
Subscriber is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”

D.
NON-U.S. PERSON STATUS (Please check the box)

☐
Subscriber is a non-U.S. person located outside of the United States.

E.
AFFILIATE STATUS

(Please check the applicable box)
SUBSCRIBER:
☐
is:

☐
is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.
Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”
☐
(1) Any bank, registered broker or dealer, insurance company, registered investment company, private business development company, or small business investment company;

☐
(2) Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐
(3) Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment advisor makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐
(4) Any corporation, similar business trust, partnership or any organization described in Section 501(c)(3) of the Internal Revenue Code, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐
(5) Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐
(6) Any entity, of a type not listed in items (1), (2), (3), (4), or (5) herein, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000; or

A-E-26

☐
(7) Any “family office,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940: (i) with assets under management in excess of $5,000,000, (ii) that is not formed for the specific purpose of acquiring the securities offered, and (iii) whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment.

F.
FINRA INSTITUTIONAL ACCOUNT STATUS

(Please check the applicable subparagraphs):
☐
Subscriber is an “institutional account” under FINRA Rule 4512(c).

☐
Subscriber is not an “institutional account” under FINRA Rule 4512(c).

SUBSCRIBER:
Print Name:
By:
Name:
Title:

A-E-27

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, fraud or the consequences of committing a crime. The Existing MAA provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.
We have entered into indemnification agreements with each of our officers and directors a form of which is filed as Exhibit 10.4 to our Registration Statement on Form S-1 that was declared effective by the SEC on July 13, 2021. These agreements require us to indemnify these individuals to the fullest extent permitted under Cayman Islands law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.
Pursuant to the Business Combination Agreement filed as Exhibit 2.1 to this Registration Statement, we have agreed to continue to indemnify our current directors and officers and have agreed to the continuation of director and officer liability insurance covering our current directors and officers.
It is anticipated that the New JATT board will, in connection with consummating the Business Combination, approve and direct New JATT to enter into customary indemnification agreements with the persons intended to serve as directors and executive officers of New JATT following the Business Combination.
Item 21.   Exhibits and Financial Statements Schedules
Exhibit	Description
2.1#	Business Combination Agreement, dated as of June 16, 2022, by and among JATT Acquisition Corp., JATT Merger Sub, JATT Merger Sub 2, Zura Holding, Ltd. and Zura Bio Limited (included as Annex A to the proxy statement/prospectus contained in this registration statement).***
2.2	First Amendment dated as of September 20, 2022 to the Business Combination Agreement by and among JATT Acquisition Corp, JATT Merger Sub, JAT Merger Sub 2. and Zura Holding, Ltd. and Zura Bio Limited.
3.1	Amended and Restated Memorandum and Articles of Association of JATT Acquisition Corp. (incorporated by reference to Exhibit 3.1 of JATT’s Current Report on Form 8-K (File No.), filed with the SEC on July 16, 2021).***
3.2	Form of Second Amended and Restated Memorandum and Articles of Association of Zura Bio Limited.***
4.1	Specimen Unit Certificate of JATT Acquisition Corp (incorporated by reference to Exhibit 4.1 of JATT’s Form S-1 (File No. 333-257120), filed with the SEC on on June 15, 2021).***
4.2	Specimen ordinary share Certificate of JATT Acquisition Corp (incorporated by reference to Exhibit 4.2 of JATT’s Form S-1 (File No. 333-257120), filed with the SEC on on June 15, 2021).***
4.3	Specimen Warrant Certificate of JATT Acquisition Corp (incorporated by reference to Exhibit 4.3 of JATT’s Form S-1 (File No. 333-257120), filed with the SEC on June 15, 2021).***

Exhibit	Description
4.4	Warrant Agreement, dated as of July 13, 2021, by and between JATT Acquisition Corp and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 of JATT’s Current Report on Form 8-K (File No. 001-40598), filed with the SEC on July 19, 2021).***
4.5	Specimen Share Certificate of New JATT.***
4.6	Specimen Warrant Certificate of New JATT.***
5.1+	Opinion of Maples and Calder (Cayman) LLP regarding the validity of the securities.
5.2+	Opinion of Loeb & Loeb LLP.
8.1	Tax Opinion of McDermott Will & Emery LLP.
10.1	Form of Letter Agreement, by and among JATT Acquisition Corp and each of JATT Ventures, L.P. and the officers and directors of JATT (incorporated by reference to Exhibit 10.1 of JATT’s Form S-1 (File No. 333-257120), filed with the SEC on June 15, 2021).***
10.2	Investment Management Trust Agreement, dated as of July 16, 2021, by and between JATT Acquisition Corp and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.1 of JATT’s Current Report on Form 8-K (File No. 001-40598), filed with the SEC on July 19, 2021).***
10.3	Registration Rights Agreement, dated July 16, 2021, by and among JATT Acquisition Corp, JATT Ventures, L.P. and certain security holders (incorporated by reference to Exhibit 10.2 of JATT’s Current Report on Form 8-K (File No. 001-40598), filed with the SEC on July 19, 2021).***
10.4	Administrative Services Agreement, dated July 16, 2021, between JATT Acquisition Corp and JATT Ventures, L.P. (incorporated by reference to Exhibit 10.3 of JATT’s Current Report on Form 8-K (File No. 001-40598), filed with the SEC on July 19, 2021).***
10.5	Form of Indemnity Agreement.***
10.6	Form of Amended and Restated Registration Rights Agreement, by and among JATT Acquisition Corp. and the parties thereto. (included as Exhibit A to the Business Combination Agreement dated June 16, 2022 contained in this registration statement).***
10.7
Sponsor Support Agreement, dated as of June 16, 2022, by and among JATT Acquisition Corp and certain shareholders. (included as Exhibit B to the Business Combination Agreement dated June 16, 2022 contained in this registration statement).***

10.8
Company Shareholder Support Agreement, dated as of June 16, 2022, by and among JATT Acquisition Corp, Zura Holding Company and Zura Bio Ltd. (included as Exhibit C to the Business Combination Agreement dated June 16, 2022 contained in this registration statement).***

10.9	Lock-Up Agreement dated as of June 16, 2022 (included as Exhibit D to the Business Combination Agreement dated June 16, 2022 contained in this registration statement).***
10.10	Form of Subscription Agreement (included as Exhibit E to the Business Combination Agreement dated June 16, 2022 contained in this registration statement).***
10.11*	Form of 2022 Zura Bio Equity Incentive Plan.
10.12*+	Form of 2022 Zura Bio Employee Share Purchase.
10.13	Investment Agreement between Hana Immunotherapeutics LLC and Zura Bio, Ltd., dated February 20, 2022.***
10.14**	License Agreement between Zura Bio Limited and Pfizer Inc., dated March 22, 2022.***
10.15*+	Service Agreement between Zura Bio Limited and Oliver Jacob Levy, dated June 2, 2022.
10.16*	Share Option Agreement between Zura Bio Limited and Sandeep Kulkarni, dated June 8, 2022.***
10.17**	License Agreement between Zura Bio Limited and Lonza Sales AG, dated July 22, 2022.

Exhibit	Description
10.18	Sponsor Forfeiture Agreement dated June 16, 2022.***
10.19	Forward Purchase Agreement dated August 5, 2021 between JATT Acquisition Corp. and Athanor Master Fund LP (incorporated by reference to Exhibit 10.1of JATT’s Quarterly Report on Form 10-Q (File No. 001-40598), filed with the SEC on November 19, 2021)***
10.20	Forward Purchase Agreement dated August 5, 2021 between JATT Acquisition Corp. and Athanor International Master Fund LP. (incorporated by reference to Exhibit 10.2 of JATT’s Quarterly Report on Form 10-Q (File No. 001-40598), filed with the SEC on November 19, 2021)***
10.21	Amended Forward Purchase Agreements dated January 27, 2022 between JATT Acquisition Corp. and Athanor Master Fund LP and Athanor International Master Fund LP. (incorporated by reference to Exhibit 10.9 of JATT’s Annual Report on Form 10-K (File No. 001-40598), filed with the SEC on April 11, 2022)***
21.1	List of Subsidiaries of JATT Acquisition Corp.***
21.2	List of Subsidiaries of Zura Bio Limited.
23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Zura.
23.2	Consent of Marcum LLP, independent registered public accounting firm of JATT.
23.3	Consent of Vantage Point Advisors Inc.***
23.4+	Consent of Maples and Calder (Cayman) LLP (included in Exhibit 5.1).
23.5+	Consent of Loeb & Loeb LLP (included in Exhibit 5.2).
23.6	Consent of McDermott Will & Emery LLP (included in Exhibit 8.1)
24.1	Power of Attorney (included on signature page to this proxy statement/prospectus).***
99.1	Consent of Oliver Levy to be named as a director nominee.***
99.2+	Consent of to be named as a director nominee.
99.3+	Consent of to be named as a director nominee.
99.4	Consent of Sandeep Kulkarni to be named as a director nominee.***
99.5+	Form of Preliminary Proxy Card.
101.INS	XBRL Instance Document.***
101. SCH	XBRL Taxonomy Extension Schema Document.***
101. CAL	XBRL Taxonomy Extension Calculation Linkbase Document.***
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.***
101.LAB	XBRL Taxonomy Extension Labels Linkbase Document.***
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.***
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).***
107	Filing Fee Table.***

*
Indicates management contract or compensatory plan or arrangement.

+
To be filed by amendment.

#
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

**
Portions of this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K.

***
Previously filed.

Item 22.   Undertakings.
The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)
That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 25th day of October, 2022.
JATT Acquisition Corp
By:	/s/ Someit Sidhu Name: Someit Sidhu Title: Chairman and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Someit Sidhu, MD Someit Sidhu, MD	Chairman and Chief Executive Officer (Principal Executive Officer)	October 25, 2022
/s/ Verender S. Badial Verender S. Badial	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	October 25, 2022
* Tauhid Ali, PhD	Director	October 25, 2022
* Javier Cote-Sierra, PhD	Director	October 25, 2022
* Arnout Ploos van Amstel	Director	October 25, 2022
* Graeme Sloan	Director	October 25, 2022
*By: /s/ Verender S. Badial Name: Verender S. Badial Title: Attorney-in-fact